As filed with the Securities and Exchange Commission on February 7, 2025

Registration Statement No: 333-283188

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________________________

Amendment No. 2

to

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

__________________________________________

UINTA INFRASTRUCTURE GROUP CORP.*
(Exact Name of Registrant as Specified in its Charter)

__________________________________________

Delaware	6770	33-1825873
(Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

For co-registrants, see “Table of Co-Registrants” on the following page.

400 W. Morse Boulevard, Suite 220
Winter Park, FL 32789
(321) 972-1583

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive office)

__________________________________________

[•]
(Name, address, including zip code, and telephone number, including area code, of agent for service)

__________________________________________

Copies to:

Michael J. Blankenship Winston & Strawn LLP 800 Capitol Street, Suite 2400 Houston, TX 77002 Tel: (713) 651-2600	Brent Andrewsen Holland & Hart LLP 222 South Main Street, Suite 2200 Salt Lake City, UT 84101 Tel: (801) 799-5800

__________________________________________

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this registration statement becomes effective and on completion of the business combination described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Registrant:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

The Registrant and Co-Registrant hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

____________

*          The Registrant is currently named Uinta Infrastructure Group Corp. In connection with the Business Combination described in the proxy statement/prospectus included in this registration statement, the Registrant plans to change its name to Integrated Rail & Resources Inc.

TABLE OF CO-REGISTRANTS

Exact Name of Co-Registrant as Specified in its Charter(1)(2)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Tar Sands Holdings II, LLC	Utah	6500	46-2068858

____________

(1)      The Co-Registrant has the following principal executive office:

Tar Sands Holdings II, LLC
222 South Main Street, Suite 2200
Salt Lake City, UT 84101

(2)      The agent for service for the Co-Registrant is:

Tar Sands Holdings II, LLC
222 South Main Street, Suite 2200
Salt Lake City, UT 84101

Attn: Manager

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The securities described herein may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED February 7, 2025

PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS
OF INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.

AND

PROSPECTUS FOR UP TO [•] SHARES OF COMMON STOCK AND
[•] WARRANTS OF UINTA INFRASTRUCTURE GROUP CORP.

The board of directors of Integrated Rail and Resources Acquisition Corp., a Delaware corporation (“SPAC,” “Integrated Rail,” “we,” “us” or “our”), has approved an Agreement and Plan of Merger, dated as of August 12, 2024 (as amended by that certain Amendment to and Waiver of Agreement and Plan of Merger, dated November 8, 2024, as further amended by that certain Second Amendment to Agreement and Plan of Merger, dated December 31, 2024, the “Merger Agreement”), by and among (i) SPAC, (ii) Uinta Infrastructure Group Corp., a Delaware corporation (“Holdings”), (iii) Uinta Lower Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Holdings (“Lower Holdings”), (iv) Uinta Merger Co., a Delaware corporation and wholly owned subsidiary of Holdings (“SPAC Merger Sub”), (v) Uinta Merger LLC, a Delaware limited liability company and wholly owned subsidiary of Lower Holdings (“Company Merger Sub,” and together with SPAC Merger Sub, the “Merger Subs;” the Merger Subs, SPAC, Lower Holdings and Holdings are collectively referred to herein as the “SPAC Parties”), (vi) Tar Sands Holdings II, LLC, a Utah limited liability company (the “Company” or “TSII”), and (vii) Endeavor Capital Group, LLC (the “Company Member Representative”). Each of SPAC, Lower Holdings, Holdings, SPAC Merger Sub, Company Merger Sub, the Company and the Company Member Representative, is sometimes referred to herein individually as a “Party,” and they are collectively referred to herein as the “Parties.” Unless otherwise defined herein, capitalized terms used in this proxy statement/prospectus shall have the meanings ascribed to them in the section entitled “Frequently Used Terms.”

Pursuant to the terms of the Merger Agreement, at the Effective Time:

•        SPAC Merger Sub will merge with and into SPAC (the “SPAC Merger”), following which (a) the separate corporate existence of SPAC Merger Sub shall cease, (b) SPAC shall continue as the surviving corporation in the SPAC Merger, (c) SPAC shall become a wholly owned subsidiary of Holdings, and (d) the security holders of SPAC shall receive substantially equivalent securities of Holdings. SPAC as the surviving corporation after the SPAC Merger is hereinafter sometimes referred to as “SPAC Surviving Subsidiary.”

•        The Company Merger Sub will merge with and into the Company (the “Company Merger,” and together with the SPAC Merger, the “Mergers”) following which (a) the separate corporate existence of Company Merger Sub shall cease, (b) the Company shall continue as the surviving entity in the Company Merger, and (c) members of the Company will receive cash. The Company as the surviving entity after the Company Merger is hereinafter sometimes referred to as “Surviving Company.”

•        All the property, rights, agreements, privileges, powers and franchises of SPAC Merger Sub and Company Merger Sub shall vest in SPAC Surviving Subsidiary and Surviving Company, respectively.

•        All debts, liabilities and duties of SPAC Merger Sub and Company Merger Sub shall become the debt, liabilities and duties of SPAC Surviving Subsidiary and Surviving Company, respectively.

Further, at the Effective Time, by virtue of the Company Merger, and without any action on the part of any Party or any action on the part of the holders of securities of any Party:

•        Company Membership Interests:    Each issued and outstanding Company Membership Interest (other than the Rollover Interests) shall be converted automatically into, and thereafter represent, the right to receive, and the holder of such Company Membership Interest shall be entitled to receive, the Company Merger Consideration, as shall be set forth on a schedule to be delivered to SPAC by the Company at least five days prior to date of the closing of the Mergers (the “Closing,” and such date, the “Closing Date”).

•        Company Merger Sub Limited Liability Company Interests:    All of the limited liability company interests of Company Merger Sub that are issued and outstanding immediately prior to the Effective Time shall thereupon be converted into and become one Surviving Company Unit (as defined in the Merger Agreement).

Further, by virtue of the SPAC Merger and without any action on the part of any Party or any action on the part of the holders of securities of any Party:

•        SPAC Units:    Immediately prior to the Effective Time, every issued and outstanding unit of SPAC (the “SPAC Unit”) shall be automatically separated and the holder thereof shall be deemed to hold one share of Class A common stock of SPAC, par value $0.0001 per share (the “SPAC Class A Common Stock”), and one-half of one whole warrant entitling the holder to purchase one share of SPAC Class A Common Stock for $11.50 per share (the “SPAC Public Warrant”) in accordance with the terms of the applicable SPAC Unit.

•        SPAC Common Stock:    Each share of SPAC Class A Common Stock and each share of Class B common stock of SPAC, par value $0.0001 per share (the “SPAC Class B Common Stock” or “Founder Shares,” and together with the SPAC Class A Common Stock, the “SPAC Common Stock”) issued and outstanding as of the Effective Time shall, at the Effective Time, be converted automatically into and thereafter represent the right to receive one share of Class A common stock of Holdings, par value $0.0001 per share (the “Holdings Common Stock”), following which all shares of SPAC Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of shares of SPAC Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided in the Merger Agreement or by Law (as defined in the Merger Agreement).

•        SPAC Warrants:    At the Effective Time, and pursuant to the SPAC Warrant Agreement, as amended by the Warrant Amendment (as defined in the Merger Agreement), each issued and outstanding SPAC Public Warrant and each issued and outstanding SPAC Private Warrant shall be converted into one Holdings Public Warrant and one Holdings Private Warrant (together with the Holdings Public Warrants, the “Holdings Warrants”), respectively, of like tenor, in each case. The SPAC Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Holdings Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the SPAC Warrant Agreement (and in the SPAC Private Warrants Purchase Agreement, in the case of the Holdings Private Warrants), except as set forth in the Warrant Amendment, including, without limitation, that the Holdings Warrants shall represent the right to acquire shares of Holdings Common Stock in lieu of shares of SPAC Class A Common Stock.

•        Treasury Stock:    At the Effective Time, if there are any shares of capital stock of SPAC that are owned by SPAC as treasury shares, such shares shall be canceled and extinguished without any conversion thereof or consideration therefor.

•        SPAC Merger Sub Stock:    At the Effective Time, each share of common stock of SPAC Merger Sub outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of SPAC Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted, and such shares shall constitute the only outstanding shares of capital stock of SPAC Surviving Subsidiary.

Further, at the Effective Time, by virtue of the Mergers and without any action on the part of any Party or any action on the part of the holders of securities of any Party:

•        Securities of Holdings:    All of the shares of Holdings issued and outstanding immediately prior to the Effective Time (other than the Company Common Stock Consideration (as defined below)) shall be canceled and extinguished without any conversion thereof or consideration therefor.

The Merger Agreement provides that immediately prior to the Closing, and pursuant to the Rollover Agreement to be entered into by and between each holder of the Company Membership Interests (the “Company Members”) and Holdings, the Company Members will contribute the Rollover Interests to Holdings in exchange for the Company Common Stock Consideration or, as applicable, the Company Member Redemption Consideration. The “Company Common Stock Consideration” means 800,000 shares of Holdings Common Stock at a value of $10.00 per share issued to the Company Members pursuant to the Rollover Agreement. The Company Member Redemption Consideration will be an amount in cash equal to $8 million. Additionally, the Company Merger Consideration shall be an amount in cash equal to (a) an Enterprise Value of $20 million, minus the Company Common Stock Consideration Amount of $8 million, minus (b) the Closing Company Indebtedness. Upon the consummation of the Business Combination, Holdings will become the public reporting company and Holdings will be renamed Integrated Rail & Resources Inc.

Notwithstanding the foregoing, no fractional Holdings Common Stock will be issued. Instead of the issuance of any fractional share, each Person or entity that would otherwise be entitled to a fraction of a share of Holdings Common Stock (after aggregating all fractional shares of Holdings Common Stock that otherwise would be received by such Person or entity) shall have the number of Holdings Common Stock issued to such Person or entity rounded up in the aggregate to the nearest whole number of Holdings Common Stock.

The Merger Agreement includes a covenant that each of the Company, SPAC and Holdings shall use their commercially reasonable best efforts to enter into and consummate subscription agreements with investors relating to a private placement of shares in the Company, SPAC, or Holdings, the issuance of convertible or non-convertible debt, or the entry into backstop arrangements with potential investors in a minimum amount equal to Available Closing Date Cash (as defined below), provided that the terms of any such private placement or backstop arrangement must be mutually agreeable to, and approved in advance in writing by, each of the Company, SPAC and Holdings (an “Anticipated Financing”). “Available Closing Date Cash” means, as of immediately prior to the Closing, an aggregate amount equal to the result of (without duplication) (i) the cash to be released from the Trust Account (as defined in the Merger Agreement) net of any redemptions of SPAC Common Stock by any redeeming SPAC Stockholders, plus (ii) the net proceeds raised by Company, SPAC and/or Holdings in any Anticipated Financing, including, for the avoidance of doubt, any Anticipated Financing obtained on or prior to the Closing Date, plus (iii) an amount of cash sufficient to operate Surviving Company for twelve (12) months post-Closing. Any Available Closing Date Cash shall be used to fund the Company Merger Cash Consideration, fund cap ex of Surviving Company, repayment of approximately $6.09 million of Indebtedness (as defined in the Merger Agreement) of Holdings, pay Outstanding Transaction Expenses (as defined in the Merger Agreement) and, to the extent any Available Closing Date Cash remains thereafter, perform the Company Member Redemption.

In connection with the execution and delivery of the Merger Agreement, (i) the Sponsor (as defined below) entered into a support agreement with the other parties thereto (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor agreed to vote its shares in favor of the Business Combination and to otherwise be bound by its respective obligations under the Merger Agreement, and (ii) certain holders of Company Membership Interests entered into a support agreement (the “Company Support Agreement”), pursuant to which, among other things, such holders agreed not to change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the recommendation of the Company Manager in favor of the Business Combination and to otherwise be bound by its respective obligations under the Merger Agreement.

It is anticipated that, upon completion of the Business Combination, (i) 10,415,674 Holdings Common Stock (inclusive of the conversion of SPAC Common Stock into Holdings Common Stock) will be issued, assuming no additional SPAC Class A Common Stock are redeemed in connection with the Business Combination and the Anticipated Financing is funded of approximately $48.21 million with 75% common stock issuance at $10 per share and 25% debt financing; and (ii) 10,408,840 Holdings Common Stock (inclusive of the conversion of SPAC Common Stock into Holdings Common Stock) will be issued, assuming the maximum number of SPAC Class A Common Stock are redeemed in connection with the Business Combination and the Anticipated Financing is funded of approximately $51.45 million with 75% common stock issuance at $10 per share and 25% debt financing. The foregoing amounts will change if the actual facts differ from the assumptions set forth above.

It is anticipated that, upon completion of the Business Combination, (i) 8,004,997 Holdings Common Stock (inclusive of the conversion of SPAC Common Stock into Holdings Common Stock) will be issued, assuming no additional SPAC Class A Common Stock are redeemed in connection with the Business Combination and the Anticipated Financing is funded of approximately $48.21 million with 25% common stock issuance at $10 per share and 75% debt financing; and (ii) 7,836,280 Holdings Common Stock (inclusive of the conversion of SPAC Common Stock into Holdings Common Stock) will be issued, assuming the maximum number of SPAC Class A Common Stock are redeemed in connection with the Business Combination and the Anticipated Financing is funded of approximately $51.45 million with 25% common stock issuance at $10 per share and 75% debt financing. The foregoing amounts will change if the actual facts differ from the assumptions set forth above.

SPAC Units, the SPAC Class A Common Stock and SPAC Public Warrants are publicly traded on the OTC Markets Group Inc. OTC Pink (the “OTC Markets”) under the symbols “IRRXU,” “IRRX,” and “IRRXW,” respectively. Each unit consists of one share of SPAC Common Stock and one-half of one SPAC Public Warrant. Upon consummation of the Business Combination, any SPAC Units then outstanding will automatically separate into its constituent SPAC Class A Common Stock and SPAC Public Warrants.

On [•], 2025, the last reported sale price of the SPAC Class A Common Stock on the OTC Markets was $[•] per share, the last reported sale price of SPAC Public Warrants on the OTC Markets was $[•] per warrant, and the last reported sale price of SPAC Units on the OTC Markets was $[•] per unit. Holdings has applied for listing, to be effective at the time of the Business Combination, of Holdings Common Stock and Holdings Public Warrants on Nasdaq under the proposed symbols “[•]” and “[•].” It is a condition for the consummation of the Business Combination that Holdings receive confirmation from Nasdaq that the Holdings Common Stock and Holdings Public Warrants have been conditionally approved for listing on Nasdaq, but there can be no assurance such listing condition will be met or that Holdings will obtain such confirmation from Nasdaq. If such listing condition is not met or if such confirmation is not obtained, the Business Combination will not be consummated unless the Nasdaq condition set forth in the Merger Agreement is waived by the applicable parties.

Pro Forma Ownership

The following table summarizes the pro forma ownership of Holdings Common Stock immediately following the Business Combination under three redemption scenarios and assuming the Anticipated Financing will be composed of 75% common stock issuance and 25% debt financing: (i) no additional redemptions, (ii) 50% redemptions, and (iii) maximum redemptions.

	No Redemptions		50% Redemptions		Maximum Redemptions
	Shares	Percentage	Shares	Percentage	Shares	Percentage
Holdings Stockholders	800,000	8%	800,000	8%	800,000	8%
SPAC Public Stockholders(2)	249,659	2%	124,830	1%	—	0%
Sponsor and related parties(1)	5,750,000	55%	5,750,000	55%	5,750,000	55%
Anticipated Financing(3)	3,616,014	35%	3,737,427	36%	3,858,840	37%
Total	10,415,673	100%	10,412,257	100%	10,408,840	100%

____________

(1)      Excludes 9,400,000 SPAC Private Warrants held by the Sponsor.

(2)      Excludes 11,500,000 SPAC Public Warrants held by the Sponsor.

(3)      Assumes the Anticipated Financing is represented by 75% common stock issuance at $10 per share and 25% debt financing. “Anticipated Financing” means anticipated financing needed to meet the Available Closing Date Cash requirement estimated to be $48.21 million under No Redemption scenario and $51.45 million under Maximum Redemption scenario, in the form of any of (i) subscription agreements with investors relating to a private placement of shares (including, for the avoidance of doubt, preferred equity) in the Company, SPAC, or Holdings, (ii) the issuance of convertible or non-convertible debt, or (iii) the entry into backstop arrangements with potential investors, in a minimum amount equal to Available Closing Date Cash, provided that the terms of any such private placement or backstop arrangement must be mutually agreeable to, and approved in advance in writing by, each of the Company, SPAC and Holdings. As of the date of this proxy statement/prospectus, no definitive agreements have been entered into with respect to any Anticipated Financing, and there is no guarantee that such financing will be found on favorable terms or at all. Assumes shares that would be issued under required financing to ensure the Available Closing Date Cash requirement would be equity classified and issued at $10 per share.

The following table summarizes the pro forma ownership of Holdings Common Stock immediately following the Business Combination under three redemption scenarios and assuming the Anticipated financing will be composed of 25% common stock issuance and 75% debt financing: (i) no additional redemptions, (ii) 50% redemptions, and (iii) maximum redemptions.

	No Redemptions		50% Redemptions		Maximum Redemptions
	Shares	Percentage	Shares	Percentage	Shares	Percentage
Holdings Stockholders	800,000	10%	800,000	10%	800,000	10%
SPAC Public Stockholders(5)	249,659	3%	124,830	2%	—	0%
Sponsor and related parties(4)	5,750,000	72%	5,750,000	72%	5,750,000	74%
Anticipated Financing(6)	1,205,338	15%	1,245,809	16%	1,286,380	16%
Total	8,004,997	100%	7,920,639	100%	7,836,280	100%

____________

(4)      Excludes 9,400,000 SPAC Private Warrants held by the Sponsor.

(5)      Excludes 11,500,000 SPAC Public Warrants held by the Sponsor.

(6)      Assumes the Anticipated Financing is represented by 25% common stock issuance at $10 per share and 75% debt financing. “Anticipated Financing” means anticipated financing needed to meet the Available Closing Date Cash requirement estimated to be $48.21 million under No Redemption scenario and $51.45 million under Maximum Redemption scenario, in the form of any of (i) subscription agreements with investors relating to a private placement of shares (including, for the avoidance of doubt, preferred equity) in the Company, SPAC, or Holdings, (ii) the issuance of convertible or non-convertible debt, or (iii) the entry into backstop arrangements with potential investors, in a minimum amount equal to Available Closing Date Cash, provided that the terms of any such private placement or backstop arrangement must be mutually agreeable to, and approved in advance in writing by, each of the Company, SPAC and Holdings. As of the date of this proxy statement/prospectus, no definitive agreements have been entered into with respect to any Anticipated Financing, and there is no guarantee that such financing will be found on favorable terms or at all. Assumes shares that would be issued under required financing to ensure the Available Closing Date Cash requirement would be equity classified and issued at $10 per share.

Stockholders will experience additional dilution to the extent Holdings issues additional shares of Holdings Common Stock after the closing of the Business Combination. The table above does not include (i) any Holdings Common Stock that may be issued in connection with any Financing, (ii) 11,500,000 Holdings Common Stock that underlie the SPAC Public Warrants, and (iii) 9,400,000 Holdings Common Stock that underlie Sponsor’s SPAC Private Warrants, and (collectively, the “Dilutive Interests”), in each case because none of the Dilutive Interests are exercisable or issuable immediately following the consummation of the Business Combination. The ownership percentages reflected in the table are based upon the number of Holdings Common Stock and shares of SPAC Class A Common Stock issued and outstanding as of the date of this proxy statement/prospectus.

For more information, please see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal 1 — The Business Combination Proposal — Ownership of Holdings After the Closing.”

Compensation Received by the Sponsor

SPAC’s sponsor is DHIP Natural Resources Investments, LLC, a Delaware limited liability company (the “Sponsor”). In March 2021, the Sponsor paid SPAC $25,000, or approximately $0.003 per share, to cover certain of our formation and operating expenses in consideration for 7,906,250 Founder Shares. In September 2021, Sponsor forfeited 2,156,250 Founder Shares, resulting in the Sponsor holding 5,750,000 Founder Shares, for which it paid approximately $0.004 per share on a post-forfeiture basis. Additionally, upon the closing of our initial public offering (“IPO”) on November 16, 2021, certain anchor investors (the “Anchor Investors”) entered into an agreement (the “Anchor Investor Agreement”) with our Sponsor and certain of its members pursuant to which, subject to the conditions set forth therein, the Anchor Investors purchased, in the aggregate, 1,515,160 Founder Shares. Our Sponsor accordingly cancelled an aggregate of 1,515,160 Founder Shares, which were reissued by SPAC to the Anchor Investors in the IPO. For additional details regarding the Anchor Investors and the Anchor Investor Agreement, see “Certain Relationships and Related Party Transactions — Related Party Transactions of Integrated Rail — SPAC Class B Common Stock/Founder Shares.” As of the date of this proxy statement/prospectus, the Sponsor holds 4,234,840 shares of SPAC Class B Common Stock, equivalent to approximately $[0.006] per share on a post-forfeiture and post-cancellation basis, as described above. Upon the completion of the Business Combination, Sponsor and its affiliates will hold a total of [•] shares of Holdings Common Stock. Additionally, pursuant to the Administrative Services Agreement, through the earlier of consummation of SPAC’s initial business combination or liquidation, it will pay a monthly fee of $10,000 to Sponsor for office space, secretarial and administrative services.

SPAC entered into the Administrative Services Agreement commencing on June 16, 2021, which provides that SPAC will pay the Sponsor $10,000 per month for office space, secretarial and administrative services provided to SPAC. In addition, the Sponsor, officers and directors, or their respective affiliates will be reimbursed for any out-pocket expenses incurred in connection with activities on SPAC’s behalf such as identifying potential target businesses and performing due diligence on possible Business Combination targets. SPAC’s audit committee reviews on a quarterly basis all payments made by SPAC to the Sponsor, executive officers or directors, or their affiliates. Any such payments prior to an initial Business Combination will be made using funds held outside the Trust Account. For the three and nine months ended September 30, 2024 and 2023, SPAC recognized $30,000 and $90,000, respectively, related to the Administrative Services Agreement included in operating expenses on the statement of operations. At September 30, 2024 and December 31, 2023, SPAC owed $90,000 and $0 as reported in accrued expenses on the consolidated condensed balance sheets. See “Summary of Proxy Statement/Prospectus — Compensation Received by the Sponsor” on page 175.

The Sponsor will not receive any compensation in connection with the Business Combination. Since the Sponsor only paid $25,000 for the 4,234,840 shares of SPAC Class B Common Stock it will retain at the closing of the Business Combination (approximately $[0.006] per share) as compared to the $10.00 per share price paid by the public stockholders in the initial public offering of SPAC, the Sponsor will still be able to make a positive rate of return even if the market price of the common stock is very low after the Closing, while a public stockholder who purchased in the initial public offering would only make a positive rate of return if the trading price exceeds $10.00 per share. Because the shares of SPAC Class B Common Stock have already been issued, there will not be a material dilution to the equity interests of non-redeeming stockholders upon consummation of the Business Combination. In addition, the Sponsor also purchased in a private placement 9,400,000 private placement warrants in exchange for a capital contribution of $9,400,000. However, as the private placement warrants have been issued but not yet been exercised, once exercised the private placement warrants could result in substantial dilution to the equity interests of non-redeeming stockholders after the consummation of the Business Combination. See “Interests of the Sponsor and SPAC’s Directors and Officers in the Business Combination” and “Summary of Proxy Statement/Prospectus — Compensation Received by the Sponsor” on page 175.

At Closing, pursuant to the Merger Agreement, Holdings and Lower Holdings shall use a portion of the Available Closing Date Cash to pay or cause to be paid all current and pre-existing transaction expenses of the Sponsor, including the fees and expenses of advisors, legal counsel, accountants, consultants, experts and financial advisers employed by the Sponsor in connection with the Business Combination or any other potential transactions considered by the Sponsor. Holdings currently estimates that the total amount payable for transaction expenses and any outstanding loans or other obligations to the Sponsor is approximately $6.09 million. The reimbursements payable to Sponsor at Closing will not result in a material dilution of the equity interests of non-redeeming SPAC Stockholders.

Conflicts of Interest

Since the Sponsor, its affiliates, representatives and the SPAC officers and directors (the “Sponsor Related Parties”), have interests that are different, or in addition to (and which may conflict with), the interests of the other holders of SPAC Class A Common Stock, a conflict of interest may exist in determining whether the Business Combination with the Company is appropriate. Such interests include that the Sponsor Related Parties will lose their entire investment in SPAC if SPAC does not complete a Business Combination. When you consider the recommendation of the board of directors of SPAC (the “SPAC Board”) in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor Related Parties have interests in such proposal that are different from, or in addition to (and which may conflict with), those of the SPAC Stockholders generally.

These interests may influence SPAC’s directors in making their recommendation that you vote in favor of the Business Combination Proposal, and the Transactions contemplated thereby. These interests were considered by the SPAC Board when it approved the Business Combination. For additional information, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of SPAC’s Directors and Officers in the Business Combination.”

SPAC shareholders are being asked to consider a vote upon the Business Combination and certain Proposals related thereto as described in this proxy statement/prospectus. Proposals to approve the Merger Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the special meeting of shareholders of Integrated Rail and Resources Acquisition Corp. scheduled to be held on [•], 2025 (the “Special Meeting”).

The SPAC Board has approved and adopted the Merger Agreement and recommends that the SPAC shareholders vote FOR all of the Proposals presented to the shareholders at the Special Meeting. When you consider the SPAC Board’s recommendation of these Proposals, you should keep in mind that certain of SPAC’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Interests of SPAC’s Directors and Officers in the Business Combination.”

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Special Meeting. We encourage you to carefully read this entire document, including the annexes. You should, in particular, carefully consider the risk factors described in “Risk Factors” beginning on page 53 of this proxy statement/prospectus.

This proxy statement/prospectus is dated [•], 2025 and is expected to be first mailed or otherwise delivered to SPAC shareholders on or about [•], 2025.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

ADDITIONAL INFORMATION

No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/prospectus describes other than those contained in this proxy statement/prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by SPAC, Holdings, the Company, or any other party to the Merger Agreement. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made under this proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of SPAC, the Holdings, the Company or any other party to the Merger Agreement since the date of this proxy statement/prospectus or that any information contained herein is correct as of any time subsequent to such date.

LETTER TO STOCKHOLDERS OF
INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.

Integrated Rail and Resources Acquisition Corp.
400 W. Morse Boulevard, Suite 220
Winter Park, FL 32789
Tel: (321) 972-1583

To the stockholders of Integrated Rail and Resources Acquisition Corp.:

You are cordially invited to attend the special meeting of stockholders (the “Special Meeting”) of Integrated Rail and Resources Acquisition Corp., a Delaware corporation (“SPAC” or “Integrated Rail”), on [•], 2025 at [•] Eastern Time, via live audio webcast over the internet at [•], or at such other time, on such other date and at such other place to which the Special Meeting may be adjourned, for the purpose of voting on Integrated Rail’s proposed business combination with Tar Sands Holdings II, LLC (the “Company” or “TSII”) and the other matters described in the accompanying proxy statement/prospectus. You will be able to attend, vote your shares and submit questions during the Special Meeting via a live webcast available at the website address above. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the section entitled “Frequently Used Terms” in the accompanying proxy statement/prospectus.

At the Special Meeting, you will be asked to consider and vote upon the following proposals (the “Proposals”):

1.      The Business Combination Proposal — to consider and vote upon a proposal (a) to approve and adopt the Agreement and Plan of Merger (as amended by that certain Amendment to and Waiver of Agreement and Plan of Merger, dated November 8, 2024, as further amended by that certain Second Amendment to Agreement and Plan of Merger, dated December 31, 2024, the “Merger Agreement”), by and among (i) SPAC, (ii) Holdings, (iii) Uinta Lower Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Holdings (“Lower Holdings”), (iv) Uinta Merger Co., a Delaware corporation and wholly owned subsidiary of Holdings (“SPAC Merger Sub”), (v) Uinta Merger LLC, a Delaware limited liability company and wholly owned subsidiary of Lower Holdings (“Company Merger Sub,” and together with SPAC Merger Sub, the “Merger Subs;” the Merger Subs, SPAC, Lower Holdings and Holdings are collectively referred to herein as the “SPAC Parties”), (vi) the Company, and (vii) Endeavor Capital Group, LLC (the “Company Member Representative”), a copy of which is attached to the accompanying proxy statement/prospectus as Annexes A and A-1, and (b) to approve the Transactions, including the Mergers, and Business Combination (the “Business Combination Proposal”).

2.      The Organizational Documents Proposal — to approve and adopt, assuming the Business Combination Proposal is approved and adopted, the proposed Amended and Restated Holdings Certificate of Incorporation, a copy of which is attached to the accompanying proxy statement/prospectus as Annex B, as the charter for the post-Business Combination company, which, if approved, would take effect substantially concurrently with the Effective Time (the “Organizational Documents Proposal”);

3.      The Advisory Governance Proposals — to consider and vote to approve, on a non-binding advisory basis, certain governance provisions in the Amended and Restated Holdings Certificate of Incorporation in the form attached to the accompanying proxy statement/prospectus as Annex B, and these proposals are being presented in accordance with the requirements of the U.S. Securities and Exchange Commission (the “SEC”) as five separate sub-proposals (collectively, the “Advisory Governance Proposals”);

4.      The Election of Directors Proposal — to consider and vote upon a proposal to elect, effective at the Closing, five directors to serve on the new Holdings Board until the 2025 annual meeting of stockholders, and until their respective successors are duly elected and qualified (the “Election of Directors Proposal”);

5.      The Nasdaq Proposal — to consider and vote upon a proposal to approve, for purposes of complying with the applicable listing rules of The Nasdaq Stock Market LLC, the issuance of shares of Holdings Common Stock pursuant to the Merger Agreement in connection with the Business Combination (the “Nasdaq Proposal”);

6.      The Incentive Plan Proposal — to consider and vote upon a proposal to approve the equity incentive plan, in the form attached to the accompanying proxy statement/prospectus as Annex D (the “Incentive Plan Proposal”);

7.      The NTA Proposal — to consider and vote on the approval and adoption of certain amendments to the SPAC Charter (as defined herein), which amendments (the “NTA Amendments”) shall be effective, if adopted and implemented by SPAC, prior to the consummation of the proposed Business Combination, to remove from the SPAC Charter requirements limiting SPAC’s ability to redeem issued and outstanding shares of SPAC Class A Common Stock held by public stockholders and consummate an initial business combination if the amount of such redemptions would cause SPAC to have less than $5,000,001 in net tangible assets (“NTA”) (the “NTA Proposal”); and

8.      The Adjournment Proposal — to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve one or more Proposals presented to the SPAC Stockholders for vote (the “Adjournment Proposal”).

Each of the Business Combination Proposal, the Nasdaq Proposal, the Organizational Documents Proposal, and the Incentive Plan Proposal is cross conditioned on the approval of each other. The Business Combination Proposal is not conditioned on the separate approval of the Advisory Governance Proposals as the Advisory Governance Proposals are advisory votes and are not binding. Regardless of the outcome of the non-binding advisory vote on the Advisory Governance Proposals, the Amended and Restated Holdings Certificate of Incorporation will take effect upon the Closing. The NTA Proposal is conditioned upon the approval of the Business Combination Proposal, such that if the Business Combination Proposal is not approved, then the NTA Proposal will have no effect, even if approved by SPAC Stockholders. The Adjournment Proposal is not conditioned upon the approval of any other Proposal set forth in the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of SPAC (the “SPAC Board”) has (a) approved and adopted the Merger Agreement and approved the Transactions, (b) approved the other Proposals described in this proxy statement/prospectus, and (c) determined that it is advisable to consummate the Business Combination.

Upon the consummation of the Business Combination, Holdings will become the public reporting company and Holdings will be renamed Integrated Rail & Resources Inc. Holdings is offering up to (i) [•] shares of Holdings Common Stock, par value $0.0001 per share (“Holdings Common Stock”) and (ii) [•] warrants to purchase Holdings Common Stock (“Holdings Public Warrants”) in the Business Combination. Holdings intends to apply to list the Holdings Common Stock and Holdings Public Warrants on The Nasdaq Stock Market LLC with the ticker symbols “[•]” and “[•]” respectively.

On August 12, 2024, Integrated Rail and Resources Acquisition Corp. entered into the Merger Agreement by and among (i) SPAC, (ii) Holdings, (iii) Lower Holdings, (iv) SPAC Merger Sub, (v) Company Merger Sub, (vi) the Company, and (vii) the Company Member Representative.

Pursuant to the terms of the Merger Agreement, at the Effective Time:

•        SPAC Merger Sub will merge with and into SPAC (the “SPAC Merger”), following which (a) the separate corporate existence of SPAC Merger Sub shall cease, (b) SPAC shall continue as the surviving corporation in the SPAC Merger, (c) SPAC shall become a wholly owned subsidiary of Holdings, and (d) the security holders of SPAC shall receive substantially equivalent securities of Holdings. SPAC as the surviving corporation after the SPAC Merger is hereinafter sometimes referred to as “SPAC Surviving Subsidiary.”

•        The Company Merger Sub will merge with and into the Company (the “Company Merger,” and together with the SPAC Merger, the “Mergers”) following which (a) the separate corporate existence of Company Merger Sub shall cease, (b) the Company shall continue as the surviving entity in the Company Merger, and (c) members of the Company will receive cash. The Company as the surviving entity after the Company Merger is hereinafter sometimes referred to as “Surviving Company.”

•        All the property, rights, agreements, privileges, powers and franchises of SPAC Merger Sub and Company Merger Sub shall vest in SPAC Surviving Subsidiary and Surviving Company, respectively.

•        All debts, liabilities and duties of SPAC Merger Sub and Company Merger Sub shall become the debt, liabilities and duties of SPAC Surviving Subsidiary and Surviving Company, respectively.

Further, at the Effective Time, by virtue of the Company Merger, and without any action on the part of any Party or any action on the part of the holders of securities of any Party:

•        Company Membership Interests:    Each issued and outstanding Company Membership Interest (other than the Rollover Interests) shall be converted automatically into, and thereafter represent, the right to receive, and the holder of such Company Membership Interest shall be entitled to receive, the Company Merger Consideration, as shall be set forth on a schedule to be delivered to SPAC by the Company at least five days prior to the Closing Date.

•        Company Merger Sub Limited Liability Company Interests:    All of the limited liability company interests of Company Merger Sub that are issued and outstanding immediately prior to the Effective Time shall thereupon be converted into and become one Surviving Company Unit.

Further, by virtue of the SPAC Merger and without any action on the part of any Party or any action on the part of the holders of securities of any Party:

•        SPAC Units:    Immediately prior to the Effective Time, every issued and outstanding unit of SPAC (the “SPAC Unit”) shall be automatically separated and the holder thereof shall be deemed to hold one share of Class A common stock of SPAC, par value $0.0001 per share (the “SPAC Class A Common Stock”), and one-half of one warrant of SPAC (the “SPAC Public Warrant”) in accordance with the terms of the applicable SPAC Unit.

•        SPAC Common Stock:    Each share of common stock of SPAC (the “SPAC Common Stock”) issued and outstanding as of the Effective Time shall, at the Effective Time, be converted automatically into and thereafter represent the right to receive one share of Holdings Common Stock, following which all shares of SPAC Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of shares of SPAC Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided in the Merger Agreement or by Law.

•        SPAC Warrants:    At the Effective Time, and pursuant to the SPAC Warrant Agreement, as amended by the Warrant Amendment, each issued and outstanding SPAC Public Warrant and each issued and outstanding SPAC Private Warrant shall be converted into one Holdings Public Warrant and one Holdings Private Warrant, respectively, of like tenor, in each case. The SPAC Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Holdings Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the SPAC Warrant Agreement (and in the SPAC Private Warrants Purchase Agreement, in the case of the Holdings Private Warrants), except as set forth in the Warrant Amendment, including, without limitation, that the Holdings Warrants shall represent the right to acquire shares of Holdings Common Stock in lieu of shares of SPAC Class A Common Stock.

•        Treasury Stock:    At the Effective Time, if there are any shares of capital stock of SPAC that are owned by SPAC as treasury shares, such shares shall be canceled and extinguished without any conversion thereof or consideration therefor.

•        SPAC Merger Sub Stock:    At the Effective Time, each share of common stock of SPAC Merger Sub outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of SPAC Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted, and such shares shall constitute the only outstanding shares of capital stock of SPAC Surviving Subsidiary.

Further, at the Effective Time, by virtue of the Mergers and without any action on the part of any Party or any action on the part of the holders of securities of any Party:

•        Securities of Holdings:    All of the shares of Holdings issued and outstanding immediately prior to the Effective Time (other than the Company Common Stock Consideration) shall be canceled and extinguished without any conversion thereof or consideration therefor.

It is anticipated that upon Closing (assuming no further redemption), (i) existing SPAC Stockholders (other than the Sponsor Related Parties) will own approximately 2% of the issued and outstanding Holdings Common Stock, (ii) the Company’s existing securityholders will own approximately 8% of the outstanding Holdings Common Stock, (iii) the Sponsor and Sponsor Related Parties, through their ownership of SPAC Class A Common Stock on the date hereof will own approximately 55% of the issued and outstanding Holdings Common Stock, and (iv) the Anticipated Financing investors, through the anticipated investment of $10 per share, will own approximately 35% of the issued and outstanding Holdings Common Stock.

When SPAC completed its initial public offering on November 16, 2021, SPAC had until November 16, 2022 to complete its initial business combination (or up to May 16, 2023, subject to the exercise of two extensions each for three months) (such date, as extended, the “Deadline Date”). On November 14, 2022, SPAC extended the Deadline Date for an additional period of three months from November 15, 2022 to February 15, 2023, and deposited $2,300,000 into SPAC’s Trust Account in connection with the extension pursuant to the terms of the Investment Management Trust Agreement, dated as of November 11, 2021 (the “Trust Agreement”), between Equiniti Trust Company, LLC (“Equiniti”) and SPAC. The purpose of the extension is to extend the time for SPAC to consummate its initial business combination.

On February 8, 2023 SPAC held a special meeting of the stockholders at which SPAC’s stockholders approved (i) the proposal to amend SPAC’s amended and restated certificate of incorporation in order to extend the date by which SPAC must (1) effectuate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses, (2) cease its operations except for the purpose of winding up if it fails to complete such initial business combination, and (3) redeem 100% of the SPAC Class A Common Stock included as part of the units sold in SPAC’s IPO, from February 15, 2023 to March 15, 2023, and to allow SPAC, without another stockholder vote, to further extend the Deadline Date on a monthly basis up to five (5) times by an additional one (1) month each time after March 15, 2023, or later extended Deadline Date, by resolution of the SPAC Board, if requested by the Sponsor, upon five days’ advance notice prior to the applicable Deadline Date, until August 15, 2023, or a total of up to six (6) months after February 15, 2023, unless the closing of a business combination shall have occurred prior thereto; and (ii) the proposal to amend our Trust Agreement to require Equiniti to commence liquidation of the trust account established in connection with our IPO (the “Trust Account”) in the event that a termination letter has not been received by Equiniti by the Deadline Date and SPAC has not completed the Business Combination as of the Deadline Date.

On August 8, 2023, SPAC held an annual meeting of the stockholders at which the SPAC Stockholders approved (i) the Second Amendment to the Amended and Restated Certificate of Incorporation to extend the date by which SPAC must (1) effectuate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses, (2) cease its operations except for the purpose of winding up if it fails to complete such initial business combination, and (3) redeem 100% of SPAC’s Class A Common Stock included as part of the units sold in SPAC’s IPO, from August 15, 2023 to September 15, 2023, and to allow SPAC, without another stockholder vote, to further extend such date to consummate a business combination on a monthly basis up to five (5) times by an additional one (1) month each time after September 15, 2023 or later extended Deadline Date, by resolution of the SPAC Board, if requested by Sponsor, upon five days’ advance notice prior to the applicable Deadline Date, until February 15, 2024, or a total of up to six (6) months after August 15, 2023, unless the closing of a business combination shall have occurred prior thereto; (ii) a proposal to re-elect two directors to the SPAC Board, with each director to serve as a Class I director until the third annual meeting of stockholders or until his or her successor is elected and qualified; and (iii) a proposal to ratify Marcum LLP as SPAC’s registered public accounting firm for the fiscal year ending December 31, 2023.

On February 12, 2024, SPAC held a special meeting of the stockholders at which the SPAC Stockholders approved (i) the Third Amendment to the Amended and Restated Certificate of Incorporation to extend the date by which SPAC must (1) effectuate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses, (2) cease its operations except for the purpose of winding up if it fails to complete such initial business combination, and (3) redeem 100% of the SPAC Class A Common Stock included as part of the units sold in SPAC’s IPO, from February 15, 2024 to March 15, 2024, and to allow SPAC, without another stockholder vote, to further extend such date to consummate a business combination on a monthly basis up to eight (8) times by an additional one (1) month each time after March 15, 2024 or later extended Deadline Date, by resolution of the SPAC Board, if requested by the Sponsor, upon five days’ advance notice prior to the applicable Deadline Date, until November 15, 2024, or a total of up to nine (9) months after February 15, 2024, unless the closing of a business combination shall have occurred prior thereto; (ii) a proposal to re-elect Brian Feldott to the SPAC Board, with such director serving as a Class II director until the third annual meeting of stockholders following the special meeting or until his successor is elected and qualified; and (iii) a proposal to ratify Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2024.

On November 13, 2024, SPAC filed, with the unanimous consent of its Board and the consent a majority of the holders of SPAC Class B Common Stock, the Fourth Amended and Restated Certificate of Incorporation, with the Secretary of State of the State of Delaware (the “Class B Charter Amendment”), providing for the conversion of all of the shares of Class B Common Stock, on a one-for-one basis, into shares of Class A Common Stock, at the option of the holders of a majority of the Class B Common Stock (the “Class B Conversion Option”). On November 13, 2024, (i) the holders of a majority of the Class B Common Stock delivered a written consent to the Board, exercising the Class B Conversion Option; (ii) with the unanimous consent of the Board, SPAC instructed its transfer agent to initiate the conversion of all issued and outstanding shares of Class B Common Stock, on a one-for-one basis, into shares of Class A Common Stock; and (iii) an aggregate of 5,750,000 shares of Class B Common Stock were converted into 5,750,000 shares of Class A Common Stock.

On November 14, 2024, SPAC held a special meeting of stockholders (the “November 2024 Extension Meeting”), whereby the SPAC Stockholders approved a proposal (the “November 2024 Extension Amendment Proposal”) to adopt the Fifth Amendment to the Amended and Restated Certificate of Incorporation of SPAC (the “November 2024 Extension Amendment”) to extend the Deadline Date from November 15, 2024 to December 15, 2024, by depositing (or causing to be deposited) into the Trust Account $50,000 for such one-month extension (an “Extension Payment”) on or prior to November 15, 2024, and to allow SPAC, without another stockholder vote, to further extend the Deadline Date on a monthly basis up to five (5) times by an additional one (1) month each time after December 15, 2024 or later extended Deadline Date, by resolution of the Board, if requested by the Sponsor, upon five days’ advance notice prior to the applicable Deadline Date, until May 15, 2025, or a total of up to six (6) months after November 15, 2024, by depositing (or causing to be deposited) into the Trust Account $50,000 for each additional one-month extension on or prior to each applicable Deadline Date, unless the closing of an initial Business Combination shall have occurred prior thereto. As a result of the approval of the November 2024 Extension Amendment Proposal, the Sponsor will make an Extension Payment into the Trust Account on each applicable Deadline Date.

In connection with the stockholders’ vote at the November 2024 Extension Meeting, stockholders of [            ] Class A Common Stock of SPAC exercised their right to redeem such shares (the “November 2024 Redemptions”) for a pro rata portion of the funds held in the Trust Account. As a result, approximately $[            ] (approximately $[•] per share) was removed from the Trust Account to pay such holders and approximately $[            ] remained in the Trust Account. Following the November 2024 Redemptions, SPAC had [            ] shares of Class A Common Stock outstanding.

On November 14, 2024, SPAC exercised its first extension by depositing $50,000 into the Trust Account to extend the Deadline Date from November 15, 2024 to December 15, 2024. On December 14, 2024 and January 14, 2025, SPAC exercised its extension options by depositing $50,000 into the Trust Account to extend the Deadline Date to February 15, 2025. As of the date of this proxy statement/prospectus, an aggregate of $5,603,224 was deposited into the Trust Account to extend the Deadline Date.

The Board has fixed the close of business on [•], 2025 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting or any postponement or adjournment thereof. Stockholders should carefully read the accompanying Notice of Special Meeting and proxy statement/prospectus for a more complete statement of the Proposals to be considered at the Special Meeting.

The SPAC Board has approved and adopted the Merger Agreement and the Transactions and recommends that the SPAC Stockholders vote “FOR” each of the Proposals presented to the SPAC Stockholders at the Special Meeting. When you consider the SPAC Board’s recommendation of these Proposals, you should keep in mind that the directors and officers of SPAC have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “The Business Combination Proposal — Interests of SPAC’s Directors and Officers in the Business Combination” in this proxy statement/prospectus.

Pursuant to SPAC’s Amended and Restated Certificate of Incorporation, dated November 11, 2021 (as amended by that certain First Amendment to the Amended and Restated Certificate of Incorporation of SPAC dated February 9, 2023, as further amended by that certain Second Amendment to the Amended and Restated Certificate of Incorporation

of SPAC, dated August 8, 2023, as further amended by that certain Third Amendment to the Amended and Restated Certificate of Incorporation of SPAC, dated February 12, 2024, as further amended by that certain Fourth Amendment to the Amended and Restated Certificate of Incorporation of SPAC, dated November 13, 2024, as further amended by that certain Fifth Amendment to the Amended and Restated Certificate of Incorporation of SPAC, dated November 15, 2024 and as may be further amended, supplemented or otherwise modified from time to time, the “SPAC Charter”), SPAC Stockholders have redemption rights in connection with the Business Combination. SPAC Stockholders are not required to affirmatively vote for or against the Business Combination in order to redeem their SPAC Class A Common Stock for cash. This means that SPAC Stockholders who hold shares of SPAC Class A Common Stock on or before [•], 2025 (two (2) business days before the Special Meeting) will be eligible to elect to have their shares of SPAC Class A Common Stock redeemed for cash in connection with the Special Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the Special Meeting.

By Order of the SPAC Board
Sincerely,
/s/ Mark A. Michael
Mark A. Michel
Chief Executive Officer

This proxy statement/prospectus is dated [•], 2025 and is first being mailed to SPAC Stockholders on or about [•], 2025.

THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS PROVIDES THE SPAC STOCKHOLDERS WITH DETAILED INFORMATION ABOUT THE BUSINESS COMBINATION AND OTHER MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING. WE ENCOURAGE YOU TO READ THIS ENTIRE DOCUMENT, INCLUDING THE ANNEXES AND OTHER DOCUMENTS REFERRED TO THEREIN, CAREFULLY AND IN THEIR ENTIRETY. YOU SHOULD ALSO CAREFULLY CONSIDER THE RISK FACTORS DESCRIBED IN “RISK FACTORS” BEGINNING ON PAGE 53 OF THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
400 W. Morse Boulevard, Suite 220
Winter Park, FL 32789
Telephone No.: (321) 972-1583

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF
INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
TO BE HELD ON [•], 2025

TO THE STOCKHOLDERS OF INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of Integrated Rail and Resources Acquisition Corp., a Delaware corporation (“SPAC” or “Integrated Rail”), will be held on [•], 2025 at [•], Eastern Time, via live audio webcast over the internet at [•], or at such other time, on such other date and at such other place to which the meeting may be adjourned. You will be able to attend, vote your shares and submit questions during the Special Meeting via a live webcast available at the website address above. Unless otherwise defined herein, capitalized terms used in this notice shall have the meanings ascribed to them in the section entitled “Frequently Used Terms” in the accompanying proxy statement/prospectus. At the Special Meeting, SPAC Stockholders will be asked to consider and vote upon the following proposals (the “Proposals”):

1.      The Business Combination Proposal — to consider and vote upon a proposal (a) to approve and adopt the Agreement and Plan of Merger (as amended by that certain Amendment to and Waiver of Agreement and Plan of Merger, dated November 8, 2024, as further amended by that certain Second Amendment to Agreement and Plan of Merger, dated December 31, 2024, the “Merger Agreement”), by and among (i) SPAC, (ii) Uinta Infrastructure Group Corp., a Delaware corporation (“Holdings”), (iii) Uinta Lower Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Holdings (“Lower Holdings”), (iv) Uinta Merger Co., a Delaware corporation and wholly owned subsidiary of Holdings (“SPAC Merger Sub”), (v) Uinta Merger LLC, a Delaware limited liability company and wholly owned subsidiary of Lower Holdings (“Company Merger Sub,” and together with SPAC Merger Sub, the “Merger Subs;” the Merger Subs, SPAC, Lower Holdings and Holdings are collectively referred to herein as the “SPAC Parties”), (vi) Tar Sands Holdings II, LLC, a Utah limited liability company (the “Company” or “TSII”), and (vii) Endeavor Capital Group, LLC (the “Company Member Representative”), a copy of which is attached to the accompanying proxy statement/prospectus as Annexes A and A-1, and (b) to approve the Transactions, including the Mergers, and Business Combination (the “Business Combination Proposal”).

2.      The Organizational Documents Proposal — to approve and adopt, assuming the Business Combination Proposal is approved and adopted, the proposed Amended and Restated Holdings Certificate of Incorporation, a copy of which is attached to the accompanying proxy statement/prospectus as Annex B, as the charter for the post-Business Combination company, which, if approved, would take effect substantially concurrently with the Effective Time (the “Organizational Documents Proposal”);

3.      The Advisory Governance Proposals — to consider and vote to approve, on a non-binding advisory basis, certain governance provisions in the Amended and Restated Holdings Certificate of Incorporation in the form attached to the accompanying proxy statement/prospectus as Annex B, and these proposals are being presented in accordance with the requirements of the U.S. Securities and Exchange Commission (the “SEC”) as five separate sub-proposals (collectively, the “Advisory Governance Proposals”);

4.      The Election of Directors Proposal — to consider and vote upon a proposal to elect, effective at the Closing, five directors to serve on the new Holdings Board until the 2025 annual meeting of stockholders, and until their respective successors are duly elected and qualified (the “Election of Directors Proposal”);

5.      The Nasdaq Proposal — to consider and vote upon a proposal to approve, for purposes of complying with the applicable listing rules of The Nasdaq Stock Market LLC, the issuance of shares of Holdings Common Stock pursuant to the Merger Agreement in connection with the Business Combination (the “Nasdaq Proposal”);

6.      The Incentive Plan Proposal — to consider and vote upon a proposal to approve the equity incentive plan, in the form attached to the accompanying proxy statement/prospectus as Annex D (the “Incentive Plan Proposal”);

7.      The NTA Proposal — to consider and vote on the approval and adoption of certain amendments to the SPAC Charter (as defined herein), which amendments (the “NTA Amendments”) shall be effective, if adopted and implemented by SPAC, prior to the consummation of the proposed Business Combination, to remove from the SPAC Charter requirements limiting SPAC’s ability to redeem issued and outstanding shares of SPAC Class A Common Stock held by public stockholders and consummate an initial business combination if the amount of such redemptions would cause SPAC to have less than $5,000,001 in net tangible assets (“NTA”) (the “NTA Proposal”); and

8.      The Adjournment Proposal — to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote (the “Adjournment Proposal”).

Only holders of record of Class A common stock of SPAC, par value $0.0001 per share (the “SPAC Class A Common Stock”) and Class B common stock of SPAC, par value $0.0001 per share (the “SPAC Class B Common Stock” and together with the SPAC Class A Common Stock, the “SPAC Common Stock”) at the close of business on [•], 2025 (the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. Please note that you will not be able to attend the Special Meeting in person. You will be able to attend the Special Meeting remotely by visiting [•]. SPAC recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the meeting starts.

Each of the Business Combination Proposal, the Nasdaq Proposal, the Organizational Documents Proposal, and the Incentive Plan Proposal is cross conditioned on the approval of each other. The Business Combination Proposal is not conditioned on the separate approval of the Advisory Governance Proposals as the Advisory Governance Proposals are advisory votes and are not binding. Regardless of the outcome of the non-binding advisory vote on the Advisory Governance Proposals, the Amended and Restated Holdings Certificate of Incorporation will take effect upon the Closing. The NTA Proposal is conditioned upon the approval of the Business Combination Proposal, such that if the Business Combination Proposal is not approved, then the NTA Proposal will have no effect, even if approved by SPAC Stockholders. The Adjournment Proposal is not conditioned upon the approval of any other Proposal set forth in the accompanying proxy statement/prospectus.

Each of these Proposals is more fully described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety. Unless waived in accordance with the Merger Agreement, the consummation of the Business Combination is also subject to customary closing conditions. The parties to the Merger Agreement intend to obtain Financing but there are currently no commitments for such financing.

Pursuant to the SPAC Certificate of Incorporation, dated November 11, 2021 (as amended by that First Amendment to the Amended and Restated Certificate of Incorporation of SPAC dated February 9, 2023, that Second Amendment to the Amended and Restated Certificate of Incorporation of SPAC dated August 8, 2023, that Third Amendment to the Amended and Restated Certificate of Incorporation of SPAC dated February 12, 2024, as further amended by that certain Fourth Amendment to the Amended and Restated Certificate of Incorporation of SPAC dated November 13, 2024, as further amended by that certain Fifth Amendment to the Amended and Restated Certificate of Incorporation of SPAC, dated November 15, 2024 and as further amended, supplemented or otherwise modified from time to time), SPAC is providing its public stockholders with the opportunity to redeem, upon the closing of the Business Combination, shares of SPAC Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two (2) business days prior to the close of the Business Combination) in the trust account (the “Trust Account”) that holds the proceeds (including interest but less taxes payable) of the IPO. For illustrative purposes, based on funds in the Trust Account of $3.24 million, less $0.15 million of interest income to pay taxes on December 31, 2024, the estimated per share redemption price would have been approximately $12.37. SPAC Stockholders are not required to affirmatively vote for or against the Business Combination in order to redeem their shares of SPAC Class A Common Stock for cash. This means that SPAC Stockholders who hold shares of SPAC Class A Common Stock on or before [•], 2025 (two (2) business days before the Special Meeting) will be eligible to elect to have their shares of SPAC Class A Common Stock redeemed for cash in connection with the Special Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the Special Meeting. A SPAC Stockholder, together with any affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming in the aggregate shares in excess of 15% of the aggregate shares of SPAC Class A Common Stock included in the SPAC Units sold in the IPO. Holders of our outstanding SPAC Public Warrants and SPAC Units do not have redemption rights with respect to such securities in connection with the Business Combination. Holders of outstanding SPAC Units must separate the underlying SPAC Class A Common Stock and SPAC Public Warrants prior to exercising redemption rights with respect to the SPAC Class A Common Stock. The Sponsor and SPAC’s officers and directors have agreed to waive their redemption rights with respect to any shares of SPAC Class A Common Stock they may hold in connection with the consummation of the Business Combination, and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

On February 8, 2023 SPAC held a special meeting of the stockholders at which SPAC’s stockholders approved (i) the proposal to amend SPAC’s amended and restated certificate of incorporation in order to extend the date by which SPAC must (1) effectuate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses, (2) cease its operations except for the purpose of winding up if it fails to complete such initial business combination, and (3) redeem 100% of the SPAC Class A Common Stock included as part of the units sold in SPAC’s IPO, from February 15, 2023 to March 15, 2023, and to allow SPAC, without another stockholder vote, to further extend the date to consummate a business combination on a monthly basis up to five (5) times by an additional one (1) month each time after March 15, 2023 or later extended Deadline Date, by resolution of the SPAC Board, if requested by the Sponsor, upon five days’ advance notice prior to the applicable deadline date, until August 15, 2023, or a total of up to six (6) months after February 15, 2023, unless the closing of a business combination shall have occurred prior thereto; and (ii) the proposal to amend our Trust Agreement to require Equiniti Trust Company, LLC (“Equiniti”) to commence liquidation of the Trust Account established in connection with our IPO in the event that a termination letter has not been received by Equiniti by the Deadline Date and SPAC has not completed the Business Combination as of the Deadline Date.

On August 8, 2023, SPAC held an annual meeting of the stockholders at which the SPAC Stockholders approved (i) the Second Amendment to the Amended and Restated Certificate of Incorporation to extend the date by which SPAC must (1) effectuate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses, (2) cease its operations except for the purpose of winding up if it fails to complete such initial business combination, and (3) redeem 100% of SPAC’s Class A Common Stock included as part of the units sold in SPAC’s IPO, from August 15, 2023 to September 15, 2023, and to allow SPAC, without another stockholder vote, to further extend such date to consummate a business combination on a monthly basis up to five (5) times by an additional one (1) month each time after September 15, 2023 or later extended Deadline Date, by resolution of the SPAC Board, if requested by Sponsor, upon five days’ advance notice prior to the applicable Deadline Date, until February 15, 2024, or a total of up to six (6) months after August 15, 2023, unless the closing of a business combination shall have occurred prior thereto; (ii) a proposal to re-elect two directors to the SPAC Board, with each director to serve as Class I directors until the third annual meeting of stockholders or until his or her successor is elected and qualified; and (iii) a proposal to ratify Marcum LLP as the SPAC’s registered public accounting firm for the fiscal year ending December 31, 2023.

On February 12, 2024, SPAC held a special meeting of the stockholders at which the SPAC Stockholders approved (i) the Third Amendment to the Amended and Restated Certificate of Incorporation to extend the date by which SPAC must (1) effectuate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses, (2) cease its operations except for the purpose of winding up if it fails to complete such initial business combination, and (3) redeem 100% of the SPAC Class A Common Stock included as part of the units sold in SPAC’s IPO, from February 15, 2024 to March 15, 2024, and to allow SPAC, without another stockholder vote, to further extend such date to consummate a business combination on a monthly basis up to eight (8) times by an additional one (1) month each time after March 15, 2024 or later extended Deadline Date, by resolution of the SPAC Board, if requested by the Sponsor, upon five days’ advance notice prior to the applicable Deadline Date, until November 15, 2024, or a total of up to nine (9) months after February 15, 2024, unless the closing of a business combination shall have occurred prior thereto; (ii) a proposal to re-elect Brian Feldott to the SPAC Board, with such director serving as a Class II director until the third annual meeting of stockholders following the Special Meeting or until his successor is elected and qualified; and (iii) a proposal to ratify Marcum LLP as SPAC’s independent registered public accounting firm for the fiscal year ended December 31, 2024.

On November 13, 2024, SPAC filed, with the unanimous consent of its Board and the consent a majority of the holders of SPAC Class B Common Stock, the Class B Charter Amendment, providing for the Class B Conversion Option. On November 13, 2024, (i) the holders of a majority of the Class B Common Stock delivered a written consent to the Board, exercising the Class B Conversion Option; (ii) with the unanimous consent of the Board, SPAC instructed its transfer agent to initiate the conversion of all issued and outstanding shares of Class B Common Stock, on a one-for-one basis, into shares of Class A Common Stock; and (iii) an aggregate of 5,750,000 shares of Class B Common Stock were converted into 5,750,000 shares of Class A Common Stock.

On November 14, 2024, SPAC the November 2024 Extension Meeting, whereby the SPAC Stockholders approved the November 2024 Extension Amendment Proposal to adopt the November 2024 Extension Amendment to extend the Deadline Date from November 15, 2024 to December 15, 2024, by depositing (or causing to be deposited) into the Trust Account an Extension Payment on or prior to November 15, 2024, and to allow SPAC, without another stockholder vote, to further extend the Deadline Date on a monthly basis up to five (5) times by an additional one (1) month each time after December 15, 2024 or later extended Deadline Date, by resolution of the Board, if requested by the Sponsor, upon five days’ advance notice prior to the applicable Deadline Date, until May 15, 2025, or a total of up to six (6) months after November 15, 2024, by depositing (or causing to be deposited) into the Trust Account $50,000 for each additional one-month extension on or prior to each applicable Deadline Date, unless the closing of an initial Business Combination shall have occurred prior thereto. As a result of the approval of the November 2024 Extension Amendment Proposal, the Sponsor will make an Extension Payment into the Trust Account on each applicable Deadline Date.

In connection with the November 2024 Redemptions, stockholders of [            ] Class A Common Stock of SPAC exercised their right to redeem such shares for a pro rata portion of the funds held in the Trust Account. As a result, approximately $[            ] (approximately $[•] per share) was removed from the Trust Account to pay such holders and approximately $[            ] remained in the Trust Account. Following the November 2024 Redemptions, SPAC had [            ] shares of Class A Common Stock outstanding.

On November 14, 2024, SPAC exercised its first extension by depositing $50,000 into the Trust Account to extend the Deadline Date from November 15, 2024 to December 15, 2024. On December 14, 2024 and January 14, 2025, SPAC exercised its extension options by depositing $50,000 into the Trust Account to extend the Deadline Date to February 15, 2025. As of the date of this proxy statement/prospectus, an aggregate of $5,603,224 was deposited into the Trust Account to extend the Deadline Date.

Currently, the Sponsor owns 70.54% of the issued and outstanding shares of SPAC Common Stock. The Sponsor and SPAC’s directors and officers have agreed to vote any shares of SPAC Class A Common Stock owned by them in favor of the Business Combination Proposal and all other Proposals presented in the accompanying proxy statement/prospectus.

The approval of the Business Combination Proposal requires the affirmative vote of a majority of the issued and outstanding shares of SPAC Common Stock as of the Record Date for the Special Meeting. The SPAC Board has already approved the Merger Agreement and the Transactions and recommends that SPAC Stockholders vote “FOR” the Business Combination Proposal. The approval of the Election of Directors Proposal requires a plurality of the votes cast by the SPAC Stockholders present in person or represented by proxy at the Special Meeting and entitled to vote thereon. The approval of the NTA Proposal requires the affirmative vote of holders of at least 65% of the issued and outstanding shares of SPAC Common Stock as of the Record Date. The approval of all other Proposals presented in the accompanying proxy statement/prospectus require the affirmative vote of a majority of the shares of SPAC Common Stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting.

As of January 1, 2025, there was $3,237,675.66 in the Trust Account. Each redemption of shares of SPAC Class A Common Stock by SPAC Stockholders will decrease the amount in the Trust Account.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related Transactions and each of the Proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call Laurel Hill Advisory Group, SPAC’s proxy solicitor, by calling (855) 414-2266 (toll-free) or (516) 396-7902 (banks and brokers), or by emailing IRRX@laurelhill.com.

By Order of the SPAC Board
/s/ Mark A. Michael
Mark A. Michel
Chief Executive Officer

____________

*        To be filed by amendment.

i

MARKET AND INDUSTRY DATA

Certain information contained in this proxy statement/prospectus relates to or is based on studies, publications, surveys and other data obtained from third-party sources and our own internal estimates and research. While we are not aware of any misstatements regarding such third-party information and data presented in this proxy statement/prospectus, such information and data involve risks and uncertainties and are subject to change based on various factors, including, potentially, those discussed under the section entitled “Risk Factors” starting on page 53 of this proxy statement/prospectus. Furthermore, such information and data cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey. Finally, while we believe our own internal estimates and research are reliable, and are not aware of any misstatements regarding such information and data presented in this proxy statement/prospectus, such research has not been verified by any independent source. Notwithstanding anything in this proxy statement/prospectus to the contrary, we are responsible for all disclosures in this proxy statement/prospectus.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Holdings (File No. 333-[•]) (the “Registration Statement”), constitutes a prospectus of Holdings under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Holdings Class A Common Stock and Holdings Warrants to be issued if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the Special Meeting of SPAC Stockholders at which SPAC Stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Merger Agreement, among other matters.

You should rely only on the information contained in this proxy statement/prospectus in deciding how to vote on the Business Combination. None of Holdings, SPAC or the Company has authorized anyone to give any information or to make any representations other than those contained in this proxy statement/prospectus. Do not rely upon any information or representations made outside of this proxy statement/prospectus. The information contained in this proxy statement/prospectus may change after the date of this proxy statement/prospectus. Do not assume after the date of this proxy statement/prospectus that the information contained in this proxy statement/prospectus is still correct.

Information contained in this proxy statement/prospectus regarding SPAC and its business, operations, management and other matters has been provided by SPAC, and information contained in this proxy statement/prospectus regarding the Company and its business, operations, management and other matters has been provided by the Company.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy or consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

SPAC files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read SPAC’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact us by telephone or in writing:

Integrated Rail and Resources Acquisition Corp.
400 W. Morse Blvd, Suite 220
Winter Park, FL 32789
Telephone: (321) 972-1583

You may also obtain these documents by requesting them in writing or by telephone from our proxy solicitor at:

Laurel Hill Advisory Group
2 Robbins Lane, Suite 200
Jericho, NY 11753
Tel: (855) 414-2266 (toll-free) or
(516) 396-7902 (banks and brokers can call collect)
Email: IRRX@laurelhill.com

If you are a stockholder of SPAC and would like to request documents, please do so by [•], 2025 to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

You may also obtain additional information about SPAC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your Public Shares (as defined in the accompanying proxy statement/prospectus), you will need to send a letter demanding redemption and deliver your shares electronically to our transfer agent at least two (2) business days prior to the Special Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” in the section entitled “Questions and Answers About the Business Combination.” If you have questions regarding the certification of your position or delivery of your shares, please contact:

Equiniti Trust Company, LLC
55 Challenger Road
Ridgefield Park, NJ 07660
Email: SPACSUPPORT@equiniti.com

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, references to “we,” “us,” “our,” “SPAC” and “Integrated Rail” are to Integrated Rail and Resources Acquisition Corp., a Delaware corporation. Further, in this proxy statement/prospectus:

•        “Amendment No. 1” means that certain Amendment to and Waiver of Agreement and Plan of Merger, dated November 8, 2024.

•        “Anticipated Financing” means anticipated financing in the form of any of (i) subscription agreements with investors relating to a private placement of shares (including, for the avoidance of doubt, preferred equity) in the Company, SPAC, or Holdings, (ii) the issuance of convertible or non-convertible debt, or (iii) the entry into backstop arrangements with potential investors, in a minimum amount equal to Available Closing Date Cash, provided that the terms of any such private placement or backstop arrangement must be mutually agreeable to, and approved in advance in writing by, each of the Company, SPAC and Holdings. As of the date of this proxy statement/prospectus, no definitive agreements have been entered into with respect to any Anticipated Financing, and there is no guarantee that such financing will be found on favorable terms or at all.

•        “Available Closing Date Cash” means, as of immediately prior to the Closing, an aggregate amount equal to the result of (without duplication) (i) the cash to be released from the Trust Account net of any redemptions of SPAC Common Stock by any redeeming SPAC Stockholders, plus (ii) the net proceeds raised by Company, SPAC and/or Holdings in any Financing, including, for the avoidance of doubt, any Financing obtained on or prior to the Closing Date, plus (iii) an amount of cash sufficient to operate Surviving Company for twelve (12) months post-Closing.

•        “Business Combination” means the transactions described in the Merger Agreement.

•        “Closing” means the date of the closing of the Mergers.

•        “Closing Company Indebtedness” has the meaning ascribed to it in the Merger Agreement.

•        “Closing Date” means the date on which the Closing occurs.

•        “Code” means the Internal Revenue Code, as amended.

•        “Company” means Tar Sands Holdings II, LLC.

•        “Company Articles of Organization” means Articles of Organization of the Company, filed with the Utah Division of Corporation and Commercial Code, February 19, 2013.

•        “Company Common Stock Consideration” means 800,000 shares of Holdings Common Stock at a value of $10.00 per share issued to the Company Members pursuant to the Rollover Agreement.

•        “Company Manager” means Kevin S. Baugh.

•        “Company Member” means each holder of the Company Membership Interests.

•        “Company Member Redemption” has the meaning ascribed to it in the Merger Agreement.

•        “Company Member Redemption Consideration” has the meaning ascribed to it in the Merger Agreement.

•        “Company Member Representative” means Endeavor Capital Group, LLC.

•        “Company Membership Interests” has the meaning ascribed to it in the Merger Agreement.

•        “Company Merger” means the merger of Company Merger Sub with and into the Company.

•        “Company Merger Consideration” has the meaning ascribed to it in the Merger Agreement.

•        “Company Merger Sub” means Uinta Merger LLC, a Delaware limited liability company and a wholly owned subsidiary of Lower Holdings.

•        “Company Operating Agreement” means the Amended and Restated Operating Agreement of the Company, dated November 15, 2021.

•        “Company Support Agreement” means that certain Company Support Agreement, executed concurrently with the Merger Agreement, whereby certain holders of Company Membership Interests agreed not to change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the recommendation of the Company Manager in favor of the Business Combination and to otherwise be bound by its respective obligations under the Merger Agreement.

•        “DGCL” means the Delaware General Corporation Law, as amended.

•        “Dilutive Interests” means (i) any Holdings Common Stock that may be issued in connection with any Financing, (ii) 11,500,000 Holdings Common Stock that underlie the SPAC Public Warrants, and (iii) 9,400,000 Holdings Common Stock that underlie Sponsor’s SPAC Private Warrants.

•        “Effective Time” has the meaning ascribed to it in the Merger Agreement.

•        “Equiniti” means Equiniti Trust Company, LLC.

•        “Equity Plan” or “Plan” means the Integrated Rail & Resources Inc. Equity Incentive Plan.

•        “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

•        “Excise Tax” means the 1% tax imposed on repurchases (redemptions) of a domestic corporation whose stock is traded on an established securities market’s (a “covered corporation” under the IRA) stock after December 31, 2022 by Section 4501 of the Code.

•        “Final Redemption Date” means May 15, 2025.

•        “Financing” means a private placement or backstop arrangements with potential investors in a minimum amount equal to Available Closing Date Cash, mutually agreeable to, and approved in advance in writing by, each of the Company, SPAC and Holdings.

•        “FINRA” means the Financial Industry Regulatory Authority, Inc.

•        “GAAP” means U.S. generally accepted accounting principles.

•        “Holdings” means Uinta Infrastructure Group Corp., a Delaware corporation.

•        “Holdings Board” means the board of directors of Holdings.

•        “Holdings Common Stock” means the Class A common stock of Holdings, par value $0.0001 per share.

•        “Holdings Governing Documents” means the Proposed Charter and Proposed Bylaws, collectively.

•        “Holdings Preferred Stock” means each share of preferred stock of Holdings, par value $0.001 per share.

•        “Holdings Private Warrant” means a whole warrant entitling the holder to purchase one share of Holdings Common Stock for $11.50 per share, and having, and being subject to, substantially the same terms and conditions as the SPAC Private Warrants.

•        “Holdings Public Warrant” means a whole warrant entitling the holder to purchase one share of Holdings Common Stock for $11.50 per share, and having, and being subject to, substantially the same terms and conditions as the SPAC Public Warrants.

•        “Holdings Warrants” means the Holdings Public Warrants and the Holdings Private Warrants.

•        “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

•        “IPO” or “Initial Public Offering” means SPAC’s initial public offering, which was consummated on November 16, 2021, of 23,000,000 units, including 3,000,000 units issued pursuant to the exercise by the underwriters of their over-allotment option in full, each unit consisting of one share of SPAC Class A Common Stock and one-half of one SPAC Public Warrant.

•        “IRA” means the Inflation Reduction Act of 2022, as amended.

•        “JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

•        “Lender” means Trident Point 2, LLC, a Delaware limited liability company.

•        “Lender Note” means that certain unsecured promissory note issued by SPAC to Lender on January 12, 2023 pursuant to which SPAC was entitled to borrow up to an aggregate principal amount of $600,000.

•        “Letter Agreement” means that certain letter agreement, dated November 11, 2021, by and among SPAC, its officer and directors, and the Sponsor.

•        “Lower Holdings” means Uinta Lower Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Holdings

•        “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of August 12, 2024, as amended by that certain Amendment to and Waiver of Agreement and Plan of Merger, dated November 8, 2024, as further amended by that certain Second Amendment to Agreement and Plan of Merger, dated December 31, 2024, and as may be further amended from time to time, by and among (i) SPAC, (ii) Holdings, (iii) Lower Holdings, (iv) SPAC Merger Sub, (v) Company Merger Sub, (vi) the Company, and (vii) the Company Member Representative.

•        “Merger Subs” means Company Merger Sub and SPAC Merger Sub, collectively.

•        “Mergers” means the SPAC Merger and the Company Merger.

•        “Nasdaq” means the Nasdaq Capital Market.

•        “Proposals” means the proposals that SPAC Stockholders will be asked to consider and vote upon at the Special Meeting.

•        “Proposed Bylaws” means the proposed Amended and Restated Bylaws of Holdings, the full text of which is attached to this proxy statement/prospectus as Annex C.

•        “Proposed Charter” means the proposed Amended and Restated Certificate of Incorporation of Holdings, the full text of which is attached to this proxy statement/prospectus as Annex B.

•        “Record Date” means the close of business on [•], 2025 and the date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting or any postponement or adjournment thereof.

•        “Registration Statement” means this proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by SPAC (File No. 333-[•]).

•        “Rollover Agreement” means the agreement to be entered into by and between the Company Membership Interests and Holdings, whereby the Company Members will contribute the Rollover Interests to Holdings in exchange for the Company Common Stock Consideration or, as applicable, the Company Member Redemption Consideration.

•        “Rollover Interests” has the meaning ascribed to it in the Merger Agreement.

•        “Rule 144” means Rule 144 under the Securities Act.

•        “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

•        “SEC” means the U.S. Securities and Exchange Commission.

•        “Second Lender Note” means that certain unsecured promissory note issued by SPAC to Lender on February 8, 2024 pursuant to which SPAC is entitled to borrow up to an aggregate principal amount of $750,000.

•        “Securities Act” means the U.S. Securities Act of 1933, as amended.

•        “Shell Commitment Agreement” has the meaning ascribed to it in the Merger Agreement.

•        “SPAC” or “Integrated Rail” means Integrated Rail and Resources Acquisition Corp., a Delaware corporation.

•        “SPAC Board” means the board of directors of SPAC.

•        “SPAC Charter” means the Amended and Restated Certificate of Incorporation of SPAC, dated November 11, 2021, as amended by that certain First Amendment to the Amended and Restated Certificate of Incorporation of SPAC dated February 9, 2023, as further amended by that certain Second Amendment to the Amended and Restated Certificate of Incorporation of SPAC, dated August 8, 2023, as further amended by that certain Third Amendment to the Amended and Restated Certificate of Incorporation of SPAC, dated February 12, 2024, as further amended by that certain Fourth Amendment to the Amended and Restated Certificate of Incorporation of SPAC, dated November 13, 2024, as further amended by that certain Fifth Amendment to the Amended and Restated Certificate of Incorporation of SPAC, dated November 15, 2024, and as may be further amended, supplemented or otherwise modified from time to time.

•        “SPAC Class A Common Stock” means the Class A common stock of SPAC, par value $0.0001 per share.

•        “SPAC Class B Common Stock” or “Founder Shares” means the Class B common stock of SPAC, par value $0.0001 per share.

•        “SPAC Common Stock” means SPAC Class A Common Stock and SPAC Class B Common Stock.

•        “SPAC Merger” means the merger of SPAC Merger Sub with and into SPAC.

•        “SPAC Merger Sub” means Uinta Merger Co., a Delaware corporation and a wholly owned subsidiary of Holdings.

•        “SPAC Parties” means the Merger Subs, SPAC, Lower Holdings and Holdings collectively.

•        “SPAC Preferred Stock” means the preferred stock of SPAC, par value $0.0001 per share

•        “SPAC Private Warrant” means each of the redeemable warrants purchased in a private placement at the time of SPAC’s initial public offering, entitling the holder thereof to purchase one share of SPAC Class A Common Stock for $11.50 per share on the terms and subject to the conditions set forth in the SPAC Warrant Agreement and the SPAC Private Warrants Purchase Agreement

•        “SPAC Private Warrants Purchase Agreement” means that certain Private Placement Warrants Purchase Agreement, dated as of November 11, 2021, between SPAC, Sponsor, and the other parties thereto.

•        “SPAC Public Shares” means the SPAC Class A Common Stock of the SPAC Public Stockholders.

•        “SPAC Public Stockholders” means the public stockholders of SPAC Common Stock.

•        “SPAC Public Warrant” means a redeemable warrant entitling the holder thereof to purchase one share of SPAC Class A Common Stock for $11.50 per share in accordance with the terms of the applicable SPAC Unit.

•        “SPAC Stockholder” means any holder of SPAC Common Stock.

•        “SPAC Surviving Subsidiary” means SPAC as the surviving corporation after the SPAC Merger.

•        “SPAC Unit” means the units of SPAC sold in the IPO.

•        “SPAC Warrant Agreement” means that certain warrant agreement, dated November 11, 2021, by and between SPAC and American Stock Transfer & Trust Company, LLC.

•        “SPAC Warrants” means the SPAC Public Warrants and the SPAC Private Warrants.

•        “Special Meeting” means the special meeting of shareholders of SPAC scheduled to be held on [•], 2025.

•        “Sponsor” means DHIP Natural Resources Investments, LLC, a Delaware limited liability company.

•        “Sponsor Note” means that certain unsecured promissory note issued by SPAC to Sponsor on April 13, 2023 pursuant to which SPAC is entitled to borrow up to an aggregate principal amount of $4,153,244.

•        “Sponsor Related Parties” means the Sponsor, its affiliates, representatives and the SPAC officers and directors.

•        “Sponsor Support Agreement” means the agreement entered into on August 12, 2024, as amended by that certain Amendment to Sponsor Support Agreement dated November 8, 2024, and as may be further amended, supplemented or otherwise modified from time to time, by and among the Sponsor and the other parties thereto, in connection with the execution and delivery of the Merger Agreement, pursuant to which, among other things, the Sponsor agreed to vote its shares in favor of the Business Combination and to otherwise be bound by its respective obligations under the Merger Agreement.

•        “Surviving Company” means the Company as the surviving entity after the Company Merger.

•        “Transactions” has the meaning ascribed to it in the Merger Agreement.

•        “Trust Account” means the trust account established in connection with and to hold the proceeds of the IPO.

•        “Trust Agreement” means the Investment Management Trust Agreement, dated as of November 11, 2021 between Equiniti and SPAC.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

The following questions and answers briefly address some commonly asked questions about the Proposals to be presented at the Special Meeting of the SPAC Stockholders, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to the SPAC Stockholders. The SPAC Stockholders are urged to read carefully this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.

Questions and Answers about the Special Meeting of the SPAC Stockholders and the Proposals

Q:     Why am I receiving this proxy statement/prospectus?

A:     SPAC Shareholders are being asked to consider and vote upon a proposal to approve and adopt the Business Combination and certain related Proposals. You are receiving this proxy statement/prospectus because you hold shares of SPAC Common Stock as of the Record Date for the Special Meeting.

SPAC, Holdings, Lower Holdings, SPAC Merger Sub, Company Merger Sub, the Company, and the Company Member Representative have agreed to the Business Combination under the terms of the Merger Agreement that is described in this proxy statement/prospectus. Pursuant to the terms of the Merger Agreement, among other things, (i) SPAC Merger Sub will merge with and into SPAC, with SPAC continuing as the surviving entity and with the security holders of SPAC receiving substantially equivalent securities in Holdings, and (ii) Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity and with the members of the Company receiving cash. Upon the consummation of the Business Combination, Holdings will become the public reporting company and Holdings will be renamed Integrated Rail & Resources Inc.

The SPAC Units, the shares of SPAC Class A Common Stock, and the SPAC Public Warrants are publicly traded on the OTC Markets under the symbols “IRRXU” “IRRX,” and “IRRXW,” respectively. Holdings has applied for listing, to be effective at the time of the Business Combination, of Holdings Common Stock and Holdings Public Warrants on Nasdaq under the proposed trading symbols “[•]” and “[•],” respectively. Each SPAC Unit consists of one share of SPAC Class A Common Stock and one half of one SPAC Public Warrant. Upon consummation of the Business Combination, any units then outstanding will automatically separate into its constituent common stock and warrants. Accordingly, Holdings will not have units outstanding following consummation of the Business Combination.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting, along with important information about SPAC, Holdings, the Company, and the business of the Company and its subsidiaries following consummation of the Business Combination. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Q:     What Proposals are the SPAC Stockholders being asked to vote upon?

A:     At the Special Meeting, SPAC is asking holders of SPAC Common Stock to consider and vote upon the following Proposals:

1.      The Business Combination Proposal — to consider and vote upon a proposal to approve and adopt the Merger Agreement and the Transactions. See the Section entitled “The Business Combination Proposal.”

2.      The Advisory Governance Proposals — to consider and vote upon to approve, on a non-binding advisory basis, certain governance provisions in the Amended & Restated Holdings Certificate of Incorporation. See the section entitled “The Advisory Governance Proposals.”

3.      The Organizational Documents Proposal — to consider and vote upon a proposal to approve and adopt the proposed Amended and Restated Holdings Certificate of Incorporation. See the section entitled “The Organizational Documents Proposal.”

4.      The Election of Directors Proposal — to consider and vote upon a proposal to elect, effective at the Closing, five directors to serve on the new Holdings Board until the 2025 annual meeting of stockholders, and until their respective successors are duly elected and qualified. See the section entitled “The Election of Directors Proposal.”

5.      The Nasdaq Proposal — to consider and vote upon a proposal to approve, for purposes of complying with the applicable listing rules of The Nasdaq Stock Market LLC, the issuance of shares of Holdings Common Stock pursuant to the Merger Agreement in connection with the Business Combination. See the section entitled “The Nasdaq Proposal.”

6.      The Incentive Plan Proposal — to consider and vote upon a proposal to approve the Equity Incentive Plan, in the form attached to the accompanying proxy statement/prospectus as Annex D. See the section entitled “The Incentive Plan Proposal.”

7.      The NTA Proposal — to consider and vote upon a proposal to approve the proposed NTA Amendments to remove from the SPAC Charter requirements limiting SPAC’s ability to redeem issued and outstanding shares of SPAC Class A Common Stock held by public stockholders and consummate an initial business combination if the amount of such redemptions would cause SPAC to have less than $5,000,001 in net tangible assets. See the section entitled “The NTA Proposal.”

8.      The Adjournment Proposal — to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve one or more Proposals presented to the SPAC Stockholders for vote. See the section entitled “The Adjournment Proposal.”

SPAC shall hold the Special Meeting to consider and vote upon these Proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. SPAC Stockholders should read it carefully.

The vote of stockholders is important. SPAC Stockholders are encouraged to submit their completed proxy card as soon as possible after carefully reviewing this proxy statement/prospectus.

Q:     What equity stake will the holders of SPAC Class A Common Stock, holders of Holdings Common Stock and the Sponsor hold in Holdings upon completion of the Business Combination?

A:     It is anticipated that upon consummation of the Business Combination, Holdings will become a new public company, and the former holders of securities of SPAC and the Sponsor shall all become security holders of Holdings.

With respect to SPAC’s existing outstanding securities, pursuant to the Merger Agreement:

•        Immediately prior to the Effective Time, every issued and outstanding SPAC Unit shall be automatically separated, and the holder thereof shall be deemed to hold one share of SPAC Class A Common Stock and one-half of one SPAC Public Warrant in accordance with the terms of the applicable SPAC Unit, and such underlying SPAC securities shall be converted in accordance with the applicable terms of the Merger Agreement;

•        Each share of SPAC Common Stock issued and outstanding as of the Effective Time shall, at the Effective Time, be converted automatically into and thereafter represent the right to receive one share of Holdings Common Stock, following which all shares of SPAC Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of shares of SPAC Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided in the Merger Agreement or by Law.

•        At the Effective Time, and pursuant to the SPAC Warrant Agreement, as amended by the Warrant Amendment, each issued and outstanding SPAC Public Warrant and each issued and outstanding SPAC Private Warrant shall be converted into one Holdings Public Warrant and one Holdings Private Warrant, respectively, of like tenor, in each case. The SPAC Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Holdings Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the SPAC Warrant Agreement and in the SPAC Private Warrants Purchase Agreement (as applicable), except as set forth in the Warrant Amendment, including, without limitation, that the Holdings Warrants shall represent the right to acquire shares of Holdings Common Stock in lieu of shares of SPAC Class A Common Stock.

•        At the Effective Time, if there are any shares of capital stock of SPAC that are owned by SPAC as treasury shares, such shares shall be canceled and extinguished without any conversion thereof or consideration therefor.

With respect to SPAC Merger Sub’s existing outstanding securities, pursuant to the Merger Agreement:

•        At the Effective Time, each share of common stock of SPAC Merger Sub outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of SPAC Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted, and such shares shall constitute the only outstanding shares of capital stock of SPAC Surviving Subsidiary.

With respect to Holdings’ existing outstanding securities, pursuant to the Merger Agreement:

•        Immediately prior to the Effective Time, all of the shares of Holdings issued and outstanding (other than the Company Common Stock Consideration) shall be canceled and extinguished without any conversion thereof or consideration therefor.

With respect to the Company Membership Interests and Limited Liability Company Interests of Company Merger Sub, pursuant to the Merger Agreement:

•        Each issued and outstanding Company Membership Interest (other than the Rollover Interests) shall be converted automatically into, and thereafter represent, the right to receive, and the holder of such Company Membership Interest shall be entitled to receive the Company Merger Consideration, as shall be set forth on the Conversion Spreadsheet.

•        All of the limited liability company interests of Company Merger Sub that are issued and outstanding immediately prior to the Effective Time shall thereupon be converted into and become one Surviving Company Unit.

We anticipate that, upon the Closing — and as further discussed below — the Sponsor, SPAC’s directors, officers and other initial stockholders and their affiliates will own [•] Holdings Common Stock, which would be valued at approximately $[•] million, based on the closing price of one SPAC Class A Common Stock of $[•] per share on [•], 2025, the Record Date of the Special Meeting, and [•] Holdings Warrants, which would be valued at approximately $[•], based on the closing price of one SPAC Public Warrant of $[•] per warrant on [•], 2025.

The following table sets forth varying pro forma voting power and implied ownership levels in Holdings immediately following the completion of the Business Combination assuming no redemptions, 50% of maximum redemptions, and maximum redemptions. The table below assumes the Anticipated Financing will be funded with 75% common stock at $10 per share and 25% debt financing. The table below does not include (i) 11,500,000 Holdings Common Stock that underlie the SPAC Public Warrants, and (ii) 9,400,000 Holdings Common Stock that underlie Sponsor’s SPAC Private Warrants (collectively, the “Dilutive Interests”), in each case because none of the Dilutive Interests are exercisable or issuable immediately following the consummation of the Business Combination. The ownership percentages reflected in the table are based upon the number of shares of Holdings Common Stock and SPAC Class A Common Stock issued and outstanding as of December 31, 2024, and are subject to the following additional assumptions:

	Assuming No Further Redemptions	Voting Power and Implied Ownership	50% Maximum Redemptions	Voting Power and Implied Ownership	Maximum Redemptions	Voting Power and Implied Ownership
Company Shareholders	800,000	8%	800,000	8%	800,000	8%
SPAC Public Stockholders	249,659	2%	124,830	1%	—	0%
Sponsor and its Affiliates	5,750,000	55%	5,750,000	55%	5,750,000	55%
Anticipated Financing	3,616,014	35%	3,737,427	36%	3,858,840	37%
Total	10,415,673	100.00%	10,412,257	100.00%	10,408,840	100.00%

For purposes of the table above:

No Further Redemptions:    This scenario assumes that no SPAC Public Stockholders exercise redemption rights in connection with the approval of the Business Combination with respect to their SPAC Class A Common Stock and assuming the issuance of 3,616,014 shares of Holdings Common Stock financing is obtained at $10 per share to meet the Available Closing Date Cash requirements, in connection with the approval of the Business Combination.

50% Maximum Redemptions:    This scenario assumes that SPAC Public Stockholders exercise redemption rights with respect to 124,829 SPAC Class A Common Stock, which amount is approximately 50% of the 249,659 SPAC Class A Common Stock of the SPAC Public Stockholders who can redeem their shares under the maximum redemption scenario assuming the issuance 3,737,427 shares of Holdings Common Stock of financing is obtained at $10 per share to meet the Available Closing Date Cash requirements, in connection with the approval of the Business Combination, at a price of approximately $12.37 per share.

Maximum Redemptions:    This scenario assumes that SPAC Public Stockholders exercise redemption rights with respect to 249,659 SPAC Class A Common Stock (approximately 100% of the issued, outstanding and unredeemed SPAC Public Shares) in connection with the approval of the Business Combination, at a price of approximately $2.37 per share. This maximum redemption scenario reflects the maximum number of shares of SPAC Class A Common Stock that may be redeemed assuming the issuance of 3,858,840 shares of Holdings Common Stock financing is obtained at $10 per share to meet the Available Closing Date Cash requirements.

The table below includes the following Dilutive Interests: (i) 11,500,000 Holdings Common Stock that underlie the SPAC Public Warrants, and (ii) 9,400,000 Holdings Common Stock that underlie Sponsor’s SPAC Private Warrants. The ownership percentages reflected in the table are based upon the number of Holdings Common Stock and shares of SPAC Class A Common Stock issued and outstanding as of December 31, 2024, and are subject to the following additional assumptions:

	No Additional Redemption Scenario	% holding	50% Redemption Scenario	% holding	Assuming Maximum Redemptions	% holding
TSII shareholders	800,000	3%	800,000	3%	800,000	3%
SPAC shareholders	249,659	1%	124,830	0%	—	0%
Sponsor and underwriter	5,750,000	18%	5,750,000	18%	5,750,000	18%
Anticipated Financing	3,616,014	11%	3,737,427	12%	3,858,840	12%
SPAC private warrants	9,400,000	30%	9,400,000	30%	9,400,000	30%
SPAC public warrants	11,500,000	37%	11,500,000	37%	11,500,000	37%
Total shares outstanding	31,315,673	100.0%	31,312,257	100.0%	31,308,840	100.0%

For purposes of the table above:

No Further Redemptions:    This scenario assumes that no SPAC Public Stockholders exercise redemption rights in connection with the approval of the Business Combination with respect to their SPAC Class A Common Stock and assuming the issuance of 3,616,014 shares of Holdings Common Stock financing is obtained at $10 per share to meet the Available Closing Date Cash requirements, in connection with the approval of the Business Combination.

50% Maximum Redemptions:    This scenario assumes that SPAC Public Stockholders exercise redemption rights with respect to 124,829 SPAC Class A Common Stock, which amount is approximately 50% of the 249,659 SPAC Class A Common Stock of the SPAC Public Stockholders who can redeem their shares under the maximum redemption scenario assuming the issuance of 3,737,427 shares of Holdings Common Stock financing is obtained at $10 per share to meet the Available Closing Date Cash requirements, in connection with the approval of the Business Combination, at a price of approximately $2.37 per share.

Maximum Redemptions:    This scenario assumes that SPAC Public Stockholders exercise redemption rights with respect to 249,659 SPAC Class A Common Stock (approximately 100% of the issued, outstanding and unredeemed SPAC Public Shares) in connection with the approval of the Business Combination, at a price of approximately $2.37 per share. This maximum redemption scenario reflects the maximum number of shares of SPAC Class A Common Stock that may be redeemed assuming the issuance of 3,858,840 shares of Holdings Common Stock financing is obtained at $10 per share to meet the Available Closing Date Cash requirements.

The following table sets forth varying pro forma voting power and implied ownership levels in Holdings immediately following the completion of the Business Combination assuming no redemptions, 50% of maximum redemptions, and maximum redemptions. The table below assumes the Anticipated Financing will be funded with 25% common stock at $10 per share and 75% debt financing. The table below does not include (i) 11,500,000 Holdings Common Stock that underlie the SPAC Public Warrants, and (ii) 9,400,000 Holdings Common Stock that underlie Sponsor’s SPAC Private Warrants (collectively, the “Dilutive Interests”), in each case because none of the Dilutive Interests are exercisable or issuable immediately following the consummation of the Business Combination. The ownership percentages reflected in the table are based upon the number of shares of Holdings Common Stock and SPAC Class A Common Stock issued and outstanding as of December 31, 2024, and are subject to the following additional assumptions:

	Assuming No Further Redemptions	Voting Power and Implied Ownership	50% Maximum Redemptions	Voting Power and Implied Ownership	Maximum Redemptions	Voting Power and Implied Ownership
Company Shareholders	800,000	10%	800,000	10%	800,000	10%
SPAC Public Stockholders	249,659	3%	124,830	2%	—	0%
Sponsor and its Affiliates	5,750,000	72%	5,750,000	72%	5,750,000	74%
Anticipated Financing	1,205,338	15%	1,245,809	16%	1,286,280	16%
Total	8,004,997	100.00%	7,920,639	100.00%	7,836,280	100.00%

For purposes of the table above:

No Further Redemptions:    This scenario assumes that no SPAC Public Stockholders exercise redemption rights in connection with the approval of the Business Combination with respect to their SPAC Class A Common Stock and assuming the issuance of 1,205,338 financing is obtained at $10 per share to meet the Available Closing Date Cash requirements, in connection with the approval of the Business Combination.

50% Maximum Redemptions:    This scenario assumes that SPAC Public Stockholders exercise redemption rights with respect to 124,829 SPAC Class A Common Stock, which amount is approximately 50% of the 249,659 SPAC Class A Common Stock of the SPAC Public Stockholders who can redeem their shares under the maximum redemption scenario assuming the issuance of 1,245,809 shares of Holdings Common Stock financing is obtained at $10 per share to meet the Available Closing Date Cash requirements, in connection with the approval of the Business Combination, at a price of approximately $12.37 per share.

Maximum Redemptions:    This scenario assumes that SPAC Public Stockholders exercise redemption rights with respect to 249,659 SPAC Class A Common Stock (approximately 100% of the issued, outstanding and unredeemed SPAC Public Shares) in connection with the approval of the Business Combination, at a price of approximately $12.37 per share. This maximum redemption scenario reflects the maximum number of shares of SPAC Class A Common Stock that may be redeemed assuming the issuance of 1,286,280 shares of Holdings Common Stock financing is obtained at $10 per share to meet the Available Closing Date Cash requirements.

The table below includes the following Dilutive Interests: (i) 11,500,000 Holdings Common Stock that underlie the SPAC Public Warrants, and (ii) 9,400,000 Holdings Common Stock that underlie Sponsor’s SPAC Private Warrants. The ownership percentages reflected in the table are based upon the number of Holdings Common Stock and shares of SPAC Class A Common Stock issued and outstanding as of December 31, 2024, and are subject to the following additional assumptions:

	No Additional Redemption Scenario	% holding	50% Redemption Scenario	% holding	Assuming Maximum Redemptions	% holding
TSII shareholders	800,000	3%	800,000	3%	800,000	3%
SPAC shareholders	249,659	1%	124,830	1%	—	0%
Sponsor and underwriter	5,750,000	20%	5,750,000	20%	5,750,000	20%
Anticipated Financing	1,205,338	4%	1,245,809	4%	1,286,280	5%
SPAC private warrants	9,400,000	32%	9,400,000	32%	9,400,000	32%
SPAC public warrants	11,500,000	40%	11,500,000	40%	11,500,000	40%
Total shares outstanding	29,904,997	100.0%	28,820,639	100.0%	28,736,280	100.0%

For purposes of the table above:

No Further Redemptions:    This scenario assumes that no SPAC Public Stockholders exercise redemption rights in connection with the approval of the Business Combination with respect to their SPAC Class A Common Stock and assuming the issuance of 1,205,338 shares of Holdings Common Stock financing is obtained at $10 per share to meet the Available Closing Date Cash requirements, in connection with the approval of the Business Combination.

50% Maximum Redemptions:    This scenario assumes that SPAC Public Stockholders exercise redemption rights with respect to 124,829 SPAC Class A Common Stock, which amount is approximately 50% of the 249,659 SPAC Class A Common Stock of the SPAC Public Stockholders who can redeem their shares under the maximum redemption scenario assuming the issuance of 1,245,809 shares of Holdings Common Stock financing is obtained at $10 per share to meet the Available Closing Date Cash requirements, in connection with the approval of the Business Combination, at a price of approximately $12.37 per share.

Maximum Redemptions:    This scenario assumes that SPAC Public Stockholders exercise redemption rights with respect to 249,659 SPAC Class A Common Stock (approximately 100% of the issued, outstanding and unredeemed SPAC Public Shares) in connection with the approval of the Business Combination, at a price of approximately $12.37 per share. This maximum redemption scenario reflects the maximum number of shares of SPAC Class A Common Stock that may be redeemed assuming the issuance of 1,286,280 shares of Holdings Common Stock financing is obtained at $10 per share to meet the Available Closing Date Cash requirements.

Dilution to SPAC Stockholders

SPAC’s net tangible book value as of September 30, 2024, was $(18.87 million), or $(3.14) per share, based on 5,999,659 shares of SPAC Class A Common Stock outstanding as of that date after taking into consideration the November 14, 2024 redemption of 1,665,727. The net tangible book value as of September 30, 2024 based on condensed combined pro forma financial statements was $33.77 million, or $3.24 per share after giving effect to (i) the issuance of 800,000 Holdings Common Stock at $10.00 per share, as Merger Consideration in shares, (ii) the issuance of 3,616,014 Holdings Common Stock at $10.00 per share, as shares issuable under the Anticipated Financing (assuming the financing is 75% equity and 25% debt financing), and assuming no Holdings public or private warrants are exercised.

The following table illustrates the changes in net tangible book value to existing shareholders and dilution to recipients of Merger Consideration in shares and Anticipated Financing investors at varying redemption levels.

	No Additional Redemption Scenario	25% Redemption Scenario	50% Redemption Scenario	75% Redemption Scenario	Assuming Maximum Redemptions
Offering price of securities in the Initial Registration offering price per share	$10.00	$10.00	$10.00	$10.00	$10.00
Pro forma net tangible book value, as adjusted(1)	33,773,436	33,600,513	33,247,567	33,254,622	33,081,683
Total shares outstanding(2)	10,415,673	10,413,966	10,412,257	10,410,548	10,408,840
Net pro forma tangible book value per share as of September 30, 2024	$3.24	$3.23	$3.21	$3.19	$3.18
Dilution per share to non-redeeming shareholders	$(6.76)	$(6.77)	$(6.79)	$(6.81)	$(6.82)

The following table illustrates the changes in net tangible book value to SPAC’s shareholders and increase in net tangible book value to SPAC’s shareholder as a result of assets acquired of TSII with Merger Consideration shares and Anticipated Financing investors at varying redemption levels.

	No Additional Redemption Scenario	25% Redemption Scenario	50% Redemption Scenario	75% Redemption Scenario	Assuming Maximum Redemptions
SPAC’s net tangible book value as of September 30, 2024	(18,867,324)	(18,867,324)	(18,867,324)	(18,867,324)	(18,867,324)
SPAC’s shares outstanding	5,999,659	5,937,245	5,874,830	5,812,415	5,750,000
SPAC’s Net tangible book value per share as of September 30, 2024	$(3.14)	$(3.18)	$(3.21)	$(3.25)	$(3.28)

Increase per share to recipients of Merger Consideration shares and Anticipated Financing investors	$6.38	$6.40	$6.42	$6.44	$6.45

The following table illustrates the as adjusted net tangible book value to SPAC’s shareholders and increase in net tangible book value to SPAC shareholders as a result of transaction cost incurred by SPAC, financing acquired to extend and deposit into trust, and funds released from the trust at de-SPAC.

	Assuming No Redemption	Assuming 25% Redemption	Assuming 50% Redemption	Assuming 75% Redemption	Assuming Maximum Contractual Redemption
As adjusted net tangible book value per share after giving effect financing acquired to extend and deposit into trust and funds released from trust at de-SPAC	$(1.43)	$(1.57)	$(1.72)	$(1.87)	$(2.03)

Numerator adjustments
SPAC’s net tangible book value	$(18,867,324)	$(18,867,324)	$(18,867,324)	$(18,867,324)	$(18,867,324)
Warrants reclassed to equity	460,000	460,000	460,000	575,000	575,000
Deferred underwriting fee waived	6,300,000	6,300,000	6,300,000	6,300,000	6,300,000
Extension financing for deposits into trust	(219,978)	(219,978)	150,000	150,000	150,000
Incremental excise tax	—	(7,723)	(15,446)	(23,168)	(30,891)
Interest in trust to pay taxes	163,646	163,646	163,646	163,646	163,646
Funds released from trust(3)	3,237,676	2,465,406	1,693,124	920,841	148,558
As adjusted net tangible book value	$46,077,606	$46,378,551	$46,679,493	$46,980,447	$47,281,388

	Assuming No Redemption	Assuming 25% Redemption	Assuming 50% Redemption	Assuming 75% Redemption	Assuming Maximum Contractual Redemption
Denominator adjustments
SPAC’s shares outstanding	7,665,386	7,186,540	6,707,693	6,228,847	5,750,000
As adjusted SPAC’s shares outstanding	5,999,659	5,937,245	5,874,830	5,812,415	5,750,000

____________

(1)      Net tangible book value is based on the pro forma net tangible asset after giving effect the adjustment disclosed in pro forma including the issuance of Merger consideration shares, Anticipated Financing investment and the settlement of transaction cost. The net tangible assets under the 25% redemption scenario was further adjusted for the redemptions of $772,270, incremental excise tax on redemption of $7,722 and the addition of $36,767,210 in Anticipated Financing investment, under 50% redemption scenario was further adjusted for the redemptions of $1,544,553 incremental excise tax on redemption of $15,446 and the addition of $37,374,270 in Anticipated Financing investment and under 75% redemption scenario was further adjusted for the redemptions of $2,316,835 incremental excise tax on redemption of $23,168 and the addition of $37,981,330 in Anticipated Financing investment.

(2)      Excludes potentially dilutive outstanding securities consisting of 11,500,000 share count underlying the warrants held by SPAC’s public shareholders, and 9,400,000 share count underlying the warrants held by Private Placement Sponsor. These sources of future dilution as the extent of their exercise is assumed not to be probable.

(3)      The funds released from trust was adjusted under the 25% redemption scenario for the redemptions of $772,270, under 50% redemption scenario for the redemptions of $1,544,553 and under 75% redemption scenario for the redemptions of $2,316,835.

To the extent that additional shares are issued pursuant to the foregoing, SPAC’s stockholders will experience further dilution. In addition, SPAC may enter into other transactions. To the extent it issues such securities, investors and SPAC’s stockholders may experience further dilution.

For purposes of Item 1604(c)(1), the following table illustrates the potential impact of redemptions on the per share value of the shares owned by non-redeeming SPAC Stockholders, exclusive of the Dilutive Interests:

	Redemption Level
	Assuming No Further Redemptions	Assuming 50% Maximum Redemptions(2)	Assuming Maximum Redemptions(3)
Implied value per public share – Pre-Closing	$59,996,590	$58,748,300	$57,500,000
Implied value per Holdings Common Stock – Post Closing(1)	$104,156,730	$104,122,570	$104,088,399

____________

(1)      Including Founder Shares held by the Sponsor and its Affiliates.

(2)      This scenario assumes that SPAC Public Stockholders exercise redemption rights with respect to 124,829 SPAC Public Shares, which amount is approximately 50% of the 249,659 SPAC Public Shares of the SPAC Public Stockholders who can redeem their shares under the maximum redemption scenario, in connection with the approval of the Business Combination, at a price of approximately $12.37 per share.

(3)      This scenario assumes that SPAC Public Stockholders exercise redemption rights with respect to 249,659 SPAC Public Shares (approximately 100% of the issued, outstanding and unredeemed SPAC Public Shares) in connection with the approval of the Business Combination, at a price of approximately $12.37 per share.

The following table illustrates the potential impact of redemptions on the per share value of the shares owned by non-redeeming SPAC Stockholders, inclusive of the Dilutive Interests:

	Redemption Level
	Assuming No Further Redemptions	Assuming 50% Maximum Redemptions(2)	Assuming Maximum Redemptions(3)
Implied value per public share – Pre-Closing	$268,996,590	$267,748,300	$266,500,000
Implied value per Holdings Common Stock – Post Closing(1)	$313,156,730	$313,122,570	$313,088,399

__________

(1)      Including Founder Shares held by the Sponsor and its Affiliates and the Dilutive Interests.

(2)      This scenario assumes that SPAC Public Stockholders exercise redemption rights with respect to 124,829 SPAC Public Shares, which amount is approximately 50% of the 249,659 SPAC Public Shares of the SPAC Public Stockholders who can redeem their shares under the maximum redemption scenario, in connection with the approval of the Business Combination, at a price of approximately $12.37 per share.

(3)      This scenario assumes that SPAC Public Stockholders exercise redemption rights with respect to 249,659 SPAC Public Shares (approximately 100% of the issued, outstanding and unredeemed SPAC Public Shares) in connection with the approval of the Business Combination, at a price of approximately $12.37 per share.

The required disclosure is not a guarantee that the trading price of the combined company will not be below the IPO offering price of SPAC, nor is the disclosure a guarantee the company valuation will attain one of the stated levels of valuation.

SPAC’s net tangible book value as of September 30, 2024, was $(18.87 million), or $(3.14) per share, based on 5,999,659 shares of SPAC Class A Common Stock outstanding as of that date after taking into consideration the November 14, 2024 redemption of 1,665,727 SPAC Public Shares. The net tangible book value as of September 30, 2024 based on condensed combined pro forma financial statements was $9.67 million, or $1.21 per share after giving effect to (i) the issuance of 800,000 Holdings Common Stock at $10.00 per share, as Merger Consideration in shares, (ii) the issuance of 1,205,338 Holdings Common Stock at $10.00 per share, as shares issuable under the Anticipated Financing (assuming the financing is 25% equity and 75% debt financing), and assuming no Holdings public or private warrants are exercised.

The following table illustrates the changes in net tangible book value to existing shareholders and dilution to recipients of Merger Consideration in shares and Anticipated Financing Investors at varying redemption levels.

	No Additional Redemption Scenario	25% Redemption Scenario	50% Redemption Scenario	75% Redemption Scenario	Assuming Maximum Redemptions
Offering price of securities in the Initial Registration offering price per share	$10.00	$10.00	$10.00	$10.00	$10.00
Pro forma net tangible book value, as adjusted(1)	9,666,675	9,089,041	8,511,386	7,933,730	7,356,084
Total shares outstanding(2)	8,004,997	7,962,819	7,920,639	7,878,459	7,836,280
Net tangible book value per share as of September 30, 2024	$1.21	$1.14	$1.07	$1.01	$0.94
Dilution per share to non-redeeming shareholders	$(8.79)	$(8.86)	$(8.93)	$(8.99)	$(9.06)

The following table illustrates the changes in net tangible book value to SPAC’s shareholders and increase in net tangible book value to SPAC’s shareholder as a result of assets acquired of TSII with Merger Consideration shares and Anticipated Financing investors at varying redemption levels.

	No Additional Redemption Scenario	25% Redemption Scenario	50% Redemption Scenario	75% Redemption Scenario	Assuming Maximum Redemptions
SPAC’s net tangible book value as of September 30, 2024	(18,867,324)	(18,867,324)	(18,867,324)	(18,867,324)	(18,867,324)
SPAC’s shares outstanding	5,999,659	5,937,245	5,874,830	5,812,415	5,750,000
SPAC’s Net tangible book value per share as of September 30, 2024	$(3.14)	$(3.18)	$(3.21)	$(3.25)	$(3.28)

Increase per share to recipients of Merger Consideration shares and Anticipated Financing investors	$4.35	$4.32	$4.29	$4.25	$4.21

The following table illustrates the as adjusted net tangible book value to SPAC’s shareholders and increase in net tangible book value to SPAC shareholders as a result of transaction cost incurred by SPAC, financing acquired to extend and deposit into trust, and funds released from the trust at de-SPAC.

	Assuming No Redemption	Assuming 25% Redemption	Assuming 50% Redemption	Assuming 75% Redemption	Assuming Maximum Contractual Redemption
As adjusted net tangible book value per share after giving effect financing acquired to extend and deposit into trust and funds released from trust at de-SPAC	$(1.43)	$(1.57)	$(1.72)	$(1.87)	$(2.03)

Numerator adjustments
SPAC’s net tangible book value	$(18,867,324)	$(18,867,324)	$(18,867,324)	$(18,867,324)	$(18,867,324)
Warrants reclassed to equity	460,000	460,000	460,000	460,000	460,000
Deferred underwriting fee waived	6,300,000	6,300,000	6,300,000	6,300,000	6,300,000
Extension financing for deposits into trust	150,000	150,000	150,000	150,000	150,000
Incremental excise tax	—	(7,723)	(15,446)	(23,168)	(30,891)
Interest in trust to pay taxes	163,646	163,646	163,646	163,646	163,646
Funds released from trust(3)	3,237,676	2,465,406	1,693,124	920,841	148,558
As adjusted net tangible book value	$(8,556,002)	$(9,335,995)	$(10,115,999)	$(10,896,006)	$(11,676,011)

Denominator adjustments
SPAC’s shares outstanding	5,999,659	5,937,245	5,874,830	5,812,415	5,750,000
As adjusted SPAC’s shares outstanding	5,999,659	5,937,245	5,874,830	5,812,415	5,750,000

____________

(1)      Net tangible book value is based on the pro forma net tangible asset after giving effect the adjustment disclosed in pro forma including the issuance of Merger consideration shares, Anticipated Financing investment and the settlement of transaction cost. The net tangible assets under the 25% redemption scenario was further adjusted for the redemptions of $772,270, incremental excise tax on redemption of $7,722 and the addition of $12,255,740 in Anticipated Financing investment, under 50% redemption scenario was further adjusted for the redemptions of $1,544,553 incremental excise tax on redemption of $15,446 and the addition of $12,458,090 in Anticipated Financing investment and under 75% redemption scenario was further adjusted for the redemptions of $2,316,835 incremental excise tax on redemption of $23,168 and the addition of $12,660,440 in Anticipated Financing investment.

(2)      Excludes potentially dilutive outstanding securities consisting of 11,500,000 share count underlying the warrants held by SPAC’s public shareholders, and 9,400,000 share count underlying the warrants held by Private Placement Sponsor. These sources of future dilution as the extent of their exercise is assumed not to be probable.

(3)      The funds released from trust was adjusted under the 25% redemption scenario for the redemptions of $772,270, under 50% redemption scenario for the redemptions of $1,544,553 and under 75% redemption scenario for the redemptions of $2,316,835.

To the extent that additional shares are issued pursuant to the foregoing, SPAC’s stockholders will experience further dilution. In addition, SPAC may enter into other transactions. To the extent it issues such securities, investors and SPAC’s stockholders may experience further dilution.

For purposes of Item 1604(c)(1), the following table illustrates the potential impact of redemptions on the per share value of the shares owned by non-redeeming SPAC Stockholders, exclusive of the Dilutive Interests:

	Redemption Level
	Assuming No Further Redemptions	Assuming 50% Maximum Redemptions(2)	Assuming Maximum Redemptions(3)
Implied value per public share – Pre-Closing	$59,996,590	$58,748,300	$57,500,000
Implied value per Holdings Common Stock – Post Closing(1)	$80,049,971	$79,206,390	$78,362,800

____________

(1)      Including Founder Shares held by the Sponsor and its Affiliates.

(2)      This scenario assumes that SPAC Public Stockholders exercise redemption rights with respect to 124,829 SPAC Public Shares, which amount is approximately 50% of the 249,659 SPAC Public Shares of the SPAC Public Stockholders who can redeem their shares under the maximum redemption scenario, in connection with the approval of the Business Combination, at a price of approximately $12.37 per share.

(3)      This scenario assumes that SPAC Public Stockholders exercise redemption rights with respect to 249,659 SPAC Public Shares (approximately 100% of the issued, outstanding and unredeemed SPAC Public Shares) in connection with the approval of the Business Combination, at a price of approximately $12.37 per share.

The following table illustrates the potential impact of redemptions on the per share value of the shares owned by non-redeeming SPAC Stockholders, inclusive of the Dilutive Interests:

	Redemption Level
	Assuming No Further Redemptions	Assuming 50% Maximum Redemptions(2)	Assuming Maximum Redemptions(3)
Implied value per public share – Pre-Closing	$268,996,590	$267,748,300	$266,500,000
Implied value per Holdings Common Stock – Post Closing(1)	$289,049,971	$288,206,390	$287,362,800

____________

(1)      Including Founder Shares held by the Sponsor and its Affiliates and the Dilutive Interests.

(2)      This scenario assumes that SPAC Public Stockholders exercise redemption rights with respect to 124,829 SPAC Public Shares, which amount is approximately 50% of the 249,659 SPAC Public Shares of the SPAC Public Stockholders who can redeem their shares under the maximum redemption scenario, in connection with the approval of the Business Combination, at a price of approximately $12.37 per share.

(3)      This scenario assumes that SPAC Public Stockholders exercise redemption rights with respect to 249,659 SPAC Public Shares (approximately 100% of the issued, outstanding and unredeemed SPAC Public Shares) in connection with the approval of the Business Combination, at a price of approximately $12.37 per share.

The required disclosure is not a guarantee that the trading price of the combined company will not be below the IPO offering price of SPAC, nor is the disclosure a guarantee the SPAC valuation will attain one of the stated levels of valuation.

Q:     What conditions must be satisfied to complete the Business Combination?

A:     There are a number of closing conditions to the Business Combination, including, but not limited to, the following:

•        the absence of any governmental order, statute, rule, or regulation then in effect enjoining or prohibiting the consummation of the Business Combination;

•        all regulatory approvals having been obtained;

•        completion of the Offer in accordance with the terms of the Merger Agreement and Proxy Statement/Prospectus;

•        the Registration Statement on Form S-4 (the “Registration Statement”) shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

•        the SPAC Stockholder Approval shall have been obtained;

•        the execution of the Shell Commitment Agreement;

•        the Available Closing Date Cash shall be not less than $44,000,000.

•        the Transactions will be reasonably expected to qualify for the Intended Tax Treatment by the Company and its counsel; and

•        the shares of Holdings Common Stock and Holdings Public Warrants shall have been approved for listing on a National Exchange.

For a summary of all of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination Proposal — The Merger Agreement.”

Q:     Why is SPAC providing stockholders with the opportunity to vote on the Business Combination?

A:     Under the SPAC Charter, holders of the SPAC Public Shares must have the opportunity to have their SPAC Public Shares redeemed upon the consummation of SPAC’s initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, SPAC has elected to provide its stockholders with the opportunity to have their SPAC Public Shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, SPAC is seeking to obtain the approval of its stockholders of the Business Combination Proposal in order to allow its public stockholders to effectuate redemptions of their SPAC Public Shares in connection with the Closing.

Q:     Why is the NTA Proposal being proposed?

A:     The proposed amendments to remove the NTA limitation from the SPAC Charter have been proposed in order to facilitate the consummation of the Business Combination, by removing the limitation on its ability to consummate an initial business combination if SPAC would have less than $5,000,001 in net tangible assets prior to or upon consummation of such initial business combination. The purpose of the NTA limitation was initially to ensure that SPAC’s shares of common stock are not deemed to be a “penny stock” pursuant to Rule 3a51-1 under the Exchange Act. Because we anticipate that our common stock will not be deemed to be a “penny stock” pursuant to other applicable provisions of Rule 3a51-1 under the Exchange Act upon the consummation of the Business Combination, SPAC is proposing the NTA Proposal so that the parties to the Business Combination may consummate the transaction even if it does not have at least $5,000,001 in net tangible assets prior to or upon consummation of the Business Combination. For more information, see “Proposal No. 7 — The NTA Proposal — Reasons for the Amendments.”

If SPAC redeems its Public Shares in an amount in excess of the current NTA limitation and Holdings’ securities do not meet Nasdaq’s minimum initial listing requirements and it is not able to list such securities on another approved national securities exchange, we expect that Holdings’ securities could be quoted on an over-the-counter market. If this were to occur, Holdings could face significant material adverse consequences, including: (i) a limited availability of market quotations for Holdings securities, (ii) reduced liquidity for Holdings’ securities, (iii) a determination that Holdings’ public shares are “penny stocks” which will require brokers trading in Holdings’ public shares to adhere to more stringent rules, including being subject to the depository requirements of Rule 419 of the Securities Act, and possibly result in a reduced level of trading activity in the secondary trading market for Holdings’ securities and (iv) a decreased ability to issue additional securities or obtain additional financing in the future. The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Holdings Common Stock and Holdings Public Warrants would qualify as covered securities under such statute. If Holdings were no longer listed on Nasdaq, its securities would not qualify as covered securities under such statute and it would be subject to regulation in each state in which it offers its securities. See “Risk Factors — There can be no assurance that Holdings will be able to be approved for listing on either Nasdaq or the NYSE, or comply with the continued listing standards of Nasdaq or the NYSE.”

Q:     How many votes do I have at the Special Meeting?

A:     SPAC Stockholders are entitled to one vote at the Special Meeting for each share of SPAC Common Stock held of record as of [•], 2025, the Record Date for the Special Meeting. As of the close of business on the Record Date, there were [•] shares of SPAC Class A Common Stock and 5,750,000 shares of SPAC Class B Common Stock issued and outstanding.

Q:     What vote is required to approve the Proposals presented at the Special Meeting?

A:     The approval of the Business Combination Proposal requires the affirmative vote of a majority of the issued and outstanding shares of SPAC Common Stock as of the Record Date. Accordingly, a SPAC Stockholder’s failure to vote by proxy or to vote via the virtual meeting platform at the Special Meeting or an abstention or broker non-vote will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The approval of the Election of Directors Proposal requires a plurality of the votes cast by the SPAC Stockholders present in person or represented by proxy at the Special Meeting and entitled to vote thereon.

The approval of the NTA Proposal requires the affirmative vote of holders of at least 65% of the issued and outstanding shares of SPAC Common Stock as of the Record Date.

The approval of all other Proposals presented to the SPAC Stockholders require the affirmative vote of a majority of the shares of SPAC Common Stock cast by the SPAC Stockholders present in person or represented by proxy at the Special Meeting and entitled to vote thereon. Accordingly, a SPAC Stockholder’s failure to vote by proxy or to vote via the virtual meeting platform at the Special Meeting or an abstention will have no effect on the outcome of such Proposals.

The Sponsor and our directors and officers have agreed to vote their shares in favor of the Business Combination Proposal and all other Proposals presented in this proxy statement/prospectus. As a result, we would need [•] SPAC Public Shares, to be voted in favor of the Business Combination in order to have the Business Combination approved, as the Sponsor Founder Shares represent an aggregate of [•]% of the SPAC Class A Common Stock.

Q:     What constitutes a quorum at the Special Meeting?

A:     The presence, in person or by proxy, at a stockholder’s meeting of the holders of shares of outstanding capital stock of SPAC, representing a majority of the voting power of all outstanding shares of capital stock of SPAC entitled to vote at such meeting shall constitute a quorum. In the absence of a quorum, the meeting chairperson has the power to adjourn the Special Meeting. As of the Record Date, [•] shares of SPAC Common Stock would be required to achieve a quorum.

Q:     How will the Sponsor and SPAC’s directors and officers vote?

A:     The Sponsor and SPAC’s officers and directors have agreed to vote any shares of SPAC Common Stock held by them in favor of the Business Combination. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if the Sponsor and SPAC’s officers and directors had agreed to vote their shares of SPAC Common Stock in accordance with the majority of the votes cast by SPAC Public Stockholders.

As a result, as of the Record Date, we will not require any additional votes of the outstanding SPAC Common Stock to be voted in favor of the Business Combination in order to have the Business Combination approved.

Q:     What interests do the Sponsor and SPAC’s current officers and directors have in the Business Combination?

A:     When considering the SPAC Board’s recommendation to vote in favor of approving the Business Combination Proposal, the Organizational Documents Proposal, the Advisory Governance Proposals, the Election of Directors Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the NTA Proposal and, if presented, the Adjournment Proposal, SPAC Stockholders should keep in mind that the Sponsor and SPAC’s directors and executive officers, have interests in such Proposals that are different from, or in addition to (and which may conflict with), those of the SPAC Stockholders. SPAC’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, in recommending to SPAC Stockholders that they approve the Business Combination and in agreeing to vote their shares in favor of the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the interests listed below:

•        the SPAC Charter provides that the doctrine of corporate opportunity will not apply with respect to SPAC or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the SPAC Charter or in the future, and SPAC renounces any expectancy that any of the directors or officers of SPAC will offer any such corporate opportunity of which he or she may become aware to SPAC, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of SPAC with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of SPAC and (i) such opportunity is one SPAC is legally and contractually permitted to undertake and would otherwise be reasonable for SPAC to pursue and (ii) the director or officer is permitted to refer that opportunity to SPAC without violating any legal obligation;

•        unless SPAC consummates an initial business combination, SPAC’s officers and directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them on behalf of SPAC to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•        the SPAC Private Warrants purchased by the Sponsor for $9,400,000 will be worthless if an initial business combination is not consummated;

•        the Sponsor has agreed that the SPAC Private Warrants, and all of their underlying securities, will not be sold or transferred by it until 30 days after SPAC has completed a business combination, subject to limited exceptions;

•        the fact that Sponsor originally paid $25,000, or approximately $0.003 per share, for its Founder Shares (of which it currently holds 4,234,840), which such Sponsor Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $[              ], based on the last available sale price of SPAC Class A Common Stock as of [•], 2025, and that such shares will be worthless if the Business Combination is not consummated and that the Sponsor and its affiliates can earn a positive rate of return on their investment even if SPAC Public Stockholders experience a negative return following the consummation of the Business Combination;

•        the fact that if the Business Combination or another initial business combination is not consummated by May 15, 2025 (the “Final Redemption Date”), SPAC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding SPAC Class A Common Stock for cash and liquidating. In such event, the SPAC Common Stock held by the Sponsor and SPAC’s directors and officers, which were acquired for an aggregate purchase price of approximately $25,000 prior to the initial public offering, would be worthless because the Sponsor and SPAC’s directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any SPAC Common Stock (other than public shares) held by them if SPAC fails to complete an initial business combination by the Final Redemption Date. Such shares had an aggregate market value of approximately $[        ], based upon the last available sale price of $[      ] per share as of [•], 2025. As a result of waiving liquidating distributions, if SPAC fails to complete an initial business combination by the Final Redemption Date, the Sponsor will lose $9,400,000 for the purchase of the SPAC Private Warrants, and $25,000 for the purchase of the Founder Shares;

•        the fact that Sponsor has agreed, for no consideration, not to redeem any of the Sponsor Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•        if SPAC does not complete an initial business combination by May 15, 2025 (or a later date approved by SPAC Stockholders pursuant to the SPAC Charter), the proceeds from the sale of the SPAC Private Warrants of $9,400,000, will be included in the liquidating distribution to SPAC Public Stockholders and the SPAC Private Warrants will expire worthless;

•        the Sponsor has agreed that it will be liable to SPAC if and to the extent any claims by a third party for services rendered or products sold to SPAC, or a prospective target business with which SPAC has entered into a written letter of intent, confidentiality or similar agreement for business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) [$10.10] per SPAC Class A Common Stock and (ii) the actual amount per SPAC Class A Common Stock held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

•        the fact that the Sponsor has made outstanding loans to SPAC in the aggregate amount of $6.09 million as of the date of this proxy statement/prospectus, which amount the Sponsor will lose to the extent that SPAC is unable to repay such loans if the amount of such loans exceeds the amount of available proceeds not deposited in the Trust Account if an initial business combination is not completed;

•        the fact that, in connection with various extensions of the deadline by which SPAC must complete an initial business combination, the Sponsor has deposited an aggregate of $5,603,224 into the Trust Account, as of the date of this proxy statement/prospectus, in exchange for non-interest bearing, unsecured promissory notes issued by SPAC to the Sponsor that will not be repaid in the event that SPAC is unable to close a business combination unless there are funds available outside the Trust Account to do so;

•        the fact that if SPAC is unable to complete a business combination within the required time period, the aggregate dollar amount of non-reimbursable funds the Sponsor and its affiliates have at risk that depends on completion of a business combination is $17.24 million, composed of (i) $25,000, representing the aggregate purchase price paid for the SPAC Class B Common Stock, (ii) $9,400,000, representing the aggregate purchase price paid for SPAC Private Warrants, (iii)  $1,750,000 of out-of-pocket expenses for working capital and general corporate purposes and (iv) $6,090,000, representing the outstanding loans to SPAC made by the Sponsor as of February 1, 2025, which is comprised of $486,776 of unpaid expenses incurred by the Sponsor and SPAC’s officers and directors and their affiliates in connection with the Administrative Services Agreement as of the date hereof, and $5,603,224, representing the funds that the Sponsor has deposited into the Trust Account, as of [February 1], 2025, in connection with various extensions of the Deadline Date;

•        the fact that SPAC’s existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the Business Combination and pursuant to the Merger Agreement; and

•        the fact that Ronald C. Copley and Jason C. Reeves, current directors of SPAC, will join the Holdings Board upon completion of the Business Combination.

The existence of the interests described above may result in a conflict of interest on the part of SPAC’s officers and directors in entering into the Merger Agreement and making their recommendation that you vote in favor of the approval of the Business Combination. In particular, the existence of the interests described above may incentivize SPAC’s officers and directors to complete an initial business combination, even if on terms less favorable to the SPAC Stockholders compared to liquidating SPAC, because, among other things, if SPAC is liquidated without completing an initial business combination, the Sponsor Founder Shares and SPAC Private Warrants would be worthless (which, if unrestricted and freely tradable, would be worth an aggregate of approximately $[            ], based on the last available sale price of SPAC Class A Common Stock as of [•], 2025), and out-of-pocket expenses advanced by the Sponsor and loans made by the Sponsor to SPAC would not be repaid to the extent such amounts exceed cash held by SPAC outside of the Trust Account (which such expenses and loans, as of February 1, 2025, amounted to $6.09 million).

Q:     Did the SPAC Board obtain a fairness opinion in determining whether or not to proceed with the Business Combination?

A:     Yes. The SPAC Board did obtain a fairness opinion from Stout Risius Ross, LLC (“Stout”) in connection with and prior to closing of the Business Combination.

Q:     What factors did the SPAC Board consider in determining whether or not to proceed with the Business Combination?

A:     The SPAC Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the Transactions contemplated thereby, including, but not limited to:

•        Potential to Grow.     We believe that the redevelopment of TSII aligns well with our goal to prioritize businesses that integrate natural resources and infrastructure. We believe TSII is well positioned in the geographical market area. With our lead supplier and customer, we believe TSII will operate in a market ripe for our products. Furthermore, our strategic collaborations with our supplier and customer and their focus on staying at the forefront of Mountain West energy market. Through the Business Combination with TSII, we can leverage its assets to address significant unmet needs in the energy market. TSII’s portfolio of highly promising assets, market positioning, and strategic vision to become a global leader make it an ideal candidate for an acquisition within the market.

•        High Revenue Potential.     The SPAC Board believes that TSII’s growth potential is backed by a growing Utah energy market. Additionally, the SPAC Board believes that the presence of multiple new natural resources companies within Utah’s Uinta Basin, will position the go-forward company where it can cost-effectively process the resources.

•        Efficient Use of Capital to Meet Growth Objectives.     The SPAC Board believes that TSII is positioned such that the utilization of additional capital can propel the next stage of development. This belief comes from the SPAC Board’s due diligence assessing TSII’s assets and market position, and understanding of how additional capital, in connection with successful re-start of assets, will translate into investor returns over the long-term.

•        Attractive Valuation.     The SPAC Board believes that TSII is currently available at a fair value (based upon the current enterprise values of comparable public companies with similar technologies).

•        Public Market Readiness.     The SPAC Board believes that TSII is well-positioned to be a public company, specifically with respect to its size and the scalability of its assets. Additionally, the SPAC Board expects that public market investors will understand and value TSII and its potential as a business. The SPAC Board believes that we have appropriate and effective plans to implement the governance measurers and financial systems and controls required by the public markets.

See the section entitled “The Business Combination Proposal — The SPAC Board’s Reasons for the Approval of the Business Combination” for additional discussion.

Q:     What happens if I sell my shares of SPAC Common Stock before the Special Meeting?

A:     The Record Date is earlier than the date of the Special Meeting. If you transfer your shares of SPAC Common Stock after the Record Date, but before the date of the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described herein. If you transfer your shares of SPAC Common Stock prior to the Record Date, you will have no right to vote those shares at the Special Meeting.

Q:     What happens if I vote against the Business Combination Proposal?

A:     Pursuant to the SPAC Charter, if the Business Combination Proposal is not approved and SPAC does not otherwise consummate an alternative business combination by May 15, 2025 (or a later date approved by SPAC Stockholders pursuant to the SPAC Charter), SPAC will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders, subject to payment of SPAC’s tax obligations and up to $100,000 of dissolution expenses.

Q:     How do the SPAC Public Warrants differ from the SPAC Private Warrants and what are the related risks to any holders of SPAC Public Warrants following the Business Combination?

A:     The SPAC Private Warrants are identical to the SPAC Public Warrants in all material respects, except that the SPAC Private Warrants will not be transferable, assignable, or salable until 30 days after the completion of the Business Combination and they will not be redeemable by Holdings so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the SPAC Private Warrants on a cashless basis. If the SPAC Private Warrants are held by holders other than the Sponsor or its permitted transferees, the SPAC Private Warrants will be redeemable by Holdings in all redemption scenarios and exercisable by the holders on the same basis as the SPAC Public Warrants.

Following the Business Combination, Holdings may redeem the Holdings Public Warrants, prior to their exercise at a time that is disadvantageous to the holders, thereby significantly impairing the value of such warrants. Holdings will have the ability to redeem outstanding Holdings Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the Holdings Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any 20 trading days within a 30-trading day period commencing at any time after the warrants become exercisable and ending on the third trading day prior to the notice of redemption to warrant holders. Holdings will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Holdings Common Stock issuable upon exercise of such warrants is effective and a current prospectus relating to those Holdings Common Stock is available throughout the 30-day redemption period. If and when the Holdings Public Warrants become redeemable by Holdings, if Holdings has elected to require the exercise of Holdings Public Warrants on a cashless basis, Holdings will not redeem the warrants as described above if the issuance of Holdings Common Stock upon exercise of Holdings Public Warrants is not exempt from registration or qualification under applicable state securities laws or Holdings is unable to effect such registration or qualification. Redemption of the outstanding Holdings Public Warrants could force you (i) to exercise your Holdings Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Holdings Public Warrants at the then-current market price when you might otherwise wish to hold your Holdings Public Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding Holdings Public Warrants are called for redemption, is likely to be substantially less than the market value of your Holdings Public Warrants. The closing price for the SPAC Class A Common Stock as of February 4, 2025 was $10.01 and has never exceeded the $18.00 threshold that would trigger the right to redeem the Holdings Public Warrants following the Closing.

Holdings may only call the Holdings Public Warrants for redemption upon a minimum of 30 days’ prior written notice of redemption to each registered holder pursuant to the terms of the SPAC Warrant Agreement (as assumed by Holdings at Closing).

Q:     Do I have redemption rights?

A:     Pursuant to the SPAC Charter, holders of SPAC Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the SPAC Charter. As of December 31, 2024, based on funds in the Trust Account of $3.24 million less $0.16 million of interest available to pay income taxes, this would have amounted to $12.31 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of SPAC Class A Common Stock for cash. Such a holder will be entitled to receive cash for its SPAC Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to SPAC’s transfer agent prior to the Special Meeting. See the section titled “Special Meeting of SPAC Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your SPAC Public Shares for cash. In connection with the IPO, the Sponsor and SPAC’s officers and directors agreed to waive any redemption rights with respect to any shares of SPAC Common Stock held by them in connection with the completion of the Business Combination. Such waivers are standard in transactions of this type and the Sponsor and SPAC’s officers and directors did not receive separate consideration for the waiver.

Q:     Will how I vote affect my ability to exercise redemption rights?

A:     No. You may exercise your redemption rights regardless of whether you vote or, if you vote, irrespective of whether you vote “FOR” or “AGAINST,” or abstain from voting on the Business Combination Proposal or any other Proposal. As a result, the Merger Agreement and the Transactions can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of a National Exchange.

Q:     How do I exercise my redemption rights?

A:     In order to exercise your redemption rights, you must, prior to [•] Eastern time, on [•], 2025 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your SPAC Public Shares for cash to Equiniti Trust Company, LLC, our transfer agent, at the following address:

Equiniti Trust Company, LLC
55 Challenger Road
Ridgefield Park, NJ 07660
Email: SPACSUPPORT@equiniti.com

Please also affirmatively certify in your request to Equiniti Trust Company, LLC for redemption if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of SPAC Class A Common Stock. A holder of the SPAC Public Shares, together with any affiliates any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from redeeming in the aggregate shares in excess of 15% of the aggregate SPAC Public Shares, which we refer to as the “15% threshold.” Accordingly, all SPAC Public Shares in excess of the 15% threshold beneficially owned by a SPAC Public Stockholder or group will not be redeemed for cash. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is SPAC’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, SPAC does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with SPAC’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to SPAC’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that SPAC’s transfer agent return the shares (physically or electronically). You may make such request by contacting SPAC’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     We expect that a U.S. Holder (as defined herein) that exercises its redemption rights to receive cash from the Trust Account in exchange for its SPAC Class A Common Stock generally will be treated as selling such shares in a taxable transaction resulting in recognition of capital gain or loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of SPAC Class A Common Stock that such U.S. Holder owns or is deemed to own (including through the SPAC Public Warrants and, after the transaction, the shares and warrants of Holdings) prior to and following the redemption. For a more complete discussion of the U.S. federal income tax considerations of a U.S. Holder’s exercise of redemption rights and a description of the U.S. federal income tax consequences for a Non-U.S. Holder’s (as defined herein) exercise of redemption rights, please see the section entitled “Material U.S. Federal Income Tax Considerations.”

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF EXERCISING YOUR REDEMPTION RIGHTS WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:     If I am a SPAC Public Warrant holder, can I exercise redemption rights with respect to my SPAC Public Warrants?

A:     No. The holders of SPAC Public Warrants have no redemption rights with respect to such SPAC Public Warrants.

Q:     If I am a holder of SPAC Units, can I exercise redemption rights with respect to my SPAC Units?

A:     No. Holders of outstanding SPAC Units must separate the underlying SPAC Public Shares and SPAC Public Warrants prior to exercising redemption rights with respect to the SPAC Public Shares. While Holders of SPAC Units may hold SPAC Units until closing of the Business Combination, if they do not elect to separate the underlying SPAC Public Shares and SPAC Public Warrants at closing, then such SPAC Units will automatically convert into the underlying SPAC Public Shares and SPAC Public Warrants in connection with the Business Combination.

If you hold SPAC Units registered in your own name, you must deliver the certificate for such SPAC Units to Equiniti Trust Company, LLC, SPAC’s transfer agent, with written instructions to separate such SPAC Units into SPAC Public Shares and SPAC Public Warrants. This must be completed far enough in advance to permit the mailing of the SPAC Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the SPAC Public Shares from the SPAC Units. See “How do I exercise my redemption rights?” above. The address of Equiniti Trust Company, LLC is listed under the question “Who can help answer my questions?” below.

If a broker, dealer, commercial bank, trust company or other nominee holds your SPAC Units, you must instruct such nominee to separate your SPAC Units. Your nominee must send written instructions by facsimile to Equiniti Trust Company, LLC, SPAC’s transfer agent. Such written instructions must include the number of SPAC Units to be split and the nominee holding such SPAC Units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant SPAC Units and a deposit of an equal number of SPAC Public Shares and SPAC Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the SPAC Public Shares from the SPAC Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your SPAC Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Q:     Do I have appraisal rights if I object to the proposed Business Combination?

A:     There are no appraisal rights available to our stockholders in connection with the Business Combination.

Q:     What happens to the funds deposited in the Trust Account upon consummation of the Business Combination?

A:     If the Business Combination is consummated, the funds held in the Trust Account will be released to:

•        pay SPAC Stockholders who properly exercise their redemption rights;

•        pay certain other fees, costs, and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by SPAC or the Company in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Merger Agreement;

•        repay any loans owed by SPAC to the Sponsor for any transaction expense or other administrative expenses incurred by SPAC; and

•        provide for general corporate purposes of Holdings including, but not limited to, working capital for operations of the Company.

Q:     What happens if the Business Combination is not consummated?

A:     There are certain circumstances under which the Merger Agreement may be terminated. See the section titled “The Business Combination Proposal — The Merger Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Merger Agreement or otherwise, SPAC is unable to complete the Business Combination or another initial business combination transaction by May 15, 2025 (or a later date approved by SPAC Stockholders pursuant to the SPAC Charter), the SPAC Charter provides that SPAC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining SPAC Stockholders and SPAC Board, dissolve and liquidate, subject in each case to SPAC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

SPAC expects that the amount of any distribution its public stockholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to SPAC’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. Holders of Sponsor Founder Shares have waived any right to any liquidation distribution with respect to those shares if SPAC fails to complete a business combination.

In the event of liquidation, there will be no distribution with respect to outstanding SPAC Public Warrants. Accordingly, the SPAC Public Warrants will expire worthless.

Q:     When is the Business Combination expected to be completed?

A:     The Closing is expected to take place on (a) the third business day following the satisfaction or waiver of the conditions described below under the section titled “The Business Combination Proposal — Conditions to the Closing” (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or (b) such other date as agreed to by the parties to the Merger Agreement in writing, in each case, subject to the satisfaction or waiver of the Closing conditions. The Merger Agreement may be terminated by SPAC and/or the Company upon the occurrence of certain events. For a description of the conditions to the completion of the Business Combination, see the section titled “The Business Combination Proposal.”

Q:     What are the U.S. federal income tax consequences to me of the Business Combination?

A:     It is intended that the SPAC Merger together with the contribution of the Rollover Interests qualify (in whole or in part) as a tax-deferred exchange for U.S. federal income tax purposes under Section 351 of the Code. In addition, it is intended, and the parties intend to report, that for U.S. federal income tax purposes the SPAC Merger also qualifies as a tax-deferred reorganization under Section 368(a) of the Code. However, if the SPAC Merger only qualifies as part of a tax-deferred exchange under Section 351 of the Code and does not qualify as a tax-deferred reorganization under Section 368(a) of the Code, then no gain or loss generally would be recognized by the public stockholders that exchange our common stock solely for Holdings Common Stock pursuant to the SPAC Merger, but the exchange of SPAC Public Warrants for Holdings Warrants in the SPAC Merger would not qualify for tax-deferred treatment and would be taxable as further described in the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders.” If the SPAC Merger does not qualify as part of a tax-deferred exchange under Section 351 of the Code (and does not qualify as a tax-deferred reorganization under Section 368(a) of the Code), then neither the exchange of our common stock for Holdings Common Stock, nor the exchange of SPAC Public Warrants for Holdings Warrants, pursuant to the SPAC Merger would qualify for tax-deferred treatment, and instead each would be taxable as further described in the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders.”

The parties intend to report the SPAC Merger together with the contribution of the Rollover Interests as a tax-deferred exchange under Section 351 of the Code. However, the closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel regarding the U.S. federal income tax treatment of the Business Combination, and none of SPAC, Holdings, or their respective affiliates intends to request a ruling from the IRS regarding such treatment. Accordingly, no assurance can be given that the IRS will not challenge the Business Combination’s qualification as an exchange under Section 351 or that a court will not sustain such a challenge by the IRS. You are strongly urged to consult your tax advisor to determine the particular U.S. federal, state, local or foreign income or other tax consequences of the Business Combination (including the SPAC Merger) to you. Please see the section entitled “Material U.S. Federal Income Tax Considerations.”

Q:     When and where is the Special Meeting?

A:     The Special Meeting will be held at [•] Eastern Time, on [•], 2025 as a virtual meeting. The Special Meeting will be held virtually over the internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Special Meeting via a live webcast available at [•].

Q:     How can I attend the Special Meeting virtually?

A:     SPAC is pleased to conduct the Special Meeting virtually via the internet through a live webcast and online stockholder tools. SPAC is offering SPAC Stockholders the ability to attend the Special Meeting virtually to provide ready access and cost savings for both SPAC and its stockholders. SPAC believes a virtual format facilitates stockholder attendance and participation by leveraging technology to allow SPAC to communicate more effectively and efficiently with its stockholders. This format empowers SPAC Stockholders around the world to participate at no cost. SPAC will use the virtual format to enhance stockholder access and participation and protect stockholder rights.

Q:     What do I need to do now?

A:     You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder and/or warrant holder of SPAC. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares of SPAC through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:     How do I vote?

A:     If you are a holder of record of SPAC Common Stock on [•], 2025, the Record Date, you may vote with respect to the Proposals set forth in this proxy statement/prospectus at the Special Meeting via the virtual meeting platform, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote via the virtual meeting platform, obtain a proxy from your broker, bank or nominee.

Q:     What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:     At the Special Meeting, SPAC will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for purposes of determining whether a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the Business Combination Proposal and the NTA Proposal but will have no effect on any other Proposals presented herein. Broker non-votes will not be counted as present for the purposes of establishing a quorum, will have the same effect as a vote “AGAINST” the Business Combination Proposal and the NTA Proposal, and will have no effect on any of the other Proposals presented herein.

Q:     What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:     Signed and dated proxies received by SPAC without an indication of how the stockholder intends to vote on a Proposal will be voted “FOR” each Proposal presented to the stockholders at the Special Meeting. The proxyholders may use their discretion to vote on any other matters which properly come before the Special Meeting.

Q:     If I am not going to attend the Special Meeting, should I return my proxy card instead?

A:     Yes. Whether you plan to attend the Special Meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. SPAC believes the Proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide to ensure that your vote is counted.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. Stockholders may send a later-dated, signed proxy card to SPAC’s secretary at the address set forth below so that it is received by SPAC’s secretary prior to the Special Meeting or attend the Special Meeting and vote via the virtual meeting platform. Stockholders also may revoke their proxy by sending a notice of revocation to SPAC’s secretary, which must be received by SPAC’s secretary prior to the Special Meeting.

Q:     What should I do if I receive more than one set of voting materials?

A:     Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares.

Q:     Who will solicit and pay the cost of soliciting proxies?

A:     SPAC will pay the cost of soliciting proxies for the Special Meeting. SPAC has engaged Laurel Hill Advisory Group, LLC (“Laurel Hill”) to assist in the solicitation of proxies for the Special Meeting. SPAC has agreed to pay a fee of $8,500, plus disbursements. SPAC will reimburse Laurel Hill for reasonable out-of-pocket expenses and will indemnify Laurel Hill and its affiliates against certain claims, liabilities, losses, damages and expenses. SPAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of SPAC Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the SPAC Common Stock and in obtaining voting instructions from those owners. SPAC’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     Who can help answer my questions?

A:     If you have questions about the Business Combination or the Proposals, or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Integrated Rail and Resources Acquisition Corp.
400 W. Morse Boulevard, Suite 220
Winter Park, FL 32789
Attn: Mark A. Michel
Telephone No.: (321) 972-1583

You may also contact our proxy solicitor at:

Laurel Hill Advisory Group
2 Robbins Lane, Suite 200
Jericho, NY 11753
Tel: (855) 414-2266 (toll-free) or
(516) 396-7902 (banks and brokers can call collect)
Email: IRRX@laurelhill.com

To obtain timely delivery, SPAC Stockholders must request the materials no later than [•], 2025.

You may also obtain additional information about SPAC from documents filed with the SEC, free of charge, by visiting their website at www.sec.gov or by following the instructions in the section titled “Where You Can Find More Information.”

If you intend to seek redemption of your SPAC Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to SPAC’s transfer agent prior to the Special Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact:

Equiniti Trust Company, LLC
55 Challenger Road
Ridgefield Park, NJ 07660
Email: SPACSUPPORT@equiniti.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the Special Meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section entitled “Where You Can Find More Information.”

Parties to the Business Combination

Integrated Rail and Resources Acquisition Corp. (SPAC/Integrated Rail)

Integrated Rail is a Delaware blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. Based on its business activities, Integrated Rail is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash. The SPAC Units, SPAC Class A Common Stock and the SPAC Public Warrants are currently listed on the over-the-counter (OTC Pink) market under the symbols “IRRXU,” “IRRX” and “IRRXW,” respectively. The SPAC Units will automatically separate into their component securities upon consummation of the Business Combination, and those component securities will be converted into securities of Holdings. As a result, Integrated Rail’s securities will no longer trade as independent securities. The mailing address of Integrated Rail’s principal executive office is 400 W. Morse Blvd, Suite 220, Winter Park, FL 32789 and the telephone number of SPAC’s principal executive office is (321) 972-1583.

Integrated Rail’s sponsor is DHIP Natural Resources Investments, LLC, a Delaware limited liability company, and the managing member of our Sponsor is DHIP NRI Management Partners LLC, a Delaware limited liability company, whose members are Mark A. Michel, our CEO, Timothy J. Fisher, our CFO, and Henry N. Didier, Jr., who each share decision-making power. The Sponsor currently holds a total of 4,234,840 Founder Shares. The Sponsor also currently holds 9,400,000 Private Warrants, acquired for an aggregate investment of $9,4000,000 in a private placement at the time of the IPO. For additional information, see the section entitled “Information About SPAC.”

Uinta Infrastructure Group Corp. (Holdings)

Holdings is a Delaware corporation formed on August 18, 2023, formed solely in contemplation of the Business Combination. Holdings has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than as set forth in the Merger Agreement. Following the Business Combination, Holdings will serve as the Company’s publicly traded holding company and will be renamed Integrated Rail & Resources Inc. Holdings will apply to list its common stock and warrants on Nasdaq under the symbols “[•]” and “[•],” respectively, upon the closing of the Business Combination.

The mailing address of Holdings’ principal executive office is 400 W. Morse Blvd, Suite 220, Winter Park, FL 32789, and its telephone number is (321) 972-1583. Upon the Closing, its principal office address and phone number is expected to remain the same.

Uinta Lower Holdings, Inc. (Lower Holdings)

Lower Holdings is a Delaware corporation formed on August 7, 2024 and a wholly owned subsidiary of Holdings, formed solely in contemplation of the Business Combination. Lower Holdings has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than as set forth in the Merger Agreement.

The registered office of Lower Holdings is 108 Lakeland Ave., Dover, DE 19901.

Uinta Merger Co. (SPAC Merger Sub)

SPAC Merger Sub is a Delaware corporation formed on August 18, 2023, formed solely in contemplation of the Business Combination. SPAC Merger Sub has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than as set forth in the Merger Agreement.

In the Business Combination, SPAC Merger Sub will merge with and into SPAC, with SPAC being the surviving entity and wholly owned subsidiary of Holdings. After the consummation of the SPAC Merger, SPAC Merger Sub will cease to exist.

The registered office of SPAC Merger Sub is 108 Lakeland Ave., Dover, DE 19901.

Uinta Merger LLC (Company Merger Sub)

Company Merger Sub is a Delaware limited liability company formed on August 18, 2023, formed solely in contemplation of the Business Combination. Company Merger Sub has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than as set forth in the Merger Agreement. In the Business Combination, Company Merger Sub will merge with and into the Company, with the Company being the surviving entity and wholly owned subsidiary of Lower Holdings. After the consummation of the Company Merger, Company Merger Sub will cease to exist.

The registered office of Company Merger Sub is 108 Lakeland Ave., Dover, DE 19901.

Tar Sands Holdings II, Inc. (the Company)

Tar Sands Holdings II, LLC, a Utah limited liability company, was formed in 2013 and is wholly owned by Endeavor Capital Group, LLC. In 2013, the Company acquired certain oil and gas assets at Asphalt Ridge, northeastern Utah, in connection with the bankruptcy of the prior owner of such assets. Since that time, the Company has not conducted meaningful operations of these assets. With the capital provided by the Business Combination, along with the Shell Commitment Agreement, the Company intends to upgrade and bring its existing refinery facility online in order to process and refine feedstock oil to produce products to customer specifications.

Our primary assets include:

•        Ownership of 760 acres of core drilled land in fee simple absolute at Asphalt Ridge in northeastern Utah, consisting of two designated mining tracts — the South “A” Tract and the “D” Tract (the “Property”);

•        A mine facility located on the South “A” Tract (the “Mine”); and

•        A large-scale mining permit for the South “A” Tract Mine.

The hydrocarbon potential for oil sands is widely recognized. North America contains the largest known oil sand deposit in the world, Utah contains the largest known U.S. oil sand deposit, and Asphalt Ridge is one of Utah’s largest and most accessible oil sands deposit. The Asphalt Ridge oil sand deposit is located in the Uinta Basin in eastern Utah near the town of Vernal. It is situated on the east flank of the Uinta Basin syncline dipping to the southwest at 3 to 8 degrees. Numerous faults of differing size occur along Asphalt Ridge, which help define the oil-saturated areas. The deposit is comprised of unconsolidated oil-wet sandstone up to 300 feet in thickness, with overburden thickness ranging from 0 to 500 feet. There are three well-defined priority “pit” areas of Asphalt Ridge where the surface mineable reserves are principally located. These areas are referred to as the “A,” “D,” and “South” Tracts. The Company acquired the “A” and “D” Tracts in 2013, which provides it with the most concentrated oil sands reserves at Asphalt Ridge. It is not anticipated that oil sands will be developed in the near term. Instead, the Company will focus on processing feedstock under the Shell Commitment Agreement.

Core Hole Information and Analysis

• Net 320-acres
• 18 core-drills
D Tract
"D" Tract
Core Drill Data
3-D Geological Analysis
Vernal
US-40
South A Tract
• Net 440-acres
• 9 core-drills
South "A" Tract
Core Drill Data
3-D Geological Analysis
Top
Base

The Company’s existing extraction facility is located on the “A” Tract. This open pit has been minded since the 1920’s (primarily for asphalt and road base) and the initial overburden has been removed and necessary regulatory approvals are in place. In 1999, approximately $23 million was expended to construct a solvent (surfactant) 2,000 barrel per day facility to produce bitumen and recover 1,000 barrels of solvent. This process proved unsuccessful, primarily due to severe emulsion issues created by the surfactants. The operator then tested and confirmed the commercial viability of using a modified hot water process to separate oil from sand (the “Separation Technology”). However, low oil prices at the time stalled upgrades to the Facility that were necessary in order to utilize the Separation Technology. In 2008, approximately $39 million of additional capital was expended to enhance the Separation Technology, refurbish the entire Facility to utilize the Separation Technology, reconfigure and expand existing infrastructure and re-construct the Mine site. Major areas of the refurbished production Facility have been successfully tested and commissioned with oil sands. The result of the commissioning process has demonstrated that oil extraction is commercially feasible. However, operations were shut down in February 2010 due to lack of funding.

It is anticipated that the majority of the existing equipment associated with the refining process will be utilized to produce commercial products for Shell Trading US Company (“STUSCO” or the “Customer”). Additional equipment and process changes will be required to achieve this and will be redesigned to accommodate the Customer feedstock. Existing tar sand handling facilities will be properly decommissioned and removed from the location to improve environmental conditions and make room for anticipated refining expansions.

The Property also includes a transload truck facility and terminal, which will be expanded as required to allow for efficient terminalling and transportation crude feedstock and refined products.

The Business Combination

For more information about the Merger Agreement and the Business Combination and other transactions contemplated thereby, see the sections entitled “The Business Combination—Background of the Business Combination”, “Proposal No. 1 — The Business Combination Proposal” and “The Merger Agreement.” A copy of the Merger Agreement, Amendment No. 1, and Amendment No. 2 are attached to this proxy statement/prospectus as Annex A, Annex A-1, and Annex A-2, respectively.

Background of the Business Combination and the Merger Agreement

SPAC was introduced to TSII in February 2024 through Jason Demers. Shortly after the introduction, SPAC and TSII executed a non-disclosure agreement and SPAC was granted access to TSII’s virtual dataroom. In April and May of 2024, SPAC management performed detailed analysis on TSII, the state of its current assets, and their potential to arrive at a total enterprise value of $20 million. In May 2024, representatives of SPAC, including Messrs. Michel and Demers, and representatives from TSII, including Brent Andrewsen, discussed terms of a potential transactions.

On May 31, 2024, SPAC and TSII signed a non-binding LOI. On July 18, 2024, SPAC engaged Winston & Strawn LLP (“Winston”) as its US legal counsel for the proposed transaction with TSII and sent Winston the initial draft of the Merger Agreement, prepared by Holland & Hart LLP (“HH”), counsel to TSII. Between July 18, 2024 and August 12, 2024, SPAC management along with Winston and SPAC’s other advisors worked to negotiate and revise the initial draft of the Merger Agreement, while the SPAC Board continued discussions with TSII regarding the merits of a business combination between the parties. The parties exchanged drafts throughout July and August of 2024. On August 12, 2024, the SPAC Board unanimously voted to approve the execution of the Merger Agreement and the transactions contemplated thereby.

On August 12, 2024, Integrated Rail entered into the Merger Agreement with Holdings, Lower Holdings, SPAC Merger Sub, Company Merger Sub, the Company and the Company Member Representative. Pursuant to the Meger Agreement, among other things, (i) SPAC Merger Sub will merge with and into SPAC, with SPAC continuing as the surviving entity and a wholly owned subsidiary of Holdings and (ii) Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity and a wholly owned subsidiary of Lower Holdings.

Further, at the Effective Time, by virtue of the Company Merger, and without any action on the part of any Party or any action on the part of the holders of securities of any Party: (i) each issued and outstanding Company Membership Interest (other than the Rollover Interests) shall be converted automatically into, and thereafter represent, the right to receive, and the holder of such Company Membership Interest shall be entitled to receive the Company Merger Consideration, as shall be set forth on a schedule to be delivered to SPAC by the Company at least five days prior to the Closing Date and (ii) all of the limited liability company interests of Company Merger Sub that are issued and outstanding immediately prior to the Effective Time shall thereupon be converted into and become one Surviving Company Unit.

By virtue of the SPAC Merger and without any action on the part of any Party or any action on the part of the holders of securities of any Party: (i) immediately prior to the Effective Time, every issued and outstanding SPAC Unit shall be automatically separated into one share of SPAC Class A Common Stock and one-half of one SPAC Public Warrant, in accordance with the terms of the applicable SPAC Unit; (ii) each share of SPAC Common Stock issued and outstanding as of the Effective Time shall, at the Effective Time, be converted automatically into and thereafter represent the right to receive one share of Holdings Common Stock of Holdings, following which all shares of SPAC Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist; (iii) at the Effective Time, (a) and pursuant to the SPAC Warrant Agreement, as amended by the Warrant Amendment, each issued and outstanding SPAC Public Warrant and SPAC Private Warrant shall be converted into one Holdings Public Warrant and one Holdings Private Warrant, respectively and such Holdings Warrants shall have and be subject to substantially the same terms and conditions set forth in the SPAC Warrant Agreement (and in the SPAC Private Warrants Purchase Agreement, in the case of the Holdings Private Warrants), except as set forth in the Warrant Amendment; (b) if there are any shares of capital stock of SPAC that are owned by SPAC as treasury shares, such shares shall be canceled and extinguished without any conversion thereof or consideration therefor; and (c) each share of common stock of SPAC Merger Sub outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of SPAC Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted, and such shares shall constitute the only outstanding shares of capital stock of SPAC Surviving Subsidiary.

Additionally, at the Effective Time, by virtue of the Mergers and without any action on the part of any Party or any action on the part of the holders of securities of any Party, all of the shares of Holdings issued and outstanding immediately prior to the Effective Time (other than the Company Common Stock Consideration) shall be canceled and extinguished without any conversion thereof or consideration therefor.

The Merger Agreement provides that immediately prior to the Closing, and pursuant to the Rollover Agreement to be entered into the Company Members and Holdings, the Company Members will contribute the Rollover Interests to Holdings in exchange for the Company Common Stock Consideration or, as applicable, the Company Member

Redemption Consideration. The Company Merger Consideration shall be an amount in cash equal to (a) an Enterprise Value of $20 million, minus the Company Common Stock Consideration Amount of $8 million, minus (b) the Closing Company Indebtedness.

The Merger Agreement also includes a covenant that each of the Company, SPAC and Holdings shall use their commercially reasonable best efforts to enter into and consummate Financings, to the extent that the Available Closing Date Cash is not less than $44,000,000. Upon the consummation of the Business Combination, Holdings will become the public reporting company and Holdings will be renamed Integrated Rail & Resources Inc.

Representations and Warranties; Covenants

The Merger Agreement contains representations, warranties and covenants of the Parties that are customary for transactions of this nature. The representations and warranties of the Parties will not survive the closing of the Mergers (the “Closing”). The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the Parties and are subject to important qualifications and limitations agreed to by the Parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the underlying disclosure schedules which are not filed publicly, and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the Parties rather than establishing matters as facts. The Company does not believe that these schedules contain information that is material to an investment decision. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates.

Conditions to Each Party’s Obligations

The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions by the Parties thereto, including, among others: (i) if applicable, the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (ii) the absence of any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions; (iii) the effectiveness of a Form S-4 registration statement filed with the SEC with respect to registration of the offer and sale Holdings Common Stock and Holdings Public Warrants to be issued in connection with the Business Combination; (iv) the approval by the stockholders of SPAC of certain proposals relating to the Merger Agreement and the Business Combination; (v) the execution of the Shell Commitment Agreement by the parties thereto; (vi) the Available Closing Date Cash being not less than $44,000,000; (vii) solely with respect to the obligations of SPAC, among others conditions: (a) certain representation and warranties of the Company being true and correct in all material respects, to applicable standards; (b) each of the agreements and covenants of the Company having been performed or complied with in all material respects; (c) the delivery by the Company to SPAC of a closing certificate; (d) irrevocable written consents of the Company Manager and the Requisite Members, in favor of the approval and adoption of the Merger Agreement and the Mergers and the other transactions contemplated by the Merger Agreement; and (e) the execution and delivery of certain Ancillary Agreements; and (viii) solely with respect to the obligations of the Company, among others conditions: (a) certain representation and warranties of SPAC being true and correct in all material respects, to applicable standards; (b) each of the agreements and covenants of SPAC having been performed or complied with in all material respects; (c) the delivery by SPAC to the Company of a closing certificate; (d) the execution and delivery of certain Ancillary Agreements; (e) receipt of approval for listing on the NYSE, NASDAQ, or NYSE American of Holdings Common Stock and Holdings Public Warrants; and (f) the resignation or removal of the officers and directors of SPAC.

Any party to the Merger Agreement may, at any time prior to the Closing Date, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive any of the terms or conditions of the Merger Agreement, including the conditions to closing set forth above, to the extent permitted by applicable laws and, in the case of SPAC, the SPAC Charter.

Termination

The Merger Agreement may be terminated at any time prior to the Closing, (i) by mutual written consent of the Company and SPAC; (ii) by either the Company or SPAC if the Effective Time shall not have occurred prior to December 31, 2024, provided that the Party seeking termination, either directly or indirectly through its Affiliates, is not in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a closing condition; (iii) by either the Company or SPAC if any governmental authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) that has become final and non-appealable and has the effect of making consummation of the Business Combination, including the Mergers, illegal or otherwise preventing or prohibiting consummation of the Business Combination; (iv) by SPAC if the Company shall have failed to deliver the PCAOB Financials to SPAC with sixty days after the date of the Merger Agreement; (v) subject to certain conditions and limitations set forth in the Merger Agreement, by SPAC upon a breach of any representation, warranty, covenant or agreement on the part of the Company and its subsidiaries set forth in the Merger Agreement, or if any representation or warranty of the Group Companies shall have become untrue; (vi) subject to certain conditions and limitations set forth in the Merger Agreement, by the Company upon a breach of any representation, warranty, covenant or agreement on the part of the SPAC Parties set forth in the Merger Agreement, or if any representation or warranty of the SPAC Parties shall have become untrue; or (vii) by written notice from either the Company or SPAC to the other if either the Written Consent or the SPAC Stockholder Approval is not obtained.

If the Merger Agreement is validly terminated, no party thereto will have any liability or any further obligation to any other party under the Merger Agreement, with certain limited exceptions, including liability for any intentional and willful breach of the Merger Agreement.

Ancillary Agreements

Support Agreements

Concurrently with the execution and delivery of the Merger Agreement, (i) the Sponsor entered into the Sponsor Support Agreement, pursuant to which, among other things, the Sponsor and certain other parties thereto agreed to vote their respective shares in favor of the Business Combination and to otherwise be bound by its respective obligations under the Merger Agreement, and (ii) certain holders of Company Membership Interests entered into the Company Support Agreement, pursuant to which, among other things, such holders agreed not to change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the recommendation of the Company Manager in favor of the Business Combination and to otherwise be bound by its respective obligations under the Merger Agreement.

Registration Rights Agreement

In connection with the Closing, Holdings, Sponsor, and certain Company equityholders will enter into a registration rights agreement in a form reasonably satisfactory to the Parties, pursuant to which, among other things, Holdings will agree to provide certain Company equityholders with certain rights relating to the registration for resale of the Holdings securities that they will receive in connection with the Mergers.

Warrant Amendment

In connection with the SPAC Merger, Holdings, SPAC, and the transfer agent for the SPAC Warrants will enter into an amendment to the agreement governing such warrants in a form reasonably satisfactory to the Parties, which will govern the terms and conditions of the Holdings Warrants.

The foregoing describes the material terms of the Merger Agreement. The descriptions in this section and elsewhere in this proxy statement/prospectus are qualified in their entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annexes A and A-1 to this proxy statement/prospectus and which is incorporated by reference in this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety.

Material Financing Transactions Following Our IPO

Sponsor

On April 13, 2023, SPAC issued an unsecured promissory note to the Sponsor (the “Sponsor Note”), pursuant to which SPAC is entitled to borrow up to an aggregate principal amount of $4,153,244. All unpaid principal under the Sponsor Note was to be due and payable in full on the earlier of August 15, 2023 (or such later date permitted by the SPAC Charter and approved by SPAC Stockholders to extend the period to consummate and initial business combination) and the date on which SPAC consummated the Business Combination. On August 14, 2023, SPAC amended the Sponsor Note and increased the borrowing limit up to $8,400,000 from the Sponsor to fund costs related to the extension of the date by which SPAC must consummate an initial business combination pursuant to the SPAC Charter. As of the date of this proxy statement/prospectus, SPAC may still draw $2,956,775 on the Sponsor Note, and an aggregate of $5,443,225 remains outstanding under the Sponsor Note.

On September 14, 2023, SPAC issued an unsecured promissory note to the Sponsor (the “Sponsor Working Capital Note”), pursuant to which SPAC is entitled to borrow up to an aggregate principal amount of $17,935 from the Sponsor in order to fund costs reasonably related to an initial business combination. No interest shall accrue on the unpaid principal balance of the Sponsor Working Capital Note. All unpaid principal under the Sponsor Working Capital Loan will be due and payable in full on the earlier of February 15, 2024 (or such later extension date permitted by the SPAC Charter) and the date on which SPAC consummates an initial business combination. As of the date of this proxy statement/prospectus, SPAC may still draw $0 on the Sponsor Note, and an aggregate of $17,935 remains outstanding under the Sponsor Note.

Other Lenders

On January 12, 2023, SPAC issued an unsecured promissory note (the “Lender Note”) to Trident Point 2, LLC, a Delaware limited liability company (the “Lender”), a related party through common ownership, pursuant to which SPAC was entitled to borrow up to an aggregate principal amount of $600,000 in order to fund working capital deficiencies or finance transaction costs in connection with an intended business combination. All unpaid principal under the Lender Note was due and payable in full on the earlier of September 15, 2023, and the date on which SPAC consummated an initial business combination. Pursuant to the terms of the Lender Note, the Lender had the option at any time prior to September 15, 2023 to convert amounts outstanding, up to $600,000, into warrants to purchase SPAC Class A Common Stock at a conversion price of $1.00 per warrant, with each warrant entitling the holder to purchase one share of SPAC Class A Common Stock at a price of $11.50 per share, subject to the same adjustments applicable to the SPAC Private Placement Warrants sold concurrently with SPAC’s initial public offering.

In May 2023, SPAC issued an amended and restated unsecured promissory note, dated as of January 12, 2023, to the Lender, amending the Lender Note to remove the warrant conversion feature and revising the maturity date so that all unpaid principal under the Lender Note would be due and payable in full on the earlier of December 15, 2023 (or such later date permitted by the SPAC Charter and approved by SPAC Stockholders to extend the period to consummate and initial business combination) and the date on which SPAC consummates an initial business combination. As of the date of this prospectus/proxy statement, SPAC has borrowed $0 on the Lender Note, of which $0 remains outstanding.

On February 8, 2024, SPAC issued an additional unsecured promissory note to the Lender (the “Second Lender Note”), pursuant to which SPAC is entitled to borrow up to an aggregate principal amount of $750,000 from the Lender in order to fund costs reasonably related to an initial business combination, including without limitation both the daily operations of SPAC prior to an initial business combination and potential monthly extensions to the time period for SPAC to enter into and complete an initial business combination. No interest shall accrue on the unpaid principal balance of the Second Lender Note. All unpaid principal under the Second Lender Note will be due and payable in full on the earlier of November 15, 2024 and the date on which SPAC consummates an initial business combination. The loan has been amended to allow SPAC to borrow up to $1,000,000 and the repayment is due only once SPAC consummates the Business Combination. As of the date of this prospectus/proxy statement, SPAC has borrowed $1,040,710 on the Second Lender Note, of which $1,040,710 remains outstanding. On January 10, 2025, the Company amended and restated the Second Lender Note to amend the Maturity Date (as defined in the Second Lender Note) to the earlier of (i) May 15, 2025 or (ii) the date on which the Company consummates an initial Business Combination.

On October 11, 2024, SPAC issued an unsecured convertible promissory note to B H INC. (“BH Inc.”), a Utah corporation (the “October 2024 Convertible Note”), pursuant to which SPAC is entitled to borrow up to an aggregate principal amount of $1,500,000. All unpaid principal under the October 2024 Convertible Note is due and payable in full on the date on which SPAC consummates its proposed Business Combination with the Company. Pursuant to the terms of the October 2024 Convertible Note, this Note shall convert into 355,000 shares of Uinta Infrastructure Group Corp., a Delaware corporation (“UIGC”) common stock, provided that, should the Business Combination fail to close for any reason, SPAC shall use reasonable efforts to satisfy its obligations under this October 2024 Convertible Note by cash payment in an amount equal to $3,900,000. Any balance under this October 2024 Convertible Note may be prepaid at any time. Additionally, if a Business Combination is not consummated, the October 2024 Convertible Note will be repaid solely to the extent that SPAC has funds available to it outside of its Trust Account.

Anticipated Financing

SPAC continues to work with its investment bank, Stifel & Company, regarding the raising of debt and equity capital. SPAC currently anticipates raising approximately 50% of the required capital by raising equity/equity-linked securities, with the remainder in the form of debt securities and/or bank loans.

Ownership of Holdings After the Closing

As of December 31, 2024, there are 5,999,659 shares of SPAC Class A Common Stock issued. There were also outstanding an aggregate of 20,900,000 SPAC Warrants, which includes 9,400,000 SPAC Private Warrants and 11,500,000 SPAC Public Warrants. Each SPAC Warrant entitles the holder thereof to purchase one share of SPAC Class A Common Stock and, following the Business Combination, will entitle the holder thereof to purchase one share of Holdings Common Stock. Each of the Holdings Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the SPAC Warrant Agreement (and in the SPAC Private Warrants Purchase Agreement, in the case of the Holdings Private Warrants), except as set forth in the Warrant Amendment.

Under the “no redemptions” scenario and assuming Anticipated Financing is funded with 75% equity and 25% debt, upon completion of the Business Combination, SPAC’s public stockholders would retain an ownership interest of approximately 2% in Holdings, the Sponsor and its affiliates and certain current and former directors, as the sole holders of Founder Shares, will retain an ownership interest of approximately 55% of Holdings, the Anticipated Financing investors will retain an ownership interest of approximately 35% and the Company stockholders will own approximately 8% of Holdings.

Under the “25%,” “50%” or “75%” of maximum redemptions scenarios and assuming Anticipated Financing is funded with 75% equity and 25% debt, upon completion of the Business Combination, SPAC’s public stockholders would retain an ownership interest of approximately 2%, 1% or 0% in Holdings, respectively, the Sponsor and its affiliates and certain current and former directors, as the sole holders of Founder Shares, will retain an ownership interest of approximately 55%, 55% or 55% in Holdings, respectively, the Anticipated Financing investors will retain an ownership interest of approximately 35%, 36% and 37%, respectively, and the Company stockholders will own approximately 8%, 8% or 8% in Holdings, respectively.

Under the “maximum redemptions” scenario and assuming Anticipated Financing is funded with 75% equity and 25% debt, upon completion of the Business Combination, SPAC’s public stockholders would retain an ownership interest of approximately 0% in Holdings, the Sponsor and its affiliates and certain current and former directors, as the sole holders of Founder Shares, will retain an ownership interest of approximately 55% of Holdings, the Anticipated Financing investors will retain an ownership interest of approximately 37% and the Company stockholders will own approximately 8% of Holdings.

The following summarizes the pro forma ownership of Holdings Common Stock following the Business Combination assuming the no additional redemptions, 25%, 50% and 75% of maximum redemptions and maximum redemptions scenarios.

The ownership percentages reflected in the table are based upon the number of shares of the Company Common Stock issued and outstanding as of December 31, 2024 and assuming Anticipated Financing is funded with 75% equity and 25% debt, and are subject to the following additional assumptions:

•        Assuming no redemption:    the issuance of 3,616,014 in financing is obtained at $10 per share to meet the Available Closing Date Cash requirements

•        Assuming 25%, 50% or 75% of maximum redemption scenario:    the issuance of 3,676,721, 3,737,427 and 3,798,133 in financing is obtained at $10 per share to meet the Available Closing Date Cash requirements, respectively.

•        Assuming maximum redemption scenario:    the issuance of 3,858,840 in financing is obtained at $10 per share to meet the Available Closing Date Cash requirements.

If any of these assumptions are not correct, these percentages will be different.

For purposes of the table:

•        Assuming no redemption scenario:    This presentation assumes that no SPAC Public Stockholders exercise redemption rights with respect to their SPAC Public Shares.

•        Assuming 25%, 50% or 75% of maximum redemption scenario:    This presentation assumes that the SPAC Public Stockholders holding approximately 25%, 50% or 75% of the SPAC Public Shares exercise redemption rights with respect to their SPAC Public Shares. This scenario assumes that 62,414, 124,829 or 187,244 SPAC Public Shares, respectively, are redeemed for an aggregate redemption payment of approximately $772,270, $1,544,553 or $2,316,835, respectively. These scenarios assume 25%, 50% or 75% of the maximum redemption as defined below.

•        Assuming maximum redemption scenario:    This presentation assumes that the SPAC Public Stockholders holding approximately 100% of the SPAC Public Shares exercise redemption rights with respect to their SPAC Public Shares. This scenario assumes that 249,659 SPAC Public Shares are redeemed for an aggregate redemption payment of approximately $3.09 million. This maximum redemption scenario reflects the maximum number of the SPAC’s Public Shares that can be redeemed without violating the conditions of the Merger Agreement or the requirement of SPAC Charter that SPAC cannot redeem SPAC Public Shares if it would result in SPAC having a minimum net tangible asset value of less than $5,000,001, after giving effect to the payments to redeeming shareholders and Anticipated Financing. This maximum redemption scenario is based on Available Closing Date Cash being not less than $44,000,000 at the Closing of the Business Combination.

	No Additional Redemption Scenario	% holding	25% Redemption Scenario	% holding	50% Redemption Scenario	% holding	75% Redemption Scenario	% holding	Assuming Maximum Redemptions	% holding
TSII shareholders	800,000	8%	800,000	8%	800,000	8%	800,000	8%	800,000	8%
SPAC shareholders	249,659	2%	187,245	2%	124,830	1%	62,415	0%	—	0%
Sponsor and underwriter	5,750,000	55%	5,750,000	55%	5,750,000	55%	5,750,000	55%	5,750,000	55%
Anticipated Financing	3,616,014	35%	3,676,721	35%	3,737,427	36%	3,798,133	37%	3,858,840	37%
Total shares outstanding	10,415,673	100%	10,413,966	100%	10,412,257	100%	10,410,548	100%	10,408,840	100%

____________

(1)      Excludes 9,400,000 Holdings Private Warrants held by the Sponsor upon the conversion of Sponsor’s 9,400,000 SPAC Private Warrants.

(2)      Excludes 11,500,000 Holdings Public Warrants upon the conversion of 11,500,000 SPAC Public Warrants.

Stockholders will experience additional dilution to the extent Holdings issues additional shares of Holdings Common Stock after the closing of the Business Combination. The table above excludes (a) 20,900,000 shares of Holdings Common Stock that will be issuable upon the exercise of the 9,400,000 Holdings Private Warrants and 11,500,000 Holdings Public Warrants.

Shares to Be Issued on a Fully Diluted Basis

	No Additional Redemption Scenario	% holding	25% Redemption Scenario	% holding	50% Redemption Scenario	% holding	75% Redemption Scenario	% holding	Assuming Maximum Redemptions	% holding
TSII shareholders	800,000	3%	800,000	3%	800,000	3%	800,000	3%	800,000	3%
SPAC shareholders	249,659	1%	187,245	1%	124,830	0%	62,415	0%	—	0%
Sponsor and underwriter	5,750,000	18%	5,750,000	18%	5,750,000	18%	5,750,000	18%	5,750,000	18%
Anticipated Financing	3,616,014	11%	3,676,721	11%	3,737,427	12%	3,798,133	12%	3,858,840	12%
SPAC private warrants	9,400,000	30%	9,400,000	30%	9,400,000	30%	9,400,000	30%	9,400,000	30%
SPAC public warrants	11,500,000	37%	11,500,000	37%	11,500,000	37%	11,500,000	37%	11,500,000	37%
Total shares outstanding	31,315,673	100.0%	31,313,966	100.0%	31,312,257	100.0%	31,310,548	100.0%	31,308,840	100.0%

Under the “no redemptions” scenario and assuming Anticipated Financing is funded with 25% equity and 75% debt, upon completion of the Business Combination, SPAC’s public stockholders would retain an ownership interest of approximately 3% in Holdings, the Sponsor and its affiliates and certain current and former directors, as the sole holders of Founder Shares, will retain an ownership interest of approximately 72% of Holdings, the Anticipated Financing investors will retain an ownership interest of approximately 15% and the Company stockholders will own approximately 10% of Holdings.

Under the “25%,” “50%” or “75%” of maximum redemptions scenarios and assuming Anticipated Financing is funded with 75% equity and 25% debt, upon completion of the Business Combination, SPAC’s public stockholders would retain an ownership interest of approximately 3%, 2% or 1% in Holdings, respectively, the Sponsor and its affiliates and certain current and former directors, as the sole holders of Founder Shares, will retain an ownership interest of approximately 72%, 72% or 73% in Holdings, respectively, the Anticipated Financing investors will retain an ownership interest of approximately 15%, 16% and 16% and the Company stockholders will own approximately 10%, 10% or 10% in Holdings, respectively.

Under the “maximum redemptions” scenario and assuming Anticipated Financing is funded with 75% equity and 25% debt, upon completion of the Business Combination, SPAC’s public stockholders would retain an ownership interest of approximately 0% in Holdings, the Sponsor and its affiliates and certain current and former directors, as the sole holders of Founder Shares, will retain an ownership interest of approximately 74% of Holdings, the Anticipated Financing investors will retain an ownership interest of approximately 16% and the Company stockholders will own approximately 10% of Holdings.

The following summarizes the pro forma ownership of Holdings Common Stock following the Business Combination assuming the no additional redemptions, 25%, 50% and 75% of maximum redemptions and maximum redemptions scenarios.

The ownership percentages reflected in the table are based upon the number of shares of the Company Common Stock issued and outstanding as of December 31, 2024 and assuming Anticipated Financing is funded with 75% equity and 25% debt, and are subject to the following additional assumptions:

•        Assuming no redemption:    the issuance of 1,205,338 shares of Holdings Common Stock in financing is obtained at $10 per share to meet the Available Closing Date Cash requirements.

•        Assuming 25%, 50% or 75% of maximum redemption scenario:    the issuance of 1,225,574, 1,245,809 and 1,266,044 shares of Holdings Common Stock in financing is obtained at $10 per share to meet the Available Closing Date Cash requirements, respectively.

•        Assuming maximum redemption scenario:    the issuance of 1,286,280 shares of Holdings Common Stock in financing is obtained at $10 per share to meet the Available Closing Date Cash requirements.

If any of these assumptions are not correct, these percentages will be different.

For purposes of the table:

•        Assuming no redemption scenario:    This presentation assumes that no SPAC Public Stockholders exercise redemption rights with respect to their SPAC Public Shares.

•        Assuming 25%, 50% or 75% of maximum redemption scenario:    This presentation assumes that the SPAC Public Stockholders holding approximately 25%, 50% or 75% of the SPAC Public Shares exercise redemption rights with respect to their SPAC Public Shares. This scenario assumes that 62,414, 124,829 or 187,244 SPAC Public Shares, respectively, are redeemed for an aggregate redemption payment of approximately $772,270, $1,544,553 or $2,316,835, respectively. These scenarios assume 25%, 50% or 75% of the maximum redemption as defined below.

•        Assuming maximum redemption scenario:    This presentation assumes that the SPAC Public Stockholders holding approximately 100% of the SPAC Public Shares exercise redemption rights with respect to their SPAC Public Shares. This scenario assumes that 249,659 SPAC Public Shares are redeemed for an aggregate redemption payment of approximately $3.09 million. This maximum redemption scenario reflects the maximum number of the SPAC’s Public Shares that can be redeemed without violating the conditions of the Merger Agreement or the requirement of SPAC Charter that SPAC cannot redeem SPAC Public Shares if it would result in SPAC having a minimum net tangible asset value of less than $5,000,001, after giving effect to the payments to redeeming shareholders and Anticipated Financing. This maximum redemption scenario is based on Available Closing Date Cash being not less than $44,000,000 at the Closing of the Business Combination.

	No Additional Redemption Scenario	% holding	25% Redemption Scenario	% holding	50% Redemption Scenario	% holding	75% Redemption Scenario	% holding	Assuming Maximum Redemptions	% holding
TSII shareholders	800,000	10%	800,000	10%	800,000	10%	800,000	10%	800,000	8%
SPAC shareholders	249,659	3%	187,245	3%	124,830	2%	62,415	1%	—	0%
Sponsor and underwriter	5,750,000	72%	5,750,000	72%	5,750,000	72%	5,750,000	73%	5,750,000	74%
Anticipated Financing	1,205,338	15%	1,225,574	15%	1,245,809	16%	1,266,044	16%	1,286,280	16%
Total shares outstanding	8,004,997	100%	7,962,819	100%	7,920,639	100%	7,878,459	100%	7,836,280	100%

____________

(1)      Excludes 9,400,000 Holdings Private Warrants held by the Sponsor upon the conversion of Sponsor’s 9,400,000 SPAC Private Warrants.

(2)      Excludes 11,500,000 Holdings Public Warrants upon the conversion of 11,500,000 SPAC Public Warrants.

Stockholders will experience additional dilution to the extent Holdings issues additional shares of Holdings Common Stock after the closing of the Business Combination. The table above excludes (a) 20,900,000 shares of Holdings Common Stock that will be issuable upon the exercise of the 9,400,000 Holdings Private Warrants and 11,500,000 Holdings Public Warrants.

Shares to Be Issued on a Fully Diluted Basis

	No Additional Redemption Scenario	% holding	25% Redemption Scenario	% holding	50% Redemption Scenario	% holding	75% Redemption Scenario	% holding	Assuming Maximum Redemptions	% holding
TSII shareholders	800,000	3%	800,000	3%	800,000	3%	800,000	3%	800,000	3%
SPAC shareholders	249,659	1%	187,245	1%	124,830	0%	62,415	0%	—	0%
Sponsor and underwriter	5,750,000	20%	5,750,000	20%	5,750,000	20%	5,750,000	20%	5,750,000	20%
Anticipated Financing	1,205,338	4%	1,225,574	4%	1,245,809	4%	1,266,044	4%	1,286,280	4%
SPAC private warrants	9,400,000	32%	9,400,000	32%	9,400,000	33%	9,400,000	33%	9,400,000	33%
SPAC public warrants	11,500,000	40%	11,500,000	40%	11,500,000	40%	11,500,000	40%	11,500,000	40%
Total shares outstanding	28,904,997	100.0%	28,862,819	100.0%	28,820,639	100.0%	28,778,459	100.0%	28,736,280	100.0%

For more information, please see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal 1 — The Business Combination Proposal — Ownership of Holdings After the Closing.”

Management and Board of Holdings Following the Business Combination

In connection with the Closing, all of the officers and directors of SPAC will resign and Mr. Brian Feldott will be appointed as the Chief Executive Officer, Mr. George Fairchild, Jr. will be appointed as Chief Financial Officer, Mr. Ivan Varela will be appointed Chief Operating Officer, Mr. Jason Demers will be appointed Chief Development Officer, and Mr. Andrew DiPaolo will be appointed as Chief Commercial Officer. Effective as of the closing, the Holdings Board will consist of five members, all of which will be designated by SPAC. Holdings intends to rely on the Nasdaq exemption from certain corporate governance requirements in Nasdaq Rule 5615, which permits a company listing in connection with its initial public offering to delay compliance with the majority independent board requirement in Nasdaq Rule 5605(b) until the date that is twelve months from the date of the initial listing.

Expected Accounting Treatment of the Business Combination

The transaction between Integrated Rail and TSII is expected to be accounted for as an asset acquisition, in accordance with the accounting requirements under ASC 805-10-55, substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets, as such the set is not considered a business. SPAC concluded that it would allocate the cost associated with the asset acquisition to the individual assets acquired and/or liabilities assumed, based on their relative fair values as discussed in ASC 805-50-30-3. SPAC will measure the fair value in accordance with ASC 820. No goodwill should be recognized in an asset acquisition. — For more information, see the section entitled “The Business Combination — Accounting Treatment of the Business Combination.”

Appraisal or Dissenter’s Rights

No appraisal or dissenter’s rights are available to holders of shares of SPAC Common Stock or SPAC Warrants in connection with the Business Combination.

Regulatory Approvals

The Business Combination and the transactions contemplated by the Merger Agreement are not subject to any additional regulatory requirement or approval, except for filings required with the SEC pursuant to the reporting requirements applicable to SPAC and Holdings, and the requirements of the Securities Act and the Exchange Act, including the requirement to file the registration statement of which this proxy statement/prospectus forms a part and to disseminate it to SPAC Stockholders.

SPAC Proposals for Stockholder Approval

At the Special Meeting, SPAC’s stockholders will be asked to separately approve the following proposals:

•        The Business Combination Proposal — a proposal to approve the adoption of the Merger Agreement and the Business Combination.

•        The Organizational Documents Proposal — a proposal to approve the Proposed Charter and the Proposed Bylaws.

•        The Advisory Governance Proposals — five proposals to approve, on a non-binding advisory basis, certain governance provisions in the Amended and Restated Holdings Certificate of Incorporation.

•        The Election of Directors Proposal — a proposal to elect the directors to serve on the board of directors of Holdings.

•        The Nasdaq Proposal — a proposal to approve, for purposes of complying with the applicable listing rules of The Nasdaq Stock Market LLC, the issuance of shares of SPAC Class A Common Stock pursuant to the Merger Agreement in connection with the Business Combination.

•        The Incentive Plan Proposal — a proposal to approve and adopt Holdings’ incentive plan.

•        The NTA Proposal — a proposal to approve and adopt the NTA Amendments to the SPAC Charter.

•        The Adjournment Proposal — a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

For more information about these proposals, see the sections of this proxy statement/prospectus entitled “Proposal No. 1 — The Business Combination Proposal,” “Proposal No. 2 — The Organizational Documents Proposal,” “Proposals No. 3 — The Advisory Governance Proposals,” “Proposal No. 4 — The Election of Directors Proposal,” “Proposal No. 5 — The Nasdaq Proposal,” “Proposal No. 6 — The Incentive Plan Proposal,” “Proposal No. 7 — The NTA Proposal” and “Proposal No. 8 — The Adjournment Proposal.”

Sources and Uses of Funds

The following tables summarize the sources and uses for funding the Business Combination, assuming none of SPAC’s outstanding shares of SPAC Class A Common Stock are redeemed in connection with the Business Combination.

Assuming no further redemptions and Anticipated Financing at 75% Equity and 25% Debt — in millions

Sources		Uses
Cash from Trust (Non-Redemptions)	$3.24	Cash to Seller	$12.00
Equity Raise	36.16	Cash to SPAC Debtholders	6.70
Debt Raise	12.05	Refurbishment/Repurposing of Refinery	20.00
Seller Equity Rollover	8.0	Build Crude Oil and Product Tanks	6.00
		SPAC taxes from trust	0.15
		Common Equity to Seller	8.00
		Fees and Expenses	6.60
Total Sources	$59.45	Total Uses	$59.45

Assuming maximum redemptions and Anticipated Financing at 75% Equity and 25% Debt — in millions

Sources		Uses
Cash from Trust (Non-Redemptions)	$0.00	Cash to Seller	$12.00
Equity Raise	38.59	Cash to SPAC Debtholders	6.70
Debt Raise	12.86	Refurbishment/Repurposing of Refinery	20.00
Seller Equity Rollover	8.00	Build Crude Oil and Product Tanks	6.00
		SPAC taxes from trust	0.15
		Common Equity to Seller	8.00
		Fees and Expenses	6.60
Total Sources	$59.45	Total Uses	$59.45

Assuming no further redemptions and Anticipated Financing at 25% Equity and 75% Debt — in millions

Sources		Uses
Cash from Trust (Non-Redemptions)	$3.24	Cash to Seller	$12.00
Equity Raise	12.05	Cash to SPAC Debtholders	6.70
Debt Raise	36.16	Refurbishment/Repurposing of Refinery	20.00
Seller Equity Rollover	8.0	Build Crude Oil and Product Tanks	6.00
		SPAC taxes from trust	0.15
		Common Equity to Seller	8.00
		Fees and Expenses	6.60
Total Sources	$59.45	Total Uses	$59.45

Assuming maximum redemptions and Anticipated Financing at 25% Equity and 75% Debt — in millions

Sources		Uses
Cash from Trust (Non-Redemptions)	$0.00	Cash to Seller	$12.00
Equity Raise	12.86	Cash to SPAC Debtholders	6.70
Debt Raise	38.59	Refurbishment/Repurposing of Refinery	20.00
Seller Equity Rollover	8.00	Build Crude Oil and Product Tanks	6.00
		SPAC taxes from trust	0.15
		Common Equity to Seller	8.00
		Fees and Expenses	6.60
Total Sources	$59.45	Total Uses	$59.45

Date, Time and Place of Special Meeting

The Special Meeting will be held on [•], 2025, at [•], Eastern time, conducted via live webcast at the following address: [•]. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. SPAC recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. Please note that you will not be able to attend the Special Meeting in person.

Record Date and Voting

SPAC’s stockholders will be entitled to vote or direct votes to be cast at the Special Meeting if they owned shares of SPAC Class A Common Stock or SPAC Class B Common Stock at the close of business on [•], 2025, which is the Record Date for the Special Meeting. SPAC’s stockholders are entitled to one vote for each share of SPAC Class A Common Stock or SPAC Class B Common Stock that they owned as of the close of business on the Record Date. If SPAC Stockholders’ shares are held in “street name” or are in a margin or similar account, such stockholder should contact their broker, bank or other nominee to ensure that votes related to the shares beneficially own by such stockholder are properly counted. On the Record Date, there were [•] shares of SPAC Class A Common Stock outstanding and 5,750,000 shares of SPAC Class B Common Stock outstanding. Our Sponsor holds 4,234,840 shares of SPAC Class B Common Stock.

Our Sponsor and our officers and directors have agreed to vote all of their shares of SPAC Class A Common Stock and any Public Shares acquired by them in favor of the Business Combination Proposal. SPAC’s issued and outstanding SPAC Warrants do not have voting rights at the Special Meeting.

Quorum and Vote Required for the SPAC Proposals

A quorum will be present at the Special Meeting if a majority of the SPAC Common Stock outstanding and entitled to vote at the Special Meeting is represented in person or by proxy.

The approval of the Business Combination Proposal requires the affirmative vote of a majority of the issued and outstanding shares of SPAC Common Stock, voting together as a single class, as of the Record Date. The approval of the NTA Proposal requires the affirmative vote of holders of at least 65% of the issued and outstanding shares of SPAC Common Stock as of the Record Date. The approval of the Organizational Documents Proposal, the Advisory Governance Proposals, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal require the affirmative vote of the holders of a majority of the shares of SPAC Common Stock, voting together as a single class, represent in person or by proxy, that are cast thereon at the Special Meeting.

The approval of the election of each director nominee pursuant to the Election of Directors Proposal requires the affirmative vote of the holders of a plurality of the outstanding shares of SPAC Common Stock, voting together as a single class, that are cast thereon at the Special Meeting.

Pursuant to the Merger Agreement, the Business Combination is conditioned upon the approval of holders of the requisite number of outstanding shares of SPAC Common Stock entitled to vote, whether in person or by proxy, at the Special Meeting.

In accordance with the Sponsor Support Agreement entered into concurrently with the execution of the Merger Agreement, holders of 4,234,840 Founder Shares (or approximately 70.54% of the outstanding shares of SPAC Common Stock as of February [-], 2025) have agreed to vote in favor of each of the proposals, subject to certain customary conditions. Assuming all of the outstanding shares of SPAC Common Stock vote on each proposal, (i) the Organizational Documents Proposal, each of the Advisory Governance Proposals, Business Combination Proposal, Incentive Plan Proposal, Nasdaq Proposal, Adjournment Proposal and each director nominee pursuant to the Election of Directors Proposal will not require any additional votes of the outstanding SPAC Common Stock in order to be approved, and (ii) the NTA Proposal will not require the affirmative vote of any additional outstanding SPAC Common Stock held by the SPAC Public Stockholders (voting together as a single class) in order to be approved.

For more information about these proposals, see the section entitled “Quorum and Vote Required for the SPAC Proposals.”

Recommendation to SPAC Stockholders

Our board of directors believes that each of the SPAC Proposals is in the best interests of SPAC and our stockholders and unanimously recommends that its stockholders vote “FOR” each of the SPAC Proposals, including “FOR” each of the director nominees.

The SPAC Board’s Approval of the Business Combination

The SPAC Board unanimously approved the Business Combination Agreement, the Business Combination, and all other related transactions.

The SPAC Board did not retain an unaffiliated representative to act solely on behalf of unaffiliated stockholders for the purposes of negotiating the terms of the Business Combination Agreement and Business Combination transaction and/or prepare a report concerning approval of the Business Combination. The Business Combination is not structured so that approval of at least a majority of the unaffiliated stockholders of the SPAC is required for consummation of the Business Combination.

The SPAC Board’s Reasons for the Approval of the Business Combination

After careful consideration, the SPAC Board recommends that its stockholders vote “FOR” the approval of the Business Combination Proposal. For a description of the SPAC Board’s reasons for the approval of the Business Combination, see the section entitled “The Business Combination — SPAC Board’s Reasons for the Approval of the Business Combination.”

Interests of SPAC Directors and Officers in the Business Combination

When considering the SPAC Board’s recommendation that SPAC’s stockholders vote in favor of the approval of the Business Combination Proposal and the other proposals presented for stockholder approval in this proxy statement/prospectus, SPAC’s stockholders should be aware that Sponsor and certain of SPAC’s executive officers and directors have interests in the Business Combination that may be different from or in addition to (or which may conflict with) the interests of SPAC’s other stockholders.

These interests may influence SPAC’s directors in making their recommendation that you vote in favor of the Business Combination Proposal and the transactions contemplated thereby. These interests were considered by the SPAC Board when it approved the Business Combination. For further information, please see the section entitled “The Business Combination — Interests of SPAC Directors and Officers in the Business Combination.”

Fairness Opinion

SPAC retained Stout to provide a fairness opinion in connection with the Business Combination prior to the Closing. Stout is a global advisory firm specializing in corporate finance, accounting and transaction advisory, valuation, financial disputes, claims, and investigations. Stout, as part of its business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private capital raising, corporate and other purposes. SPAC selected Stout to act as an advisor in connection with the Business Combination on the basis of Stout’s experience in similar transactions and its reputation in the investment community.

Redemption Rights

Pursuant to our SPAC Charter, holders of Public Shares may elect to have their Public Shares redeemed for cash at the applicable redemption price per share calculated in accordance with our SPAC Charter. For illustrative purposes, based on funds in the Trust Account of approximately [$23.80 million less $1.43 million of interest available to pay income taxes on October 15, 2024, the estimated per share redemption price would have been approximately $11.68]. If a Public Stockholder exercises its redemption rights, then such Public Stockholder will be exchanging its shares of our SPAC Class A Common Stock for cash and will no longer own shares of SPAC. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. Each redemption of Public Shares by our Public Stockholders will decrease the amount in our Trust Account, which held approximately [$3.24 million on January 28, 2025]. See the section entitled “Special Meeting of SPAC Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

U.S. Federal Income Tax Considerations for Holders of SPAC Class A Common Stock Exercising Redemption Rights

As described more fully herein, a holder of SPAC Class A Common Stock that exercises its redemption rights to receive cash in exchange for such shares may be treated as selling its SPAC Class A Common Stock in a taxable sale or exchange resulting in the recognition of gain or loss. There may be certain circumstances in which the redemption may be treated as a distribution of an amount equal to the redemption proceeds, for U.S. federal income tax purposes, depending on the amount of our stock that a holder owns or is deemed to own by attribution (including through the ownership of warrants).

Please see the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Considerations of a Redemption of SPAC Public Shares” for additional information. You are urged to consult your tax advisors regarding the tax considerations of exercising your redemption rights.

Emerging Growth Company

SPAC is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in SPAC’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. SPAC has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, SPAC, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of SPAC’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

SPAC will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of SPAC’s initial public offering, (b) in which it has total annual gross revenue of at least $1.235 billion or (c) in which SPAC is deemed to be a “large accelerated filer” under the rules of the SEC, which means the market value of SPAC’s common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which SPAC will have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Summary of Risk Factors

In evaluating the Business Combination and the proposals to be considered and voted on at the Special Meeting of SPAC Stockholders, you should carefully read this proxy statement/prospectus, including the annexes, and especially review and consider the factors discussed in the section entitled “Risk Factors.” Some of the risks related to the Company’s business and industry, SPAC, Holdings and the Business Combination are summarized below.

Risks Related to the Company’s Business and Industry

•        We acquired our oil and gas assets in 2013 and have not conducted mining operations at our property since 2015. There can be no assurance that we will be able to upgrade or make our existing refinery facility operational for our planned purposes within our expected timeframe or at all.

•        Our future operations will be subject to operational hazards that could expose us to potentially significant losses.

•        Instability in the global economic and political environment can lead to volatility in the cost and availability of crude oil and prices for refined products, which could adversely impact our results of operations.

•        The development schedule of infrastructure and refining projects, including the availability and cost of equipment, supplies, personnel and services, is subject to delays and cost overruns.

•        Reclamation and financial assurances required in order to support those obligations can be expensive.

•        Many of our planned refined products could cause serious injury or death if mishandled or misused by us or our purchasers, or if defects occur during manufacturing.

•        Our business is impacted by increased risks of spills, discharges, or other releases of petroleum or hazardous substances.

•        We expect to be subject to interruptions of supply and increased costs as a result of our reliance on third-party transportation of crude oil and refined products.

•        We rely upon certain critical information systems for the operation of our business and the failure of any critical information system, including a cybersecurity breach, may result in harm to our business.

•        Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.”

•        We must make substantial capital expenditures at our Facility and related assets to establish and maintain their reliability and efficiency. If we are unable to complete capital projects at their expected costs or in a timely manner, or if the market conditions assumed in our project economics deteriorate, our financial condition, results of operations, or cash flows could be adversely affected.

•        The Parties to the Shell Commitment Agreement may not satisfy the Conditions Precedent, which could adversely affect its business.

•        Construction, development, maintenance and operation of our Facility involves significant risks and hazards, and our ability to recover our investments may be impaired if our project construction activities do not commence or proceed as scheduled.

•        Because we will rely on only one customer for our future LPG, Naphtha, Gasoil, and ULSFO (collectively, the “Crude Oil Products”), the change in ownership or management of such customer may adversely affect our business, financial condition and results of operations.

•        Adverse changes in global economic conditions and the demand for transportation fuels may impact our business and financial condition in ways that we currently cannot predict.

•        The requirements of being a public company may strain our resources, result in more litigation and divert management’s attention.

Risks Related to SPAC and the Business Combination

•        We are a blank check company with no operating history and no revenues, and you have no basis on which to evaluate our ability to achieve our business objective.

•        If we seek stockholder approval of our initial Business Combination, our initial stockholders have agreed to vote in favor of such initial Business Combination, regardless of how our SPAC Public Stockholders vote. In addition, the anchor investors have agreed to vote any Founder Shares in favor of such initial Business Combination, regardless of how our SPAC Public Stockholders vote.

•        The Business Combination may not be consummated timely, and SPAC Public Stockholders may be forced to wait more than 36 months (if SPAC has extended the period of time) before receiving distributions from the Trust Account.

•        Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.”

•        Since the Sponsor and SPAC’s officers and directors have interests that are different, or in addition to (and which may conflict with), the interests of the SPAC Stockholders, a conflict of interest may have existed in determining whether the Business Combination is appropriate as SPAC’s initial business combination. Such interests include that the Sponsor will lose its entire investment in SPAC if a business combination is not completed. Accordingly, SPAC’s officers and directors may be incentivized to complete an initial business combination, even on terms less favorable to the SPAC Stockholders than liquidating SPAC.

•        The unaudited pro forma financial information included herein may not be indicative of what Holdings’ actual financial position or results of operations would have been.

•        Warrants will become exercisable for Holdings Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

•        On March 11, 2024, the NYSE suspended trading of our securities on the NYSE and commenced proceedings to delist our securities from trading on its exchange and on March 26, 2024 our securities were delisted from the NYSE, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

•        The Merger Agreement contains a minimum cash requirement for SPAC. This requirement may make it more difficult for SPAC to complete the Business Combination as contemplated.

•        SPAC cannot be certain as to the number of SPAC Public Shares that will be redeemed and the potential impact to SPAC Stockholders who do not elect to redeem their SPAC Public Shares.

•        If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete our initial Business Combination.

•        The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Merger Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

UNAUDITED HISTORICAL COMPARATIVE AND PRO FORMA COMBINED PER SHARE
DATA OF SPAC AND THE COMPANY

Integrated Rail is providing the following comparative per share information to assist you in your analysis of the financial aspects of the Business Combination. The below assumes Anticipated Financing is raised with 75% equity and 25% debt.

			Combined Pro Forma
	TSII (Historical)	IRRX (Historical)	Assuming No Redemptions	Assuming Maximum Redemptions
September 30, 2024
Net Income (Loss)	(245,257)	1,273,479	(3,146,156)	(3,206,862)
Shareholders’ Equity (Deficit)	4,894,165	(18,867,324)	33,773,436	33,081,683
Shareholders’ Equity per Share*	N/A	$(2.27)	$3.24	$3.18
Cash dividends	$—	$—	$—	$—

Weighted average of redeemable and non-redeemable shares or units – Basic	10	8,316,410	10,415,673	10,408,840
Weighted average of redeemable and non-redeemable shares or units – Diluted	10	8,316,410	10,415,673	10,408,840

Net income (loss) per share or unit – Basic	$(24,525.70)	$0.15	$(0.30)	$(0.31)
Net income (loss) per share or unit – Diluted	$(24,525.70)	$0.15	$(0.30)	$(0.31)

December 31, 2023
Net Income (Loss)	(58,721)	3,543,111	(5,262,428)	(5,343,370)

Weighted average of redeemable and non-redeemable shares or units – Basic	10	17,650,601	10,415,673	10,408,840
Weighted average of redeemable and non-redeemable shares or units – Diluted	10	17,650,601	10,415,673	10,408,840

Net income (loss) per share – Basic	$(5,872.10)	$0.20	$(0.51)	$(0.51)
Net income (loss) per share – Diluted	$(5,872.10)	$0.20	$(0.51)	$(0.51)

September 30, 2024

Total Assets	8,352,546	23,769,503	50,615,227	50,763,785
Total Liabilities	3,458,381	20,359,118	16,841,792	17,682,102
Total Equity	4,894,165	3,410,385	33,773,436	33,081,683

____________

*        Shareholders’ equity per share = shareholders’ equity/shares outstanding

Integrated Rail is providing the following comparative per share information to assist you in your analysis of the financial aspects of the Business Combination. The below assumes Anticipated Financing is raised with 25% equity and 75% debt.

			Combined Pro Forma
	TSII (Historical)	IRRX (Historical)	Assuming No Redemptions	Assuming Maximum Redemptions
September 30, 2024
Net Income (Loss)	(245,257)	1,273,479	(4,954,163)	(5,136,282)
Shareholders’ Equity (Deficit)	4,894,165	(18,867,324)	9,666,675	7,356,084
Shareholders’ Equity per Share*	N/A	$(2.27)	$1.21	$0.94
Cash dividends	$—	$—	$—	$—

Weighted average of redeemable and non-redeemable shares or units – Basic	10	8,316,410	8,004,997	7,836,280
Weighted average of redeemable and non-redeemable shares or units – Diluted	10	8,316,410	8,004,997	7,836,280

Net income (loss) per share or unit – Basic	$(24,525.70)	$0.15	$(0.62)	$(0.66)
Net income (loss) per share or unit – Diluted	$(24,525.70)	$0.15	$(0.62)	$(0.66)

December 31, 2023
Net Income (Loss)	(58,721)	3,543,111	(7,673,104)	(7,915,930)

Weighted average of redeemable and non-redeemable shares or units – Basic	10	17,650,601	8,004,997	7,836,280
Weighted average of redeemable and non-redeemable shares or units – Diluted	10	17,650,601	8,004,997	7,836,280

Net income (loss) per share – Basic	$(5,872.10)	$0.20	$(0.96)	$(1.01)
Net income (loss) per share – Diluted	$(5,872.10)	$0.20	$(0.96)	$(1.01)

September 30, 2024

Total Assets	8,352,546	23,769,503	50,615,227	50,763,785
Total Liabilities	3,458,381	20,359,118	40,948,553	43,407,701
Total Equity	4,894,165	3,410,385	9,666,675	7,356,084

____________

*        Shareholders’ equity per share = shareholders’ equity/shares outstanding

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our, the Company’s and Holdings’, and our, the Company’s and Holdings’ respective management teams’, expectations, hopes, beliefs, intentions or strategies regarding the future, including those related to the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•        the ability to complete the Business Combination with the Company or, if SPAC does not consummate such Business Combination, any other initial business combination;

•        the anticipated timing of the Business Combination;

•        Holdings’ capitalization after giving effect to the Business Combination;

•        the ability to recognize the anticipated benefits of the proposed Business Combination;

•        satisfaction or waiver of the conditions to the Business Combination including, among others: (i) the approval of the holders of the requisite number of outstanding shares of SPAC Common Stock entitled to vote, who attend and vote thereupon at the Special Meeting, (ii) the Requisite Approval, (iii) the registration statement (of which this proxy statement/prospectus is a part) will have been declared effective under the Securities Act and remains effective as of such date, (iv) all waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated, (v) no governmental authority with jurisdiction over the parties with respect to the Business Combination will have issued any order or law enjoining, prohibiting or making illegal the consummation of the Business Combination, and (vi) Holdings Common Stock to be issued in connection with the Business Combination shall have been approved for listing on Nasdaq;

•        the financial and business performance of Holdings, including financial projections and business metrics and any underlying assumptions thereunder;

•        the potential liquidity and trading of our public securities;

•        changes in the Company’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•        the implementation, market acceptance and success of the Company’s business model;

•        the Company’s ability to scale in a cost-effective manner;

•        developments and projections relating to the Company’s competitors and industry;

•        the impact of health epidemics on the Company’s business and the actions the Company may take in response thereto;

•        expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

•        the Company’s future capital requirements and sources and uses of cash;

•        the Company’s ability to obtain funding for its operations;

•        the Company’s business, expansion plans and opportunities;

•        the Company’s success in retaining or recruiting, or changes required in, officers, key employees or directors following the completion of the Business Combination;

•        the size of the addressable markets for Holdings’ products and services;

•        Holdings’ expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others; and

•        the outcome of any known and unknown litigation and regulatory proceedings.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•        the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Merger Agreement;

•        the outcome of any legal proceedings that may be instituted against SPAC following announcement of the proposed Business Combination and transactions contemplated thereby;

•        the inability to complete the Business Combination due to the failure to obtain approval of the stockholders of SPAC or to satisfy other conditions to the Closing in the Merger Agreement;

•        the ability to obtain or maintain the listing of Holdings Common Stock on Nasdaq following the Business Combination;

•        the risk that the proposed Business Combination disrupts current plans and operations of the Company as a result of the announcement and consummation of the transactions described herein;

•        the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the Company to grow and manage growth profitably;

•        costs related to the Business Combination;

•        changes in applicable laws or regulations;

•        the ability of the Company to execute its business model;

•        the Company’s ability to attract and retain customers and expand customers’ use of the Company’s products and services;

•        risks relating to the uncertainty of the projected financial and operating information with respect to the Company;

•        the Company’s ability to raise capital;

•        the possibility that SPAC or the Company may be adversely affected by other economic, business and/or competitive factors; and

•        other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors.”

RISK FACTORS

The following risk factors will apply to the business and operations of Holdings following the Closing. These risk factors are not exhaustive, and investors are encouraged to perform their own investigation with respect to the business, prospects, financial condition and operating results of the Company and Holdings’ business, prospects, financial condition and operating results following the completion of the Business Combination. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements,” before deciding how to vote your shares of SPAC Common Stock. Please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may harm the business, cash flows, financial condition and results of operations of Holdings. the Company may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair Holdings’ business, prospects, financial condition or operating results. The following discussion should be read in conjunction with the consolidated financial statements of the Company and financial statements of SPAC and notes thereto included elsewhere in this proxy statement/prospectus.

Risks Related to the Company’s Business and Industry

Unless the context requires otherwise, references to “we,” “us,” “our,” and the “Company” in this subsection are to the business and operations of the Company prior to the Business Combination and the business and operations of Holdings after the closing of the Business Combination.

Our business involves a certain degree of risk. You should consider and read carefully the risks and uncertainties described below together with all of the other information contained in this prospectus. If any of the following risks, or any risk described elsewhere in this prospectus, actually occur, our business, prospects, financial condition, results of operations, or cash flows could be materially adversely affected. The risks described below are not the only ones facing our company. Additional risks not currently known to us or that we currently deem immaterial may also adversely affect us.

Operating Risks

We acquired our oil and gas assets in 2013 and have not conducted mining operations at our property since 2015. There can be no assurance that we will be able to upgrade or make our existing refinery facility operational for our planned purposes within our expected timeframe or at all.

We acquired our oil and gas assets in 2013 and operated as an open pit tar sands mine. We have not conducted mining operations at our property since 2015. With the capital provided by the Business Combination, along with the anticipated supply and offtake agreement with Shell Trading US Company, the Company intends to upgrade and bring its existing refinery facility online in order to process and refine feedstock oil to produce products to customer specifications.

It is anticipated that the majority of our existing equipment associated with the refining process will be utilized to produce commercial products for the Customer. Additional equipment and process changes will be required to achieve this production and will be redesigned to accommodate the Customer feedstock. Existing tar sand handling facilities will be properly decommissioned.

Our growth depends on successfully implementing our plans to make our sole existing facility operational to produce feedstock for the Customer. There can be no assurance that we will be able to upgrade or bring our existing refinery facility online within our expected timeframe, within our planned budget, with our expected financing or at all. If we are unsuccessful in reaching and maintaining planned production rates at our facility, we may not be able to build a sustainable or profitable business.

Our future operations will be subject to operational hazards that could expose us to potentially significant losses.

Our future operations will be subject to potential operational hazards and risks inherent in refining operations, in transporting and storing crude oil and refined products. Any of these risks, such as fires, explosions, security breaches, cyber threats, pipeline ruptures and spills, mechanical failure of equipment, and severe weather and natural disasters at our or third-party facilities could result in business interruptions or shutdowns and damage to our properties and the properties of others. The scientific consensus suggests that some of these physical risks to our facilities and third-party facilities, especially risks associated with extreme weather, may increase as a result of climate change. A serious accident at our facilities could also result in serious injury or death to our employees or contractors and could expose us to significant liability for personal injury claims and reputational risk. Any such event or unplanned shutdown could have a material adverse effect on our business, financial condition, and results of operations.

Earnings and cash flows from our future operations will depend on a number of factors, including to a large extent the cost of crude oil and other refinery feedstocks, which has fluctuated significantly in recent years. The expenses we pay and prices we receive will depend on numerous factors beyond our control, including the global supply and demand for crude oil, gasoline, and other refined products, which are subject to, among other things:

•        changes in the global economy and the level of foreign and domestic production of crude oil and refined products;

•        availability of crude oil and refined products and the infrastructure to transport crude oil and refined products;

•        local factors, including market conditions, the level of operations of other refineries in our markets, and the volume and price of refined products imported;

•        threatened or actual terrorist incidents (including cyber attacks), acts of war, and other global political conditions;

•        changes in the availability or cost of maritime shipping;

•        pandemics, public health crises, or other widespread emergencies such as COVID-19;

•        government regulations or mandated production curtailments or limitations; and

•        weather conditions, hurricanes, or other natural disasters.

These actions could result in a decrease in the expected earnings and cash flows generated by our business.

Instability in the global economic and political environment can lead to volatility in the cost and availability of crude oil and prices for refined products, which could adversely impact our results of operations.

Instability in the global economic and political environment can lead to volatility in the cost and availability of crude oil and in the price and demand for refined products. This may place downward pressure on our results of operations. This is particularly true of developments in and relating to oil-producing countries, including terrorist activities, military conflicts, embargoes, internal instability, or actions or reactions of the U.S. or foreign governments in anticipation of, or in response to, such developments. Any such events may limit or disrupt markets, which could negatively impact our ability to access global crude oil commodity flows or sell our refined products.

The development schedule of infrastructure and refining projects, including the availability and cost of equipment, supplies, personnel and services, is subject to delays and cost overruns.

Historically, these types of development projects have experienced delays and capital cost increases and overruns due to, among other factors, the unavailability or high cost of equipment, supplies, personnel and services. The cost to develop our projects is not yet fixed and will remain dependent upon a number of factors, including the completion of detailed cost estimates and final engineering, contracting and procurement costs. Our construction and operation schedules may not proceed as planned and may experience delays or cost overruns. Any delays may increase the costs of the project, requiring additional capital, and such capital may not be available in a timely and cost-effective fashion.

Reclamation and financial assurances required in order to support those obligations can be expensive.

Where mining operations are or have been conducted, the Company is obligated to reclaim mined areas and to maintain adequate resources, including related insurance and bonding, to support reclamation obligations. Both the cost of reclamation and the financial assurances required to be in place in order to mine can be expensive. Even with limited activity to date, the Company’s current reclamation obligation is approximately $796,000. As operations expand, this amount will increase accordingly.

Geopolitical conflicts, including the conflict between Russia and Ukraine, could increase the cost of our crude oil feedstocks and affect the demand for our products.

In February 2022, following Russia’s invasion of Ukraine, the U.S. and other countries announced sanctions against Russia, including restrictions on the importation of Russian crude oil. The U.S. and other countries have imposed additional sanctions as the conflict has escalated. Any further sanctions imposed or actions taken by the U.S. or other countries, and any retaliatory measures by Russia in response, such as restrictions on energy supplies from Russia, may impact costs, reduce our sales and earnings, or otherwise have an adverse effect on our operations. Additionally, conflicts like Russia’s invasion of Ukraine and recent attacks on shipping in the Red Sea may exacerbate inflationary pressures, including with respect to commodity prices and energy costs, and disrupt global supply chains. Rapid and significant changes in commodity costs may affect the demand for our products.

Many of our planned refined products could cause serious injury or death if mishandled or misused by us or our purchasers, or if defects occur during manufacturing.

While we will work to produce, refine, store, transport, and deliver all of our refined products in a safe manner, many of our planned refined products are highly flammable or explosive and could cause significant damage to persons or property if mishandled. Defects in our planned products (such as gasoline or jet fuel) or misuse by us or by end purchasers could lead to fatalities or serious damage to property. We may be held liable for such occurrences, which could have a material adverse effect on our business and results of operations.

Our business is impacted by increased risks of spills, discharges, or other releases of petroleum or hazardous substances.

The operation of refineries and refined products terminals is subject to increased risks of spills, discharges, or other inadvertent releases of petroleum or hazardous substances. These events could occur in connection with the operation of our refineries or refined products terminals. If any of these events occur, or is found to have previously occurred, we could be liable for costs and penalties associated with their remediation under federal, state, and local environmental laws or common law, and could be liable for property damage to third parties caused by contamination from releases and spills. The penalties and clean-up costs that we may have to pay for releases or the amounts that we may have to pay to third parties for damages to their property could be significant and have a material adverse effect on our business, financial condition, or results of operations.

Our insurance coverage may be inadequate to protect us from the liabilities that could arise in our business.

We carry property, casualty, business interruption, and other lines of insurance, but we do not maintain insurance coverage against all potential losses. We could suffer losses for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. Claims covered by insurance are subject to deductibles, the aggregate amount of which could be material. Insurance policies are also subject to compliance with certain conditions, the failure of which could lead to a denial of coverage as to a particular claim or the voiding of a particular insurance policy. There also can be no assurance that existing insurance coverage can be renewed at commercially reasonable rates or that available coverage will be adequate to cover future claims. The occurrence of an event that is not fully covered by insurance or failure by one or more insurers to honor its coverage commitments for an insured event could have a material adverse effect on our business, financial condition, and results of operations.

The future financial and operating results of our refinery, including the products we refine and sell, may be seasonal.

Demand for gasoline in the Rockies and Northwest United States is generally higher during the summer months than during the winter months. Financial and operating results for the first and fourth calendar quarters may be lower than those for the second and third calendar quarters of each year as a result of this seasonality.

We rely upon certain critical information systems for the operation of our business and the failure of any critical information system, including a cybersecurity breach, may result in harm to our business.

We are heavily dependent on our technology infrastructure and maintain and rely upon certain critical information systems for the effective operation of our business. These information systems include data network and telecommunications, internet access and our websites, and various computer hardware equipment and software applications, including those that are critical to the safe operation of our refineries and terminals. The integrity and protection of our customer, employee, and company data is critical to our business.

Our information systems are subject to damage or interruption from a number of potential sources including natural disasters, ransomware, software viruses or other malware, power failures, cyber-attacks, and other events. To the extent that these information systems are under our control, we have implemented cybersecurity policies designed to address these risks. However, security measures for information systems cannot be guaranteed to be failsafe. Our systems and procedures for protecting against such attacks and mitigating such risks may prove to be insufficient in the future and such attacks could have an adverse impact on our business and operations, including damage to our reputation and competitiveness, remediation costs, litigation, or regulatory. Any compromise of our data security or our inability to use or access these information systems at critical points in time could unfavorably impact the timely and efficient operation of our business and subject us to additional costs and liabilities, which could adversely affect our business, financial condition, and results of operations. In addition, as technologies evolve, and cyber-attacks become more sophisticated, we may incur significant costs to upgrade or enhance our security measures to protect against such attacks and we may face difficulties in fully anticipating or implementing adequate preventive measures or mitigating potential harm. Finally, federal legislation relating to cybersecurity threats could impose additional requirements on our operations.

Climate change may increase the frequency and severity of weather events that could result in severe personal injury, property damage, and environmental damage, which could curtail our future operations and otherwise materially adversely affect our cash flows.

Increasing concentrations of GHG in Earth’s atmosphere may produce climate changes that have significant weather-related effects, such as increased frequency and severity of storms, droughts, floods, and other climatic events. If any of those effects were to occur, they could have an adverse effect on our future operations, including damages to our refinery, retail locations, logistics assets or other properties from powerful wind or rising waters. We may experience increased insurance costs, or difficulty obtaining adequate insurance coverage, for our assets in areas subject to more frequent severe weather. We may not be able to recoup these increased costs through the cash generated by our business. Extreme weather events could cause damage to property or facilities that could exceed our insurance coverage and our business, financial condition, and results of operations could be adversely affected. Additionally, if we are named in litigation related to climate change, costs or other impacts resulting from such litigation could be material.

Regulatory Risk

Meeting the requirements of evolving environmental, health, and safety laws and regulations could adversely affect our performance.

Consistent with the experience of other U.S. refineries, environmental laws and regulations have raised operating costs and may require significant capital investments. We may be required to address conditions that may be discovered in the future and require a response. Potentially material expenditures could be required in the future as a result of evolving environmental, health, and safety and energy laws, regulations, or requirements that may be adopted or imposed in the future. Future developments in federal and state laws and regulations governing environmental, health and safety, and energy matters are especially difficult to predict.

Currently, multiple legislative and regulatory measures to address GHG emissions (including CO2, methane, and NOX) are in various phases of consideration, promulgation, or implementation. These include actions to develop national, statewide, or regional programs, each of which could require reductions in our GHG emissions. Requiring reductions in our GHG emissions could result in increased costs to (i) operate and maintain our facilities, (ii) install new emission controls at our facilities, or (iii) administer and manage any GHG emissions programs, including acquiring emission credits or allotments. Requiring reductions in our GHG emissions and increased use of renewable fuels which can be supplied by producers and marketers in other industries that supply alternative forms of energy and fuels to satisfy the requirements of our industrial, commercial, and individual customers could also decrease the future demand for our refined products, and could have a material adverse impact on our business, financial condition, and results of operations.

Additionally, legislation designed to protect animal and plant species may limit or restrict our ability to construct or expand new oil terminals and oil-by-rail infrastructure, which could have a material impact on our business, financial condition, and results of operations. Finally, federal and state regulations requiring additional GHG-related disclosures could significantly increase our regulatory compliance costs.

Several states have pursued or are considering initiatives designed to reduce the carbon intensity of the transportation sector by encouraging increased use of renewable fuels or electric vehicles or by requiring reductions in transportation fuel-related GHG emissions in the state. These state actions could reduce demand for our refined petroleum products, which could have a material adverse effect on our business, results of operations, and financial condition.

Potential legislative and regulatory actions addressing climate change could increase our costs, reduce our revenue and cash flow from natural gas and oil sales, or otherwise alter the way we conduct our business.

Currently, multiple legislative and regulatory measures to address GHG, including CO2, methane, and NOX, and other emissions are in various phases of consideration, promulgation, or implementation at various levels of the federal and state government. These include actions to develop international, federal, regional, or statewide programs, which could require reductions in our GHG or other emissions, establish a carbon tax and decrease the demand for our refined products. Requiring reductions in these emissions could result in increased costs to (i) operate and maintain our facilities, (ii) install new emission controls at our facilities, and (iii) administer and manage any emissions programs, including acquiring emission credits or allotments.

The EPA has issued a notice of finding and determination that emissions of CO2, methane, and other GHGs present an endangerment to human health and the environment. In response, the EPA has adopted regulations under existing provisions of the federal Clean Air Act that, among other things, establish Prevention of Significant Deterioration (“PSD”) construction and Title V operating permit program requiring reviews for GHG emissions from certain large stationary sources. Facilities required to obtain PSD permits for their GHG emissions will also be required to meet “best available control technology” standards, which will be established by the states or, in some instances, by the EPA on a case-by-case basis. In addition, the EPA has adopted rules requiring the monitoring and reporting of GHG emissions from specified large GHG emission sources in the U.S., including petroleum refineries and certain onshore petroleum and natural gas production activities, on an annual basis. Certain of the third-party extraction and production entities in which we hold a working interest also may be subject to reporting of GHG emissions in the U.S. These EPA policies and rulemakings could adversely affect our operations and restrict or delay our ability to obtain air permits for new or modified facilities.

In addition, from time to time, the U.S. Congress has considered and may in the future consider and adopt “cap and trade” legislation that would establish an economy-wide cap on GHG emissions in the U.S. and would require most sources of GHG emissions to obtain emission “allowances” corresponding to their annual GHG emissions. For those GHG sources that are unable to meet the required limitations, such legislation could impose substantial financial burdens. Any laws or regulations that may be adopted to restrict or reduce GHG emissions would likely require us to incur increased operating costs and could have an adverse effect on demand for our production. The adoption of any legislation or regulations that limits emissions of GHG from extraction and production facilities, equipment, and operations could require us or our business partners to incur costs to reduce emissions of GHG associated with our or such entities’ operations or could adversely affect demand for the refined petroleum products that we produce.

At the state level, several states have passed low carbon fuel standard legislation and other initiatives, including a cap and invest program, to reduce emissions from the transportation sector. We could also face increased climate-related litigation with respect to our operations or products. If we are unable to pass the costs of compliance on to our customers, sufficient credits are unavailable for purchase, we have to pay a significantly higher price for credits, or we are otherwise unable to meet our compliance obligation, our financial condition and results of operations could be adversely affected.

Federal, regional, and state climate change and air emissions goals and regulatory programs under the Clean Air Act are complex, subject to change, and create uncertainty due to a number of factors including technological feasibility, legal challenges, and potential changes in federal policy. Nevertheless, stricter regulation can be expected in the future and any of these or similar changes, or regulatory enforcement in connection with such requirements, may have a material adverse impact on our business, results of operations, and financial condition.

Regulatory and other requirements concerning the transportation of crude oil and other commodities by rail may cause increases in transportation costs or limit the amount of crude oil that we can transport by rail.

We will rely on a variety of systems to transport crude oil, including rail. Rail transportation is regulated by federal, state, and local authorities. New regulations or changes in existing regulations could result in increased compliance expenditures. These or other regulations that require the reduction of volatile or flammable constituents in crude oil that is transported by rail, change the design or standards for rail cars used to transport the crude oil we purchase, change the routing or scheduling of trains carrying crude oil, or require any other changes that detrimentally affect the economics of delivering North American crude oil by rail, could increase the time required to move crude oil from production areas to our refinery, increase the cost of rail transportation, and decrease the efficiency of shipments of crude oil by rail within our planned operations. Any of these outcomes could have a material adverse effect on our business, results of operations, and financial condition.

Changes in the global trade environment, including the imposition of import tariffs, could adversely affect the amount or timing of our revenues, results of operations or cash flows.

Escalating trade tensions may lead to increased tariffs and trade restrictions, including tariffs applicable to the crude oil we purchase. Any such tariffs may place downward pressure on our results of operations. Tariffs on imported crude oil may impact costs, reduce our sales and earnings, or otherwise have an adverse effect on our operations. Further, significant changes in commodity costs may affect the demand for our products. The effect of such tariffs could be significant and have a material adverse effect on our business, financial condition, or results of operations.

Compliance with and changes in tax laws could materially and adversely affect our financial condition, results of operations and cash flows.

We are subject to extensive tax liabilities imposed by multiple jurisdictions including, without limitation, income taxes, indirect taxes (excise/duty, sales/use, gross receipts, GHG emissions), payroll taxes, franchise taxes, withholding taxes, and ad valorem taxes. New tax laws and regulations and changes in existing tax laws and regulations are continuously being enacted or proposed that could result in increased expenditures for tax liabilities in the future. Many of these liabilities are subject to periodic audits by the respective taxing authority. Although we believe we have used reasonable interpretations and assumptions in calculating our tax liabilities, the final determination of these tax audits and any related proceedings cannot be predicted with certainty. Any adverse outcome of such tax audits or related proceedings could result in unforeseen tax-related liabilities that may, individually or in the aggregate, materially affect our cash tax liabilities, results of operations, and financial condition. Additionally, tax rates or tax interpretations in the various jurisdictions in which we operate may change significantly as a result of political or economic factors beyond our control.

Our ability to complete the Business Combination may be impacted if the Business Combination is subject to U.S. foreign investment regulations and review by a U.S. government entity, such as the Committee on Foreign Investment in the United States (“CFIUS”), and ultimately prohibited.

Our ability to complete the Business Combination may be impacted if the Business Combination is subject to U.S. foreign investment regulations and review by a U.S. government entity, such as the Committee on Foreign Investment in the United States (“CFIUS”), and ultimately prohibited.

Among other things, CFIUS is empowered to require parties to certain transactions subject to CFIUS jurisdiction to make mandatory filings, to charge filing fees related to CFIUS filings (voluntary or mandatory), and to self-initiate national security reviews of foreign direct and indirect investments in U.S. businesses if the parties to the transaction choose not to file voluntarily. In the case that CFIUS determines an investment to present risks to U.S. national security, CFIUS has the power to require mitigation measures with respect to the transaction or recommend that the President of the United States block the transaction if the parties do not voluntarily abandon it. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on — among other factors — the nature and structure of the transaction, including the level of beneficial ownership interest and the nature of any information or governance rights involved.

Neither our Sponsor, nor a majority of our directors and officers are located in, nor have significant ties to, China. However, the process of government review, whether by CFIUS or otherwise, could be lengthy. Because we have only a limited time to complete our initial Business Combination, our failure to obtain any required approvals within the requisite time period may require us to liquidate. If we are unable to consummate our initial business combination within the applicable time period, SPAC Stockholders may suffer negative consequences, including (i) the loss of investment opportunity in SPAC, (ii) the loss of any price appreciation in the Surviving Company, and (iii) our SPAC Warrants expiring worthless.

Business Risks

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.”

We incurred a net loss from operations of $58,721 and $30,317 for the years ended December 31, 2023 and 2022, respectively, and a net loss from operations of $245,257 and $25,665 for the nine months ended September 30, 2024 and 2023, respectively, and have had no substantial revenue generating operations during these periods. As of September 30, 2024, we had net current liabilities of $2,603,529 and current assets of $5,500. As of September 30, 2024, loans from our owner, Endeavor Capital Group, LLC, totaled $2,569,999. These loans have been used to fund our ongoing operations.

We may continue to incur negative operating cash flows and rely on notes payable from a related party to meet our obligations. Our ability to continue as a going concern depends primarily on successful completion of the Business Combination, our ability to increase cash flows from current and new operating activities, or our ability to raise funding as and when necessary from our owner. There is material uncertainty related to these events that causes significant doubt about our ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from our inability to continue as a going concern.

We must make substantial capital expenditures at our refining and terminating facility in Vernal, Utah (the “Facility”) and related assets to establish and maintain their reliability and efficiency. If we are unable to complete capital projects at their expected costs or in a timely manner, or if the market conditions assumed in our project economics deteriorate, our financial condition, results of operations, or cash flows could be adversely affected.

Our Facility and related assets have existed for many years. Equipment, even if properly maintained, may require significant capital expenditures and expenses to keep operating efficiently. These costs do not result in increases in unit capacities, but rather are focused on trying to maintain safe, reliable operations.

Delays or cost increases related to the engineering, procurement, and construction of new facilities, or improvements and repairs to our existing facilities and equipment, could have a material adverse effect on our business, financial condition, or results of operations. Such delays or cost increases may arise as a result of unpredictable factors in the marketplace, many of which are beyond our control, including:

•        denial or delay in obtaining regulatory approvals and/or permits;

•        difficulties in executing the capital projects;

•        unplanned increases in the cost of equipment, materials, or labor;

•        disruptions in transportation of equipment and materials;

•        severe adverse weather conditions, natural disasters, or other events (such as equipment malfunctions, explosions, fires, or spills) affecting our facilities, or those of our vendors and suppliers;

•        shortages of sufficiently skilled labor, or labor disagreements resulting in unplanned work stoppages;

•        market-related increases in a project’s debt or equity financing costs; and/or

•        non-performance or force majeure by, or disputes with, our vendors, suppliers, contractors, or sub-contractors.

Any one or more of these occurrences noted above could have a significant impact on our business. If we are unable to make up the delays or to recover the related costs, or if market conditions change, it could materially and adversely affect our financial position, results of operations, or cash flows.

The Shell Commitment Agreement and Letter of Credit Facility exposes us to counterparty credit and performance risk.

On consummation of the Business Combination, we will have a sole crude supply and offtake agreement (the “Shell Commitment Agreement”) with STUSCO. STUSCO will own all of the crude oil we produce and substantially all of our refined product inventories prior to our sale of the inventories. An adverse change in the business, results of operations, liquidity, or financial condition of STUSCO could adversely affect the ability of such counterparty to perform its obligations, which could consequently have a material adverse effect on our business, results of operations, or liquidity and, as a result, our business and operating results.

The Parties to the Shell Commitment Agreement may not satisfy the Conditions Precedent, which could adversely affect our business.

The Shell Commitment Agreement is subject to certain Conditions Precedent, including, among other things, the necessary refurbishment, construction, permitting, and receipt of approvals of or by the Facility have occurred. It is possible that these Conditions Precedent may not be achieved in a timely manner or at all, or that one or more other closing conditions may not be satisfied or, if not satisfied, that such conditions may not be waived in accordance with the terms of the Shell Commitment Agreement. If the parties to the Shell Commitment Agreement are unable to complete the Conditions Precedent, the Company will not fully realize the anticipated benefits of the Transactions.

STUSCO has the ability to curtail or cease its activities during the term of the Shell Commitment Agreement and in certain circumstances, STUSCO can terminate the Shell Commitment Agreement. STUSCO is also not obligated to extend the Shell Commitment Agreement at the end of its term, which could negatively impact our results of operations.

STUSCO may elect to meaningfully curtail or cease its activities under the Shell Commitment Agreement for up to six months without us having the ability to terminate the Commitment Agreement and secure another customer. While STUSCO would still be obligated to pay the Monthly Minimum Revenue Commitment during such time period, the amount of the MRC might be insufficient to our anticipated fixed operating expenses and anticipated debt service requirements. STUSCO will have the ability to terminate the Commitment Agreement in the event of a force majeure event lasting more than 270 consecutive days or 270 days in the aggregate over a period of 365 consecutive days. Furthermore, STUSCO may elect not to exercise its extension option on the Shell Commitment Agreement at the end of the seven-year term.

Construction, development, maintenance and operation of our Facility involves significant risks and hazards, and our ability to recover our investments may be impaired if our project construction activities do not commence or proceed as scheduled.

The construction of the Facility involves numerous risks. Success in constructing a particular project is contingent upon or may be affected by, among other things:

•        timely implementation and satisfactory completion of construction;

•        obtaining and maintaining required governmental permits and approvals, including making appeals of, and satisfying obligations in connection with, approvals obtained;

•        grants of injunctive relief to stop or prevent construction of the Facility;

•        delivery of components related to the production, extraction and storage systems on-budget and on-time;

•        discovery of unknown impacts to protected or endangered species or habitats, migratory birds, wetlands or other jurisdictional water resources, and/or cultural resources at the Facility;

•        increases to labor costs beyond our expectation upon entering into construction agreements as a result of enhanced local or national requirements regarding the use of union labor on-site, commercial pressures or settlements or the prevailing wage and apprenticeship requirements;

•        insolvency or financial distress on the part of our service providers, contractors or suppliers;

•        cost overruns and change orders;

•        cost or schedule impacts arising from changes in federal, state or local land-use or regulatory policies;

•        unfavorable tax treatment or adverse changes to tax policy;

•        adverse environmental and geological or weather conditions, including water shortages and climate change, which may in some cases limit our ability to produce Crude Feedstock or force work stoppages due to the risk of heat, fire or other extreme weather events;

•        force majeure and other events outside of our control;

•        changes in laws affecting the project;

•        accidents on constructions sites; and

•        damage to consumers triggered by blackouts caused by damage to transmission infrastructure during construction.

If we fail to complete the improvements to the Facility, fail to meet one or more agreed target milestone dates or fail to perform other contract terms, there may be a delay in, reduction or cancellation of payments from STUSCO, increased costs due to contractual penalties, loss of future revenue, termination of the Shell Commitment Agreement, penalties and/or other obligations under other Facility-related agreements, and we may not be able to recover our investment in the Facility. If we are unable to complete the improvements to the Facility, we may impair some or all of the capitalized investments we have made relating to the Facility, which could have an adverse effect on our results of operations in the period in which the loss is recognized.

The improvement, maintenance and operation of the Facility also may involve hazardous activities, such as handling pressurized parts, operating large pieces of equipment and delivering our future Crude Oil Products. Hazards such as fire, explosion, structural collapse and machinery failure are inherent risks in our planned operations. These and other hazards can cause significant personal injury or loss of life, severe damage to and destruction of property, plant and equipment and contamination of or damage to, the environment. The occurrence of any one of these hazards may result in curtailment or termination of our planned operations or liability to third parties for damages, environmental clean-up costs, personal injury, property damage and fines and/or penalties, any of which could be substantial.

Because we will rely on only one customer for our future Crude Oil Products, the change in ownership or management of such customer may adversely affect our business, financial condition and results of operations.

Our success will depend on developing and maintaining close working relationships with our customer. Currently, we expect to generate a substantial majority of our revenue from the production of Crude Oil Products and related services we will provide to STUSCO. We expect that our agreements with STUSCO will account for a substantial portion of our revenue in the near term. Changes in the business of this customer, particularly with respect to a change in its management or ownership, could change the dynamics of our current relationship and subject us to the risk of new management or ownership choosing to enter into relationships with preferred service providers. If we are not able to establish a strategic relationship with the new management or ownership, or if new management or ownership chooses to enter into relationships with preferred service providers, it may materially and adversely affect our business, financial condition and results of operations.

If there is an increase in transportation solutions within the Uinta Basin, it could lead to an increase in the demand for the natural resources in the Basin, thus potentially increasing the price of the resources and adversely affecting our business, financial condition and results of operations.

If there is an increase in transportation solutions within the Uinta Basin, such as construction of the Uinta Basin Railway (the likelihood and timeline of construction of which, among other things, depends in part on the pending Supreme Court opinion in Seven County Infrastructure Coalition v. Eagle County), this may lead to an increase in the demand for the natural resources in the Basin, potentially adversely affecting our profit margin per barrel.

Inadequate liquidity could materially and adversely affect our business operations in the future.

If our cash flow and capital resources are insufficient to fund our obligations, we may be forced to reduce our capital expenditures, seek additional equity or debt capital, or restructure indebtedness. We cannot assure you that any of these remedies could, if necessary, be affected on commercially reasonable terms, or at all. The availability of capital when the need arises will depend upon a number of factors, some of which are beyond our control. These factors include general economic and financial market conditions, natural gas and crude oil prices, our credit ratings, interest rates, market perceptions of us or the industries in which we operate, our market value, and our operating performance. We may be unable to execute our long-term operating strategy if we cannot obtain capital from these or other sources when the need arises.

Our ability to generate cash and repay our indebtedness or fund capital expenditures depends on many factors beyond our control and any failure to do so could harm our business, financial condition, and results of operations.

Our ability to fund future capital expenditures and repay any indebtedness when due will depend on our ability to generate sufficient cash flow from operations and borrowings under future debt agreements. To a certain extent, this is subject to general economic, financial, competitive, legislative, and regulatory conditions and other factors that are beyond our control.

We cannot assure you that our businesses will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to fund our liquidity needs. If our cash flow and capital resources are insufficient to fund our needs, we may be forced to reduce our planned capital expenditures, sell assets, seek additional equity or debt capital, or restructure our debt. We cannot assure you that any of these remedies could, if necessary, be affected on commercially reasonable terms, or at all, which could cause us to default on our obligations and could impair our liquidity.

We may incur significant debt in the future.

We may incur significant indebtedness in the future. A substantial level of indebtedness could have important consequences, including the following:

•        we may be required to use a substantial portion of our expected cash flow from operations to pay interest and principal on our indebtedness and obligations under the Shell Commitment Agreement, which reduces funds available to us for other purposes, such as working capital, capital expenditures, other general corporate purposes, and potential acquisitions;

•        our ability to refinance such indebtedness or to obtain additional financing for working capital, capital expenditures, acquisitions, or general corporate purposes may be impaired;

•        our leverage may be greater than that of some of our competitors, which may put us at a competitive disadvantage and reduce our flexibility in responding to current and changing industry and financial market conditions;

•        we may be more vulnerable to economic downturns and adverse developments in our business; and

•        we may be unable to comply with financial and other restrictive covenants in our debt agreements, some of which may require us to maintain specified financial ratios and limit our ability to incur additional debt and sell assets, which could result in an event of default that, if not cured or waived, would have an adverse effect on our business and prospects and could result in bankruptcy.

Our ability to meet expenses, to remain in compliance with covenants, and to make future principal and interest payments in respect of our debt would depend on, among other things, our operating performance, competitive developments, and financial market conditions, all of which are significantly affected by financial, business, economic, and other factors. We are not able to control many of these factors. If industry and economic conditions deteriorate, our cash flow may not be sufficient to allow us to pay principal and interest on our debt and meet our other obligations.

Our debt agreements may impose significant operating and financial restrictions on us.

The terms of any future debt may impose significant operating and financial restrictions on us. These restrictions, among other things, may limit our ability to:

•        pay dividends or distributions, repurchase equity, prepay junior debt, and make certain investments, loans, or acquisitions;

•        incur additional debt, make guarantees of debt, or issue certain disqualified stock and preferred stock;

•        sell or otherwise dispose of assets;

•        incur liens;

•        enter into certain hedging transactions;

•        consummate fundamental changes, merge or consolidate with another company, sell all or substantially all of our assets, or alter our business; and

•        enter into certain transactions with affiliates.

All of these covenants may adversely affect our ability to finance our operations, meet or otherwise address our capital needs, pursue business opportunities, react to market conditions, or otherwise restrict activities or business plans. A breach of any of these covenants could result in a default in respect of the related indebtedness. If a default occurs, the requisite lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable and proceed against any collateral securing that indebtedness. If repayment of our indebtedness is accelerated as a result of such default, we cannot assure you that we would have sufficient assets or access to credit to repay such indebtedness.

We may incur losses and incur additional costs as a result of forward-contract activities and derivative transactions.

We may enter into derivative contracts from time to time primarily to reduce our exposure to fluctuations in interest rates and in the price of crude oil and refined products. If the instruments we use to hedge our exposure are not effective, or if our counterparties are unable to satisfy their obligations to us, we may incur losses. We may also be required to incur additional costs in connection with future regulation of derivative instruments to the extent such regulation is applicable to us. Additionally, our commodity derivative activities may produce significant period-to-period earnings volatility that is not necessarily reflective of our underlying operational performance.

Variable rate indebtedness would subject us to interest rate risk, which could cause our debt service obligations to increase significantly and otherwise impact our ability to incur indebtedness for acquisitions and working capital needs.

We may be subject to interest rate risk in connection with future debt agreements as well as our Shell Commitment Agreement, which bear interest at variable rates. Interest rate changes could affect the amount of our interest payments and, accordingly, our future earnings and cash flows, assuming other factors are held constant. Increases in interest rates could also impact our ability to incur indebtedness to fund acquisitions and working capital needs. Since 2022, interest rates have been significantly higher than in recent years and a significant increase in prevailing interest rates could substantially increase our interest expense and have a material adverse effect on our financial condition, results of operations, and cash flows.

Changes in the availability of and the cost of labor could adversely affect our business.

Changes in labor markets due to various factors, including inflationary pressures, have increased the competition for recruiting and retaining talent. As a result of these factors, our business could be adversely impacted by increases in labor, health care, and benefits costs necessary to attract and retain high quality employees with the right skill sets to meet our needs. In addition, our wages and benefits programs may be insufficient to attract and retain top performing employees, especially in a rising wage market. Any failure by us to attract, develop, retain, motivate, and maintain good relationships with qualified individuals could adversely affect our business and results of operations.

Adverse changes in global economic conditions and the demand for transportation fuels may impact our business and financial condition in ways that we currently cannot predict.

A recession or prolonged economic downturn would adversely affect the business and economic environment in which we operate. These conditions increase the risks associated with the creditworthiness of our suppliers, customers, and business partners. The consequences of such adverse effects could include interruptions or delays in our suppliers’ performance of our contracts, reductions and delays in customer purchases, delays in or the inability of customers to obtain financing to purchase our products, and bankruptcy of customers. Any of these events may adversely affect our financial condition, cash flows, and profitability.

The requirements of being a public company may strain our resources, result in more litigation and divert management’s attention.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Securities Act, the listing requirements of the OTC Markets and other applicable securities rules and regulations. Complying with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time consuming or costly, and increase demand on our systems and resources, including management. The Exchange Act will require, among other things, that we file annual, quarterly and current reports with respect to our business and operating results, and that we maintain effective disclosure controls and procedures and internal control over financial reporting. We will be required to disclose changes made in our internal control and procedures on a quarterly basis. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. We may also need to hire additional employees or engage outside consultants to comply with these requirements, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

These new rules and regulations may make it more expensive for us to obtain director and officer liability insurance and, in the future, we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

By disclosing information in this prospectus and in other filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If those claims are successful, our business could be seriously harmed. Even if the claims do not result in litigation or are resolved in our favor, the time and resources needed to resolve them could divert our management’s resources and seriously harm our business.

Risks Related to SPAC and the Business Combination

Unless the context otherwise requires, all references to “we,” “us,” or “our” in this subsection refer to SPAC.

We are a blank check company with no operating history and no revenues, and you have no basis on which to evaluate our ability to achieve our business objective.

We are a blank check company incorporated under the laws of the State of Delaware that has conducted no operations and has generated no revenues to date. Until we complete our Business Combination, we will have no operations and will generate no operating revenues. Because we lack an operating history, you have no basis upon which to evaluate our ability to achieve our business objective of completing our Business Combination. If we fail to complete our Business Combination, we will never generate any operating revenues.

We have identified a material weakness in our disclosure controls and procedures and internal control over financial reporting.

In connection with the evaluation of the effectiveness of the design and operations of our disclosure controls and procedures as of March 31, 2024, we identified a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or combination of control deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim condensed consolidated financial statements will not be prevented or detected on a timely basis.

The material weakness identified relates to Integrated Rail’s inadvertent underpayment to the redeeming shareholders of $395,138 (or approximately $0.09 per share), in connection with the vote on the third extension amendment proposal at the special meeting in lieu of an annual meeting of stockholders of the Integrated Rail, held on February 12, 2024. This material weakness did not result in a material misstatement to our consolidated financial statements included herein.

While we already have processes in place to ensure that our periodic reports satisfy the applicable reporting and compliance requirements, we will continue to enhance and invest in accounting resources and processes necessary to comply with the reporting and compliance requirements of a public company and include a greater level of supervision as needed in relation to our disclosure controls and procedures.

During the documenting and testing of our internal control procedures, in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could, in turn, limit our access to capital markets and negatively impact our ability to consummate a business combination. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to delisting, regulatory investigations and civil or criminal sanctions.

If we seek stockholder approval of our initial Business Combination, our initial stockholders have agreed to vote in favor of such initial Business Combination, regardless of how our SPAC Public Stockholders vote. In addition, the anchor investors have agreed to vote any Founder Shares in favor of such initial Business Combination, regardless of how our SPAC Public Stockholders vote.

Pursuant to the terms of the Letter Agreement entered into among us, our Sponsor, officers and directors have agreed to vote their Founder Shares, as well as any SPAC Public Shares purchased during or after the November 16, 2021 closing (including in open market and privately negotiated transactions), and our anchor investors have agreed to vote any Founder Shares held by them, in favor of our initial Business Combination. As a result, in addition to our initial stockholders’ Founder Shares, we would need none of the 249,659 shares of SPAC Public Shares sold after November 16, 2021 to be voted in favor of an initial business combination (assuming all outstanding shares are voted and our Sponsor, officers and directors do not purchase any SPAC Public Shares) in order to have our initial Business Combination approved. Our Sponsor, officers, directors, and anchor investors own all of the shares of the SPAC Class B Common Stock, which represented 20% of our outstanding shares of SPAC Common Stock immediately following the November 16, 2021 closing and the private placement, which subsequently converted into SPAC Class A Common Stock pursuant to the Class B Conversion, and represents approximately 70.54% of our outstanding shares of SPAC Common Stock as of [•], 2025 as a result of redemptions in relation to our February 2024, November 2024 and earlier stockholder meetings. Accordingly, if we seek stockholder approval of our initial Business Combination, the agreement by our initial stockholders to vote in favor of our initial Business Combination, and the agreement by the anchor investors to vote any Founder Shares held by them, will increase the likelihood that we will receive the requisite stockholder approval for such initial Business Combination. Because the anchor investors purchased all of the units that they expressed an interest in purchasing, if they hold all such units until prior to consummation of our initial Business Combination and vote their SPAC Public Shares in favor of our initial Business Combination, then in addition to the Founder Shares, no affirmative votes from other SPAC Public Stockholders would be required to approve our initial Business Combination. The anchor investors are not required to vote any of their SPAC Public Shares in favor of our initial Business Combination or for or against any other matter presented for a stockholder vote. Because the anchor investors purchased all of the units for which they expressed an interest, the substantial majority of units sold are held by the anchor investors. The anchor investors may have different interests than our other SPAC Public Stockholders since their investments in the Founder Shares will generally be worthless if we do not consummate an initial business combination within the completion window. Because the anchor investors can purchase Founder Shares for the same nominal purchase price paid for such shares by our Sponsor, the anchor investors will also have the potential to realize enhanced economic returns from their investment in us in comparison to our other SPAC Public Stockholders who are not purchasing Founder Shares from our Sponsor. Accordingly, the anchor investors may be more likely to favor any proposed initial business combination transaction even if our other SPAC Public Stockholders do not favor the transaction.

Participation by our anchor investors reduced the public float for our shares.

Twelve anchor investors each purchased up to either 1,880,000, 1,500,000, or 980,000 units in our IPO at the offering price. Because each of the anchor investors purchased all of the units for which they expressed an interest, approximately 86.96% of the units sold in the IPO (including the shares sold pursuant to the underwriters’ exercise of the over-allotment option) were purchased by the anchor investors immediately following IPO, and such purchases have reduced the available public float for our securities. Such reduction in our available public float may consequently reduce the trading volume, volatility and liquidity of our securities relative to what they would have been had such units been purchased by public investors and could adversely impact our ability to get our securities listed on Nasdaq or other stock exchange. The anchor investors are not required to hold any units, SPAC Class A Common Stock or SPAC Warrants they purchased in the IPO or thereafter for any amount of time. Accordingly, the anchor investors may sell any, or up to all, of the units, SPAC Class A Common Stock or SPAC Warrants they purchased in the IPO or thereafter at any time. The sale of material amounts of units, SPAC Class A Common Stock or SPAC Warrants, or the perception that such sales may occur, could reduce the market prices of those securities and may encourage short sales. Based on the amounts purchased at the time of our IPO, not all of the anchor investors were required to file Schedule 13Gs to report their beneficial ownership, so we do not know if all of the anchor investors continue to hold all of the shares they purchased in the IPO. Based on Schedule 13Gs filed by the Sponsor and certain of the anchor investors, as of the dates reflected in such Schedule 13Gs, our Sponsor and the anchor investors continued to hold (in the aggregate) approximately 70.54% of our outstanding shares of SPAC Common Stock.

The Business Combination may not be consummated timely, and SPAC Public Stockholders may be forced to wait more than 36 months (if SPAC has extended the period of time) before receiving distributions from the Trust Account.

The SPAC Certificate of Incorporation initially provided that SPAC had until 12 months from November 16, 2021, the closing of its IPO, to consummate the Business Combination. Additionally, SPAC had the right to extend the period of time to consummate the Business Combination up to two (2) times by an additional three months each time for a total of up to 18 months. SPAC used the first of these two (2) extensions to extend the period of time to consummate a Business Combination to February 15, 2023.

On February 8, 2023, SPAC held a special meeting of its stockholders, and the SPAC Stockholders approved (i) a proposal to amend SPAC’s amended and restated certificate of incorporation in order to extend the date by which SPAC must consummate an initial business combination from February 15, 2023 to March 15, 2023, and to also allow SPAC, without another stockholder vote, to further extend the date to consummate an initial business combination on a monthly basis up to five (5) times by an additional one (1) month each time after March 15, 2023 through August 15,

2023, and (ii) a proposal to amend SPAC’s investment management trust agreement, dated November 11, 2021, by and between SPAC and Equiniti Trust Company, LLC (“Equiniti”), to require Equiniti to commence liquidation of the Trust Account established in connection with SPAC’s initial public offering in the event that a termination letter has not been received by Equiniti by August 15, 2023, and SPAC has not completed the Business Combination as of August 15, 2023.

On August 8, 2023, SPAC held a special meeting of its stockholders (the “Second Extension Meeting”), and the SPAC Stockholders approved (i) a proposal to amend SPAC’s amended and restated certificate of incorporation in order to extend the date by which SPAC must consummate an initial business combination from August 15, 2023 to September 15, 2023, and to allow SPAC, without another stockholder vote, to further extend such date to consummate an initial business combination on a monthly basis up to five (5) times by an additional one (1) month each time after September 15, 2023 through February 15, 2024, (ii) a proposal to re-elect two (2) directors to the SPAC Board, with each director to serve as Class I directors until the third annual meeting of stockholders following the Second Extension Meeting or until his or her successor is elected and qualified, and (iii) a proposal to ratify the selection by SPAC’s audit committee of Marcum LLP to serve as SPAC’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

On February 12, 2024, SPAC held a special meeting of its stockholders (the “Third Extension Meeting”), and the SPAC Stockholders approved (i) a proposal to amend SPAC’s amended and restated certificate of incorporation in order to extend the date by which SPAC must consummate an initial business combination from February 15, 2024 to March 15, 2024, and to allow SPAC, without another stockholder vote, to further extend such date to consummate an initial business combination on a monthly basis up to eight (8) times by an additional one (1) month each time after March 15, 2024 through November 15, 2024, (ii) a proposal to re-elect one director to the SPAC Board as a Class II director until the third annual meeting of stockholders following the Third Extension Meeting or until his or her successor is elected and qualified, and (iii) a proposal to ratify the selection of SPAC’s audit committee of Marcum LLP to serve as SPAC’s registered public accounting firm for the fiscal year ending December 31, 2024.

On November 13, 2024, SPAC filed, with the unanimous consent of its Board and the consent a majority of the holders of SPAC Class B Common Stock, the Class B Charter Amendment, providing for the Class B Conversion Option. On November 13, 2024, (i) the holders of a majority of the Class B Common Stock delivered a written consent to the Board, exercising the Class B Conversion Option; (ii) with the unanimous consent of the Board, SPAC instructed its transfer agent to initiate the conversion of all issued and outstanding shares of Class B Common Stock, on a one-for-one basis, into shares of Class A Common Stock; and (iii) an aggregate of 5,750,000 shares of Class B Common Stock were converted into 5,750,000 shares of Class A Common Stock.

On November 14, 2024, SPAC the November 2024 Extension Meeting, whereby the SPAC Stockholders approved the November 2024 Extension Amendment Proposal to adopt the November 2024 Extension Amendment to extend the Deadline Date from November 15, 2024 to December 15, 2024, by depositing (or causing to be deposited) into the Trust Account an Extension Payment on or prior to November 15, 2024, and to allow SPAC, without another stockholder vote, to further extend the Deadline Date on a monthly basis up to five (5) times by an additional one (1) month each time after December 15, 2024 or later extended Deadline Date, by resolution of the Board, if requested by the Sponsor, upon five days’ advance notice prior to the applicable Deadline Date, until May 15, 2025, or a total of up to six (6) months after November 15, 2024, by depositing (or causing to be deposited) into the Trust Account $50,000 for each additional one-month extension on or prior to each applicable Deadline Date, unless the closing of an initial Business Combination shall have occurred prior thereto. As a result of the approval of the November 2024 Extension Amendment Proposal, the Sponsor will make an Extension Payment into the Trust Account on each applicable Deadline Date.

In connection with the November 2024 Redemptions, stockholders of [      ] Class A Common Stock of SPAC exercised their right to redeem such shares for a pro rata portion of the funds held in the Trust Account. As a result, approximately $[      ] (approximately $[•] per share) was removed from the Trust Account to pay such holders and approximately $[      ] remained in the Trust Account. Following the November 2024 Redemptions, SPAC had [      ] shares of Class A Common Stock outstanding.

On November 14, 2024, SPAC exercised its first extension by depositing $50,000 into the Trust Account to extend the Deadline Date from November 15, 2024 to December 15, 2024. On December 14, 2024 and January 14, 2025, SPAC exercised its extension options by depositing $50,000 into the Trust Account to extend the Deadline Date to February 15, 2025. As of the date of this proxy statement/prospectus, an aggregate of $5,603,224 was deposited into the Trust Account to extend the Deadline Date.

Except in connection with a stockholder vote to approve an extension of the time period in which a business combination may be completed, SPAC has no obligation to return funds to investors prior to such date unless it consummates the Business Combination prior thereto and only then in cases where investors have sought to convert their shares. Only after the expiration of this full time period will holders of SPAC Common Stock be entitled to distributions from the Trust Account if it is unable to complete the Business Combination. Accordingly, investors’ funds may be unavailable to them until after such date and to liquidate your investment, public security holders may be forced to sell their public shares, potentially at a loss.

There is substantial doubt about our ability continue as a going concern.

As of September 30, 2024, we had $426 in cash and a working capital deficit of $11,483,995. Further, we have incurred and expect to continue to incur significant costs in pursuit of our acquisition plans. We cannot assure you that our plans to consummate the Business Combination will be successful. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from our inability to continue as a going concern.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for SPAC to effectuate an initial business combination, require substantial financial and management resources, and increase the time and costs of completing an initial business combination.

Section 404 of the Sarbanes-Oxley Act requires that SPAC evaluate and report on SPAC’s system of internal controls beginning with its Annual Report on Form 10-K for the year ending December 31, 2023. Only in the event SPAC is deemed to be a large-accelerated filer or an accelerated filer, and no longer qualify as an emerging growth company, will SPAC be required to comply with the independent registered public accounting firm attestation requirement on its internal control over financial reporting. Further, for as long as SPAC remains an emerging growth company, SPAC will not be required to comply with the independent registered public accounting firm attestation requirement on its internal control over financial reporting. The fact that SPAC is a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on SPAC as compared to other public companies because a target company with which SPAC seek to complete its initial business combination may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The development of the internal control of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such business combination.

Since the Sponsor and SPAC’s officers and directors have interests that are different, or in addition to (and which may conflict with), the interests of the SPAC Stockholders, a conflict of interest may have existed in determining whether the Business Combination is appropriate as SPAC’s initial business combination. Such interests include that the Sponsor will lose its entire investment in SPAC if a business combination is not completed. Accordingly, SPAC’s officers and directors may be incentivized to complete an initial business combination, even on terms less favorable to the SPAC Stockholders than liquidating SPAC.

When you consider the recommendation of the SPAC Board in favor of approval of the Proposals, including the Business Combination Proposal, you should keep in mind that the Sponsor and SPAC’s officers and directors have interests that are different from, or in addition to, those of the SPAC Stockholders and warrant holders generally. The SPAC Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and transaction agreements and in recommending to SPAC Stockholders that they vote in favor of the Proposals presented at the Special Meeting, including the Business Combination Proposal. SPAC Stockholders should take these interests into account in deciding whether to approve the Proposals, including the Business Combination Proposal. These interests include, among other things:

•        The SPAC Charter provides that the doctrine of corporate opportunity will not apply with respect to SPAC or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the SPAC Charter or in the future, and SPAC renounces any expectancy that any of the directors or officers of SPAC will offer any such corporate opportunity of which he or she may become aware to SPAC, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of SPAC with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of SPAC and (i) such opportunity is one SPAC is legally and contractually permitted to undertake and would otherwise be reasonable for SPAC to pursue and (ii) the director or officer is permitted to refer that opportunity to SPAC without violating any legal obligation;

•        unless SPAC consummates an initial business combination, SPAC’s officers and directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them on behalf of SPAC to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•        the SPAC Private Warrants purchased by the Sponsor for $9,400,000 will be worthless if an initial business combination is not consummated;

•        the Sponsor has agreed that the SPAC Private Warrants, and all of their underlying securities, will not be sold or transferred by it until 30 days after SPAC has completed a business combination, subject to limited exceptions;

•        the fact that Sponsor originally paid $25,000 or approximately $0.003 per share for the Sponsor Founder Shares (of which it currently holds 4,234,840), which such Sponsor Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $[      ], based on the last available sale price of SPAC Class A Common Stock as of [•], 2025, and that such shares will be worthless if the Business Combination is not consummated and that the Sponsor and its affiliates can earn a positive rate of return on their investment even if SPAC Public Stockholders experience a negative return following the consummation of the Business Combination;

•        the fact that if the Business Combination or another initial business combination is not consummated by the Final Redemption Date, SPAC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding SPAC Class A Common Stock for cash and liquidating. In such event, the SPAC Common Stock held by the Sponsor and SPAC’s directors and officers, which were acquired for an aggregate purchase price of approximately $25,000 prior to the initial public offering, would be worthless because the Sponsor and SPAC’s directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any SPAC Common Stock (other than public shares) held by them if SPAC fails to complete an initial business combination by the Final Redemption Date. Such shares had an aggregate market value of approximately $[      ], based upon the last available sale price of $[      ] per share on the OTC Markets as of [•], 2025. As a result of waiving liquidating distributions, if SPAC fails to complete an initial business combination by the Final Redemption Date, the Sponsor would lose $9,400,000 for the purchase of the SPAC Private Warrants, and $25,000 for the purchase of the Founder Shares;

•        the fact that Sponsor has agreed, for no consideration, not to redeem any of the Sponsor Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•        if SPAC does not complete an initial business combination by May 15, 2025 (or a later date approved by SPAC Stockholders pursuant to the SPAC Charter), the proceeds from the sale of the SPAC Private Warrants of $9,400,000, will be included in the liquidating distribution to SPAC Public Stockholders and the SPAC Private Warrants will expire worthless;

•        the Sponsor has agreed that it will be liable to SPAC if and to the extent any claims by a third party for services rendered or products sold to SPAC, or a prospective target business with which SPAC has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per SPAC Class A Common Stock and (ii) the actual amount per SPAC Class A Common Stock held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

•        the fact that the Sponsor has made outstanding loans to SPAC in the aggregate amount of $6.09 million as of February 1, 2025, which amount the Sponsor will lose to the extent that SPAC is unable to repay such loans if the amount of such loans exceeds the amount of available proceeds not deposited in the Trust Account if an initial business combination is not completed;

•        the fact that, in connection with various extensions of the deadline by which SPAC must complete an initial business combination, the Sponsor has deposited an aggregate of $5,603,224 into the Trust Account, as of February 1, 2025, in exchange for non-interest bearing, unsecured promissory notes issued by SPAC to the Sponsor that will not be repaid in the event that SPAC is unable to close a business combination unless there are funds available outside the Trust Account to do so;

•        the fact that if SPAC is unable to complete a business combination within the required time period, the aggregate dollar amount of non-reimbursable funds the Sponsor and its affiliates have at risk that depends on completion of a business combination is $17.24 million, composed of (i) $25,000, representing the aggregate purchase price paid for the SPAC Class B Common Stock, (ii) $9,400,000, representing the aggregate purchase price paid for SPAC Private Warrants, (iii) $1,750,000 of out-of-pocket expenses for working capital and general corporate purposes and (iv) $6,090,000, representing the outstanding loans to SPAC made by the Sponsor as of February 1, 2025, which is comprised of $486,776 of unpaid expenses incurred by the Sponsor and SPAC’s officers and directors and their affiliates in connection with the Administrative Services Agreement as of the date hereof, and $5,603,224, representing the funds that the Sponsor has deposited into the Trust Account, as of February 1, 2025, in connection with various extensions of the Deadline Date;

•        the fact that SPAC’s existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the Business Combination and pursuant to the Merger Agreement; and

•        the fact that Ronald C. Copley and Jason C. Reeves, current directors of SPAC, will join the Holdings Board upon completion of the Business Combination.

The existence of financial and personal interests of one or more of SPAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of SPAC and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the Proposals. See the section titled “The Business Combination Proposal — Interests of the Sponsor and SPAC’s Directors, Officers and Affiliates in the Business Combination” for a discussion of these considerations.

The financial and personal interests of the Sponsor and SPAC’s officers and directors may have influenced their motivation in identifying and selecting the Company as a business combination target, completing an initial business combination with the Company and influencing the operation of the business following the initial business combination. In considering the recommendations of the SPAC Board to vote for the Proposals, its stockholders should consider these interests. The existence of the interests described above may result in a conflict of interest on the part of SPAC’s officers and directors in entering into the Merger Agreement and making their recommendation that you vote in favor of the approval of the Business Combination. In particular, the existence of the interests described above may incentivize SPAC’s officers and directors to complete an initial business combination, even if on terms less favorable to the SPAC Stockholders compared to liquidating SPAC, because, among other things, if SPAC is liquidated without completing an initial business combination, the Sponsor Founder Shares would be worthless (which, if unrestricted and freely tradable, would be worth an aggregate of approximately $[________], based on the last available sale price of SPAC Class A Common Stock as of [_______, 2025]), out-of-pocket expenses advanced by the Sponsor and loans made by the Sponsor to SPAC would not be repaid to the extent such amounts exceed cash held by SPAC outside of the Trust Account (which such expenses and loans, as of February 1, 2025, amounted to $6.09 million).

Since our Sponsor, officers and directors, and the anchor investors will lose their entire investment in us if our initial Business Combination is not completed (other than with respect to any SPAC Public Shares they acquired), and because our Sponsor, officers and directors and the anchor investors who have an interest in Founder Shares may profit substantially even under circumstances where our SPAC Public Stockholders would experience losses in connection with their investment, a conflict of interest may arise in determining whether a particular business combination target is appropriate for our initial Business Combination. In addition, since our Sponsor paid only approximately $0.004 per share for the Founder Shares, certain of our officers and directors and the anchor investors could potentially make a substantial profit even if we acquire a target business that subsequently declines in value.

In March 2021, our Sponsor paid us $25,000, or approximately $0.003 per share, to cover certain of our formation and operating expenses in consideration for 7,906,250 Founder Shares. In September 2021, our Sponsor forfeited 2,156,250 Founder Shares, resulting in our Sponsor holding 5,750,000 Founder Shares, for which it paid approximately $0.004 per share on a post-forfeiture basis. The number of Founder Shares issued was determined based on the expectation that such Founder Shares would represent 20% of the outstanding shares after the IPO. The Founder Shares will be worthless if we do not complete an initial Business Combination. Additionally, each of the anchor investors entered into an agreement with our Sponsor and certain of its members pursuant to which, subject to the conditions set forth therein, each such investor purchased up to either 142,425, 113,637, or 74,243, depending on such investors’ percentage investment, Founder Shares upon closing of our IPO on November 16, 2021. Our Sponsor accordingly cancelled an aggregate of 1,515,160 Founder Shares, which were reissued by us to our anchor investors in the IPO. As a result of the Founder Shares that our anchor investors may hold, they may have different interests with respect to a vote on an initial Business Combination than other SPAC Public Stockholders. In addition, our Sponsor purchased an aggregate of 9,400,000 SPAC Private Warrants, each exercisable for one share of our SPAC Class A Common Stock at $11.50 per share, for a purchase price of $9,400,000, or $1.00 per warrant, that will also be worthless if we do not complete an initial Business Combination. Holders of Founder Shares have agreed (A) to vote any shares owned by them in favor of any proposed initial Business Combination and (B) not to redeem any Founder Shares in connection with a stockholder vote to approve a proposed initial Business Combination. In addition, we may obtain loans from our Sponsor, affiliates of our Sponsor or an officer or director. The personal and financial interests of our officers and directors may influence their motivation in identifying and selecting a target business combination, completing an initial business combination and influencing the operation of the business following the initial Business Combination.

There are risks to the SPAC Stockholders who are not affiliates of the Sponsor of becoming shareholders of Holdings through the Business Combination rather than acquiring securities of the Company directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of Holdings Common Stock and Holdings Public Warrants in connection therewith, investors will not receive the benefit of any outside independent review of SPAC’s and the Company’s respective finances and operations.

Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (“FINRA”) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, the SPAC Stockholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering. Although SPAC performed a due diligence review and investigation of the Company in connection with the Business Combination, SPAC has different incentives and objectives in the Business Combination than an underwriter would in a traditional initial public offering. The lack of an independent due diligence review and investigation may increase the risk of an investment in Holdings because it may not have uncovered facts that would be important to a potential investor.

In addition, because Holdings will not become a public reporting company by means of a traditional underwritten initial public offering, securities or industry analysts may not provide, or may be less likely to provide, coverage of Holdings. Investment banks may also be less likely to agree to underwriter securities offerings on behalf of Holdings than they might if Holdings became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with Holdings as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for the Holdings Common Stock could have an adverse effect on Holdings’ ability to develop a liquid market for Holdings Common Stock.

The unaudited pro forma financial information included herein may not be indicative of what Holdings’ actual financial position or results of operations would have been.

The unaudited pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” may not be representative of Holdings’ results if the Business Combination is completed.

SPAC and the Company currently operate as separate companies and have had no prior history as a combined entity, and the Company’s operations have not previously been managed on a combined basis. The pro forma financial information included in this proxy statement/prospectus is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of the Company. The pro forma statement of operations does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of future market conditions on revenues or expenses. The pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” has been derived from SPAC’s and the Company’s historical financial statements and certain adjustments and assumptions have been made regarding the Company after giving effect to the Business Combination. There may be differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, which could result in material differences from the pro forma information presented in this proxy statement/prospectus in respect of the estimated financial position and results of operations of Holdings.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect the Company’s financial condition or results of operations following the Closing. Any potential decline in the Company’s financial condition or results of operations may cause significant variations in the stock price of Holdings.

We may not be able to complete our initial Business Combination within the prescribed time frame set forth in our SPAC Charter, in which case we would cease all operations except for the purpose of winding up and we would redeem our SPAC Public Shares and liquidate, in which case our SPAC Public Stockholders may only receive approximately $[11.02] per share, as of [November 8, 2024], or less than such amount in certain circumstances, and our SPAC Warrants will expire worthless.

Our SPAC Charter provides that we must complete our initial Business Combination by the Deadline Date. We may not be able to find a suitable target business and complete our initial Business Combination within such time period. If we have not completed our initial Business Combination within such time period, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the SPAC Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding SPAC Public Shares, which redemption will completely extinguish SPAC Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our SPAC Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, our SPAC Public Stockholders may only receive $10.10 per share, and our SPAC Warrants will expire worthless. In certain circumstances, our public stockholders may receive less than approximately $11.02 per share on the redemption of their shares. See “If third parties bring claims against SPAC, the proceeds held in trust could be reduced and the per-share redemption price received by stockholders may be less than $10.10.”

Warrants will become exercisable for Holdings Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding SPAC Public Warrants to purchase an aggregate of 11,500,000 shares of Holdings Common Stock will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the consummation of our IPO. Each whole warrant will entitle the holder thereof to purchase one share of Holdings Common Stock at a price of $11.50 per whole share, subject to adjustment. Warrants may be exercised only for a whole number of shares of Holdings Common Stock. To the extent such warrants are exercised, additional shares of Holdings Common Stock will be issued, which will result in dilution to the then existing holders of Holdings Common Stock and an increase in the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of Holdings Common Stock.

Past performance by our management team and their affiliates may not be indicative of future performance of an investment in us.

Past performance by our management team and its affiliates is not a guarantee either (i) of success with respect to any business combination we may consummate or (ii) that we will be able to locate a suitable candidate for our initial Business Combination. Our SPAC Stockholders should not rely on the historical record of our management team or their affiliates’ performance as indicative of our future performance of an investment in SPAC or the returns SPAC will, or is likely to, generate going forward. Additionally, in the course of their respective careers, members of our management team and their affiliates have been involved in businesses and transactions that were not successful.

There can be no assurance that Holdings will be able to be approved for listing on either Nasdaq or the NYSE, or comply with the continued listing standards of Nasdaq or the NYSE.

Holdings’ eligibility for listing after the Business Combination may depend on the number of shares of SPAC Class A Common Stock that are redeemed. If Holdings is unable to have its securities listed on Nasdaq or the NYSE, SPAC and its stockholders could face significant material adverse consequences including:

•        a limited availability of market quotations for Holdings Common Stock that are received in exchange for their shares of SPAC Class A Common Stock;

•        a limited amount of analyst coverage; and

•        a decreased ability of Holdings to issue additional securities or obtain additional financing in the future.

On March 11, 2024, the NYSE suspended trading of our securities on the NYSE and commenced proceedings to delist our securities from trading on its exchange and on March 26, 2024 our securities were delisted from the NYSE, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

On March 11, 2024, we received correspondence from the staff of the NYSE indicating that the staff had determined to commence proceedings to delist our securities pursuant to Section 802.01B of the NYSE’s Listed Company Manual because the Company had fallen below the NYSE’s continued listing standard requiring a listed acquisition company to maintain an average aggregate global market capitalization attributable to its publicly-held shares over a consecutive 30 trading day period of at least $40,000,000. Trading of our securities on the NYSE was suspended immediately and on March 26, 2024 our securities were delisted from the NYSE. Effective as of March 12, 2024, our securities may be quoted and traded on the OTC Markets under the ticker symbols “IRRX,” “IRRXU,” and “IRRXW,” respectively.

The Company intends to seek a listing of its securities on the Nasdaq Stock Market prior to or in connection with the consummation of any business combination the Company may seek to consummate. However, we cannot assure our stockholders that our securities will be listed on Nasdaq or other stock exchange in the future or prior to our initial business combination. In order to list our securities on a stock exchange prior to our initial business combination, we must maintain certain financial, distribution and stock price levels. In addition, we must maintain a minimum number of holders of our securities. If we are able to list our securities on an exchange prior to an initial business combination, in connection with our initial business combination, we will be required to demonstrate compliance with such applicable stock exchange’s initial listing requirements, which are more rigorous than the continued listing requirements, in order to continue to maintain the listing of our securities on the exchange. We cannot assure our stockholders that we will be able to meet those initial listing requirements at that time. A reduction in our available public float may consequently reduce the trading volume, volatility and liquidity of our securities relative to what they would have been had such units been purchased by public investors.

Our securities are currently quoted on the over-the-counter market. As a result, we could face significant material adverse consequences, including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        determination that our Class A common stock is a “penny stock” which will require brokers trading in our Class A common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our securities are no longer listed on the NYSE, our securities are no longer deemed to be covered securities. Federal statute allows the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, the states can regulate or bar the sale of securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the State of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Since our securities are no longer listed on the NYSE, our securities are not covered securities and we are subject to regulation in each state in which we offer our securities, including in connection with our initial business combination if are securities are not listed on an exchange prior to an initial business combination.

The exercise of the SPAC Board’s discretion in agreeing to changes or waivers in the terms of the Merger Agreement and related agreements, including Closing conditions, may result in a conflict of interest when determining whether such changes to the terms or waivers of conditions are appropriate and in the SPAC Stockholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require SPAC to agree to amend the Merger Agreement, to consent to certain actions taken by the Company or to waive rights that SPAC is entitled to under the Merger Agreement, including those related to Closing conditions. Such events could arise because of changes in the course of the Company’s business or a request by SPAC to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on the Company’s business and would entitle SPAC to terminate the Merger Agreement. In any of such circumstances, it would be at SPAC’s discretion, acting through the SPAC Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for SPAC and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, SPAC does not believe there will be any changes or waivers that the SPAC Board would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, SPAC will circulate a new or amended proxy statement/prospectus and resolicit SPAC Stockholders if changes to the terms of the transaction that would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.

While SPAC and the Company work to complete the Business Combination, the Company’s management’s focus and resources may be diverted from operational matters and other strategic opportunities.

Successful completion of the Business Combination may place a significant burden on management and other internal resources of the Company. The diversion of management’s attention and any difficulties encountered in the transition process could harm the Company’s business, financial condition, results of operations and prospects and Holdings’ following the Business Combination. In addition, uncertainty about the effect of the Business Combination on the Company’s employees, consultants, customers, suppliers, partners, and other third parties, including regulators, may have an adverse effect on Holdings following the Business Combination. These uncertainties may impair Holdings’ ability to attract, retain and motivate key personnel for a period of time after the completion of the Business Combination.

We may issue notes or other debt securities, or otherwise incur substantial debt, to complete a Business Combination, which may adversely affect our leverage and financial condition and thus negatively impact the value of our stockholders’ investment in us.

Although we have no commitments as of the date of this proxy statement/prospectus to issue any notes or other debt securities, or to otherwise incur outstanding debt, we may choose to incur substantial debt to complete our initial Business Combination. We have agreed that we will not incur any indebtedness unless we have obtained from the lender a waiver of any right, title, interest or claim of any kind in or to the monies held in the Trust Account. As such, no issuance of debt will affect the per-share amount available for redemption from the Trust Account. Nevertheless, the incurrence of debt could have a variety of negative effects, including:

•        default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

•        acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•        our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•        our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•        our inability to pay dividends on our SPAC Common Stock;

•        using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our SPAC Common Stock if declared, our ability to pay expenses, make capital expenditures and acquisitions, and fund other general corporate purposes;

•        limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•        increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

•        limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, and execution of our strategy; and

•        other disadvantages compared to our competitors who have less debt.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, including our ability to negotiate and complete our Business Combination, and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our ability to negotiate and complete our Business Combination, and results of operations.

We may only be able to complete one business combination with the proceeds from our IPO and the SPAC Private Placements, which will cause us to be solely dependent on a single business which may have a limited number of products or services. This lack of diversification may negatively impact our operations and profitability.

Following the redemptions relating to SPAC’s special meeting on November 14, 2024, and the subsequent extensions, as of [•], 2025, approximately $[      ] was available in the Trust Account to complete our initial Business Combination and pay related fees and expenses (which includes up to $8,050,000 for the payment of deferred underwriting commissions).

We may effectuate our initial Business Combination with a single target business or multiple target businesses simultaneously or within a short period of time. However, we may not be able to effectuate our initial Business Combination with more than one target business because of various factors, including the existence of complex accounting issues and the requirement that we prepare and file pro forma financial statements with the SEC that present operating results and the financial condition of several target businesses as if they had been operated on a combined basis. By completing our initial Business Combination with only a single entity, our lack of diversification may subject us to numerous economic, competitive and regulatory developments. Further, we would not be able to diversify our operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities which may have the resources to complete several business combinations in different industries or different areas of a single industry. In addition, we intend to focus our search for an initial business combination in a single industry. Accordingly, the prospects for our success may be:

•        solely dependent upon the performance of a single business, property or asset, or

•        dependent upon the development or market acceptance of a single or limited number of products, processes or services.

This lack of diversification may subject us to numerous economic, competitive and regulatory risks, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to our initial Business Combination.

We may attempt to complete our Business Combination with a private company about which little information is available, which may result in a Business Combination with a company that is not as profitable as we suspected, if at all.

In pursuing our initial business combination strategy, we may seek to effectuate our initial Business Combination with a privately held company. Very little public information generally exists about private companies, and we could be required to make our decision on whether to pursue a potential initial business combination on the basis of limited information, which may result in an initial business combination with a company that is not as profitable as we suspected, if at all.

Because we must furnish our stockholders with target business financial statements, we may lose the ability to complete an otherwise advantageous Business Combination with some prospective target businesses.

The federal proxy rules require that the proxy statement with respect to the vote on a business combination include historical and pro forma financial statement disclosure. We will include the same financial statement disclosure in connection with our tender offer documents, whether or not they are required under the tender offer rules. These financial statements may be required to be prepared in accordance with, or be reconciled to, U.S. GAAP, or international financial reporting standards as issued by the International Accounting Standards Board, or IFRS, depending on the circumstances and the historical financial statements may be required to be audited in accordance with the standards of Public Company Accounting Oversight Board (United States), or PCAOB. These financial statement requirements may limit the pool of potential target businesses we may acquire because some targets may be unable to provide such financial statements in time for us to disclose such statements in accordance with federal proxy rules and complete our Business Combination within the prescribed time frame.

Financial projections with respect to the Company may not prove to be reflective of actual financial results.

In connection with the Business Combination, the SPAC Board considered, among other things, internal financial forecasts prepared by, or at the direction of, the management of the Company, the key elements of which are set forth in the section titled “The Business Combination Proposal — SPAC Board’s Reasons for the Approval of the Business Combination.” The Company does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenue, financial condition or other results. These projections and forecasts are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them. These projections and forecasts are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of the Company. There can be no assurance that Holdings’ financial condition, including its cash flows or results of operations, will be consistent with those set forth in such projections and forecasts, which could have an adverse impact on the market price of the Holdings Common Stock or the business, financial condition and results of operations of Holdings following the Closing.

The Merger Agreement contains a minimum cash requirement for SPAC. This requirement may make it more difficult for SPAC to complete the Business Combination as contemplated.

The Merger Agreement provides that the Company’s obligation to consummate the Business Combination is conditioned on, among other things, a minimum cash requirement, which requires that, as of immediately prior to the Closing, an aggregate amount equal to (without duplication) (i) the Trust Cash, plus (ii) the net proceeds raised by Company, SPAC and/or Holdings in any Financing, plus (iii) an amount of cash sufficient to operate Surviving Company for twelve (12) months post-Closing (collectively, the “Available Closing Date Cash”), which amount shall not be less than $44,000,000.

If such condition is not met, and such condition is not or cannot be waived by the parties to the Merger Agreement, then the Merger Agreement could terminate, and the proposed Business Combination may not be consummated.

If such condition is waived and the Business Combination is consummated, the cash held by Holdings and its subsidiaries in the aggregate, after the Closing may not be sufficient to allow them to operate and pay their expenses and liabilities as they become due. Furthermore, Holdings’ affiliates are not obligated to make loans to it or invest in it in the future after the Business Combination. The additional exercise of redemption rights with respect to a large number of SPAC Public Stockholders may make Holdings unable to take such actions as may be desirable in order to optimize its capital structure after the Closing and it may not be able to raise additional financing from unaffiliated parties necessary to fund its expenses and liabilities after the Closing.

SPAC, Holdings and/or the Company may seek to arrange for additional third-party financing which may be in the form of debt (including bank debt or convertible notes) or equity (including the sale of shares pursuant to additional PIPE subscriptions), the proceeds of which would be used to repay amounts outstanding under existing Company indebtedness at Closing or for other purposes (including, in the case of SPAC, to satisfy the Available Closing Date Cash amount required to consummate the Business Combination). Such additional third-party financing may not be available to SPAC, Holdings and/or the Company. Even if such third-party financing is available, the ability of SPAC, Holdings or the Company to obtain such financing is subject to restrictions set forth in the Merger Agreement, including the consent of the other party.

Furthermore, raising such additional financing may result in the incurrence of indebtedness at higher than desirable levels, or such terms may not be as attractive as those under the Company’s existing indebtedness.

If we seek stockholder approval of our Business Combination, our Sponsor, initial stockholders, directors, executive officers, advisors and their affiliates may elect to purchase shares of SPAC Class A Common Stock or SPAC Public Warrants from SPAC Stockholders, which may influence a vote on a proposed business combination and reduce the public “float” of our SPAC Class A Common Stock.

If we seek stockholder approval of our Business Combination and we do not conduct redemptions in connection with our Business Combination pursuant to the tender offer rules, our Sponsor, initial stockholders, directors, executive officers, advisors or their affiliates may purchase SPAC Public Shares or SPAC Public Warrants in privately negotiated transactions or in the open market either prior to or following the completion of our Business Combination, although they are under no obligation to do so. There is no limit on the number of shares our initial stockholders, directors, officers, advisors or their affiliates may purchase in such transactions, subject to compliance with applicable law and exchange rules. Additionally, at any time or prior to our Business Combination, subject to applicable securities laws (including with respect to material non-public information), our initial stockholders, directors, officers, advisors or their affiliates may enter into transactions with investors and others to provide them with incentives to acquire SPAC Public Shares, vote their SPAC Public Shares in favor of our Business Combination, or not redeem their SPAC Public Shares at all. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase SPAC Public Shares or SPAC Public Warrants in such transactions. Such purchases may include a contractual acknowledgment that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.

If our Sponsor, initial stockholders, directors, executive officers, advisors or their affiliates purchase shares in privately negotiated transactions from SPAC Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of any such purchases of shares could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or to satisfy a closing condition in an agreement with a target that requires us to have a minimum net worth or a certain amount of cash at the closing of our Business Combination, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of SPAC Public Warrants could be to reduce the number of SPAC Public Warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with our Business Combination. Any such purchases of our securities may result in the completion of our Business Combination that may not otherwise have been possible. We expect any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of our SPAC Class A Common Stock, SPAC Public Rights, or SPAC Public Warrants and the number of beneficial holders of our securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of our securities on a national securities exchange.

In the event our Sponsor, initial stockholders, directors, executive officers, advisors and their affiliates were to purchase shares, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

•        our registration statement/proxy statement/prospectus filed for the Business Combination would disclose the possibility that our Sponsor, initial stockholders, directors, executive officers, advisors and their affiliates may purchase shares outside the redemption process, along with the purpose of such purchases;

•        if our Sponsor, initial stockholders, directors, executive officers, advisors and their affiliates were to purchase shares or warrants from public shareholders, they would do so at a price no higher than the price offered through our redemption process;

•        our registration statement/proxy statement/prospectus filed for the Business Combination would include a representation that any of our securities purchased by our Sponsor, initial stockholders, directors, executive officers, advisors and their affiliates would not be voted in favor of approving the Business Combination;

•        our Sponsor, initial stockholders, directors, executive officers, advisors and their affiliates would not possess any redemption rights with respect to our securities or, if they do acquire and possess redemption rights, they would waive such rights; and

•        we would disclose in a Current Report on Form 8-K, before our security holder meeting to approve the Business Combination, the amount of our securities purchased outside of the redemption offer by our Sponsor, initial stockholders, directors, executive officers, advisors and their affiliates; the purpose of such purchases; the impact of such purchases on the likelihood that the Business Combination will be approved; the identities of our security holders who sold to our Sponsor, initial stockholders, directors, executive officers, advisors and their affiliates (if not purchased on the open market) or the nature of our security holders (e.g., 5% security holders) who sold to our Sponsor, initial stockholders, directors, executive officers, advisors and their affiliates; and the number of our securities for which we have received redemption requests pursuant to our redemption offer.

SPAC cannot be certain as to the number of SPAC Public Shares that will be redeemed and the potential impact to SPAC Stockholders who do not elect to redeem their SPAC Public Shares.

There is no guarantee that a SPAC Stockholder’s decision whether to redeem its shares of SPAC Class A Common Stock for a pro rata portion of the Trust Account will put the SPAC Stockholder in a better future economic position. SPAC can give no assurance as to the price at which a SPAC Stockholder may be able to sell its Holdings Common Stock in the future following the Closing or its shares of SPAC Class A Common Stock following any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, and including redemptions of SPAC Public Shares may cause an increase or decrease in the share price of SPAC or Holdings, as applicable, and may result in a lower value realized now than a SPAC Stockholder might realize in the future had the SPAC Stockholder not redeemed its SPAC Public Shares. Similarly, if a SPAC Stockholder does not redeem its SPAC Public Shares, the SPAC Stockholder will bear the risk of ownership of the SPAC Public Shares or Holdings Common Stock, as applicable, after the consummation of any initial business combination, and there can be no assurance that a SPAC Stockholder can sell its shares in the future for a greater amount than the redemption price for SPAC Public Shares. A SPAC Stockholder should consult its own tax and/or financial advisor for assistance on how this may affect its individual situation.

SPAC Stockholders should be aware that while SPAC is unable to predict the price per Holdings Common Stock following the consummation of the Business Combination (and accordingly it is unable to calculate the potential impact of redemptions on the per share market price of SPAC Public Shares owned by non-redeeming SPAC Stockholders), increased levels of redemptions by SPAC Stockholders may be a result of the price per share of SPAC Class A Common Stock falling below the redemption price. We expect that more SPAC Stockholders may elect to redeem their SPAC Public Shares if the share price of the SPAC Class A Common Stock is below the projected redemption price of $[•] per share, and we expect that more SPAC Stockholders may elect not to redeem their SPAC Public Shares if the share price of the SPAC Class A Common Stock is above the projected redemption price of $[•] per share. Each SPAC Public Share that is redeemed will represent both (i) a reduction, equal to the amount of the redemption price, of the cash that will be available to Holdings from the Trust Account and (ii) an increase in each SPAC Stockholder’s pro rata ownership interest in Holdings following the consummation of the Business Combination. In addition, in the event that more than [•] SPAC Public Shares are redeemed, the Available Closing Date Cash as set forth in the Merger Agreement may not be satisfied, and the Business Combination may not be consummated (although such condition may be waived by the Company).

We may not have sufficient funds to satisfy indemnification claims of our directors and executive officers.

We have agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by us only if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate a business combination. Our obligation to indemnify our officers and directors may discourage stockholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. Therefore, to liquidate your investment, you may be forced to sell your SPAC Public Shares or SPAC Public Warrants, potentially at a loss.

Our SPAC Public Stockholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) our completion of an initial business combination, and then only in connection with those shares of SPAC Class A Common Stock that such stockholder properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any public shares properly submitted in connection with a stockholder vote to amend our SPAC Charter (A) to modify the substance or timing of our obligation to redeem 100% of our SPAC Public Shares if we do not complete our initial Business Combination within the prescribed time frame set forth in our SPAC Charter or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity and (iii) the redemption of our SPAC Public Shares if we are unable to complete an initial Business Combination within the prescribed time frame, subject to applicable law. In no other circumstances will a SPAC Public Stockholder have any right or interest of any kind in the Trust Account. Holders of SPAC Warrants will not have any right to the proceeds held in the Trust Account with respect to the SPAC Warrants. Accordingly, to liquidate their investment, our stockholders may be forced to sell their SPAC Public Shares or SPAC Public Warrants, potentially at a loss.

The ability of Holdings management to operate the business successfully following the Closing will be largely dependent upon the efforts of certain key personnel of the Company. The loss of such key personnel could negatively impact the operations and financial results of the combined business.

The ability of Holdings’ management to operate the business successfully following the Closing is dependent upon the efforts of certain key personnel of the Company. Although SPAC expects key personnel to remain with Holdings following the Closing, there can be no assurance that they will do so. It is possible that the Company or Holdings will lose some key personnel, the loss of which could negatively impact the operations and profitability of Holdings. Furthermore, following the Closing, certain of the key personnel of the Company may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause Holdings to have to expend time and resources helping them become familiar with such requirements.

Our key personnel may negotiate employment or consulting agreements as well as reimbursement of out-of-pocket expenses, if any, with a target business in connection with a particular business combination. These agreements may provide for them to receive compensation or reimbursement for out-of-pocket expenses, if any, following our initial business combination and as a result, may cause them to have conflicts of interest in determining whether a particular business combination is the most advantageous.

Our key personnel may be able to remain with the Company after the completion of our initial business combination only if they are able to negotiate employment or consulting agreements in connection with the initial business combination. Additionally, they may negotiate reimbursement of any out-of-pocket expenses incurred on our behalf prior to the consummation of our initial business combination, should they choose to do so. Such negotiations would take place simultaneously with the negotiation of the initial business combination and could provide for such individuals to receive compensation in the form of cash payments and/or our securities for services they would render to us after the completion of the initial business combination, or as reimbursement for such out-of-pocket expenses. The personal and financial interests of such individuals may influence their motivation in identifying and selecting a target business. However, we believe the ability of such individuals to remain with us after the completion of our initial business combination will not be the determining factor in our decision as to whether or not we will proceed with any potential business combination. There is no certainty, however, that any of our key personnel will remain with us after the completion of our initial business combination. We cannot assure our stockholders that any of our key personnel will remain in senior management or advisory positions with us. The determination as to whether any of our key personnel will remain with us will be made at the time of our initial business combination. In addition, pursuant to an agreement with us, our Sponsor, upon and following consummation of an initial business combination, will be entitled to nominate three individuals for appointment to our board of directors, as long as the Sponsor holds any securities covered by the registration and stockholder rights agreement.

We may not hold an annual meeting of stockholders until after the consummation of our Business Combination, which could delay the opportunity for our stockholders to elect directors.

Under Section 211(b) of the DGCL, we are required to hold an annual meeting of stockholders for the purposes of electing directors in accordance with our bylaws unless such election is made by written consent in lieu of such a meeting. We may not hold an annual meeting of stockholders to elect new directors prior to the consummation of our initial business combination, and thus we may not be in compliance with Section 211(b) of the DGCL or the rules of any stock exchange on which our securities are listed, which require an annual meeting. Therefore, if our stockholders want us to hold an annual meeting prior to the consummation of our initial business combination, they may attempt to force us to hold one by submitting an application to the Delaware Court of Chancery in accordance with Section 211(c) of the DGCL.

The grant of registration rights to our initial stockholders and the anchor investors may make it more difficult to complete our initial business combination, and the future exercise of such rights may adversely affect the market price of our SPAC Class A Common Stock.

Pursuant to an agreement, our initial stockholders, the anchor investors and their permitted transferees can demand that we register the SPAC Private Warrants, SPAC Class A Common Stock issuable upon exercise of the Founder Shares and the SPAC Private Warrants held, or to be held, by them and holders of warrants that may be issued upon conversion of working capital loans may demand that we register such warrants or the SPAC Class A Common Stock issuable upon exercise of such warrants. We will bear the cost of registering these securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of our SPAC Class A Common Stock. In addition, the existence of the registration rights may make our initial business combination more costly or difficult to conclude. This is because the stockholders of the target business may increase the equity stake they seek in the combined entity or ask for more cash consideration to offset the negative impact on the market price of our SPAC Class A Common Stock that is expected when the securities owned by our initial stockholders, anchor investors or holders of working capital loans, or their respective permitted transferees are registered.

Legal proceedings in connection with the Business Combination, the outcomes of which are uncertain, could delay or prevent the completion of the Business Combination.

In connection with business combination transactions similar to the proposed Business Combination, it is not uncommon for lawsuits to be filed against the parties and/or their respective directors and officers alleging, among other things, that the proxy statement/prospectus provided to stockholders contains false and misleading statements and/or omits material information concerning the transaction. Although no such lawsuits have been filed in connection with the Business Combination, it is possible that such actions may arise and, if such actions do arise, they generally seek, among other things, injunctive relief and an award of attorneys’ fees and expenses. Defending such lawsuits could require Holdings, SPAC and/or the Company to incur significant costs and draw the attention of their respective management teams away from the Business Combination. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Business Combination is consummated may adversely affect Holdings’ business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent the Business Combination from becoming effective within the expected timeframe.

The Holdings Common Stock to be received by SPAC Stockholders as a result of the Business Combination will have different rights from shares of SPAC Common Stock.

Following completion of the Business Combination, SPAC Public Stockholders will no longer be SPAC Stockholders but will instead be shareholders of Holdings. There will be important differences between your current rights as a SPAC Stockholder and your rights as a Holdings shareholder. See “Comparison of Corporate Governance and Shareholder Rights” for a discussion of the different rights associated with the securities.

We may issue additional SPAC Common Stock or SPAC Preferred Stock to complete our initial Business Combination or under an employee incentive plan after completion of our initial Business Combination. We may also issue shares of SPAC Class A Common Stock upon the conversion of the SPAC Class B Common Stock at a ratio greater than one-to-one at the time of our initial Business Combination as a result of the anti-dilution provisions contained in our certificate of incorporation. Any such issuances would dilute the interest of our stockholders and likely present other risks.

Our certificate of incorporation authorizes the issuance of up to 100,000,000 shares of Class A common stock, par value $0.0001 per share, 10,000,000 shares of Class B common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share (“SPAC Preferred Stock”). Immediately after the IPO, there were 77,000,000 and 4,250,000 authorized but unissued shares of SPAC Class A Common Stock and SPAC Class B Common Stock, respectively, available for issuance, which amount does not take into account the shares of SPAC Class A Common Stock reserved for issuance upon exercise of outstanding SPAC Warrants nor the shares of SPAC Class A Common Stock issuable upon conversion of SPAC Class B Common Stock. Immediately after the consummation of the IPO, there were no shares of SPAC Preferred Stock issued and outstanding. Shares of SPAC Class B Common Stock are convertible into shares of our SPAC Class A Common Stock initially at a one-for-one ratio but subject to adjustment, including in certain circumstances in which we issue SPAC Class A Common Stock or equity-linked securities related to our initial Business Combination.

We may issue a substantial number of additional shares of SPAC Common Stock or SPAC Preferred Stock to complete our initial Business Combination or under an employee incentive plan after completion of our initial Business Combination (although our certificate of incorporation provides that we may not issue securities that can vote with common stockholders on matters related to our pre-initial business combination activity). We may also issue shares of SPAC Class A Common Stock upon conversion of the SPAC Class B Common Stock at a ratio greater than one-to-one at the time of our initial Business Combination as a result of the anti-dilution provisions contained in our certificate of incorporation. However, our certificate of incorporation provides, among other things, that prior to our initial Business Combination, we may not issue additional shares of capital stock that would entitle the holders thereof to (i) receive funds from the Trust Account or (ii) vote on any initial business combination. These provisions of our certificate of incorporation, like all provisions of our certificate of incorporation, may be amended with the approval of our SPAC Stockholders. However, our executive officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to our certificate of incorporation (A) to modify the substance or timing of our obligation to redeem 100% of our SPAC Public Shares if we do not complete our initial Business Combination within the prescribed time frame or (B) with respect to any other provision relating to SPAC Stockholders’ rights or pre-initial business combination activity, unless we provide our SPAC Public Stockholders with the opportunity to redeem their shares of SPAC Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding SPAC Public Shares.

The issuance of additional shares of SPAC Common Stock or SPAC Preferred Stock:

•        may significantly dilute the equity interest of investors;

•        may subordinate the rights of holders of SPAC Common Stock if SPAC Preferred Stock is issued with rights senior to those afforded our SPAC Common Stock;

•        could cause a change of control if a substantial number of shares of our SPAC Common Stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

•        may adversely affect prevailing market prices for our SPAC Units, SPAC Class A Common Stock and/or SPAC Warrants.

Provisions in our SPAC Charter and Delaware law may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our SPAC Class A Common Stock and could entrench management.

Our SPAC Charter contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include a staggered board of directors and the ability of the board of directors to designate the terms of and issue new series of preferred shares, which may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

In order to effectuate an initial business combination, SPAC and other blank check companies have, in the recent past, amended various provisions of their charters and other governing instruments, including their warrant agreements. We cannot assure our SPAC Stockholders that we will not seek to further amend our SPAC Charter or governing instruments in a manner that will make it easier for us to complete our initial Business Combination that our SPAC Stockholders may not support.

In order to effectuate an initial business combination, SPAC and other blank check companies have, in the recent past, amended various provisions of their charters and modified governing instruments, including their warrant agreements. For example, on November 14, 2024, the November 2024 Extension Amendment Proposal was approved by our SPAC Stockholders, and as a result, we extended the Deadline Date through December 15, 2024, and SPAC was granted the right to extend the Deadline Date on a monthly basis up to six (6) times by an additional one (1) month each time until May 15, 2025. As another example, blank check companies have amended the definition of business combination, increased redemption thresholds and extended the time to consummate an initial business combination and, with respect to their warrants, amended their warrant agreements to require the warrants to be exchanged for cash and/or other securities. To the extent we seek to amend our organizational documents in a way that would be deemed to fundamentally change the nature of any of our securities issued in the IPO, we would register, or seek an exemption from registration for, the affected securities. We cannot assure our SPAC Stockholders that we will not seek to amend our SPAC Charter or governing instruments or extend the time to consummate an initial business combination in order to effectuate our initial Business Combination.

We may have a limited ability to assess the management of a prospective target business and, as a result, may affect our initial Business Combination with a target business whose management may not have the skills, qualifications or abilities to manage a public company, which could, in turn, negatively impact the value of our SPAC Stockholders’ investment in us.

When evaluating the desirability of effecting our initial Business Combination with a prospective target business, our ability to assess the target business’ management may be limited due to a lack of time, resources or information. Our assessment of the capabilities of the target’s management, therefore, may prove to be incorrect and such management may lack the skills, qualifications or abilities we suspected. Should the target’s management not possess the skills, qualifications or abilities necessary to manage a public company, the operations and profitability of the post-combination business may be negatively impacted. Accordingly, any SPAC Stockholders who choose to remain stockholders following the initial Business Combination could suffer a reduction in the value of their shares. Such SPAC Stockholders are unlikely to have a remedy for such reduction in value.

If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete our initial Business Combination.

Notwithstanding our investment of Trust proceeds in U.S. government treasury obligations, we may be deemed to be an investment company under the Investment Company Act. If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including:

•        restrictions on the nature of our investments;

•        restrictions on the issuance of securities; and

•        requirements to change or wind down our operations, each of which may make it difficult for us to complete our initial Business Combination.

In addition, we may have imposed upon us burdensome requirements, including:

•        registration as an investment company;

•        adoption of a specific form of corporate structure; and

•        reporting, record keeping, voting, proxy and disclosure requirements and compliance with other rules and regulations.

If SPAC is required to wind down its operations as a result of its status as an unregistered investment company, SPAC Stockholders may suffer negative consequences, including (i) the loss of investment opportunity in SPAC, and (ii) the loss of any price appreciation in the Surviving Company.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading in securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Our business will be to identify and complete an initial business combination and thereafter to operate the post-transaction business or assets for the long term. We do not plan to buy businesses or assets with a view to resale or profit from their resale. We do not plan to buy unrelated businesses or assets or to be a passive investor.

We do not believe that our anticipated principal activities will subject us to the Investment Company Act. To this end, the proceeds held in the Trust Account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Pursuant to the Trust Agreement, Equiniti is not permitted to invest in other securities or assets. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), we intend to avoid being deemed an “investment company” within the meaning of the Investment Company Act. Investment in SPAC is not intended for persons who are seeking a return on investments in government securities or investment securities. The Trust Account is intended as a holding place for funds pending the earliest to occur of: (i) the completion of our initial Business Combination; (ii) the redemption of any SPAC Public Shares properly submitted in connection with a stockholder vote to amend our SPAC Charter (A) to modify the substance or timing of our obligation to redeem 100% of our SPAC Public Shares if we do not complete our initial Business Combination within the prescribed time frame set forth in our SPAC Charter or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; or (iii) absent an initial business combination within the prescribed time frame set forth in our SPAC Charter, our return of the funds held in the Trust Account to our SPAC Public Stockholders as part of our redemption of the SPAC Public Shares. If we do not invest the proceeds as discussed above, we may be deemed to be subject to the Investment Company Act. If we were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to complete an initial business combination or may result in our liquidation. If we are unable to complete our initial Business Combination, our SPAC Public Stockholders may receive only approximately the current value, as of [•], 2025, per share or less on the liquidation of our Trust Account and our SPAC Warrants will expire worthless.

Subsequent to our completion of our Business Combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the price of our securities, which could cause you to lose some or all of your investment.

Even if we conduct extensive due diligence on a target business with which we combine, we cannot assure you that this diligence will identify all material issues that may be present with a particular target business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the target business and outside of our control will not later arise. As a result of these factors, we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject as a result of assuming pre-existing debt held by a target business or by virtue of our obtaining debt financing to partially finance the Business Combination or thereafter. Accordingly, any stockholders or warrant holders who choose to remain stockholders or warrant holders following the Business Combination could suffer a reduction in the value of their securities. Such stockholders or warrant holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy materials or tender offer documents, as applicable, relating to the Business Combination contained an actionable material misstatement or material omission.

The securities in which we invest the funds held in the Trust Account could bear a negative rate of interest, which could reduce the value of the assets held in trust such that the per-share redemption amount received SPAC Public Stockholders may be less than the current value, as of [•], 2025, per share.

The proceeds held in the Trust Account are being invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. While short-term U.S. government treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event that we are unable to complete our initial Business Combination or make certain amendments to our SPAC Charter, our SPAC Public Stockholders are entitled to receive their pro-rata share of the proceeds held in the Trust Account, plus any interest income, net of taxes paid or payable (less, in the case we are unable to complete our initial Business Combination, $100,000 of interest). Negative interest rates could reduce the value of the assets held in trust such that the per-share redemption amount received by SPAC Public Stockholders may be less than the current value per share. On December 31, 2024, the balance of the Trust Account was approximately $3,237,676.

Unanticipated changes in our effective tax rate or challenges by tax authorities could harm our future results.

We are subject to income taxes in the United States and may become subject to various non-U.S. jurisdictions as well. Our effective tax rate could be adversely affected by changes in the allocation of our pre-tax earnings and losses among countries with differing statutory tax rates, in certain non-deductible expenses as a result of acquisitions, in the valuation of our deferred tax assets and liabilities, or in federal, state, local or non-U.S. tax laws and accounting principles, including increased tax rates, new tax laws or revised interpretations of existing tax laws and precedents. Increases in our effective tax rate would adversely affect our operating results. In addition, we may be subject to income tax audits by various tax jurisdictions throughout the world. The application of tax laws in such jurisdictions may be subject to diverging and sometimes conflicting interpretations by tax authorities in these jurisdictions. Although we believe our income tax liabilities are reasonably estimated and accounted for in accordance with applicable laws and principles, an adverse resolution of one or more uncertain tax positions in any period could have a material impact on the results of operations for that period.

If we effect a Business Combination with a company located outside of the United States, the laws applicable to such company will likely govern all of our material agreements and we may not be able to enforce our legal rights.

The laws of the country in which such company operates will govern almost all of the material agreements relating to its operations. We cannot assure you that the target business will be able to enforce any of its material agreements or that remedies will be available in this new jurisdiction. The system of laws and the enforcement of existing laws in such jurisdiction may not be as certain in implementation and interpretation as in the United States. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital. Additionally, if we acquire a company located outside of the United States, it is likely that substantially all of our assets would be located outside of the United States and some of our officers and directors might reside outside of the United States. As a result, it may not be possible for investors in the United States to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under federal securities laws.

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Merger Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Merger Agreement is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. Those conditions include: (a) approval of the Business Combination and related agreements and transactions by the respective shareholders of SPAC and the Company, (b) effectiveness of the registration statement on Form S-4 filed in connection with the Business Combination, (c) expiration or termination of all waiting periods under the HSR Act, (d) the absence of any order or law enjoining, prohibiting or making illegal the consummation of the Business Combination; (e) receipt of approval for listing on Nasdaq the shares of Holdings Common Stock to be issued in connection with the Business Combination, and (f) other conditions as set forth in the subsection entitled “The Business Combination — Conditions to Closing of the Merger Agreement.” The completion of the Business Combination is not assured and is subject to risks, including the risk that the foregoing conditions are not timely satisfied.

In addition, the parties can mutually decide to terminate the Merger Agreement any time, before or after shareholder approval, or SPAC or the Company may elect to terminate the Merger Agreement in certain other circumstances. For additional information please see the subsection entitled “The Business Combination — Termination.” If the Business Combination is not completed, SPAC could be subject to several risks, including:

•        the parties may be liable for damages to one another under the terms and conditions of the Merger Agreement;

•        negative reactions from the financial markets, including declines in the price of the SPAC Class A Common Stock due to the fact that current prices reflect a market assumption that the Business Combination will be completed;

•        the attention of our management will have been diverted to the Business Combination rather than the pursuit of other opportunities in respect of an initial business combination; and

•        we will have a limited period of time, if any, to complete an alternative initial business combination and we may not be as attractive to potential alternative partners to an initial business combination if we are unable to complete the Business Combination.

We may amend the terms of the SPAC Warrants in a manner that may be adverse to holders of SPAC Public Warrants with the approval by the holders of at least a majority of the then outstanding SPAC Public Warrants. As a result, the exercise price of the stockholders’ warrants could be increased, the exercise period could be shortened and the number of shares of our SPAC Class A Common Stock purchasable upon exercise of a warrant could be decreased, all without their approval.

Our SPAC Public Warrants were issued in registered form under a warrant agreement between Equiniti (formerly known as American Stock Transfer & Trust Company), as warrant agent, and SPAC. The warrant agreement provides that the terms of the SPAC Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the SPAC Public Warrants and the warrant agreement, or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding SPAC Public Warrant to make any change that adversely affects the interests of the registered holders of SPAC Public Warrants. Accordingly, we may amend the terms of the SPAC Public Warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding SPAC Public Warrants approve of such amendment. Although our ability to amend the terms of the SPAC Public Warrants with the consent of at least a majority of the then outstanding SPAC Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or stock, shorten the exercise period or decrease the number of shares of our SPAC Class A Common Stock purchasable upon exercise of a SPAC Warrant.

SPAC may redeem your unexpired SPAC Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your SPAC Public Warrants worthless.

We have the ability to redeem outstanding SPAC Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per SPAC Public Warrant, provided that the last reported sales price of our SPAC Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. If and when the SPAC Public Warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of SPAC Class A Common Stock upon exercise of the SPAC Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares of SPAC Class A Common Stock under the blue sky laws of the state of residence in those states in which the SPAC Public Warrants were offered by us. Redemption of the outstanding SPAC Public Warrants could force our stockholders (i) to exercise their SPAC Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for our stockholders to do so, (ii) to sell their SPAC Public Warrants at the then-current market price when our stockholders might otherwise wish to hold their SPAC Public Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding SPAC Public Warrants are called for redemption, is likely to be substantially less than the market value of their SPAC Public Warrants. None of the SPAC Private Warrants will be redeemable by us so long as they are held by the Sponsor or its permitted transferees.

The Warrant Agreement contains an exclusive forum clause, which could limit a warrant holder’s ability to obtain a favorable judicial forum for disputes arising under the Warrant Agreement.

The Warrant Agreement provides that (i) the validity, interpretation, and performance of the Warrant Agreement and of the warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction, (ii) any action, proceeding or claim against it arising out of or relating in any way to the Warrant Agreement may be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, and (iii) SPAC waives any objection to such jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, the Securities Act, or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of the warrants shall be deemed to have notice of and to have consented to the forum provisions in the Warrant Agreement. If any action, the subject matter of which is within the scope of the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice of forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with SPAC or, after the Business Combination, the combined company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about Holdings, its business, or its market, or if they change their recommendations regarding Holdings’ securities adversely, the price and trading volume of Holdings’ securities could decline.

The trading market for Holdings’ securities will be influenced by the research and reports that industry or securities analysts may publish about Holdings, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on Holdings. If no securities or industry analysts commence coverage of Holdings, Holdings’ share price and trading volume would likely be negatively impacted. If any of the analysts who may cover Holdings change their recommendation regarding Holdings Common Stock adversely, or provide more favorable relative recommendations about Holdings’ competitors, the price of shares of Holdings Common Stock would likely decline. If any analyst who may cover Holdings were to cease coverage of Holdings or fail to regularly publish reports on it, Holdings could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

Risks Related to Redemptions

Unless the context otherwise requires, all references to “we,” “us,” or “our” in this subsection refer to SPAC.

If a SPAC Stockholder fails to receive notice of our offer to redeem our SPAC Public Shares in connection with our initial Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

We will comply with the tender offer rules or proxy rules, as applicable, when conducting redemptions in connection with our initial Business Combination. Despite our compliance with these rules, if a stockholder fails to receive our tender offer or proxy materials, as applicable, such stockholder may not become aware of the opportunity to redeem its shares. In addition, proxy materials or tender offer documents, as applicable, that we will furnish to holders of our SPAC Public Shares in connection with our initial Business Combination will describe the various procedures that must be complied with in order to validly tender or redeem SPAC Public Shares. For example, we may require our SPAC Public Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to our transfer agent prior to the date set forth in the tender offer documents mailed to such holders, or up to two (2) business days prior to the vote on the proposal to approve the initial Business Combination in the event we distribute proxy materials, or to deliver their shares to the transfer agent electronically. In the event that a stockholder fails to comply with these or any other procedures, its shares may not be redeemed.

We do not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete an initial Business Combination with which a substantial majority of our stockholders do not agree.

Our SPAC Charter does not provide a specified maximum redemption threshold, except that in no event will we redeem our SPAC Public Shares unless our net tangible assets are at least $5,000,001 either immediately prior to or upon consummation of our initial Business Combination and after payment of underwriters’ fees and commissions (such that we are not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the agreement relating to our initial Business Combination. As a result, we may be able to complete our initial Business Combination even though a substantial majority of our SPAC Public Stockholders do not agree with the transaction and have redeemed their shares or, if we seek stockholder approval of our initial Business Combination and do not conduct redemptions in connection with our initial Business Combination pursuant to the tender offer rules, have entered into privately negotiated agreements to sell their shares to our Sponsor, officers, directors, advisors or their affiliates. In the event the aggregate cash consideration we would be required to pay for all shares of SPAC Class A Common Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed initial Business Combination exceed the aggregate amount of cash available to us, we will not complete the initial Business Combination or redeem any shares, all shares of SPAC Class A Common Stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.

If we are unable to consummate our initial Business Combination, SPAC Public Stockholders may be forced to wait until after the Deadline Date before redemption from the Trust Account.

If we are unable to consummate our initial Business Combination by the Deadline Date, we will distribute the aggregate amount then on deposit in the Trust Account (less up to $100,000 of the net interest to pay dissolution expenses and which interest shall be net of taxes payable), pro rata to SPAC Public Stockholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement/prospectus. Any redemption of SPAC Public Stockholders from the Trust Account shall be affected automatically by function of our SPAC Charter prior to any voluntary winding up. If we are required to wind-up, liquidate the Trust Account and distribute such amount therein, pro rata, to the SPAC Public Stockholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of Delaware law. In that case, investors may be forced to wait beyond the Deadline Date, before the redemption proceeds of the Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from the Trust Account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless we consummate our initial Business Combination prior thereto and only then in cases where investors have sought to redeem their SPAC Public Shares. Only upon our redemption or any liquidation will SPAC Public Stockholders be entitled to distributions if we are unable to complete our initial Business Combination.

If a stockholder or a “group” of stockholders are deemed to hold in excess of 15% of the issued and outstanding shares of SPAC Class A Common Stock, such stockholder or group will lose the ability to redeem all such shares in excess of 15% of the issued and outstanding shares of SPAC Class A Common Stock.

The SPAC Charter provides that a SPAC Public Stockholder, individually or together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to an aggregate of more than 15% of the shares of SPAC Class A Common Stock sold in the IPO without SPAC’s prior written consent. The inability of a stockholder to redeem an aggregate of more than 15% of the shares of SPAC Class A Common Stock sold in the IPO will reduce its influence over SPAC’s ability to consummate its initial Business Combination and such stockholder could suffer a material loss on its investment in SPAC if it sells such excess shares in open market transactions.

If third parties bring claims against SPAC, the proceeds held in trust could be reduced and the per-share redemption price received by stockholders may be less than $10.10.

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our SPAC Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Our independent registered public accounting firm and the underwriters of the offering will not execute agreements with us waiving such claims to the monies held in the Trust Account.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our SPAC Public Shares, if we are unable to complete our initial Business Combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with our initial Business Combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per-share redemption amount received by SPAC Public Stockholders could be less than the $10.10 per share initially placed in the Trust Account or the current value per share currently held in the Trust Account as of [•], 2025, due to claims of such creditors. Pursuant to the Letter Agreement, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters against certain liabilities, including liabilities under the Securities Act. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are securities of SPAC. Therefore, it is unlikely that our Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

The SPAC Board may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the SPAC Public Stockholders.

If the proceeds in the Trust Account are reduced below the lesser of (i) $10.10 per share and (ii) the actual amount per SPAC Public Share held in the Trust Account as of the date of the liquidation of the Trust Account is less than $10.10 per SPAC Public Share due to reductions in the value of the trust assets, in each case less taxes payable, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.

While SPAC currently expects that its independent directors would take legal action on SPAC’s behalf against the Sponsor to enforce its indemnification obligations to SPAC, it is possible that SPAC’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If SPAC’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to the SPAC Public Stockholders may be reduced below $10.10 per share.

SPAC Stockholders may be held liable for claims by third parties against SPAC to the extent of distributions received by them upon redemption of their SPAC Public Shares.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to our SPAC Public Stockholders upon the redemption of our SPAC Public Shares in the event we do not complete our initial business combination within the prescribed time frame set forth in our certificate of incorporation may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is our intention to redeem our SPAC Public Shares as soon as reasonably possible following the end of the period of time to consummate a business combination (which is currently up to May 15, 2025) in the event we do not complete our initial business combination and, therefore, we do not intend to comply with the foregoing procedures.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the 10 years following our dissolution. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If our plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. We cannot assure our stockholders that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of our Trust Account distributed to our SPAC Public Stockholders upon the redemption of our SPAC Public Shares in the event we do not complete our initial business combination within the prescribed time frame set forth in our certificate of incorporation is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.

There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its SPAC Public Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a stockholder of SPAC might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the SPAC Public Shares after the consummation of the Business Combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

We may be subject to the Excise Tax included in the Inflation Reduction Act of 2022 in the event of a liquidation or in connection with redemptions of our SPAC Common Stock after December 31, 2022.

Under the Inflation Reduction Act of 2022 (the “IRA”), adding Section 4501 to the Internal Revenue Code (the “Code”), a domestic corporation whose stock is traded on an established securities market (a “covered corporation” under the IRA) is subject to an excise tax of 1% on repurchases (redemptions) of its stock after December 31, 2022 (the “Excise Tax”). Because we are a Delaware corporation and our securities trade on the OTC Markets, which is an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise, we expect to be treated as a “covered corporation” within the meaning of the IRA.

The IRA became law on August 16, 2022. On December 27, 2022, the Internal Revenue Service published Notice 2023-2, providing “Initial Guidance” regarding the application of the Excise Tax on repurchases of corporate stock under Section 4501. Under these authorities we expect the Excise Tax to be imposed on the fair market value of stock repurchased by us. Under a “netting rule,” the fair market value of stock repurchased by us may be reduced by the fair market value of securities issued by us in the same taxable year, with the 1% Excise Tax then imposed on the excess, if any, of the value of redemptions over the value of issuances. Because Holdings, and not SPAC, will be issuing securities in connection with the Business Combination, however, such issuances are not expected to qualify to reduce the amount of the Excise Tax.

On June 28, 2024, the Treasury finalized certain of the proposed regulations (those relating to procedures for reporting and paying the Excise Tax). The remaining regulations (largely relating to the computation of the Excise Tax) remain in proposed form. The Treasury intends to finalize these proposed regulations at a later date and, until such time, taxpayers may continue to rely on the proposed regulations. The Excise Tax will apply to any redemptions of our public shares after December 31, 2022, including in connection with the Business Combination, as well as redemptions made in connection with the extensions approved by our stockholders at the special meetings held on February 8, 2023, August 8, 2023, February 12, 2024, and November 14, 2024. The Excise Tax would be payable by us, and not by the redeeming holder. The application of the Excise Tax to any redemptions we make after December 31, 2022 could potentially reduce the per-share amount that our Public Stockholders would otherwise be entitled to receive.

UNAUDITED PRO FORMA CONDENSED Financial statements

Defined terms included below have the same meaning as terms defined and included elsewhere in this Prospectus, unless defined below.

Introduction

The following unaudited pro forma condensed financial information of Integrated Rail presents the historical financial information of Integrated Rail, adjusted to give effect for the Asset Purchase from TSII. The following unaudited pro forma condensed financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed balance sheet as of September 30, 2024 presents the historical balance sheet of Integrated Rail, adjusted to give effect to the purchase of the TSII assets as of September 30, 2024, on a pro forma basis as if the Transaction had been completed on September 30, 2024.

The unaudited pro forma statements of operations for the year ended December 31, 2023 and the nine months ended September 30, 2024 present the historical statement of operations of Integrated Rail for such period on a pro forma basis as if the Transaction had been consummated on January 1, 2023, the beginning of the annual period presented.

The unaudited pro forma condensed financial information has been derived from and should be read in conjunction with:

•        the accompanying notes to the unaudited pro forma condensed financial information;

•        the historical audited financial statements of Integrated Rail as of and for the year ended December 31, 2023 and the related notes thereto, included elsewhere in this prospectus;

•        the historical unaudited financial statements of Integrated Rail as of and for the nine months ended September 30, 2024 and the related notes thereto, included elsewhere in this prospectus; and

•        the historical audited financial statements of TSII as of and for the year ended December 31, 2023 and the related notes thereto, included elsewhere in this prospectus;

•        the historical unaudited financial statements of TSII as of and for the nine months ended September 30, 2024 and the related notes thereto, included elsewhere in this prospectus; and

•        the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Integrated Rail” and other financial information relating to Integrated Rail and TSII included elsewhere in this prospectus, including the Agreement and Plan of Merger.

The unaudited pro forma condensed financial information has been presented for illustrative purposes only and does not necessarily reflect what Integrated Rail’s financial condition or results of operations would have been had the Transaction occurred on the dates indicated.

Further, the unaudited pro forma condensed financial information also may not be useful in predicting the future financial condition and results of operations of Integrated Rail. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited transaction accounting adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed financial information are described in the accompanying notes. Integrated Rail believes that the assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transaction based on information available to management at this time and that the transaction accounting adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed financial information.

The Merger Agreement

On August 12, 2024, Integrated Rail entered into the Merger Agreement with Holdings, Lower Holdings, SPAC Merger Sub, Company Merger Sub, the Company and the Company Member Representative. Pursuant to the Meger Agreement, among other things, (i) SPAC Merger Sub will merge with and into SPAC, with SPAC continuing as the surviving entity and a wholly owned subsidiary of Holdings and (ii) Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity and a wholly owned subsidiary of Lower Holdings.

Further, at the Effective Time, by virtue of the Company Merger, and without any action on the part of any Party or any action on the part of the holders of securities of any Party: (i) each issued and outstanding Company Membership Interest (other than the Rollover Interests) shall be converted automatically into, and thereafter represent, the right to receive, and the holder of such Company Membership Interest shall be entitled to receive the Company Merger Consideration, as shall be set forth on a schedule to be delivered to SPAC by the Company at least five days prior to the Closing Date and (ii) all of the limited liability company interests of Company Merger Sub that are issued and outstanding immediately prior to the Effective Time shall thereupon be converted into and become one Surviving Company Unit.

By virtue of the SPAC Merger and without any action on the part of any Party or any action on the part of the holders of securities of any Party: (i) immediately prior to the Effective Time, every issued and outstanding SPAC Unit shall be automatically separated into one share of SPAC Class A Common Stock and one-half of one SPAC Public Warrant, in accordance with the terms of the applicable SPAC Unit; (ii) each share of SPAC Common Stock issued and outstanding as of the Effective Time shall, at the Effective Time, be converted automatically into and thereafter represent the right to receive one share of Holdings Common Stock of Holdings, following which all shares of SPAC Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist; (iii) at the Effective Time, (a) and pursuant to the SPAC Warrant Agreement, as amended by the Warrant Amendment, each issued and outstanding SPAC Public Warrant and SPAC Private Warrant shall be converted into one Holdings Public Warrant and one Holdings Private Warrant, respectively and such Holdings Warrants shall have and be subject to substantially the same terms and conditions set forth in the SPAC Warrant Agreement (and in the SPAC Private Warrants Purchase Agreement, in the case of the Holdings Private Warrants), except as set forth in the Warrant Amendment; (b) if there are any shares of capital stock of SPAC that are owned by SPAC as treasury shares, such shares shall be canceled and extinguished without any conversion thereof or consideration therefor; and (c) each share of common stock of SPAC Merger Sub outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of SPAC Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted, and such shares shall constitute the only outstanding shares of capital stock of SPAC Surviving Subsidiary.

Additionally, at the Effective Time, by virtue of the Mergers and without any action on the part of any Party or any action on the part of the holders of securities of any Party, all of the shares of Holdings issued and outstanding immediately prior to the Effective Time (other than the Company Common Stock Consideration) shall be canceled and extinguished without any conversion thereof or consideration therefor.

The Merger Agreement provides that immediately prior to the Closing, and pursuant to the Rollover Agreement to be entered into the Company Members and Holdings, the Company Members will contribute the Rollover Interests to Holdings in exchange for the Company Common Stock Consideration or, as applicable, the Company Member Redemption Consideration. The Company Merger Consideration shall be an amount in cash equal to (a) an Enterprise Value of $20 million, minus the Company Common Stock Consideration Amount of $8 million, minus (b) the Closing Company Indebtedness.

The Merger Agreement also includes a covenant that each of the Company, SPAC and Holdings shall use their commercially reasonable best efforts to enter into and consummate Financings, to the extent that the Available Closing Date Cash is not less than $44 million. Upon the consummation of the Business Combination, Holdings will become the public reporting company and Holdings will be renamed Integrated Rail & Resources Inc. As a result of the Available Closing Date Cash requirement, the transaction will not close unless the Anticipated Financing is obtained. As such the Pro Formas were prepared reflecting two (2) possible scenarios of how this financing could be obtained. The prof forma financial statements include two (2) separate assumptions: (i) the Anticipated Financing will be funded via 75% equity raise assumed to be for common stock at $10 per share and 25% debt financing with a 10% interest rate, and (ii) funded via 25% equity raise assumed to be for common stock at $10 per share and 75% debt financing with a 10% interest rate. There are not current agreements in place and there could be multiple avenues to achieve the Anticipated Financing needs, however these scenarios were provided to give an example of the potential impact the Anticipated Financing can have on the financial statements based on the nature of the financing obtained.

Anticipated Accounting Treatment

The transaction between Integrated Rail and TSII is expected to be accounted for as an asset acquisition, in accordance with the accounting requirements under ASC 805-10-55, substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets, as such the transaction is not considered an acquisition of a business. In accordance with ASC 805-50-30-3, the Company concluded that it would allocate the cost associated with the asset acquisition to the individual assets acquired and/or liabilities assumed, based on their relative fair values. The acquired property includes 760 acres of land, multiple oil tanks and storage facilities, and an asphalt processing facility that while they are not currently being used, these facilities remain functional. The historical financial statements have impaired these assets due to management’s intention to no longer operate the facility. The purchase price allocation was first allocated to tangible assets acquired, primarily using a replacement cost allocation methodology for property, plant, and equipment acquired. Under this methodology there was no residual purchase price to allocate to intangible assets that may be associated with the asset acquisition. The Company measured the fair value in accordance with ASC 820.

Basis of Pro Forma Presentation

The unaudited pro forma financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The adjustments in the unaudited pro forma financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of Integrated Rail upon consummation of the Transaction and the other events contemplated by the Merger Agreement in accordance with U.S. GAAP.

The unaudited pro forma condensed financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Transaction occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Transaction and the other events contemplated by the Purchase Agreement are expected to be used for general corporate purposes. Further, the unaudited pro forma condensed financial information does not purport to project the future operating results or financial position of Integrated Rail following the consummation of the Transaction. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma condensed financial information and are subject to change as additional information becomes available and analyses are performed.

For illustrative purposes, the unaudited pro forma condensed financial information reflects two (2) redemption scenarios of Class A Common Stock scenarios in connection with the Transaction as follows:

•        Assuming no redemption scenario:    This presentation assumes that no SPAC Public Stockholders exercise redemption rights with respect to their SPAC Public Shares.

•        Assuming maximum redemption scenario:    This presentation assumes that the SPAC Public Stockholders holding approximately 100% of the SPAC Public Shares exercise redemption rights with respect to their SPAC Public Shares. This scenario assumes that 249,659 SPAC Public Shares are redeemed for an aggregate redemption payment of approximately $3.09 million. This maximum redemption scenario reflects the maximum number of the SPAC’s Public Shares that can be redeemed without violating the conditions of the Merger Agreement or the requirement of SPAC Charter that SPAC cannot redeem SPAC Public Shares if it would result in SPAC having a minimum net tangible asset value of less than $5,000,001, after giving effect to the payments to redeeming shareholders and Anticipated Financing. This maximum redemption scenario is based on Available Closing Date Cash being not less than $44.00 million at the Closing of the Business Combination.

The following table sets out share ownership of SPAC Common Stock on a Pro Forma basis assuming the No Additional Redemptions Scenario and the Maximum Redemptions Scenario and the assumption that the Anticipated Financing will be funded assuming 75% in equity and 25% in debt:

	No Additional Redemption Scenario	% holding	Assuming Maximum Redemptions	% holding
TSII shareholders	800,000	8%	800,000	8%
SPAC shareholders(1)	249,659	2%	—	0%
Sponsor and underwriter(1)	5,750,000	55%	5,750,000	55%
Anticipated Financing(2)	3,616,014	35%	3,858,840	37%
Total shares outstanding	10,415,673	100%	10,408,840	100%

____________

(1)      This amount excludes 9,400,000 private warrants and 11,500,000 public warrants outstanding of SPAC

(2)      This amount assumes the financing will be in common stock at $10 per share and represents the cash requirement to ensure the Available Closing Date Cash requirement.

The following table sets out share ownership of SPAC Common Stock on a Pro Forma basis assuming the No Additional Redemptions Scenario and the Maximum Redemptions Scenario and the assumption that the Anticipated Financing will be funded assuming 25% in equity and 75% in debt:

	No Additional Redemption Scenario	% holding	Assuming Maximum Redemptions	% holding
TSII shareholders	800,000	10%	800,000	10%
SPAC shareholders(1)	249,659	3%	—	0%
Sponsor and underwriter(1)	5,750,000	72%	5,750,000	74%
Anticipated Financing(2)	1,205,338	15%	1,266,044	16%
Total shares outstanding	8,004,997	100%	7,836,280	100%

____________

(1)      This amount excludes 9,400,000 private warrants and 11,500,000 public warrants outstanding of the SPAC

(2)      This amount assumes the financing will be in common stock at $10 per share and represents the cash requirement to ensure the Available Closing Date Cash requirement.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2024

(ASSUMES ANTICIPATED FINANCING IS FUNDED WITH 75% EQUITY AND 25% DEBT)

				Scenario 1: No Additional Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	Holdings (Historical)	TSII (Historical)	IRRX (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$—	$5,500	$426	$3,237,676	A	$26,154,484	$(3,089,118)	D	$26,303,042
				(6,600,000)	B		3,237,676	J
				(12,000,000)	C
				(6,552,640)	F
				(150,000)	H
				48,213,522	J
Prepaid expenses	—	—	13,697	—		13,697	—		13,697
Total current assets	—	5,500	14,123	26,148,558		26,168,181	148,558		26,316,739
Non-current assets
Right of use asset	—	39,962	—	—		39,962	—		39,962
Restricted cash and cash equivalents	—	807,084	—	—		807,084	—		807,084
Property plant and equipment	—	—	—	15,769,600	C	15,769,600	—		15,769,600
Land	—	7,500,000	—	330,400	C	7,830,400	—		7,830,400
Investments held in Trust Account	—	—	23,755,380	(3,237,676)	A	—	—		—
				(20,831,350)	G
				150,000	H
				163,646	I
Total non-current assets	—	8,347,046	23,755,380	(7,655,380)		24,447,046	—		24,447,046
Total assets	—	8,352,546	23,769,503	18,493,178		50,615,227	148,558		50,763,785

LIABILITIES
Current liabilities
Trade and other payables	—	30,000	1,025,357	(35,836)	C	1,019,521	—		1,019,521
Lease liabilities	—	3,530	—	—		3,530	—		3,530
Notes payable – related party	—	2,569,999	—	(2,569,999)	C	—	—		—
Accrued franchise tax	—	—	102,571	—		102,571	—		102,571
Accrued excise tax	—	—	2,251,177	—		2,251,177	30,891	K	2,282,068
Income tax payable	—	—	1,541,373	(1,360,613)	G	180,760	—		180,760
Advance from related party	—	—	100,770	(100,770)	F	—	—		—
Anticipated financing	—	—	—	12,053,380	J	12,053,380	809,419	J	12,862,799
Promissory note – sponsor	—	—	5,393,225	(5,393,225)	F	—	—		—
Promissory note – related party	—	—	1,040,710	(1,040,710)	F	—	—		—
Working Capital Loan – related party	—	—	17,935	(17,935)	F	—	—		—
Total current liabilities	—	2,603,529	11,473,118	1,534,292		15,610,939	840,310		16,451,249
Non-current liabilities
Surety reclamation deposit	—	308,848	—	—		308,848			308,848
Asset retirement obligation	—	509,230	—	—		509,230	—		509,230
Lease liabilities	—	36,774	—	—		36,774	—		36,774
Deferred underwriting commissions	—	—	8,050,000	(8,050,000)	B	—	—		—
Warrant liabilities	—	—	836,000	(460,000)	L	376,000	—		376,000
Total non-current liabilities	—	854,852	8,886,000	(8,510,000)		1,230,852	—		1,230,852
Total liabilities	—	3,458,381	20,359,118	(6,975,708)		16,841,791	840,310		17,682,101

Class A common stock subject to possible redemption	—	—	22,277,709	(2,806,972)	D	—	—		—
				(19,470,737)	G

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)

AS OF SEPTEMBER 30, 2024

				Scenario 1: No Additional Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	Holdings (Historical)	TSII (Historical)	IRRX (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
EQUITY
TSII members’ equity	—	4,894,165	—	(4,894,165)	C	—	—		—
Holdings Class A common stock	—	—	—	80	C	1,042	(25)	D	1,041
				25	D		24	J
				575	E
				362	J
IRRX Class B common stock	—	—	575	(575)	E	—	—		—
Additional paid-in capital	—	—	—	4,792,186	B	52,218,833	(3,089,093)	D	51,527,082
				7,999,920	C		(30,891)	K
				2,806,947	D		2,428,233	J
				36,159,780	J
				460,000	L
Accumulated deficit	—	—	(18,506,805)	(3,342,186)	B	(18,446,439)	—		(18,446,439)
				3,600,000	C
				163,646	I
Total equity	—	4,894,165	(18,867,324)	47,746,595		33,773,436	(691,752)		33,081,684

Total equity and liabilities	$—	$8,352,546	$23,769,503	$18,493,178		$50,615,227	$148,558		$50,763,785

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2024

(ASSUMES ANTICIPATED FINANCING IS FUNDED WITH 25% EQUITY AND 75% DEBT)

				Scenario 1: No Additional Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	Holdings (Historical)	TSII (Historical)	IRRX (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$—	$5,500	$426	$3,237,676	A	$26,154,484	$(3,089,118)	D	$26,303,042
				(6,600,000)	B		3,237,676	J
				(12,000,000)	C
				(6,552,640)	F
				(150,000)	H
				48,213,522	J
Prepaid expenses	—	—	13,697	—		13,697	—		13,697
Total current assets	—	5,500	14,123	26,148,558		26,168,181	148,558		26,316,739
Non-current assets
Right of use asset	—	39,962	—	—		39,962	—		39,962
Restricted cash and cash equivalents	—	807,084	—	—		807,084	—		807,084
Property plant and equipment	—	—	—	15,769,600	C	15,769,600	—		15,769,600
Land	—	7,500,000	—	330,400	C	7,830,400	—		7,830,400
Investments held in Trust Account	—	—	23,755,380	(3,237,676)	A	—	—		—
				(20,831,350)	G
				150,000	H
				163,646	I
Total non-current assets	—	8,347,046	23,755,380	(7,655,380)		24,447,046	—		24,447,046
Total assets	$—	$8,352,546	$23,769,503	$18,493,178		$50,615,227	$148,558		$50,763,785

LIABILITIES
Current liabilities
Trade and other payables	$—	$30,000	$1,025,357	$(35,836)	C	$1,019,521	$—		$1,019,521
Lease liabilities	—	3,530	—	—		3,530	—		3,530
Notes payable – related party	—	2,569,999	—	(2,569,999)	C	—	—		—
Accrued franchise tax	—	—	102,571	—		102,571	—		102,571
Accrued excise tax	—	—	2,251,177	—		2,251,177	30,891	K	2,282,068
Income tax payable	—	—	1,541,373	(1,360,613)	G	180,760	—		180,760
Advance from related party	—	—	100,770	(100,770)	F	—	—		—
Anticipated financing	—	—	—	36,160,142	J	36,160,142	2,428,257	J	38,588,399
Promissory note – sponsor	—	—	5,393,225	(5,393,225)	F	—	—		—
Promissory note – related party	—	—	1,040,710	(1,040,710)	F	—	—		—
Working Capital Loan – related party	—	—	17,935	(17,935)	F	—	—		—
Total current liabilities	—	2,603,529	11,473,118	25,641,054		39,717,701	2,459,148		42,176,849
Non-current liabilities
Surety reclamation deposit	—	308,848	—	—		308,848			308,848
Asset retirement obligation	—	509,230	—	—		509,230	—		509,230
Lease liabilities	—	36,774	—	—		36,774	—		36,774
Deferred underwriting commissions	—	—	8,050,000	(8,050,000)	B	—	—		—
Warrant liabilities	—	—	836,000	(460,000)	L	376,000	—		376,000
Total non-current liabilities	—	854,852	8,886,000	(8,510,000)		1,230,852	—		1,230,852
Total liabilities	—	3,458,381	20,359,118	17,131,054		40,948,553	2,459,148		43,407,701

Class A common stock subject to possible redemption	—	—	22,277,709	(2,806,972)	D	—	—		—
				(19,470,737)	G

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)

AS OF SEPTEMBER 30, 2024

				Scenario 1: No Additional Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	Holdings (Historical)	TSII (Historical)	IRRX (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
EQUITY
TSII memership	—	4,894,165	—	(4,894,165)	C	—	—		—
Holdings Class A common stock	—	—	—	80	C	800	(25)	D	784
				25	D		9	J
				575	E
				120	J
IRRX Class B common stock	—	—	575	(575)	E	—	—		—
Additional paid-in capital	—	—	—	4,792,186	B	28,112,313	(3,089,093)	D	25,801,739
				7,999,920	C		(30,891)	K
				2,806,947	D		809,410	J
				12,053,260	J
				460,000	L
Accumulated deficit	—	—	(18,867,899)	(3,342,186)	B	(18,446,439)	—		(18,446,439)
				3,600,000	C
				163,646	I
Total equity	—	4,894,165	(18,867,324)	23,639,833		9,666,674	(2,310,590)		7,356,084

Total equity and liabilities	$—	$8,352,546	$23,769,503	$18,493,178		$50,615,227	$148,558		$50,763,785

UNAUDITED PRO FORMA CONDENSED COMBINED Statement of operations
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2024

				If 75% Equity 25% Liability Raise						If 25% Equity 75% Liability Raise
				Scenario 1: No Redemption Scenario			Scenario 2: Maximum Redemption Scenario			Scenario 1: No Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	Holdings (Historical)	TSII (Historical)	IRRX (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$—	$18,000	$—	$—		$18,000	$—		$18,000	$—		$18,000	$—		$18,000
Other revenue	—	—	—	—		—	—		—	—		—	—		—
Total revenue	—	18,000	—	—		18,000	—		18,000	—		18,000	—		18,000

Salary and wages	—	54,177	—	—		54,177	—		54,177	—		54,177	—		54,177
Property tax	—	30,000	—	—		30,000	—		30,000	—		30,000	—		30,000
Accretion expense	—	26,982	—	—		26,982	—		26,982	—		26,982	—		26,982
Depreciation and amortization	—	—	—	1,510,675	CC	1,510,675	—		1,510,675	1,510,675	CC	1,510,675	—		1,510,675
Professional fees	—	71,955	—	—		71,955	—		71,955	—		71,955	—		71,955
Other expenses	—	80,143	—	—		80,143	—		80,143	—		80,143	—		80,143
General and administrative	—		890,887	(90,000)	BB	800,887	—		800,887	(90,000)	BB	800,887	—		800,887
Operating loss	—	(245,257)	(890,887)	(1,420,675)		(2,556,819)	—		(2,556,819)	(1,420,675)		(2,556,819)	—		(2,556,819)

Other income (expense)
Finance costs	—	—	—	(904,004)	EE	(904,004)	(60,706)	EE	(964,710)	(2,712,011)	EE	(2,712,011)	(182,119)	EE	(2,894,130)
Change in fair value of warrant liability	—	—	1,254,000	(575,000)	DD	679,000	—		679,000	(575,000)	DD	679,000	—		679,000
Interest income on marketable securities held in Trust Account	—	—	1,274,699	(1,274,699)	AA	—	—		—	(1,274,699)	AA	—	—		—
(Loss) income before income tax expense	—	(245,257)	1,637,812	(4,174,378)		(2,781,823)	(60,706)		(2,842,529)	(5,982,385)		(4,589,830)	(182,119)		(4,771,949)

Income tax expense	—	—	(364,333)	—		(364,333)	—		(364,333)	—		(364,333)	—		(364,333)
Net (loss) income	$—	$(245,257)	$1,273,479	$(4,174,378)		$(3,146,156)	$(60,706)		$(3,206,862)	$(5,982,385)		$(4,954,163)	$(182,119)		$(5,136,282)

Net income (loss) per member unit		$(24,525.70)

Basic and diluted net loss per share, Class A common stock subject to possible redemption			$0.15
Basic and diluted net loss per share, Class B common stock			$0.15
Pro forma weighted average number of shares outstanding – basic and diluted						10,415,673			10,408,840			8,004,997			7,836,280
Pro forma earnings per share – basic and diluted						$(0.30)			$(0.31)			$(0.62)			$(0.66)

UNAUDITED PRO FORMA CONDENSED COMBINED Statement of operations for the year ended december 31, 2023

				If 75% Equity 25% Liability Raise								If 25%Equity 75% Liability Raise
				Scenario 1: No Redemption Scenario				Scenario 2: Maximum Redemption Scenario				Scenario 1: No Redemption Scenario				Scenario 2: Maximum Redemption Scenario
	Holdings (Historical)	TSII (Historical)	IRRX (Historical)	Transaction Accounting Adjustments		Pro Forma Combined		Transaction Accounting Adjustments		Pro Forma Combined		Transaction Accounting Adjustments		Pro Forma Combined		Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$—	$122,000	$—	$—		$122,000		$—		$122,000		$—		$122,000		$—		$122,000

Other revenue	—	6,324	—	—		6,324		—		6,324		—		6,324		—		6,324
Total revenue	—	128,324	—	—		128,324		—		128,324		—		128,324		—		128,324

Salary and wages	—	70,256	—	—		70,256		—		70,256		—		70,256		—		70,256
Property tax	—	42,071	—	—		42,071		—		42,071		—		42,071		—		42,071
Accretion expense	—	33,478	—	—		33,478		—		33,478		—		33,478		—		33,478
Depreciation and amortization	—	—	—	2,014,233	CC	2,014,233		—		2,014,233		2,014,233	CC	2,014,233		—		2,014,233
Other expenses	—	41,240	—	—		41,240		—		41,240		—		41,240		—		41,240
General and administrative	—	—	1,391,654	(50,000)	BB	1,341,654		—		1,341,654		(50,000)	BB	1,341,654		—		1,341,654
Operating loss	—	(58,721)	(1,391,654)	(1,964,233)		(3,414,608)		—		(3,414,608)		(1,964,233)		(3,414,608)		—		(3,414,608)

Other income (expense)
Finance costs	—	—	—	(1,205,338)	EE	(1,205,338)		(80,942)	EE	(1,286,280)		(3,616,014)	EE	(3,616,014)		(242,826)	EE	(3,858,840)
Change in fair value of warrant liability	—	—	836,000	(460,000)	DD	376,000		—		376,000		(460,000)	DD	376,000		—		376,000
Interest income on marketable securities held in Trust Account	—	—	5,117,247	(5,117,247)	AA	—		—		—		(5,117,247)	AA	—		—		—
(Loss) income before income tax expense	—	(58,721)	4,561,593	(8,746,818)		(4,243,946)		(80,942)		(4,324,888)		(11,157,494)		(6,654,622)		(242,826)		(6,897,448)

Income tax expense	—	—	(1,018,482)	—		(1,018,482)		—		(1,018,482)		—		(1,018,482)		—		(1,018,482)
Net (loss) income	$—	$(58,721)	$3,543,111	$(8,746,818)		$(5,262,428)		$(80,942)		$(5,343,370)		$(11,157,494)		$(7,673,104)		$(242,826)		$(7,915,930)

Net income (loss) per member unit		$(5,872.10)

Basic and diluted net loss per share, Class A common stock subject to possible redemption			$0.20
Basic and diluted net loss per share, Class B common stock			$0.20
Pro forma weighted average number of shares outstanding – basic and diluted						10,415,673	(2)			10,408,840	(2)			8,004,997	(2)			7,836,280
Pro forma earnings per share – basic and diluted						$(0.51)				$(0.51)				$(0.96)				$(1.01)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

Note 1 — Description of the Transaction

On August 12, 2024, Integrated Rail entered into the Merger Agreement with Holdings, Lower Holdings, SPAC Merger Sub, Company Merger Sub, the Company and the Company Member Representative. Pursuant to the Meger Agreement, among other things, (i) SPAC Merger Sub will merge with and into SPAC, with SPAC continuing as the surviving entity and a wholly owned subsidiary of Holdings and (ii) Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity and a wholly owned subsidiary of Lower Holdings.

Further, at the Effective Time, by virtue of the Company Merger, and without any action on the part of any Party or any action on the part of the holders of securities of any Party: (i) each issued and outstanding Company Membership Interest (other than the Rollover Interests) shall be converted automatically into, and thereafter represent, the right to receive, and the holder of such Company Membership Interest shall be entitled to receive the Company Merger Consideration, as shall be set forth on a schedule to be delivered to SPAC by the Company at least five days prior to the Closing Date and (ii) all of the limited liability company interests of Company Merger Sub that are issued and outstanding immediately prior to the Effective Time shall thereupon be converted into and become one Surviving Company Unit.

By virtue of the SPAC Merger and without any action on the part of any Party or any action on the part of the holders of securities of any Party: (i) immediately prior to the Effective Time, every issued and outstanding SPAC Unit shall be automatically separated into one share of SPAC Class A Common Stock and one-half of one SPAC Public Warrant, in accordance with the terms of the applicable SPAC Unit; (ii) each share of SPAC Common Stock issued and outstanding as of the Effective Time shall, at the Effective Time, be converted automatically into and thereafter represent the right to receive one share of Holdings Common Stock of Holdings, following which all shares of SPAC Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist; (iii) at the Effective Time, (a) and pursuant to the SPAC Warrant Agreement, as amended by the Warrant Amendment, each issued and outstanding SPAC Public Warrant and SPAC Private Warrant shall be converted into one Holdings Public Warrant and one Holdings Private Warrant, respectively and such Holdings Warrants shall have and be subject to substantially the same terms and conditions set forth in the SPAC Warrant Agreement (and in the SPAC Private Warrants Purchase Agreement, in the case of the Holdings Private Warrants), except as set forth in the Warrant Amendment; (b) if there are any shares of capital stock of SPAC that are owned by SPAC as treasury shares, such shares shall be canceled and extinguished without any conversion thereof or consideration therefor; and (c) each share of common stock of SPAC Merger Sub outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of SPAC Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted, and such shares shall constitute the only outstanding shares of capital stock of SPAC Surviving Subsidiary.

Additionally, at the Effective Time, by virtue of the Mergers and without any action on the part of any Party or any action on the part of the holders of securities of any Party, all of the shares of Holdings issued and outstanding immediately prior to the Effective Time (other than the Company Common Stock Consideration) shall be canceled and extinguished without any conversion thereof or consideration therefor.

The Merger Agreement provides that immediately prior to the Closing, and pursuant to the Rollover Agreement to be entered into the Company Members and Holdings, the Company Members will contribute the Rollover Interests to Holdings in exchange for the Company Common Stock Consideration or, as applicable, the Company Member Redemption Consideration. The Company Merger Consideration shall be an amount in cash equal to (a) an Enterprise Value of $20 million, minus the Company Common Stock Consideration Amount of $8 million, minus (b) the Closing Company Indebtedness.

The Merger Agreement also includes a covenant that each of the Company, SPAC and Holdings shall use their commercially reasonable best efforts to enter into and consummate Financings, to the extent that the Available Closing Date Cash is not less than $44 million. Upon the consummation of the Business Combination, Holdings will become the public reporting company and Holdings will be renamed Integrated Rail & Resources Inc.

Note 2 — Basis of the Presentation

The unaudited pro forma financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The adjustments in the unaudited pro forma financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of Integrated Rail upon consummation of the Transaction and the other events contemplated by the Merger Agreement in accordance with U.S. GAAP.

The unaudited pro forma condensed financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Transaction occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Transaction and the other events contemplated by the Purchase Agreement are expected to be used for general corporate purposes. Further, the unaudited pro forma condensed financial information does not purport to project the future operating results or financial position of Integrated Rail following the consummation of the Transaction. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma condensed financial information and are subject to change as additional information becomes available and analyses are performed.

For illustrative purposes, the unaudited pro forma condensed financial information reflects two (2) redemptions of Class A Common Stock scenarios in connection with the Transaction and assumed two (2) scenarios of Anticipated Financing is funded with 75% common stock at $10 per share and 25% debt funding with 10% interest as follows:

•        Assuming no redemption scenario:    This presentation assumes that no SPAC Public Stockholders exercise redemption rights with respect to their SPAC Public Shares. Anticipated Financing is anticipated to be $48.21 million of which $36.16 million is assumed to be raised with 3,616,014 shares of Holdings Common Stock at $10 per share and $12.05 million in debt financing to be determined with anticipated interest rates of 10%.

•        Assuming maximum redemption scenario:    This presentation assumes that the SPAC Public Stockholders holding approximately 100% of the SPAC Public Shares exercise redemption rights with respect to their SPAC Public Shares. This scenario assumes that 249,659 SPAC Public Shares are redeemed for an aggregate redemption payment of approximately $3.09 million. This maximum redemption scenario reflects the maximum number of the SPAC’s Public Shares that can be redeemed without violating the conditions of the Merger Agreement or the requirement of SPAC Charter that SPAC cannot redeem SPAC Public Shares if it would result in SPAC having a minimum net tangible asset value of less than $5,000,001, after giving effect to the payments to redeeming shareholders and Anticipated Financing. This maximum redemption scenario is based on Available Closing Date Cash being not less than $44.00 million at the Closing of the Business Combination. Anticipated Financing is anticipated to be $51.45 million of which $38.59 million is assumed to be raised with 3,858,840 shares of Holdings Common Stock at $10 per share and $12.86 million in debt financing to be determined with anticipated interest rates of 10%.

For illustrative purposes, the unaudited pro forma condensed financial information reflects two (2) redemptions of Class A Common Stock scenarios in connection with the Transaction and assumed two (2) scenarios of Anticipated Financing is funded with 25% common stock at $10 per share and 75% debt funding with 10% interest as follows:

•        Assuming no redemption scenario:    This presentation assumes that no SPAC Public Stockholders exercise redemption rights with respect to their SPAC Public Shares. Anticipated Financing is anticipated to be $48.21 million of which $12.05 million is assumed to be raised with 1,205,338 shares of Holdings Comon Stock at $10 per share and $36.16 million in debt financing to be determined with anticipated interest rates of 10%.

•        Assuming maximum redemption scenario:    This presentation assumes that the SPAC Public Stockholders holding approximately 100% of the SPAC Public Shares exercise redemption rights with respect to their SPAC Public Shares. This scenario assumes that 249,659 SPAC Public Shares are redeemed for an aggregate redemption payment of approximately $3.09 million. This maximum redemption scenario reflects the maximum number of the SPAC’s Public Shares that can be redeemed without violating the conditions of the Merger Agreement or the requirement of SPAC Charter that SPAC cannot redeem SPAC

Public Shares if it would result in SPAC having a minimum net tangible asset value of less than $5,000,001, after giving effect to the payments to redeeming shareholders and Anticipated Financing. This maximum redemption scenario is based on Available Closing Date Cash being not less than $44.00 million at the Closing of the Business Combination. Anticipated Financing is anticipated to be $51.45 million of which $12.86 million is assumed to be raised with 1,286,280 shares of Holdings Common Stock at $10 per share and $38.59 million in debt financing to be determined with anticipated interest rates of 10%.

Anticipated Accounting Treatment

The transaction between Integrated Rail and TSII is expected to be accounted for as an asset acquisition, in accordance with the accounting requirements under ASC 805-10-55, substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets, as such the transaction is not considered an acquisition of a business. In accordance with ASC 805-50-30-3, the Company concluded that it would allocate the cost associated with the asset acquisition to the individual assets acquired and/or liabilities assumed, based on their relative fair values. The Company measured the fair value in accordance with ASC 820.

Note 3 — Transaction Accounting Adjustments to the Integrated Rail Unaudited Pro Forma Condensed Balance Sheet as of September 30, 2024:

The transaction accounting adjustments included in the unaudited pro forma condensed balance sheet as of September 30, 2024 are as follows:

A.     Reflects the liquidation and reclassification of $[3.24] million of funds held in the Trust Account to cash that becomes available following the closing of the transaction.

B.      Represents estimated transaction costs expected to be incurred by Integrated Rail and TSII of approximately $6.6 million for legal, accounting and printing fees incurred as part of the Business Combination. For the Integrated Rail transaction costs, $5.35 million of these fees including $1.75 million of the deferred underwriting fee will be paid at closing and $3.60 million are transaction cost to be capitalized see adjustment C below. The remaining $6.30 million of the deferred underwriting fee is being waived and allocated proportionally to the historical allocation of transaction cost in SPAC’s IPO, resulting in $6.04 million being applied to additional paid in capital and $0.02 million being applied to accumulated deficit. TSII transaction costs of $1.25 million are expected to be paid at the closing of the business combination and are reflected as an adjustment to additional paid-in capital. SPAC negotiated with Stifel for a reduction of their underwriting fee from the original amount of $8 million to $1.75 million due to a correlated reduction of the amount of cash in trust from the original IPO size of $230 million to the current cash in trust size of $[3.24 million]. This reduction of the backend IPO underwriting fee is commensurate and pro rata with the redemptions of cash in trust that has occurred over the last 36 months.

C.     Reflects the acquisition of the TSII asset group acquired in the transaction under the terms of the Merger Agreement for (a) an Enterprise Value of $20 million, minus the Company Common Stock Consideration Amount of $8 million, minus (b) the Closing Company Indebtedness which was $0, resulting in a cash payment of $12 million. In addition, as noted above $3.60 million in transaction cost incurred by SPAC were capitalized for total consideration of $23.60 million.

D.     In Scenario 1, reflects the no redemption scenario resulting in the reclassification of common stock subject to redemption to permanent equity. In Scenario 2, reflects the maximum redemption of 249,659 shares for aggregate redemption payments of $3.09 million at a redemption price of approximately $12.37 per share. The maximum redemption amount reflects the assumption that SPAC is required to maintain the Available Closing Date Cash of not less than $44 million at the Closing of the Business Combination.

E.      Reflects the conversion of Class B common stock into Class A common stock on a one-for-one basis on November 13, 2024.

F.      Reflects the repayment of all Integrated Rail debt obligations to be repaid at closing. These obligations consist of a note payable to Sponsor (the “Note Payable — Sponsor”), a note payable to a related party (the “Note Payable — Related Party”), advances from a related party and working capital loans for a total repayment of $[6.55] million.

G.     Reflects the redemption of SPAC Class A common stock on November 14, 2024 of 1,665,727 resulting in the redemption payment of $19.47 million to redeeming shareholders.

H.     Reflects the borrowing from Sponsor in order to fund extension payment into the Trust Account through December 31, 2024.

I.       Reflects interest earned in the Trust Account subsequent to September 30, 2024 and through December 31, 2024.

J.       Reflects the financing that would be required to ensure compliance with Available Closing Date Cash. Available Closing Date Cash is defined as an aggregate amount equal to the result of (without duplication) (i) the cash to be released from the Trust Account net of any redemptions of SPAC Common Stock by any Redeeming SPAC Stockholders (the “Trust Cash”), plus (ii) the net proceeds raised by Company, SPAC and/or Holdings in any Financing, including, for the avoidance of doubt, any Financing obtained on or prior to the Closing Date, plus (iii) an amount of cash sufficient to operate Surviving Company for twelve (12) months post-Closing. Two (2) scenarios have been provided to reflect a range of impact considering that no such financing has yet been obtained. Under the no additional redemption scenario, the Anticipated Financing is anticipated to be $48.21 million. Under the maximum redemption scenario, this is anticipated to be $51.45 million.

         75% Equity and 25% Debt financing:    No additional redemption scenario assumes the funding resulting in the issuance of 3,616,014 common stock at $10 per share and debt funding with a 10% interest rate applied. Under the maximum redemption scenario assumes the funding resulting in the issuance of 3,858,840 common stock at $10 per share and debt funding with a 10% interest rate applied.

         25% Equity and 75% Debt financing:    No additional redemption scenario assumes the funding resulting in the issuance of 1,205,338 common stock at $10 per share and debt funding with a 10% interest rate applied. Under the maximum redemption scenario assumes the funding resulting in the issuance of 1,286,280 common stock at $10 per share and 25% debt funding with a 10% interest rate applied.

K.     Reflects the incremental excise tax that would be incurred under the maximum redemption scenario.

L.      Reflects the reclassification of Integrated Rail’s public warrants from liability treated to equity treated.

Note 4 — Transaction Accounting Adjustments to the Integrated Rail Unaudited Pro Forma Condensed Statement of Operations for the year ended December 31, 2023 and for the nine months ended September 30, 2024:

The transaction accounting adjustments included in the unaudited pro forma condensed statemen of operation for the year ended December 31, 2023 and for the nine months period ended September 30, 2024 are as follows:

(AA) Reflects the reduction of interest income generated by the Company on funds held in the trust account that were utilized for the redemption of Class A common stock by investors as part of the transaction or reclassified to unrestricted cash.

(BB) Reflects the elimination of administrative service fees that will cease to be paid upon closing of the transaction.

(CC) Reflects depreciation expense based on estimated useful life of the property and equipment acquired. Annual depreciation is expected to be $2.01 million and $1.51 million for the year ended December 31, 2023 and the nine month period ending September 30, 2024, respectively.

(DD) Reflects the change in fair value associated with the public warrants which would be equity classified post closing of the transaction.

(EE)  Reflects the incremental interest expense incurred with the debt financing under the Anticipated Financing scenarios described in adjustment J above.

Note 5 — Net (Loss) Income per Share

The following table shows the net (loss) income per share calculated using the historical weighted average shares of Common Stock outstanding for the year ended December 31, 2023 and the nine months ended September 30, 2024 under the Anticipated Financing of 75% Equity and 25% Debt.

Year Ended December 31, 2023	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net income (loss)	$(5,262,428)	$(5,343,370)
Pro forma weighted average shares outstanding – basic and diluted	10,415,673	10,408,840
Net income (loss) per share – basic and diluted	$(0.51)	$(0.51)
Pro Forma Weighted Average Shares
TSII shareholders	800,000	800,000
SPAC shareholders(1)	249,659	—
Sponsor and underwriter(1)	5,750,000	5,750,000
Anticipated Financing(2)	3,616,014	3,858,840
Pro forma weighted average shares outstanding, basic and diluted	10,415,673	10,408,840
Nine Months Ended September 30, 2024	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net income (loss)	$(3,146,156)	$(3,206,862)
Pro forma weighted average shares outstanding – basic and diluted	10,415,673	10,408,840
Net income (loss) per share – basic and diluted	$(0.30)	$(0.31)
Pro Forma Weighted Average Shares
TSII shareholders	800,000	800,000
SPAC shareholders(1)	249,659	0
Sponsor and underwriter(1)	5,750,000	5,750,000
Anticipated Financing(2)	3,616,014	3,858,840
Pro forma weighted average shares outstanding, basic and diluted	10,415,673	10,408,840

The following table shows the net (loss) income per share calculated using the historical weighted average shares of Common Stock outstanding for the year ended December 31, 2023 and the nine months ended September 30, 2024 under the Anticipated Financing of 25% Equity and 75% Debt.

Year Ended December 31, 2023	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net income (loss)	$(7,673,104)	$(7,915,930)
Pro forma weighted average shares outstanding – basic and diluted	8,004,997	7,836,280
Net income (loss) per share – basic and diluted	$(0.96)	$(1.01)
Pro Forma Weighted Average Shares
TSII shareholders	800,000	800,000
SPAC shareholders(1)	249,659	—
Sponsor and underwriter(1)	5,750,000	5,750,000
Anticipated Financing(2)	1,205,338	1,286,280
Pro forma weighted average shares outstanding, basic and diluted	8,004,997	7,836,280

Nine Months Ended September 30, 2024	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net income (loss)	$(4,954,163)	$(5,136,282)
Pro forma weighted average shares outstanding – basic and diluted	8,004,997	7,836,280
Net income (loss) per share – basic and diluted	$(0.62)	$(0.66)
Pro Forma Weighted Average Shares
TSII shareholders	800,000	800,000
SPAC shareholders(1)	249,659	0
Sponsor and underwriter(1)	5,750,000	5,750,000
Anticipated Financing(2)	1,205,338	1,286,280
Pro forma weighted average shares outstanding, basic and diluted	8,004,997	7,836,280

SPECIAL MEETING OF SPAC STOCKHOLDERS

General

SPAC is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the SPAC Board for use at the Special Meeting to be held on [•], 2025 and at any adjournment or postponement thereof. This proxy statement/prospectus provides SPAC Stockholders with information they need to know to be able to vote or direct their vote to be cast at the Special Meeting.

Date, Time and Place

The Special Meeting will be held on [•], 2025, at [•] Eastern time. The meeting will be held virtually over the internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Special Meeting via a live webcast available at [•].

Purpose of the Special Meeting

SPAC Stockholders are being asked to vote on the Business Combination Proposal, the Organizational Documents Proposal, the Advisory Governance Proposals, the Election of Directors Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the NTA Proposal and the Adjournment Proposal.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of SPAC Common Stock at the close of business on [•], 2025 which is the Record Date. You are entitled to one vote for each share of SPAC Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were [•] shares of SPAC Common Stock outstanding, of which [•] are SPAC Public Shares, [•] are Founders Shares held by the Sponsor, officers, and directors of SPAC, and [•] are Founder Shares held by the anchor investors.

Vote of the Sponsor, Anchor Investors, Directors and Officers

In connection with the IPO and the appointment of each of its directors and officers, SPAC entered into agreements with the Sponsor and each of its directors and officers pursuant to which each agreed to vote any shares of SPAC Common Stock owned by it in favor of the Business Combination Proposal. In addition, the anchor investors entered into investment agreements pursuant to which they have also agreed to vote any Founder Shares owned by them in favor of the Business Combination Proposal. These agreements apply to the Sponsor, the anchor investors, and SPAC’s directors and officers as it relates to the Founders Shares and SPAC Common Stock (as applicable) the requirement to vote such shares in favor of the Business Combination Proposal. As a result, we would need only [•], or approximately [•]%, of the [•] SPAC Public Shares, to be voted in favor of the Business Combination in order to have the Business Combination approved.

In connection with the IPO, the Sponsor and SPAC’s officers and directors agreed to waive their redemption rights with respect to their Founder Shares and SPAC Public Shares in connection with the completion of our initial business combination. Such waivers are standard in transactions of this type and the Sponsor and SPAC’s officers and directors did not receive separate consideration for the waiver. The Founder Shares and SPAC Common Stock held by the Sponsor and SPAC’s directors and officers have no redemption rights upon SPAC’s liquidation and will be worthless if SPAC fails to consummate a business combination by May 15, 2025 (or a later date approved by SPAC Stockholders pursuant to the SPAC Charter).

In connection with the IPO, the anchor investors also agreed that they would not be entitled to (i) redemption rights with respect to any Founder Shares held by them in connection with the completion of SPAC’s initial business combination, (ii) redemption rights with respect to any Founder Shares held by them in connection with a stockholder vote to approve an amendment to SPAC’s amended and restated certificate of incorporation (A) to modify the substance or timing of SPAC’s obligation to offer redemption rights in connection with any proposed initial business combination or redeem 100% of our public shares if SPAC has not consummated an initial business combination within 12 months (or a later date approved by SPAC Stockholders, as applicable) from the closing of the initial public offering or

(B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, or (iii) rights to liquidating distributions from the trust account with respect to any Founder Shares held by them if SPAC fails to complete the initial business combination within 12 months (or a later date approved by SPAC Stockholders, as applicable) from the closing of the initial public offering, although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if SPAC fails to complete the Business Combination within the prescribed time frame.

Quorum and Required Vote for Proposals

A quorum of SPAC Stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the shares of SPAC Common Stock issued and outstanding and entitled to vote at the Special Meeting is present via the virtual meeting platform or represented by proxy at the Special Meeting. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

The approval of the Business Combination Proposal requires the affirmative vote of a majority of the issued and outstanding shares of SPAC Common Stock, voting together as a single class, as of the Record Date. The approval of the NTA Proposal requires the affirmative vote of holders of at least 65% of the issued and outstanding shares of SPAC Common Stock as of the Record Date. Accordingly, a SPAC Stockholder’s failure to vote by proxy or to vote via the virtual meeting platform at the Special Meeting or an abstention will have the effect of voting AGAINST the Business Combination Proposal and the NTA Proposal.

The approval of the Election of Directors Proposal requires a plurality of the votes cast by the SPAC Stockholders, present in person or represented by proxy, at the Special Meeting and entitled to vote thereon.

The approval of all other Proposals presented in this proxy statement/prospectus require the affirmative vote of a majority of the shares of SPAC Common Stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a SPAC Stockholder’s failure to vote by proxy or to vote via the virtual meeting platform at the Special Meeting or an abstention will have no effect on the outcome of such Proposals.

It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite vote for approval, we will not then consummate the Business Combination. If SPAC does not consummate the Business Combination and fails to complete an initial business combination by May 15, 2025 (or a later date approved by SPAC Stockholders pursuant to the SPAC Charter), SPAC will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its SPAC Public Stockholders in accordance with the SPAC Charter, subject to payment of SPAC’s tax obligations and up to $100,000 of dissolution expenses.

Abstentions and Broker Non-Votes

Broker non-votes will not be counted as present for the purposes of establishing a quorum and will have no effect on any of the Proposals.

Recommendation of the SPAC Board

The SPAC Board has determined that each of the Proposals presented in this proxy statement/prospectus is fair to and in the best interests of SPAC and its stockholders and has approved such Proposals. The SPAC Board recommends that stockholders vote “FOR” each of the Business Combination Proposal, the Organizational Documents Proposal, the Advisory Governance Proposals, the Election of Directors Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the NTA Proposal and the Adjournment Proposal.

When you consider the recommendation of the SPAC Board in favor of approval of the Proposals, you should keep in mind that the Sponsor, anchor investors, and SPAC’s directors and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. These interests include, among other things:

•        The SPAC Charter provides that the doctrine of corporate opportunity will not apply with respect to SPAC or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the SPAC Charter or in the future, and SPAC renounces any expectancy that any of the directors or officers of SPAC will offer any such corporate opportunity of which he or she may become aware to SPAC, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of SPAC with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of SPAC and (i) such opportunity is one SPAC is legally and contractually permitted to undertake and would otherwise be reasonable for SPAC to pursue and (ii) the director or officer is permitted to refer that opportunity to SPAC without violating any legal obligation;

•        unless SPAC consummates an initial business combination, SPAC’s officers and directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them on behalf of SPAC to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•        he SPAC Private Warrants purchased by the Sponsor for $9,400,000 will be worthless if an initial business combination is not consummated;

•        the Sponsor has agreed that the SPAC Private Warrants, and all of their underlying securities, will not be sold or transferred by it until 30 days after SPAC has completed a business combination, subject to limited exceptions;

•        the fact that Sponsor originally paid $25,000 or approximately $0.003 per share for the Founder Shares (of which it currently holds 4,234,840), which such Sponsor Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $[______], based on the last available sale price of SPAC Class A Common Stock as of [________, 2025], and that such shares will be worthless if the Business Combination is not consummated and that the Sponsor and its affiliates can earn a positive rate of return on their investment even if SPAC Public Stockholders experience a negative return following the consummation of the Business Combination;

•        the fact that if the Business Combination or another initial business combination is not consummated by the Final Redemption Date, SPAC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding SPAC Class A Common Stock for cash and liquidating. In such event, the SPAC Common Stock held by the Sponsor and SPAC’s directors and officers, which were acquired for an aggregate purchase price of approximately $25,000 prior to the initial public offering, would be worthless because the Sponsor and SPAC’s directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any SPAC Common Stock (other than public shares) held by them if SPAC fails to complete an initial business combination by the Final Redemption Date. Such shares had an aggregate market value of approximately $[______], based upon the last available sale price of $[____] per share on the OTC Markets as of [________, 2025]. As a result of waiving liquidating distributions, if SPAC fails to complete an initial business combination by the Final Redemption Date, the Sponsor would lose $[______] for the purchase of the SPAC Private Warrants, and $[_____] for the purchase of the Founder Shares;

•        the fact that Sponsor has agreed, for no consideration, not to redeem any of the Sponsor Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•        if SPAC does not complete an initial business combination by May 15, 2025 (or a later date approved by SPAC Stockholders pursuant to the SPAC Charter), the proceeds from the sale of the SPAC Private Warrants of $9,400,000, will be included in the liquidating distribution to SPAC Public Stockholders and the SPAC Private Warrants will expire worthless;

•        the Sponsor has agreed that it will be liable to SPAC if and to the extent any claims by a third party for services rendered or products sold to SPAC, or a prospective target business with which SPAC has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per SPAC Class A Common Stock and (ii) the actual amount per SPAC Class A Common Stock held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

•        the fact that the Sponsor has made outstanding loans to SPAC in the aggregate amount of $[•] as of [•], 2025, which amount the Sponsor will lose to the extent that SPAC is unable to repay such loans if the amount of such loans exceeds the amount of available proceeds not deposited in the Trust Account if an initial business combination is not completed;

•        the fact that, in connection with various extensions of the deadline by which SPAC must complete an initial business combination, the Sponsor has deposited an aggregate of $5,603,224 into the Trust Account, as of February 1, 2025, in exchange for non-interest bearing, unsecured promissory notes issued by SPAC to the Sponsor that will not be repaid in the event that SPAC is unable to close a business combination unless there are funds available outside the Trust Account to do so;

•        the fact that if SPAC is unable to complete a business combination within the required time period, the aggregate dollar amount of non-reimbursable funds the Sponsor and its affiliates have at risk that depends on completion of a business combination is $17.24 million, composed of (i) $25,000, representing the aggregate purchase price paid for the SPAC Class B Common Stock, (ii) $9,400,000, representing the aggregate purchase price paid for SPAC Private Warrants, (iii) $1,750,000 of out-of-pocket expenses for working capital and general corporate purposes and (iv) $6,090,000, representing the outstanding loans to SPAC made by the Sponsor as of February 1, 2025, which is comprised of $486,776 of unpaid expenses incurred by the Sponsor and SPAC’s officers and directors and their affiliates in connection with the Administrative Services Agreement as of the date hereof, and $5,603,224, representing the funds that the Sponsor has deposited into the Trust Account, as of February 1, 2025, in connection with various extensions of the Deadline Date;

•        the fact that SPAC’s existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the Business Combination and pursuant to the Merger Agreement; and

•        the fact that Ronald C. Copley and Jason C. Reeves, current directors of SPAC, will join the Holdings Board upon completion of the Business Combination.

The existence of the interests described above may result in a conflict of interest on the part of SPAC’s officers and directors in entering into the Merger Agreement and making their recommendation that you vote in favor of the approval of the Business Combination. In particular, the existence of the interests described above may incentivize SPAC’s officers and directors to complete an initial business combination, even if on terms less favorable to the SPAC Stockholders compared to liquidating SPAC, because, among other things, if SPAC is liquidated without completing an initial business combination, the Sponsor Founder Shares and SPAC Private Warrants would be worthless (which, if unrestricted and freely tradable, would be worth an aggregate of approximately $[_____], based on the last available sale price of SPAC Class A Common Stock as of [_______, 2025]), and out-of-pocket expenses advanced by the Sponsor and loans made by the Sponsor to SPAC would not be repaid to the extent such amounts exceed cash held by SPAC outside of the Trust Account (which such expenses and loans, as of [•], 2025, amounted to $[•]).

For more information, see the section above entitled “Business Combination Proposal — Interests of Certain Persons in the Transactions.”

Voting Your Shares — Stockholders of Record

Each share of SPAC Common Stock that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two (2) ways to vote your shares of SPAC Common Stock at the Special Meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the SPAC Board “FOR” the Business Combination Proposal, the Organizational Documents Proposal, the Advisory Governance Proposals, the Election of Directors Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the NTA Proposal and the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Special Meeting will not be counted.

You Can Attend the Special Meeting and Vote During the Meeting.    You can access the Special Meeting by visiting the website [•]. You will need your control number for access. If you do not have a control number, please contact Equiniti Trust Company, LLC. Please allow up to 48 hours prior to the Special Meeting for processing your control number. Instructions on how to attend and participate at the Special Meeting are available at [•].

Voting Your Shares — Beneficial Owners

If your SPAC Common Stock is held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. As a beneficial owner, if you wish to vote at the Special Meeting, you must get a proxy from the broker, bank or other nominee. Please see “— Attending the Special Meeting” below.

Attending the Special Meeting

Only SPAC Stockholders on the Record Date or their legal proxyholders may attend the Special Meeting. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your Control Number, which can be found on your proxy card, to join the Special Meeting. If you do not have a control number, please contact the Company’s transfer agent, Equiniti Trust Company, LLC.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify SPAC’s secretary in writing before the Special Meeting that you have revoked your proxy; or

•        you may attend the Special Meeting, revoke your proxy, and vote via the virtual meeting platform as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your SPAC Common Stock, you may contact our proxy solicitor as follows:

Laurel Hill Advisory Group
2 Robbins Lane, Suite 200
Jericho, NY 11753
Tel: (855) 414-2266 (toll-free) or
(516) 396-7902 (banks and brokers can call collect)
Email: IRRX@laurelhill.com

No Additional Matters May Be Presented at the Special Meeting

The Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Organizational Documents Proposal, the Advisory Governance Proposals, the Election of Directors Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the NTA Proposal and the Adjournment Proposal. Under the SPAC Bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.

Redemption Rights

Pursuant to the SPAC Charter, any holders of SPAC Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less taxes payable, calculated as of two (2) business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the IPO (calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to it to pay SPAC’s taxes). For illustrative purposes, based on funds in the Trust Account of $[•] million on [•], 2025, the estimated per share redemption price would have been $[•].

In order to exercise your redemption rights, you must, prior to [•] PM Eastern Time on [•], 2025 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your SPAC Public Shares for cash to Equiniti Trust Company, LLC, SPAC’s transfer agent, at the following address:

Equiniti Trust Company, LLC
55 Challenger Road
Ridgefield Park, NJ 07660
Email: SPACSUPPORT@equiniti.com

In your request to Equiniti Trust Company, LLC for redemption, you must also affirmatively certify if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of SPAC Common Stock; and deliver your SPAC Public Shares either physically or electronically through DTC to SPAC’s transfer agent at least two (2) business days before the Special Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is SPAC’s understanding that stockholders should generally allot at least two (2) weeks to obtain physical certificates from the transfer agent. However, SPAC does not have any control over this process and it may take longer than two (2) weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your SPAC Public Shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with SPAC’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to SPAC’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that SPAC’s transfer agent return the shares (physically or electronically). You may make such request by contacting SPAC’s transfer agent at the phone number or address listed above.

Prior to exercising redemption rights, SPAC Stockholders should verify the market price of SPAC Class A Common Stock as they may receive higher proceeds from the sale of their SPAC Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of SPAC Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in SPAC Class A Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of SPAC Class A Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of Holdings, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and SPAC does not consummate an initial business combination by May 15, 2025 (or a later date approved by SPAC Stockholders pursuant to the SPAC Charter), SPAC will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the SPAC Public Stockholders and the SPAC Public Warrants will expire worthless.

In connection with the IPO, the Sponsor and SPAC’s officers and directors agreed to waive any redemption rights with respect to any shares of SPAC Common Stock held by them in connection with the completion of the Business Combination. Such waivers are standard in transactions of this type and the Sponsor and SPAC’s officers and directors did not receive separate consideration for the waiver.

Appraisal and Dissenting Rights

No appraisal or dissenter’s rights are available to holders of shares of SPAC Common Stock or SPAC Warrants in connection with the Business Combination.

Proxy Solicitation

SPAC is soliciting proxies on behalf of the SPAC Board. This solicitation is being made by mail but also may be made by telephone, on the internet or in person. SPAC and its directors, officers and employees may also solicit proxies in person. SPAC will file with the SEC all scripts and other electronic communications as proxy soliciting materials. SPAC will bear the cost of the solicitation.

SPAC has hired Laurel Hill to assist in the proxy solicitation process. SPAC will pay Laurel Hill a fee of $8,500, plus disbursements of its expenses in connection with services relating to the Special Meeting.

SPAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. SPAC will reimburse them for their reasonable expenses in connection with such efforts.

Stock Ownership

As of the Record Date, the Sponsor beneficially owns an aggregate of 70.54% of the outstanding shares of SPAC Common Stock. The Sponsor has agreed to vote all of its Founder Shares and any SPAC Public Shares acquired by it in favor of the Business Combination Proposal. As of the date of this proxy statement/prospectus, the Sponsor has acquired [no] SPAC Public Shares.

As of the Record Date, the anchor investors beneficially own an aggregate of [•]% of the outstanding shares of SPAC Common Stock. The anchor investors have agreed to vote all of their Founder Shares and any SPAC Public Shares acquired by them in favor of the Business Combination Proposal.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Overview

SPAC’s stockholders are being asked to approve the Business Combination with the Company described in this proxy statement/prospectus, including (a) adopting the Merger Agreement and (b) approving the other transactions contemplated by the Merger Agreement and related agreements described in this proxy statement/prospectus. The discussion in this proxy statement/prospectus of the Business Combination and the principal terms of the Merger Agreement are subject to, and are qualified in their entirety by reference to, the Merger Agreement, Amendment No. 1, and Amendment No. 2, which are attached as Annex A, Annex A-1, and Annex A-2, respectively, to this proxy statement/prospectus.

You should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement. Please see the subsection entitled “The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement.

Pursuant to the Merger Agreement, we may consummate the Business Combination only if it is approved by the affirmative vote of holders of a majority of the issued and outstanding shares of SPAC Common Stock, voting together as a single class.

Merger Agreement

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in part by the underlying disclosure schedules (the “disclosure schedules”), which are not filed publicly, and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement as characterizations of the actual state of facts about SPAC, the Merger Subs, Lower Holdings, Holdings, the Company or any other matter.

On August 12, 2024, Integrated Rail entered into the Merger Agreement with Holdings, Lower Holdings, SPAC Merger Sub, Company Merger Sub, the Company and the Company Member Representative. Pursuant to the Meger Agreement, among other things, (i) SPAC Merger Sub will merge with and into SPAC, with SPAC continuing as the surviving entity and a wholly owned subsidiary of Holdings and (ii) Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity and a wholly owned subsidiary of Lower Holdings. Upon the consummation of the Business Combination, Holdings will become the public reporting company and will be renamed Integrated Rail & Resources Inc.

Further, at the Effective Time, by virtue of the Company Merger, and without any action on the part of any Party or any action on the part of the holders of securities of any Party: (i) each issued and outstanding Company Membership Interest (other than the Rollover Interests) shall be converted automatically into, and thereafter represent, the right to receive, and the holder of such Company Membership Interest shall be entitled to receive the Company Merger Consideration, as shall be set forth on a schedule to be delivered to SPAC by the Company at least five days prior to the Closing Date and (ii) all of the limited liability company interests of Company Merger Sub that are issued and outstanding immediately prior to the Effective Time shall thereupon be converted into and become one Surviving Company Unit.

By virtue of the SPAC Merger and without any action on the part of any Party or any action on the part of the holders of securities of any Party: (i) immediately prior to the Effective Time, every issued and outstanding SPAC Unit shall be automatically separated into one share of SPAC Class A Common Stock and one-half of one SPAC Public Warrant, in accordance with the terms of the applicable SPAC Unit; (ii) each share of SPAC Common Stock issued and outstanding as of the Effective Time shall, at the Effective Time, be converted automatically into and thereafter represent the right to receive one share of Holdings Common Stock of Holdings, following which all shares of SPAC Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist; (iii) at the Effective Time, (a) and pursuant to the SPAC Warrant Agreement, as amended by the Warrant Amendment, each issued and outstanding SPAC Public Warrant and SPAC Private Warrant shall be converted into one Holdings Public Warrant and one Holdings Private Warrant, respectively and such Holdings Warrants shall have and be subject to substantially the same terms and conditions set forth in the SPAC Warrant Agreement (and in the SPAC Private Warrants Purchase Agreement, in the case of the Holdings Private Warrants), except as set forth in the Warrant Amendment; (b) if there are any shares of capital stock of SPAC that are owned by SPAC as treasury shares, such shares shall be canceled and extinguished without any conversion thereof or consideration therefor; and (c) each share of common stock of SPAC Merger Sub outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of SPAC Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted, and such shares shall constitute the only outstanding shares of capital stock of SPAC Surviving Subsidiary.

Additionally, at the Effective Time, by virtue of the Mergers and without any action on the part of any Party or any action on the part of the holders of securities of any Party, all of the shares of Holdings issued and outstanding immediately prior to the Effective Time (other than the Company Common Stock Consideration) shall be canceled and extinguished without any conversion thereof or consideration therefor.

The Merger Agreement provides that immediately prior to the Closing, and pursuant to the Rollover Agreement to be entered into the Company Members and Holdings, the Company Members will contribute the Rollover Interests to Holdings in exchange for the Company Common Stock Consideration or, as applicable, the Company Member Redemption Consideration. The Company Merger Consideration shall be an amount in cash equal to (a) an Enterprise Value of $20 million, minus the Company Common Stock Consideration Amount of $8 million, minus (b) the Closing Company Indebtedness.

The Merger Agreement also includes a covenant that each of the Company, SPAC and Holdings shall use their commercially reasonable best efforts to enter into and consummate Financings, to the extent that the Available Closing Date Cash is not less than $44,000,000.

Representations and Warranties; Covenants

The Merger Agreement contains representations, warranties and covenants of the Parties that are customary for transactions of this nature. The representations and warranties of the Parties will not survive the Closing. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the Parties and are subject to important qualifications and limitations agreed to by the Parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the underlying disclosure schedules which are not filed publicly, and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the Parties rather than establishing matters as facts. The Company does not believe that these schedules contain information that is material to an investment decision. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates.

Conditions to Each Party’s Obligations

The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions by the Parties thereto, including, among others: (i) if applicable, the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (ii) the absence of any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions; (iii) the effectiveness of a Form S-4 registration statement filed with the SEC with respect to registration of the offer and sale Holdings Common Stock and Holdings Public Warrants to be issued in connection with the Business Combination; (iv) the approval by the stockholders of SPAC of certain proposals relating to the Merger Agreement and the Business Combination; (v) the execution of the Shell Commitment Agreement by the parties thereto; (vi) the Available Closing Date Cash being not less than $44,000,000; (vii) solely with respect to the Company, among others conditions: (a) certain representation and warranties of the Company being true and correct in all material respects, to applicable standards; (b) each of the agreements and covenants of the Company having been performed or complied with in all material respects; (c) the delivery by the Company to SPAC of a closing certificate; (d) irrevocable written consents of the Company Manager and the Requisite Members, in favor of the approval and adoption of the Merger Agreement and the Mergers and the other transactions contemplated by the Merger Agreement; and (e) the execution and delivery of certain Ancillary Agreements; and (viii) solely with respect to SPAC, among others conditions: (a) certain representation and warranties of SPAC being true and correct in all material respects, to applicable standards; (b) each of the agreements and covenants of SPAC having been performed or complied with in all material respects; (c) the delivery by SPAC to the Company of a closing certificate; (d) the execution and delivery of certain Ancillary Agreements; (e) receipt of approval for listing on the NYSE, NASDAQ, or NYSE American of Holdings Common Stock and Holdings Public Warrants; and (f) the resignation or removal of the officers and directors of SPAC.

Any party to the Merger Agreement may, at any time prior to the Closing Date, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive any of the terms or conditions of the Merger Agreement, including the conditions to closing set forth above, to the extent permitted by applicable laws and, in the case of SPAC, the SPAC Charter.

Termination

The Merger Agreement may be terminated at any time prior to the Closing, (i) by mutual written consent of the Company and SPAC; (ii) by either the Company or SPAC if the Effective Time shall not have occurred prior to December 31, 2024, provided that the Party seeking termination, either directly or indirectly through its Affiliates, is not in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a closing condition; (iii) by either the Company or SPAC if any governmental authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) that has become final and non-appealable and has the effect of making consummation of the Business Combination, including the Mergers, illegal or otherwise preventing or prohibiting consummation of the Business Combination; (iv) by SPAC if the Company shall have failed to deliver the PCAOB Financials to SPAC with sixty days after the date of the Merger Agreement; (v) subject to certain conditions and limitations set forth in the Merger Agreement, by SPAC upon a breach of any representation, warranty, covenant or agreement on the part of the Company and its subsidiaries set forth in the Merger Agreement, or if any representation or warranty of the Group Companies shall have become untrue; (vi) subject to certain conditions and limitations set forth in the Merger Agreement, by the Company upon a breach of any representation, warranty, covenant or agreement on the part of the SPAC Parties set forth in the Merger Agreement, or if any representation or warranty of the SPAC Parties shall have become untrue; or (vii) by written notice from either the Company or SPAC to the other if either the Written Consent or the SPAC Stockholder Approval is not obtained.

If the Merger Agreement is validly terminated, no party thereto will have any liability or any further obligation to any other party under the Merger Agreement, with certain limited exceptions, including liability for any intentional and willful breach of the Merger Agreement.

Certain Agreements Related to the Business Combination

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to or in connection with the transactions contemplated by the Merger Agreement, which are referred to as the “Ancillary Agreements,” but does not purport to describe all of the terms thereof. The descriptions below are qualified by reference to the actual text of these agreements. Copies of the Sponsor Support Agreement, Amendment to Sponsor Support Agreement, Company Support Agreement, Registration Rights Agreement and the Warrant Amendment are attached hereto as Annex F, Annex F-1, Annex G, Annex H and Annex E, respectively. You are encouraged to read the Ancillary Agreements in their entirety.

Sponsor Support Agreement

Concurrently with the execution and delivery of the Merger Agreement, SPAC, Holdings and the Sponsor entered into the Sponsor Support Agreement, pursuant to which, among other things, the Sponsor agreed to: (i) appear at the Special Meeting and vote all of its shares of SPAC Common Stock, including any such shares acquired after execution of the Sponsor Support Agreement, in favor of the Merger Agreement and any other Transactions contemplated thereby, (ii) certain transfer restrictions with respect to its shares of SPAC Common Stock, (iii) use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to consummate the Mergers and the other Transactions on the terms and subject to the conditions applicable thereto and shall not take any action that would reasonably be expected to materially delay or prevent the satisfaction of any of the conditions to the Mergers and the Transactions, and (iv) not redeem any of its shares of SPAC Common Stock, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.

Company Support Agreement

Concurrently with the execution and delivery of the Merger Agreement, SPAC, the Company and the Company Members entered into the Company Support Agreement, pursuant to which, among other things, each Company Member agreed to: (i) at any meeting of the Company Members or in connection with any written consent of the Company Members in which a vote, consent or other approval with respect to the Merger Agreement, any other Ancillary Agreement, the Mergers, or any other Transactions sought, appear and vote all of their Company Membership Interests, including any such interests acquired after execution of the Company Support Agreement, in favor of the Merger Agreement and any other Transactions contemplated thereby, (ii) certain transfer restrictions with respect to its shares of SPAC Common Stock, (iii) certain solicitation restrictions with respect to any Acquisition Transaction (as defined in the Company Support Agreement), (iv) use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to consummate the Mergers and the other Transactions on the terms and subject to the conditions applicable thereto and shall not take any action that would reasonably be expected to materially delay or prevent the satisfaction of any of the conditions to the Mergers and the Transactions, and (v) waive appraisal and dissenters’ rights, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.

Registration Rights Agreement

In connection with, and as a condition to the consummation of the Business Combination, Holdings, Sponsor, and certain Company Members will enter into a registration rights agreement in customary form and substance satisfactory to the parties thereto, pursuant to which, among other things, Holdings will agree to provide certain Company Members with certain rights relating to the registration for resale of the Holdings securities that they will receive in connection with the Mergers.

Warrant Amendment

In connection with SPAC Merger, Holdings, SPAC, and the transfer agent for the SPAC Warrants will enter into an amendment to the SPAC Warrant Agreement, substantially in the form of Annex E, which will govern the terms and conditions of the Holdings Warrants. Pursuant to the Warrant Amendment, SPAC will assign all of its right, title and interest in and to the Warrant Agreement to Holdings. The Warrant Amendment also amends the SPAC Warrant Agreement such that, among other things, (i) all references to SPAC in the Warrant Agreement (including all exhibits thereto) shall be references to Holdings; and (ii) all references to “Common Stock” in the Warrant Agreement (including all exhibits thereto) shall be references to shares of Holdings Common Stock. The Warrant Amendment also amends the notice provisions of the Warrant Agreement to contemplate notice to Holdings under such agreement.

From and after the Effective Time, each Holdings Warrant will entitle the registered holder to purchase one share of Holdings Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of [•] days after the completion of the Business Combination, except as described below.

See “Description of Holdings Capital Stock — Warrants” for a further description of the Warrant Amendment.

THE BUSINESS COMBINATION

Background of the Business Combination

SPAC is a blank check company incorporated under the laws of Delaware on March 12, 2021. SPAC was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. The Business Combination is the result of an extensive search by SPAC’s management team, including the SPAC Board, leveraging their individual and collective networks and investing and operating experience. The terms of the Merger Agreement are the result of extensive discussions and negotiations between representatives of SPAC and the Company. The following provides a brief background of these discussions and negotiations, the Business Combination and related transactions.

Prior to the consummation of the IPO on November 16, 2021, neither SPAC nor anyone on its behalf, had contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with the Company.

The following chronology summarizes the key meetings and events that led to the signing of the definitive merger agreement and certain ancillary documents but does not purport to catalogue every conversation among representatives of SPAC, the Company and other parties.

After the IPO, SPAC’s officers and directors commenced an active search for prospective businesses and assets to acquire in the natural resources and infrastructure industries. In connection with the evaluating potential business combinations, members of SPAC’s management contacted and were contacted by, a number of individuals, entities, investment banks and private equity funds with respect to potential business combination opportunities. During this process:

•        We identified and conducted preliminary screening of 35+ potential acquisition target companies;

•        Preliminary screening resulted in 10+ companies that could be potential de-SPAC targets based on business model, team background, scalability and application. SPAC executed non-disclosure agreements with many of these companies to gather further information on these companies once their datarooms became available.

•        Upon having an executed non-disclosure agreement in place, SPAC held introductory calls with the management of these companies wherein SPAC obtained an understanding of the respective capital requirements of these companies and understanding on how SPAC could play a role.

•        Following the introductory call with the companies’ management, companies provided dataroom access for SPAC to conduct a deep dive analysis into each of these companies. SPAC conducted its quantitative diligence on these companies including meetings with the senior management of the companies and their respective advisors to assess and review their respective business plans, financial projections and assumptions, their underlying opportunities and risks, historical and expected financial performance, macroeconomic trends impacting the business and operating industry, competitive positioning, track record of the senior management team, potential impact from trends in the overall economy and industry, regulatory environment and benefits/challenges related to such company engaging in a potential de- SPAC transaction with SPAC to become a public company.

•        The above analysis resulted in Integrated Rail issuing letters of intent (“LOI”) to three potential target companies before they issued a letter of intent to TSII.

Potential Target Companies

Target A:    In 2022 SPAC signed a non-disclosure agreement with an oil and gas exploration and production company (“Target A”). Target A was backed by several institutional investors and was led by a structured and experienced leadership team. After meeting with the management team and reviewing information in their dataroom, SPAC sent Target A a non-binding indication of interest. After several negotiations with the management and ownership group, SPAC executed the LOI with Target A. After several months of negotiating the binding business combination agreement, the SPAC and Target A management teams decided that it would be best for both parties to pursue different transactions due to disagreements over deal economics and certain other deal terms.

Target B:    Alongside Target A, SPAC initiated discussions with an infrastructure company that SPAC planned to integrate Target A with (“Target B”). SPAC management signed a three-way non-disclosure agreement by and among SPAC, Target A and Target B, and subsequently all parties were given dataroom access for further analysis. Subsequently, SPAC submitted a LOI to Target B and initiated further discussions with Target B’s management to assess their capital requirements and understand their growth plans. After several negotiations, the management teams executed a LOI with Target B’s management for a minority ownership position in the company. However, after it was apparent that the transaction with Target A would not come to fruition, the LOI with Target B was adjusted for complete ownership. As SPAC and Target B’s management negotiated the binding agreement between them, a key component of Target B’s business was challenged in the U.S. court system, adding additional risk to the transaction. After careful consideration at the management and board level, SPAC decided to terminate the conversation and LOI with Target B.

Target C:    In 2023, SPAC initiated discussions with an Appalachian based coal mining company (“Target C”). After the execution of a non-disclosure agreement with Target C, SPAC was able to have conversations with the Management team and access sensitive company information. After months of detailed analysis, SPAC presented Target C with a non-binding letter of intent. SPAC management and Target C management were near agreement when an adverse event occurred hurting the business operations for the Target. At that time, both parties agreed that it would be best to end business combination conversations.

Change in Sponsor and SPAC Management

In November 2022, Rio Grande Pacific Corporation withdrew as a member of the Sponsor, and their management team withdrew from their respective management and board positions. Subsequently, DHIP NRI Management Partners, LLC was appointed as the sole managing member of the Sponsor. Additionally, on November 21, 2022, the Board approved resolutions: (i) decreasing the size of the Board from seven directors to five directors, (ii) appointing (a) Mark A. Michel as Chief Executive Officer and Chairman of the Board of Directors and (b) Timothy J. Fisher as Vice Chairman of the Board of Directors, President and Chief Financial Officer, and (iii) appointing each of Ronald C. Copley and Jason C. Reeves as a director, in each case effective as of November 30, 2022. Following their appointment to the Board, Ronald C. Copley and Jason C. Reeves began serving as members of SPAC’s Audit Committee, Nominating and Corporate Governance Committee and the Compensation Committee.

Negotiations with Tar Sands Holdings II, LLC

SPAC was introduced to TSII in February 2024 through Jason Demers. Shortly after the introduction, SPAC and TSII executed a non-disclosure agreement and SPAC was granted access to TSII’s virtual dataroom.

On March 11, 2024 SPAC’s securities were delisted from the NYSE and effective as of March 12, 2024, the Company’s securities were available for trading in the over-the-counter (OTC Pink) market. This did not have any effect on SPAC’s negotiations with TSII.

In April and May of 2024, SPAC management performed detailed analysis on TSII, the state of its current assets, and their potential to arrive at a total enterprise value of $20 million. One key factor that SPAC management considered when arriving to that valuation was to assess the status of other similar assets and companies.

On May 30, 2024, the SPAC Board and management, including Messrs. Michel and Fisher, and certain of its advisors, including Messrs. Demers, Humphrey, DiPaolo and Lane, met to discuss the contemplated transaction with TSII, including detailed conversations on the merits and benefits of the deal to shareholders. The Board also discussed the risks and costs associated with the drafting and execution of a business combination agreement. The Board then voted to approve the execution of a non-binding LOI for a business combination with TSII.

In May 2024, representatives of SPAC, including Messrs. Michel and Demers, and representatives from TSII, including Brent Andrewsen, discussed terms of a potential transactions, including (i) the structure of a potential business combination, (ii) the potential for SPAC to provide for all the consideration in cash at Closing, (iii) whether any rollover equity was desirable, (iv) to the extent any equity is used as consideration, the potential for TSII’s equity to be purchased in the future, and (v) the preference that SPAC obtain a written agreement with an oil producer at Closing. Representatives from SPAC and TSII also discussed the amount of SPAC’s cash on hand and the minimum amounts that needed to be raised to ensure that SPAC could make the Facility operational after Closing. TSII did not consider an initial public offering or other strategic transaction because the goal was to divest the Facility. Also in

May 2024, TSII and its advisors discussed the benefits of the business combination, including obtaining cash at closing and the detriments of the business combination, namely the lack of full liquidity at Closing and that the equity holder of TSII will be losing control of the company.

On May 31, 2024, SPAC and TSII signed a non-binding LOI, which contained the following material transaction terms:

•        SPAC will acquire 100% of the outstanding equity of TSII for a purchase price of $20 million;

•        SPAC will raise approximately $25 million in capital to be used to fund the purchase price, fund capital expenditures and for general and administrative expenses;

•        As soon as practicable after signing the Merger Agreement, SPAC will file the registration/proxy statement with the SEC, which will contain audited financial statements of TSII;

•        The post-Closing entity will use commercially reasonable efforts to file a registration statement to register the resale of the PIPE shares and SPAC warrants within 60 days of Closing;

•        The surviving company will have an equity incentive plan with terms being memorialized in the Merger Agreement;

•        At Closing, the board of directors of the post-Closing entity will consist of five directors;

•        Customary closing conditions; and

•        A 90-day exclusivity period.

On June 10, 2024, we established a standing weekly call between SPAC Board and management, including Messrs. Michel and Fisher, and certain of its advisors, including Messrs. Demers, Humphrey, DiPaolo and Lane, TSII, and TSII’s advisors, for every Monday. The primary objectives of this call were to introduce the relevant advisors and discuss next steps to discuss the status of the transaction. During these calls, SPAC’s third-party subject matter experts supported and advised management on assessing TSII as a potential target for a business combination, including experts to conduct due diligence on TSII’s property portfolio and regulatory and scientific matters related to the company.

On June 10, 2024, SPAC engaged Jones & DeMille Engineering (“J&D”) to review TSII’s assets.

On June 27, 2024, J&D delivered a detailed analysis on TSII’s permits and assets.

On July 18, 2024, SPAC engaged Winston as its US legal counsel for the proposed transaction with TSII and sent Winston the initial draft of the Merger Agreement, prepared by HH, counsel to TSII.

Between July 18, 2024 and August 12, 2024, SPAC management along with Winston and SPAC’s other advisors worked to negotiate and revise the initial draft of the Merger Agreement, while the SPAC Board continued discussions with TSII regarding the merits of a business combination between the parties. Management discussed the terms within the Merger Agreement, the risks associated with TSII and with pursuing a transaction with them, the potential economic benefit to all shareholders, and operational plans with the SPAC Board. Further, Winston obtained access to TSII’s virtual data room and spent time reviewing uploads to the dataroom and responses to Winston’s due diligence requests.

On July 21, 2024, Winston prepared a material issues list in respect of TSII’s initial draft of the Merger Agreement, prepared by HH.

On July 23, 2024, Winston circulated the material issues list to HH and sought availability for a kickoff call and material issue list discussion.

On July 25, 2024, Winston coordinated a kickoff and material issues list call with HH to discuss the issues list and process for finalizing the Merger Agreement and each of the schedules, exhibits and ancillary documents related thereto. Following the call, Winston coordinate with SPAC on HH’s responses to the items listed on the material issues list and revised the Merger Agreement accordingly.

On July 29, 2024, Winston prepared for and attended a phone conference with SPAC management regarding the entities required to be formed for purposes of the business combination contemplated by the Merger Agreement and coordinate with Winston tax counsel regarding tax comments to the Merger Agreement, material issues list and in respect of the formation of the new merger vehicles.

On July 30, 2024, Winston circulated an initial draft due diligence request list to the SPAC team for review. Subsequently, the diligence request list was circulated to HH for review and response by TSII and HH, as applicable.

On July 31, 2024, Winston and HH attended a follow up phone conference to discuss the results of their conversations with their respective clients in respect of commercial Merger Agreement issues and other material issues contained in the Merger Agreement. Subsequently, the SPAC team circulated an initial draft of the Merger Agreement signing press release for Winston’s review.

On August 1, 2024, the SPAC and Winston teams circulated comments to the anticipated Merger Agreement signing press release.

On August 2, 2024, the SPAC team forwarded the working draft of the term sheet related to the Shell Commitment Agreement to Winston for review and comment.

On August 2, 2024, Winston received and reviewed customary lien search results for SPAC, in respect of liens and judgments.

On August 3, 2024, Winston’s tax team provided comments to the Merger Agreement in anticipation of finalization and execution.

On August 5, 2024, Winston prepared and circulated near final versions of the company and sponsor support agreements, ancillary to the Merger Agreement.

On August 6, 2024, the SPAC team and Winston coordinated in respect of a press release addressing the anticipated extension of SPAC. Subsequently, the Winston team received a revised draft of the Merger Agreement from HH for review.

On August 7, 2024, the SPAC and Winston teams prepared for and attend a phone conference in respect of the terms of the Shell Commitment Agreement LOI.

On August 7, 2024, Winston received an initial draft of TSII’s disclosure schedules to the Merger Agreement from the HH team.

Between August 7, 2024 and August 12, 2024, Winston and HH exchanged drafts of the Merger Agreement, disclosure schedules thereto, and company and sponsor support agreements related thereto.

On August 7, 2024, Winston reviewed a proposed draft press release prepared by SPAC and circulated a proposed draft of the Merger Agreement signing Form 8-K.

On August 12, 2024, the SPAC Board unanimously voted to approve the execution of the Merger Agreement and the transactions contemplated thereby.

On August 12, 2024, SPAC and TSII executed the Merger Agreement.

On October 21, 2024, we filed a definitive proxy statement with the SEC in connection with the November 2024 Extension Meeting, to be held on November 12, 2024, at which we will propose an amendment to the SPAC Charter to extend the date by which the Company must consummate an initial business combination, from the termination date of November 15, 2024 to December 15, 2024, and to allow SPAC, without another stockholder vote, to further extend the termination date on a monthly basis up to five additional times by an additional one month each time, up to May 15, 2025.

On November 8, 2024, we entered into that certain Amendment to and Waiver of the Merger Agreement (the “Amendment No. 1”), pursuant to which the parties agreed, among other things, to amend the Merger Agreement to (a) replace the SPAC Parties as follows: (i) Uinta Integrated Infrastructure Inc. (“Legacy Holdings”) will be replaced by Holdings; (ii) Uinta Integrated Infrastructure Holdings, Inc. will be replaced by Lower Holdings; (iii) RR Integration Merger Co. will be replaced by SPAC Merger Sub; and (iv) RRG Merger LLC will be replaced by Company Merger

Sub, (b) permit the amendment of the SPAC Charter to accommodate the potential conversion of the SPAC Class B Common Stock to an equal number of SPAC Class A Common Stock at the option of the holders of a majority of the Class B Common Stock, and (c) waive any representations or interim covenants otherwise breached by transactions contemplated by Amendment No. 1. Concurrently, we entered into an Amendment to Sponsor Support Agreement (the “Amendment to Sponsor Support Agreement”), pursuant to which the parties agreed, among other things, to replace Legacy Holdings with Holdings as a party to the Sponsor Support Agreement.

On November 11, 2024, we published a press release, postponing the November 2024 Extension Meeting to Thursday, November 14, 2024 at 10:00 am Eastern Time in furtherance of our ongoing business objectives and the proposed business combination with TSII.

On November 13, 2024, SPAC filed, with the unanimous consent of its Board and the consent a majority of the holders of SPAC Class B Common Stock, the Class B Charter Amendment, providing for the Class B Conversion Option. On November 13, 2024, (i) the holders of a majority of the Class B Common Stock delivered a written consent to the Board, exercising the Class B Conversion Option; (ii) with the unanimous consent of the Board, SPAC instructed its transfer agent to initiate the conversion of all issued and outstanding shares of Class B Common Stock, on a one-for-one basis, into shares of Class A Common Stock; and (iii) an aggregate of 5,750,000 shares of Class B Common Stock were converted into 5,750,000 shares of Class A Common Stock.

On November 14, 2024, SPAC the November 2024 Extension Meeting, whereby the SPAC Stockholders approved the November 2024 Extension Amendment Proposal to adopt the November 2024 Extension Amendment to extend the Deadline Date from November 15, 2024 to December 15, 2024, by depositing (or causing to be deposited) into the Trust Account an Extension Payment on or prior to November 15, 2024, and to allow SPAC, without another stockholder vote, to further extend the Deadline Date on a monthly basis up to five (5) times by an additional one (1) month each time after December 15, 2024 or later extended Deadline Date, by resolution of the Board, if requested by the Sponsor, upon five days’ advance notice prior to the applicable Deadline Date, until May 15, 2025, or a total of up to six (6) months after November 15, 2024, by depositing (or causing to be deposited) into the Trust Account $50,000 for each additional one-month extension on or prior to each applicable Deadline Date, unless the closing of an initial Business Combination shall have occurred prior thereto. As a result of the approval of the November 2024 Extension Amendment Proposal, the Sponsor will make an Extension Payment into the Trust Account on each applicable Deadline Date.

In connection with the November 2024 Redemptions, stockholders of [      ] Class A Common Stock of SPAC exercised their right to redeem such shares for a pro rata portion of the funds held in the Trust Account. As a result, approximately $[            ] (approximately $[•] per share) was removed from the Trust Account to pay such holders and approximately $[            ] remained in the Trust Account. Following the November 2024 Redemptions, SPAC had [            ] shares of Class A Common Stock outstanding.

On November 14, 2024, SPAC exercised its first extension by depositing $50,000 into the Trust Account to extend the Deadline Date from November 15, 2024 to December 15, 2024. On December 14, 2024 and January 14, 2025, SPAC exercised its extension options by depositing $50,000 into the Trust Account to extend the Deadline Date to February 15, 2025. As of the date of this proxy statement/prospectus, an aggregate of $5,603,224 was deposited into the Trust Account to extend the Deadline Date.

Second Amendment to Merger Agreement

On December 31, 2024, we entered into that certain Second Amendment to Agreement and Plan of Merger (the “Amendment No. 2”) pursuant to which the parties agreed to amend the Merger Agreement to extend the date by which the Company must consummate an initial business combination, from the current termination date of December 15, 2024 to May 15, 2025, subject to the terms therein.

The parties have continued and expect to continue regular discussions regarding the execution and timing of the Business Combination and to take all requisite corporate actions to advance towards the closing of the Business Combination.

SPAC Board’s Reasons for the Approval of the Business Combination

On August 12, 2024, the Merger Agreement was executed by the parties thereto. In reaching its decision, the SPAC Board (i) determined that the Business Combination was advisable to and in the best interests of SPAC and its stockholders, (ii) unanimously approved the Merger Agreement and the transactions contemplated thereby (including the Business Combination), and (iii) recommended that SPAC Stockholders approve the Merger Agreement and the transactions contemplated thereby (including the Business Combination).

The due diligence conducted by SPAC’s management and materials received included:

•        SPAC’s management had numerous meetings with TSII, as detailed above, regarding, among other customary due diligence matters, TSII’s facility, land leasing operations, market access and distribution, financials, competitors and plans;

•        A review of TSII’s material contracts and other documentation, including but not limited to those relating land leases, remaining reserve available to recover and other commercial and legal matters;

•        A review of TSII’s financial statements and internal reports;

•        A review of other infrastructure and refining companies operating in the same or similar market as TSII; and

•        A review of industry trends in the energy markets and a historical comparison of similar business combinations.

The SPAC Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the SPAC Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual directors may have given different weight to different factors. This explanation of SPAC Board’s reasons for the Business Combination and all other information presented in this section is forward-looking. Therefore, you should read this explanation in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

In the prospectus for the IPO, SPAC identified the following general criteria and guidelines that SPAC believed would be important in evaluating prospective target businesses, indicating that SPAC intended to acquire one or more business that SPAC believed to have one or more of the following characteristics:

•        Stranded Assets.    We intend to identify bulk commodity producers, or transportation service providers, that through integration between production and transportation functions, and integration of management expertise and knowledge, will unlock stranded or underutilized production and transportation assets. We intend to pursue business combination opportunities within the railroad and bulk commodity sectors to achieve integrated efficiencies and market leverage not available to these companies acting independently. If we vertically integrate this market, we believe it will allow us to lock in the value of the complete commodity supply chain, achieve market leverage, and provide commodity consumers with guaranteed sourcing and logistics solutions. This in turn reduces their market exposure and enables them to provide long-term take-or-pay contracts at terms attractive to our company.

•        Control of Undervalued Commodity Assets.    We believe certain producers of bulk commodities, such as grains and vegetable oils, mineral and metallic ores and concentrates, energy fuels, biofuels, cement and aggregates, and other goods and commodities essential to modern economies, are undervalued for one or more of the following reasons: the producer’s lack of cost-effective transport to market, the difficult and lengthy regulatory process to permit and license new production and transportation assets, and the market not appreciating the limited supply of the producer’s bulk commodities or the increase in demand for bulk commodities that we believe will occur in the developing world as it seeks to modernize. We believe most market analysis unduly discounts the potential for development and demand for commodities among the 82 percent of the world’s population that lives in countries classified by the United Nations as Medium or Low Human Development.

•        Emissions Profiles that Enable Governments to Meet Carbon Emission Reduction Goals.    Railroads emit 1.5 to 5 times less greenhouse gas emissions than trucks, according to the U.S. Environmental Protection Agency. We believe demand for railroad services, and railroad pricing power, will increase substantially as North American governments either institute carbon taxation schemes, carbon emissions reduction schemes, or make direct investment into freight and passenger railroad infrastructure in order to reduce reliance on trucks and privately owned internal-combustion engine vehicles. We also believe demand for certain fossil fuels will grow during transition to zero-net carbon emissions infrastructure and transportation, because they offer significantly reduced carbon and other deleterious emissions per unit of transportation output or heating output, compared to existing sources. In particular, we believe demand for natural gas and crude oils with low or near-zero sulfur and metals content will supplant or eliminate coal and crude oils with high sulfur and metals content in world markets.

•        Control of Commodity Assets or Transportation Services for Commodity Producers with Exceptional Growth Potential.    Demand for bulk commodities including copper, nickel, lithium, rare earths, and other metals and non-metallic minerals essential to electric vehicles, electrical power generation, and electrical power transmission is expected to grow at least 5-fold by 2050, according to the World Bank, and as much as 10-fold according to industry news sources including mining.com. We believe that demand growth will include pricing power both for commodity producers as well as transportation providers, particularly because railroad transportation of bulk commodities is not readily replaced by truck, and because we believe regulatory constraints on pipeline construction and replacement will become increasingly onerous.

•        Significant Barriers to Entry.    We intend to target businesses or assets where new entrants are constrained by lengthy, complicated, or expensive barriers to entry, such as environmental clearances and permits, linear right-of-way acquisition, public lands entry, or market dominance regulations. In particular, railroads cannot readily be replicated, expansion into new markets is difficult and onerous for large railroad companies, and permitting of resource extraction on federal, tribal, or state lands is lengthy and complex.

•        Attractive Unit Economics.    We intend to target businesses or assets that may not necessarily be profitable at their current production or output levels, but show strong potential to achieve economies of scale in the near future. In particular, we intend to target bulk commodity production companies that we believe will be able to achieve dramatic reduction in unit costs by removing takeaway constraints, and transportation service providers that we believe will be able to achieve dramatic improvement in economies of scale through planning, marketing, and capital investment synergies in coordination with their major customers.

In considering the Business Combination, the SPAC Board concluded that the Company substantially met one or more the above criteria. In particular, the SPAC Board considered the following positive factors:

•        Potential to Grow.    We believe that the redevelopment of TSII aligns well with our goal to prioritize businesses that integrate natural resources and infrastructure. We believe TSII is well positioned in the geographical market area. With our lead supplier and customer, we believe TSII will operate in a market ripe for our products. Furthermore, our strategic collaborations with our supplier and customer and their focus on staying at the forefront of Mountain West energy market. Through the Business Combination with TSII, we can leverage its assets to address significant unmet needs in the energy market. TSII’s portfolio of highly promising assets, market positioning, and strategic vision to become a global leader make it an ideal candidate for an acquisition within the market.

•        High Revenue Potential.    The SPAC Board believes that TSII’s growth potential is backed by a growing Utah energy market. Additionally, the SPAC Board believes that the presence of multiple new natural resources companies within Utah’s Uinta Basin, will position the go-forward company where it can cost-effectively process the resources.

•        Efficient Use of Capital to Meet Growth Objectives.    The SPAC Board believes that TSII is positioned such that the utilization of additional capital can propel the next stage of development. This belief comes from the SPAC Board’s due diligence assessing TSII’s assets and market position, and understanding of how additional capital, in connection with successful re-start of assets, will translate into investor returns over the long-term.

•        Attractive Valuation.    The SPAC Board believes that TSII is currently available at a fair value (based upon the current enterprise values of comparable public companies with similar technologies).

•        Public Market Readiness.    The SPAC Board believes that TSII is well-positioned to be a public company, specifically with respect to its size and the scalability of its assets. Additionally, the SPAC Board expects that public market investors will understand and value TSII and its potential as a business. The SPAC Board believes that we have appropriate and effective plans to implement the governance measurers and financial systems and controls required by the public markets.

In making the recommendation, in addition to the various other risks associated with the business of TSII, as described in the section titled “Risk Factors” appearing elsewhere in this proxy statement/prospectus, the SPAC Board also considered, among other things, the following potential deterrents to the Business Combination:

•        Macroeconomic uncertainty, including with respect to global and national supply chains, and the effects they could have on TSII’s revenues and financial performance.

•        The risk that we may not be able to execute on our business plan and realize its anticipated financial performance.

•        The Company is subject to continuing regulatory compliance, which could result in negative effects on TSII if the regulatory environment changes or TSII fails to comply with regulatory requirements.

•        The pending U.S. election could present new challenges for the business relative to shifting political, social and economic interests towards alternative energy sources.

•        The risks and costs to SPAC if the Business Combination is not completed, including the risk of diverting management’s focus and resources from other businesses combination opportunities, which could result in SPAC being unable to effect a business combination within the completion window, which would require SPAC to liquidate.

•        The risk that SPAC’s stockholders may object to and challenge the Business Combination and take action that may prevent or delay the closing, including by voting against the Business Combination Proposal.

•        The terms of the Merger Agreement provide that SPAC will not have any surviving remedies against TSII or its equityholders after the closing to recover for losses as a result of any inaccuracies or breaches of TSII’s representations, warranties, or covenants set forth in the Merger Agreement.

•        The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected time frame.

•        The fees and expenses associated with completing the Business Combination will be significant.

•        Single customer concentration risk.

•        The potential that a significant number of SPAC’s stockholders may elect to redeem their shares prior to the consummation of the Business Combination, which would reduce the amount of cash available following the closing.

•        The challenges associated with preparing TSII for the applicable disclosure and Nasdaq listing requirements.

•        TSII will require additional capital to complete the re-start of its assets. No assurance can be given that such additional capital will be available on terms acceptable to TSII, if at all. If we are unable to raise capital when needed or on acceptable terms, TSII could be forced to delay, reduce, or eliminate its planned development programs or any future commercialization efforts.

•        Safety risks associated with the operation of TSII’s assets.

The SPAC Board concluded that these risks could be managed or mitigated by the Company or were unlikely to have a material impact on the Business Combination or Holdings, and that, overall, the potentially negative factors or risks associated with the Business Combination were outweighed by the potential benefits of the Business Combination to SPAC and its shareholders. The SPAC Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

The SPAC Board took into account the consideration to be paid for TSII when recommending the Business Combination. The SPAC Board believes this transaction is in the best interests of SPAC Stockholders in that it provides an attractive risk-adjusted rate of return through its partnership with an investment-grade counterparty (STUSCO). The SPAC Board believes that the valuation of the Company’s assets are reasonable, and that the risks associated with re-starting refining operations can be managed effectively. Additionally, the volume of P1 reserves are significant, and provide additional downside protection to the SPAC Stockholders. Additionally, SPAC Board believes this transaction will create a platform entity for further expansion opportunities, either through organic growth or additional acquisitions in the resource sector.

The foregoing discussion of the material factors considered by the SPAC Board is not intended to be exhaustive, but does set forth the principal factors considered by the SPAC Board.

Interests of SPAC’s Directors and Officers in the Business Combination

When considering the SPAC Board’s recommendation to vote in favor of approving the Business Combination Proposal, the Organizational Documents Proposal, the Advisory Governance Proposals, the Election of Directors Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and, if presented, the Adjournment Proposal, SPAC Stockholders should keep in mind that the Sponsor and SPAC’s directors and executive officers, have interests in such Proposals that are different from, or in addition to (and which may conflict with), those of the SPAC Stockholders. SPAC’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, in recommending to SPAC Stockholders that they approve the Business Combination and in agreeing to vote their shares in favor of the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the interests listed below:

•        The SPAC Charter provides that the doctrine of corporate opportunity will not apply with respect to SPAC or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the SPAC Charter or in the future, and SPAC renounces any expectancy that any of the directors or officers of SPAC will offer any such corporate opportunity of which he or she may become aware to SPAC, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of SPAC with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of SPAC and (i) such opportunity is one SPAC is legally and contractually permitted to undertake and would otherwise be reasonable for SPAC to pursue and (ii) the director or officer is permitted to refer that opportunity to SPAC without violating any legal obligation;

•        unless SPAC consummates an initial business combination, SPAC’s officers and directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them on behalf of SPAC to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•        the SPAC Private Warrants purchased by the Sponsor for $9,400,000 will be worthless if an initial business combination is not consummated;

•        the Sponsor has agreed that the SPAC Private Warrants, and all of their underlying securities, will not be sold or transferred by it until 30 days after SPAC has completed a business combination, subject to limited exceptions;

•        the fact that Sponsor originally paid $25,000, or approximately $0.003 per share, for its Founder Shares (of which it currently holds 4,234,840), which such Sponsor Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $[            ], based on the last available sale price of SPAC Class A Common Stock as of [•], 2025, and that such shares will be worthless if the Business Combination is not consummated and that the Sponsor and its affiliates can earn a positive rate of return on their investment even if SPAC Public Stockholders experience a negative return following the consummation of the Business Combination;

•        the fact that if the Business Combination or another initial business combination is not consummated by the Final Redemption Date, SPAC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding SPAC Class A Common Stock for cash and liquidating. In such event, the SPAC Common Stock held by the Sponsor and SPAC’s directors and officers, which were acquired for an aggregate purchase price of approximately $25,000 prior to the initial public offering, would be worthless because the Sponsor and SPAC’s directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any SPAC Common Stock (other than public shares) held by them if SPAC fails to complete an initial business combination by the Final Redemption Date. Such shares had an aggregate market value of approximately $[            ], based upon the last available sale price of $10.01 per share as of February 4, 2025. As a result of waiving liquidating distributions, if SPAC fails to complete an initial business combination by the Final Redemption Date, the Sponsor will lose $9,400,000 for the purchase of the SPAC Private Warrants, and $25,000 for the purchase of the Founder Shares;

•        the fact that Sponsor has agreed, for no consideration, not to redeem any of the Sponsor Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•        if SPAC does not complete an initial business combination by May 15, 2025 (or a later date approved by SPAC Stockholders pursuant to the SPAC Charter), the proceeds from the sale of the SPAC Private Warrants of $9,400,000, will be included in the liquidating distribution to SPAC Public Stockholders and the SPAC Private Warrants will expire worthless;

•        the Sponsor has agreed that it will be liable to SPAC if and to the extent any claims by a third party for services rendered or products sold to SPAC, or a prospective target business with which SPAC has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per SPAC Class A Common Stock and (ii) the actual amount per SPAC Class A Common Stock held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

•        the fact that the Sponsor has made outstanding loans to SPAC in the aggregate amount of $[•] as of the date of this proxy statement/prospectus, which amount the Sponsor will lose to the extent that SPAC is unable to repay such loans if the amount of such loans exceeds the amount of available proceeds not deposited in the Trust Account if an initial business combination is not completed;

•        the fact that, in connection with various extensions of the deadline by which SPAC must complete an initial business combination, the Sponsor has deposited an aggregate of $5,603,224 into the Trust Account, as of the date of this proxy statement/prospectus, in exchange for non-interest bearing, unsecured promissory notes issued by SPAC to the Sponsor that will not be repaid in the event that SPAC is unable to close a business combination unless there are funds available outside the Trust Account to do so;

•        the fact that if SPAC is unable to complete a business combination within the required time period, the aggregate dollar amount of non-reimbursable funds the Sponsor and its affiliates have at risk that depends on completion of a business combination is $17.24 million, composed of (i) $25,000, representing the aggregate purchase price paid for the SPAC Class B Common Stock, (ii) $9,400,000, representing the aggregate purchase price paid for SPAC Private Warrants, (iii) $1,750,000 of out-of-pocket expenses for working capital and general corporate purposes and (iv) $6,090,000, representing the outstanding loans to SPAC made by the Sponsor as of February 1, 2025, which is comprised of $486,776 of unpaid expenses incurred by the Sponsor and SPAC’s officers and directors and their affiliates in connection with the Administrative Services Agreement as of the date hereof, and $5,603,224, representing the funds that the Sponsor has deposited into the Trust Account, as of February 1, 2025, in connection with various extensions of the Deadline Date;

•        the fact that SPAC’s existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the Business Combination and pursuant to the Merger Agreement; and

•        the fact that Ronald C. Copley and Jason C. Reeves, current directors of SPAC, will join the Holdings Board upon completion of the Business Combination.

The existence of the interests described above may result in a conflict of interest on the part of SPAC’s officers and directors in entering into the Merger Agreement and making their recommendation that you vote in favor of the approval of the Business Combination. In particular, the existence of the interests described above may incentivize SPAC’s officers and directors to complete an initial business combination, even if on terms less favorable to the SPAC Stockholders compared to liquidating SPAC, because, among other things, if SPAC is liquidated without completing an initial business combination, the Sponsor Founder Shares and SPAC Private Warrants would be worthless (which, if unrestricted and freely tradable, would be worth an aggregate of approximately $[______], based on the last available sale price of SPAC Class A Common Stock as of [________, 2025]), and out-of-pocket expenses advanced by the Sponsor and loans made by the Sponsor to SPAC would not be repaid to the extent such amounts exceed cash held by SPAC outside of the Trust Account (which such expenses and loans, as of the date of this proxy statement/prospectus, amounted to $6.09 million).

Summary of Fairness Opinion

SPAC retained Stout to provide a fairness opinion in connection with the Business Combination prior to the Closing. Stout is a global advisory firm specializing in corporate finance, accounting and transaction advisory, valuation, financial disputes, claims, and investigations. Stout, as part of its business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private capital raising, corporate and other purposes. SPAC selected Stout to act as an advisor in connection with the Business Combination on the basis of Stout’s experience in similar transactions and its reputation in the investment community.

Opinion of Stout to the SPAC Board

On February 2, 2025, Stout rendered its opinion to the SPAC Board, as to the fairness, from a financial point of view, to the SPAC of the Company Common Stock Consideration and the Company Merger Consideration (which are together referred to as the “Aggregate Consideration”) to be issued and paid by the SPAC in the Company Merger and the Rollover pursuant to the Merger Agreement. For purposes of its opinion, with the SPAC’s consent, Stout evaluated the foregoing as though the Aggregate Consideration was being issued and paid, and the Company was being acquired, by the SPAC in the transaction. In addition, with the SPAC’s consent, Stout did not conduct any financial analyses to evaluate the SPAC, the SPAC Common Stock or the Holdings Common Stock, for purposes of evaluating the transaction or otherwise, and assumed that each share of SPAC Common Stock and Holdings Common Stock had a value equal to $10.00 per share.

Stout’s opinion was furnished for the use and benefit of the SPAC Board in connection with its evaluation of the Transaction, and may not be used for any other purpose. The opinion only addressed, as of the date of the opinion, the fairness, from a financial point of view, to the SPAC of the Aggregate Consideration to be issued and paid by the SPAC in the Company Merger and the Rollover pursuant to the Merger Agreement. It did not address any other aspect or implication of the Mergers, the Rollover, the Merger Agreement or any other agreement, arrangement or understanding. The summary of Stout’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex J to this proxy statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Stout in connection with the preparation of its opinion. However, neither Stout’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the Board, the SPAC, any security holder or any other person as to how to act or vote with respect to any matter relating to the Mergers, the Rollover or otherwise.

Stout’s opinion was intended to be utilized by the Board as only one input to consider in its process of analyzing the Mergers and the Rollover. No opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Stout was not requested to opine as to, and its opinion did not in any manner address the following: (i) the underlying business decision of the SPAC, its security holders, the Board, or any other party to proceed with or effect the Transaction; (ii) the merits of the Transaction relative to any alternative business strategies that may exist for the SPAC or any other party or the effect of any other transactions in which the SPAC or any other party might have engaged; (iii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Transaction or otherwise (except as expressly addressed in the opinion), including, without limitation, the fairness of the shares of Holdings Common Stock to be received by the holders of SPAC Common Stock in the SPAC Merger; (iv) the potential dilutive or other effects of the Transaction, warrants to purchase shares of SPAC Common Stock, any securities issued to investors in any private placement or other financing, or any other aspect of the Transaction; (v) the appropriate capital structure of Holdings, or whether Holdings should be issuing debt or equity securities or a combination of both in the Transaction, or the form, structure or any aspect or terms of any debt or equity financing for the Transaction (including, without limitation, any financing that may be consummated in connection with the Transaction) or the likelihood of obtaining such financing; (vi) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the SPAC, the Company, or to any other party, not specifically addressed in the opinion; (vii) the solvency, creditworthiness or fair value of the SPAC, Holdings, the Company, or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency or similar matters; or (viii) how the Board, the SPAC’s security holders or any other person should act or vote with respect to the Transaction, including without limitation, whether any stockholder of the SPAC should elect to redeem their shares in the SPAC.

Stout was not engaged to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction, the assets, businesses or operations of the SPAC or the Company or any other party, or any alternatives to the Transaction, or (b) negotiate the terms of the Transaction or the financing for the Transaction. In connection with Stout’s analysis, Stout made such reviews, analyses, and inquiries as Stout deemed necessary and appropriate under the circumstances.

The principal sources of information used in performing Stout’s analysis included, but were not limited to:

1.      the Merger Agreement;

2.      the non-binding letter of intent for a crude supply and offtake agreement between the SPAC and STUSCO, dated November 6, 2024;

3.      certain business and financial information relating to the SPAC and the Company that Stout deemed to be relevant;

4.      certain information relating to the historical, current and future operations, financial condition and prospects of the SPAC and the Company made available to Stout by the SPAC, including:

a.      certain information from the First Amendment to the Registration Statement of Holdings on Form S-4/A as filed with the SEC on November 21, 2024;

b.      certain information from the SPAC’s audited financial statements for the fiscal years ended December 31, 2022 and 2023, and internally prepared financial statements for the year-to-date periods ended June 30, 2023 and 2024;

c.      certain information from the Company’s audited financial statements for the fiscal years ended December 31, 2022 and 2023, and internally prepared financial statements for the year-to-date periods ended June 30, 2023 and 2024; and

d.      financial projections relating to the Company as prepared by SPAC management for the fiscal years ending December 31, 2025 through 2029 (the “Projections”);

5.      discussions with the SPAC’s management and certain of its representatives concerning the business, industry, history, and prospects of the Company, the Transaction and related matters;

6.      a certificate from senior management of the SPAC containing, among other things, representations regarding the accuracy of the information, data, and other material (financial or otherwise) provided to Stout by or on behalf of the SPAC; and

7.      an analysis of other facts and data as Stout deemed appropriate.

Stout’s opinion was premised on the assumption that the assets, liabilities, financial condition, and prospects of the Company as of the date of the opinion had not changed materially since June 30, 2024, the date of the most recent financial statements made available to Stout. In rendering its opinion, Stout assumed and relied upon the accuracy and completeness of all financial and other information that was publicly available, furnished by the SPAC, or otherwise reviewed by or discussed with Stout without independent verification of such information and Stout assumed and relied upon the representations and warranties contained in the Merger Agreement. Management of the SPAC advised Stout, and at the SPAC’s direction Stout relied upon and assumed, without independent verification, that the Projections were prepared in good faith and reflected the best currently available estimates of the management of the SPAC as to the future financial results of the Company. At the SPAC’s direction, Stout relied upon the Projections in arriving at its opinion. Stout was not engaged to assess the reasonableness or achievability of the Projections or the assumptions upon which they were based, and Stout expressed no view as to the Projections or such assumptions.

Stout did not conduct a physical inspection of the Company’s facilities or assets. Stout assumed, with the SPAC’s consent, that the conditions to the Transaction as set forth in the Merger Agreement would be satisfied, and that the Transaction would be consummated on a timely basis in the manner contemplated by the Merger Agreement. Further, Stout conducted Stout’s analysis under the assumption that the Transaction would qualify for its intended tax treatment as contemplated by the Merger Agreement. Stout’s opinion was necessarily based on business, economic, market, and other conditions as they existed and could be evaluated by Stout at the date of the opinion. It should be noted that although subsequent developments may affect its opinion, Stout does not have any obligation to update, revise, or reaffirm its opinion. Stout reserved the right, however, to withdraw, revise, or modify its opinion based upon additional information that may be provided to or obtained by it after the issuance of its opinion that suggests, in Stout’s judgment, a material change in the assumptions upon which its opinion is based. Stout conducted its analyses at the request of the Board to provide a particular perspective of the Transaction. In so doing, Stout did not form a conclusion as to whether any individual analysis, when considered independently of the other analyses conducted by Stout, supported or failed to support Stout’s conclusion set forth in its opinion. Stout did not specifically rely or place any specific weight on any individual analysis. Rather, Stout deems that the analyses, taken as a whole, support Stout’s conclusion and opinion. Accordingly, Stout believes that the analyses must be considered in their entirety, and that selecting portions of the analyses or the factors Stout considered, without considering all analyses and factors together, could create an imperfect view of the processes underlying the analyses performed by Stout in connection with the preparation of its opinion.

Stout was not requested to opine to, and its opinion did not address, the fairness of the amount or nature of the compensation to any of the SPAC’s, Holdings’ or the Company’s officers, directors or employees, or class of such persons, relative to the Aggregate Consideration to be issued and paid in the Company Merger and the Rollover or otherwise.

Stout’s opinion was prepared at the request of the Board for its confidential use and may not be reproduced, disseminated, quoted, or referred to at any time in any manner or for any purpose without Stout’s prior written consent, except as required by applicable securities laws. Notwithstanding anything to the contrary, the SPAC may reproduce the opinion letter in its entirety in any filing with the SEC required to be made by the SPAC or Holdings in respect of the Transaction pursuant to the Securities Act or the Exchange Act.

Financial Analysis

In preparing its opinion to the Board, Stout considered a number of factors, including the financial analysis described below. The summary of Stout’s analysis is not a complete description of the methods underlying Stout’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative, and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Stout’s opinion nor its underlying determinations are readily susceptible to summary description.

The estimates contained in the Projections and the implied value reference range indicated by Stout’s analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analysis. In addition, any analysis relating to the value of assets, businesses or securities does not purport to be an appraisal or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the SPAC. Much of the information used in, and accordingly the results of, Stout’s analysis are inherently subject to substantial uncertainty.

Moreover, Stout’s analysis assumes that the conditions to the consummation of the Transaction as set forth in the Merger Agreement will be satisfied in accordance with their terms, including, without limitation, the execution of the Shell Commitment Agreement, and Stout further relied upon the estimates and assumptions of SPAC management with respect to all aspects of the terms, conditions and implications of the Shell Commitment Agreement.

The following is a summary of the material financial analysis performed by Stout in connection with the preparation of its opinion and reviewed with the Board on February 2, 2025.

With the SPAC’s consent, Stout did not conduct any financial analyses to evaluate the SPAC, the SPAC Common Stock or the Holdings Common Stock, for purposes of evaluating the Transaction or otherwise, and assumed that each share of SPAC Common Stock and Holdings Common Stock had a value equal to $10.00 per share. Accordingly, for purposes of its analyses, Stout compared the assumed value of the Aggregate Consideration, prior to adjustment for indebtedness, of $20 million to the implied enterprise value reference range Stout believe was indicated by its financial analysis of the Company.

In addition, for purposes of its opinion to the Board, Stout did not rely upon a review of selected companies with publicly traded securities or a review of selected transactions with publicly available financial terms, because Stout did not identify a sufficient number of such companies, or transactions with acquisition targets, that Stout considered sufficiently similar to the Company for purposes of its analyses.

Stout performed a discounted cash flow analysis of the Company by calculating the estimated net present value of the projected unlevered, after-tax free cash flows of the Company based on the Projections. Stout applied terminal growth rates ranging from 0.0% to 2.0% and discount rates ranging from 14.75% to 15.75%. The discounted cash flow analysis indicated an implied enterprise value reference range for the Company of approximately $71.9 million to $116.0 million, as compared to the assumed value of the Aggregate Consideration of $20 million.

Other Matters

Stout was engaged by the SPAC to provide an opinion to the Board as to the fairness, from a financial point of view, to the SPAC of the Aggregate Consideration to be issued and paid by the SPAC in the Company Merger and the Rollover pursuant to the Merger Agreement. The Board engaged Stout based on Stout’s experience and reputation. Stout is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, and for other purposes. Pursuant to its engagement by the SPAC, Stout became entitled to an aggregate fee of $250,000 for its services, of which $75,000 became payable to Stout upon its retention by the SPAC, $100,000 became payable upon the delivery of its opinion and the remainder of which is contingent upon the consummation of the Mergers. The SPAC has also agreed to reimburse Stout for certain expenses and to indemnify Stout, its affiliates and certain related parties against certain liabilities and expenses arising out of or related to Stout’s engagement.

Sponsor’s Prior SPAC Experience

Neither the Sponsor, nor any of its affiliates has served on or otherwise been a part of a special purpose acquisition company.

Projections

The SPAC Board did not review revenue or profit projections of the Company prior to entering into the Merger Agreement because the Company has not had any significant mining operations since 2015 and because the SPAC Board believed that any such projections would not be informative or indicative as to the future success of the post-combination entity.

Regulatory Approvals Required for the Business Combination

The Business Combination and the transactions contemplated by the Merger Agreement are not subject to any additional regulatory requirement or approval, except for filings required with the SEC pursuant to the reporting requirements applicable to SPAC and Holdings, and the requirements of the Securities Act and the Exchange Act, including the requirement to file the registration statement of which this proxy statement/prospectus forms a part and to disseminate it to SPAC Stockholders.

Accounting Treatment of the Business Combination

The transaction between Integrated Rail and TSII is expected to be accounted for as an asset acquisition, in accordance with the accounting requirements under ASC 805-10-55, substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets, as such the set is not considered a business. The Company concluded that it would allocate the cost associated with the asset acquisition to the individual assets acquired and/or liabilities assumed, based on their relative fair values as discussed in ASC 805-50-30-3. The Company will measure the fair value in accordance with ASC 820. No goodwill should be recognized in an asset acquisition.

Sources and Uses of Funds

Assuming no further redemptions and Anticipated Financing at 75% Equity and 25% Debt— in millions

Sources		Uses
Cash from Trust (Non-Redemptions)	$3.24	Cash to Seller	$12.00
Equity Raise	36.16	Cash to SPAC Debtholders	6.70
Debt Raise	12.05	Refurbishment/Repurposing of Refinery	20.00
Seller Equity Rollover	8.0	Build Crude Oil and Product Tanks	6.00
		SPAC taxes from trust	0.15
		Common Equity to Seller	8.00
		Fees and Expenses	6.60
Total Sources	$59.45	Total Uses	$59.45

Assuming maximum redemptions and Anticipated Financing at 75% Equity and 25% Debt — in millions

Sources		Uses
Cash from Trust (Non-Redemptions)	$0.00	Cash to Seller	$12.00
Equity Raise	38.59	Cash to SPAC Debtholders	6.70
Debt Raise	12.86	Refurbishment/Repurposing of Refinery	20.00
Seller Equity Rollover	8.00	Build Crude Oil and Product Tanks	6.00
		SPAC taxes from trust	0.15
		Common Equity to Seller	8.00
		Fees and Expenses	6.60
Total Sources	$59.45	Total Uses	$59.45

Assuming no further redemptions and Anticipated Financing at 25% Equity and 75% Debt — in millions

Sources		Uses
Cash from Trust (Non-Redemptions)	$3.24	Cash to Seller	$12.00
Equity Raise	12.05	Cash to SPAC Debtholders	6.70
Debt Raise	36.16	Refurbishment/Repurposing of Refinery	20.00
Seller Equity Rollover	8.0	Build Crude Oil and Product Tanks	6.00
		SPAC taxes from trust	0.15
		Common Equity to Seller	8.00
		Fees and Expenses	6.60
Total Sources	$59.45	Total Uses	$59.45

Assuming maximum redemptions and Anticipated Financing at 25% Equity and 75% Debt — in millions

Sources		Uses
Cash from Trust (Non-Redemptions)	$0.00	Cash to Seller	$12.00
Equity Raise	12.86	Cash to SPAC Debtholders	6.70
Debt Raise	38.59	Refurbishment/Repurposing of Refinery	20.00
Seller Equity Rollover	8.00	Build Crude Oil and Product Tanks	6.00
		SPAC taxes from trust	0.15
		Common Equity to Seller	8.00
		Fees and Expenses	6.60
Total Sources	$59.45	Total Uses	$59.45

Satisfaction of 80% Test

Nasdaq rules require that an initial business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of signing a definitive agreement in connection with an initial business combination. The SPAC Board has determined that the fair market value of the Business Combination meets this test at the time of execution of the Merger Agreement, notwithstanding SPAC having been delisted from Nasdaq on March 11, 2024.

Name; Headquarters of Holdings

The name of the combined company after the Business Combination will be Integrated Rail & Resources Inc., and its headquarters will be located at 400 W. Morse Boulevard, Suite 220, Winter Park, FL 32789 and its telephone number will be (321) 972-1583.

Board of Holdings following the Business Combination

Effective as of the closing, the Holdings Board will consist of [five members, all of which will be designated by SPAC as follows: Mr. Brian M. Feldott, Mr. Ronald C. Copley, Mr. Jason C. Reeves, Mr. Mark A. Michel and Mr. Timothy J. Fisher]. Holdings intends to rely on the Nasdaq exemption from certain corporate governance requirements in Nasdaq Rule 5615, which permits a company listing in connection with its initial public offering to delay compliance with the majority independent board requirement in Nasdaq Rule 5605(b) until the date that is twelve months from the date of the initial listing.

For additional details, see the sections of this proxy statement/prospectus entitled “Proposal No. 4 — The Election of Directors Proposal” and “Directors and Executive Officers After the Business Combination.”

Redemption Rights

Pursuant to the SPAC Charter, any holders of SPAC Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less taxes payable, calculated as of two (2) business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the IPO (calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to it to pay SPAC’s taxes). For illustrative purposes, based on funds in the Trust Account of $[•] million on [•], 2025, the estimated per share redemption price would have been $[•].

In order to exercise your redemption rights, you must, prior to [•] PM Eastern Time on [•], 2025 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your SPAC Public Shares for cash to Equiniti Trust Company, LLC, SPAC’s transfer agent, at the following address:

Equiniti Trust Company, LLC
55 Challenger Road
Ridgefield Park, NJ 07660
Email: SPACSUPPORT@equiniti.com

In your request to Equiniti Trust Company, LLC for redemption, you must also affirmatively certify if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of SPAC Common Stock; and deliver your SPAC Public Shares either physically or electronically through DTC to SPAC’s transfer agent at least two (2) business days before the Special Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is SPAC’s understanding that stockholders should generally allot at least two (2) weeks to obtain physical certificates from the transfer agent. However, SPAC does not have any control over this process and it may take longer than two (2) weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your SPAC Public Shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with SPAC’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to SPAC’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that SPAC’s transfer agent return the shares (physically or electronically). You may make such request by contacting SPAC’s transfer agent at the phone number or address listed above.

Prior to exercising redemption rights, SPAC Stockholders should verify the market price of SPAC Class A Common Stock as they may receive higher proceeds from the sale of their SPAC Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of SPAC Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in SPAC Class A Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of SPAC Class A Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of Holdings, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and SPAC does not consummate an initial business combination by May 15, 2025 (or a later date approved by SPAC Stockholders pursuant to the SPAC Charter), SPAC will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the SPAC Public Stockholders and the SPAC Public Warrants will expire worthless.

In connection with the IPO, the Sponsor and SPAC’s officers and directors agreed to waive any redemption rights with respect to any shares of SPAC Common Stock held by them in connection with the completion of the Business Combination. Such waivers are standard in transactions of this type and the Sponsor and SPAC’s officers and directors did not receive separate consideration for the waiver.

Appraisal Rights

There are no appraisal rights available to holders of shares of SPAC Common Stock or SPAC Warrants in connection with the Business Combination under the DGCL.

Ownership of Holdings After the Closing

We anticipate that, upon the Closing — and as further discussed below — the Sponsor, SPAC’s directors, officers and other initial stockholders and their affiliates will own [•] Holdings Common Stock, which would be valued at approximately $[•] million, based on the closing price of one SPAC Class A Common Stock of $[•] per share on [•], 2025, the Record Date of the Special Meeting, and [•] Holdings Warrants, which would be valued at approximately $[•], based on the closing price of one SPAC Public Warrant of $[•] per warrant on [•], 2025.

The following table sets forth varying pro forma voting power and implied ownership levels in Holdings immediately following the completion of the Business Combination assuming no redemptions, 50% of maximum redemptions, and maximum redemptions. The table below assumes the Anticipated Financing will be funded with 75% common stock at $10 per share and 25% debt financing. The table below does not include (i) 11,500,000 Holdings Common Stock that underlie the SPAC Public Warrants, and (ii) 9,400,000 Holdings Common Stock that underlie

Sponsor’s SPAC Private Warrants, in each case because none of the Dilutive Interests are exercisable or issuable immediately following the consummation of the Business Combination. The ownership percentages reflected in the table are based upon the number of shares of Holdings Common Stock and SPAC Class A Common Stock issued and outstanding as of November 12, 2024, and are subject to the following additional assumptions:

	Assuming No Further Redemptions	Voting Power and Implied Ownership	50% Maximum Redemptions	Voting Power and Implied Ownership	Maximum Redemptions	Voting Power and Implied Ownership
Company Shareholders	800,000	8%	800,000	8%	800,000	8%
SPAC Public Stockholders	249,659	2%	124,830	1%	—	0%
Sponsor and its Affiliates	5,750,000	55%	5,750,000	55%	5,750,000	55%
Anticipated Financing	3,616,014	35%	3,737,427	36%	3,858,840	37%
Total	10,415,673	100.00%	10,412,257	100.00%	10,408,840	100.00%

For purposes of the table above:

No Further Redemptions:    This scenario assumes that no SPAC Public Stockholders exercise redemption rights in connection with the approval of the Business Combination with respect to their SPAC Class A Common Stock and assuming the issuance of 3,616,014 shares of Holdings Common Stock financing is obtained at $10 per share to meet the Available Closing Date Cash requirements, in connection with the approval of the Business Combination.

50% Maximum Redemptions:    This scenario assumes that SPAC Public Stockholders exercise redemption rights with respect to 124,829 SPAC Class A Common Stock, which amount is approximately 50% of the 249,659 SPAC Class A Common Stock of the SPAC Public Stockholders who can redeem their shares under the maximum redemption scenario assuming the issuance of 3,737,427 shares of Holdings Common Stock financing is obtained at $10 per share to meet the Available Closing Date Cash requirements, in connection with the approval of the Business Combination, at a price of approximately $12.37 per share.

Maximum Redemptions:    This scenario assumes that SPAC Public Stockholders exercise redemption rights with respect to 249,659 SPAC Class A Common Stock (approximately 100% of the issued, outstanding and unredeemed SPAC Public Shares) in connection with the approval of the Business Combination, at a price of approximately $12.37 per share. This maximum redemption scenario reflects the maximum number of shares of SPAC Class A Common Stock that may be redeemed assuming the issuance of 3,858,840 shares of Holdings Common Stock financing is obtained at $10 per share to meet the Available Closing Date Cash requirements.

The table below includes the following Dilutive Interests: (i) 11,500,000 Holdings Common Stock that underlie the SPAC Public Warrants, and (ii) 9,400,000 Holdings Common Stock that underlie Sponsor’s SPAC Private Warrants. The ownership percentages reflected in the table are based upon the number of Holdings Common Stock and shares of SPAC Class A Common Stock issued and outstanding as of December 31, 2024, and are subject to the following additional assumptions:

	No Additional Redemption Scenario	% holding	50% Redemption Scenario	% holding	Assuming Maximum Redemptions	% holding
TSII shareholders	800,000	3%	800,000	3%	800,000	3%
SPAC shareholders	249,659	1%	124,830	0%	—	0%
Sponsor and underwriter	5,750,000	18%	5,750,000	18%	5,750,000	18%
Anticipated Financing	3,616,014	11%	3,737,427	12%	3,858,840	12%
SPAC private warrants	9,400,000	30%	9,400,000	30%	9,400,000	30%
SPAC public warrants	11,500,000	37%	11,500,000	37%	11,500,000	37%
Total shares outstanding	31,315,673	100.0%	31,312,257	100.0%	31,308,840	100.0%

For purposes of the table above:

No Further Redemptions:    This scenario assumes that no SPAC Public Stockholders exercise redemption rights in connection with the approval of the Business Combination with respect to their SPAC Class A Common Stock and assuming the issuance of 3,616,014 shares of Holdings Common Stock financing is obtained at $10 per share to meet the Available Closing Date Cash requirements, in connection with the approval of the Business Combination.

50% Maximum Redemptions:    This scenario assumes that SPAC Public Stockholders exercise redemption rights with respect to 124,829 SPAC Class A Common Stock, which amount is approximately 50% of the 249,569 SPAC Class A Common Stock of the SPAC Public Stockholders who can redeem their shares under the maximum redemption scenario assuming the issuance of 3,737,427 shares of Holdings Common Stock financing is obtained at $10 per share to meet the Available Closing Date Cash requirements, in connection with the approval of the Business Combination, at a price of approximately $12.37 per share.

Maximum Redemptions:    This scenario assumes that SPAC Public Stockholders exercise redemption rights with respect to 249,569 SPAC Class A Common Stock (approximately 100% of the issued, outstanding and unredeemed SPAC Public Shares) in connection with the approval of the Business Combination, at a price of approximately $12.37 per share. This maximum redemption scenario reflects the maximum number of shares of SPAC Class A Common Stock that may be redeemed assuming the issuance of 3,858,840 shares of Holdings Common Stock financing is obtained at $10 per share to meet the Available Closing Date Cash requirements.

The following table sets forth varying pro forma voting power and implied ownership levels in Holdings immediately following the completion of the Business Combination assuming no redemptions, 50% of maximum redemptions, and maximum redemptions. The table below assumes the Anticipated Financing will be funded with 25% common stock at $10 per share and 75% debt financing. The table below does not include (i) 11,500,000 Holdings Common Stock that underlie the SPAC Public Warrants, and (ii) 9,400,000 Holdings Common Stock that underlie Sponsor’s SPAC Private Warrants (collectively, the “Dilutive Interests”), in each case because none of the Dilutive Interests are exercisable or issuable immediately following the consummation of the Business Combination. The ownership percentages reflected in the table are based upon the number of shares of Holdings Common Stock and SPAC Class A Common Stock issued and outstanding as of December 31, 2024, and are subject to the following additional assumptions:

	Assuming No Further Redemptions	Voting Power and Implied Ownership	50% Maximum Redemptions	Voting Power and Implied Ownership	Maximum Redemptions	Voting Power and Implied Ownership
Company Shareholders	800,000	10%	800,000	10%	800,000	10%
SPAC Public Stockholders	249,659	3%	124,830	2%	—	0%
Sponsor and its Affiliates	5,750,000	72%	5,750,000	72%	5,750,000	74%
Anticipated Financing	1,205,338	15%	1,245,809	16%	1,286,280	16%
Total	8,004,997	100.00%	7,920,639	100.00%	7,836,280	100.00%

For purposes of the table above:

No Further Redemptions:    This scenario assumes that no SPAC Public Stockholders exercise redemption rights in connection with the approval of the Business Combination with respect to their SPAC Class A Common Stock and assuming the issuance of 1,205,338 shares of Holdings Common Stock financing is obtained at $10 per share to meet the Available Closing Date Cash requirements, in connection with the approval of the Business Combination.

50% Maximum Redemptions:    This scenario assumes that SPAC Public Stockholders exercise redemption rights with respect to 124,829 SPAC Class A Common Stock, which amount is approximately 50% of the 249,659 SPAC Class A Common Stock of the SPAC Public Stockholders who can redeem their shares under the maximum redemption scenario assuming the issuance of 1,245,809 shares of Holdings Common Stock financing is obtained at $10 per share to meet the Available Closing Date Cash requirements, in connection with the approval of the Business Combination, at a price of approximately $12.37 per share.

Maximum Redemptions:    This scenario assumes that SPAC Public Stockholders exercise redemption rights with respect to 249,659 SPAC Class A Common Stock (approximately 100% of the issued, outstanding and unredeemed SPAC Public Shares) in connection with the approval of the Business Combination, at a price of approximately $12.37 per share. This maximum redemption scenario reflects the maximum number of shares of SPAC Class A Common Stock that may be redeemed assuming the issuance of 1,286,280 shares of Holdings Common Stock financing is obtained at $10 per share to meet the Available Closing Date Cash requirements.

The table below includes the following Dilutive Interests: (i) 11,500,000 Holdings Common Stock that underlie the SPAC Public Warrants, and (ii) 9,400,000 Holdings Common Stock that underlie Sponsor’s SPAC Private Warrants. The ownership percentages reflected in the table are based upon the number of Holdings Common Stock and shares of SPAC Class A Common Stock issued and outstanding as of December 31, 2024, and are subject to the following additional assumptions:

	No Additional Redemption Scenario	% holding	50% Redemption Scenario	% holding	Assuming Maximum Redemptions	% holding
TSII shareholders	800,000	3%	800,000	3%	800,000	3%
SPAC shareholders	249,659	1%	124,830	1%	—	0%
Sponsor and underwriter	5,750,000	20%	5,750,000	20%	5,750,000	20%
Anticipated Financing	1,205,338	4%	1,245,809	4%	1,286,280	5%
SPAC private warrants	9,400,000	32%	9,400,000	32%	9,400,000	32%
SPAC public warrants	11,500,000	40%	11,500,000	40%	11,500,000	40%
Total shares outstanding	29,904,997	100.0%	28,820,639	100.0%	28,736,280	100.0%

For purposes of the table above:

No Further Redemptions:    This scenario assumes that no SPAC Public Stockholders exercise redemption rights in connection with the approval of the Business Combination with respect to their SPAC Class A Common Stock and assuming the issuance of 1,205,338 shares of Holdings Common Stock financing is obtained at $10 per share to meet the Available Closing Date Cash requirements, in connection with the approval of the Business Combination.

50% Maximum Redemptions:    This scenario assumes that SPAC Public Stockholders exercise redemption rights with respect to 124,829 SPAC Class A Common Stock, which amount is approximately 50% of the 249,659 SPAC Class A Common Stock of the SPAC Public Stockholders who can redeem their shares under the maximum redemption scenario assuming the issuance of 1,245,809 shares of Holdings Common Stock financing is obtained at $10 per share to meet the Available Closing Date Cash requirements, in connection with the approval of the Business Combination, at a price of approximately $12.37 per share.

Maximum Redemptions:    This scenario assumes that SPAC Public Stockholders exercise redemption rights with respect to 249,659 SPAC Class A Common Stock (approximately 100% of the issued, outstanding and unredeemed SPAC Public Shares) in connection with the approval of the Business Combination, at a price of approximately $12.37 per share. This maximum redemption scenario reflects the maximum number of shares of SPAC Class A Common Stock that may be redeemed assuming the issuance of 1,286,280 shares of Holdings Common Stock financing is obtained at $10 per share to meet the Available Closing Date Cash requirements.

Vote Required for Approval

The Business Combination Proposal is conditioned on the approval of the Nasdaq Proposal and the Organizational Documents Proposal at the Special Meeting.

The Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted if a majority of the issued and outstanding shares of SPAC Common Stock vote “FOR” the Business Combination Proposal. Approval of the Merger Agreement and the transactions contemplated thereby, including the Mergers, by at least a majority of unaffiliated holders of SPAC Common Stock is not required. Failure to vote by proxy or to vote in person online at the Special Meeting or an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the Business Combination Proposal.

Recommendation of the SPAC Board

THE SPAC BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE
“FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of material U.S. federal income tax considerations (i) for holders of SPAC Common Stock or SPAC Public Warrants as a result of electing to have their SPAC Class A Common Stock redeemed for cash if the Business Combination is completed, (ii) of the Business Combination, and (iii) of the ownership and disposition of Holdings Common Stock and Holdings Warrants after the Business Combination. This discussion applies only to investors that hold shares of our common stock or SPAC Public Warrants, or, after the Business Combination, shares of Holdings Common Stock or Holdings Warrants, as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion is general in nature and does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including any state, local, or non-U.S. tax considerations, any non-income tax (such as gift or estate tax) considerations, the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:

•        banks or other financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies;

•        controlled foreign corporations or passive foreign investment companies;

•        persons liable for alternative minimum tax;

•        persons that hold or received our common stock or warrants pursuant to the exercise of any employee stock option or otherwise as compensation;

•        individual retirement and other tax-deferred accounts;

•        mutual funds or pension plans;

•        trusts and estates;

•        U.S. expatriates, investors subject to the U.S. “inversion” rules, and Non-U.S. holders (as defined below, and except as otherwise discussed below);

•        dealers in securities;

•        traders in securities subject to a mark-to-market method of accounting with respect to shares of our common stock or SPAC Public Warrants, or shares of Holdings Common Stock or Holdings Warrants;

•        persons holding our common stock or SPAC Public Warrants, or Holdings Common Stock or Holdings Warrants, as part of a “straddle,” hedge, integrated transaction or similar transaction;

•        persons that actually or constructively hold, have held or will hold more than five percent (5%) of our common stock or Holdings Common Stock;

•        the Sponsor and its affiliates or our officers or directors;

•        U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•        partnerships, S corporations or other pass-through entities for U.S. federal income tax purposes, or beneficial owners of a partnership, S corporation or other pass-through entity;

•        tax-exempt entities;

•        governmental organizations and “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

•        persons subject to special tax accounting rules as a result of any item of income relating to our common stock or SPAC Public Warrants, or Holdings Common Stock or Holdings Warrants, being taken into account in an applicable financial statement.

If you are a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes), the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities. If you are a partner in a partnership holding our common stock or SPAC Public Warrants, you are strongly urged to consult your tax advisor regarding the tax consequences of: (i) the partnership electing to have SPAC Class A Common Stock redeemed for cash if the Business Combination is completed, (ii) the Business Combination, and (iii) the ownership and disposition of Holdings Common Stock and Holdings Warrants after the Business Combination.

This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which may affect the tax consequences described herein. None of SPAC, Holdings or their respective affiliates has requested, or intends to request, any rulings from the IRS regarding any of the tax consequences described herein. There can be no assurance that the IRS will not take positions concerning the tax consequences of the transactions that are inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

You are strongly urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Redemption of Our Common Stock.    In the event that a holder’s shares of our common stock are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under the section entitled “Special Meeting of SPAC Stockholders — Redemption Rights and Procedures,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of shares of our common stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of our common stock, a U.S. holder (as defined below) will be treated as described below under the section entitled “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock or Warrants,” and a Non-U.S. holder (as defined below) will be treated as described under the section entitled “Non-U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock or Warrants.” If the redemption does not qualify as a sale of shares of our common stock, public stockholders will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section entitled “U.S. Holders — Taxation of Distributions,” and the tax consequences to a Non-U.S. holder described below under the section entitled “Non-U.S. Holders — Taxation of Distributions.”

Whether a redemption of our common stock qualifies for sale treatment will depend largely on the total number of shares of our common stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder before the redemption as a result of directly or constructively owned SPAC Public Warrants and, after the redemption, as a result of directly or constructively owned Holdings Common Stock or Holdings Warrants acquired pursuant to the Business Combination) relative to all of our common stock outstanding both before and after the redemption. The redemption of our common stock generally will be treated as a sale of our common stock (rather than as a corporate distribution) if the redemption: (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in us, or (iii) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests results in a redemption qualifying for sale treatment, a holder takes into account not only our common stock actually owned by the holder, but also our common stock that is constructively owned by it. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include common stock that could be acquired pursuant to the exercise of SPAC Public Warrants. Moreover, any Holdings Common Stock or Holdings Warrants that a holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of our common stock must, among other requirements, be less than eighty percent (80%) of the percentage of our outstanding voting stock actually and constructively owned by the holder immediately before the redemption. There will be a complete termination of a holder’s interest if either: (i) all of our common stock actually and constructively owned by the holder is redeemed, or (ii) all of our common stock actually owned by the holder is redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other stock. The redemption of our common stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation that exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests are satisfied, then the redemption of shares of our common stock will be treated as a corporate distribution to the redeemed holder and the tax effects to a U.S. holder will be as described below under the section entitled “U.S. Holders — Taxation of Distributions,” and the tax effects to a Non-U.S. holder will be as described below under the section entitled “Non-U.S. Holders — Taxation of Distributions.” After the application of those rules, any remaining tax basis of the holder in the redeemed common stock generally will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in SPAC Public Warrants or possibly in other stock constructively owned by it.

A holder is strongly urged to consult with its own tax advisors as to the tax consequences of a redemption.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our common stock or warrants, or Holdings Common Stock or Holdings Warrants, that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) that have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person.

Tax Consequences of the SPAC Merger to Public Stockholders.    It is intended that the SPAC Merger together with the contribution of the Rollover Interests qualify (in whole or in part) as a tax-deferred transaction under Section 351 of the Code. In addition, it is intended that the SPAC Merger qualify as a tax-deferred reorganization under Section 368(a) of the Code.

The parties intend to report the SPAC Merger taken together with the contribution of the Rollover Interests as a tax-deferred exchange under Section 351 of the Code. However, the closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel regarding the U.S. federal income tax treatment of the Business Combination, and none of SPAC, Holdings, or their respective affiliates intends to request a ruling from the IRS regarding such treatment. Accordingly, no assurance can be given that the IRS will not challenge the Business Combination’s qualification as an exchange under Section 351 or that a court will not sustain such a challenge by the IRS.

Subject to the discussion below, if the SPAC Merger qualifies as a tax-deferred transaction under Section 351 of the Code, no gain or loss generally would be recognized by the public stockholders that exchange our common stock solely for Holdings Common Stock pursuant to the SPAC Merger. Accordingly, the adjusted tax basis of the shares of Holdings Common Stock received by such a public stockholder in the SPAC Merger generally would be the same as the adjusted tax basis of our common stock surrendered in exchange therefor. In addition, the holding period of the shares of Holdings Common Stock received in the SPAC Merger by such a public stockholder generally would include the period during which the surrendered shares of our common stock were held on the date of the SPAC Merger.

If the SPAC Merger does not qualify as a tax-deferred transaction under Section 351 of the Code (and does not qualify as a tax-deferred reorganization under Section 368 of the Code), then a U.S. holder of our common stock that exchanges such common stock solely for Holdings Common Stock pursuant to the SPAC Merger generally would be required to recognize gain or loss equal to the difference, if any, between (i) the fair market value of the Holdings Common Stock received by such U.S. holder in the SPAC Merger and (ii) such U.S. holder’s adjusted tax basis in our common stock exchanged. A U.S. holder generally would have an aggregate tax basis in any Holdings Common Stock received in the SPAC Merger that is equal to the fair market value of such Holdings Common Stock as of the effective date of the SPAC Merger, and the holding period of such Holdings Common Stock generally would begin on the day following the SPAC Merger.

Tax Consequences of the Business Combination to Holders of SPAC Public Warrants.    The warrants are currently exercisable for one share each of our common stock and will be exchanged in the SPAC Merger for Holdings Warrants exercisable for one share each of Holdings Common Stock following the Business Combination. The parties intend to report the exchange of the SPAC Public Warrants for Holdings Warrants as a tax-deferred exchange.

If the SPAC Merger qualifies as a tax-deferred exchange, a holder of SPAC Public Warrants generally would not recognize any gain or loss on the exchange of SPAC Public Warrants for Holdings Warrants pursuant to the SPAC Merger and such holder’s basis in the Holdings Warrants received generally would be equal to the holder’s basis in its SPAC Public Warrants exchanged. In addition, the holding period of the Holdings Warrants received in the SPAC Merger by such holder generally would include the period during which the surrendered SPAC Public Warrants were held on the date of the SPAC Merger.

If the SPAC Merger does not qualify as a tax-deferred exchange, a holder of SPAC Public Warrants that does not also own our common stock generally would recognize gain or loss in an amount equal to the difference between the fair market value of the Holdings Warrants received and such holder’s tax basis in the SPAC Public Warrants exchanged. If the SPAC Merger does not qualify as a reorganization within the meaning of Section 368 of the Code (but the Business Combination transactions qualify as a tax-deferred transaction under Section 351 of the Code), a holder of SPAC Public Warrants holding our common stock generally would recognize gain, but not loss, equal to the lesser of (i) such stockholder’s “realized gain” from the exchange (generally the excess of the sum of the fair market value of the Holdings Common Stock and Holdings Warrants received over such stockholder’s aggregate tax basis in our common stock and SPAC Public Warrants exchanged therefor), and (ii) the fair market value of the Holdings Warrants received. Any such gain would generally be long-term capital gain if the holder’s holding period for our common stock and SPAC Public Warrants (or just SPAC Public Warrants as the case may be) was more than one year at the time of the SPAC Merger, and the holder’s holding period in the Holdings Warrants generally would begin on the day following the exchange. In that case, the holder’s tax basis in the Holdings Warrants received in the exchange generally would be equal to the fair market value of such Holdings Warrants at the time of the SPAC Merger.

Taxation of Distributions.    If our redemption of a U.S. holder’s shares of our common stock is treated as a distribution, as discussed above under the section entitled “Redemption of Our Common Stock,” and in the event of any future distributions with respect to Holdings Common Stock (or deemed distributions), such distributions generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our (or Holdings’, as the case may be) current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits generally will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock or Holdings Common Stock, as applicable. Any remaining excess generally will be treated as gain realized on the sale or other disposition of our common stock or Holdings Common Stock, as applicable, and generally will be treated as described below under the section entitled “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock or Warrants.”

Dividends paid to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to our common stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock or Warrants.    If our redemption of a U.S. holder’s shares of our common stock is treated as a sale or other taxable disposition, as discussed above under the section entitled “Redemption of Our Common Stock,” and in the event of any future sale or other taxable disposition of Holdings Common Stock or Holdings Warrants, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in our common stock, Holdings Common Stock or Holdings Warrants so disposed of. A U.S. holder’s adjusted tax basis in our common stock, Holdings Common Stock, or Holdings Warrants generally will equal the U.S. holder’s acquisition cost less any prior distributions paid (or deemed paid) to such U.S. holder treated as a return of capital. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for our common stock, Holdings Common Stock or Holdings Warrants so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to our common stock described in this proxy statement/prospectus may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Exercise or Lapse of a Holdings Warrant.    Except as discussed below with respect to the cashless exercise of a Holdings Warrant, a U.S. holder generally will not recognize taxable gain or loss on the acquisition of Holdings Common Stock upon exercise of a Holdings Warrant for cash. The U.S. holder’s tax basis in the share of Holdings Common Stock received upon exercise of the Holdings Warrant generally will be an amount equal to the sum of the U.S. holder’s initial investment in the Holdings Warrant and the exercise price. The U.S. holder’s holding period for the Holdings Common Stock received upon exercise of the Holdings Warrant generally will begin on the day following the date of exercise (or possibly the date of exercise) of the Holdings Warrant and will not include the period during which the U.S. holder held the Holdings Warrant. Subject to certain exceptions, if a Holdings Warrant is allowed to lapse unexercised, a U.S. holder generally will realize a capital loss equal to such U.S. holder’s tax basis in the Holdings Warrant. Such loss generally will be long-term if the U.S. holder’s holding period for the Holdings Warrant exceeds one year.

The tax consequences of a cashless exercise of a Holdings Warrant are not clear under current tax law. A cashless exercise may be tax-deferred, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. holder’s tax basis in the Holdings Common Stock received would equal the U.S. holder’s tax basis in the Holdings Warrant. If the cashless exercise were treated as not being a gain realization event, a U.S. holder’s holding period in the Holdings Common Stock would be treated as commencing on the day following the date of exercise (or possibly the date of exercise) of the Holdings Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the Holdings Common Stock would include the holder’s holding period for the Holdings Warrant.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have surrendered warrants having a value equal to the exercise price for the total number of Holdings Warrants to be exercised. The U.S. holder generally would recognize capital gain or loss in an amount equal to the difference between the fair market value of the shares of Holdings Common Stock represented by the Holdings Warrants deemed surrendered and the U.S. Holder’s tax basis in the Holdings Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Holdings Common Stock received generally would equal the fair market value of the shares of Holdings Common Stock represented by the Holdings Warrants deemed surrendered. A U.S. Holder’s holding period for the Holdings Common Stock generally would commence on the day following the date of exercise (or possibly the date of exercise) of the Holdings Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Adjustment to Exercise Price.    Under Section 305 of the Code, if certain adjustments are made (or not made) to the number of shares of Holdings Common Stock to be issued upon the exercise of a Holdings Warrant or to the Holdings Warrant’s exercise price, a U.S. holder may be deemed to have received a constructive distribution with respect to the Holdings Warrant, which could result in adverse consequences for the U.S. holder, including the inclusion of dividend income. These rules governing constructive distributions are complex and U.S. holders should consult their tax advisors on the tax consequences of any such constructive distribution.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” A Non-U.S. holder is a beneficial owner of our common stock or SPAC Public Warrants, or Holdings Common Stock or Holdings Warrants, that is, for U.S. federal income tax purposes:

•        a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•        a foreign corporation; or

•        an estate or trust that is not a U.S. holder.

Tax Consequences of the Business Combination. As described above under the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences of the Business Combination to Public Stockholders,” the SPAC Merger taken together with the contribution of the Rollover Interests is intended to qualify (in whole or in part) as a tax-deferred transaction under Section 351 of the Code.

If the SPAC Merger qualifies as a tax-deferred transaction under Section 351 of the Code, no gain or loss generally would be recognized by Non-U.S. holders that exchange our common stock solely for Holdings Common Stock pursuant to the SPAC Merger. Otherwise, gain recognition may be required generally as discussed below under the section entitled “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock or Warrants.” As described above under the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences of the Business Combination to Public Stockholders,” the SPAC Merger may qualify as a tax-deferred reorganization under Section 368(a) of the Code; however, there are significant factual and legal uncertainties as to whether the SPAC Merger will qualify as a tax-deferred reorganization under Section 368(a) of the Code, including that the assets of SPAC are only investment-type assets and that it cannot be determined until following the closing of the Business Combination whether Holdings will continue a significant line of SPAC’s historic business or use a significant portion of SPAC’s historic business assets. If the exchange so qualifies, a Non-U.S. holder generally would not recognize any gain or loss on the exchange of SPAC Public Warrants. If the exchange does not so qualify, a Non-U.S. holder generally would recognize gain in the manner described under the section entitled “U.S. Holders — Tax Consequences of the Business Combination to Holders of SPAC Public Warrants,” and the tax consequences with respect to such gain recognition generally would follow those described under the section entitled “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock or Warrants.”

Taxation of Distributions.    If our redemption of a Non-U.S. holder’s shares of our common stock is treated as a distribution, as discussed above under the section entitled “Redemption of Our Common Stock,” and in the event of any future distributions with respect to Holdings Common Stock (or any constructive distributions, as described under “U.S. Holders — Adjustment to Exercise Price”), to the extent paid out of our (or Holdings’, as the case may be) current or accumulated earnings and profits (as determined under U.S. federal income tax principles), such distribution generally will constitute a dividend for U.S. federal income tax purposes and, provided such dividend is not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we generally will be required to withhold tax from the gross amount of the dividend at a rate of thirty percent (30%), unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend generally will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our common stock or Holdings Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of our common stock or Holdings Common Stock, which generally will be treated as described below under the section entitled “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock or Warrants.”

The withholding tax generally does not apply to dividends paid to a Non-U.S. holder that provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder). Instead, the effectively connected dividends generally will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. holder that is a corporation for U.S. federal income tax purposes and is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of thirty percent (30%) (or a lower applicable treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock or Warrants.    If our redemption of a Non-U.S. holder’s shares of our common stock is treated as a sale or other taxable disposition, as discussed above under the section entitled “Redemption of Our Common Stock,” and in the event of any future sale or other taxable disposition of Holdings Common Stock or Holdings Warrants, a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock, Holdings Common Stock or Holdings Warrants, unless:

•        the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder);

•        we are or have been a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our common stock or Holdings Common Stock, and, in the case where our common stock is regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than five percent (5%) of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for our common stock; or

•        the Non-U.S. holder is an individual that is present in the United States for 183 days or more in the taxable year in which the redemption takes place and certain other conditions are met, in which case the Non-U.S. holder will be subject to a thirty percent (30%) tax (or lower rate as may be specified by an applicable income tax treaty) on the individual’s net capital gain for the year.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above generally will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or lower applicable treaty rate).

With respect to the second bullet point above, a U.S. corporation generally is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held in a trade or business. We do not believe that we have been a USRPHC and do not expect that Holdings will be a USRPHC based on the nature of its future business and the assets it will own. Even if Holdings were a USRPHC, assuming that the Holdings Common Stock and Holdings Warrants are treated as regularly traded on an established securities market at the time of a sale or other disposition of the Holdings Common Stock or Holdings Warrants, Non-U.S. holders that did not own (directly, indirectly or constructively) more than 5% of the Holdings Common Stock at any time throughout the shorter of the five-year period ending on the disposition or the Non-U.S. holder’s holding period generally will not be subject to U.S. federal income tax on the disposition as if such holder were a United States person. The Holdings Common Stock and Holdings Warrants will be listed on Nasdaq and, although no assurance can be given, we expect that, for as long as the Holdings Common Stock and Holdings Warrants continue to be so listed, such interests will be treated as “regularly traded on an established securities market.” Non-U.S. holders should consult their own tax advisors regarding the impact of the potential treatment of Holdings as a USRPHC to the Non-U.S. holder’s disposition of Holdings Common Stock or Holdings Warrants, including any associated tax payment or tax return filing obligations.

Exercise or Lapse of a Warrant.    The U.S. federal income tax characterization of a Non-U.S. holder’s exercise or lapse of a Holdings Warrant generally will correspond to the U.S. federal income tax characterization of the exercise or lapse of a Holdings Warrant by a U.S. holder, as described above under “U.S. Holders — Exercise or Lapse of a

Holdings Warrant,” although to the extent a cashless exercise results in a taxable exchange, the consequences generally would be similar to those described in the preceding paragraphs above for a Non-U.S. holder’s gain on the sale or other disposition of our common shares and SPAC Public Warrants. However, capital losses recognized by a Non-U.S. holder on lapse of a warrant generally will be taken into account for U.S. income tax purposes only for purposes of calculating net capital gain described in the third bullet point above under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock or Warrants.”

Information Reporting and Backup Withholding.    Information returns will be filed with the IRS in connection with payments resulting from our redemption of shares of our common stock, future sales, taxable exchanges, or other taxable dispositions of shares of Holdings Common Stock or Holdings Warrants, or the payment of dividends. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will generally satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes.    Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) impose withholding of thirty percent (30%) on payments of dividends (including constructive dividends received pursuant to a redemption of stock or otherwise) on, and gross proceeds from a sale or disposition of, our common stock, SPAC Public Warrants, Holdings Common Stock or Holdings Warrants to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under the applicable Treasury regulations and administrative guidance, the withholding provisions described above are in effect with respect to actual or deemed payments of dividends.

However, the IRS released proposed Treasury Regulations that, if finalized in their present form, would eliminate the U.S. federal withholding tax of thirty percent (30%) applicable to the gross proceeds of a sale or disposition of our common stock, SPAC Public Warrants, Holdings Common Stock or Holdings Warrants. In its preamble to such proposed Treasury Regulations, the IRS stated that taxpayers may generally rely on the proposed Treasury Regulations until final Treasury Regulations are issued.

Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on dividends paid or deemed paid on our common stock, SPAC Public Warrants, Holdings Common Stock or Holdings Warrants.

PROPOSAL NO. 2 — THE ORGANIZATIONAL DOCUMENTS PROPOSAL

Overview

As discussed in this proxy statement/prospectus, if the Business Combination Proposal is approved, then SPAC is asking its stockholders to approve the Organizational Documents Proposal. Under the Merger Agreement, the approval of the Organizational Documents Proposal is also a condition to the consummation of the Business Combination. If, however, the Organizational Documents Proposal is approved but the Business Combination Proposal is not approved, then the Business Combination will not be consummated.

If the Organizational Documents Proposal is approved and the Business Combination is to be consummated, then the Proposed Charter and the Proposed Bylaws will be substantially in the form set forth on Annex B and Annex C, respectively, which, in the judgment of the SPAC Board, are necessary to adequately address the needs of Holdings following the Closing. The approval or lack thereof of any of the Advisory Governance Proposals will not affect the effectiveness of the Organizational Documents Proposals if approved by the requisite SPAC Stockholders.

All SPAC Stockholders are encouraged to read the proposed organizational documents in their entirety for a more complete description of their terms.

Reasons for the Amendments to SPAC Charter

Each of the Proposed Charter and the Proposed Bylaws was negotiated as part of the Business Combination. The SPAC Board’s specific reasons for each of the Advisory Governance Proposals (each of which are included in the Proposed Charter or the Proposed Bylaws) are set forth in the section “Proposals No. 3 — The Advisory Governance Proposals.”

Vote Required for Approval

The Organizational Documents Proposal is conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal at the Special Meeting.

The affirmative vote (in person or by proxy) of a majority of the votes cast in person online or by proxy at the Special Meeting is required to approve the Organizational Documents Proposal. Broker non-votes, abstentions or the failure to vote on the Organizational Documents Proposal will have no effect on the Organizational Documents Proposal.

Recommendation of the SPAC Board

THE SPAC BOARD UNANIMOUSLY RECOMMENDS THAT SPAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL.

PROPOSAL NO. 3 — THE ADVISORY GOVERNANCE PROPOSALS

Overview

If the Organizational Documents Proposal is approved and the Business Combination is to be consummated, Holdings will adopt the proposed organizational documents under the DGCL.

As required by SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, SPAC is requesting that its stockholders vote upon, on a non-binding advisory basis, the Advisory Governance Proposals, which are separately being presented in accordance with SEC guidance and which will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by Delaware law separate and apart from the Organizational Documents Proposal. However, the stockholder vote regarding each of the Advisory Governance Proposals is an advisory vote, and is not binding on SPAC or the SPAC Board (separate and apart from the approval of the Organizational Documents Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Governance Proposals (separate and apart from approval of the Organizational Documents Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Governance Proposals, SPAC intends that the Proposed Charter and the Proposed Bylaws will take effect upon the effectiveness of the Business Combination (assuming approval of the Organizational Documents Proposal).

SPAC Stockholders will be asked to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the SPAC Charter, which are being presented as five separate sub-proposals:

(1)    Advisory Charter Proposal A — to amend the name of the public entity to “Integrated Rail & Resources Inc.” from “Integrated Rail and Resources Acquisition Corp.”;

(2)    Advisory Charter Proposal B — to authorize the issuance of up to 210,000,000 shares of all classes of capital stock, each with a par value of $0.0001, consisting of (a) 200,000,000 shares of Holdings Common Stock, and (b) 10,000,000 shares of Holdings Preferred Stock;

(3)    Advisory Charter Proposal C — to provide that the removal of any director be only for cause and by the affirmative vote of the holders of at least 66 and 2/3% of the voting power of all of the then outstanding shares of voting stock of Holdings entitled to vote at an election of directors.

(4)    Advisory Charter Proposal D — to make SPAC’s corporate existence perpetual as opposed to its current corporate existence, which is required to be dissolved and liquidated by the Final Redemption Date if it does not consummate an initial business combination in that time, and to remove from the Proposed Charter the various provisions applicable only to special purpose acquisition corporations; and

(5)    Advisory Charter Proposal E — to provide that SPAC will not be subject to Section 203 of the DGCL.

Reasons for the Amendments to the SPAC Charter

In the judgment of the SPAC Board, the Proposed Charter is necessary to address the needs of Holdings following the Closing. In particular:

•        the name of the new public entity (Proposal 3A) is desirable to reflect the Business Combination and the combined business going forward;

•        the greater number of authorized shares of capital stock (Proposal 3B) is desirable for SPAC to have sufficient shares to complete the Business Combination. Additionally, the SPAC Board believes that it is important for SPAC to have available for issuance a number of authorized shares sufficient to support its growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The shares would be issuable for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future equity incentive plans, pursuant to which SPAC may provide equity incentives to employees, officers and directors. The SPAC Board believes that these additional shares will provide SPAC with needed flexibility to issue shares in the future in a timely manner and under circumstances SPAC considers favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance;

•        the supermajority voting provision with respect to the removal of directors (Proposal 3C) is desirable to enhance the continuity and stability of the SPAC Board. The supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the SPAC Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of Holdings Common Stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages the person seeking control of SPAC to negotiate with the board of directors to reach terms that are appropriate for all stockholders; and

•        the alteration of the provisions related to SPAC’s corporate existence (Proposal 3D) is desirable because perpetual existence is the usual period of existence for corporations and the SPAC Board believes it is the most appropriate period following the Business Combination.

Vote Required for Approval

The Advisory Governance Proposals are conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal at the Special Meeting.

The affirmative vote (in person online or by proxy) of a majority of votes cast at the Special Meeting is required to approve each of the Advisory Governance Proposals. Failure to vote by proxy or to vote in person online at the Special Meeting, an abstention from voting or a broker non-vote will have no effect on the outcome of the vote on the any such Advisory Governance Proposal.

Recommendation of the SPAC Board

THE SPAC BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY GOVERNANCE PROPOSALS.

PROPOSAL NO. 4 — THE ELECTION OF DIRECTORS PROPOSAL

Overview

Pursuant to the SPAC Charter, the SPAC Board is currently divided into three classes, Class I, Class II, and Class III, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term.

The Proposed Charter provides that, subject to the rights of holders of any series of Holdings Preferred Stock to elect persons to the Board, if any, Holdings directors shall be elected at each annual meeting of the stockholders; provided, that the term of each director shall continue until the election and qualification of such director’s successor and be subject to such director’s earlier death, resignation or removal. The authorized number of directors will be fixed exclusively by resolutions adopted by a majority of the Holdings Board.

Immediately following the Closing, the Holdings Board will consist of five members. The initial composition of the Holdings Board shall be composed of individuals to be designated by SPAC.

SPAC Stockholders are being asked to consider and vote upon the Election of Directors Proposal to elect [•] to serve as the directors, effective immediately after the Effective Time, with each director having a term that expires at our first annual meeting of stockholders after the completion of the Business Combination or when his or her respective successor is duly elected and qualified, or upon his or her earlier death, resignation, retirement or removal.

Information regarding each nominee is set forth in the section entitled “Directors and Executive Officers After the Business Combination.”

Vote Required for Approval

The Election of Directors Proposal is conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal at the Special Meeting.

If a quorum is present, directors are elected by a plurality of the votes cast, present in person online or by proxy at the Special Meeting. This means that the five nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person online at the Special Meeting and broker non-votes will have no effect on the vote since a plurality of the votes cast is required for the election of each nominee.

Recommendation of the SPAC Board

THE SPAC BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE
“FOR” EACH OF THE DIRECTOR NOMINEES.

PROPOSAL NO. 5 — THE NASDAQ PROPOSAL

Overview

In connection with the Business Combination, we intend to effect (subject to customary terms and conditions, including the Closing), for purposes of complying with the applicable listing rules of The Nasdaq Stock Market LLC, the issuance, pursuant to the Merger Agreement, of shares of Holdings Common Stock in connection with the Business Combination.

For further information, please see the section entitled “Proposal No. 1 — The Business Combination Proposal,” as well as the annexes to this proxy statement/prospectus.

Why SPAC Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Nasdaq Listing Rule 5635(a), (b), (c) and (d), as applicable.

Under Nasdaq listing rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock), or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq listing rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq listing rule 5635(c), stockholder approval is required prior to the issuance of securities when a plan or other equity compensation arrangement is established or materially amended.

Under Nasdaq listing rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Stockholder approval of the Nasdaq Proposal is also a condition to the Closing under the Merger Agreement.

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, we will issue up to [•] shares of Holdings Common Stock in connection with the Business Combination.

The issuance of the shares of Holdings Common Stock described above would result in significant dilution to SPAC Stockholders and result in SPAC Stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of Holdings. For further information, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Ownership of Holdings After the Closing,” as well as the annexes to this proxy statement/prospectus.

Vote Required for Approval

The Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal at the Special Meeting.

The Nasdaq Proposal will be approved and adopted if a majority of the votes cast in person online or by proxy at the Special Meeting vote “FOR” the Nasdaq Proposal. Failure to vote by proxy or to vote in person online at the Special Meeting or an abstention from voting will have no effect on the outcome of the vote on the Nasdaq Proposal.

Recommendation of the SPAC Board

THE SPAC BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE
“FOR” THE APPROVAL THE NASDAQ PROPOSAL.

PROPOSAL NO. 6 — THE INCENTIVE PLAN PROPOSAL

Overview

We are asking our stockholders to approve and adopt the Integrated Rail & Resources Inc. Equity Incentive Plan (the “Equity Plan” or the “Plan”) and the material terms thereunder.

The following is a summary of certain terms and conditions of the Equity Plan. This summary is qualified in its entirety by reference to the Equity Plan, a copy of which is included in this proxy statement/prospectus as Annex C.

Summary of the Equity Plan

The purpose of the Equity Plan is to help us attract, motivate and retain such persons with awards under the Equity Plan and thereby enhance shareholder value.

Types of Awards.

[•]

Plan Administration.

[•]

Shares available for Awards.

[•]

Eligibility.

[•]

Designation of Award.

[•]

Conditions of Award.

[•]

Terms of Award.

[•]

Transfer Restrictions.

[•]

Exercise of Award.

[•]

Amendment, Suspension or Termination of the Equity Plan.

[•]

Vote Required for Approval

This Equity Incentive Plan Proposal will be approved and adopted only if holders of at least a majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy and entitled to vote at the Special Meeting vote “FOR” the Equity Incentive Plan Proposal. This Equity Incentive Plan Proposal is conditioned upon the approval and completion of the Business Combination Proposal and the Nasdaq Proposal. If either the Business Combination Proposal or the Nasdaq Proposal is not approved, this Proposal will have no effect even if approved by our stockholders.

Board Recommendation

OUR BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE
“FOR” THE EQUITY INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 7 — THE NTA PROPOSAL

Overview

As discussed elsewhere in this proxy statement/prospectus, SPAC is asking its stockholders to approve the NTA Proposal. The NTA Proposal is conditioned upon the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the NTA Proposal will have no effect, even if approved by SPAC Stockholders. If the NTA Proposal and the Business Combination Proposal are approved at the Special Meeting, the following amendments will be made to the SPAC Charter, which shall be effective, if adopted and implemented by SPAC, prior to the consummation of the proposed Business Combination:

(1)    Section 9.2(a) of the SPAC Charter shall be amended in its entirety to read as follows:

“Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed (irrespective of whether they voted in favor or against the Business Combination) pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”). Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.”

(2)    Section 9.2(e) of the SPAC Charter shall be amended in its entirety to read as follows:

“If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination.”

(3)    Section 9.2(f) of the SPAC Charter shall be deleted in its entirety.

(4)    Section 9.7 of the SPAC Charter shall be amended in its entirety to read as follows:

“Additional Redemption Rights.    If, in accordance with Section 9.1(a), any amendment is made to Section 9.2(d) to modify the substance or timing of the ability of Public Stockholders to seek redemption in connection with an initial Business Combination or the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination by the Deadline Date, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes, divided by the number of then outstanding Offering Shares.”

Reasons for the Amendments

The NTA Amendments have been proposed in order to facilitate the consummation of the Business Combination, by removing the limitation on its ability to consummate an initial business combination if SPAC would have less than $5,000,001 in net tangible assets prior to or upon consummation of such initial business combination. The purpose of the NTA limitation was initially to ensure that SPAC’s shares of common stock are not deemed to be a “penny stock” pursuant to Rule 3a51-1 under the Exchange Act. Because we anticipate that our common stock will not be deemed to be a “penny stock” pursuant to other applicable provisions of Rule 3a51-1 under the Exchange Act upon the consummation of the Business Combination, SPAC is proposing the NTA Proposal so that the parties to the Business Combination may consummate the transaction even if it does not have at least $5,000,001 in net tangible assets prior to or upon consummation of the Business Combination.

If the NTA Proposal is not approved and there are significant requests for redemption of Public Shares such that SPAC’s net tangible assets would be less than $5,000,001 upon the consummation of the Business Combination, the SPAC Charter would prevent SPAC from being able to consummate the Business Combination even if all other conditions to Closing are met.

Vote Required for Approval

If the Business Combination Proposal is not approved, the NTA Proposal will not be presented at the Special Meeting. The affirmative vote of (i) the holders of a majority of the Founder Shares then outstanding, voting separately as a single class, (ii) the holders of a majority of the outstanding shares of common stock, voting together as a single class, is required to approve the NTA Proposal.

Failure to vote by proxy or to vote in person (including at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will count as a vote AGAINST the NTA Proposal.

Recommendation of the SPAC Board

THE SPAC BOARD RECOMMENDS THAT SPAC STOCKHOLDERS VOTE
“FOR” THE APPROVAL OF THE NTA PROPOSAL.

PROPOSAL NO. 8 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the SPAC Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to SPAC Stockholders in the event that based upon the tabulated vote at the time of the Special Meeting there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal. In no event will the SPAC Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the SPAC Charter and the DGCL.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by SPAC Stockholders, the SPAC Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of the majority of the votes cast by the stockholders present via the virtual meeting platform or represented by proxy and entitled to vote thereon at the Special Meeting. Abstentions will have no effect on the Adjournment Proposal. Broker non-votes will have no effect with respect to the approval of the Adjournment Proposal. The Business Combination is not conditioned upon the approval of the Adjournment Proposal. The approval of the Adjournment Proposal is not conditioned upon the approval of the Business Combination Proposal.

Recommendation of the SPAC Board

THE SPAC BOARD RECOMMENDS THAT SPAC STOCKHOLDERS VOTE
“FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT THE COMPANY

Unless the context requires otherwise, “we,” “us,” “our,” and the “Company” in this Information About the Company section are references to Tar Sands Holdings II, LLC, a Utah limited liability company.

DESCRIPITION OF THE BUSINESS

Tar Sands Holdings II, LLC, a Utah limited liability company, was formed in 2013 and is wholly owned by Endeavor Capital Group, LLC. In 2013, the Company acquired certain oil and gas assets at Asphalt Ridge, northeastern Utah, in connection with the bankruptcy of the prior owner of such assets. Since that time, the Company has not conducted meaningful operations of these assets. With the capital provided by the Business Combination, along with the anticipated Shell Commitment Agreement, the Company intends to upgrade and bring its existing refinery facility online in order to process and refine feedstock oil to produce products to customer specifications.

Our primary assets include:

•        Ownership of 760 acres of core drilled land in fee simple absolute at Asphalt Ridge in northeastern Utah, consisting of two (2) designated mining tracts — the South “A” Tract and the “D” Tract (together, the “Property”);

•        A mine facility located on the South “A” Tract (the “Mine”); and

•        A large-scale mining permit for the Mine.

Shell Commitment Agreement

Following is a summary of the non-binding letter of intent for the Shell Commitment Agreement between Shell Trading US Company and Integrated Rail. Under this arrangement, STUSCO would supply volumes of crude feedstock to the Facility and purchase certain crude oil products produced from such feedstock.

The initial term (the “Initial Term”) is 10 years from the start of the Facility (the “In-Service Date”), which is expected to be December 31, 2028, and may be extended by mutual agreement of the Parties. STUSCO will have a one-time option (the “Extension Option”) to extend the Initial Term by five (5) years (“Option Term”). In the event STUSCO elects to exercise its Extension Option, the Shell Commitment Agreement will be automatically renewed from the end of the Option Term on one (1) year terms (each, a “Renewal Term”) unless cancelled in writing, by either party, one hundred-eighty (180) days in advance of the end of the Option Term or any Renewal Term. The Initial Term, the Option Term, and Renewal Term(s), if applicable, are collectively referred to as (the “Term.”)

The commencement of the Term is subject to certain conditions precedent, including the below (collectively, the “Conditions Precedent”):

•        Closing of the transactions contemplated by the Merger Agreement has occurred, in accordance with the terms and conditions therein;

•        The necessary refurbishment, construction, permitting, and receipt of approvals of or by the Facility have occurred;

•        The In-Service Date has occurred on or before December 31, 2028 (the “In-Service Deadline”);

•        The Facility obtains and maintains the nameplate capacity for the period required to process 500,000 barrels in a 60-day time frame (the “Nameplate Capacity”), or approximately 15,000 barrels of crude feedstocks per day;

•        The Facility is able to (i) receive the crude feedstocks (the “Crude Feedstock”) that meet the certain Required Crude Feedstock Specifications (as defined in the Shell Commitment Agreement) via truck LACT; and (ii) process and deliver Crude Oil Products;

•        The Facility is able to convert the Crude Feedstock into Crude Oil Products and make available for re-delivery or pick up by STUSCO; and

•        Integrated Rail has delivered to STUSCO an executed subordination agreement in favor of STUSCO, from each third party with a security interest or similar interest in the Crude Oil Products to: (i) recognize STUSCO’s rights to net and offset amounts owed by STUSCO and (ii) subordinate any such lien to STUSCO’s rights.

If the Conditions Precedent do not occur by the In-Service Deadline, then STUSCO has a one-time option to terminate the Shell Commitment Agreement without liability to Integrated Rail. STUSCO will have the right to independently determine if the Conditions Precedent have been satisfied or waived, in its sole discretion, acting reasonably and in good faith.

STUSCO will be the sole supplier of Crude Feedstock to the Facility, and the sole purchaser of Crude Oil Products for the initial Nameplate Capacity, and for any expansion capacity for which STUSCO contracts. Integrated Rail is responsible for maintaining operational storage, line fill, tank heels, etc. necessary to operate the Facility. Any capacity that remains uncontracted by STUSCO is exempt and may be taken to the open market. STUSCO will have a right of first refusal to any expansion in refining capacity at the Facility. If Integrated Rail offers substantially the same services to a third party at more favorable prices, STUSCO will be entitled to receive the same.

STUSCO has no minimum volume commitments for delivery of Crude Feedstocks or offtake of Crude Oil Products to be supplied to or purchased from the Facility during the Term. However, it does have a Monthly Minimum Revenue Commitment (defined below). The purchase price of the Crude Feedstock will be based on WTI CMA NYMEX (M+1) less a specified differential per barrel (the “Differential”). The purchase price for Crude Oil Products will be based on WTI CMA NYMEX (M+1) less the Differential, plus an agreed processing fee (the “Processing Fee”), and subject to an annual escalation with a negotiated cap.

STUSCO will pay Integrated Rail a monthly minimum revenue commitment (currently estimated to be $400,000 per month) for a period of five (5) years (the “Monthly Minimum Revenue Commitment”). The total sum of the Monthly Minimum Revenue Commitment payments must equal the total minimum revenue commitment, estimated to be $25,000,000 (the “Total Minimum Revenue Commitment”). Upon the satisfaction of the Total Minimum Revenue Commitment, and if the Facility is not operating due to STUSCO’s election to nominate less than the minimum operational capacity (the “Minimum Operational Capacity”), STUSCO will pay a minimum payment of approximately $50,000 per month.

If the average value based on the formula agreed by the parties for the month of delivery of the Crude Oil Products (the “Crack”) exceeds the established Processing Fee and the Monthly Minimum Revenue Commitment, net of actual losses at the Facility and deemed losses in transportation, any resulting positive difference (“Positive Differential”) will be split 50%/50% between Integrated Rail and STUSCO (“Profit Sharing Split”).

After the Initial Term, or upon STUSCO paying to Integrated Rail the Total Minimum Revenue Commitment, whichever is earlier, the Positive Differential will be adjusted to equal the positive difference between the Crack and an amount equal to the agreed discount to the initial Processing Fee, and the Profit Sharing Split will be adjusted to be 75% to Integrated Rail and 25% to STUSCO.

So long as the Facility maintains the Minimum Operational Capacity on average during a calendar month, then no credits are created. If the Facility is not able to meet the Minimum Operational Capacity, then a credit is created for each barrel below the Minimum Operational Capacity the Facility is unable to process. Any credit created, must be used within the following twenty-four (24) months and any credits remaining at the end of the Term must be used within six months, or may be accounted for in any renewal negotiated at the time.

Performance under the Shell Commitment Agreement may be excused in connection with certain force majeure events. However, in the event Integrated Rail declares a force majeure event with respect to the Facility lasting more than two hundred seventy (270) consecutive days, or two hundred seventy (270) days in the aggregate over a period of three hundred sixty-five (365) consecutive days, STUSCO will have the option but not the obligation to, exercisable within thirty (30) days after such period: (i) terminate the Shell Commitment Agreement or (ii) extend the Initial Term by the number of days the Facility is under force majeure. In the event the Facility assets are damaged such that the Facility will be inoperable for eighteen (18) months, Integrated Rail will have no obligation to continue operations, and either Integrated Rail or STUSCO will have the right to terminate the Shell Commitment Agreement. In the event STUSCO terminates the agreement for force majeure in accordance with the foregoing, any unused deficiency credit balance will be automatically forfeited.

Upon the approval and in conjunction with the Final Investment Decision of the Uinta Basin Railway (the “UBR”), STUSCO will have a right of first refusal to subscribe to capacity through the rail terminal and on the UBR at the then required shipping rates, up to STUSCO’s then existing capacity through the Facility.

Property

The hydrocarbon potential for oil sands is widely recognized. North America contains the largest known oil sand deposit in the world, Utah contains the largest known U.S. oil sand deposit, and Asphalt Ridge is one of Utah’s largest and most accessible oil sands deposit. The Asphalt Ridge oil sand deposit is located in the Uinta Basin in eastern Utah near the town of Vernal. It is situated on the east flank of the Uinta Basin syncline dipping to the southwest at 3 to 8 degrees. Numerous faults of differing size occur along Asphalt Ridge, which help define the oil-saturated areas. The deposit is comprised of unconsolidated oil-wet sandstone up to 300 feet in thickness, with overburden thickness ranging from 0 to 500 feet. There are three well-defined priority “pit” areas of Asphalt Ridge where the surface mineable reserves are principally located. These areas are referred to as the “A,” “D,” and “South” Tracts. The Company acquired the “A” and “D” Tracts in 2013, which provides it with the most concentrated oil sands reserves at Asphalt Ridge. It is not anticipated that oil sands will be developed in the near term. Instead, the Company will focus on processing feedstock under the Shell Commitment Agreement.

Facility

The Company’s existing extraction facility is located on the “A” Tract. This open pit has been minded since the 1920’s (primarily for asphalt and road base) and the initial overburden has been removed and necessary regulatory approvals are in place. In 1999, approximately $23 million was expended to construct a solvent (surfactant) 2,000 barrel per day facility to produce bitumen and recover 1,000 barrels of solvent. This process proved unsuccessful, primarily due to severe emulsion issues created by the surfactants. The operator then tested and confirmed the commercial viability of using a modified hot water process to separate oil from sand (the “Separation Technology”). However, low oil prices at the time stalled upgrades to the Facility that were necessary in order to utilize the Separation Technology. In 2008, approximately $39 million of additional capital was expended to enhance the Separation Technology, refurbish the entire Facility to utilize the Separation Technology, reconfigure and expand existing infrastructure and re-construct the Mine site. Major areas of the refurbished production Facility have been successfully tested and commissioned with oil sands. The result of the commissioning process has demonstrated that oil extraction is commercially feasible. However, operations were shut down in February 2010 due to lack of funding.

It is anticipated that the majority of the existing equipment associated with the refining process will be utilized to produce commercial products for the Customer. Additional equipment and process changes will be required to achieve this and will be redesigned to accommodate the Customer feedstock. Existing tar sand handling facilities will be properly decommissioned and removed from the location to improve environmental conditions and make room for anticipated refining expansions.

The Property also includes a transload truck facility and terminal, which will be expanded as required to allow for efficient terminalling and transportation crude feedstock and refined products. The Customer will be responsible for delivery of feedstock and refined products.

Phase 1 Engineering Review

Becht Engineering BT, Inc., an engineering, inspection, and capital reserve consulting firm (“Becht”) was engaged to initiate a three-staged Front-End Loading (“FEL”) engineering review to assess the technical and economic feasibility of existing equipment to meet processing requirements and identify equipment changes, modifications and additions necessary to achieve production targets. The first of three FEL stages (“Phase 1”) was completed in January 2025. Phase 1 deliverables include a feasibility report and an AACE Class V cost estimate. The remaining FEL stages will be conducted by BHI, Co. an engineering, procurement, and construction firm, with Becht transitioning to the role of owner’s support and technical consultants for the remainder of the project.

Permitting

The Company has in place key permits for original operations and has determined, through initial investigation, that these permits will require certain amendments to address changes in feedstock, refined products and operational capacity. Because the Facility is located on private property, the State of Utah has primary regulatory authority, and the State of Utah has been generally supportive of energy and related processing operations like those anticipated by the Company. As a result, the Company does not anticipate any significant delays with respect to project scheduling due to permitting. In addition, the Company believes that existing permits cover more activities than will be engaged in going forward. In other words, the Company believes it is “over permitted” with respect to its new business plan.

Development Plan

Refining process, equipment and storage will be designed and installed to achieve an initial throughput target of 15,000 barrels per day. Permitting activities will be undertaken to coincide with the production targets and emission control technologies associated with the facilities. It is anticipated that the refining capacity will be expanded over time to increase throughput to match Customer and market demand. Conventional, proven processes and technologies will be utilized and will be built and operated in accordance with safety, environmental and regulatory requirements.

Market Opportunity

We believe that we can establish profitable oil and gas operations in Utah, where our permitted Facility is located, and elsewhere in the western United States. The oil and gas industry currently appears operationally favorable in Utah,  and we believe that the overall operating environment and the market for oil and gas in Utah should remain favorable for the foreseeable future. We believe our operations will help meet domestic oil and gas needs that are expected to remain strong for the foreseeable future, and in doing so, we will also support the country’s goal of energy independence.

Products and Target Markets

The Company will be supplied crude oil volumes by the Customer to store, process and deliver refined products on the downstream side of the refinery. The Customer is a global, integrated oil producer that is responsible for the offtake and marketing of the finished products. As such the commodity and market risks will be borne primarily by the Customer with guaranteed minimum volumes to ensure refining operations remain economic.

Customers

We anticipate that our principal customer will initially be STUSCO pursuant to the Shell Commitment Agreement, and in the future would include other refiners, independent marketers, and retailers. Diesel fuel would be sold to refiners, wholesalers, and railroads; jet and maritime fuel would be sold for commercial airline and maritime use; specialty lubricant products would sold in both commercial and specialty markets, and LPG’s would be sold to LPG wholesalers and LPG retailers.

Our initial operations and sales will be conducted pursuant to the Shell Commitment Agreement with STUSCO. See “Description of the Business — Shell Commitment Agreement” for a further description of the Shell Commitment Agreement.

Competition

All facets of the energy industry are highly competitive. Our competitors include major integrated, national, and independent energy companies. Many of these competitors have financial and technical resources and staff which may allow them to better withstand and react to changing and adverse market conditions. In addition, the energy industry is subject to global economic and political factors and changing governmental regulations. Our operating results are affected by changes in pricing for crude oil, feedstocks, and natural gas, as well as changes in the markets that we serve.

Typical competition in the refining space is heavily dependent on price of feedstock compared to the value of refined products which exposes many of the refiners to commodity risks associated with both upstream and downstream markets. The structure of this business, with the Shell Commitment Agreement with a major Customer in place, facilitates competitiveness against larger market peers. Additionally, due to the location of this processing facility, we believe that the Company is the only refiner in the Uinta Basin that can improve competitive economics related to lower transportation costs, which other refiners in the region are currently unable to capture.

Corporate Information

Our principal executive office is located at 6440 S. Wasatch Boulevard, Suite 105, Salt Lake City, Utah 84121 and our telephone number is (801) 268-4331.

Available Information

Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any other materials that we file with, or furnished to, the U.S. Securities and Exchange Commission (“SEC”) by us will be available on the SEC’s website at www.sec.gov.

ENVIRONMENTAL REGULATIONS

Our activities are subject to federal, state, and local laws and regulations governing environmental quality and pollution control. We are subject to extensive and evolving federal and state environmental regulations governing air emissions, wastewater discharges, and solid and hazardous waste management activities. Many of these regulations are becoming increasingly stringent, and the cost of compliance can be expected to increase over time. Our policy is to accrue environmental and clean-up related costs of a non-capital nature when it is probable that a liability has been incurred and the amount can be reasonably estimated. Such estimates may be subject to revision in the future as regulations and other conditions change.

Climate Change and Regulation of Greenhouse Gases

According to many scientific studies, emissions of CO2, methane, NOX, and other gases commonly known as greenhouse gases (“GHGs”) are contributing to global warming of the earth’s atmosphere and to global climate change. In response, legislative and regulatory initiatives have been underway to limit GHG emissions. The U.S. Supreme Court determined that GHG emissions fall within the federal Clean Air Act (“CAA”) definition of an “air pollutant” and the U.S. Environmental Protection Agency (“EPA”) promulgated an endangerment finding, paving the way for regulation of GHG emissions under the CAA. The EPA has now begun regulating GHG under the CAA. New construction or material expansions that meet certain GHG emissions thresholds will likely require that, among other things, a GHG permit be issued in accordance with the federal CAA regulations, and we would be required, in connection with such permitting, to undertake a technology review to determine appropriate controls to be implemented in order to reduce GHG emissions. The EPA has also promulgated rules requiring large sources to report their GHG emissions, which we may become subject to in the future.

Additional regulatory, legislative, and judicial developments are likely to occur in the future. Such developments may affect how these GHG initiatives will impact us. They may also impact the use of and demand for petroleum products, which could impact our business. Further, apart from these developments, tort claims alleging property damage against GHG emissions sources may be asserted. Due to the uncertainties surrounding the regulation of and other risks associated with GHG emissions, we cannot predict the financial impact of related developments on us.

National Ambient Air Quality Standards

The EPA has adopted a number of more stringent National Ambient Air Quality Standards (“NAAQS”). States are required to develop State Implementation Plans and ultimately local air districts are required to adopt rules designed to improve air quality over time. More stringent air pollutant standards and corresponding rules have already impacted and will continue to cause many refineries to invest heavily in additional air pollution controls. On October 1, 2015, the EPA adopted rules, which were reaffirmed in December 2020, that substantially tightened the NAAQS for ground-level ozone. These rules are causing many areas of the country to develop requirements for additional controls and limits on combustion emissions and emissions of volatile organic compounds. In October 2021, the EPA announced its intent to revisit the December 2020 decision retaining the 2015 NAAQS standard, opening the door to potential additional tightening of those standards and additional requirements for states around the country to adopt more stringent controls. On February 7, 2024, EPA lowered the fine particulate NAAQS standards. We do not currently anticipate that the NAAQS standards will materially impact our operations, but the new standards could materially impact future projects or expansions.

Fuel Standards

In 2007, the U.S. Congress passed the Energy Independence and Security Act (“EISA”) which, among other things, set a target fuel economy standard of 35 miles per gallon for the combined fleet of cars and light trucks in the U.S. by model year 2020 and contained an expanded Renewable Fuel Standard (the “RFS”). In August 2012, the EPA and National Highway Traffic Safety Administration (“NHTSA”) jointly adopted regulations that establish vehicle carbon dioxide emissions standards and an average industry fuel economy of 54.5 miles per gallon by model year 2025. On March 31, 2022, the EPA and NHTSA published a final rule containing additional fuel efficiency standards for cars and light trucks that include 8-10% reductions of GHG emissions annually through model year 2026. On July 28, 2023, NHTSA issued a notice of proposed rulemaking for cars and light trucks for model years 2027 – 2032. By model year 2032, the revised standards would require an industry-wide fleet average of 58 miles per gallon for passenger cars and light-duty trucks. Higher fuel economy standards have the potential to reduce demand for our refined transportation fuel products.

Under EISA, the RFS requires an increasing amount of renewable fuel to be blended into the nation’s transportation fuel supply. Over time, higher annual RFS requirements have the potential to reduce demand for our refined transportation fuel products. In the near term, the RFS will be satisfied primarily with fuel ethanol blended into gasoline. We, and other refiners subject to the RFS, may meet the RFS requirements by blending the necessary volumes of renewable fuels produced by us or purchased from third parties. To the extent that refiners will not or cannot blend renewable fuels into the products they produce in the quantities required to satisfy their obligations under the RFS program, those refiners must purchase renewable credits, referred to as Renewable Identification Numbers (“RINs”), to maintain compliance. To the extent that we exceed the minimum volumetric requirements for blending of renewable fuels, we can retain these RINs for current or future RFS compliance or sell those on the open market.

Additionally, the RFS enables the EPA to exempt certain small refineries from the renewable fuels blending requirements in the event such requirements would cause disproportionate economic hardship to that refinery. Litigation surrounding the 2022 RFS volumetric requirements and other aspects of those final rules, including the EPA’s denial of small refinery relief, is ongoing.

The RFS may present production and logistics challenges for both the renewable fuels and the petroleum refining and marketing industries in that we may have to enter into arrangements to purchase RINs with other parties or purchase cellulosic biofuels RINs waivers from the EPA to meet our obligations to use advanced biofuels, including biomass-based diesel and cellulosic biofuel, with potentially uncertain supplies of these new fuels.

In October 2010, the EPA issued a partial waiver decision under the federal CAA to allow for an increase in the amount of ethanol permitted to be blended into gasoline from 10% (“E10”) to 15% (“E15”) for 2007 and newer light duty motor vehicles. In 2019, the EPA approved year-round sales of E15, but that approval has been overturned by the courts and, as of January 10, 2022, the Supreme Court has declined to review further appeals on that subject. On July 2, 2021, a three-judge panel of the U.S. Court of Appeals for the District of Columbia Circuit vacated the EPA’s approval of year-round E15 sales. However, in response to supply challenges caused in part by Russia’s invasion of Ukraine, the EPA has issued certain emergency waivers to permit additional E15 sales. There are numerous issues, including state and federal regulatory issues, that need to be addressed before E15 can be marketed on a large scale for use in traditional gasoline engines; however, increased renewable fuel in the nation’s transportation fuel supply could reduce demand for our refined products.

The EPA also published a final Tier 3 gasoline standard that requires, among other things, that gasoline contain no more than 10 parts per million (“ppm”) sulfur on an annual average basis and no more than 80 ppm sulfur on a per-gallon basis. The standard also lowered the allowable benzene, aromatics, and olefins content of gasoline.

There will be compliance costs and uncertainties regarding how we will comply with the various requirements contained in the EISA, RFS, and other fuel-related regulations. We may experience a decrease in demand for refined petroleum products due to an increase in combined fleet mileage or due to refined petroleum products being replaced by renewable fuels.

Solid and Hazardous Waste

Our business generates waste, which may include hazardous waste, that is subject to regulation under the federal Resource Conservation and Recovery Act (“RCRA”) and state statutes. The EPA has limited the disposal options for certain hazardous wastes and state regulation of the handling and disposal of certain wastes associated with refining operations is becoming more stringent. We believe that our operations are in material compliance with all applicable RCRA regulations.

Superfund

The Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), also known as the “Superfund” law, imposes liability, without regard to fault or the legality of the original conduct, on certain persons with respect to the release or threatened release of a “hazardous substance” into the environment. These persons include the current owner and operator of a site, any former owner or operator who operated the site at the time of a release, transporters, and persons that disposed or arranged for the disposal of hazardous substances at a site. CERCLA also authorizes the EPA and, in some cases, third parties to take actions in response to threats to the public health or the environment and to seek to recover from the responsible persons the costs of such action. State statutes impose similar liability.

Under CERCLA, the term “hazardous substance” does not include “petroleum, including crude oil or any fraction thereof,” unless specifically listed or designated. While this “petroleum exclusion” lessens the significance of our operations, we may generate wastes that may fall within CERCLA’s definition of a “hazardous substance” in the course of our ordinary refining operations. Although we and, to our knowledge, our predecessors have used operating and disposal practices that were standard in the industry at the time, “hazardous substances” may have been disposed or released on, under, or from the properties currently or historically owned or leased by us or on, under, or from other locations where these wastes have been taken for disposal. At this time, we do not believe that we have any material liability associated with any Superfund site and we have not been notified of any claim, liability, or damages under CERCLA.

Oil Pollution Act

The Oil Pollution Act of 1990 (“OPA”) and regulations thereunder impose a variety of requirements on “responsible parties” related to the prevention of crude oil spills and liability for damages resulting from such spills in U.S. waters. A “responsible party” includes the owner or operator of a facility or vessel or the lessee or permittee of the area in which an offshore facility is located. While liability limits apply in some circumstances, few defenses exist to the liability imposed by the OPA. We are not aware of the occurrence of any action or event that would subject us to liability under OPA and we believe that compliance with OPA’s financial responsibility and other operating requirements will not have a material adverse effect on us.

Discharges and Marine Protection

The Clean Water Act (“CWA”) regulates the discharge of pollutants to waters of the U.S., including wetlands, and requires a permit for the discharge of pollutants, including petroleum, to such waters. Certain facilities that store or otherwise handle crude oil are required to prepare and implement Spill Prevention, Control, and Countermeasure and Facility Response Plans relating to the possible discharge of oil to surface waters. We are required to prepare and comply with such plans and to obtain and comply with discharge permits. The CWA also prohibits spills of oil and hazardous substances to waters of the U.S. in excess of levels set by regulations and imposes liability in the event of a spill. We believe we are in substantial compliance with these requirements and that any noncompliance would not have a material adverse effect on us.

Other statutes provide protection to animal and plant species. These laws and regulations may require the acquisition of a permit or other authorization before extraction or construction related to the oil and gas industry commences and may limit or prohibit construction, extraction, and other activities on certain lands lying within wilderness or wetlands and other protected areas and impose substantial liabilities for pollution resulting from our operations.

State laws further regulate discharges of pollutants to surface and groundwaters, require permits that set limits on discharges to such waters, and provide civil and criminal penalties and liabilities for spills to both surface and groundwaters. Some states have imposed regulatory requirements to respond to concerns related to potential for groundwater impact from oil and gas exploration and production.

Air Emissions

Our refining operations are subject to local, and state, regulations for the control of emissions from sources of air pollution. Administrative enforcement actions for failure to comply strictly with air regulations or permits may be resolved by payment of monetary fines and correction of any identified deficiencies. Alternatively, regulatory agencies could impose civil and criminal liability for non-compliance. An agency could require us to forgo construction or operation of certain air emission sources. We believe that we are in substantial compliance with air pollution control requirements.

Our refining business is subject to very significant state air permitting and pollution control requirements, including some that are the subject of ongoing enforcement activities by the State EPA as described in more detail below. The State EPA continues to review and, in many cases, tighten ambient air quality standards, which standards, along with the advancement of pollution control technologies, could result in new regulatory and permit requirements that will impact our refining activities and involve additional costs.

On September 29, 2015, the EPA announced a final rule updating standards that control toxic air emissions from petroleum refineries, addressing, among other things, flaring operations, fence line air quality monitoring, and additional emission reductions from storage tanks and delayed coking units. Compliance with this rule has not had a material impact on our financial condition, results of operations, or cash flows to date. However, new operating and other regulatory standards could involve additional costs, and failure to comply with such standards could involve penalties, each of which could be material.

Regulation of Transportation of Oil

Sales of crude oil, condensate and natural gas liquids are not currently regulated and are made at negotiated prices; however, Congress could reenact price controls in the future. Our sales of crude oil are affected by the availability, terms, and cost of transportation. We anticipate that oil produced from the Facility will initially be trucked to market, and that it may be trucked to market over the long-term.

The transportation of oil in common carrier pipelines is also subject to rate regulation. The Federal Energy Regulation Commission (“FERC”) regulates interstate oil pipeline transportation rates under the Interstate Commerce Act. Intrastate oil pipeline transportation rates are subject to regulation by state regulatory commissions. The basis for intrastate oil pipeline regulation, and the degree of regulatory oversight and scrutiny given to intrastate oil pipeline rates, varies from state to state. Insofar as effective interstate and intrastate rates are equally applicable to all comparable shippers, we believe that the regulation of oil transportation rates will not affect our operations in any way that is of material difference from those of our competitors. Further, interstate, and intrastate common carrier oil pipelines must provide service on a non-discriminatory basis. Under this open access standard, common carriers must offer service to all shippers requesting service on the same terms and under the same rates. When oil pipelines operate at full capacity, access is governed by pro-rationing provisions set forth in the pipelines’ published tariffs. Accordingly, we believe that access to oil pipeline transportation services generally will be available to us to the same extent as to our competitors.

Regulation of Transportation and Sale of Natural Gas

Historically, the transportation and sale for resale of natural gas in interstate commerce have been regulated pursuant to the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 and regulations issued under those Acts by the FERC. In the past, the federal government has regulated the prices at which natural gas could be sold. While sales by producers of natural gas can currently be made at uncontrolled market prices, Congress could reenact price controls in the future.

Since 1985, the FERC has endeavored to make natural gas transportation more accessible to natural gas buyers and sellers on an open and non-discriminatory basis. The FERC has stated that open access policies are necessary to improve the competitive structure of the interstate natural gas pipeline industry and to create a regulatory framework that will put natural gas sellers into more direct contractual relations with natural gas buyers by, among other things, unbundling the sale of natural gas from the sale of transportation and storage services. Although the FERC’s orders do not directly regulate natural gas producers, they are intended to foster increased competition within all phases of the natural gas industry. We cannot accurately predict whether the FERC’s actions will achieve the goal of increasing competition in markets in which our natural gas is sold. Therefore, we cannot provide any assurance that the less stringent regulatory approach established by the FERC will continue. However, we do not believe that any action taken will affect us in a way that materially differs from the way it affects other natural gas producers.

Intrastate natural gas transportation is subject to regulation by state regulatory agencies. The basis for intrastate regulation of natural gas transportation and the degree of regulatory oversight and scrutiny given to intrastate natural gas pipeline rates and services varies from state to state. Insofar as such regulation within a particular state will generally affect all intrastate natural gas shippers within the state on a comparable basis, we believe that the regulation of similarly situated intrastate natural gas transportation in any states in which we operate and ship natural gas on an intrastate basis will not affect our operations in any way that is of material difference from those of our competitors.

OSHA

We are subject to the requirements of the federal Occupational Safety and Health Act (“OSHA”) and comparable state statutes. The OSHA hazard communication standard, the EPA community right-to-know regulations under Title III of the federal Superfund Amendments and Reauthorization Act, and similar state statutes require us to organize and/or disclose information about hazardous materials used or produced in our operations. Certain of this information must be provided to employees, state and local governmental authorities, and local citizens.

HUMAN CAPITAL

Workforce Composition

We believe our employees are our most valuable asset. By investing in our employees, we are able to achieve success and continue to execute on our mission and vision. At September 30, 2024, our workforce consisted of two (2) employees and we anticipate having approximately [__] employees following the consummation of the Business Combination.

Culture and Values

We are a values-driven company. Our tight-knit community values integrity, creativity, hard work, and respect for others. We value innovative thought, which we believe drives our growth and success. We value the unique heritage, experiences, and contributions of everyone we get to work with and serve. As we pursue growth and success, we believe it is important to keep our people safe, to value our diversity, and to protect our environment.

Benefits

We offer competitive compensation, benefit, and time-off packages to promote employee fulfillment and work-life balance. Our benefits include our retirement savings plan with company match, employee stock purchase plan, extensive health and wellness benefits, generous time off allowance, and a tuition reimbursement program.

Health and Safety

Safety is paramount to every operation and activity we undertake. We recognize that our responsible stewardship impacts every employee, every contractor, and every member of the community, and we embrace that responsibility. We promote a culture of continuous safety improvement with a keen eye for evaluating and managing risk. We continually monitor and improve the effectiveness of our health and safety programs, policies, and procedures to achieve this objective.

CYBERSECURITY

Due to the Company’s lack of operations, we do not maintain a cybersecurity program. We will maintain a cybersecurity program that is reasonably designed to protect our information, and that of our customers, against cybersecurity threats that could have material adverse effects on the integrity and effectiveness of our information systems.

Cybersecurity threats and related incidents have not had a material impact on the company to date, but future cybersecurity incidents could have a material effect on our business, financial condition, and results of operations. While we have not experienced any material cybersecurity incidents, there can be no guarantee that we will not be the subject of future successful attacks.

PROPERTIES

Please read “Description of Business” for the location and general character of the properties used in our refining and logistics operations. These properties and facilities have no current operations.

LEGAL PROCEEDINGS

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of our business. No legal proceedings are pending against us that we believe individually or collectively could have a materially adverse effect upon our financial condition, results of operations, or cash flows.

THE COMPANY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of the Company’s financial condition and results of operations in conjunction with the Company’s consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. The Company’s actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this proxy statement/prospectus.

Results of Operations

For the Year Ended December 31, 2023 compared to the Year Ended December 31, 2022

Our financial results for the years ended December 31, 2023 and 2022 are summarized as follows:

	For the Years Ended December 31,		Change	% Change
	2023	2022
Revenue:
Rental revenue and other revenue	$128,324	$160,074	$(31,750)	(20)%
Operating expenses:
Accretion and depreciation	33,478	31,154	2,324	7%
Salaries and wages	70,256	69,409	847	1%
Property tax	42,071	48,851	(6,780)	(14)%
Other expenses	41,240	40,977	263	(1)%
Total operating expenses	187,045	190,391	(3,346)	(2)%
Loss from Operations	(58,721)	(30,317)	(28,404)	94%

Other income:
Other income	—	50,000	(50,000)	(100)%
Total other expenses	—	50,000	(50,000)	(100)%
Loss before income taxes	(58,721)	19,683	(78,404)	(100)%
Income tax benefit	—	—	—	0%
Net loss	$(58,721)	$19,683	$(78,404)	(398)%

Rental Revenue

The Company has not had any significant mining operations since 2015. The primary source of revenues for the Company is related to the Company renting unimproved land on a month-to-month basis for $10,000 per month. The lessee primarily uses the land for parking heavy equipment. This leasing agreement ended in December 2023. During 2022, there was one-time sell of dirt and raw tar sand for $30,000. This one-time sale in 2022 caused an increase in 2022 revenue by approximately 20%. The future revenues of the Company are anticipated to not be dependent on leasing the unimproved land to tenants for parking heavy equipment. The Company intends to redevelop Tar Sands petroleum related assets with the goal to integrate their natural resources and existing infrastructure. The risks and uncertainties associated with such a venture include finding and hiring the right people to perform these type of tasks as well as the risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected time frame.

Accretion and depreciation expenses

The Company has an Asset Retirement Obligation (“ARO”) recorded that is associated with its oil and natural gas property in the SSP; the fair value of the ARO was recorded as a liability and is accreted over time until the date the ARO is expected to be paid. For the year ended December 31, 2023, accretion expenses remained consistent with that of the prior year period.

Associated with this property is the asset retirement cost which is the estimated cost of retiring the asset, whereas the asset retirement obligation is the estimated reclamation cost once the asset is deemed to be no longer productive. The asset retirement cost was fully impaired at the time the oil producing assets were impaired.

Salaries and wages expenses

Salaries and wages expenses include all payroll related expenses including benefits and payroll taxes. Salaries and wages expenses increased for the year ended December 31, 2023 by approximately $847 or 1% as compared to the prior period due to an annual cost of living adjustment for the employee of the Company.

Property tax

The Company accrues property tax for the estimated tax obligations that are paid on an annual basis. The property tax estimates are trued up to actual property tax obligations on an annual basis as payments are made and actual obligations are settled. The property tax decreased in 2023 due to a lower assessment of the property by Uintah County compared to the prior year.

Other expenses

For the year ended December 31, 2023, other expenses, increased by $263 when compared to the prior year period. The increase is primarily attributable to increases in general and administrative expenses of $1,108 which was offset by a decrease in utilities related expenses of $854.

Other income

In 2022, the Company received a $50,000 non-refundable earnest money deposit in connection with a failed business combination transaction. As this revenue was not part of the day-to-day operations of the Company, it was classified as other income for financial statement purposes. There was no comparable income in 2023.

Income tax

The Company is a limited liability company under provisions of the Internal Revenue Code and elected to be treated as a partnership for income tax purposes. As such, the payment and recognition of income taxes are the responsibility of the members of the Company. There are no income taxes accrued at the Company level.

For the Nine Months Ended September 30, 2024 compared to the Nine Months Ended September 30, 2023 (unaudited)

Our financial results for the nine months ended September 30, 2024 and 2023 are summarized as follows:

	For the Nine Months Ended September 30,
	2024	2023	Change	% Change
Revenue:
Rental revenue and other revenue	$18,000	$116,324	$(98,324)	-85%
Operating expenses:
Accretion and depreciation	26,982	25,109	1,873	7%
Salaries and wages	54,177	54,132	45	0%
Property tax	30,000	30,000	—	100%
Professional fees	71,955	6,852	65,103	950%
Other expenses	80,143	25,896	54,247	209%
Total operating expenses	263,257	141,989	121,268	85%
Loss from Operations	(245,257)	(25,665)	(219,592)	856%

Loss before income taxes	(245,257)	(25,665)	(219,592)	856%
Income tax benefit	—	—	—	0%
Net loss	$(245,257)	$(25,665)	$(219,592)	856%

Revenues, net

The Company has not had any significant mining operations since 2015. The primary source of revenues for the Company is related to the Company renting unimproved land on a month-to-month basis for $10,000 per month. The lessee primarily used the land for parking heavy equipment. This leasing agreement ended in December 2023. As a result, the rental revenue decreased by $92,000 in the nine months ended September 30, 2024 compared to the prior year results for the same period.

Accretion and depreciation expenses

The Company has an Asset Retirement Obligation (“ARO”) recorded that is associated with its oil and natural gas property in the SSP; the fair value of the ARO was recorded as a liability and is accreted over time until the date the ARO is to be paid. For the nine months ended September 30, 2024, accretion expenses remained consistent with that of the prior year period.

Associated with this property is the asset retirement cost, which is the estimated cost of retiring the asset, whereas the asset retirement obligation is the estimated reclamation cost once the asset is deemed to be no longer productive. The asset retirement cost was fully impaired at the time the oil producing assets were impaired.

Salaries and wages expenses

Salaries and wages expenses include all payroll related expenses including benefits and payroll taxes. Salaries and wages expenses were consistent for the nine months ended September 30, 2024 as compared to the prior year period.

Property tax

The Company accrues property tax for the estimated tax obligations that are paid on an annual basis. The property tax estimates are trued up to actual property tax obligations on an annual basis as payments are made and actual obligations are settled. The property tax increased in 2024 due to an estimated increase in the property tax assessment of the property by Uintah County compared to the prior year period.

Professional fees

The Company paid additional accounting, legal, and consulting fees in the nine months ended September 30, 2024 in conjunction with the Business Combination Agreement with Integrated Rail and Resources Acquisition Corp. (“IRRX”).

Other expenses

For the nine months ended September 30, 2024, other expenses, net increased by $54,247 when compared to the prior year period. The increase is primarily attributable to a one-time $50,000 transaction charge related to closing the acquisition with IRRX.

Income tax

The Company is a limited liability company under provisions of the Internal Revenue Code and elected to be treated as a partnership for income tax purposes. As such, the payment and recognition of income taxes are the responsibility of the members of the Company. There are no income taxes accrued at the Company level.

Critical Accounting Policies and Estimates

Basis of Presentation

We prepare our financial statements in conformity with GAAP, which requires management to make certain estimates and assumptions and apply judgments. We base our estimates and judgments on historical experience, current trends and other factors that management believes to be important at the time the condensed financial statements are prepared, and actual results could differ from our estimates and such differences could be material. Due to the need to make estimates about the effect of matters that are inherently uncertain, materially different amounts could be reported under different conditions or using different assumptions. On a regular basis, we review our critical accounting policies and how they are applied in the preparation of our condensed financial statements, as well as the sufficiency of the disclosures pertaining to our accounting policies in the footnotes accompanying our financial statements. Described below are the most significant policies we apply in preparing our condensed financial statements, some of which are subject to alternative treatments under GAAP. We also describe the most significant estimates and assumptions we make in applying these policies. See “Note 2 — Summary of Significant Accounting Policies” to our condensed financial statements.

Impairment of Other Long-lived Assets

The Company reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. The Company assesses the recoverability of the carrying value of the asset by estimating the future net undiscounted cash flows expected to result from the asset, including eventual disposition. If the future net undiscounted cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and estimated fair value. With regards to the open mine properties, in 2015 management made the decision to shut down the mining operations of the tar sands mine. Due to management intentions as well as the poor economic standing of the Company, various long-lived assets including assets related to mining production, were impaired in prior periods.

Asset Retirement Obligations

ARO consists of future land reclamation expenses on open mine properties. The fair value of the ARO was recorded as a liability in the period in which the mine was acquired with a corresponding increase in the carrying amount of asset retirement costs of the assets. The liability is accreted for the change in its present value each period based on the expected dates that the mine will be required to be reclaimed. The capitalized cost of ARO is included as a fixed asset and is a component of these assets for purposes of impairment. The asset and liability may be adjusted for changes resulting from revisions to the timing or the amount of the original estimate when deemed necessary. If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized.

Recent Accounting Pronouncements

All recently issued but not yet effective accounting pronouncements have been deemed to be either not applicable or immaterial to the Company.

Liquidity and Capital Resources

Capital Resources and Available Liquidity

Our liquidity and capital requirements are primarily a function of our working capital needs and contractual obligations. Our primary sources of liquidity are cash flows from rental activities, cash on hand, and access to capital availability from the owners of the Company in the form of notes payable obligations or equity contributions.

Our liquidity position as of September 30, 2024 was $5,500 of unrestricted cash and cash equivalents. In order to continue further operations, the Company will need to complete their plan to enter into a Business Combination or to receive additional liquidity from the owners of the Company.

We believe our cash flows from operations and available capital resources will only be sufficient to meet our current working capital and liquidity requirements for the next 12 months with additional resources available from the owners of the Company. We will seek to raise additional debt or equity capital to fund our business. We cannot offer any assurances that such capital will be available in sufficient amounts or at an acceptable cost.

INFORMATION ABOUT SPAC

General

Integrated Rail and Resources Acquisition Corp. is a blank check company incorporated in Delaware on March 12, 2021, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to throughout this proxy statement/prospectus as our initial business combination. We have engaged in an extensive research effort to identify a large number of potential targets and have initiated discussions with initial business combination targets.

On November 16, 2021, Integrated Rail consummated its IPO for the sale of 23,000,000 SPAC Units, including 3,000,000 SPAC Units issued pursuant to the exercise by the underwriters of their over-allotment option in full, at a price of $10.00 per unit, generating gross proceeds of $230,000,000, and incurring offering costs of $5,191,587, of which $4,600,000 were underwriting fees and $591,587 were other offering costs. Each SPAC Unit consists of one share of SPAC Class A Common Stock, par value $0.0001 per share, and one-half of one SPAC Public Warrant. Each whole SPAC Public Warrant entitles the holder thereof to purchase one share of SPAC Class A Common Stock at a price of $11.50 per whole share. Only whole SPAC Public Warrants will trade. The SPAC Public Warrants will become exercisable 30 days after the completion of the Business Combination and will expire five years after the completion of our Business Combination or earlier upon redemption or our liquidation. On December 30, 2021, SPAC announced that the holders of SPAC Units may elect to separately trade the shares of SPAC Class A Common Stock, par value $0.0001 per share, and the SPAC Public Warrants included in the SPAC Units commencing on or about January 3, 2022.

Simultaneously with the closing of the IPO, pursuant to the SPAC Private Warrants Purchase Agreement, SPAC completed the private sale of 9,400,000 SPAC Private Warrants, including 900,000 SPAC Private Warrants issued pursuant to the underwriters’ exercise of their over-allotment option in full, to the Sponsor at a price of $1.00 per SPAC Private Warrant, which generated total gross proceeds of $9,400,000.

Following the closing of the initial public offering and the exercise of the over-allotment option on November 16, 2021, an amount of $232,300,000 composed of the proceeds from the initial public offering after offering expenses and the proceeds of the sale of the SPAC Private Warrants, was placed in a U.S.-based trust account maintained by Equiniti (formerly known as American Stock Transfer & Trust Company), acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by SPAC, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account.

On November 12, 2021, the SPAC Units started trading on the New York Stock Exchange under the symbol “IRRXU.” On December 30, 2021, the shares of SPAC Class A Common Stock and SPAC Public Warrants started trading on the New York Stock Exchange under the symbols “IRRX,” and “IRRXW,” respectively.

On February 8, 2023 SPAC held a special meeting of the stockholders at which SPAC’s stockholders approved (i) the proposal to amend SPAC’s amended and restated certificate of incorporation in order to extend the date by which SPAC must (1) effectuate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses, (2) cease its operations except for the purpose of winding up if it fails to complete such initial business combination, and (3) redeem 100% of the SPAC Class A Common Stock included as part of the units sold in SPAC’s IPO, from February 15, 2023 to March 15, 2023, and to allow SPAC, without another stockholder vote, to further extend the date to consummate a business combination on a monthly basis up to five (5) times by an additional one (1) month each time after March 15, 2023 or later extended deadline date, by resolution of the SPAC Board, if requested by the Sponsor, upon five days’ advance notice prior to the applicable deadline date, until August 15, 2023, or a total of up to six (6) months after February 15, 2023, unless the closing of a business combination shall have occurred prior thereto; and (ii) the proposal to amend our Trust Agreement to require Equiniti (formerly known as American Stock Transfer & Trust Company) to commence liquidation of the Trust Account established in connection with our IPO in the event that a termination letter has not been received by the Trustee by the Deadline Date and SPAC has not completed the Business Combination as of the Deadline Date. If the SPAC Board decided to implement an extension, the Sponsor or its designees agreed to contribute to us loans of

$0.05 for each SPAC Public Share that was not redeemed plus such amount for each calendar month (commencing on February 16, 2023 and ending on the 15th day of each subsequent month), or portion thereof, that is needed by SPAC to complete the Business Combination until August 15, 2023. Each of the five additional extensions was implemented.

In connection therewith the stockholders of record were provided the opportunity to exercise their redemption rights. Holders of 9,155,918 shares of SPAC Class A Common Stock exercised their right to redemption at a per share redemption price of approximately $10.32, and a total of $94,489,075 in redemption payments were made in connection with this redemption. Following the redemption, SPAC had a total of 19,594,082 shares of SPAC Common Stock outstanding.

On August 8, 2023, SPAC held the Second Extension Meeting at which the SPAC’s stockholders approved (i) the Second Amendment to the Amended and Restated Certificate of Incorporation to extend the date by which SPAC must (1) effectuate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses, (2) cease its operations except for the purpose of winding up if it fails to complete such initial business combination, and (3) redeem 100% of SPAC’s Class A Common Stock included as part of the units sold in SPAC’s IPO, from August 15, 2023 to September 15, 2023, and to allow SPAC, without another stockholder vote, to further extend such date to consummate a business combination on a monthly basis up to five (5) times by an additional one (1) month each time after September 15, 2023 or later extended deadline date, by resolution of the SPAC Board, if requested by Sponsor, upon five days’ advance notice prior to the applicable deadline date, until February 15, 2024, or a total of up to six (6) months after August 15, 2023, unless the closing of a business combination shall have occurred prior thereto; (ii) a proposal to re-elect two (2) directors to the SPAC Board, with each director to serve as Class I directors until the third annual meeting of stockholders or until his or her successor is elected and qualified; and (iii) a proposal to ratify Marcum LLP as the SPAC’s registered public accounting firm for the fiscal year ending December 31, 2023. If the SPAC Board decided to implement an extension, the Sponsor or its designees agreed to contribute to us loans of $140,000 plus such amount for each calendar month (commencing on September 16, 2023 and ending on the 15th day of each subsequent month), or portion thereof, that is needed by SPAC to complete the Business Combination until February 15, 2024. Each of the five additional extensions was implemented.

In connection therewith the stockholders of record were provided the opportunity to exercise their redemption rights. Holders of 7,354,836 shares of SPAC Class A Common Stock exercised their right to redemption at a per share redemption price of approximately $10.83, and a total of $79,652,873.88 in redemption payments were made in connection with this redemption. Following the redemption, SPAC had a total of 12,239,246 shares of SPAC Common Stock outstanding.

On February 12, 2024, the SPAC Stockholders, at the Third Extension Meeting, approved (i) the Third Amendment to the Amended and Restated Certificate of Incorporation to extend the date by which SPAC must (1) effectuate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses, (2) cease its operations except for the purpose of winding up if it fails to complete such initial business combination, and (3) redeem 100% of the SPAC Class A Common Stock included as part of the units sold in the SPAC’s IPO, from February 15, 2024 to March 15, 2024, by depositing (or causing to be deposited) into the Trust Account $50,000 for such one-month extension on or prior to February 15, 2024, and to allow SPAC, without another stockholder vote, to further extend such date to consummate a business combination on a monthly basis up to eight (8) times by an additional one (1) month each time after March 15, 2024 or later extended deadline date, by resolution of the SPAC Board, if requested by the Sponsor, upon five days’ advance notice prior to the applicable deadline date, until November 15, 2024, or a total of up to nine (9) months after February 15, 2024, by depositing (or causing to be deposited) into the Trust Account $50,000 for each additional one-month extension on or prior to each applicable Deadline Date, unless the closing of a business combination shall have occurred prior thereto; (ii) a proposal to re-elect Brian Feldott to the SPAC Board, with such director serving as a Class II director until the third annual meeting of stockholders following the Special Meeting or until his successor is elected and qualified; and (iii) a proposal to ratify Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2024. If the SPAC Board decided to implement an extension, the Sponsor or its designees agreed to contribute to us loans of $50,000 plus such amount for each calendar month (commencing on March 16, 2024 and ending on the 15th day of each subsequent month), or portion thereof, that is needed by SPAC to complete the Business Combination until November 15, 2024. As of the date of this proxy statement/prospectus, each of such nine extensions were implemented.

On November 13, 2024, SPAC filed, with the unanimous consent of its Board and the consent a majority of the holders of SPAC Class B Common Stock, the Class B Charter Amendment, providing for the Class B Conversion Option. On November 13, 2024, (i) the holders of a majority of the Class B Common Stock delivered a written consent to the Board, exercising the Class B Conversion Option; (ii) with the unanimous consent of the Board, SPAC instructed its transfer agent to initiate the conversion of all issued and outstanding shares of Class B Common Stock, on a one-for-one basis, into shares of Class A Common Stock; and (iii) an aggregate of 5,750,000 shares of Class B Common Stock were converted into 5,750,000 shares of Class A Common Stock.

On November 14, 2024, SPAC the November 2024 Extension Meeting, whereby the SPAC Stockholders approved the November 2024 Extension Amendment Proposal to adopt the November 2024 Extension Amendment to extend the Deadline Date from November 15, 2024 to December 15, 2024, by depositing (or causing to be deposited) into the Trust Account an Extension Payment on or prior to November 15, 2024, and to allow SPAC, without another stockholder vote, to further extend the Deadline Date on a monthly basis up to five (5) times by an additional one (1) month each time after December 15, 2024 or later extended Deadline Date, by resolution of the Board, if requested by the Sponsor, upon five days’ advance notice prior to the applicable Deadline Date, until May 15, 2025, or a total of up to six (6) months after November 15, 2024, by depositing (or causing to be deposited) into the Trust Account $50,000 for each additional one-month extension on or prior to each applicable Deadline Date, unless the closing of an initial Business Combination shall have occurred prior thereto. As a result of the approval of the November 2024 Extension Amendment Proposal, the Sponsor will make an Extension Payment into the Trust Account on each applicable Deadline Date.

In connection with the November 2024 Redemptions, stockholders of [            ] Class A Common Stock of SPAC exercised their right to redeem such shares for a pro rata portion of the funds held in the Trust Account. As a result, approximately $[            ] (approximately $[•] per share) was removed from the Trust Account to pay such holders and approximately $[            ] remained in the Trust Account. Following the November 2024 Redemptions, SPAC had [            ] shares of Class A Common Stock outstanding.

On November 14, 2024, SPAC exercised its first extension by depositing $50,000 into the Trust Account to extend the Deadline Date from November 15, 2024 to December 15, 2024. On December 14, 2024 and January 14, 2025, SPAC exercised its extension options by depositing $50,000 into the Trust Account to extend the Deadline Date to February 15, 2025. As of the date of this proxy statement/prospectus, an aggregate of $5,603,224 was deposited into the Trust Account to extend the Deadline Date.

In connection therewith the stockholders of record were provided the opportunity to exercise their redemption rights. Holders of 4,573,860 shares of SPAC Class A Common Stock exercised their right to redemption at a per share redemption price of approximately $11.00, and a total of $50,312,460 in redemption payments were made in connection with this redemption. Following the redemption, SPAC had a total of 7,665,386 shares of SPAC Common Stock outstanding.

As a result of the redemptions, SPAC now has less liquidity and fewer round-lot holders of SPAC Public Shares, which may make it more difficult for Holdings to meet all of the Nasdaq listing requirements. Since it is a condition to closing to receive the approval for listing by a National Exchange of the shares and warrants of Holdings to be issued in connection with the transactions contemplated by the Merger Agreement, the reduced public float may make it more difficult for Holdings to meet all of the Nasdaq listing requirements, and to consummate the Business Combination.

Our Sponsor

DHIP Natural Resources Investments, LLC, a Delaware limited liability company, is the sponsor of SPAC (the “Sponsor”). The Sponsor was established to facilitate to sponsorship of SPAC and provide certain research, financial, marketing and executive functions to SPAC. Upon consummation of the Business Combination, the Sponsor will be merged and its functions consolidated into the Company.

The Sponsor, together with our officers and directors, owns 4,234,840 shares of SPAC Class B Common Stock or approximately 70.54% of the issued and outstanding shares of SPAC Common Stock.

DHIP NRI Management Partners LLC is the managing member of our Sponsor and holds share investment and voting control over the shares held by our Sponsor. The members of DHIP NRI Management Partners LLC, are composed of members Mark Michel, Henry N. Didier, Jr. and Timothy Fisher. Each member shares decision-making power with respect to the actions of the entity. None of the members of DHIP NRI Management Partners LLC exercise voting or dispositive power with respect to the shares held by our Sponsor alone or are deemed to have beneficial ownership of such shares.

The Sponsor has no direct material and active role in managing the day-to-day activities of SPAC. SPAC is managed by its Chief Executive Officer, Mark A. Michel, and Chief Financial Officer, Timothy J. Fisher. While Mark A. Michel and Timothy J. Fisher are both members of DHIP NRI Management Partners LLC, which manages the Sponsor, and executive officers of SPAC, the two (2) roles are separate. Since the consummation of SPAC’s initial public offering, the Sponsor has provided financial assistance in the form of promissory notes to SPAC for working capital purposes and business combination deadline extensions.

Compensation Received by the Sponsor

Except as set forth below, Sponsor did not receive any compensation in connection with SPAC’s initial public offering and will not receive any compensation in connection with the Business Combination.

In March 2021, our Sponsor paid us $25,000, or approximately $0.003 per share, in exchange for 7,906,250 Founder Shares. In September 2021, our Sponsor forfeited 2,156,250 Founder shares, resulting in our Sponsor holding 5,750,000 Founder Shares, for which it paid approximately $0.004 per share on a post-forfeiture basis. The $25,000 proceeds were used to cover certain offering and formation costs. Interests in an aggregate of 100,000 of such shares were subsequently granted to certain of our directors and an aggregate of 1,515,160 of such shares were cancelled by our Sponsor and reissued by us to our anchor investors in the initial public offering. Our Sponsor also purchased an aggregate of 9,400,000 warrants at a price of $1.00 per warrant ($9,400,000 in the aggregate) each exercisable to purchase one share of our SPAC Class A Common Stock at a price of $11.50 per share, in a private placement that closed simultaneously with the closing of the IPO on November 16, 2021.

Since the Sponsor initially only paid $25,000 for the Founder Shares, which it will retain at the closing of the Business Combination, as compared to the $10.00 per share price paid by the public shareholders in the initial public offering of SPAC, the Sponsor will still be able to make a positive rate of return even if the market price of the Holdings Common Stock is very low after the Closing. Public shareholders who purchased in the initial public offering will only make a positive rate of return if the trading price exceeds $10.00 per share. Because the Founder Shares have already been issued, there will not be a material dilution to the equity interests of non-redeeming shareholders upon consummation of the Business Combination. However, as the private placement warrants have been issued but not yet been exercised, once exercised the private placement warrants could result in substantial dilution to the equity interests of non-redeeming shareholders after the consummation of the Business Combination.

To date there have been no arrangements under which the Sponsor intends to further transfer ownership of its securities in SPAC. As of [•], 2025, the total amount due to the Sponsor in connection with administrative services and various promissory notes issued by the Sponsor is $[•].

Restrictions of Securities

The Sponsor has agreed to restrictions on its ability to transfer, assign, or sell its founder shares and private placement warrants, as summarized in the table below.

Agreement	Subject Shares	Expiration Date	Parties Subject to Restrictions	Exceptions to Transfer Restrictions
Letter Agreement dated November 11, 2021, by and among SPAC, its executive officers and directors, and DHIP Natural Resources Investments, LLC.	Founder Shares

earlier of (A) one year after the completion of the SPAC’s initial Business Combination or (B) subsequent to the Business Combination, (x) if the last sale price of the SPAC’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the SPAC’s initial Business Combination or (y) the date on which the SPAC completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the SPAC’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

DHIP Natural Resources Investments, LLC

Richard Bertel

Mark Michel

Chris Bertel

Timothy Fisher

Robert Bach

Mark Hemphill

Michael Haeg

Nathan Asplund

Rollin Bredenberg

Brian Feldott

Edmund Underwood, Jr.

Transfers permitted to (a) to the SPAC’s officers or directors, any affiliate or family member of any of the SPAC’s officers or directors or any affiliate of the Sponsor or to any member(s) of the Sponsor or any of their affiliates; (b) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of an initial Business Combination at prices no greater than the price at which the shares or warrants were originally purchased; (f) in the event of the SPAC’s liquidation prior to the completion of an initial Business Combination; (g) by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor or (h) in the event of our liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our completion of our initial business combination; provided, however, that in the case of clauses (a) through (e) or (g), these permitted transferees must enter into a written agreement with the SPAC agreeing to be bound by the transfer restrictions herein.

Agreement	Subject Shares	Expiration Date	Parties Subject to Restrictions	Exceptions to Transfer Restrictions
Letter Agreement dated November 11, 2021, by and among SPAC, its executive officers and directors, and DHIP Natural Resources Investments, LLC.	Private Placement Warrants	30 days after the completion of a Business Combination	Same as above.	Same as above.
Securities Subscription Agreement, dated March 12, 2021, by and between SPAC and DHIP Natural Resources Investments, LLC	Founder Shares

incorporates expiration and lockup terms from Letter Agreement dated November 11, 2021, by and among SPAC, its executive officers and directors, and DHIP Natural Resources Investments, LLC.

Under Rule 144, one year after the completion of the Business Combination.

Until an exemption from registration is available or there is an effective registration statement covering the securities.

			DHIP Natural Resources Investments, LLC	Not applicable.
Warrant Agreement, dated as of November 11, 2021, by and between Integrated Rail and Resources Acquisition Corp. and American Stock Transfer & Trust Company	Private Placement Warrants and Working Capital Warrants	Thirty (30) days after the completion by SPAC of an initial Business Combination.	DHIP Natural Resources Investments, LLC

Transfers permitted (a) to the SPAC’s officers or directors, any affiliate or family member of any of the SPAC’s officers or directors, any affiliate of the Sponsor or to any member(s) of the Sponsor or any of their affiliates, officers, directors and direct and indirect equity holders; (b) in the case of an individual, by gift to a member such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (c) in the case of an individual, by virtue of the laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection

Agreement	Subject Shares	Expiration Date	Parties Subject to Restrictions	Exceptions to Transfer Restrictions

with the consummation of an initial Business Combination at prices no greater than the price at which the Private Placement Warrants were originally purchased; (f) in the event of the SPAC’s liquidation prior to consummation of the SPAC’s Business Combination; (g) by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; provided, however, that, in the case of clauses (a) through (e) or (g), these transferees (the “Permitted Transferees”) enter into a written agreement with the SPAC agreeing to be bound by the transfer restrictions in this Agreement.

Private Placement Warrant Purchase Agreement, dated as of November 11, 2021, by and between Integrated Rail and Resources Acquisition Corp. and DHIP Natural Resources Investments, LLC.	Private Placement Warrants

Incorporates terms of Warrant Agreement, dated as of November 11, 2021, by and between Integrated Rail and Resources Acquisition Corp. and American Stock Transfer & Trust Company

Thirty (30) days after the completion by SPAC of an initial Business Combination

Under Rule 144, one year after the completion of the Business Combination.

Until an exemption from registration is available or there is an effective registration statement covering the securities.

			DHIP Natural Resources Investments, LLC	Same as above.

Agreement	Subject Shares	Expiration Date	Parties Subject to Restrictions	Exceptions to Transfer Restrictions
Sponsor Support Agreement, dated as of August 13, 2024, by and among Integrated Rail and Resources Acquisition Corp, Unita Integrated Infrastructure Inc., and DHIP Natural Resources Investments, LLC.	Founder Shares	Termination of the Sponsor Support Agreement	DHIP Natural Resources Investments, LLC	Transfer exceptions: (a) pursuant to the Sponsor Support Agreement, (b) upon consent of SPAC, (c) to an affiliate of the Sponsor, or (d) pursuant to the merger.

Initial Business Combination

So long as we intend to seek a listing of our securities on Nasdaq, we must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding taxes payable on the interest earned on the Trust Account) at the time of our signing a definitive agreement in connection with our initial business combination. The SPAC Board will make the determination as to the fair market value of our initial business combination based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation, a valuation based on trading multiples of comparable public businesses or a valuation based on the financial metrics of M&A transactions of comparable businesses. If our SPAC Board is not able to independently determine the fair market value of our initial business combination, we will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions with respect to the satisfaction of such criteria. Our board of directors may not be able to make an independent determination of the fair market value of our initial business combination if it is less familiar or experienced with the business of a particular target or if there is a significant amount of uncertainty as to the value of a target’s assets or prospects.

Pursuant to the terms of the Merger Agreement, the SPAC Board obtained a fairness opinion from Stout that, as of the date of such fairness opinion, the aggregate consideration to be paid to the Company Members for the Group Companies in connection with the Transactions, is fair, from a financial point of view to the SPAC.

Stockholder Approval of Business Combination

Pursuant to the SPAC Charter, our SPAC Public Stockholders may request that we redeem all or a portion of such stockholder’s SPAC Public Shares for cash if the initial business combination is consummated for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two (2) business days prior to the consummation of the Business Combination, including interest (net of taxes payable). Notwithstanding the foregoing, a SPAC Public Stockholder, together with any affiliate of such SPAC Public Stockholder or any other person with whom such SPAC Public Stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate shares in excess of 15% of the aggregate SPAC Public Shares.

In connection with the IPO, the Sponsor and each of our officers and directors agreed to waive their redemption rights with respect to any Founder Shares and SPAC Public Shares they may hold in connection with the consummation of the Business Combination. Additionally, our Anchor Investors also agreed that they would not be entitled to redemption rights with respect to any Founder Shares held by them in connection with the completion of our initial business combination. Such waivers are standard in transactions of this type and the Sponsor, Anchor Investors, and SPAC officers and directors did not receive separate consideration for the waiver. Shares of SPAC Class A Common Stock underlying the 9,400,000 SPAC Private Warrants held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor, Anchor Investors, and SPAC directors and officers own an aggregate of 75% of our outstanding shares of SPAC Common Stock.

Redemption of SPAC Public Shares and Liquidation if no Initial Business Combination

Our SPAC Charter (as amended) provides that we have until May 15, 2025, the Deadline Date, to complete our initial Business Combination. If we are unable to complete our initial Business Combination by the Deadline Date, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the SPAC Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding SPAC Public Shares, which redemption will completely extinguish SPAC Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our SPAC Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our SPAC Warrants, which will expire worthless if we fail to complete our initial Business Combination by the Deadline Date.

Holders of our Founder Shares have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if we fail to complete our initial business combination by the Deadline Date. However, if our Sponsor, officers or directors or the anchor investors acquire public shares in or after the initial public offering, they will be entitled to liquidating distributions from the Trust Account with respect to such SPAC Public Shares if we fail to complete our initial Business Combination within the allotted time period.

Our Sponsor, officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to our SPAC Charter (i) to modify the substance or timing of our obligation to redeem 100% of our SPAC Public Shares if we do not complete our initial Business Combination by the Deadline Date or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless we provide our SPAC Public Stockholders with the opportunity to redeem their shares of SPAC Class A Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes divided by the number of then outstanding SPAC Public Shares. However, we may not redeem our SPAC Public Shares unless our net tangible assets are at least $5,000,001 either immediately prior to or upon consummation of our initial Business Combination and after payment of underwriters’ fees and commissions (so that we are not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of SPAC Public Shares such that we cannot satisfy the net tangible asset requirement (described above), we would not proceed with the amendment or the related redemption of our SPAC Public Shares at such time.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $[•] of proceeds held outside the Trust Account, although we cannot assure you that there will be sufficient funds for such purpose. We will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any tax obligations we may owe. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes on interest income earned on the Trust Account balance, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of the initial public offering and the sale of the SPAC Private Placement Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by stockholders upon our dissolution would be approximately $10.10. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our SPAC Public Stockholders. We cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.10. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our SPAC Public Stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Ham, Langston & Brezina, L.L.P., our independent registered public accounting firm, and the underwriters of the offering will not execute agreements with us waiving such claims to the monies held in the Trust Account.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are securities of SPAC. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i) $10.10 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. We have not asked our Sponsor to reserve for such indemnification obligations and we cannot assure you that our Sponsor would be able to satisfy those obligations. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.10 per public share.

We will seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act. We will have access to up to approximately $[•] from the proceeds of the initial public offering with which to pay any such potential claims. In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our Trust Account could be liable for claims made by creditors.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to our SPAC Public Stockholders upon the redemption of our SPAC Public Shares in the event we do not complete our initial Business Combination by the Deadline Date may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of our Trust Account distributed to our SPAC Public Stockholders upon the redemption of our SPAC Public Shares in the event we do not complete our initial Business Combination by the Deadline Date, is not considered a liquidating distribution under Delaware law, and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.

If we are unable to complete our initial Business Combination by the Deadline Date, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the SPAC Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding SPAC Public Shares, which redemption will completely extinguish SPAC Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our SPAC Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our SPAC Public Shares as soon as reasonably possible following the Deadline Date and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we will seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, our Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.10 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under our indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.10 per share to our SPAC Public Stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, our SPAC Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, thereby exposing itself and SPAC to claims of punitive damages, by paying SPAC Public Stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our SPAC Public Stockholders will be entitled to receive funds from the Trust account only upon the earlier to occur of: (i) the completion of our initial Business Combination, (ii) the redemption of any SPAC Public Shares properly tendered in connection with a stockholder vote to amend any provisions of our SPAC Charter (A) to modify the substance or timing of our obligation to offer redemption rights in connection with any proposed initial Business Combination or to redeem 100% of our SPAC Public Shares if we do not complete our initial Business Combination by the Deadline Date or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, and (iii) the redemption of all of our SPAC Public Shares if we are unable to complete our Business Combination by the Deadline Date, subject to applicable law. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event we seek stockholder approval in connection with our initial Business Combination, a stockholder’s voting in connection with the initial Business Combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights as described above. These provisions of our SPAC Charter, like all provisions of our SPAC Charter, may be amended with a stockholder vote.

Facilities

Our executive offices are located at 400 W. Morse Boulevard, Suite 220, Winter Park, FL 32789 and our telephone number is (321) 972-1583. Our executive offices are provided to us by our Sponsor. Commencing on June 16, 2021, we agreed to pay our Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support (the “Administrative Services Agreement”). Upon completion of our initial Business Combination or our liquidation, we will cease paying these monthly fees. During 2022, our Sponsor waived 2 months, or $20,000, of administrative fees, and in 2023 our Sponsor waived 7 months, or $70,000, of administrative fees. We consider our current office space adequate for our current operations.

Employees

We currently have two (2) executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they each devote as much of their time as they each deem necessary to our affairs until we have completed our initial Business Combination. The amount of time they will each devote in any time period will vary based on whether a target business has been selected for our initial Business Combination and the stage of the Business Combination process we are in. We do not intend to have any full time employees prior to the consummation of our initial Business Combination.

Competition

If we succeed in effecting the Business Combination, in all likelihood, Holdings will face significant competition from the Company’s competitors. We cannot assure you that, subsequent to the Business Combination, Holdings will have the resources or ability to compete effectively. Information regarding the competition the Company is facing is set forth in the sections titled “Information Related to the Company.”

Legal Proceedings

We may be subject to legal proceedings, investigations and claims incidental to the conduct of our business from time to time. We are not currently a party to any material litigation or other legal proceedings brought against us. We are also not aware of any legal proceeding, investigation or claim, or other legal exposure that has a more than remote possibility of having a material adverse effect on our business, financial condition or results of operations.

SPAC’S MANAGEMENT

Officers and Directors

The following table sets forth certain information, as of the date of this proxy statement/prospectus, of our officers and directors:

Name	Age	Position
Mark A. Michel	51	Chief Executive Officer and Chairman
Timothy J. Fisher	45	Chief Financial Officer and Director
Brian M. Feldott	49	Director
Ronald C. Copley	58	Director
Jason C. Reeves	53	Director

Our Management Team

Mark A. Michel has served as our Chief Executive Officer and Chairman since November 2022. He also served as our President, Chief Operating Officer from March 2021 until November 2022, and Vice Chairman from November 2021 until November 2022. Mr. Michel serves as a member of the advisory board of CommonGood Capital, LLC, a broker dealer placement agency, and is a Managing Partner at the DHIP Group where he leads the infrastructure line of business. He directs equity investments in high-quality infrastructure assets in the energy, transport and water/wastewater asset classes by custom tailoring financing solutions across a breadth of capital needs. Prior to joining DHIP Group in 2017, he was a Managing Director and Head of Project and Structured Finance at Drexel Hamilton from 2016 to 2019, a full-service institutional investment banking and financial advisory firm. Prior to his time at Drexel Hamilton, he raised capital and worked to structure transactions at Corporate Capital Trust, a $6 billion Business Development Company (BDC) owned and operated by KKR & CNL. Prior to his career in financial services, he served in the White House and was the Navy’s Representative to the National Security Council in the White House Situation Room and was a member of the National Security Council staff. Prior to his White House service, he was a career naval officer achieving the rank of Commander and served in the United States Navy for more than 20 years focusing his service within Naval Special Warfare (SEALs) and the Special Operations and Intelligence Communities and held senior-level positions throughout the Intelligence Community and National Security establishment. He earned a bachelor’s degree in political science from Auburn University and an MBA in finance from the University of Miami Herbert School of Business. He is also the Vice-Chairman of our Board of Directors.

Timothy J. Fisher has served as our Vice Chairman, President and Chief Financial Officer since November 2022. He also served as our Senior Vice President and Chief Acquisition Officer from March 2021 until November 2022, and Director from November 2021 until November 2022. Mr. Fisher serves as a member of the advisory board of CommonGood Capital, LLC, a broker dealer placement agency, and is a Managing Partner at the DHIP Group, where he is responsible for originating and directing equity investments in a variety of infrastructure assets for the independent fund and alongside operating or co-investment partners. He also works to optimize the capital structure of portfolio companies and to develop new business for portfolio companies. Prior to forming DHIP, he was Managing Partner and Head of Investment Banking at Drexel Hamilton where he worked from 2015 to 2020, a full-service institutional investment banking and financial advisory firm. He worked with a variety of private companies to provide capital solutions and assisted them with structuring and raising equity and debt financing from institutional investors for a variety of purposes including M&A, working capital, capital expenditures, and refinancing. He moved to the buy side as an assistant MLP portfolio manager at Parker Global Strategies in 2013, with his fund posting well above benchmark returns annually. In July 2014, he left to help a family office invest a proprietary pool of capital, raise outside capital and develop new business for lower middle market private companies in the oil and gas, transportation, and specialty finance sectors. He was a U.S. Army Artillery Officer, serving three tours in Iraq where he earned two Bronze Stars and an Army Commendation Medal with V-Device. He is a graduate of the U.S. Military Academy (West Point) and earned an MBA from the New York University Stern School of Business. Mr. Fisher is also a member of our Board of Directors.

Independent Directors

Brian M. Feldott has served as a director since November 2021. Mr. Feldott is the Chairman of the Audit Committee. Mr. Feldott is currently the Chief Financial Officer at Rise Oil and Gas and has been in that role since January 2023. He is a subject matter expert in corporate finance, treasury operations and accounting. He has excelled at building relationships with investor and bank groups as well as developing cross functional corporate teams to achieve success and maximize value while minimizing risk. He gained his experience over two decades in corporate finance, treasury, tax and public accounting within large international public companies, including as the Chief Financial Officer at East Shore Investments from 2019 to 2023, and Newfield Exploration Company and Newpark Resources Inc. from 2010 to 2019.

As treasurer at Newfield from 2017 to 2019, he was responsible for tax, corporate finance, treasury, and risk management. He was responsible for negotiating and raising $2 billion in unsecured capital and he led a tax saving initiative resulting in nearly $50 million of benefits for Newfield. As the finance integration team leader during the Encana merger, he led the integration for all finance functions from Newfield and played a significant role in the successful transition of finance functions and related operations. Before joining Newfield, Brian served as the Treasurer and Director of Investor Relations for Newpark, an international oil field services company. While at Newpark from 2010 to 2017, he enhanced the global treasury function by centralizing the operations and enhancing the capital structure, this included the issuance of convertible bonds and multiple credit facilities. In addition, his investor relations work resulted in the company gaining Tier-1 analyst coverage for the first time in company history. Prior to that, he served as Senior Director of Tax and Treasury for ExpressJet Airlines. While at ExpressJet, he helped lead the successful spin-off of the company from Continental Airlines and developed the company’s accounting, treasury and tax departments as well as the financing of a fleet of 274 aircraft. Brian is a Certified Public Accountant in the state of Texas. He earned a bachelor’s degree in economics from the University of Texas, an MBA in finance from the University of Houston and a master’s of legal studies in oil, gas and energy law from the University of Oklahoma.

Ronald C. Copley has served as a director since November 2022. Mr. Copley served as an intelligence professional in various roles within the Department of Defense and intelligence community throughout his 34-year Navy career. From June 2021 to August 2022, Mr. Copley served as Director, National Maritime Intelligence Integration Office for the Director of National Intelligence and Commander, Office of Naval Intelligence for the U.S. Navy. Prior to this role, he served as the Deputy Director of Operations at the National Security Agency from May 2019 to June 2021, as Director of Intelligence for U.S. Forces in Afghanistan from April 2018 to April 2019, and as Director of Intelligence for U.S. Strategic Command from July 2016 to April 2018. Mr. Copley earned a bachelor’s degree in mechanical engineering from U.S. Naval Academy in 1988 and his master’s degree in national security from U.S. Naval War College in 2002.

Jason C. Reeves has served as a director since November 2022. Mr. Reeves has over 25 years of experience in the fields of management, commercial negotiations, logistics, operations, supply chain and business development. Mr. Reeves is a Senior Executive with a track record of leading successful business units across the energy spectrum. Mr. Reeves has led several high performing teams, which has resulted in becoming an industry leader in the midstream space. Prior to joining the Company, Jason held senior positions at Getka from January 2021 to December 2021, Tallgrass Energy from May 2015 to August 2020, Crestwood Midstream from January 2010 to January 2015, and other midstream companies. Mr. Reeves holds a bachelor’s of science degree in business management from The Citadel. He served in the U.S. Army with 101st Airborne immediately after graduation and is on the board of several local charities.

Number and Terms of Office of Officers and Directors

Our board of directors is initially divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. The SPAC Charter provides that the authorized number of directors may be changed only by resolution of the board of directors. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Director Independence

Our board of directors is initially divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. The SPAC Charter provides that the authorized number of directors may be changed only by resolution of the board of directors. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. Except as noted above, none of our officers or directors serve on board of directors of any companies.

Officer and Director Compensation

None of SPAC’s officers or directors have received any compensation for services rendered to SPAC. The Sponsor, officers, directors and their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on SPAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.

Board Committees

The Board has a standing audit, nominating and compensation committee. The independent directors oversee director nominations. Each audit committee, nominating committee and compensation committee has a charter, which were filed with the SEC as exhibits to the Registration Statement on Form S-1 on May 21, 2021.

Audit Committee

We have established an audit committee of the board of directors. Mr. Feldott, Mr. Copley, and Mr. Reeves serve as members of our audit committee, and Mr. Feldott chairs the audit committee. Each of Mr. Feldott, Mr. Copley, and Mr. Reeves meets the independent director standard under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate, and our board of directors has determined that Mr. Feldott qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

•        pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the board of directors. Mr. Copley, Mr. Reeves, and Mr. Feldott serve as members of our compensation committee. Under the applicable SEC rules, we are required to have at least two (2) members of the compensation committee, each of whom must be independent. Mr. Copley, Mr. Reeves, and Mr. Feldott are independent, and Mr. Feldott chairs the compensation committee.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

•        reviewing on an annual basis our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

In November 2023, the Compensation Committee adopted a Clawback Policy that applies in the event of any restatement of the financial statements of the Company due to the Company’s material noncompliance with any financial reporting requirement under the securities laws.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the SEC.

Nominating and Corporate Governance Committee

We have established a nominating and corporate governance committee of the board of directors. The members of our nominating and corporate governance are Mr. Copley, Mr. Reeves, and Mr. Feldott. Mr. Feldott is the chair of the nominating and corporate governance committee.

We have adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:

•        identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board, and recommending to the board of directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the board of directors;

•        developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

•        coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

•        reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders. Prior to our initial business combination, holders of our public shares will not have the right to recommend director candidates for nomination to our Board of Directors.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. Our stockholders are able to review our Code of Ethics and our audit and compensation committee charters by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics can be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics, if any, in a Current Report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, and in the past year has served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.

SPAC MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of SPAC should be read together with our audited financial statements, unaudited condensed financial statements and related notes included elsewhere in this prospectus. The discussion and analysis should also be read together with the section entitled “Information About SPAC” and our pro forma financial information as of and for the nine months period ended September 30, 2024 and for the year ended December 31, 2023 and for the year ended December 31, 2022. See “Unaudited Pro Forma Condensed Combined Financial Statements.” In addition to historical information, the following discussion contains forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Certain amounts may not foot due to rounding, and all figures presented are in thousands.

Overview

We are a blank check company incorporated as a Delaware Corporation on March 12, 2021 (inception) formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). We intend to effectuate our Business Combination using cash derived from the proceeds of our initial public offering on March 12, 2021 (the “Initial Public Offering” or “IPO”) and the sale of the 9,400,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor, our shares, debt or a combination of cash, shares and debt.

Trust Extensions

Initially, Integrated Rail had 12 months from the closing of the IPO on November 16, 2021 to consummate an initial Business Combination (until November 16, 2022). Additionally, Integrated Rail was entitled to extend the period of time to consummate a Business Combination up to two (2) times by an additional three months each time (for a total of up to 18 months to complete a Business Combination) by depositing into the Trust Account maintained by American Stock Transfer & Trust Company, acting as trustee, an amount of $0.10 per unit sold to the public in the IPO, $2,300,000, for each such three-month extension (that would result in a total deposit of $10.30 per public share sold in the event both extensions were elected or an aggregate of $4,600,000). Public stockholders were not entitled to vote on or redeem their shares in connection with any such extension.

In November 2022, the Sponsor deposited $2,300,000 into the Trust Account, to extend the deadline for an initial Business Combination three months to February 2023. In lieu of a second $2,300,000 extension payment for a three month extension to May 2023, a special meeting of stockholders was held in February 2023 that resulted in an extension of the deadline to complete an initial Business Combination to March 15, 2023 and allowed Integrated Rail to further extend the date to consummate a Business Combination on a monthly basis up to five (5) times by an additional one month through September 15, 2023.

In connection with the vote on the extension Amendment at the Special Meeting, stockholders holding a total of 9,155,918 shares of Integrated Rail’s common stock exercised their right to redeem such shares for a pro rata of the funds in Integrated Rail’s Trust Account. As a result, $94,489,075 (approximately $10.32 per share) was withdrawn from the Trust Account to pay such holders in February 2023.

On August 8, 2023, Integrated Rail held its Annual Meeting of Stockholders whereby the stockholders approved the second extension amendment proposal permitting an extension of the date by which Integrated Rail has to consummate a Business Combination until February 15, 2024, subject to monthly extension deposits of $140,000, which were made in August 2023 through January 2024.

In connection with the vote on the extension Amendment at the Annual Meeting of Stockholders, stockholders holding a total of 7,354,836 shares of Integrated Rail’s common stock exercised their right to redeem such shares for a pro rata portion of the funds in Integrated Rail’s Trust Account. As a result, $79,652,874 (approximately $10.83 per share) was removed from Integrated Rail’s Trust Account to pay such holders.

On February 12, 2024 at a special meeting in lieu of an annual meetings of stockholders of Integrated Rail (the “February 2024 Special Meeting”), stockholders approved a third extension Amendment Proposal (the “Third Extension Amendment Proposal”) to extend the date by which Integrated Rail must (1) effectuate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (an “initial Business Combination”), (2) cease its operations except for the purpose of winding up if it fails to complete such initial business combination, and (3) redeem 100% of Integrated Rail’s Class A common stock included as part of the units sold in Integrated Rail’s IPO that was consummated on November 16, 2021, from February 15, 2024 to March 15, 2024, by depositing (or causing to be deposited) into the trust account (the “Trust Account”) $50,000 for such one-month extension, and to allow Integrated Rail, without another stockholder vote, to further extend such date to consummate a Business Combination on a monthly basis up to eight (8) times by an additional one (1) month each time, by resolution of Integrated Rail’s board of directors (the “Board”), until November 15, 2024, or a total of up to nine (9) months after February 15, 2024 (such date as extended, the “Deadline Date”), by depositing (or causing to be deposited) into the Trust Account $50,000 for each additional one-month extension on or prior to each applicable Deadline Date, unless the closing of a Business Combination shall have occurred prior thereto.

In connection with the vote on the third extension amendment proposal at the February 2024 Special Meeting, stockholders holding a total of 4,573,860 shares of Integrated Rail’s common stock exercised their right to redeem such shares for a pro rata portion of the funds in Integrated Rail’s Trust Account. As a result, $50,312,460 (approximately $11.00 per share) was removed from Integrated Rail’s Trust Account to pay such holders. In association with the February 2024 redemptions, Integrated Rail inadvertently underpaid the redeeming shareholders $395,138 or approximately $0.09 per share. On September 24, 2024, the February 2024 redeeming shareholders were paid the additional $395,138 due them. Following Integrated Rail’s redemptions, Integrated Rail has an aggregate of 7,665,386 Class A and Class B Common Stock shares outstanding.

On November 13, 2024, SPAC filed, with the unanimous consent of its Board and the consent a majority of the holders of SPAC Class B Common Stock, the Class B Charter Amendment, providing for the Class B Conversion Option. On November 13, 2024, (i) the holders of a majority of the Class B Common Stock delivered a written consent to the Board, exercising the Class B Conversion Option; (ii) with the unanimous consent of the Board, SPAC instructed its transfer agent to initiate the conversion of all issued and outstanding shares of Class B Common Stock, on a one-for-one basis, into shares of Class A Common Stock; and (iii) an aggregate of 5,750,000 shares of Class B Common Stock were converted into 5,750,000 shares of Class A Common Stock.

On November 14, 2024, SPAC the November 2024 Extension Meeting, whereby the SPAC Stockholders approved the November 2024 Extension Amendment Proposal to adopt the November 2024 Extension Amendment to extend the Deadline Date from November 15, 2024 to December 15, 2024, by depositing (or causing to be deposited) into the Trust Account an Extension Payment on or prior to November 15, 2024, and to allow SPAC, without another stockholder vote, to further extend the Deadline Date on a monthly basis up to five (5) times by an additional one (1) month each time after December 15, 2024 or later extended Deadline Date, by resolution of the Board, if requested by the Sponsor, upon five days’ advance notice prior to the applicable Deadline Date, until May 15, 2025, or a total of up to six (6) months after November 15, 2024, by depositing (or causing to be deposited) into the Trust Account $50,000 for each additional one-month extension on or prior to each applicable Deadline Date, unless the closing of an initial Business Combination shall have occurred prior thereto. As a result of the approval of the November 2024 Extension Amendment Proposal, the Sponsor will make an Extension Payment into the Trust Account on each applicable Deadline Date.

In connection with the November 2024 Redemptions, stockholders of [        ] Class A Common Stock of SPAC exercised their right to redeem such shares for a pro rata portion of the funds held in the Trust Account. As a result, approximately $[        ] (approximately $[•] per share) was removed from the Trust Account to pay such holders and approximately $[        ] remained in the Trust Account. Following the November 2024 Redemptions, SPAC had [        ] shares of Class A Common Stock outstanding.

On November 14, 2024, SPAC exercised its first extension by depositing $50,000 into the Trust Account to extend the Deadline Date from November 15, 2024 to December 15, 2024. On December 14, 2024 and January 14, 2025, SPAC exercised its extension options by depositing $50,000 into the Trust Account to extend the Deadline Date to February 15, 2025. As of the date of this proxy statement/prospectus, an aggregate of $5,603,224 was deposited into the Trust Account to extend the Deadline Date.

Promissory Notes

On February 8, 2024, Integrated Rail issued an additional unsecured promissory note to Trident Point 2, LLC, a Delaware limited liability company (the “Lender”), pursuant to which Integrated Rail is entitled to borrow up to an aggregate principal amount of $750,000 from the Lender in order to fund costs reasonably related to an initial business combination for Integrated Rail, including without limitation both the daily operations of the Corporation prior to an initial business combination and potential monthly extensions to the time period for the Corporation to enter into and complete an initial business combination (the “Lender Note”). No interest shall accrue on the unpaid principal balance of the Lender Note. All unpaid principal under the Lender Note was to be due and payable in full on the earlier of (i) November 15, 2024 or (ii) the date on which Integrated Rail consummates an initial Business Combination (such earlier date, the “Maturity Date”). On January 10, 2025, the Company amended and restated the promissory note to amend the Maturity Date to the earlier of (i) May 15, 2025 or (ii) the date on which the Company consummates an initial Business Combination.

NYSE Delisting

On March 11, 2024, Integrated Rail, received correspondence from the staff of NYSE Regulation (the “Staff”) of the New York Stock Exchange (“NYSE”) indicating that the Staff has determined to commence proceedings to delist Integrated Rail’s Class A common stock, par value $0.0001 per share, units, each consisting of one share of Class A common stock and one-half of one redeemable warrant, with each warrant exercisable for one share of Class A common stock of Integrated Rail and Warrants from the NYSE pursuant to Section 802.01B of the NYSE’s Listed Company Manual because Integrated Rail had fallen below the NYSE’s continued listing standard requiring a listed acquisition company to maintain an average aggregate global market capitalization attributable to its publicly-held shares over a consecutive 30 trading day period of at least $40,000,000.

On March 11, 2024 Integrated Rail’s securities were delisted from the NYSE and effective March 12, 2024, Integrated Rail’s securities were available for trading in the over-the-counter (OTC Pink) market.

Results of Operations

We have neither engaged in any operations nor generated any operating revenues to date. Our only activities from inception through June 30, 2024 were organizational activities and those necessary to prepare for the Initial Public Offering and an initial Business Combination, described below. We do not expect to generate any operating revenues until after the completion of our initial Business Combination. We expect to generate non-operating income in the form of interest income on marketable securities held after the initial Public Offering. We have incurred increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence and other expenses in connection with searching for, and completing, a Business Combination.

For the three months ended September 30, 2024, we had a net income of $21,037, which consisted of interest and income earned on cash and investment in the Trust Account of $328,437 and a non-cash change in fair value of warrant liabilities of $209,000 partially offset by operating costs of $405,080 and a provision for income taxes of $111,320.

For the three months ended September 30, 2023, we had a net income of $3,503,854, which consisted of operating costs of $273,767 and a provision for income taxes of $213,088, offset by interest and income earned on cash and investment in the Trust Account of $1,298,862, unrealized gain on investments held in the Trust Account of $234,153, and a non-cash change in fair value of warrant liabilities of $2,926,000.

For the nine months ended September 30, 2024, we had a net income of $1,273,479, which consisted of interest and income earned on cash and investment in the Trust Account of $1,274,699 and a gain on change in fair value of warrant liabilities of $1,254,000 partially offset by operating costs of $890,887, and a provision for income taxes of $364,333.

For the nine months ended September 30, 2023, we had a net income of $25,868, which consisted of operating costs of $1,044,323, a non-cash change in fair value of warrant liabilities of $2,299,000, and a provision for income taxes of $855,721, offset by the interest and income earned on cash and investment in the Trust Account of $4,110,737 and unrealized gain on investments held in Trust of $114,175.

For the year ended December 31, 2023, we had a net income of $3,543,111, which consisted of operating costs of $1,391,654, a provision for income taxes of $1,018,482, offset by the interest and income earned on cash and investment in the Trust Account of $5,117,247 and a gain on change in fair value of warrant liabilities of $836,000.

For the year ended December 31, 2022 we had a net loss from operations of $2,036,415, which consisted of operating and business combination costs.

Liquidity and Capital Resources

At September 30, 2024, we had $426 in cash and a working capital deficit of $11,458,995.

For the nine months ended September 30, 2024, cash used in operating activities was $523,726. Net income of $1,273,479 was affected by a change in the fair value of warrant liabilities of $1,254,000, and interest from cash and marketable securities held in the Trust Account of $1,274,695. Changes in operating assets and liabilities affected cash positively by $731,490 of cash for operating activities.

For the nine months ended September 30, 2024, cash provided by investing activities was $50,250,851 including cash deposited in Trust Account of $540,000, withdrawal from Trust Account to pay franchise and income taxes of $83,253 and withdrawal from the Trust Account to redeeming stockholders for $50,707,598.

For the nine months ended September 30, 2024, cash used in financing activities was $49,726,888 and included $540,000 in proceeds from the Note Payable — Sponsor and a related party of the Company for $440,710 and a payment to redeeming stockholders for $50,707,598.

For the nine months ended September 30, 2023, cash used in operating activities was $1,298,289. Net income of $25,868 was affected by a non-cash charge for the change in fair value of warrant liabilities of $2,299,000, deferred income taxes of $236,249, unrealized gain on marketable securities held in Trust Account of $114,175 and interest and realized gains on marketable securities held in the Trust Account of $4,110,737. Changes in operating assets and liabilities provided $838,004 of cash for operating activities.

For the nine months ended September 30, 2023, cash provided by investing activities was $170,342,981 and affected by cash deposited in Trust Account of $4,433,225, transfer of funds from Trust Account to redeeming shareholders for $174,141,949 and transfer of funds from Trust Account for payment of franchise and income taxes of $634,257.

For the nine months ended September 30, 2023, cash used in financing activities was $169,090,789 and affected by proceeds from the Note Payable — Sponsor, and a related party of the Company and other loans outstanding for $4,433,225 and $617,935, respectively and a payment to redeeming shareholders for $174,141,949.

For the year ended December 31, 2023, cash used in operating activities was $1,406,946. Net income of $3,543,111 was affected by a change in the fair value of warrant liabilities of $836,000, deferred income taxes of $260,225, and interest and realized gains on marketable securities held in the Trust Account of $5,117,247. Changes in operating assets and liabilities provided $1,263,415 of cash for operating activities.

For the year ended December 31, 2023, cash provided by investing activities was $169,922,981 and affected by cash deposited in Trust Account of $4,853,225, transfer of funds from Trust Account to redeeming stockholders for $174,141,949 and transfer of funds from Trust Account for payment of franchise and income taxes of $634,257.

For the year ended December 31, 2023, cash used in financing activities was $168,570,019 and affected by proceeds from the Note Payable — Sponsor, and a related party of Integrated Rail and other loans outstanding for $4,853,225, advances and proceeds from related party of $100,770 and $617,935, respectively and a payment to redeeming stockholders for $174,141,949.

For the year ended December 31, 2022, net cash used in operating activities was $1,241,114. Net income of $9,584,028 was impacted by $8,996,400 of change in the fair value of the warrant liabilities related to the outstanding public and private warrants, $1,986,491 of income on investments held in the Trust Account, and $1,239,168 of unrealized gains on investments held in the Trust Account for the year ended December 31, 2022.

As of September 30, 2024, the Company withdrew an aggregate of $224,849,547 for payment to redeeming stockholders. At September 30, 2024, the fair value of the investments held in the Trust Account was $23,755,380 as recognized on the balance sheet. As of December 31, 2023, the Company withdrew funds for payment to redeeming stockholders totaling $174,141,949. At December 31, 2023, the fair value of the investments held in the Trust Account was $72,731,536 as recognized on the balance sheet.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account, which interest shall be net of taxes payable and excluding deferred underwriting commissions, to complete a Business Combination. We may withdraw interest from the Trust Account to pay taxes, if any. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete a Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies. During the period ended September 30, 2024, Integrated Rail made $83,253 withdrawals of interest earned in the Trust Account to pay taxes.

At September 30, 2024, we had cash of $426 held outside of the Trust Account, advances from related parties for $100,770 used for working capital purposes, the Note Payable — Sponsor for $5,393,225 for extension purposes, a Note Payable due to a related party used for working capital purposes of $1,040,710 and an additional working capital loan due to the Sponsor of the Company for $17,935. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a Business Combination.

The Company will need to raise additional funds to meet the expenditures required for operating its business as it currently has insufficient funds available to operate the business prior to the initial Business Combination. If Integrated Rail is unable to complete an initial Business Combination due to insufficient available funds, it will be forced to cease operations and liquidate the Trust Account.

The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans and while Integrated Rail believes it has sufficient access to additional sources of capital, there are no assurances that such additional capital will ultimately be available. In addition, Integrated Rail currently has less than 12 months from the date these financial statements were issued to complete a Business Combination and if Integrated Rail is unsuccessful in consummating an initial Business Combination, it is required to liquidate and dissolve. In connection with Integrated Rail’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 205-40, “Presentation of Financial Statements — Going Concern”, management has determined that these factors raise substantial doubt about Integrated Rail’s ability to continue as a going concern for the next twelve months from the issuance of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. As is customary for a special purpose acquisition company, if Integrated Rail is not able to consummate a Business Combination during the combination period, it will cease all operations and redeem the Public Shares. Management plans to continue its efforts to consummate a Business Combination during the combination period.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2024. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

During the period ended September 30, 2024, we had a promissory note with a related party for $1,040,710 to fund working capital. Additionally, at September 30, 2024 we owed an affiliate of the Sponsor $5,393,225 to fund costs related to the extension of the date by which the Company must consummate an initial Business Combination pursuant to the Company’s Amended and Restated Certificate of Incorporation (as amended on February 9, 2023, August 8,

2023, February 12, 2024, November 13, 2024, and November 15, 2024). We also have the Administrative Services Agreement to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, secretarial, and administrative services provided to the Company (except where waived, as described above under Item 1 Business — Sources of Target Businesses and elsewhere in this report). We will continue to incur these fees monthly until the earlier of the completion of a Business Combination and the Company’s liquidation.

The underwriters are entitled to a deferred fee of $0.35 per Unit, or approximately $8.1 million. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a Business Combination, subject to the terms of the underwriting agreement.

Critical Accounting Estimates

Warrant Liabilities

In determining the fair value of the Warrants assumptions related to market activity, expected share-price volatility, expected life and risk-free interest rate are utilized. The Company estimates the volatility of its common stock based on historical volatility that matches the expected remaining life of the warrants. The fair value of the warrant liabilities is subject to change in future periods based on assumption changes including discount rates and volatility of our stock price.

Class A Common Stock Subject to Possible Redemption

We account for our Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480, Distinguished Liabilities from Equity. Common stock subject to redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within Integrated Rail’s control) are classified as temporary equity.

At all other times, common stock are classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of Integrated Rail’s control and subject to the occurrence of uncertain future events. As of September 30, 2024, 1,915,386 Class A common stock subject to possible redemption are presented at redemption value as temporary equity, outside of stockholders’ equity section of Integrated Rail’s balance sheet.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions of Integrated Rail

SPAC Class B Common Stock/Founder Shares

On March 12, 2021, the Sponsor paid us $25,000, or approximately $0.003 per share, in exchange for 7,906,250 Founder Shares. In September 2021, our Sponsor forfeited 2,156,250 Founder Shares, resulting in the Sponsor holding 5,750,000 Founder Shares, for which it paid approximately $0.004 per share on a post-forfeiture basis. The $25,000 proceeds were used to cover certain offering and formation costs. As a result of the underwriter’s election to exercise their over-allotment option on November 16, 2021, 750,000 Sponsor Founder Shares are no longer subject to forfeiture. Interests in the Sponsor corresponding with 100,000 Founder Shares were subsequently granted to certain of our directors. Additionally, upon the closing of our IPO on November 16, 2021, the Anchor Investors entered into the Anchor Investor Agreement with our Sponsor and certain of its members pursuant to which, subject to the conditions set forth therein, the Anchor Investors purchased, in the aggregate, 1,515,160 Founder Shares. Our Sponsor accordingly cancelled an aggregate of 1,515,160 Founder Shares, which were reissued by SPAC to the Anchor Investors in the IPO.

Our Sponsor, directors and the Anchor Investors have agreed not to transfer, assign, or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of an initial Business Combination and (B) subsequent to an initial Business Combination, (x) if the closing price of SPAC Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after an initial Business Combination, or (y) the date on which SPAC completes a liquidation, merger, share exchange or other similar transaction that results in all of the SPAC Public Stockholders having the right to exchange their common stock for cash, securities or other property.

SPAC Private Warrants

Our Sponsor purchased an aggregate of 9,400,000 SPAC Private Warrants at a price of $1.00 per warrant ($9,400,000 in the aggregate), each exercisable to purchase one share of our SPAC Class A Common Stock at a price of $11.50 per share, in a private placement that closed simultaneously with the closing of the IPO on November 16, 2021. The SPAC Private Warrants are identical to the SPAC Public Warrants sold in the IPO except that the SPAC Private Warrants are non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the Sponsor, or its permitted transferees. Additionally, our Sponsor agreed not to transfer, assign, or sell any of the SPAC Private Warrants or underlying securities (except in limited circumstances, as described in the SPAC Private Warrants Purchase Agreement) until the date we complete our initial business combination. The Sponsor was granted certain demand and piggyback registration rights in connection with the purchase of the Private Warrants.

Sponsor Extension Payments

We initially had 12 months from the closing of our IPO on November 16, 2021 to consummate an initial business combination, which has been extended and remains subject to further extension as discussed elsewhere in this proxy statement/prospectus. We may, but we are not obligated to, extend the period of time to consummate a business combination until May 15, 2025, pursuant to such extensions. Our public stockholders will not be offered the opportunity to vote on or redeem their shares in connection with any remaining monthly extensions. In the event that we elect to extend the time to complete a business combination and our Sponsor (or its affiliates or designees) deposits the applicable amount of money into the trust, our Sponsor (or such affiliates or designees) would receive a non-interest bearing, unsecured promissory note equal to the amount of any such deposit that will not be repaid in the event that we are unable to close a business combination unless there are funds available outside the trust account to do so. Our Sponsor (and its affiliates or designees) are not obligated to fund the trust account to extend the time for us to complete our initial business combination. If we are unable to consummate our initial business combination within the applicable time period, we will, as promptly as possible but not more than 10 business days thereafter, redeem 100% of our outstanding public shares for a pro rata portion of the funds held in the trust account, including a pro rata portion of any interest earned on the funds held in the trust account and not previously released to us to pay our taxes, and then seek to dissolve and liquidate. However, we may not be able to distribute such amounts as a result of claims of creditors that may take priority over the claims of our public stockholders. As of the date of this proxy statement/prospectus,

SPAC owes to the Sponsor (or its affiliates or designees) an aggregate of $[4,433,225] in such non-interest-bearing, unsecured promissory notes relating to extension payments made by the Sponsor (or its affiliates or designees). See “— Related Party Loans” below for additional details.

Administrative Services Agreement

The Company entered into an agreement commencing on the date that the Company’s securities were first listed on the New York Stock Exchange through the earlier of consummation of an initial Business Combination or the liquidation, which provides that the Company will pay the Sponsor $10,000 per month for office space, secretarial and administrative services provided to the Company. In addition, the Sponsor, officers and directors, or their respective affiliates will be reimbursed for any out-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on possible Business Combination targets. The Company’s audit committee reviews on a quarterly basis all payments made by the Company to the Sponsor, executive officers or directors, or their affiliates. Any such payments prior to an initial Business Combination will be made using funds held outside the Trust Account. For the three and nine months ended September 30, 2024 and 2023, the Company recognized $30,000 and $90,000, respectively, related to the administrative services agreement included in operating expenses on the statement of operations. At September 30, 2024 and December 31, 2023, the Company owed $90,000 and $0 as reported in accrued expenses on the consolidated condensed balance sheets.

Other than the foregoing, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to our Sponsor, officers and directors, or any affiliates of our Sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. We do not have a policy that prohibits our Sponsor, executive officers or directors, or any of their respective affiliates, from negotiating for the reimbursement of out-of-pocket expenses by a target business. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

As more fully discussed in the section of this proxy statement/prospectus entitled “Proposal No. 1 — The Business Combination Proposal — Interests of SPAC’s Directors and Officers in the Business Combination,” if any of our officers or directors becomes aware of an initial business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity. Our officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us.

Related Party Loans

Sponsor

On June 16, 2021 our Sponsor agreed to loan us up to $1,800,000 to be used for a portion of the expenses of the initial public offering. As of June 30, 2021, we borrowed $25,000 in funds (of up to $1,800,000 available to us) under the promissory note with our Sponsor to be used for a portion of the expenses of the IPO. These loans were non-interest bearing, unsecured and were due at the earlier of December 31, 2021 or the closing of the IPO. The loan was repaid upon the closing of the IPO out of the estimated $1,800,000 of offering proceeds that had been allocated to the payment of offering expenses (other than underwriting commissions). The value of our Sponsor’s interest in this transaction corresponded to the principal amount outstanding under any such loan.

In addition, in order to finance transaction costs in connection with an intended initial business combination, our Sponsor or any affiliates of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds on a non-interest-bearing basis as may be required. If we complete an initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital, if any, held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. We do not expect to seek loans from parties other than our Sponsor or any affiliates of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.

On April 13, 2023, SPAC issued the Sponsor Note, pursuant to which SPAC is entitled to borrow up to an aggregate principal amount of $4,153,244. All unpaid principal under the Sponsor Note was to be due and payable in full on the earlier of August 15, 2023 (or such later date permitted by the SPAC Charter and approved by SPAC Stockholders to extend the period to consummate and initial business combination) and the date on which SPAC consummated the Business Combination. On August 14, 2023, SPAC amended the Sponsor Note and increased the borrowing limit up to $8,400,000 from the Sponsor to fund costs related to the extension of the date by which SPAC must consummate an initial business combination pursuant to the SPAC Charter. As of the date of this proxy statement/prospectus, SPAC may still draw $2,956,775 on the Sponsor Note, and an aggregate of $5,443,225 remains outstanding under the Sponsor Note.

On September 14, 2023, SPAC issued the Sponsor Working Capital Note, pursuant to which SPAC is entitled to borrow up to an aggregate principal amount of $17,935 from the Sponsor in order to fund costs reasonably related to an initial business combination. No interest shall accrue on the unpaid principal balance of the Sponsor Working Capital Note. All unpaid principal under the Sponsor Working Capital Loan will be due and payable in full on the earlier of February 15, 2024 (or such later extension date permitted by the SPAC Charter) and the date on which SPAC consummates an initial business combination. As of the date of this proxy statement/prospectus, SPAC may still draw $0 on the Sponsor Note, and an aggregate of $17,935 remains outstanding under the Sponsor Note.

Other Lenders

On January 12, 2023, SPAC issued the Lender Note to the Lender, a related party through common ownership, pursuant to which SPAC was entitled to borrow up to an aggregate principal amount of $600,000 in order to fund working capital deficiencies or finance transaction costs in connection with an intended business combination. All unpaid principal under the Lender Note was due and payable in full on the earlier of September 15, 2023, and the date on which SPAC consummated an initial business combination. Pursuant to the terms of the Lender Note, the Lender had the option at any time prior to September 15, 2023 to convert amounts outstanding, up to $600,000, into warrants to purchase SPAC Class A Common Stock at a conversion price of $1.00 per warrant, with each warrant entitling the holder to purchase one share of SPAC Class A Common Stock at a price of $11.50 per share, subject to the same adjustments applicable to the SPAC Private Placement Warrants sold concurrently with SPAC’s initial public offering.

In May 2023, SPAC issued an amended and restated unsecured promissory note, dated as of January 12, 2023, to the Lender, amending the Lender Note to remove the warrant conversion feature and revising the maturity date so that all unpaid principal under the Lender Note would be due and payable in full on the earlier of December 15, 2023 (or such later date permitted by the SPAC Charter and approved by SPAC Stockholders to extend the period to consummate and initial business combination) and the date on which SPAC consummates an initial business combination. As of the date of this prospectus/proxy statement, SPAC has borrowed $0 on the Lender Note, of which $0 remains outstanding.

On February 8, 2024, SPAC issued the Second Lender Note, pursuant to which SPAC is entitled to borrow up to an aggregate principal amount of $750,000 from the Lender in order to fund costs reasonably related to an initial business combination, including without limitation both the daily operations of SPAC prior to an initial business combination and potential monthly extensions to the time period for SPAC to enter into and complete an initial business combination. No interest shall accrue on the unpaid principal balance of the Second Lender Note. All unpaid principal under the Second Lender Note will be due and payable in full on the earlier of November 15, 2024 and the date on which SPAC consummates an initial business combination. The loan has been amended to allow SPAC to borrow up to $1,000,000 and the repayment is due only once SPAC consummates the Business Combination. As of the date of this prospectus/proxy statement, SPAC has borrowed $1,040,710 on the Second Lender Note, of which $1,040,710 remains outstanding. On January 10, 2025, the Company amended and restated the Second Lender Note to amend the Maturity Date (as defined in the Second Lender Note) to the earlier of (i) May 15, 2025 or (ii) the date on which the Company consummates an initial Business Combination.

On October 11, 2024, SPAC issued the October 2024 Convertible Note pursuant to which SPAC is entitled to borrow up to an aggregate principal amount of $1,500,000. All unpaid principal under the October 2024 Convertible Note is due and payable in full on the date on which SPAC consummates its proposed Business Combination with the

Company. Pursuant to the terms of the October 2024 Convertible Note, this Note shall convert into 355,000 shares of UIGC common stock, provided that, should the Business Combination fail to close for any reason, SPAC shall use reasonable efforts to satisfy its obligations under this October 2024 Convertible Note by cash payment in an amount equal to $3,900,000. Any balance under this October 2024 Convertible Note may be prepaid at any time. Additionally, if a Business Combination is not consummated, the October 2024 Convertible Note will be repaid solely to the extent that SPAC has funds available to it outside of its Trust Account.

Registration and Stockholder Rights Agreement

We have entered into a registration and stockholder rights agreement with respect to the private placement warrants, the warrants issuable upon conversion of working capital loans (if any) and the shares of Class A common stock issuable upon exercise of the foregoing and upon conversion of the Founder Shares, and, upon consummation of our initial business combination, to nominate three individuals for election to our board of directors, as long as the Sponsor holds any securities covered by the registration and stockholder rights agreement.

The holders of our Founder Shares issued and outstanding on the date of this proxy statement/prospectus, as well as the holders of the SPAC Private Warrants (and all underlying securities) are entitled to registration rights pursuant to the registration rights agreement, dated November 11, 2021. The holders of a majority of these securities are entitled to make up to two (2) demands that we register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares are to be released from escrow. The holders of a majority of the SPAC Private Warrants can elect to exercise these registration rights at any time after we consummate a business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of a business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions, including the payment of any compensation, will require prior approval by a majority of our uninterested “independent” directors (to the extent we have any) or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested “independent” directors (or, if there are no “independent” directors, our disinterested directors) determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

Underwriting Agreement

The underwriters were paid an underwriting discount of $0.20 per SPAC Unit, or $4.6 million in the aggregate in relation to the initial public offering, with an additional fee of $0.35 per SPAC Unit, or approximately $8.05 million in the aggregate, payable to the underwriters for deferred underwriting commissions in relation to the initial public offering. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that SPAC completes a business combination, subject to the terms of the underwriting agreement.

SPAC negotiated with Stifel for a reduction of their underwriting fee from the original amount of $8 million to $1.75 million due to a correlated reduction of the amount of cash in trust from the original IPO size of $230 million to the current cash in trust size of $23 million. This reduction of the backend IPO underwriting fee is commensurate and pro rata with the redemptions of cash in trust that has occurred over the last 36 months.

Related Party Policy

We have not yet adopted a formal policy for the review, approval or ratification of related party transactions. Accordingly, the transactions discussed above were not reviewed, approved or ratified in accordance with any such policy.

We have adopted a code of ethics requiring us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our board of directors (or the appropriate committee of our board) or as disclosed in our public filings with the SEC. Under our code of ethics, conflict of interest situations include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the company. We have incorporated by reference our Code of Ethics and our audit and compensation committee charters as exhibits to this proxy statement/prospectus, and copies are available on our website at http://irr-x.com/.

In addition, our audit committee, pursuant to a written charter that we have adopted, is responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present will be required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. A form of the audit committee charter was filed as Exhibit 99.1 to the registration statement filed with the SEC on May 21, 2021 and a copy is available on our website at http://irr-x.com/. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of our Sponsor, officers or directors unless we, or a committee of independent directors, have obtained an opinion from independent investment banking firm or from another independent entity that commonly renders valuation opinions that our initial business combination is fair to our company from a financial point of view. Furthermore, no finder’s fees, reimbursements, consulting fee, monies in respect of any payment of a loan or other compensation will be paid by us to our Sponsor, officers or directors, or any affiliates of our Sponsor or officers, for services rendered to us prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is). However, the following payments will be made to our Sponsor, officers or directors, or our or their affiliates, none of which will be made from the amounts held in the trust account prior to the completion of our initial business combination:

•        Repayment of up to an aggregate of $1,800,000 in loans made to us by our Sponsor to cover organizational expenses;

•        Payment to our Sponsor of $10,000 per month for each month of the Combination Period, for office space, utilities and secretarial and administrative support (except where waived as described above);

•        Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination;

•        Repayment of non-interest-bearing loans which may be made by our Sponsor or any affiliates of our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant at the option of the lender; and

•        Repayment of other non-interest-bearing loans and advances which may be made by our Sponsor or any affiliates of our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. As of September 30, 2024 Integrated Rail was loaned $5,393,225, $1,040,710 and $17,935 under three promissory notes. The Company was also advanced $100,770 as of September 30, 2024. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers or directors, or our or their affiliates.

Related Party Transactions of the Company

On March 12, 2021, the Sponsor paid an aggregate of $25,000 in exchange for issuance of 5,750,000 shares of Class B common stock (the “Founder Shares”). On April 5, 2021, the Sponsor transferred interests in the Sponsor that corresponded with 25,000 Founder Shares to each of Nathan Asplund, Rollin Bredenberg, Brian Feldott, and Edmund Underwood, Jr., our independent director nominees. In relation to the Initial Public Offering, an aggregate of 1,515,160 Founder Shares were cancelled by the Sponsor and transferred by us to our anchor investors in the IPO. Amounts previously reported as Class B common stock were retrospectively restated to account for this transaction. On March 7, 2022, Nathan Asplund tendered the return of his interest in the Sponsor (that corresponded with 25,000 Founder Shares) in relation to his resignation from the Board of Directors and the Sponsor transferred an interest in the Sponsor that corresponded with 25,000 Founder Shares to Troy Welch, who was elected to the Board of Directors on March 4, 2022 to fill the vacancy. Notwithstanding the foregoing, the Sponsor retains all voting and disposition rights in the Founders Shares held by the Sponsor.

The Company determined the fair value of the share-based compensation related to the transfer of interests in the Sponsor (that corresponded to Founder Shares), to the independent director nominees, based on assumptions including the probability of an acquisition, an estimated date of acquisition, the risk free rate on the acquisition date, a discount for a lack of marketability and other variables. The value of the share based compensation was $667,250 based on grant date fair value estimates of $6.63 and $6.80 at April 5, 2021 and March 7, 2022, respectively.

On November 15, 2022, the Company’s CEO Richard Bertel, CFO Christopher Bertel, Vice President Edmund Underwood, director Rollin Bredenberg, and director Troy Welch tendered their resignation from the Company. In relation to such resignations, Mr. Bredenberg, Mr. Welch, and Mr. Underwood each tendered the return of their interest in the Sponsor (that corresponded with 25,000 Founder Shares) on November 21, 2022. The Company replaced the departed directors with Ronald Curt Copley, and Jason Reeves.

On December 22, 2022, and December 24, 2022, the Sponsor transferred an interest in the Sponsor that corresponded with 25,000 Founder Shares to Ronald Curt Copley and Jason Reeves, respectively, as independent director nominees. The Company determined the fair value of the share-based compensation related to the transfer of the Sponsor interest (corresponding with Founder Shares), to the independent director nominees, based on numerous assumptions including the probability of an acquisition, an estimated date of acquisition, the risk-free rate on the acquisition date, a discount for a lack of marketability and other variables. The value of the share-based compensation was $74,637 based on grant date fair value estimates of $1.49 at both December 22, 2022, and December 24, 2022.

The holders of the Founder Shares have agreed not to transfer, assign, or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of an initial Business Combination and (B) subsequent to an initial Business Combination, (x) if the closing price of Class A common stock equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after an initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their common stock for cash, securities or other property.

Related Party Loans

The Sponsor agreed to loan the Company up to $1,500,000 to be used for working capital purposes through the earlier of December 31, 2021 or the closing of the Initial Public Offering. At March 25, 2022 the Sponsor agreed to loan the Company up to $1,500,000 to be used for working capital purposes through April 1, 2023, as funds are necessary. Such loans would be non-interest bearing, unsecured, and will be repaid upon the consummation of a Business Combination. In the event that the Company does not consummate a Business Combination, all amounts loaned to the Company will be forgiven except to the extent that the Company has funds available to it, outside of its Trust Account established in connection with the IPO.

On January 12, 2023, the Company issued the Note Payable — Related Party to Trident Point 2, LLC (“Trident”), a related party through common ownership, pursuant to which the Company was entitled to borrow up to an aggregate principal amount of $600,000 in order to fund working capital deficiencies or finance transaction costs in connection with an intended Business Combination. All unpaid principal under the Note Payable-Related Party was due and payable in full on the date on which the Company consummated an initial Business Combination. Pursuant to the terms of such note, Trident Point 2 had the option at any time prior to September 15, 2023 to convert amounts outstanding, up to $600,000, into warrants to purchase the Company’s shares of Class A common stock at a conversion price of $1.00 per warrant, with each warrant entitling the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to the same adjustments applicable to the Private Placement Warrants sold concurrently with the Company’s IPO. In May 2023, the Company issued an amended and restated unsecured promissory note, dated as of January 12, 2023, to Trident Point 2, LLC removing the warrant conversion feature from the promissory note.

On February 8, 2024, the Company issued an additional unsecured promissory note to Trident, pursuant to which the Company is entitled to borrow up to an aggregate principal amount of $750,000 from Trident in order to fund costs reasonably related to an initial Business Combination for the Company, including without limitation both the daily operations of the Company prior to an initial Business Combination and potential monthly extensions to the time period for the Company to enter into and complete an initial Business Combination. No interest shall accrue on the unpaid principal balance of the promissory note. On January 10, 2025, the Company amended and restated the promissory note to amend the Maturity Date (as defined therein) to the earlier of (i) May 15, 2025 or (ii) the date on which the Company consummates an initial Business Combination.

At September 30, 2024 and December 31, 2023, the Company reported $1,040,710 and $600,000, respectively, as Note Payable — Related Party on the condensed balance sheet for the promissory notes to Trident.

On April 13, 2023, the Company issued the Note Payable — Sponsor, pursuant to which the Company is entitled to borrow up to an aggregate principal amount of $4,153,244. All unpaid principal under the Note Payable — Sponsor will be due and payable in full on the date on which the Company consummates an initial Business Combination. On August 14, 2023, the Company amended the original promissory note and increased the borrowing limit up to $8,400,000 from the Sponsor to fund costs related to the extension of the date by which the Company must consummate an initial Business Combination pursuant to the Amended and Restated Certificate of Incorporation. As of September 30, 2024 and December 31, 2023, the Company has borrowed and owes $5,393,225 and $4,853,225 under the Note Payable — Sponsor.

On September 14, 2023, the Company issued an unsecured promissory note to the Sponsor (“Working Capital Loan — Related Party”), pursuant to which the Company is entitled to borrow up to an aggregate principal amount of $17,935 from the Lender in order to fund costs reasonably related to an initial Business Combination for the Company. No interest shall accrue on the unpaid principal balance of this Promissory Note. All unpaid principal under the Promissory Note will be due and payable in full the date on which the Company consummates an initial Business Combination. At September 30, 2024 and December 31, 2023, the Company reported $17,935 as Working Capital Loan — Related Party on the condensed balance sheet.

A related party of the Company has paid operating expenses on behalf of the Company. These amounts were reflected on the balance sheet as Advances from Related Parties. The advances are non-interest bearing and are payable on demand. As of September 30, 2024 and December 31, 2023, the Company had an outstanding balance under advances from related parties of $100,770.

Administrative Services Agreement

The Company entered into an agreement commencing on the date that the Company’s securities were first listed on the New York Stock Exchange through the earlier of consummation of an initial Business Combination or the liquidation, which provides that the Company will pay the Sponsor $10,000 per month for office space, secretarial and administrative services provided to the Company. In addition, the Sponsor, officers and directors, or their respective affiliates will be reimbursed for any out-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on possible Business Combination targets. The Company’s audit committee reviews on a quarterly basis all payments made by the Company to the Sponsor, executive officers or directors, or their affiliates. Any such payments prior to an initial Business Combination will be made using funds held outside the Trust Account. For the three and nine months ended September 30, 2024 and 2023, the Company recognized $30,000 and $90,000, respectively, related to the administrative services agreement included in operating expenses on the statement of operations. At September 30, 2024 and December 31, 2023, the Company owed $90,000 and $0 as reported in accrued expenses on the consolidated condensed balance sheets.

DIRECTORS AND EXECUTIVE OFFICERS AFTER THE BUSINESS COMBINATION

Directors and Executive Officers

The following sets forth certain information, as of [•], 2025, concerning the persons who are expected to serve as directors and executive officers of Holdings following the consummation of the Business Combination and assuming the election of the nominees at the Special Meeting as set forth in “Election of Directors Proposal.”

Name	Age	Position
Brian M. Feldott	49	Chief Executive Officer and Director
George W. Fairchild, Jr.	[57]	Chief Financial Officer
Ivan Varela	30	Chief Operating Officer
Jason Demers	51	Chief Development Officer
Andrew DiPaolo	42	Chief Commercial Officer
Ronald C. Copley	58	Director
Jason C. Reeves	53	Director
Mark A. Michel	51	Director
Timothy J. Fisher	45	Director

____________

(1)      Member of Holdings audit committee, effective upon the consummation of the Business Combination.

(2)      Member of Holdings compensation committee, effective upon the consummation of the Business Combination.

(3)      Member of Holdings nominating and corporate governance committee, effective upon the consummation of the Business Combination.

Executive Officers

Brian M. Feldott is expected to serve as Chief Executive Officer and a director of Holdings. Mr. Feldott has served as a director of SPAC since November 2021 and is the Chairman of SPAC’s Audit Committee. Mr. Feldott is currently the Chief Financial Officer at Rise Oil and Gas and has been in that role since January 2023. He is a subject matter expert in corporate finance, treasury operations and accounting. He has excelled at building relationships with investor and bank groups as well as developing cross functional corporate teams to achieve success and maximize value while minimizing risk. He gained his experience over two decades in corporate finance, treasury, tax and public accounting within large international public companies, including as the Chief Financial Officer at East Shore Investments from 2019 to 2023, and Newfield Exploration Company and Newpark Resources Inc. from 2010 to 2019.

As treasurer at Newfield from 2017 to 2019, he was responsible for tax, corporate finance, treasury, and risk management. He was responsible for negotiating and raising $2 billion in unsecured capital and he led a tax saving initiative resulting in nearly $50 million of benefits for Newfield. As the finance integration team leader during the Encana merger, he led the integration for all finance functions from Newfield and played a significant role in the successful transition of finance functions and related operations. Before joining Newfield, Brian served as the Treasurer and Director of Investor Relations for Newpark, an international oil field services company. While at Newpark from 2010 to 2017, he enhanced the global treasury function by centralizing the operations and enhancing the capital structure, this included the issuance of convertible bonds and multiple credit facilities. In addition, his investor relations work resulted in the company gaining Tier-1 analyst coverage for the first time in company history. Prior to that, he served as Senior Director of Tax and Treasury for ExpressJet Airlines. While at ExpressJet, he helped lead the successful spin-off of the company from Continental Airlines and developed the company’s accounting, treasury and tax departments as well as the financing of a fleet of 274 aircraft. Brian is a Certified Public Accountant in the state of Texas. He earned a bachelor’s degree in economics from the University of Texas, an MBA in finance from the University of Houston and a master’s of legal studies in oil, gas and energy law from the University of Oklahoma.

George W. Fairchild, Jr. is expected to serve as Chief Financial Officer of Holdings. Mr. Fairchild has over 30 years of accounting and financial leadership experience in the energy sector. He has served as Chief Accounting Officer for multiple public and private companies, where he was responsible for financial reporting, SEC compliance, internal controls, and accounting operations. Mr. Fairchild most recently served as Vice President and Chief Accounting Officer of QuarterNorth Energy, Inc., a large privately held oil and gas company. Prior to that, he was Chief Accounting Officer of 5E Advanced Materials, Inc., where he developed accounting policies and controls for an emerging growth company and oversaw SEC reporting and financial systems implementation. He has also held Chief Accounting Officer positions at Newfield Exploration Company and Gavilan Resources LLC. Earlier in his career, Mr. Fairchild was Senior Manager of Accounting Policy and Research at Burlington Resources Inc. and a Manager in the Business Assurance Services practice at PricewaterhouseCoopers LLP. Mr. Fairchild served in the U.S. Air Force from 1986 to 1990. He holds a Bachelor of Business Administration in Accounting from The University of Texas at Austin and is a Certified Public Accountant in the state of Texas.

Ivan Varela is expected to serve as Chief Operating Officer of Holdings. He is an energy executive with extensive experience in refining and bioenergy operations, having served as Chief Operating Officer at Fulcrum BioEnergy and as Senior Operations Manager at Delek US. His expertise spans complex refinery management, health and safety oversight, and implementation of cost-reduction strategies. At Fulcrum, Mr. Varela led the technical and operational advancement of waste-to-fuel technology, achieving proof of concept and facilitating investor funding. In his role at Delek, he was responsible for production assurance, turnaround execution, and regulatory compliance for an 85,000 BPD refinery. Mr. Varela holds a Bachelor of Science in Energy Management and is pursuing a Master of Science in Energy from Texas A&M University. Bilingual in English and Spanish, he also possesses certifications in sustainable project management and safety.

Jason Demers is expected to serve as Chief Development Officer of Holdings. Mr. Demers is currently the President and Chief Executive Officer of TC Resource Management Corp., a position he has held since January 2021. He previously served as Director of Strategic Development with NTEC Helium, a wholly owned entity of Navajo Transitional Energy Company (NTEC). Prior to that role, he served as President of Tacitus, LLC, a helium production company he founded, from November 2016 to February 2021. Mr. Demers has initiated and led multiple efforts in DC to enable long term development of America’s untapped and strategic helium and critical mineral resources. He has provided testimony before the Congressional Subcommittee on Energy and Mineral Resources leading to the introduction and passage of the Helium Extraction Act of 2017. Before focusing his efforts on helium, Mr. Demers spent over 15 years as a business leader and entrepreneur in the Calgary energy and oil & gas production industry. During that time, he founded and served as Chairman of the Association of Accredited Corporations of Alberta which focused on government and regulatory interface and advocacy on electrical regulatory matters for more than 20 companies in the energy and utilities sector.

Andrew DiPaolo is expected to serve as Chief Commercial Officer of Holdings. He is a seasoned attorney and business professional based in Denver, Colorado, with extensive experience across the legal, energy, and consulting sectors. As the Managing Partner of DiPaolo Law, LLC, Mr. DiPaolo provides general counsel services to a diverse range of small businesses, handling matters related to contract drafting, mergers and acquisitions, regulatory compliance, and dispute resolution. His client base spans industries such as oil and gas, renewable energy, real estate, and hospitality. Beyond his legal practice, Mr. DiPaolo has held leadership roles in energy companies, including as Partner and General Counsel at HD Energy Holdings and as Senior Director at Tallgrass Energy, where he oversaw commercial operations for high-value terminal and pipeline assets. His background also includes entrepreneurial ventures in UAV inspections and product development, as well as volunteer service on the Board of Directors for Colorado Animal Rescue, Inc. Mr. DiPaolo holds a Juris Doctor from the University of Denver, Sturm College of Law, and a Bachelor of Science in Entrepreneurship from the University of Tennessee.

Non-Employee Directors

Ronald C. Copley is expected to serve as an independent director of Holdings. Mr. Copley has served as a director of SPAC since November 2022. Mr. Copley served as an intelligence professional in various roles within the Department of Defense and intelligence community throughout his 34-year Navy career. From June 2021 to August 2022, Mr. Copley served as Director, National Maritime Intelligence Integration Office for the Director of National Intelligence and Commander, Office of Naval Intelligence for the U.S. Navy. Prior to this role, he served as the Deputy Director of Operations at the National Security Agency from May 2019 to June 2021, as Director of Intelligence for U.S. Forces in Afghanistan from April 2018 to April 2019, and as Director of Intelligence for U.S. Strategic Command from July 2016 to April 2018. Mr. Copley earned a bachelor’s degree in mechanical engineering from U.S. Naval Academy in 1988 and his master’s degree in national security from U.S. Naval War College in 2002.

Jason C. Reeves is expected to serve as an independent director of Holdings. Mr. Reeves has served as a director of SPAC since November 2022. Mr. Reeves has over 25 years of experience in the fields of management, commercial negotiations, logistics, operations, supply chain and business development. Mr. Reeves is a Senior

Executive with a track record of leading successful business units across the energy spectrum. Mr. Reeves has led several high performing teams, which has resulted in becoming an industry leader in the midstream space. Prior to joining the company, Jason held senior positions at Getka from January 2021 to December 2021, Tallgrass Energy from May 2015 to August 2020, Crestwood Midstream from January 2010 to January 2015, and other midstream companies. Mr. Reeves holds a bachelor’s of science degree in business management from The Citadel. He served in the U.S. Army with 101st Airborne immediately after graduation and is on the board of several local charities.

Mark A. Michel is expected to serve as a director of Holdings. Mr. Michel has served as SPAC’s Chief Executive Officer and Chairman since November 2022. He also served as SPAC’s President, Chief Operating Officer from March 2021 until November 2022, and Vice Chairman from November 2021 until November 2022. Mr. Michel serves as a member of the advisory board of CommonGood Capital, LLC, a broker dealer placement agency, and is a Managing Partner at the DHIP Group where he leads the infrastructure line of business. He directs equity investments in high-quality infrastructure assets in the energy, transport and water/wastewater asset classes by custom tailoring financing solutions across a breadth of capital needs. Prior to joining DHIP Group in 2017, he was a Managing Director and Head of Project and Structured Finance at Drexel Hamilton from 2016 to 2019, a full-service institutional investment banking and financial advisory firm. Prior to his time at Drexel Hamilton, he raised capital and worked to structure transactions at Corporate Capital Trust, a $6 billion Business Development Company (BDC) owned and operated by KKR & CNL. Prior to his career in financial services, he served in the White House and was the Navy’s Representative to the National Security Council in the White House Situation Room and was a member of the National Security Council staff. Prior to his White House service, he was a career naval officer achieving the rank of Commander and served in the United States Navy for more than 20 years focusing his service within Naval Special Warfare (SEALs) and the Special Operations and Intelligence Communities and held senior-level positions throughout the Intelligence Community and National Security establishment. He earned a bachelor’s degree in political science from Auburn University and an MBA in finance from the University of Miami Herbert School of Business.

Timothy J. Fisher is expected to serve as a director of Holdings. Mr. Fisher has served as the Vice Chairman, President and Chief Financial Officer of SPAC since November 2022. He also served as SPAC’s Senior Vice President and Chief Acquisition Officer from March 2021 until November 2022, and Director from November 2021 until November 2022. Mr. Fisher serves as a member of the advisory board of CommonGood Capital, LLC, a broker dealer placement agency, and is a Managing Partner at the DHIP Group, where he is responsible for originating and directing equity investments in a variety of infrastructure assets for the independent fund and alongside operating or co-investment partners. He also works to optimize the capital structure of portfolio companies and to develop new business for portfolio companies. Prior to forming DHIP, he was Managing Partner and Head of Investment Banking at Drexel Hamilton where he worked from 2015 to 2020, a full-service institutional investment banking and financial advisory firm. He worked with a variety of private companies to provide capital solutions and assisted them with structuring and raising equity and debt financing from institutional investors for a variety of purposes including M&A, working capital, capital expenditures, and refinancing. He moved to the buy side as an assistant MLP portfolio manager at Parker Global Strategies in 2013, with his fund posting well above benchmark returns annually. In July 2014, he left to help a family office invest a proprietary pool of capital, raise outside capital and develop new business for lower middle market private companies in the oil and gas, transportation, and specialty finance sectors. He was a U.S. Army Artillery Officer, serving three tours in Iraq where he earned two Bronze Stars and an Army Commendation Medal with V-Device. He is a graduate of the U.S. Military Academy (West Point) and earned an MBA from the New York University Stern School of Business.

Family Relationships

There are no family relationships among any of Holdings’ directors or executive officers.

Board Composition

Holdings’ business and affairs will be organized under the direction of its board of directors. [•] will serve as Chair of the Board. The primary responsibilities of the Holdings Board will be to provide oversight, strategic guidance, counseling and direction to Holdings’ management. The Holdings Board will meet on a regular basis and additionally as required.

In accordance with the terms of the Proposed Charter and Proposed Bylaws (collectively, the “Holdings Governing Documents”), which will be effective upon the consummation of the Business Combination, the Holdings Board may establish the authorized number of directors from time to time by resolution. The Holdings Board will consist of five members upon the consummation of the Business Combination. In accordance with the Holdings Governing Documents, and subject to the rights of holders of any series of preferred stock of Holdings, par value $0.0001 per share (the “Holdings Preferred Stock”), if any, to elect persons to the Board, Holdings’ directors shall be elected at each annual meeting of the stockholders; provided, that the term of each director shall continue until the election and qualification of such director’s successor and be subject to such director’s earlier death, resignation or removal. Any vacancies on the Holdings Board resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office.

Director Independence

As a result of Holdings’ common stock being listed on Nasdaq following the consummation of the Business Combination, it will be required to comply with the applicable rules of such exchange in determining whether a director is independent. Prior to the completion of this Business Combination, the parties undertook a review of the independence of the individuals named above and have determined that each of Jason C. Reeves and Ronald C. Copley qualifies as “independent” as defined under the applicable Nasdaq rules.

Role of the Board in Risk Oversight

Upon the consummation of the Business Combination, one of the key functions of the Holdings Board will be informed oversight of Holdings’ risk management process. The Holdings Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Holdings Board as a whole, as well as through various standing committees of the Holdings Board that address risks inherent in their respective areas of oversight. In particular, the Holdings Board will be responsible for monitoring and assessing strategic risk exposure and Holdings’ audit committee will have the responsibility to consider and discuss Holdings’ major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. Holdings’ compensation committee will also assess and monitor whether Holdings’ compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

The Holdings Board will establish an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of the Holdings Board are described below. Members serve on these committees until their resignation or until otherwise determined by the Holdings Board. The Holdings Board may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

Holdings’ audit committee will consist of [•]. The Holdings Board has determined that each member of the audit committee satisfies the independence requirements under Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chairperson of the audit committee will initially be [•]. Holdings is in the process of selecting a qualified “audit committee financial expert” within the meaning of SEC regulations to serve on the Holdings Board and the audit committee. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the Holdings Board has examined each audit committee member’s scope of experience and the nature of their employment.

The primary purpose of the audit committee will be to discharge the responsibilities of the Holdings Board with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee Holdings’ independent registered public accounting firm. Specific responsibilities of our audit committee include:

•        helping the Holdings Board oversee corporate accounting and financial reporting processes;

•        managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit Holdings’ consolidated financial statements;

•        discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, Holdings’ interim and year-end operating results;

•        developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•        reviewing related person transactions;

•        obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes Holdings’ internal quality control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•        approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

The compensation committee will consist of [•]. The chair of the compensation committee will be [•]. The Holdings Board has determined that each member of the compensation committee is independent under the Nasdaq listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The primary purpose of the compensation committee will be to discharge the responsibilities of the Holdings Board in overseeing the compensation policies, plans and programs and to review and determine the compensation to be paid to executive officers, directors and other senior management, as appropriate. Specific responsibilities of the compensation committee will include:

•        reviewing and approving the compensation of the chief executive officer, other executive officers and senior management;

•        reviewing and recommending to the Holdings Board the compensation of directors;

•        administering the equity incentive plans and other benefit programs;

•        reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for the executive officers and other senior management; and

•        reviewing and establishing general policies relating to compensation and benefits of the employees, including the overall compensation philosophy.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will consist of [•]. The chair of the nominating and corporate governance committee will be [•]. The Holdings Board has determined that each member of the nominating and corporate governance committee is independent under the Nasdaq listing standards.

Specific responsibilities of the nominating and corporate governance committee will include:

•        identifying and evaluating candidates, including the nomination of incumbent directors for re-election and nominees recommended by stockholders, to serve on the Holdings Board;

•        considering and making recommendations to the Holdings Board regarding the composition and chairmanship of the committees of the Holdings Board;

•        developing and making recommendations to the Holdings Board regarding corporate governance guidelines and matters, including in relation to corporate social responsibility; and

•        overseeing periodic evaluations of the performance of the Holdings Board, including its individual directors and committees.

Compensation Committee Interlocks and Insider Participation

None of the intended members of Holdings’ compensation committee has ever been an executive officer or employee of Holdings. None of Holdings’ executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the Holdings Board or compensation committee.

Limitation on Liability and Indemnification of Directors and Officers

The Proposed Charter, which will be effective upon consummation of the Business Combination, will limit a directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•        for any transaction from which the director derives an improper personal benefit;

•        for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        for any unlawful payment of dividends or redemption of shares; or

•        for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the amended and restated bylaws provide that Holdings will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, Holdings will enter into separate indemnification agreements with its directors and officers. These agreements, among other things, will require Holdings to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services at Holdings’ request.

Holdings plans to maintain a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Holdings Certificate of Incorporation and amended and restated bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Code of Business Conduct and Ethics for Employees, Executive Officers and Directors

Following the consummation of the Business Combination, Holdings will have a code of business conduct ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of business conduct and ethics will be available on Holdings’ website. In addition, Holdings intends to post on its website all disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics. The reference to the Holdings website address does not constitute incorporation by reference of the information contained at or available through Holdings’ website, and you should not consider it to be a part of this proxy statement/prospectus.

Non-Employee Director Compensation

We do not intend to compensate our non-employee directors.

DESCRIPTION OF HOLDINGS’ SECURITIES

The following summary of certain provisions of Holdings securities does not purport to be complete and is subject to the proposed Holdings Certificate of Incorporation, the proposed Holdings Bylaws and the provisions of applicable law. Copies of the proposed Holdings Certificate of Incorporation and the proposed Holdings Bylaws are attached to this proxy statement/prospectus as Annex B and Annex C, respectively.

Authorized Capitalization

General

Holdings will have 210,000,000 shares of authorized capital stock, which will consist of: (i) 200,000,000 shares of Holdings Common Stock, par value of $0.0001 per share, and (ii) 10,000,000 shares of Holdings Preferred Stock.

Preferred Stock

The Holdings Certificate of Incorporation will provide that shares of Holdings Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of Holdings Preferred Stock authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of Holdings Preferred Stock from time to time adopted by the Holdings Board pursuant to authority so to do which is expressly vested in the Holdings Board. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of Holdings Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The Holdings Board will be able to, without stockholder approval, issue Holdings Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of Holdings Common Stock and could have anti-takeover effects. The ability of the Holdings Board to issue Holdings Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of Holdings or the removal of existing management. Each series of shares of Holdings Preferred Stock: (i) may have such voting rights or powers, full or limited, if any; (ii) may be subject to redemption at such time or times and at such prices, if any; (iii) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock, if any; (iv) may have such rights upon the voluntary or involuntary liquidation, winding-up or dissolution of, upon any distribution of the assets of, or in the event of any merger, sale or consolidation of, Holdings, if any; (v) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of Holdings (or any other securities of Holdings) at such price or prices or at such rates of exchange and with such adjustments, if any; (vi) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts, if any; (vii) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of Holdings or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by Holdings or any subsidiary of, any outstanding shares of Holdings, if any; (viii) may be subject to restrictions on transfer or registration of transfer, or on the amount of shares that may be owned by any person or group of persons; and (ix) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, if any; all as shall be stated in said resolution or resolutions of the Holdings board providing for the designation and issue of such shares of Holdings Preferred Stock.

Voting Rights

The Holdings Certificate of Incorporation will provide that holders of Holdings Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Dividend Rights

The Holdings Certificate of Incorporation will provide that subject to applicable law and the rights, if any, of the holders of any outstanding series of Holdings Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Holdings Common Stock with respect to the payment of dividends, dividends of cash or property may be declared and paid on the Holdings Common Stock out of the assets of Holdings that are by law as determined by the Holdings Board.

Liquidation Rights

The Holdings Certificate of Incorporation provides that, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of Holdings, after payment or provision for payment of the debts and other liabilities of Holdings and of the preferential and other amounts, if any, to which the holders of Holdings Preferred Stock are entitled, if any, the holders of all outstanding shares of Holdings Common Stock will be entitled to receive all the remaining assets of Holdings available for distribution ratably in proportion to the number of shares of Holdings Common Stock.

Action by Written Consent

The Holdings Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders of Holdings must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to the Holdings Preferred Stock, which holders may take any action by written consent for any action required or permitted to be taken by the holders of any series of Holdings Preferred Stock, voting separately as a series or separately as a class with one or more other such series, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Holdings Preferred Stock, with the consent of not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and such consent shall be delivered to Holdings by delivery to its registered office in the State of Delaware, its principal place of business, or an agent of Holdings having custody of the book in which proceedings of meetings of the Holdings stockholders are recorded.

Anti-Takeover Provisions

The Holdings Certificate of Incorporation expressly provides that Holdings will not be subject to the provisions of Section 203 of the DGCL, which, subject to certain exceptions, would otherwise prohibit a company from engaging in specified business combinations with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless the Business Combination or transaction in which such stockholder became an interested stockholder is approved in a prescribed manner.

Limitations on Liability and Indemnification of Officers and Directors

The Holdings Certificate of Incorporation provides that Holdings shall indemnify, to the full extent permitted by applicable law as it presently exists or may thereafter be amended, any person who was or is a party or is threatened to be made a party to or otherwise involved any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Holdings or, while a director or officer of Holdings, is or was serving at the request of Holdings as a director, officer, employee, agent or trustee of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees and expenses, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended, and amounts paid or to be paid in settlement) reasonably incurred by such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Holdings, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. To the extent not prohibited by applicable law, expenses (including attorneys’ fees) incurred by a covered person in appearing at, participating in or defending any covered proceeding for which such person may be entitled to indemnification thereunder shall be paid by Holdings in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts advanced if it shall ultimately be determined that he is not entitled to be indemnified by Holdings.

The Holdings Certificate of Incorporation provides that, to the full extent permitted by the DGCL, no director will be personally liable to Holdings or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to Holdings or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors.

Exclusive Jurisdiction of Certain Actions

Each of the Holdings Certificate of Incorporation and Holdings Bylaws provides that the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court or federal district court located within the State of Delaware) is the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of Holdings; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of Holdings’ current or former directors, officers, or other employees to Holdings or its stockholders; (iii) any action or proceeding asserting a claim against Holdings or any of its current or former directors, officers or other employees arising out of or pursuant to any provision of the Holdings Certificate of Incorporation, Holdings Bylaws, or DGCL; and (iv) any action or proceeding asserting a claim against Holdings or any of its current or former directors, officers, or other employees that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, or the Securities Act. In addition, to prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, each of the Holdings Certificate of Incorporation and Holdings Bylaws provides that, unless Holdings consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce such provision.

Transfer Agent

The transfer agent for Holdings Common Stock will be Equiniti Trust Company, LLC.

Warrants

Public Warrants

In connection with the consummation of the Transaction, SPAC, Holdings and Equiniti will enter into the Warrant Amendment. Pursuant to the Warrant Amendment, SPAC will assign all of its right, title and interest in and to the Warrant Agreement to Holdings. The Warrant Amendment also amends the Warrant Agreement such that, among other things, (i) all references to SPAC in the Warrant Agreement (including all exhibits thereto) shall be references to Holdings; and (ii) all references to “Common Stock” in the Warrant Agreement (including all exhibits thereto) shall be references to shares of Holdings Common Stock. The Warrant Amendment also amends the notice provisions of the Warrant Agreement to contemplate notice to Holdings under such agreement.

From and after the Effective Time, each whole warrant will entitle the registered holder to purchase one share of Holdings Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 30 days after the completion of the Business Combination, except as described below.

We will not be obligated to deliver any Holdings Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Holdings Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise permitted as a result of a notice of redemption described below under “— Redemption of warrants when the price per share of Holdings Common Stock equals or exceeds $10.00.” No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Holdings Common Stock underlying such unit.

We are not registering the shares of Holdings Common Stock issuable upon exercise of the warrants at this time. However, we have agreed that as soon as practicable, but in no event later than 30 days after the closing of the Business Combination, we will use our commercially reasonable efforts to file with the SEC a registration statement covering the issuance, under the Securities Act, of the Holdings Common Stock issuable upon exercise of the warrants, and we will use our commercially reasonable efforts to cause the same to become effective within 120 days after the closing of the Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement (as amended by the Warrant Amendment). Notwithstanding the above, if our shares of Holdings Common Stock are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Holdings Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Holdings Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in the preceding sentence shall mean the volume weighted average price of the shares of Holdings Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Private Warrants

At Closing, there will be 9,400,000 SPAC Private Warrants outstanding held by the Sponsor. Each SPAC Private Warrant entitles the holder to purchase one share of SPAC Class A Common Stock at an exercise price of $11.50 per share. If SPAC does not complete a business combination by May 15, 2025 (subject to additional extension of the SPAC Charter by SPAC Stockholders), the SPAC Private Warrants will expire worthless.

The Holdings Private Warrants will be identical to the Holdings Public Warrants except that the Holdings Private Warrants will not be transferable, assignable, or salable until 30 days after the completion of the Business Combination and they will not be redeemable by Holdings so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the SPAC Private Warrants on a cashless basis. If the SPAC Private Warrants are held by holders other than the Sponsor or its permitted transferees, the SPAC Private Warrants will be redeemable by Holdings in all redemption scenarios and exercisable by the holders on the same basis as the SPAC Public Warrants.

Following the Business Combination, Holdings may redeem the Holdings Public Warrants, prior to their exercise at a time that is disadvantageous to the holders, thereby significantly impairing the value of such warrants. Holdings will have the ability to redeem outstanding Holdings Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the Holdings Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any 20 trading days within a 30-trading day period commencing at any time after the warrants become exercisable and ending on the third trading day prior to the notice of redemption to warrant holders. Holdings will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Holdings Common Stock issuable upon exercise of such warrants is effective and a current prospectus relating to those Holdings Common Stock is available throughout the 30-day redemption period. If and when the Holdings Public Warrants become redeemable by Holdings, if Holdings has elected to require the exercise of Holdings Public Warrants on a cashless basis, Holdings will not redeem the warrants as described above if the issuance of Holdings Common Stock upon exercise of Holdings Public Warrants is not exempt from registration or qualification under applicable state securities laws or Holdings is unable to effect such registration or qualification. Redemption of the outstanding Holdings Public Warrants could force you (i) to exercise your Holdings Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Holdings Public Warrants at the then-current market price when you might otherwise wish to hold your Holdings Public Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding Holdings Public Warrants are called for redemption, is likely to be substantially less than the market value of your Holdings Public Warrants. The closing price for the SPAC Class A Common Stock as of February 1, 2025 was $10.0q and has never exceeded the $18.00 threshold that would trigger the right to redeem the Holdings Public Warrants following the Closing.

Holdings may only call the Holdings Public Warrants for redemption upon a minimum of 30 days’ prior written notice of redemption to each registered holder pursuant to the terms of the SPAC Warrant Agreement (as assumed by Holdings at Closing).

Exclusive Provision

Our Warrant Agreement provides that (i) the validity, interpretation, and performance of the Warrant Agreement and of the warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction, (ii) any action, proceeding or claim against it arising out of or relating in any way to the Warrant Agreement may be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, and (iii) SPAC waives any objection to such jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, the Securities Act, or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our Warrant Agreement. If any action, the subject matter of which is within the scope of the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice of forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with SPAC or, after the Business Combination, the combined company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the Business Combination, Holdings will have 200,000,000 shares of Holdings Common Stock authorized and, based on the assumptions set out elsewhere in this proxy statement/prospectus, up to [•] shares of Holdings Common Stock issued and outstanding. Subject to the Registration Rights Agreement discussed below, all of the shares of Holdings Common Stock issued in connection with the Business Combination will be freely transferable by persons other than by Holdings and SPAC’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of Holdings Common Stock in the public market could adversely affect prevailing market prices of the Holdings Common Stock.

Registration Rights Agreement

In connection with, and as a condition to the consummation of the Business Combination, Holdings, Sponsor, and certain Company equityholders will enter into a registration rights agreement in customary form and substance satisfactory to the parties thereto, pursuant to which, among other things, Holdings will agree to provide certain Company equityholders with certain rights relating to the registration for resale of the Holdings securities that they will receive in connection with the Mergers.

For more information about the Registration Rights Agreement, see the section entitled “Proposal 1 — The Business Combination Proposal — Additional Agreements to be Executed at Closing — Registration Rights Agreement.”

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Holdings Common Stock or Holdings Public Warrants for at least six months would be entitled to sell their securities; provided that (i) such person is not deemed to have been one of Holdings’ affiliates at the time of, or at any time during the three months preceding, a sale and (ii) Holdings is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Holdings Common Stock or Holdings Public Warrants for at least six months but who are Holdings’ affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        one percent (1%) of the total number of Holdings Common Stock then issued and outstanding; or

•        the average weekly reported trading volume of the Holdings Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by Holdings’ affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Holdings.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However,

Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As a result, the Sponsor and any other holder of Founder Shares or SPAC Private Warrants, as applicable, will be able to sell their private placement securities, in each case pursuant to Rule 144 without registration, one year after SPAC has completed its initial business combination, assuming SPAC otherwise complies with the conditions set forth above. In addition to Rule 144 restrictions, Sponsor and its permitted transferees are subject to certain transfer restrictions set forth in the Letter Agreement and the Sponsor Support Agreement.

SPAC anticipates that following the consummation of the Business Combination, it will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of the Company’s employees, consultants or advisors who purchases equity shares from the Company in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

COMPARISON OF CORPORATE GOVERNANCE AND STOCKHOLDERS’ RIGHTS

Set forth below is a summary comparison of important similarities and differences in the corporate governance and stockholders’ rights associated with SPAC under the SPAC Charter and the Existing Bylaws (left column) (attached to this proxy statement/prospectus as Annex B), the Company under the Company Articles of Organization and the Company Operating Agreement (center column), and Holdings under the forms of the Proposed Charter and the Proposed Bylaws (right column) (attached to this proxy statement/prospectus as Annex C). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of the related governing documents and is qualified in its entirety by reference to the full text of those documents, as well as the relevant provisions of applicable law. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist.

	SPAC Charter/Existing Bylaws	Company Articles of Organization/Operating Agreement	Proposed Charter/Proposed Bylaws
Corporate Name	Integrated Rail and Resources Acquisition Corp.	Tar Sands Holdings II, LLC	Integrated Rail & Resources Inc.
Authorized Share Capital

The SPAC Charter provides that the total number of shares of all classes of capital stock is 111,000,000 shares, each with a par value of $0.0001, consisting of (a) 110,000,000 shares of SPAC Common Stock, including (i) 100,000,000 shares of SPAC Class A Common Stock, and (ii) 10,000,000 shares of SPAC Class B Common Stock, and (b) 1,000,000 shares of SPAC Preferred Stock.

Neither the Company’s Articles of Organization nor the Company Operating Agreement limit the amount of equity that may be issued.

The Proposed Charter will authorize the issuance of up to 210,000,000 shares of all classes of capital stock, each with a par value of $0.0001, consisting of (a) 200,000,000 shares of Holdings Common Stock, and (b) 10,000,000 shares of Holdings Preferred Stock.

Class A Common Stock	The SPAC Charter authorizes 100,000,000 shares of SPAC Class A Common Stock.	None.

Upon the Proposed Charter becoming effective, each issued and outstanding share of SPAC Class A Common Stock and SPAC Class B Common Stock shall automatically be converted into and thereafter represent the right to receive one share of Holdings Common Stock.

Class B Common Stock

The SPAC Charter authorizes 10,000,000 shares of SPAC Class B Common Stock. Under the SPAC Charter, shares of SPAC Class B Common Stock shall automatically convert into shares of SPAC Class A Common Stock on a one-for-one basis at the time of the closing of the initial business combination, subject to adjustment as described therein.

		None.	None.
Preferred Stock	The SPAC Charter authorizes 1,000,000 shares of SPAC Preferred Stock	None.	The Proposed Charter authorizes 10,000,000 shares of Holdings Preferred Stock.

	SPAC Charter/Existing Bylaws	Company Articles of Organization/Operating Agreement	Proposed Charter/Proposed Bylaws
Quorum

The Existing Bylaws provide that the holders of a majority in voting power of the SPAC Common Stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business.

The Company’s Operating Agreement provides that the sole member may, but is not required to, hold formal meetings.

The Proposed Bylaws provide that the holders of a majority in voting power of the Holdings capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business.

Proxy	The Existing Bylaws provide that each SPAC Stockholder represented at a meeting of stockholders will be entitled to vote in person or by proxy.	None.	The Proposed Bylaws provide that each Holdings stockholder represented at a meeting of stockholders will be entitled to vote in person or by proxy.
Voting Power

Except as otherwise required by law, the SPAC Charter or as otherwise provided in any certificate of designation for any series of SPAC Preferred Stock, the holders of the SPAC Common Stock possess all voting power for the election of our directors and any other matter properly submitted to a vote of the stockholders. Holders of SPAC Common Stock are entitled to one vote per share on each matter properly submitted to the stockholders of SPAC on which the holders of SPAC Common Stock are entitled to vote.

The Company’s Operating Agreement provides that the member(s) elects the manager(s) of the Company, and the manager(s) manages the business and affairs of the Company.

Except as otherwise required by law, the Proposed Charter or as otherwise provided in any certificate of designation for any series of Holdings Preferred Stock, the holders of Holdings Common Stock will possess all voting power for the election of Holdings directors and all other matters requiring stockholder action. Holders of Holdings Common Stock will be entitled to one vote per share on matters to be voted on by stockholders.

Cumulative Voting	The SPAC Charter provides that of shares of SPAC Common Stock shall not have cumulative voting rights with regard to election of directors.	None.	None.
Number of Directors

Under the SPAC Charter, the number of directors of SPAC, other than those who may be elected by the holders of one or more series of the SPAC Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the SPAC Board pursuant to a resolution adopted by a majority of the SPAC Board.

None.

The Proposed Charter provides that subject to the rights of holders of any series of Holdings Preferred Stock to elect persons to the Holdings Board, the number of directors of Holdings shall be fixed from time to time exclusively by the Holdings Board pursuant to a resolution adopted by a majority of the Holdings Board; provided, that the Holdings Board shall have no less than one member.

	SPAC Charter/Existing Bylaws	Company Articles of Organization/Operating Agreement	Proposed Charter/Proposed Bylaws
Board of Directors

Currently, the SPAC Board is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected at each annual meeting, except that the term of the initial Class I directors expired at the first annual meeting of the stockholders following the effectiveness of the SPAC Charter and the term of the initial Class II directors expired at the second annual meeting of the stockholders following the effectiveness of the SPAC Charter.

		None.	The Proposed Charter provides that the Holdings Board shall be elected at each annual meeting of the stockholders.
Filling Vacancies on the Board of Directors

Under the SPAC Charter, any newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the SPAC Board resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the SPAC Board.

Any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

The Company’s Operating Agreement provides that the member(s) elects the manager(s) of the Company.

Under the Proposed Charter, any newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Holdings Board resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Holdings Board, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Holdings Preferred Stock), and shall not be filled by Holdings’ stockholders.

Any director so chosen shall hold office until the expiration of the term to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification or removal.

Removal of Directors

Under the SPAC Charter, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all the then-outstanding shares of capital stock of SPAC entitled to vote in the election of directors, voting together as a single class.

Under the Company’s Operating Agreement, the member(s) elect, remove and appoint replacement the manager(s).

Under the Proposed Charter, any individual director or the entire Holdings Board may be removed from office with cause by the affirmative vote of the holders of at least 66 and 2/3% of the voting power of all of the then outstanding shares of voting stock of Holdings entitled to vote at an election of directors.

	SPAC Charter/Existing Bylaws	Company Articles of Organization/Operating Agreement	Proposed Charter/Proposed Bylaws
Amendment of Voting Threshold for Charter Amendment

Under the SPAC Charter, all matters subject to a stockholder vote, except for amendments to Article IX (Business Combination Requirements; Existence), require the affirmative vote of the holders of a majority of the outstanding SPAC Class B Common Stock entitled to vote thereon. Amendment of Article IX of the SPAC Charter requires the affirmative vote of the holders of at least 65% of all then outstanding shares of SPAC Common Stock.

None.

The Proposed Charter will require the affirmative vote of the holders of at least 66 and 2∕3% of the voting power of all then-outstanding Holdings Common Stock entitled to vote to alter, amend, rescind, or repeal Part (b) of Article IV, Article V, Article VI, Article VII, Article VIII, Article IX, and Article X of the Proposed Charter.

Liquidation, Dissolution and Winding Up

Subject to applicable law and the rights, if any, of holders of outstanding SPAC Preferred Stock and Article IX of the SPAC Charter, in the event of SPAC’s voluntary or involuntary liquidation, dissolution or winding up, after payment or provision for payment of the debts and other liabilities of SPAC, the holders of shares of SPAC Common Stock shall be entitled to receive all the remaining assets of the SPAC available for distribution to its stockholders, ratably in proportion to the number of shares of SPAC Class A Common Stock (on an as converted basis with respect to the SPAC Class B Common Stock) held by them.

Under the Company’s Operating Agreement, the Company may be dissolved (i) when the duration of the Company expires, (ii) at such time the Company fails to have at least one member, (iii) by written agreement signed by all the members, (iv) upon the vote of the person then serving as manager and the vote of a majority of the members, (v) upon administrative dissolution under applicable Utah law, and (vi) upon entry of a decree of judicial dissolution in accordance with applicable Utah law.

Subject to applicable law and the rights, if any, of holders of outstanding Holdings Preferred Stock and Article IV of the Proposed Charter, in the event of Holdings’ voluntary or involuntary liquidation, dissolution or winding up, after payment or provision for payment of the debts and other liabilities of Holdings, the holders of shares of Holdings Common Stock shall be entitled to receive all the remaining assets of Holdings available for distribution to its stockholders, ratably in proportion to the number of shares of Holdings Common Stock held by them.

Duration of Existence

The SPAC Charter provides that if SPAC does not consummate an initial business combination by the Final Redemption Date, it will be required to (1) redeem 100% of the outstanding SPAC Class A Common Stock for cash, and (2) dissolve and liquidate.

		Under the Company’s Articles of Organization, the Company’s duration commenced on the date of filing the Articles of Organization and shall continue through the 31st day of December 2099.	The Proposed Charter deletes the liquidation provision in the SPAC Charter and retains the default of perpetual existence under the DGCL.

	SPAC Charter/Existing Bylaws	Company Articles of Organization/Operating Agreement	Proposed Charter/Proposed Bylaws
Provisions Specific to a Blank Check Company	Under the SPAC Charter, Article IX sets forth various provisions related to our operations as a blank check company prior to the consummation of an initial business combination.	None.

The Proposed Charter deletes the provision previously included as Article IX in the SPAC Charter in their entirety because, upon consummation of the Business Combination, Holdings will cease to be a blank check company. In addition, the provisions requiring that the proceeds from the IPO be held in the Trust Account until an initial business combination or the liquidation of Holdings and the terms governing Holding’s consummation of an initial business combination will be deleted because they will no longer be applicable following the consummation of the Business Combination.

Amendment of Voting Threshold for Bylaws Amendment

Under the SPAC Charter and Existing Bylaws, any amendment to the Existing Bylaws requires the affirmative vote of the holders of at least 66 and 2/3% of the voting power of all then-outstanding shares of the capital stock of SPAC.

None.

Under the Proposed Charter and the Proposed Bylaws, any amendment to the Proposed Bylaws requires the affirmative vote of the holders of at least 66 and 2∕3% of the voting power of all then-outstanding shares of the capital stock of Holdings entitled to vote thereon voting together as a single class.

Requirements for Special Meetings

Under the SPAC Charter, special meetings may be called only by the Chairman of the SPAC Board, Chief Executive Officer of SPAC, or the SPAC Board pursuant to a resolution adopted by a majority of the SPAC Board.

None.

Under the Proposed Charter, special meetings of the stockholders may be called only by or at the direction of the Holdings Board, the Chairperson of the Holdings Board, the Chief Executive Officer, or the President.

TICKER SYMBOL, MARKET PRICE AND DIVIDEND POLICY

Ticker Symbol and Market Price

SPAC Units, SPAC Class A Common Stock and the Public Warrants are currently listed on Nasdaq under the symbols “IRRXU,” “IRRX” or “IRRXW,” respectively. The Closing Price of the SPAC Units, SPAC Class A Common Stock and the Public Warrants on [•], the last trading day before announcement of the execution of the Merger Agreement, was $[•], $[•] and $[•] respectively. As of [•], 2025, the Record Date for the Special Meeting, the Closing Price for the SPAC Units, SPAC Class A Common Stock and the Public Warrants was $[•], $[•] and $[•], respectively.

There is no public market for the Company Common Stock.

Dividend Policy

We have not paid any cash dividends on our shares of SPAC Common Stock to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon Holdings’ revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of the Business Combination. The payment of any dividends subsequent to Business Combination will be within the discretion of the Holdings Board. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board of directors does not anticipate declaring any dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding: (i) the actual beneficial ownership of SPAC Common Stock as of [•], 2025 based on information obtained from the persons named below, with respect to the beneficial ownership of SPAC Common Stock, which is prior to the consummation of the Business Combination and (ii) expected beneficial ownership of Holdings Common Stock immediately following the consummation of the Business Combination, assuming that: (x) no shares of SPAC Class A Common Stock are redeemed and (y) assuming that all shares of SPAC Class A Common Stock are redeemed for cash and excluding the potential dilutive effect of the exercise of the Holdings Warrants after the closing held by:

•        each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) who is a beneficial owner of more than 5% of our outstanding shares of common stock or is expected to be the beneficial owner of more than 5% of Holdings’ outstanding shares of common stock following the closing;

•        each of our current executive officers and directors;

•        each person who will (or is expected to) become an executive officer or director of Holdings following the Closing; and

•        all executive officers and directors of SPAC as a group pre-Business Combination and all executive officers and directors of Holdings post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of shares of SPAC Common Stock pre-Business Combination is based on 249,659 outstanding shares of SPAC Class A Common Stock and 5,750,000 outstanding share of SPAC Class B Common Stock. On November 13, 2024, SPAC filed, with the unanimous consent of its Board and the consent a majority of the holders of SPAC Class B Common Stock, the Class B Charter Amendment, providing for the Class B Conversion Option. On November 13, 2024, (i) the holders of a majority of the Class B Common Stock delivered a written consent to the Board, exercising the Class B Conversion Option; (ii) with the unanimous consent of the Board, SPAC instructed its transfer agent to initiate the conversion of all issued and outstanding shares of Class B Common Stock, on a one-for-one basis, into shares of Class A Common Stock; and (iii) an aggregate of 5,750,000 shares of Class B Common Stock were converted into 5,750,000 shares of Class A Common Stock.

The ownership percentages listed below do not include any shares of SPAC Common Stock that may be purchased after the Record Date.

The expected beneficial ownership percentages set forth in the table below post-Business Combination assume:

(i)     no exercise of the 11,500,000 SPAC Public Warrants or 9,400,000 SPAC Private Warrants that will remain outstanding post-Business Combination, which will become exercisable at the holder’s option 30 days after Closing at an exercise price of $11.50 per share, provided that SPAC has an effective registration statement under the Securities Act covering the shares of Holdings Common Stock issuable upon exercise of the Public Warrants or Private Warrants and a current prospectus relating to them is available, which are not expected to occur within 60 days of the date of this proxy statement/prospectus.

The expected beneficial ownership of shares of Holdings Common Stock immediately following the Business Combination is based on three scenarios:

•        a “no additional redemptions” scenario where (i) no Public Stockholders exercise their redemption rights and (ii) there are [•] shares of Holdings Common Stock outstanding;

•        a “50% of maximum redemptions” scenario where (i) [•] Public Shares are redeemed for an aggregate redemption payment of approximately $[•] million; and

•        a “ maximum redemptions” scenario where (i) [•] Public Shares are redeemed for an aggregate redemption payment of approximately $[•] million, (this maximum redemption scenario reflects the maximum number of the SPAC’s Public Shares that can be redeemed without violating the conditions of the Merger Agreement or the requirement of SPAC Charter that SPAC cannot redeem Public Shares if it would result in SPAC having a minimum net tangible asset value of less than $5,000,001, after giving effect to the payments to redeeming shareholders).

	SPAC Before the Business Combination		Holdings After the Business Combination
	SPAC Class A Common Stock		Assuming No Redemption		Assuming Maximum Redemption(6)
Name of and Address of Beneficial Owner(1)	Number of Shares	Percent of Class	Number of Shares	Percent	Number of Shares	Percent
Directors and executive officers prior to the Business Combination
Mark A. Michel	—	—	—	—	—	—
Timothy J. Fisher	—	—	—	—	—	—
Jason C. Reeves	—	—	—	—	—	—
Ronald C. Copley	—	—	—	—	—	—
Brian M. Feldott	—	—	—	—	—	—
All directors and executive officers as a group prior to the Business Combination (5 individuals)	—	—	—	—	—	—

Directors and executive officers after the Business Combination
Brian M. Feldott	—	—	—	—	—	—
George W. Fairchild, Jr.	—	—	—	—	—	—
Ivan Varela	—	—	—	—	—	—
Jason Demers	—	—	—	—	—	—
Andrew DiPaolo	—	—	—	—	—	—
Scott Humphrey	—	—	—	—	—	—
Lee Boothby	—	—	—	—	—	—
Mark A. Michel	—	—	—	—	—	—
Timothy J. Fisher	—	—	—	—	—	—
Ronald C. Copley	—	—	—	—	—	—
Jason C. Reeves
All directors and executive officers as a group after the Business Combination ([•] individuals)	—	—	—	—	—	—

5% or greater beneficial owners
DHIP Natural Resources Investments, LLC	—	—	—	—	—	—
Fir Tree Capital Management LP	—	—	—	—	—	—
[•]	—	—	—	—	—	—
[•]	—	—	—	—	—	—
[•]	—	—	—	—	—	—

____________

*        Less than one percent.

(1)      [•]

ADDITIONAL INFORMATION

Submission of Stockholder Proposals

Our SPAC Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of a special meeting to stockholders may be transacted at the Special Meeting.

Future Stockholder Proposals

If SPAC holds a 2025 annual meeting of stockholders, stockholder proposals, including director nominations, for the 2025 annual meeting must be received at our principal executive offices by not earlier than the close of business on the 120th day before the 2025 annual meeting and not later than the later of (x) the close of business on the 90th day before the 2025 annual meeting or (y) the close of business on the 10th day following the first day on which we publicly announce the date of the 2025 annual meeting, and must otherwise comply with applicable SEC rules and the advance notice provisions of our Existing Bylaws, to be considered for inclusion in our proxy materials relating to our 2025 annual meeting.

You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates

Stockholder Communications

Prior to the Business Combination, stockholders and interested parties may communicate with the SPAC Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of 400 W. Morse Blvd, Suite 220, Winter Park, FL 32789. Following the Business Combination, such communications should be sent to Integrated Rail & Resources Inc. at 400 W. Morse Blvd, Suite 220, Winter Park, FL 32789. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

Legal Matters

The validity of the shares of SPAC Class A Common Stock to be issued in connection with the Business Combination will be passed upon by [•].

Experts

The consolidated financial statements of the Company as of December 31, 2023 and 2022, and for each of the years in the two-year period ended December 31, 2023 included in this proxy statement/prospectus have been audited by Ham, Langston & Brezina, L.L.P., an independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein (which contains an explanatory paragraph relating to substantial doubt about the ability to continue as a going concern) and are included in reliance upon such report given on the authority of said firm as experts in auditing and accounting.

The financial statements of SPAC as of December 31, 2023 and 2022 and for each of the years in the two-year period ended December 31, 2023 included in this proxy statement/prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein (which contains an explanatory paragraph relating to substantial doubt about the ability of SPAC to continue as a going concern), and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The balance sheet of Holdings as of November 6, 2024 included in this proxy statement/prospectus has been audited by Ham, Langston & Brezina, L.L.P., an independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein (which contains an explanatory paragraph relating to substantial doubt about the ability of Holdings to continue as a going concern), and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Delivery of Documents to Stockholders

Pursuant to the rules of the SEC, SPAC and servicers that it employs to deliver communications to its stockholders are permitted to deliver to two (2) or more stockholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, SPAC will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement/prospectus may likewise request delivery of single copies of this proxy statement/prospectus in the future. Stockholders may notify SPAC of their requests by calling or writing SPAC at its principal executive offices at (321) 972-1583 and 400 W. Morse Blvd, Suite 220, Winter Park, FL 32789.

Transfer Agent; Warrant Agent and Registrar

The registrar and transfer agent for the shares of SPAC Common Stock and the warrant agent for SPAC Warrants is Equiniti Trust Company, LLC. SPAC has agreed to indemnify Equiniti Trust Company, LLC in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, fraud or willful misconduct of the indemnified person or entity.

WHERE YOU CAN FIND MORE INFORMATION

SPAC files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read SPAC’s SEC filings, including this proxy statement/prospectus, over the internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact us by telephone or in writing:

Integrated Rail and Resources Acquisition Corp.
Address: 400 W. Morse Boulevard, Suite 220
Winter Park, FL 32789
Telephone: (321) 972-1583

You may also obtain these documents by requesting them in writing or by telephone from our proxy solicitor at:

Laurel Hill Advisory Group
2 Robbins Lane, Suite 200
Jericho, NY 11753
Tel: (855) 414-2266 (toll-free) or
(516) 396-7902 (banks and brokers can call collect)
Email: IRRX@laurelhill.com

If you are a stockholder of SPAC and would like to request documents, please do so by [•], 2025 to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to SPAC has been supplied by SPAC, and all such information relating to the Company has been supplied by the Company. Information provided by either SPAC or the Company does not constitute any representation, estimate or projection of any other party.

Neither SPAC nor the Company has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

TAR SANDS FINANCIAL STATEMENTS

IRRX FINANCIAL STATEMENTS

HOLDINGS FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of Tar Sands Holdings II, LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Tar Sands Holdings II, LLC (the Company) as of December 31, 2023 and 2022, the related statements of operations, members’ equity and cash flows for the years then ended, and the related notes to the financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and a working capital deficit. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ham, Langston & Brezina, L.L.P.

We have served as the Company’s auditor since 2024.

Houston, Texas

November 12, 2024

TAR SANDS HOLDINGS II, LLC
BALANCE SHEETS
December 31, 2023 and 2022

	2023	2022
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$66,922	$377,063
Prepaid expenses	447	447
TOTAL CURRENT ASSETS	67,369	377,510

Right of use asset	41,260	42,681
Restricted cash and cash equivalents	807,084	807,084
Land	7,500,000	7,500,000
TOTAL ASSETS	$8,415,713	$8,727,275

LIABILITIES
CURRENT LIABILITIES
Lease liability, current	$3,530	$3,530
Note payable, related party	2,368,573	2,653,452
TOTAL CURRENT LIABILITIES	2,372,103	2,656,982

Surety reclamation deposit	308,848	308,848
Asset retirement obligations	482,248	448,770
Lease liability	38,092	39,532
TOTAL LIABILITIES	3,201,291	3,454,132

Commitments and contingencies (Note 8)

MEMBERS’ EQUITY
MEMBERS’ EQUITY	5,214,422	5,273,143
TOTAL MEMBERS’ EQUITY	5,214,422	5,273,143

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$8,415,713	$8,727,275

See Accompanying Notes to Financial Statements

TAR SANDS HOLDINGS II, LLC
STATEMENTS OF OPERATIONS
Years Ended December 31, 2023 and 2022

	2023	2022
RENTAL REVENUE	$122,000	$159,000
OTHER REVENUE	6,324	1,074
TOTAL REVENUE	128,324	160,074

OPERATING EXPENSES
Salary and wages	70,256	69,409
Property tax	42,071	48,851
Accretion expense	33,478	31,154
Other expenses	41,240	40,977
TOTAL OPERATING EXPENSES	187,045	190,391

LOSS FROM OPERATIONS	(58,721)	(30,317)

OTHER INCOME (EXPENSE)
Other income	—	50,000
TOTAL OTHER INCOME (EXPENSE)	—	50,000

NET (LOSS)/INCOME	$(58,721)	$19,683

Net income per member unit
Basic and diluted	(5,872.10)	1,968.30
Weighted average number of member units outstanding:
Basic and diluted	10	10

See Accompanying Notes to Financial Statements

TAR SANDS HOLDINGS II, LLC
STATEMENT OF MEMBERS’ EQUITY
Years Ended December 31, 2023 and 2022

Total Members’ Equity
Balance, December 31, 2021	$5,253,460
Net Income	19,683
Balance, December 31, 2022	5,273,143
Net loss	(58,721)
Balance, December 31, 2023	$5,214,422

See Accompanying Notes to Financial Statements

TAR SANDS HOLDINGS II, LLC
STATEMENTS OF CASH FLOWS
Years Ended December 31, 2023 and 2022

	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)/income	$(58,721)	$19,683
Adjustments to reconcile net (loss)/income to net cash flows (used in) provided by operating activities:
Amortization of right of use asset	1,421	3,511
Accretion of asset retirement obligation	33,478	31,154
Increase/decrease in operating assets and liabilities:
Lease liability	(1,440)	(3,130)
NET CASH FLOWS (USED IN) PROVIDED BY OPERATING ACTIVITIES	(25,262)	51,218

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of note payable, related party	(303,901)	(1,607,096)
Borrowing on note payable, related party	19,022	19,307
NET CASH FLOWS USED IN FINANCING ACTIVITIES	(284,879)	(1,587,789)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(310,141)	(1,536,571)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	1,184,147	2,720,718
CASH AND CASH EQUIVALENTS, END OF YEAR	$874,006	$1,184,147

Supplemental disclosures of cash flow information:
Cash paid during the year for income taxes	$—	$—
Cash paid during the year for interest	$—	$—
Adoption of ASC 842	$—	$46,192

See Accompanying Notes to Financial Statements

TAR SANDS HOLDINGS II, LLC
NOTES TO FINANCIAL STATEMENTS

(1)    Summary of significant accounting policies

Organization and description of business — Tar Sands Holdings II, LLC (the “Company”) was formed in 2013 and operated as an open pit tar sands mine, mining bitumen from the tar sands on the property. Mining operations were in the Vernal Utah area. The operations were ceased in December 2015, due to the economics of the tar sands mining industry. The Company leases unimproved land to certain lessees as a means of utilizing the land.

Use of estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents — The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Restricted cash and cash equivalents are amounts that are reserved to satisfy surety requirements from the Utah Department of Natural Resources, Division of Oil Gas and Mining. The Company does not have a surety bond in place, these funds are reserved to satisfy the bond requirements. Due to the long term nature of the surety obligation, these funds have been classified as a non-current asset.

	2023	2022
Unrestricted cash and cash equivalents	$66,922	$377,063
Restricted cash and cash equivalents	807,084	807,084
Total cash and cash equivalents	$874,006	$1,184,147

Property and equipment — Property and equipment are recorded at cost less accumulated depreciation and amortization. Costs of maintenance, repairs and minor replacements are charged to expense as incurred. Significant renewals and betterments that are more than $5,000 and extend the useful lives of the assets are capitalized. The cost and related accumulated depreciation applicable to assets retired or sold are removed upon disposal and any resulting gain or loss is recognized in operations.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends, and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment, there was no impairment amount for the year ended December 31, 2023 and 2022.

Depreciation of property and equipment are computed using the straight-line method for all assets over their estimated useful lives.

Revenue recognition — Revenue primarily consists of fees related to the Company leasing unimproved land to certain lessees. There are no costs associated with the operating leases, the Company does not provide services, facilities, or improvements for the land leases. The Company recognizes rental revenue over the respective lease period (measured on a monthly basis) in accordance with Topic 842. The collectability of these payments are considered probable as lease payments are generally received the same month of the lease term. The terms of the rental revenue amount received are defined in the lease agreement with the lessee.

TAR SANDS HOLDINGS II, LLC
NOTES TO FINANCIAL STATEMENTS

(1)    Summary of significant accounting policies (cont.)

Other revenues are related to products delivered to the Company’s clients for tar sands or petroleum related products. Clients are billed for these services based upon production volume of oil received. The Company recognizes revenues from production volume as performance obligations are satisfied and product is delivered. The Company does not have any significant financing components as payment is received shortly after the services are performed.

Fair value of financial instruments — The carrying values of cash and cash equivalents, and accounts payable approximate their estimated fair values due to the short maturities of these instruments.

Note payable — Notes payable are classified as a current liability if they mature within one year of the balance sheet date, portions of the note that mature in more than one year are classified as long term liabilities. The Company accrues interest in accordance with the terms of the note agreement.

Income taxes — The Company is a limited liability company under provisions of the Internal Revenue Code and elected to be treated as a partnership for income tax purposes. As such, the payment and recognition of income taxes are the responsibility of the members of the Company.

The Company files income tax returns in the U.S. federal and state jurisdictions as required. A tax benefit from an uncertain tax position may only be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions for any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold upon recognition. Interest and penalties, if any, would be reflected in income tax expense as incurred. The Company evaluates their uncertain tax positions, if any, on a continual basis through review of their policies and procedures, review of their regular tax filings, and discussions with outside experts. The Company does not believe they have any uncertain tax positions that are material to the Company’s financial statements as of December 31, 2023 or 2022. The Company’s previous three years of income tax returns generally remain subject to examination by the IRS for U.S. federal income tax purposes.

Going concern — The Company follows the guidance in ASC Topic 205-40, Presentation of Financial Statements — Going Concern, which requires management to assess an entity’s ability to continue as a going concern and to provide related disclosure in certain circumstances. See note 2 for further consideration regarding the Company’s ability to continue as a going concern.

Recently adopted accounting pronouncements, leases — In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842). The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases are classified as either finance or operating, with classification affecting the pattern of expense recognition in the statement of operations. In June 2020, the FASB issued ASU No. 2020-05, which deferred the effective date for all entities that have not yet adopted Topic 842 to annual reporting periods beginning after December 15, 2021. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. An entity may choose to use either (1) its effective date or (2) the beginning date of the earliest comparative period presented in the financial statements as its date of initial application. If an entity chooses the second option, the transition requirements for existing leases also apply to leases entered into between the date of initial application and the effective date. The entity must also recast its comparative period financial statements and provide disclosures required by the new standard for the comparative periods.

The Company adopted the new standard on January 1, 2022 and used the effective date as the date of initial application.

The new standard provides a number of optional practical expedients in transition. The Company elected the “package of practical expedients” which permitted the Company not to reassess under the new standard its prior conclusions about lease identification, lease classification, and initial direct costs. The Company also elected the

TAR SANDS HOLDINGS II, LLC
NOTES TO FINANCIAL STATEMENTS

(1)    Summary of significant accounting policies (cont.)

short-term lease recognition exemption for all leases that qualified. For those leases that qualified, the existing short-term leases at the transition date and those entered into subsequent to the transition date, the Company did not recognize right-of-use assets or lease liabilities.

As a result of the adoption of this standard, the Company recognized a right-of-use asset of $46,192 and lease liabilities of $46,192 on January 1, 2022, which represents the present value of the remaining operating lease payments as of that date, discounted using the Company’s estimated incremental borrowing rate. See Note 5 for further information on the Company’s leases.

The standard had a material impact on the Company’s December 31, 2022 balance sheet, but did not have a material impact on the statement of operations nor statement of cash flows. The most significant impact was the recognition of right-of-use assets and lease liabilities for operating leases.

Recently adopted accounting pronouncements, credit losses — In June 2016, the FASB issued guidance (FASB ASC 326) which significantly changed how entities will measure credit losses for most financial assets and certain other instruments that aren’t measured at fair value through net income. The most significant change in this standard is a shift from the incurred loss model to the expected loss model. Under the standard, disclosures are required to provide users of the financial statements with useful information in analyzing an entity’s exposure to credit risk and the measurement of credit losses. Financial assets held by the Company that are subject to the guidance in FASB ASC 326 were trade accounts receivable.

The Company adopted the standard effective January 1, 2023. The impact of the adoption was not considered material to the financial statements.

(2)    Going concern

The Company incurred a net loss from operations of $58,721 and $30,317 for the years ended December 31, 2023 and 2022, respectively and has had no substantial revenue generating operations during these periods. As of December 31, 2023, the Company had net current liabilities of $2,372,103 and current assets of $67,369. As of December 31, 2023, loans from the owner of the Company totaled $2,368,573. These loans have been used to fund ongoing operations of the Company.

The Company is forecasting that it will continue to incur negative operating cash flows and rely on notes payable from a related party to meet all of its obligations. As such, the ability of the Company to continue as a going concern is principally dependent on one of more of the following: (1) successful completion of the Business Combination as described below; (2) the ability of the Company to increase cash flows from current operating activities and new operating activities; and (3) the ability of the Company to raise fundings as and when necessary from the owner of the Company.

As a result of the above, there is material uncertainty related to events or conditions that cause significant doubt on the Company’s ability to continue as a going concern, and therefore, that the Company is unable to realize its assets and discharge its liabilities in the normal course of business. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In August 2024, the Company announced entering into a Business Combination Agreement with Integrated Rail and Resources Acquisition Corp. (IRRX). The transaction would lead to a merger and subsequent NASDAQ listing. IRRX is also currently in negotiations with STUSCO to be an anchor feedstock supplier and product off-taker. The Business Combination is subject to regulatory approvals, IRRX shareholder approval, and other closing conditions.

If this Business Combination Agreement with IRRX does not close, then the Company would become reliant on the current owners to continue to finance the operations of the Company as management works on a plan to increase cash flows from current operating activities and determines whether there are new operating activities that would be profitable for the Company to pursue.

TAR SANDS HOLDINGS II, LLC
NOTES TO FINANCIAL STATEMENTS

(3)    Asset retirement cost and obligations

The Company has an asset retirement obligation for the estimated environmental remediation costs required in the retirement of the mine. The obligation arises from a legal requirement to fill in and restore the quarry after extraction operations have stopped. The obligation to perform the asset retirement activity is unconditional even though there may be uncertainty about whether and how the obligation will ultimately be settled. The obligation is determined through obtaining an independent environmental study to assess the costs associated with the retirement of the mine.

Asset Retirement Obligations
December 31, 2021	$417,616
Accretion	31,154
December 31, 2022	448,770
Accretion	33,478
December 31, 2023	$482,248

The Company recorded an initial liability for the expected retirement costs of the tangible long-lived asset. The estimated reclamation costs was determined to be $796,000. This balance was discounted over an estimated life of 10 years using a credit adjusted risk free rate of 7.46%. Additional expense for the asset retirement obligation is accreted over the life of the obligation.

(4)    Note payable

The Company has a note payable to the majority owner of the Company. The note payable has an agreed upon interest rate of 0% and does not have formal repayment terms and required monthly payments. The note is repaid on a periodic basis using any excess cash obtained through rental operations of the entity. During the year ended December 31, 2023 and 2022 the Company made payments of $303,901 and $1,607,096 on the note payable. As of December 31, 2023 and 2022 the Company had an outstanding balance of $2,368,573 and $2,653,452, respectively on the note payable. The note is classified as a demand note for financial reporting purposes and is classified in current liabilities.

(5)    Operating leases

The Company has entered into certain operating lease agreements to operate a flare stack and pipeline on certain Trust Lands located in Uintah County, Utah. The terms of the lease agreement has a maturity date of 21 years at the time the lease was executed.

On January 1, 2022, the Company adopted ASC 842 for their operating leases. The Company has evaluated their lease and determined they are not reasonably certain to exercise any option to extend their lease. Therefore, no options to extend are included in the calculation of the right-of-use asset and lease liability. The Company’s lease does not contain any material residual value guarantees or material restrictive covenants.

On January 1, 2022, the Company recorded $46,192 right-of-use assets in exchange for operating lease obligations in the same amount. The Company’s estimated incremental borrowing cost of 5.30% was used as the discount rate in calculating the right-of-use assets and lease liabilities on January 1, 2022. As of December 31, 2023 and 2022, the remaining weighted average lease term is 19 and 20 years for operating leases.

Total expense under the terms of the operating leases was $3,511 for both 2023 and 2022.

TAR SANDS HOLDINGS II, LLC
NOTES TO FINANCIAL STATEMENTS

(5)    Operating leases (cont.)

Future payments under leases, as of December 31, 2023 are as follows:

Fiscal Year	Operating Leases
2024	$3,530
2025	3,530
2026	3,530
2027	3,530
2028	3,530
Thereafter	49,420
Total	67,070
Less imputed interest	(25,448)
Total lease liability	$41,622

(6)    Surety reclamation deposit

The Company received an initial cash deposit of $308,848 from the Utah Department of Natural Resources at the time the current owners took over the Company in 2013. The management team believes the Utah Department of Natural Resources has recourse on this deposit upon a corporate transaction event resulting in a change in ownership. The surety claim deposit is classified as a long-term liability for financial statement purposes.

(7)    Other income

The Company received a $50,000 non-refundable earnest money deposit in connection with a failed business combination transaction in 2022. As this revenue is not part of the day-to-day operations of the Company, it is classified as other income for financial statement purposes.

(8)    Contingencies

The Company may be involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position or results of operations.

The Company is subject to various environmental regulations and operating requirements. In the opinion of management, there are no violations of these legal requirements that would have a material adverse effect on the Company’s financial position or results of operations.

(9)    Subsequent events

In August 2024, the Company announced entering into a Business Combination Agreement with Integrated Rail and Resources Acquisition Corp. (IRRX). The transaction would lead to a merger and subsequent NASDAQ listing. IRRX is also currently in negotiations with STUSCO to be an anchor feedstock supplier and product off-taker. The Business Combination is subject to regulatory approvals, IRRX shareholder approval, and other closing conditions.

In September 2024, the Company finalized a transaction in which the majority owner of the Company acquired 100% of the outstanding equity interests of the Company. As of the date of this transaction, the Company is wholly owned by Endeavor Capital Group.

The Company has evaluated subsequent events through the date of the auditor’s report, which is the date the financial statements were available to be issued. Except as discussed above, there were no additional events that were required to be disclosed in the financial statements.

TAR SANDS HOLDINGS II, LLC
BALANCE SHEETS
September 30, 2024 and December 31, 2023

	2024	2023
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,500	$66,922
Prepaid expenses	—	447
TOTAL CURRENT ASSETS	5,500	67,369

Right of use asset	39,962	41,260
Restricted cash and cash equivalents	807,084	807,084
Land	7,500,000	7,500,000
TOTAL ASSETS	$8,352,546	$8,415,713

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$30,000	$—
Lease liability, current	3,530	3,530
Note payable, related party	2,569,999	2,368,573
TOTAL CURRENT LIABILITIES	2,603,529	2,372,103

Surety reclamation deposit	308,848	308,848
Asset retirement obligations	509,230	482,248
Lease liability	36,774	38,092
TOTAL LIABILITIES	3,458,381	3,201,291

Commitments and contingencies (Note 7)

MEMBERS’ EQUITY
MEMBERS’ EQUITY	4,894,165	5,214,422
TOTAL MEMBERS’ EQUITY	4,894,165	5,214,422

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$8,352,546	$8,415,713

See Accompanying Notes to Financial Statements

TAR SANDS HOLDINGS II, LLC
STATEMENTS OF OPERATIONS
Nine Months Ended September 30, 2024 and 2023

	2024	2023
RENTAL REVENUE	$18,000	$110,000
TOTAL REVENUE	18,000	116,324

OPERATING EXPENSES
Salary and wages	54,177	54,132
Property tax	30,000	30,000
Accretion expense	26,982	25,109
Professional fees	71,955	6,852
Other expenses	80,143	25,896
TOTAL OPERATING EXPENSES	263,257	141,989

LOSS FROM OPERATIONS	(245,257)	(25,665)
NET LOSS	$(245,257)	$(25,665)

Net income per member unit
Basic and diluted	(24,525.70)	(2,566.50)
Weighted average number of member units outstanding:
Basic and diluted	10	10

See Accompanying Notes to Financial Statements

TAR SANDS HOLDINGS II, LLC
STATEMENT OF MEMBERS’ EQUITY
Nine Months Ended September 30, 2024 and 2023

Total Members’ Equity
Balance, December 31, 2022	$5,273,143
Net loss	(25,665)
Balance, September 30, 2023	$5,247,478

Balance, December 31, 2023	$5,214,422
Member contributions	1,475,000
Member distributions	(1,550,000)
Net loss	(245,257)
Balance, September 30, 2024	$4,894,165

See Accompanying Notes to Financial Statements

TAR SANDS HOLDINGS II, LLC
STATEMENTS OF CASH FLOWS
Nine Months Ended September 30, 2024 and 2023

	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(245,257)	$(25,665)
Adjustments to reconcile net loss to net cash flows from operating activities:
Amortization of right of use asset	1,298	1,066
Accretion of asset retirement obligation	26,982	25,109
Increase/decrease in operating assets and liabilities:
Prepaid expenses	447	—
Accounts payable	30,000	30,000
Lease liability	(1,318)	(1,080)
NET CASH FLOWS (USED IN) PROVIDED BY OPERATING ACTIVITIES	(187,848)	29,430

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of note payable, related party	—	(198,904)
Borrowings on note payable, related party	201,426	9,710
Capital Contributions	1,475,000	—
Capital Distributions	(1,550,000)	—
NET CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES	126,426	(189,194)
NET DECREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(61,422)	(159,764)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, BEGINNING OF PERIOD	874,006	1,184,147
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, END OF PERIOD	$812,584	$1,024,383

Supplemental disclosures of cash flow information:
Cash paid during the period for income taxes	$—	$—
Cash paid during the period for interest	$—	$—

See Accompanying Notes to Financial Statements

TAR SANDS HOLDINGS II, LLC
NOTES TO FINANCIAL STATEMENTS

(1)    Summary of significant accounting policies

Organization and description of business — Tar Sands Holdings II, LLC (the “Company”) was formed in 2013 and operated as an open pit tar sands mine, mining bitumen from the tar sands on the property. Mining operations were in the Vernal Utah area. The operations were ceased in December 2015, due to the economics of the tar sands mining industry. The Company leases unimproved land to certain lessees as a means of utilizing the land.

Use of estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents — The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Restricted cash and cash equivalents are amounts that are reserved to satisfy surety requirements from the Utah Department of Natural Resources, Division of Oil Gas and Mining. The Company does not have a surety bond in place, these funds are reserved to satisfy the bond requirements. Due to the long term nature of the surety obligation, these funds have been classified as a non-current asset.

	2024	2023
Unrestricted cash and cash equivalents	$5,500	$66,922
Restricted cash and cash equivalents	807,084	807,084
Total cash and cash equivalents	$812,584	$874,006

Property and equipment — Property and equipment are recorded at cost less accumulated depreciation and amortization. Costs of maintenance, repairs and minor replacements are charged to expense as incurred. Significant renewals and betterments that are more than $5,000 and extend the useful lives of the assets are capitalized. The cost and related accumulated depreciation applicable to assets retired or sold are removed upon disposal and any resulting gain or loss is recognized in operations.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends, and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment, there was no impairment amount for the nine months ended September 30, 2024 and 2023.

Depreciation of property and equipment are computed using the straight-line method for all assets over their estimated useful lives.

Revenue recognition — Revenue primarily consists of fees related to the Company leasing unimproved land to certain lessees. There are no costs associated with the operating leases, the Company does not provide services, facilities, or improvements for the land leases. The Company recognizes rental revenue over the respective lease period (measured on a monthly basis) in accordance with Topic 842. The collectability of these payments are considered probable as lease payments are generally received the same month of the lease term. The terms of the rental revenue amount received are defined in the lease agreement with the lessee.

TAR SANDS HOLDINGS II, LLC
NOTES TO FINANCIAL STATEMENTS

(1)    Summary of significant accounting policies (cont.)

Other revenues are related to products delivered to the Company’s clients for tar sands or petroleum related products included $0 for the nine months ended September 30, 2024 and $6,324 for the nine months ended September 30, 2023. Clients are billed for these services based upon production volume of oil received. The Company recognizes revenues from production volume as performance obligations are satisfied and product is delivered. The Company does not have any significant financing components as payment is received shortly after the services are performed.

Fair value of financial instruments — The carrying values of cash and cash equivalents, and accounts payable approximate their estimated fair values due to the short maturities of these instruments.

Note payable — Notes payable are classified as a current liability if they mature within one year of the balance sheet date, portions of the note that mature in more than one year are classified as long term liabilities. The Company accrues interest in accordance with the terms of the note agreement.

Other expenses — Other expenses include miscellaneous operating expenses related to maintaining the property for items such as utilities and insurance. During the nine months ended September 30, 2024, there was a $50,000 transaction related expense paid to Integrated Rail and Resources Acquisition Corp. that was included in other expenses.

Professional expenses — Professional expenses include fees paid for accounting, legal, and financial consulting services. These fees primarily relate to the Company attempting to enter into a business combination agreement as disclosed in Note 2 herein.

Income taxes — The Company is a limited liability company under provisions of the Internal Revenue Code and elected to be treated as a partnership for income tax purposes. As such, the payment and recognition of income taxes are the responsibility of the members of the Company.

The Company files income tax returns in the U.S. federal and state jurisdictions as required. A tax benefit from an uncertain tax position may only be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions for any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold upon recognition. Interest and penalties, if any, would be reflected in income tax expense as incurred. The Company evaluates their uncertain tax positions, if any, on a continual basis through review of their policies and procedures, review of their regular tax filings, and discussions with outside experts. The Company does not believe they have any uncertain tax positions that are material to the Company’s financial statements as of September 30, 2024. The Company’s previous three years of income tax returns generally remain subject to examination by the IRS for U.S. federal income tax purposes.

Going concern — The Company follows the guidance in ASC Topic 205-40, Presentation of Financial Statements — Going Concern, which requires management to assess an entity’s ability to continue as a going concern and to provide related disclosure in certain circumstances. See note 2 for further consideration regarding the Company’s ability to continue as a going concern.

(2)    Going concern

The Company incurred a net loss from operations of $58,721 and $30,317 for the years ended December 31, 2023 and 2022, respectively and a net loss from operations of $245,257 and $25,665 for the nine month ended September 30, 2024 and 2023, respectively and has had no substantial revenue generating operations during these periods. As of September 30, 2024, the Company had net current liabilities of $2,603,529 and current assets of $5,500. As of September 30, 2024, loans from the owner of the Company totaled $2,569,999. These loans have been used to fund ongoing operations of the Company.

The Company is forecasting that it will continue to incur negative operating cash flows and rely on notes payable from a related party to meet all of its obligations. As such, the ability of the Company to continue as a going concern is principally dependent on one of more of the following: (1) successful completion of the Business

TAR SANDS HOLDINGS II, LLC
NOTES TO FINANCIAL STATEMENTS

(2)    Going concern (cont.)

Combination as described below; (2) the ability of the Company to increase cash flows from current operating activities and new operating activities; and (3) the ability of the Company to raise fundings as and when necessary from the owner of the Company.

As a result of the above, there is material uncertainty related to events or conditions that cause significant doubt on the Company’s ability to continue as a going concern, and therefore, that the Company is unable to realize its assets and discharge its liabilities in the normal course of business. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In August 2024, the Company announced entering into a Business Combination Agreement with Integrated Rail and Resources Acquisition Corp. (IRRX). The transaction would lead to a merger and subsequent NASDAQ listing. IRRX is also currently in negotiations with STUSCO to be an anchor feedstock supplier and product off-taker. The Business Combination is subject to regulatory approvals, IRRX shareholder approval, and other closing conditions.

If this Business Combination Agreement with IRRX does not close, then the Company would become reliant on the current owners to continue to finance the operations of the Company as management works on a plan to increase cash flows from current operating activities and determines whether there are new operating activities that would be profitable for the Company to pursue.

(3)    Asset retirement obligations

The Company has an asset retirement obligation for the estimated environmental remediation costs required in the retirement of the mine. The obligation arises from a legal requirement to fill in and restore the quarry after extraction operations have stopped. The obligation to perform the asset retirement activity is unconditional even though there may be uncertainty about whether and how the obligation will ultimately be settled. The obligation is determined through obtaining an independent environmental study to assess the costs associated with the retirement of the mine.

Asset Retirement Obligations
December 31, 2022	$448,770
Accretion	25,109
September 30, 2023	473,879
December 31, 2023	482,248
Accretion	26,982
September 30, 2024	$509,230

The Company recorded an initial liability for the expected retirement costs of the tangible long-lived asset. The future estimated reclamation costs was determined to be $796,000. This balance was discounted over an estimated life of 10 years using a credit adjusted risk free rate of 7.46%. Additional expense for the asset retirement obligation is accreted over the life of the obligation.

(4)    Note payable

The Company has a note payable to the majority owner of the Company. The note payable has an agreed upon interest rate of 0% and does not have formal repayment terms and required monthly payments. The note is repaid on a periodic basis using any excess cash obtained through rental operations of the entity. During the nine months ended September 30, 2024 the Company borrowed $201,426 on the note payable. During the nine months ended September 30, 2023 the Company made payments of $198,904 on the note payable with additional borrowing of $9,710. As of September 30, 2024 and 2023 the Company had an outstanding balance of $2,569,999 and $2,368,573, respectively on the note payable. The note is classified as a demand note for financial reporting purposes and is classified in current liabilities.

TAR SANDS HOLDINGS II, LLC
NOTES TO FINANCIAL STATEMENTS

(5)    Operating leases

The Company has entered into certain operating lease agreements to operate a flare stack and pipeline on certain Trust Lands located in Uintah County, Utah. The terms of the lease agreement has a maturity date of 20 years.

On January 1, 2022, the Company adopted ASC 842 for their operating leases. The Company has evaluated their lease and determined they are not reasonably certain to exercise any option to extend their lease. Therefore, no options to extend are included in the calculation of the right-of-use asset and lease liability. The Company’s lease does not contain any material residual value guarantees or material restrictive covenants.

On January 1, 2022, the Company recorded $46,192 right-of-use assets in exchange for operating lease obligations in the same amount. The Company’s estimated incremental borrowing cost of 5.30% was used as the discount rate in calculating the right-of-use assets and lease liabilities on January 1, 2022. As of September 30, 2024 and 2023, the remaining weighted average lease term is 18.25 and 19.25 years for operating leases.

The Company makes one payment per year on the lease. Future payments under leases, as of September 30, 2024 are as follows:

Fiscal Year
2024	$—
2025	3,530
2026	3,530
2027	3,530
2028	3,530
Thereafter	49,420
Total	63,540
Less imputed interest	(23,236)
Total lease liability	$40,304

(6)    Surety reclamation deposit

The Company received an initial cash deposit of $308,848 from the Utah Department of Natural Resources at the time the current owners took over the Company in 2013. The management team believes the Utah Department of Natural Resources has recourse on this deposit upon a corporate transaction event resulting in a change in ownership. The surety claim deposit is classified as a long-term liability for financial statement purposes.

(7)    Contingencies

The Company may be involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position or results of operations.

The Company is subject to various environmental regulations and operating requirements. In the opinion of management, there are no violations of these legal requirements that would have a material adverse effect on the Company’s financial position or results of operations.

(8)    Member Transaction

In September 2024, the Company finalized a transaction in which the majority owner of the Company acquired 100% of the outstanding equity interests of the Company. As of September 30, 2024, the Company is wholly owned by Endeavor Capital Group. As the majority owner of the Company already had control of the Company, there is no change in basis for financial statement reporting purposes.

(9)     Subsequent events

The Company has evaluated subsequent events through February 6, 2025, the date the financial statements were available to be issued. There were no additional events that were required to be disclosed in the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
Integrated Rail and Resources Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Integrated Rail and Resources Acquisition Corp. (the “Company”) as of December 31, 2023 and 2022, the related statements of operations, changes in stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses on or before May 15, 2024, or up through November 15, 2024, provided necessary monthly extension deposits are made to the Company’s Trust Account. There is no assurance that the Company will obtain the necessary approvals or raise the additional capital it needs to fund its business operations and complete any business combination prior to November 15, 2024, if at all. The Company also has no approved plan in place to extend the business combination deadline beyond November 15, 2024 and lacks the capital resources needed to fund operations and complete any business combination, even if the deadline to complete a business combination is extended to a later date. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021.

Hartford, CT
April 16, 2024

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
BALANCE SHEETS

	December 31, 2023	December 31, 2022
Assets
Current Assets:
Cash	$189	$54,173
Prepaid Expenses and Other Assets	33,590	433,578
Total Current Assets	33,779	487,751
Investments Held in Trust Account	72,731,536	237,537,270
Total Assets	$72,765,315	$238,025,021
Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit
Current Liabilities
Accounts Payable	$—	$84,488
Accrued Expenses	700,664	597,250
Accrued Franchise Tax	80,000	70,685
Accrued Excise Tax	1,741,420	—
Income taxes payable	1,177,040	341,854
Advances from Related Parties	100,770	—
Note Payable – Sponsor	4,853,225	—
Note Payable – Related Party	600,000	—
Working Capital Loan – Related Party	17,935	—
Total Current Liabilities	9,271,054	1,094,277
Deferred Income Taxes	—	260,225
Warrant Liabilities	2,090,000	2,926,000
Deferred Underwriting Fee Payable	8,050,000	8,050,000
Total Liabilities	19,411,054	12,330,502
Commitments and Contingencies
Class A Common Stock Subject to Possible Redemption. 6,489,246 and 23,000,000 Shares are at Redemption Value of approximately $11.01 and $10.31 per share at December 31, 2023 and 2022, respectively.	71,474,496	237,124,704
Stockholders’ Deficit:
Class A Common Stock, $0.0001 Par Value; 100,000,000 Shares Authorized, No Shares Issued and Outstanding (Excluding 6,489,246 and 23,000,000 shares subject to possible redemption at December 31, 2023 and 2022, respectively).	—	—
Class B Common Stock, $0.0001 Par Value; 10,000,000 Shares Authorized; 5,750,000 Shares Issued and Outstanding	575	575
Preference Shares, $0.0001 Par value; 1,000,000 Shares Authorized, No Shares Issued or Outstanding	—	—
Accumulated Deficit	(18,120,810)	(11,430,760)
Total Stockholders’ Deficit	(18,120,235)	(11,430,185)
Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit	$72,765,315	$238,025,021

The accompanying notes are an integral part of these consolidated financial statements.

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
STATEMENT OF OPERATIONS

	Year Ended December 31, 2023	Year Ended December 31, 2022
EXPENSES
Operating and Formation Expenses	$1,391,654	$2,036,415
Loss from Operations	(1,391,654)	(2,036,415)
Other Income
Interest and Income Earned on Cash and Trust Investments	5,117,247	1,986,954
Unrealized gain on investments held in Trust	—	1,239,168
Change in fair value of warrant liabilities	836,000	8,996,400
Total Other Income, net	5,953,251	12,222,522
Income before provision for income taxes	4,561,593	10,186,107
Provision for income taxes	(1,018,482)	(602,079)
Net Income	$3,543,111	$9,584,028
Weighted Average Shares Outstanding of Class A redeemable Common Stock	11,900,601	23,000,000
Basic and Diluted Net Income per Share, Class A	$0.20	$0.33
Weighted Average Shares Outstanding of Class B non-redeemable Common Stock	5,750,000	5,750,000
Basic and Diluted Net Income per Share, Class B	$0.20	$0.33

The accompanying notes are an integral part of these consolidated financial statements.

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2023 AND 2022

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2021	—	$—	5,750,000	$575	$—	$(18,490,084)	$(18,489,509)
Proceeds from extension of business combination deadline from Sponsor	—	—	—	—	2,300,000	—	2,300,000
Remeasurement of Common Stock Subject to Redemption	—	—	—	—	(2,300,000)	(2,524,704)	(4,824,704)
Net Income	—	—	—	—	—	9,584,028	9,584,028
Balance – December 31, 2022	—	$—	5,750,000	$575	$—	$(11,430,760)	$(11,430,185)
Accrued Excise Tax on Common Stock Redemptions	—	—	—	—	—	(1,741,420)	(1,741,420)
Remeasurement of Common Stock Subject to Redemption	—	—	—	—	—	(8,491,741)	(8,491,741)
Net Income	—	—	—	—	—	3,543,111	3,543,111
Balance – December 31, 2023	—	$—	5,750,000	$575	$—	$(18,120,810)	$(18,120,235)

The accompanying notes are an integral part of these consolidated financial statements.

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
STATEMENT OF CASH FLOWS

	Year ended December 31 2023	Year ended December 31 2022
Cash Flows from Operating Activities:
Net Income	$3,543,111	$9,584,028
Adjustments to reconcile net income to net cash used in operating activities:
Interest, dividends and realized gain earned on investment held in Trust Account	(5,117,247)	(1,986,491)
Unrealized Gain on Investments held in Trust Account	—	(1,239,168)
Deferred Income Taxes	(260,225)	260,225
Change in fair value of warrant liabilities	(836,000)	(8,996,400)
Changes in Operating Assets and Liabilities:
Prepaid Expenses	399,988	333,455
Accounts Payable	(84,488)	64,488
Accrued Expenses	103,414	536,750
Accrued Offering Costs	—	(36,352)
Accrued Franchise Tax	9,315	(91,009)
Income Taxes Payable	835,186	341,854
Due to Related Party	—	(12,494)
Net Cash Used in Operating Activities	(1,406,946)	(1,241,114)
Cash Flows from Investing Activities:
Transfer of Funds Held in Trust for Payment of Income Tax and Franchise Tax	634,257	291,009
Cash Deposited into Trust Account	(4,853,225)	—
Cash withdrawn from Trust Account in connection with redemption	174,141,949	—
Investment of cash in Trust Account	—	(2,300,000)
Net Cash Provided by (Used in) Financing Activities	169,922,981	(2,008,991)
Cash Flows from Financing Activities:
Advances from related party	100,770	—
Proceeds from promissory note – Sponsor	4,853,225	—
Proceeds from promissory note – Note Payable – Related Party	600,000	—
Proceeds from promissory note – Working Capital Loan – Related Party	17,935	—
Proceeds from extension of business combination deadline from Sponsor	—	2,300,000
Redemption of common stock	(174,141,949)	—
Net Cash (Used in) Provided by Financing Activities	(168,570,019)	2,300,000
Net decrease in Cash	(53,984)	(950,105)
Cash – Beginning of Period	54,173	1,004,278
Cash – End of Period	$189	$54,173
Supplemental Disclosure of Cash Flow Information:
Cash paid for taxes	$443,552	$—
Supplemental Disclosure of Noncash Investing and Financing Activities:
Excise tax liability arising from redemption of Class A shares	$1,741,420	$—
Remeasurement of Common Stock Subject to Redemption	$8,491,741	$4,824,704

The accompanying notes are an integral part of these consolidated financial statements.

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, AND GOING CONCERN

Integrated Rail and Resources Acquisition Corp. (the “Company”) is a blank check company incorporated as a Delaware corporation on March 12, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).

As of December 31, 2023, the Company had not yet commenced operations. All activity for the period from March 12, 2021 (inception) through December 31, 2023 related to the Company’s formation, its initial public offering (“IPO” or “Initial Public Offering”), which is described below, and, subsequent to the IPO, identifying a target company for an initial Business Combination.

The registration statement for the Company’s IPO was declared effective on November 11, 2021. On November 16, 2021, the Company consummated its IPO of 23,000,000 units (the “Units”), including the full exercise of the underwriters’ over-allotment option to purchase 3,000,000 Units. Each Unit consisted of one share of Class A common stock, par value $0.0001 per share, of the Company (the “Public Shares”) and one-half of one redeemable warrant, at $10.00 per Unit. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $230,000,000, which is described in Note 3. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant of the Company. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock for $11.50 per share, subject to adjustment.

Simultaneously with the closing of the IPO, the Company consummated the sale of 9,400,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to DHIP Natural Resources Investments, LLC (“Sponsor”), generating gross proceeds of $9,400,000, which is described in Note 4.

Transaction costs amounted to $24,917,410 consisting of $4,600,000 of underwriting fees, $8,050,000 of deferred underwriting fees, $11,675,823 for the excess fair value of Founder Shares (as defined in Note 5 below) attributable to the anchor investors (as described in Note 3), and $591,587 of other offering costs.

Initially, the Company had 12 months from the closing of the IPO on November 16, 2021 to consummate an initial Business Combination (until November 16, 2022). However, if the Company anticipated it was not able to consummate an initial Business Combination within such 12 month period, the insiders or their affiliates were entitled to, but were not obligated to, extend the period of time to consummate a Business Combination up to two (2) times by an additional three months each time (for a total of up to 18 months to complete a Business Combination) by depositing into the trust account maintained by American Stock Transfer & Trust Company, acting as trustee, an amount of $0.10 per unit sold to the public in the IPO, $2,300,000, for each such three-month extension (resulting in a total deposit of $10.30 per public share sold in the event all two (2) extensions were elected or an aggregate of $4,600,000, if the time to consummate a Business Combination was extended to a full 18 months). Public stockholders were not entitled to vote on or redeem their shares in connection with any such extension. In November 2022, the Sponsor deposited $2,300,000 into the trust account, as a capital contribution, to extend the deadline for an initial business combination three months to February 2023. In lieu of a second $2,300,000 extension payment for a three month extension to May 2023, a special meeting of Stockholders was held in February 2023 that resulted in extension of the deadline to complete an initial business combination to March 15, 2023 and allowed the Company to further extend the date to consummate a business combination on a monthly basis up to five (5) times by an additional one month through September 15, 2023. In connection with the vote on the extension Amendment at the Special Meeting, stockholders holding a total of 9,155,918 shares of the Company’s common stock exercised their right to redeem such shares for a pro rata of the funds in the Company’s trust account. As a result, $94,489,075 (approximately $10.32 per share) was withdrawn from the trust account to pay such holders. Our Sponsor deposited $692,204 each month from February 2023 through July 2023 as a sponsor loan into the Trust Account, extending the deadline for an initial business combination by one month each time to August 15, 2023.

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, AND GOING CONCERN (cont.)

On August 8, 2023, the Company held the Annual Meeting. Stockholders voted on the Second Extension Amendment Proposal and other proposals. The Second Extension Amendment Proposal permitted an extension of the date by which the Company has to consummate a business combination until February 15, 2024. If the Company is unable to complete a Business Combination by the applicable deadline or by February 15, 2024, (the “Combination Period”), (1) the Company effectuate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (an “initial business combination”), (2) cease its operations except for the purpose of winding up if it fails to complete such initial business combination, and (3) redeem 100% of the Company’s Class A common stock (“Class A common stock”) included as part of the units sold in the Company’s initial public offering that was consummated on November 16, 2021 (the “IPO”), from August 15, 2023 to September 15, 2023, and to allow the Company, without another stockholder vote, to further extend such date to consummate a business combination on a monthly basis up to five (5) times by an additional one (1) month each time after September 15, 2023 or later extended deadline date, by resolution of the Company’s board of directors (the “Board”), if requested by the Sponsor, upon five days’ advance notice prior to the applicable deadline date, until February 15, 2024, or a total of up to six (6) months after August 15, 2023 (such date as previously extended), unless the closing of a business combination shall have occurred prior thereto.

In connection with the vote on the extension Amendment at the Annual Meeting, stockholders holding a total of 7,354,836 shares of the Company’s common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s trust account. As a result, approximately $79,652,874 (approximately $10.83 per share) was removed from the Company’s trust account to pay such holders. Following redemptions, and as the filing of this report, the Company has 6,489,246 shares outstanding. The Sponsor deposited $140,000, monthly, from August 2023 to December 2023, as a sponsor loan into the Trust Account, further extending the deadline for an initial business combination from August 15, 2023, to December 15, 2023. During the period ended December 31, 2023, the Company has deposited a total of $4,853,225 for extension purposes.

On February 12, 2024 at a Special Meeting in Lieu of an Annual Meetings of Stockholders of the Company (the “Special Meeting”), the Company filed a Third Amendment to the Amended and Restated Certificate of Incorporation with the Delaware Secretary of State on February 12, 2024 following stockholder approval of a proposal (the “Third Extension Amendment Proposal”) to extend the date by which the Company must (1) effectuate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (an “initial business combination”), (2) cease its operations except for the purpose of winding up if it fails to complete such initial business combination, and (3) redeem 100% of the Company’s Class A common stock included as part of the units sold in the Company’s initial public offering that was consummated on November 16, 2021 (the “IPO”), from February 15, 2024 to March 15, 2024, by depositing (or causing to be deposited) into the trust account (the “Trust Account”) $50,000 for such one-month extension on or prior to February 15, 2024, and to allow the Company, without another stockholder vote, to further extend such date to consummate a business combination on a monthly basis up to eight (8) times by an additional one (1) month each time after March 15, 2024 or later extended deadline date, by resolution of the Company’s board of directors (the “Board”), if requested by the Sponsor, upon five days’ advance notice prior to the applicable deadline date, until November 15, 2024, or a total of up to nine (9) months after February 15, 2024 (such date as extended, the “Deadline Date”), by depositing (or causing to be deposited) into the Trust Account $50,000 for each additional one-month extension on or prior to each applicable Deadline Date, unless the closing of a business combination shall have occurred prior thereto.

On October 13, 2023, November 15, 2023, December 15, 2023, and January 15, 2024 the Sponsor made deposits to the Trust Account of $140,000, respectively, further, on February 15, 2024, March 15, 2024 and April 15, 2024 the Sponsor made deposits to the trust account of $50,000 respectively to further extend the period to consummate the Business Combination to May 15, 2024 (or such later extension date permitted by the Amended and Restated Certificate of Incorporation in the event the stockholders of the Company approve a further amendment to the Amended and Restated Certificate of Incorporation to extend the period to consummate the Business Combination) (see Note 5).

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, AND GOING CONCERN (cont.)

If the Company is unable to complete a Business Combination, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Company’s management had broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds were applied generally toward consummating a Business Combination. The Company’s initial business combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time the Company signs a definitive agreement in connection with an initial business combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended, or the Investment Company Act.

Following the closing of the IPO on November 16, 2021, management agreed that an amount equal to at least $10.10 per Unit sold (or $232,300,000) in the Initial Public Offering and the proceeds of the Private Placement Warrants, would be held in a trust account (“Trust Account”) with American Stock Transfer & Trust Company, LLC acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company will provide its holders of the Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.10 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). The Public Shares are recorded at a redemption value and classified as temporary equity, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated certificate of incorporation which was adopted by the Company upon the consummation of the Initial Public Offering, and was amended by certificates of amendment on February 9, 2023 and August 8, 2023 (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, AND GOING CONCERN (cont.)

Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules.

Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the holders of the Founder Shares prior to this Initial Public Offering (the “Initial Stockholders”) will agree to vote their Founder Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a business combination. In addition, the Initial Stockholders will agree to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a business combination. In addition, the Company has agreed not to enter into a definitive agreement regarding an initial business combination without the prior consent of the Sponsor.

Notwithstanding the foregoing, the Company’s Amended and Restated Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than aggregate of 15% or more of the Class A common stock sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, executive officers, directors and director nominees agreed not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Stockholders with the opportunity to redeem their Class A common stock in conjunction with any such amendment.

In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes payable (less up to $100,000 of interest to pay dissolution expenses).

The Initial Stockholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the combination period. However, if the Initial Stockholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the combination period. The underwriters will agree to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the combination period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.10 per share initially held in the Trust Account.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, AND GOING CONCERN (cont.)

Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Going Concern

At December 31, 2023, the Company had $189 in cash and $9,237,275 in working capital deficit.

The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans and while the Company believes it has sufficient access to additional sources of capital, if necessary, there are no assurances that such additional capital will ultimately be available. In addition, the Company currently has less than 12 months from the date these financial statements were issued to complete a Business Combination and if the Company is unsuccessful in consummating an Initial Business Combination, it is required to liquidate and dissolve. In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Codification (“ASC”) 205-40, “Presentation of Financial Statements — Going Concern”, management has determined that these factors raise substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the issuance of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. As is customary for a special purpose acquisition company, if the Company is not able to consummate a Business Combination during the combination period, it will cease all operations and redeem the Public Shares. Management plans to continue its efforts to consummate a Business Combination during the combination period.

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable.

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liabilities. Accordingly, the actual results could differ significantly from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Net Income Per Common Share

Net income per common share is computed by dividing net income by the weighted average number of shares of common stock outstanding for the period. The Company applies the two-class method in calculating net income per common share. Accretion associated with the redeemable shares of Class A common stock is excluded from income per common share as the redemption value approximates fair value.

The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 20,900,000 shares in the calculation of diluted income per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted income per share is the same as basic income per share for the periods presented. As of December 31, 2023 and 2022 the Company did not have any dilutive securities or other contracts that could potentially be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted net income per common share is the same as basic net income per common share for the periods presented.

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table reflects the calculation of basic and diluted net income per common stock (in dollars, except per share amounts):

	For the Year Ended December 31, 2023		For the Year Ended December 31, 2022
	Class A	Class B	Class A	Class B
Basic and diluted net income per common stock
Numerator:
Allocation of net income	$2,388,879	$1,154,232	$7,667,222	$1,916,806
Denominator:
Basic and diluted weighted average common shares	11,900,601	5,750,000	23,000,000	5,750,000
Basic and diluted net income per common stock	$0.20	$0.20	$0.33	$0.33

Class A Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480, Distinguished Liabilities from Equity. Shares of common stock subject to redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including shares of common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity.

At all other times, shares of common stock are classified as stockholders’ equity. The Company’s common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. The valuation of common stock subject to redemption includes the Company’s estimate of interest held in the Trust Account that is available for payment of taxes, and excludes dissolution expense of up to $100,000 since it is only taken into account in the event of the Company’s liquidation. As of December 31, 2023 and 2022, 6,489,246 and 23,000,000 shares of Class A common stock subject to possible redemption, respectively, are presented at redemption value as temporary equity, outside of stockholders’ deficit section of the Company’s balance sheet. At December 31, 2023 and 2022, the Common Stock reflected in the balance sheets are reconciled in the following table:

Class A Common stock subject to possible redemption, December 31, 2021	$232,300,000
Plus:
Remeasurement of Class A common stock subject to possible redemption	4,824,704
Class A Common stock subject to possible redemption, December 31, 2022	$237,124,704
Less:
Redemption of Common Stock	(174,141,949)
Plus:
Remeasurement of Class A common stock subject to possible redemption	8,491,741
Class A Common stock subject to possible redemption, December 31, 2023	$71,474,496

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Warrant Liabilities

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguished Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the Public Warrants (as defined in Note 10) and Private Placement Warrants was estimated using an independent third-party valuation.

Offering Costs associated with the Initial Public Offering

The Company complies with the requirements of ASC340-10-S99-1 and SEC Staff Accounting bulletin Topic 5A — Expenses of Offering. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the IPO. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction of equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, Derivatives and Hedging. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, Fair Value Measurement (“ASC 820”), approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature. The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within the framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The carrying amounts reflected in the balance sheets for cash, accounts payable, accrued expenses, accrued offering costs, investments held in trust account, and due to related party approximate fair value due to short-term nature.

Level 1 —

Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 —

Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 —	Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

See Note 10 for additional information on assets and liabilities measured at fair value.

Stock-based Compensation

The transfer of the Founder Shares to independent directors is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Founders Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of the date the financial statements were issued, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon completion of a Business Combination) in an amount equal to the number of Founders Shares that ultimately vest multiplied times the grant date fair value per share (uncles subsequently modified) less the amount initially received for the purchase of the Founders Shares.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the United States is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2023 and 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. Since the Company was incorporated on March 12, 2021, the evaluation was performed for the 2021 and 2022 tax years, which are the only periods subject to examination.

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which will require the company to disclose specified additional information in its income tax rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. ASU 2023-09 will also require the company to disaggregate its income taxes paid disclosure by federal, state and foreign taxes, with further disaggregation required for significant individual jurisdictions. ASU 2023-09 will become effective for Annual periods beginning after December 15, 2024. The company is still reviewing the impact of ASU 2023-09.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2023 and 2022.

Investments Held in Trust Account

As of December 31, 2023, the Company had $72,731,536 of Money Market Funds which are invested primarily in U.S. Treasury Securities and cash funds held in the Trust Account. During the year ended December 31, 2023, the Company used $634,257, of interest earned in the Trust Account to pay federal and state taxes. During the year ended December 31, 2023, the Company paid $174,141,949 from the funds held in Trust related to redemption of Class A Common Stock as a result of the Special Meeting that occurred in February 2023 and August 2023 to extend the business combination date.

As of December 31, 2022, the Company had $237,537,270 of treasury bills, mutual funds, and cash funds held in the Trust Account. During the year ended December 31, 2022, the Company used $291,009 of interest earned in the Trust Account to pay taxes.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined.

Management has established a liability in the amount of $1,741,420 related to the excise tax included in current liabilities on the Company’s balance sheets as of December 31, 2023.

The Company confirms that when the extension is implemented, it will not withdraw any funds from the trust account, including interest earned on the funds held in the trust account, to pay for the 1% excise tax that may become due under the IR Act.

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 23,000,000 Units, including the full exercise of the underwriters’ over-allotment option to purchase 3,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share, subject to adjustment.

Twelve anchor investors, none of whom is affiliated with any member of our management team, purchased an aggregate of 20,000,000 of the units sold in the Initial Public Offering. Further, each such anchor investor purchased a pro-rata portion of 1,515,160 Founder Shares offered to the anchor investors at $0.004 per share.

The Company considers the excess fair value of the Founder Shares issued to the anchor investors above the purchase price as offering costs and have reduced the gross proceeds by this amount. The Company has valued the excess fair value over consideration of the Founder Shares offered to the anchor investors at $11,675,823. The excess of the fair value over consideration of the Founder Shares was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A and were allocated to stockholders’ deficit and expenses upon the completion of the Initial Public Offering. The fair value of the shares was estimated to be $7.71 based on numerous assumptions including the probability of an acquisition, an estimated date of acquisition, the risk free rate on the acquisition date, a discount for a lack of marketability and other variables.

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

NOTE 4 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 9,400,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant ($9.4 million in the aggregate).

Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor were added to the proceeds from the Initial Public Offering to be held in the Trust Account such that at the time of closing $232,300,000 was held in the Trust Account. If the Company does not complete a Business Combination within the combination period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

On March 12, 2021, the Sponsor paid an aggregate of $25,000 in exchange for issuance of 5,750,000 shares of Class B common stock (the “Founder Shares”). On April 5, 2021, the Sponsor transferred interests in the Sponsor that corresponded with 25,000 Founder Shares to each of Nathan Asplund, Rollin Bredenberg, Brian Feldott, and Edmund Underwood, Jr., our independent director nominees. In relation to the Initial Public Offering, an aggregate of 1,515,160 Founder Shares were cancelled by the Sponsor and transferred by us to our anchor investors in the IPO. Amounts previously reported as Class B common stock were retrospectively restated to account for this transaction. On March 7, 2022, Nathan Asplund tendered the return of his interest in the Sponsor (that corresponded with 25,000 Founder Shares) in relation to his resignation from the Board of Directors and the Sponsor transferred an interest in the Sponsor that corresponded with 25,000 Founder Shares to Troy Welch, who was elected to the Board of Directors on March 4, 2022 to fill the vacancy. Notwithstanding the foregoing, the Sponsor retains all voting and disposition rights in the founders shares held by the Sponsor.

The Company determined the fair value of the share-based compensation related to the transfer of interests in the Sponsor (that corresponded to Founder Shares), to the independent director nominees, based on numerous assumptions including the probability of an acquisition, an estimated date of acquisition, the risk free rate on the acquisition date, a discount for a lack of marketability and other variables. The value of the share based compensation was $667,250 based on grant date fair value estimates of $6.63 and $6.80 at April 5, 2021 and March 7, 2022, respectively.

On November 15, 2022, the Company’s CEO Richard Bertel, CFO Christopher Bertel, Vice President Edmund Underwood, director Rollin Bredenberg, and director Troy Welch tendered their resignation from the Company. In relation to such resignations, Mr. Bredenberg, Mr. Welch, and Mr. Underwood each tendered the return of their interest in the Sponsor (that corresponded with 25,000 Founder Shares) on November 21, 2022. The Company replaced the departed directors with Ronald Curt Copley, and Jason Reeves.

On December 22, 2022, and December 24, 2022, the Sponsor transferred an interest in the Sponsor that corresponded with 25,000 Founder Shares to Ronald Curt Copley and Jason Reeves, respectively, as independent director nominees. The Company determined the fair value of the share-based compensation related to the transfer of the Sponsor interest (corresponding with Founder Shares), to the independent director nominees, based on numerous assumptions including the probability of an acquisition, an estimated date of acquisition, the risk-free rate on the acquisition date, a discount for a lack of marketability and other variables. The value of the share-based compensation was $74,637 based on grant date fair value estimates of $1.49 at both December 22, 2022, and December 24, 2022.

The Initial Stockholders have agreed not to transfer, assign, or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of an initial Business Combination and (B) subsequent to an initial Business Combination, (x) if the closing price of Class A common stock equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after an initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their common stock for cash, securities or other property.

Related Party Loans

The Sponsor agreed to loan the Company up to $1,500,000 to be used for working capital purposes through the earlier of December 31, 2021 or the closing of the Initial Public Offering. At March 25, 2022 the Sponsor agreed to loan the Company up to $1,500,000 to be used for working capital purposes through April 1, 2023, as funds are necessary. Such loans would be non-interest bearing, unsecured, and will be repaid upon the consummation of a Business Combination. In the event that the Company does not consummate a Business Combination, all amounts loaned to the Company will be forgiven except to the extent that the Company has funds available to it, outside of its trust account established in connection with the IPO.

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 5 — RELATED PARTY TRANSACTIONS (cont.)

On January 12, 2023, the Company issued an unsecured promissory note to Trident Point 2, LLC (“Note Payable-Related Party”), a related party through common ownership, pursuant to which the Company was entitled to borrow up to an aggregate principal amount of $600,000 in order to fund working capital deficiencies or finance transaction costs in connection with an intended Business Combination. All unpaid principal under the Note Payable-Related Party was due and payable in full on the earlier of September 15, 2023 and the date on which the Company consummated an initial business combination. Pursuant to the terms of such note, Trident Point 2 has the option at any time prior to September 15, 2023 to convert amounts outstanding, up to $600,000, into warrants to purchase the Company’s shares of Class A common stock at a conversion price of $1.00 per warrant, with each warrant entitling the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to the same adjustments applicable to the private placement warrants sold concurrently with the Company’s IPO. As of the date of this report, the Company has borrowed $600,000 on the promissory note. In May 2023, the Company issued an amended and restated unsecured promissory note, dated as of January 12, 2023, to Trident Point 2, LLC removing the warrant conversion feature from the promissory note and revising the maturity date so that all unpaid principal under the Note Payable-Related Party will be due and payable in full on December 15, 2023 (or such later extension date permitted by the Amended and Restated Certificate of Incorporation) in the event the stockholders of the Company approve a further amendment to the Amended and Restated Certificate of Incorporation to extend the period to consummate a Business Combination and the date on which the Company consummates an initial business combination.

On April 13, 2023, The Company issued an unsecure promissory note to the Sponsor (“Note Payable — Sponsor”), pursuant to which the Company is entitled to borrow up to an aggregate principal amount of $4,153,244. All unpaid principal under the Note Payable — Sponsor will be due and payable in full on December 15, 2023 (or such later extension date permitted by the Amended and Restated Certificate of Incorporation in the event the stockholders of the Company approve a further amendment to the Amended and Restated Certificate of Incorporation to extend the period to consummate the Business Combination) and the date on which the Company consummated the Business Combination. On August 14, 2023, the Company amended the original promissory note and increased the borrowing limit up to $8,400,000 from the Sponsor to fund costs related to the extension of the date by which the Company must consummate an initial business combination pursuant to the Amended and Restated Certificate of Incorporation. As of December 31, 2023 the Company may still draw $3,546,775 on the note.

In connection with the loans mentioned above, the sponsor made six monthly deposits to the Trust Account of $692,204 from February 2023 through July 2023. Additionally, they made six monthly deposits of $140,000 to the Trust Account during August 2023, September 2023, October 2023, November 2023, December 2023 and January 2024 into the Trust Account to extend the deadline for consummating a business combination to February 15, 2024 under the Note Payable-Sponsor. Subsequent to these financial statements, the Sponsor made deposits to the Trust Account of $50,000 during February 2024, March 2024 and April 2024, respectively, to further extend the period to consummate the Business Combination to May 15, 2024 (or such later extension date permitted by the Amended and Restated Certificate of Incorporation in the event the stockholders of the Company approve a further amendment to the Amended and Restated Certificate of Incorporation to extend the period to consummate the Business Combination).

On September 14, 2023, the Company issued an unsecured promissory note to the Sponsor (“Working Capital Loan — Related Party”), pursuant to which the Company is entitled to borrow up to an aggregate principal amount of $17,935 from the Lender in order to fund costs reasonably related to an initial business combination for the Company. No interest shall accrue on the unpaid principal balance of this Promissory Note. All unpaid principal under the Promissory Note will be due and payable in full on the earlier of (i) February 15, 2024 (or such later extension date permitted by the Amended and Restated Certificate of Incorporation) in the event the stockholders of the Company approve a further amendment to the Amended and Restated Certificate of Incorporation to extend the period to consummate the Business Combination and (ii) the date on which the Company consummates the Business Combination.

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 5 — RELATED PARTY TRANSACTIONS (cont.)

During December 2023, the Sponsor of the Company paid operating expenses on behalf of the Company totaling $110,770. These amounts were reflected on the balance sheets Advances from Related Parties. The advances were non-interest bearing and are payable on demand. As of December 31, 2023 and 2022, the Company had an outstanding balance under advances from related parties of $110,770 and $0, respectively.

Administrative Services Agreement

The Company entered into an agreement commencing on the date that the Company’s securities were first listed on the New York Stock Exchange through the earlier of consummation of an initial Business Combination and the liquidation, which provides that the Company will pay the Sponsor $10,000 per month for office space, secretarial and administrative services provided to the Company. In addition, the Sponsor, officers and directors, or their respective affiliates will be reimbursed for any out-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on possible Business Combination targets. The Company’s audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, executive officers or directors, or their affiliates. Any such payments prior to an initial Business Combination will be made using funds held outside the Trust Account. For the year ended December 31, 2023, the Company recorded $120,000, related to the administrative services agreement included in Operating Expenses on the Statement of Operations. For the year ended December 31, 2022, the Company recorded $100,000, related to the administrative services agreement included in Operating Expenses on the Statement of Operations. During the years ended December 31, 2023 and 2022, the Sponsor waived 7 months, or $70,000, of administrative fees and 2 months, or $20,000, of administrative fees, respectively.

NOTE 6 — COMMITMENTS & CONTINGENCIES

Registration and Stockholder Rights

The holders of the Founder Shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) will be entitled to registration rights pursuant to a registration and stockholder rights agreement signed in relation to the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of an initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company paid an underwriting discount of $0.20 per unit, or $4.6 million in the aggregate in relation to the Initial Public Officer, with an additional fee of $0.35 per unit, or approximately $8.05 million in the aggregate, payable to the underwriters for deferred underwriting commissions in relation to the Initial Public Offering. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

The Company accounted for the 20,900,000 warrants issued in connection with the Initial Public Offering (the 11,500,000 Public Warrants and the 9,400,000 Private Placement Warrants) in accordance with the guidance contained in ASC815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company classified each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statements of operations.

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 6 — COMMITMENTS & CONTINGENCIES (cont.)

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination; provided that the Company has an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permit holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of an initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement.

If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th day after the closing of an initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Investment Banking Advisory Agreement

The Company has entered into an investment banking advisory services agreement pursuant to which fees will be paid upon the closing of an acquisition during the term of the agreement through 24 months after the termination of the agreement. Fees will be charged at the greater of $4,250,000 or up to 0.65% of the acquisition value if the acquisition value exceeds $900 million. The investment banking advisory fees are contingent on both the consummation and the specific terms of an initial Business Combination, neither of which can be reasonably predicted at this time. Accordingly, no accrual has been made for these arrangements in the financial statements.

NOTE 7 — WARRANT LIABILITIES

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of an initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 7 — WARRANT LIABILITIES (cont.)

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Stockholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Redemption of Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $18.00: Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•        the last sales price of the common stock reported has been at least $18.00 per share on each of twenty trading days within the thirty trading-day period ending on the third trading day prior to the date on which notice of the redemption for the Public Warrants is given.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable, the Company may not exercise its redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification. The Company will use its commercially reasonable best efforts to register or qualify such shares of common stock under the blue sky laws to the extent an exemption is not available.

If the Company calls the warrants for redemption as described above, management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” management will consider, among other factors, the Company’s cash position, the number of warrants that are outstanding and the dilutive effect on its stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of the warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

None of the Private Placement Warrants will be redeemable by the Company so long as they are held by the Sponsor, the affiliates of the Sponsor, or its permitted transferees.

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 8 — INCOME TAX

The income tax provision for the year ended December 31, 2023 and 2022 consists of the following:

	12/31/2023	12/31/2022
Federal
Current expense/(benefit)	$1,278,707	$341,854
Deferred expense/(benefit)	(496,333)	48,264
State and Local
Current	—	—
Deferred	—	—
Change in valuation allowance	236,108	211,961
Income tax provision expense/(benefit)	$1,018,482	$602,079

The Company’s net deferred tax assets are as follows:

	Year Ended December 31, 2023	Year Ended December 31, 2022
Deferred tax assets (liability)
Net operating loss carryforward	$—	—
Startup/Organization Expenses	538,717	302,609
Stock – based compensation	—	—
Unrealized gain/loss – Trust	—	(260,225)
Business combination expenses	—	—
Total deferred tax Assets	538,717	42,384
Valuation Allowance	(538,717)	(302,609)
Deferred tax asset (liability), net of allowance	$—	(260,225)

As of December 31, 2023 and 2022, the Company had no U.S. federal net operating loss carryovers available to offset taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2022, the change in valuation allowance was $211,961. For the year ended December 31, 2023, the change in valuation allowance was $236,108.

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:

	Year Ended December 31, 2023	Year Ended December 31, 2022
Statutory federal income tax rate	21.00%	21.00%
Business Combination Costs	0.00%	1.38%
Permanent Difference – Change in FV of Warrant	(3.80)%	(18.55)%
Valuation allowance	5.20%	2.08%
Income tax provision	22.40%	5.91%

The Company files tax returns in the U.S. federal jurisdiction and in various state and local jurisdictions and is subject to examination by the various taxing authorities.

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 9 — STOCKHOLDERS’ DEFICIT

Class A common stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. At December 31, 2023, there were 6,489,246 shares of Class A common stock issued and outstanding, including 6,489,246 subject to possible redemption. At December 31, 2022, there were 23,000,000 shares of Class A common stock issued or outstanding, including 23,000,000 shares of Class A common stock subject to possible redemption.

Class B common stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. On December 31, 2023 and 2022, there were 5,750,000 shares of Class B common stock issued and outstanding, respectively, so that the Initial Stockholders and anchor investors collectively own 100% of the Company’s issued and outstanding shares of Class B common stock and 20% of all of the Company’s issued and outstanding common stock.

Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Except as described below, holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of the stockholders except as required by law.

The Class B common stock will automatically convert into Class A common stock, which such shares of Class A common stock delivered upon conversion will not have any redemption rights or be entitled to liquidating distributions if the Company does not consummate an initial Business Combination, at the time of the initial Business Combination or earlier at the option of the holders thereof at a ratio such that the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of common stock issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of shares of Class A common stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of an initial Business Combination, excluding any shares of Class A common stock or equity-linked securities exercisable for or convertible into shares of Class A common stock issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the management team upon conversion of Working Capital Loans. In no event will the shares of Class B common stock convert into Class A common stock at a rate of less than one-to-one.

Preferred Shares — The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.0001 per share. At December 31, 2023 and 2022, there were no preferred shares issued or outstanding.

NOTE 10 — FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2023 and 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Amount at Fair Value	Level 1	Level 2	Level 3
December 31, 2023
Assets
Investments held in Trust – Money Market Funds which are primarily invest in U.S. Treasury securities	$72,731,536	$72,731,536	$—	$—
Liabilities
Warrant Liability – Public Warrants	$1,150,000	$1,150,000	$—	$—
Warrant Liability – Private Placement Warrants	940,000	—	—	940,000
Total Warrant Liabilities	$2,090,000	$1,150,000	$—	$940,000

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 10 — FAIR VALUE MEASUREMENTS (cont.)

Description	Amount at Fair Value	Level 1	Level 2	Level 3
December 31, 2022
Assets
Investments held in Trust – US Treasury Fund	$237,537,270	$237,537,270	$—	$—
Liabilities
Warrant Liability – Public Warrants	$1,610,000	$1,610,000	$—	$—
Warrant Liability – Private Placement Warrants	1,316,000	—	—	1,316,000
Total Warrant Liabilities	$2,926,000	$1,610,000	$—	$1,316,000

As of December 31, 2023 and 2022, the Company utilized quoted active market exchange trade pricing to value the Public Warrants (Level 1 inputs), and an independent third party to value the private warrants with a binomial options pricing model (Level 3 inputs). The changes in fair value are recognized in the statements of operations. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility that matches the expected remaining life of the private warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting periods. The Company transferred public warrants from Level 3 to Level 1 during the year ended December 31, 2022, as they began actively trading on January 3, 2022.

The Private Placement Warrants were accounted for as liabilities in accordance with ASC815-40 and are presented within warrant liabilities in the Company’s balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statements of operations.

At December 31, 2023 and 2022, the Company utilized an independent third party to value the Public and Private Warrants based upon a binomial options pricing model using Level 3 inputs. As of December 31, 2022, the Company utilized quoted active market exchange trade pricing to value the Public Warrants (Level 1 inputs), and an independent third party to value the private warrants with a binomial options pricing model (Level 3 inputs). The changes in fair value are recognized in the statements of operations. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility that matches the expected remaining life of the private warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 10 — FAIR VALUE MEASUREMENTS (cont.)

The following table provides the significant inputs to the independent third party’s pricing model for the fair value of the Private Placement Warrants:

	At December 31, 2023	At December 31, 2022
Share Price	$10.99	$10.30
Exercise Price	$11.50	$11.50
Years to Expiration	5.13	5.13
Volatility	2.6%	3.40%
Risk-Free Rate	3.77%	3.91%
Dividend Yield	0.00%	0.00%
Fair Value of warrants	$0.10	$0.140

The following table provides a summary of the changes in the fair value of the Company’s Level 3 financial instruments that are measured at fair value on a recurring basis:

Warrant Liabilities
Fair Value at January 1, 2023	$1,316,000
Change in Fair Value	(376,000)
Fair Value at December 31, 2023	$940,000

Investments Held in Trust

At December 31, 2022, the Company held $237,537,270 of Investments in the Trust Account at fair value in United States Treasury Bills. At December 31, 2023, the Company held $72,731,536 of Money Market Funds which are invested primarily in U.S. Treasury Securities. The assets held in the Trust Account at December 31, 2023 and 2022 within the balance sheets represent a Level 1 fair value measurement based upon the observable valuation nature of the respective investments.

NOTE 11 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On February 8, 2024, the Company issued an additional unsecured promissory note to Trident Point 2, LLC, a Delaware limited liability company (the “Lender”), pursuant to which the Company is entitled to borrow up to an aggregate principal amount of $750,000 from the Lender in order to fund costs reasonably related to an initial business combination for the Company, including without limitation both the daily operations of the Corporation prior to an initial business combination and potential monthly extensions to the time period for the Corporation to enter into and complete an initial business combination. No interest shall accrue on the unpaid principal balance of the Promissory Note. All unpaid principal under the Promissory Note will be due and payable in full on the earlier of (i) November 15, 2024 or (ii) the date on which the Company consummates an initial business combination.

On January 31, 2024, the record date for the Special Meeting held on February 12, 2024, there were 12,239,246 shares of Class A common stock and Class B common stock of the Company (collectively, the “common stock”) entitled to be voted at the Special Meeting. At the Special Meeting, 9,014,542 shares of common stock of the Company or 73.65% of the shares entitled to vote at the Special Meeting were represented in person or by proxy. Stockholders voted on the Third Extension Amendment Proposal, the Director Proposal, the Auditor Proposal and the Adjournment Proposal. In connection with the vote on the Third Extension Amendment Proposal at the Special Meeting, stockholders holding

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 11 — SUBSEQUENT EVENTS (cont.)

a total of 4,573,860 shares of the Company’s common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. As a result, approximately $50,312,460 (approximately $11.00 per share) will be removed from the Company’s Trust Account to pay such holders. Following redemptions, the Company will have 7,665,386 shares outstanding, between Class A and Class B Common Stock.

On March 11, 2024, the Company, received correspondence from the staff of NYSE Regulation (the “Staff”) of the New York Stock Exchange (“NYSE”) indicating that the Staff has determined to commence proceedings to delist the Company’s Class A common stock, par value $0.0001 per share, units, each consisting of one share of Class A Common Stock and one-half of one redeemable warrant, with each warrant exercisable for one share of Class A Common Stock of the Company and Warrants from the NYSE pursuant to Section 802.01B of the NYSE’s Listed Company Manual because the Company had fallen below the NYSE’s continued listing standard requiring a listed acquisition company to maintain an average aggregate global market capitalization attributable to its publicly-held shares over a consecutive 30 trading day period of at least $40,000,000.

The Company has a right to a review of this determination by a Committee of the Board of Directors of the NYSE. Application to the Securities and Exchange Commission to delist the Company’s Class A Common Stock, Units, and Warrants is pending, subject to the completion of all applicable procedures, including any appeal by the Company of the Staff’s decision.

On March 26, 2023 our securities were delisted from the NYSE. Effective as of March 12, 2024, our securities may be quoted and traded in the over-the-counter (OTC Pink) market.

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
FINANCIAL STATEMENTS
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS

	September 30, 2024	December 31, 2023
Assets
Current Assets:
Cash	$426	$189
Prepaid expenses and other assets	13,697	33,590
Total Current Assets	14,123	33,779
Investments held in Trust Account	23,755,380	72,731,536
Total Assets	$23,769,503	$72,765,315

Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit
Current Liabilities
Accounts payable and accrued expenses	$1,025,357	$700,664
Accrued franchise tax	102,571	80,000
Accrued excise tax	2,251,177	1,741,420
Income taxes payable	1,541,373	1,177,040
Advances from related parties	100,770	100,770
Note Payable – Sponsor	5,393,225	4,853,225
Note Payable – related party	1,040,710	600,000
Working Capital Loan – related party	17,935	17,935
Total Current Liabilities	11,473,118	9,271,054
Warrant liabilities	836,000	2,090,000
Deferred underwriting fee payable	8,050,000	8,050,000
Total Liabilities	20,359,118	19,411,054

Commitments and Contingencies
Class A Common Stock subject to possible redemption. 1,915,386 and 6,489,246 shares are at redemption value of approximately $11.63 and $11.01 per share at September 30, 2024 and December 31, 2023, respectively.	22,277,709	71,474,496

Stockholders’ Deficit:
Preferred Stock, $0.0001 par value; 1,000,000 shares authorized, no shares issued or outstanding		—
Class A Common Stock, $0.0001 par value; 100,000,000 shares authorized, no shares issued and outstanding (excluding 1,915,386 and 6,489,246 shares subject to possible redemption at September 30, 2024 and December 31 2023, respectively).	—	—
Class B Common Stock, $0.0001 par value; 10,000,000 shares authorized; 5,750,000 shares issued and outstanding	575	575
Accumulated deficit	(18,867,899)	(18,120,810)
Total Stockholders’ Deficit	(18,867,324)	(18,120,235)
Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit	$23,769,503	$72,765,315

The accompanying notes are an integral part of the unaudited consolidated condensed financial statements.

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
UNAUDITED CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
EXPENSES
Operating expenses	$405,080	$273,767	$890,887	$1,044,323
Loss from Operations	(405,080)	(273,767)	(890,887)	(1,044,323)

Other (Expense) Income
Interest and income earned on cash and Trust investments	328,437	1,298,862	1,274,699	4,110,737
Unrealized gain on investments held in Trust	—	(234,153)	—	114,175
Change in fair value of warrant liabilities	209,000	2,926,000	1,254,000	(2,299,000)
Total Other Income	537,437	3,990,709	2,528,699	1,925,912

Income before provision for income taxes	132,357	3,716,942	1,637,812	881,589
Provision for income taxes	(111,320)	(213,088)	(364,333)	(855,721)
Net income	$21,037	$3,503,854	$1,273,479	$25,868

Weighted average shares outstanding of Class A redeemable Common Stock	1,915,386	9,607,057	2,566,410	13,724,208
Basic and diluted net income per share, Class A	$0.00	$0.23	$0.15	$0.00
Weighted average shares outstanding of Class B non-redeemable Common Stock	5,750,000	5,750,000	5,750,000	5,750,000
Basic and diluted net income per share, Class B	$0.00	$0.23	$0.15	$0.00

The accompanying notes are an integral part of the unaudited consolidated condensed financial statements.

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
UNAUDITED CONSOLIDATED CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’
DEFICIT FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2024

	For the Three and Nine Months Ended September 30, 2024
	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – January 1, 2024	—	$—	5,750,000	$575	$—	$(18,120,810)	$(18,120,235)
Accrued excise tax on Common Stock redemptions	—	—	—	—	—	(509,757)	(509,757)
Remeasurement of Common Stock subject to redemption	—	—	—	—	—	(791,449)	(791,449)
Net income	—	—	—	—	—	2,292,526	2,292,526
Balance – March 31, 2024	—	$—	5,750,000	$575	—	$(17,129,490)	$(17,128,915)
Remeasurement of Common Stock subject to redemption	—	—	—	—	—	(337,231)	(337,231)
Net loss	—	—	—	—	—	(1,040,084)	(1,040,084)
Balance – June 30, 2024	—	$—	5,750,000	$575	$—	$(18,506,805)	$(18,506,230)
Remeasurement of Common Stock subject to redemption	—	—	—	—	—	(382,131)	(382,131)
Net income	—	—	—	—	—	21,037	21,037
Balance – September 30, 2024	—	$—	5,750,000	$575	$—	$(18,867,899)	$(18,867,324)
	For the Three and Nine Months Ended September 30, 2023
	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – January 1, 2023	—	$—	5,750,000	$575	$—	$(11,430,760)	$(11,430,185)
Net loss	—	—	—	—	—	(2,413,318)	(2,413,318)
Remeasurement of Common Stock subject to redemption	—	—	—	—	—	(1,409,451)	(1,409,451)
Accrued excise tax on Common Stock redemptions	—					(944,891)	(944,891)
Balance – March 31, 2023	—	$—	5,750,000	$575	—	$(16,198,420)	$(16,197,845)
Net loss	—	—	—	—	—	(1,064,668)	(1,064,668)
Remeasurement of Common Stock subject to redemption	—	—	—	—	—	(4,208,890)	(4,208,890)
Balance – June 30, 2023	—	$—	5,750,000	$575	$—	$(21,471,978)	$(21,471,403)
Net income	—	—	—	—	—	3,503,854	3,503,854
Remeasurement of Common Stock subject to redemption	—	—	—	—	—	(1,773,823)	(1,773,823)
Accrued Excise Tax on Common Stock Subject to Redemption	—	—	—	—	—	(796,529)	(796,529)
Balance – September 30, 2023	—	$—	5,750,000	$575	$—	$(20,538,476)	$(20,537,901)

The accompanying notes are an integral part of the unaudited consolidated condensed financial statements.

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
UNAUDITED CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS

	For the Nine Months Ended September 30,
	2024	2023
Cash Flows from Operating Activities:
Net income	$1,273,479	$25,868
Adjustments to reconcile net income to cash used in operating activities:
Reinvested dividends on funds held in Trust Account	—	(560,256)
Unrealized gain on investments held in Trust Account	—	(114,175)
Realized Gain on Investments Held in Trust	—	(3,550,481)
Interest and income earned on cash and Trust Account investments	(1,274,695)	—
Deferred income taxes	—	(236,249)
Change in fair value of warrant liabilities	(1,254,000)	2,299,000
Changes in Operating Assets and Liabilities:
Prepaid expenses	19,893	346,193
Accounts payable and accrued expenses	324,693	(115,952)
Accrued franchise tax	22,571	(40,685)
Income tax payable	364,333	648,448
Net Cash Used in Operating Activities	(523,726)	(1,298,289)

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account to pay franchise and income taxes	83,253	634,257
Cash deposited into Trust Account	(540,000)	(4,433,225)
Cash withdrawn from Trust Account for payment to redeeming stockholders	50,707,598	174,141,949
Net Cash Provided by Investing Activities	50,250,851	170,342,981

Cash Flows from Financing Activities:
Proceeds from Note Payable – Sponsor	540,000	4,433,225
Proceeds from Note Payable – related party	440,710	600,000
Proceeds from Working Capital Loan – Related Party	—	17,935
Payment to redeeming stockholders	(50,707,598)	(174,141,949)
Net Cash Used in Financing Activities	(49,726,888)	(169,090,789)

Net Change in Cash	237	(46,097)
Cash – Beginning of Period	189	54,173
Cash – End of Period	$426	$8,076

Supplemental Disclosure of Noncash Investing and Financing Activities:
Remeasurement of Common Stock subject to redemption	$1,510,811	$7,392,164
Accrued excise tax on Common Stock redemptions	$509,757	$1,741,420

The accompanying notes are an integral part of the unaudited consolidated condensed financial statements.

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024 (UNAUDITED)

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, AND GOING CONCERN

Integrated Rail and Resources Acquisition Corp. (the “Company”) is a blank check company incorporated as a Delaware corporation on March 12, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).

As of September 30, 2024, the Company had not yet commenced operations. All activity for the period from March 12, 2021 (inception) through September 30, 2024 related to the Company’s formation, its initial public offering (“IPO” or “Initial Public Offering”), which is described below, and, subsequent to the IPO, identifying a target company for an initial Business Combination.

The registration statement for the Company’s IPO was declared effective on November 11, 2021. On November 16, 2021, the Company consummated its IPO of 23,000,000 units (the “Units”), including the full exercise of the underwriters’ over-allotment option to purchase 3,000,000 Units. Each Unit consisted of one share of Class A common stock, par value $0.0001 per share, of the Company (the “Public Shares”) and one-half of one redeemable warrant, at $10.00 per Unit. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $230,000,000. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant of the Company. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock for $11.50 per share, subject to adjustment.

Simultaneously with the closing of the IPO, the Company consummated the sale of 9,400,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to DHIP Natural Resources Investments, LLC (“Sponsor”), generating gross proceeds of $9,400,000, which is described in Note 3.

If the Company is unable to complete a Business Combination, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time the Company signs a definitive agreement in connection with an initial business combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act.

Following the closing of the IPO on November 16, 2021, management agreed that an amount equal to at least $10.10 per Unit sold (or $232,300,000) in the Initial Public Offering and the proceeds of the Private Placement Warrants, would be held in a trust account (“Trust Account”) with Equiniti Trust Company, LLC (“Equiniti”) (formerly known as American Stock Transfer & Trust Company, LLC) acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024 (UNAUDITED)

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, AND GOING CONCERN (cont.)

The Company will provide its holders of the Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.10 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). The Public Shares are recorded at a redemption value and classified as temporary equity, in accordance with Accounting Standards Codification (“ASC”) Topic 480 Distinguishing Liabilities from Equity.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated certificate of incorporation which was adopted by the Company upon the consummation of the Initial Public Offering, and was amended by certificates of amendment on February 9, 2023 and August 8, 2023 (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules.

Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the holders of the Founder Shares prior to this Initial Public Offering (the “Initial Stockholders”) will agree to vote their Founder Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Stockholders will agree to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company has agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.

Notwithstanding the foregoing, the Company’s Amended and Restated Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than aggregate of 15% or more of the Class A common stock sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, executive officers, directors and director nominees agreed not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Stockholders with the opportunity to redeem their Class A common stock in conjunction with any such amendment.

In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes payable (less up to $100,000 of interest to pay dissolution expenses).

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024 (UNAUDITED)

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, AND GOING CONCERN (cont.)

The Initial Stockholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period (discussed below). However, if the Initial Stockholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters will agree to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.10 per share initially held in the Trust Account.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Trust Extensions

Initially, the Company had 12 months from the closing of the IPO on November 16, 2021 to consummate an initial Business Combination (until November 16, 2022) (the “Combination Period”). Additionally, the Company was entitled to extend the period of time to consummate a Business Combination up to two (2) times by an additional three months each time (for a total of up to 18 months to complete a Business Combination) by depositing into the Trust Account maintained by Equiniti, acting as trustee, an amount of $0.10 per unit sold to the public in the IPO, $2,300,000, for each such three-month extension (that would result in a total deposit of $10.30 per public share sold in the event both extensions were elected or an aggregate of $4,600,000). Public stockholders were not entitled to vote on or redeem their shares in connection with any such extension. In November 2022, the Sponsor deposited $2,300,000 into the Trust Account, to extend the deadline for an initial Business Combination by three months to February 2023. In lieu of a second $2,300,000 extension payment for a three month extension to May 2023, a special meeting of stockholders was held in February 2023 (“February 2023 Special Meeting”) that resulted in an extension of the deadline to complete an initial Business Combination to March 15, 2023 and allowed the Company to further extend the date to consummate a Business Combination on a monthly basis up to five (5) times by an additional one month through September 15, 2023.

In connection with the vote on the extension Amendment at the February 2023 Special Meeting, stockholders holding a total of 9,155,918 shares of the Company’s common stock exercised their right to redeem such shares for a pro rata of the funds in the Company’s Trust Account. As a result, $94,489,075 (approximately $10.32 per share) was withdrawn from the Trust Account to pay such holders in February 2023.

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024 (UNAUDITED)

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, AND GOING CONCERN (cont.)

On August 8, 2023, the Company held its Annual Meeting of Stockholders (“2023 Annual Meeting”) whereby the stockholders approved the second extension amendment proposal permitting an extension of the date by which the Company has to consummate a Business Combination until February 15, 2024, subject to monthly extension deposits of $140,000, which were made in August 2023 through January 2024.

In connection with the vote on the extension Amendment at the 2023 Annual Meeting, stockholders holding a total of 7,354,836 shares of the Company’s common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. As a result, $79,652,874 (approximately $10.83 per share) was removed from the Company’s Trust Account to pay such holders in August 2023.

On February 12, 2024 at a special meeting in lieu of an annual meetings of stockholders of the Company (the “February 2024 Special Meeting”), stockholders approved a third extension Amendment Proposal (the “Third Extension Amendment Proposal”) to extend the date by which the Company must (1) effectuate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (an “initial Business Combination”), (2) cease its operations except for the purpose of winding up if it fails to complete such initial Business Combination, and (3) redeem 100% of the Company’s Class A common stock included as part of the Units sold in the Company’s Initial Public Offering, from February 15, 2024 to March 15, 2024, by depositing (or causing to be deposited) into the Trust Account $50,000 for such one-month extension, and to allow the Company, without another stockholder vote, to further extend such date to consummate a Business Combination on a monthly basis up to eight (8) times by an additional one (1) month each time, by resolution of the Company’s board of directors (the “Board”), until November 15, 2024, or a total of up to nine (9) months after February 15, 2024 (such date as extended, the “Deadline Date”), by depositing (or causing to be deposited) into the Trust Account $50,000 for each additional one-month extension on or prior to each applicable Deadline Date, unless the closing of a Business Combination shall have occurred prior thereto.

In connection with the vote on the third extension amendment proposal at the February 2024 Special Meeting, stockholders holding a total of 4,573,860 shares of the Company’s common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. As a result, $50,312,460 (approximately $11.00 per share) was removed from the Company’s Trust Account to pay such holders. In association with the February 2024 redemptions, the Company inadvertently underpaid the redeeming shareholders $395,138 or approximately $0.09 per share. On September 24, 2024, the February 2024 redeeming shareholders were paid the additional $395,138 due them. Following the Company’s redemptions, the Company has an aggregate of 7,665,386 Class A and Class B Common Stock shares outstanding.

On November 14, 2024, the Company held a special meeting of stockholders (the “November 2024 Special Meeting”), whereby the Company’s stockholders approved a proposal (the “November 2024 Extension Amendment Proposal”) to amend the Charter (the “November 2024 Extension Amendment”) to extend the Deadline Date from November 15, 2024 to December 15, 2024, by depositing (or causing to be deposited) into the Trust Account $50,000 for such one-month extension (an “Extension Payment”) on or prior to November 15, 2024, and to allow the Company, without another stockholder vote, to further extend the Deadline Date on a monthly basis up to five times by an additional one month each time after December 15, 2024 or later extended Deadline Date, by resolution of the Board, if requested by the Sponsor, upon five days’ advance notice prior to the applicable Deadline Date, until May 15, 2024, or a total of up to six months after November 15, 2024, by depositing (or causing to be deposited) into the Trust Account $50,000 for each additional one-month extension on or prior to each applicable Deadline Date, unless the closing of an initial Business Combination shall have occurred prior thereto. As a result of the approval of the November 2024 Extension Amendment Proposal, the Sponsor will make an Extension Payment into the Trust Account on each applicable Deadline Date.

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024 (UNAUDITED)

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, AND GOING CONCERN (cont.)

Since its first extension deposit in the Trust Account in November 2022 to the filing of this Form 10-Q, the Company has deposited an aggregate of $5,543,225 in the Trust Account to extend the period to consummate a Business Combination to February 15, 2025 including $150,000 and $540,000, respectively, during the three and nine months ended September 30, 2024. For the three and nine months ended September 30, 2023, the Company deposited $972,205 and $4,433,225, respectively, to extend the period to consummate a Business Combination.

Conversion of Class B shares to Class A shares

On November 13, 2024, the holders of the Company’s Class B common stock converted all issued and outstanding shares of Class B common stock (5,750,000 shares), on a one-for-one basis, into shares of Class A common stock. The newly issued shares of Class A common stock continue to be referred to as Founder Shares (discussed in Note 4). As such, the newly issued shares of Class A common stock are not redeemable and continue to carry restrictions regarding their assignment, transference and selling of the shares.

Promissory Notes

On February 8, 2024, the Company issued an unsecured promissory note to Trident Point 2, LLC, a Delaware limited liability company (the “Lender”), pursuant to which the Company is entitled to borrow up to an aggregate principal amount of $750,000 from the Lender in order to fund costs reasonably related to an initial Business Combination for the Company, including without limitation both the daily operations of the Corporation prior to an initial Business Combination and potential monthly extensions to the time period for the Corporation to enter into and complete an initial Business Combination. No interest shall accrue on the unpaid principal balance of the Promissory Note. All unpaid principal under the Promissory Note will be due and payable in full on the earlier of (i) November 15, 2024 or (ii) the date on which the Company consummates an initial Business Combination (Note 4). On January 10, 2025, the Company amended and restated the Promissory Note to amend the Maturity Date (as defined in the Promissory Note) to the earlier of (i) May 15, 2025 or (ii) the date on which the Company consummates an initial Business Combination.

On October 11, 2024, the Company issued an unsecured convertible promissory note to B H INC. (“BH Inc.”), a Utah corporation (“October 2024 Convertible Note”), pursuant to which the Company is entitled to borrow up to an aggregate principal amount of $1,500,000. All unpaid principal under the October 2024 Convertible Note is due and payable in full on the date on which the Company consummates its proposed Business Combination with Tar Sands Holdings II, LLC, a Utah limited liability company (“TSH Company”). Pursuant to the terms of the October 2024 Convertible Note, this Note shall convert into 355,000 shares of Uinta Infrastructure Group Corp.’s, a Delaware corporation (“UIGC”) common stock, provided that, should the Business Combination fail to close for any reason, the Company shall use reasonable efforts to satisfy its obligations under this October 2024 Convertible Note by cash payment in an amount equal to $3,900,000. Any balance under this Note may be prepaid at any time. Additionally, if a Business Combination is not consummated, the October 2024 Convertible Note will be repaid solely to the extent that the Company has funds available to it outside of its Trust Account.

NYSE Delisting

On March 11, 2024, the Company, received correspondence from the staff of NYSE Regulation (the “Staff”) of the New York Stock Exchange (“NYSE”) indicating that the Staff has determined to commence proceedings to delist the Company’s Class A common stock, par value $0.0001 per share, Units, each consisting of one share of Class A common stock and one-half of one redeemable warrant, with each warrant exercisable for one share of Class A common stock of the Company and Warrants from the NYSE pursuant to Section 802.01B of the NYSE’s Listed Company Manual because the Company had fallen below the NYSE’s continued listing standard requiring a listed acquisition company to maintain an average aggregate global market capitalization attributable to its publicly-held shares over a consecutive 30 trading day period of at least $40,000,000.

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024 (UNAUDITED)

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, AND GOING CONCERN (cont.)

On March 11, 2024 the Company’s securities were delisted from the NYSE and effective as of March 12, 2024, the Company’s securities were available for trading in the over-the-counter (OTC Pink) market.

Proposed Business Combination

Merger Agreement

On August 12, 2024, the Company (“SPAC”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among (i) SPAC, (ii) Uinta Integrated Infrastructure Inc., a Delaware corporation (“Holdings”), (iii) Uinta Integrated Infrastructure Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Holdings (“Lower Holdings”), (iv) RR Integration Merger Co., a Delaware corporation and wholly owned subsidiary of Holdings (“SPAC Merger Sub”), (v) RRG Merger LLC, a Delaware limited liability company and wholly owned subsidiary of Lower Holdings (“Company Merger Sub,” and together with SPAC Merger Sub, the “Merger Subs”; the Merger Subs, SPAC, Lower Holdings and Holdings are collectively referred to herein as the “SPAC Parties”), (vi) Tar Sands Holdings II, LLC, a Utah limited liability company (“TSH Company”), and (vii) Endeavor Capital Group, LLC (the “Company Member Representative”) (each entity named in (i) through (vii) above, a “Party,” and collectively, the “Parties”). Pursuant to the Merger Agreement, subject to the satisfaction or waiver of certain conditions set forth therein, (1) SPAC Merger Sub will merge with and into SPAC, with SPAC continuing as the surviving entity and a wholly owned subsidiary of Holdings (the “SPAC Merger”) and with the security holders of SPAC receiving substantially equivalent securities of Holdings and (2) Company Merger Sub will merge with and into TSH Company, with TSH Company continuing as the surviving entity and a wholly owned subsidiary of Lower Holdings (the “Company Merger,” and together with the SPAC Merger, the “Mergers”) and with the members of TSH Company receiving cash (the transactions contemplated by the Merger Agreement, including, but not limited to the Mergers, the “proposed Business Combination”). The board of directors of SPAC (the “SPAC Board”) unanimously approved the Merger Agreement and the Mergers and resolved to recommend the approval and adoption of the Merger Agreement and the proposed Business Combination by the stockholders of SPAC. The proposed Business Combination is expected to be consummated after obtaining the required approvals by the stockholders of SPAC and the Requisite Members (as defined in the Merger Agreement) of TSH Company and the satisfaction of certain other customary closing conditions.

Merger Consideration/Treatment of Securities

Effect of Company Merger on Issued and Outstanding Company Membership Interests and Limited Liability Company Interests of Company Merger. At the Effective Time (as defined in the Merger Agreement), by virtue of the Company Merger, and without any action on the part of any Party or any action on the part of the holders of securities of any Party, among other things:

(i)     Each issued and outstanding Company Membership Interest (as defined in the Merger Agreement) (other than the Rollover Interests (as defined in the Merger Agreement)) shall be converted automatically into, and thereafter represent, the right to receive, and the holder of such Company Membership Interest shall be entitled to receive the Company Merger Consideration (as defined in the Merger Agreement).

(ii)    All of the limited liability company interests of Company Merger Sub that are issued and outstanding immediately prior to the Effective Time shall thereupon be converted into and become one Surviving Company Unit (as defined in the Merger Agreement).

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024 (UNAUDITED)

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, AND GOING CONCERN (cont.)

Effect of SPAC Merger on Issued and Outstanding Securities of SPAC and SPAC Merger Sub

By virtue of the SPAC Merger and without any action on the part of any Party or any action on the part of the holders of securities of any Party:

(i)     Immediately prior to the Effective Time, every issued and outstanding unit of SPAC (“SPAC Unit”) (each SPAC Unit consisting of one share of Class A common stock of SPAC, par value $0.0001 per share (“SPAC Class A Common Stock”) and one-half of one whole warrant entitling the holder to purchase one share of SPAC Class A Common Stock for $11.50 per share (each such whole warrant, a “SPAC Public Warrant”)), shall be automatically separated and the holder thereof shall be deemed to hold one share of SPAC Class A Common Stock and one-half of one SPAC Public Warrant in accordance with the terms of the applicable SPAC Unit.

(ii)    Each share of SPAC Class A Common Stock and Class B common stock of SPAC, par value $0.0001 per share (together with SPAC Class A Common Stock, “SPAC Common Stock”) issued and outstanding as of the Effective Time shall, at the Effective Time, be converted automatically into and thereafter represent the right to receive one share of Class A common stock of Holdings, par value $0.0001 per share (“Holdings Class A Common Stock”), following which all shares of SPAC Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of shares of SPAC Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided by the Merger Agreement.

(iii)   At the Effective Time, each issued and outstanding SPAC Public Warrant shall be converted into one warrant, entitling the holder to purchase one share of Holdings Class A Common Stock for $11.50 per share (“Holdings Public Warrant”), of like tenor. The SPAC Public Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Holdings Public Warrants shall have, and be subject to, substantially the same terms and conditions applicable to the SPAC Public Warrants, except as set forth in the Merger Agreement. At or prior to the Effective Time, the Parties shall take all corporate action necessary to reserve for future issuance and shall maintain such reservation for so long as any of the Holdings Public Warrants remain outstanding, a sufficient number of shares of Holdings Class A Common Stock for delivery upon the exercise of such Holdings Public Warrants.

(iv)   At the Effective Time, if there are any shares of capital stock of SPAC that are owned by SPAC as treasury shares, such shares shall be canceled and extinguished without any conversion thereof or consideration therefor.

(v)    At the Effective Time, each share of common stock of SPAC Merger Sub outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of SPAC as the surviving corporation after the SPAC Merger (the “SPAC Surviving Subsidiary”), with the same rights, powers and privileges as the shares so converted, and such shares shall constitute the only outstanding shares of capital stock of SPAC Surviving Subsidiary.

Effect of Mergers on Issued and Outstanding Securities of Holdings

At the Effective Time, by virtue of the Mergers and without any action on the part of any Party or any action on the part of the holders of securities of any Party, all of the shares of Holdings issued and outstanding immediately prior to the Effective Time (other than the Company Common Stock Consideration and the Company Convertible Preferred Stock Consideration (as each are defined in the Merger Agreement)) shall be canceled and extinguished without any conversion thereof or consideration therefor.

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024 (UNAUDITED)

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, AND GOING CONCERN (cont.)

Representations and Warranties; Covenants

The Merger Agreement contains representations, warranties and covenants of the Parties that are customary for transactions of this nature. The representations and warranties of the Parties will not survive the closing of the Mergers (the “Closing”). The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the Parties and are subject to important qualifications and limitations agreed to by the Parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the underlying disclosure schedules which are not filed publicly, and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the Parties rather than establishing matters as facts. The Company does not believe that these schedules contain information that is material to an investment decision. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates.

Conditions to Each Party’s Obligations

The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions by the Parties thereto, including, among others:

(i)     if applicable, the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

(ii)    the absence of any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions;

(iii)   the effectiveness of the Form S-4 registration statement to be filed with the Securities and Exchange Commission (the “SEC”) with respect to registration of the offer and sale of the shares of Holdings Common Stock and Holdings Public Warrants to be issued in connection with the Business Combination;

(iv)   the approval by the stockholders of SPAC of certain proposals relating to the Merger Agreement and the Business Combination (the “SPAC Stockholder Approval”);

(v)    the execution of the Shell Commitment Agreement (as defined in the Merger Agreement) by the parties thereto;

(vi)   the Available Closing Date Cash (as defined in the Meger Agreement) being not less than $44,000,000;

(vii)  solely with respect to TSH Company, among others conditions: (a) certain representation and warranties of TSH Company being true and correct in all material respects, to applicable standards; (b) each of the agreements and covenants of TSH Company having been performed or complied with in all material respects; (c) the delivery by TSH Company to SPAC of a closing certificate; (d) irrevocable written consents of TSH Company Manager (as defined in the Merger Agreement) and the Requisite Members, in favor of the approval and adoption of the Merger Agreement and the Mergers and the other transactions contemplated by the Merger Agreement (the “Written Consent”); and (e) the execution and delivery of certain Ancillary Agreements (as defined in the Merger Agreement); and

(viii) solely with respect to SPAC, among others conditions: (a) certain representation and warranties of SPAC being true and correct in all material respects, to applicable standards; (b) each of the agreements and covenants of SPAC having been performed or complied with in all material respects; (c) the delivery by SPAC to TSH Company of a closing certificate; (d) the execution and delivery of certain Ancillary Agreements (as defined in the Merger Agreement); (e) receipt of approval for listing on the NYSE, NASDAQ, or NYSE American of Holdings Class A Common Stock and Holdings Public Warrants; and (f) the resignation or removal of the officers and directors of SPAC.

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024 (UNAUDITED)

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, AND GOING CONCERN (cont.)

Termination

The Merger Agreement may be terminated at any time prior to the Closing,

(i)     by mutual written consent of the Company and SPAC;

(ii)    by either TSH Company or SPAC if the Effective Time shall not have occurred prior to December 31, 2024, provided that the Party seeking termination, either directly or indirectly through its Affiliates, is not in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a closing condition;

(iii)   by either TSH Company or SPAC if any Governmental Authority (as defined in the Merger Agreement) shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) that has become final and non-appealable and has the effect of making consummation of the proposed Business Combination, including the Mergers, illegal or otherwise preventing or prohibiting consummation of the proposed Business Combination;

(iv)   by SPAC if TSH Company shall have failed to deliver the PCAOB Financials (as defined in the Merger Agreement) to SPAC within sixty days after the date of the Merger Agreement;

(v)    subject to certain conditions and limitations set forth in the Merger Agreement, by SPAC upon a breach of any representation, warranty, covenant or agreement on the part of TSH Company and its subsidiaries (the “Group Companies”) set forth in the Merger Agreement, or if any representation or warranty of the Group Companies shall have become untrue;

(vi)   subject to certain conditions and limitations set forth in the Merger Agreement, by TSH Company upon a breach of any representation, warranty, covenant or agreement on the part of the SPAC Parties set forth in the Merger Agreement, or if any representation or warranty of the SPAC Parties shall have become untrue; or

(vii)  by written notice from either TSH Company or SPAC to the other if either the Written Consent or the SPAC Stockholder Approval is not obtained.

If the Merger Agreement is validly terminated, no party thereto will have any liability or any further obligation to any other party under the Merger Agreement, with certain limited exceptions, including liability for any intentional and willful breach of the Merger Agreement.

Ancillary Agreements

Support Agreements

Concurrently with the execution and delivery of the Merger Agreement, (i) the Sponsor entered into a support agreement with the other parties thereto (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor and certain other parties thereto agreed to vote their respective shares in favor of the proposed Business Combination and to otherwise be bound by its respective obligations under the Merger Agreement, and (ii) certain holders of Company Membership Interests entered into a support agreement (the “Company Support Agreement”), pursuant to which, among other things, such holders agreed not to change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the recommendation of the Company Manager in favor of the proposed Business Combination and to otherwise be bound by its respective obligations under the Merger Agreement.

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024 (UNAUDITED)

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, AND GOING CONCERN (cont.)

Registration Rights Agreement

In connection with the Closing, Holdings, Sponsor, and certain TSH Company equityholders will enter into a registration rights agreement in a form reasonably satisfactory to the Parties, pursuant to which, among other things, Holdings will agree to provide certain TSH Company equity holders with certain rights relating to the registration for resale of the Holdings securities that they will receive in connection with the Mergers.

Warrant Amendment

In connection with the SPAC Merger, Holdings, SPAC, and the transfer agent for the SPAC Public Warrants will enter into an amendment to the agreement governing such warrants (the “Warrant Amendment”) in a form reasonably satisfactory to the Parties, which will govern the terms and conditions of the Holdings Public Warrants.

Litigation

On September 6, 2024, Tyr Energy Utah Logistics, LLC (“Tyr Energy”) filed suit in the County Court at Law, Number 1, Nueces County, Texas against the Company, the Sponsor and certain affiliates of the Sponsor, asserting claims for breach of and tortious interference with a non-disclosure and non-circumvention agreement in connection with the public announcement of the proposed Business Combination, for which Tyr Energy seeks a temporary restraining order and temporary injunction. The Sponsor and its affiliates have specially appeared to dispute specific personal jurisdiction, and all defendants, including the Company, vehemently dispute liability and intend to vigorously defend against Tyr Energy’s claims.

Amendment to Merger Agreement

On November 8, 2024, the parties to the Merger Agreement entered into an Amendment to and Waiver of Agreement and Plan of Merger (the “Amendment”) pursuant to which the parties agreed, among other things, to amend the Merger Agreement to (a) replace the SPAC Parties as follows: (i) Holdings will be replaced by Uinta Infrastructure Group Corp., a Delaware corporation (“UIGC”); (ii) Lower Holdings will be replaced by Uinta Lower Holdings, Inc., a Delaware corporation and wholly owned subsidiary of UIGC; (iii) SPAC Merger Sub will be replaced by Uinta Merger Co., a Delaware corporation and wholly owned subsidiary of UIGC; and (iv) Company Merger Sub will be replaced by Uinta Merger LLC, a Delaware limited liability company and wholly owned subsidiary of Lower Holdings, (b) permit the amendment of the SPAC Organizational Documents to accommodate the potential conversion of the SPAC Class B Common Stock to an equal number of SPAC Class A Common Stock at the option of the majority of the Class B Common Stock holders, and (c) waive any representations or interim covenants otherwise breached by transactions contemplated by the Amendment.

Amendment to Sponsor Support Agreement

On November 8, 2024, in connection with the Amendment, the parties to the Sponsor Support Agreement entered into an Amendment to Sponsor Support Agreement, pursuant to which the parties agreed, among other things, to replace Holdings with UIGC.

Entry into Non-Binding Letter of Intent with Shell Trading

On November 6, 2024, the Company entered into a non-binding letter of intent for a crude supply and offtake agreement (the “Offtake Agreement”) with Shell Trading (US) Company (“STUSCO”), the commencement of which is conditioned upon, among other things, the closing of the proposed Business Combination. Under this prospective arrangement, STUSCO would supply volumes of crude feedstock to the Company’s refining and terminating facility in Vernal, Utah (the “Facility”) and purchase certain crude oil products produced from such feedstock.

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024 (UNAUDITED)

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, AND GOING CONCERN (cont.)

The initial term (the “Initial Term”) of the Offtake Agreement is 10 years from the date upon which the Facility commences operation (the “In-Service Date”), which In-Service Date is expected to be December 31, 2028, and may be extended by mutual agreement of the parties to the Offtake Agreement. STUSCO will have a one-time option (the “Extension Option”) to extend the Initial Term of the Offtake Agreement by five years (“Option Term”). In the event STUSCO elects to exercise its Extension Option, the Offtake Agreement will be automatically renewed from the end of the Option Term on one-year terms (each, a “Renewal Term”) unless cancelled in writing, by either party, at least 180 days in advance of the end of the Option Term or any Renewal Term, as applicable. The Initial Term, the Option Term, and the Renewal Term(s), as applicable, are collectively referred to as (the “Term”).

The commencement of the Term of the Offtake Agreement is subject to certain conditions precedent, including the below (collectively, the “Conditions Precedent”):

•        the occurrence of the closing of the transactions contemplated by the Merger Agreement, in accordance with the terms and conditions therein;

•        the completion necessary refurbishment, construction, permitting, and receipt of approvals of or by the Facility have occurred;

•        the In-Service Date occurring on or before December 31, 2028 (the “In-Service Deadline”);

•        the Facility obtaining and maintaining the nameplate capacity for the period required to process 500,000 barrels in a 60-day time frame (the “Nameplate Capacity”), or approximately 15,000 barrels of crude feedstocks per day;

•        the Facility being able to (i) receive crude feedstocks (the “Crude Feedstock”) that meet certain Required Crude Feedstock Specifications (as defined in the Offtake Agreement) via truck LACT; and (ii) process and deliver LPG, Naphtha, Gasoil, and ULSFO (collectively the “Crude Oil Products”);

•        the Facility being able to convert the Crude Feedstock into Crude Oil Products and make available for re-delivery or pick up by STUSCO; and

•        the Company delivering to STUSCO an executed subordination agreement in favor of STUSCO, from each third party with a security interest or similar interest in the Crude Oil Products to: (i) recognize STUSCO’s rights to net and offset amounts owed by STUSCO and (ii) subordinate any such lien to STUSCO’s rights.

If the Conditions Precedent do not occur by the In-Service Deadline, then STUSCO has a one-time option to terminate the Offtake Agreement without liability to the Company. STUSCO will have the right to independently determine if the Conditions Precedent have been satisfied or waived, in its sole discretion, acting reasonably and in good faith.

STUSCO will be the sole supplier of Crude Feedstock to the Facility, and the sole purchaser of Crude Oil Products for the initial Nameplate Capacity, and for any expansion capacity for which STUSCO contracts. The Company will be responsible for maintaining operational storage, line fill, tank heels, etc. necessary to operate the Facility. Any capacity that remains uncontracted by STUSCO is exempt from the terms of the Offtake Agreement and may be taken to the open market. STUSCO will have a right of first refusal to any expansion in refining capacity at the Facility. If the Company offers substantially the same services to a third party at more favorable prices, STUSCO will be entitled to receive the same.

STUSCO has no minimum volume commitments for delivery of Crude Feedstocks or offtake of Crude Oil Products to be supplied to or purchased from the Facility during the Term. However, STUSCO does have a Minimum Revenue Commitment (defined below) under the Offtake Agreement. The purchase price of the Crude Feedstock under the Offtake Agreement will be based on WTI CMA NYMEX (M+1) less a specified differential per barrel (the “Differential”). The purchase price for Crude Oil Products will be based on WTI CMA NYMEX (M+1) less the Differential, plus an agreed processing fee (the “Processing Fee”), and subject to an annual escalation with a negotiated cap.

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024 (UNAUDITED)

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, AND GOING CONCERN (cont.)

STUSCO will pay the Company a monthly minimum revenue commitment (currently estimated to be $400,000 per month) for a period of five years (the “Monthly Minimum Revenue Commitment”). The total sum of the Monthly Minimum Revenue Commitment payments must equal the total minimum revenue commitment, estimated to be $25,000,000 (the “Total Minimum Revenue Commitment”). Upon the satisfaction of the Total Minimum Revenue Commitment, and if the Facility is not operating due to STUSCO’s election to nominate less than the minimum operational capacity (the “Minimum Operational Capacity”), STUSCO will pay a minimum payment of approximately $50,000 per month (the “Minimum Payment”).

If the average value based on the formula agreed by the parties to the Offtake Agreement for the applicable month of delivery of the Crude Oil Products (the “Crack”) exceeds the established Processing Fee and the Monthly Minimum Revenue Commitment, net of actual losses at the Facility and deemed losses in transportation, any resulting positive difference (“Positive Differential”) will be split 50%/50% between the Company and STUSCO (“Profit Sharing Split”).

After the Initial Term, or upon STUSCO paying to the Company the Total Minimum Revenue Commitment, whichever is earlier, the Positive Differential will be adjusted to an amount equal the positive difference between the Crack and an amount equal to the agreed discount to the initial Processing Fee, and the Profit Sharing Split will be allocated 75% to the Company and 25% to STUSCO.

So long as the Facility maintains the Minimum Operational Capacity on average during a calendar month, then no credits will be created. If the Facility is not able to meet the Minimum Operational Capacity, then a credit will be created for each barrel below the Minimum Operational Capacity the Facility is unable to process. Any credit created, must be used within the 24-month period following the creation thereof, and any credits remaining at the end of the Term must be used within six months, or may be accounted for in any renewal negotiated at the time.

Performance under the Offtake Agreement may be excused in connection with certain force majeure events. However, in the event the Company declares a force majeure event with respect to the Facility lasting more than 270 consecutive days, or 270 days in the aggregate over a period of 365 consecutive days, STUSCO will have the option but not the obligation to, exercisable within 30 days after such period: (i) terminate the Offtake Agreement or (ii) extend the Initial Term by the number of days the Facility is under force majeure (a “Force Majeure Extension”). In the event the Facility assets are damaged such that the Facility will be inoperable for at least 18 months, the Company will have no obligation to continue operations, and each of the Company and STUSCO will have the right to terminate the Offtake Agreement. In the event STUSCO terminates the Offtake Agreement for force majeure in accordance with the foregoing, any unused deficiency credit balance will be automatically forfeited.

Upon the approval and in conjunction with the final investment decision of the Uinta Basin Railway (the “UBR”), STUSCO will have a right of first refusal to subscribe to capacity through the rail terminal and on the UBR at the then applicable shipping rates, up to STUSCO’s then existing capacity through the Facility.

The foregoing is a summary of a non-binding letter of intent relating to the Offtake Agreement. The terms and conditions of the final Offtake Agreement to be entered into by the parties thereto, when and if entered into, may differ materially from the terms and conditions described in the non-binding letter of intent summarized above and remain subject to the negotiation and approval of the parties to the Offtake Agreement.

Liquidity and Going Concern

At September 30, 2024, the Company had $426 in cash and $11,458,995 in working capital deficit.

The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans and while the Company believes it has sufficient access to additional sources of capital, if necessary, there are no assurances that such additional capital will ultimately be available. In addition, the Company currently has less

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024 (UNAUDITED)

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, AND GOING CONCERN (cont.)

than 12 months from the date these financial statements were issued to complete a Business Combination and if the Company is unsuccessful in consummating an Initial Business Combination, it is required to liquidate and dissolve. In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Codification (“ASC”) 205-40, “Presentation of Financial Statements — Going Concern”, management has determined that these factors raise substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the issuance of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. As is customary for a special purpose acquisition company, if the Company is not able to consummate a Business Combination during the combination period, it will cease all operations and redeem the Public Shares. Management plans to continue its efforts to consummate a Business Combination during the combination period.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 and Article 10 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in annual financial statements prepared in accordance with GAAP have been omitted pursuant to the rules and regulation of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the period presented.

The Accompanying unaudited statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 as filed with the SEC on April 17, 2024 which contains the audited financial statements and notes thereto.

The interim results for the three and nine months ended September 30, 2024 are not necessarily indicative of the results to be expected for the year ended December 31, 2024 or for any future interim periods.

Principles of Consolidation

The accompanying unaudited consolidated condensed financial statements include the accounts of the Company and its wholly — owned subsidiaries. All intercompany transactions have been eliminated.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024 (UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable.

The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liabilities. Accordingly, the actual results could differ significantly from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Net Income Per Common Stock

Net income per common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding for the period. The Company applies the two-class method in calculating net income per common stock. Accretion associated with the redeemable shares of Class A common stock is excluded from income per common stock as the redemption value approximates fair value.

The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 20,900,000 shares in the calculation of diluted income per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted income per share is the same as basic income per share for the periods presented. As of September 30, 2024 and 2023 the Company did not have any dilutive securities or other contracts that could potentially be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted net income per common stock is the same as basic net income per common stock for the periods presented.

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024 (UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table reflects the calculation of basic and diluted net (loss) income per common stock (in dollars, except per share amounts):

	For the Three Months Ended September 30,
	2024		2023
	Shares Subject to Possible Redemption	Shares Not Subject to Possible Redemption	Shares Subject to Possible Redemption	Shares Not Subject to Possible Redemption
Basic and diluted net (loss) income per common stock
Numerator:
Allocation of net (loss) income	$5,257	$15,780	$2,191,939	$1,311,915
Denominator:
Basic and diluted weighted average common shares outstanding	1,915,386	5,750,000	9,607,057	5,750,000
Basic and diluted net (loss) income per common stock	$0.00	$0.00	$0.23	$0.23
	For the Nine Months Ended September 30,
	2024		2023
	Shares Subject to Possible Redemption	Shares Not Subject to Possible Redemption	Shares Subject to Possible Redemption	Shares Not Subject to Possible Redemption
Basic and diluted net income per common stock
Numerator:
Allocation of net income	$392,990	$880,489	$7,638	$18,230
Denominator:
Basic and diluted weighted average common shares outstanding	2,566,410	5,750,000	13,724,208	5,750,000
Basic and diluted net income per common stock	$0.15	$0.15	$0.00	$0.00

Class A Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC Topic 480. Shares of common stock subject to redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including shares of common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity.

At all other times, shares of common stock are classified as stockholders’ equity. The Company’s common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. The valuation of common stock subject to redemption includes the Company’s estimate of interest held in the Trust Account that is available for payment of taxes, and excludes dissolution expense of up to $100,000 since it is only taken into account in the event of the Company’s liquidation. As of September 30, 2024 and December 31, 2023, 1,915,386 and 6,489,246 shares of Class A common stock subject to possible redemption,

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024 (UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

respectively, are presented at redemption value as temporary equity, outside of stockholders’ deficit section of the Company’s balance sheet. At September 30, 2024 and December 31, 2023, the Common Stock reflected in the balance sheets are reconciled in the following table:

	Shares	Amount
Class A Common stock subject to possible redemption December 31, 2022	23,000,000	$237,124,704
Less:
Redemption of Common Stock	(16,510,754)	(174,141,949)
Plus:
Remeasurement of Class A common stock subject to possible redemption	—	8,491,741
Class A Common stock subject to possible redemption December 31, 2023	6,489,246	71,474,496
Less:
Redemption of Common Stock	(4,573,860)	(50,312,460)
Payable to redeeming shareholders	—	(395,138)
Plus:
Remeasurement of Class A common stock subject to possible redemption	—	791,449
Class A Common stock subject to possible redemption, March 31, 2024	1,915,386	21,558,347
Plus:
Remeasurement of Class A common stock subject to possible redemption	—	337,231
Class A Common stock subject to possible redemption, June 30, 2024	1,915,386	21,895,578
Plus:
Remeasurement of Class A common stock subject to possible redemption	—	382,131
Class A Common stock subject to possible redemption, September 30, 2024	1,915,386	$22,277,709

Warrant Liabilities

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguished Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, Derivatives and Hedging. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024 (UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, Fair Value Measurement (“ASC 820”), approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature. The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within the framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

The carrying amounts reflected in the balance sheets for cash, accounts payable, accrued expenses, and due to related party approximate fair value due to short-term nature.

Level 1 —

Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 —

Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 —	Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

See Note 8 for additional information on assets and liabilities measured at fair value.

Stock-based Compensation

The transfer of the Founder Shares to independent directors is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Founders Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of the date the financial statements were issued, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon completion of a Business Combination) in an amount equal to the number of Founders Shares that ultimately vest multiplied times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founders Shares.

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024 (UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The Company’s effective tax rate for the three and nine months ended September 30, 2024, was (84.1)% and (22.2)% respectively, and for the three and nine months ended September 30, 2023, was 5.7% and (97.1%). The effective tax rate differs from the statutory tax rate of 21% for the three and nine months ended September 30, 2024 and 2023, primarily due to the change in the fair value of the warrants, tax interest and penalties, the valuation allowance on the deferred tax assets and prior-year true-ups.

While ASC 740 identifies usage of an effective annual tax rate for purposes of an interim provision, it does allow for estimating individual elements in the current period if they are significant, unusual or infrequent. Computing the effective tax rate for the Company is complicated due to the potential impact of the Company’s change in fair value of warrants (or any other change in fair value of a complex financial instrument), the timing of any potential Business Combination expenses and the actual interest income that will be recognized during the year. The Company has taken a position as to the calculation of income tax expense in a current period based on ASC 740-270-25-3 which states, “If an entity is unable to estimate a part of its ordinary income (or loss) or the related tax (benefit) but is otherwise able to make a reasonable estimate, the tax (or benefit) applicable to the item that cannot be estimated shall be reported in the interim period in which the item is reported.” The Company believes its calculation to be a reliable estimate and allows it to properly take into account the usual elements that can impact its annualized book income and its impact on the effective tax rate. As such, the Company is computing its taxable income and associated income tax provision based on actual results through September 30, 2024.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the United States is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits and underpaid income taxes as income tax expense. There were no unrecognized tax benefits as of September 30, 2024 and December 31, 2023 and the Company recognized $163,845 in accrued interest and penalties at September 30, 2024. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. Since the Company was incorporated on March 12, 2021, the evaluation was performed for the 2021 and 2022 tax years, which are the only periods subject to examination.

Risks and Uncertainties

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% Excise Tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024 (UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any PIPE or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination, but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

During the second quarter of 2024, the Internal Revenue Service issued final regulations with respect to the timing and payment of the excise tax. These regulations provided that the filing and payment deadline for any liability incurred during the period from January 1, 2023 to December 31, 2023 would be October 31, 2024. Under the final regulations, liquidating distributions made by publicly traded domestic corporations are exempt from the Excise Tax. In addition, any redemptions that occur in the same taxable year as a liquidation is completed will also be exempt from such tax.

Management has established a liability in the amount of $2,251,177 and $1,741,420 related to the excise tax included in current liabilities on the Company’s balance sheets as of September 30, 2024 and December 31, 2023, respectively.

The Company is currently evaluating its options with respect to this obligation. Any amount of such excise tax not paid in full, will be subject to additional interest and penalties which are currently estimated at 10% interest per annum and a 5% underpayment penalty per month or portion of a month up to 25% of the total liability for any amount that is unpaid from November 1, 2024 until paid in full.

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which will require the company to disclose specified additional information in its income tax rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. ASU 2023-09 will also require the company to disaggregate its income taxes paid disclosure by federal, state and foreign taxes, with further disaggregation required for significant individual jurisdictions. ASU 2023-09 will become effective for Annual periods beginning after December 15, 2024. The company is still reviewing the impact of ASU 2023-09.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of September 30, 2024 and December 31, 2023.

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024 (UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Investments Held in Trust Account

As of September 30, 2024, the Company had $23,755,380 of Money Market Funds which are invested primarily in U.S. Treasury Securities held in the Trust Account. During the year ended September 30, 2024, the Company paid $50,707,598 from the funds held in Trust Account related to redemption of Class A Common Stock as a result of the February 2024 Special Meeting.

During the three and nine months ended September 30, 2024, the Company made $0 and $83,253, respectively, in withdrawals from the Trust Account to pay taxes and deposited $150,000 and $540,000, respectively, in the Trust Account as a result of the Special Meetings that occurred in February 2024 and August 2023 to extend the Business Combination date. During the three and nine months ended September 30, 2023, the Company withdrew $40,000 and $634,257, respectively, from the Trust Account to pay taxes and deposited $972,205 and $4,433,225, respectively, to extend the period to consummate a Business Combination. Additionally, since September 30, 2024 to the filing of this Form 10-Q, the Company has made an additional $150,000 in deposits in the Trust Account to extend the period to consummate the Business Combination to February 15, 2025.

As of December 31, 2023, the Company had $72,731,536 of Money Market Funds which were invested primarily in U.S. Treasury Securities held in the Trust Account. During the year ended December 31, 2023, the Company withdrew $634,257 of interest earned in the Trust Account to pay taxes. During the year ended December 31, 2023, the Company paid $174,141,949 from the funds held in Trust related to redemption of Class A common stock as a result of the Special Meeting that occurred in February 2023 and August 2023 to extend the Business Combination date.

NOTE 3 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 9,400,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant for $9,400,000 in the aggregate.

Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor were added to the proceeds from the Initial Public Offering to be held in the Trust Account such that at the time of closing $232,300,000 was held in the Trust Account. If the Company does not complete a Business Combination within the combination period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

NOTE 4 — RELATED PARTY TRANSACTIONS

Founder Shares

On March 12, 2021, the Sponsor paid an aggregate of $25,000 in exchange for issuance of 5,750,000 shares of Class B common stock (the “Founder Shares”). On April 5, 2021, the Sponsor transferred interests in the Sponsor that corresponded with 25,000 Founder Shares to each of Nathan Asplund, Rollin Bredenberg, Brian Feldott, and Edmund Underwood, Jr., our independent director nominees. In relation to the Initial Public Offering, an aggregate of 1,515,160 Founder Shares were cancelled by the Sponsor and transferred by us to our anchor investors in the IPO. Amounts previously reported as Class B common stock were retrospectively restated to account for this transaction. On March 7, 2022, Nathan Asplund tendered the return of his interest in the Sponsor (that corresponded with 25,000 Founder Shares) in relation to his resignation from the Board of Directors and the Sponsor transferred an interest in the Sponsor that corresponded with 25,000 Founder Shares to Troy Welch, who was elected to the Board of Directors on March 4, 2022 to fill the vacancy. Notwithstanding the foregoing, the Sponsor retains all voting and disposition rights in the Founders Shares held by the Sponsor.

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024 (UNAUDITED)

NOTE 4 — RELATED PARTY TRANSACTIONS (cont.)

The Company determined the fair value of the share-based compensation related to the transfer of interests in the Sponsor (that corresponded to Founder Shares), to the independent director nominees, based on assumptions including the probability of an acquisition, an estimated date of acquisition, the risk free rate on the acquisition date, a discount for a lack of marketability and other variables. The value of the share based compensation was $667,250 based on grant date fair value estimates of $6.63 and $6.80 at April 5, 2021 and March 7, 2022, respectively.

On November 15, 2022, the Company’s CEO Richard Bertel, CFO Christopher Bertel, Vice President Edmund Underwood, director Rollin Bredenberg, and director Troy Welch tendered their resignation from the Company. In relation to such resignations, Mr. Bredenberg, Mr. Welch, and Mr. Underwood each tendered the return of their interest in the Sponsor (that corresponded with 25,000 Founder Shares) on November 21, 2022. The Company replaced the departed directors with Ronald Curt Copley, and Jason Reeves.

On December 22, 2022, and December 24, 2022, the Sponsor transferred an interest in the Sponsor that corresponded with 25,000 Founder Shares to Ronald Curt Copley and Jason Reeves, respectively, as independent director nominees. The Company determined the fair value of the share-based compensation related to the transfer of the Sponsor interest (corresponding with Founder Shares), to the independent director nominees, based on numerous assumptions including the probability of an acquisition, an estimated date of acquisition, the risk-free rate on the acquisition date, a discount for a lack of marketability and other variables. The value of the share-based compensation was $74,637 based on grant date fair value estimates of $1.49 at both December 22, 2022, and December 24, 2022.

The holders of the Founder Shares have agreed not to transfer, assign, or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of an initial Business Combination and (B) subsequent to an initial Business Combination, (x) if the closing price of Class A common stock equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after an initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their common stock for cash, securities or other property.

On November 13, 2024, the holders of the Company’s Class B common stock converted all issued and outstanding shares of Class B common stock (5,750,000 shares), on a one-for-one basis, into shares of Class A common stock. The newly issued shares of Class A common stock continue to be referred to as Founder Shares. As such, the newly issued shares of Class A common stock are not redeemable and continue to carry restrictions regarding their assignment, transference and selling of the shares.

Related Party Loans

The Sponsor agreed to loan the Company up to $1,500,000 to be used for working capital purposes through the earlier of December 31, 2021 or the closing of the Initial Public Offering. At March 25, 2022 the Sponsor agreed to loan the Company up to $1,500,000 to be used for working capital purposes through April 1, 2023, as funds are necessary. Such loans would be non-interest bearing, unsecured, and will be repaid upon the consummation of a Business Combination. In the event that the Company does not consummate a Business Combination, all amounts loaned to the Company will be forgiven except to the extent that the Company has funds available to it, outside of its Trust Account established in connection with the IPO.

On January 12, 2023, the Company issued an unsecured promissory note to Trident Point 2, LLC (“Note Payable-Related Party”), a related party through common ownership, pursuant to which the Company was entitled to borrow up to an aggregate principal amount of $600,000 in order to fund working capital deficiencies or finance transaction costs in connection with an intended Business Combination. All unpaid principal under the Note Payable-Related Party was due and payable in full on the date on which the Company consummated an initial Business Combination. Pursuant to the terms of such note, Trident Point 2 had the option at any time prior to September 15, 2023 to convert amounts outstanding, up to $600,000, into warrants to purchase the Company’s shares of Class A common stock at a conversion price of $1.00 per warrant, with each warrant entitling the holder to purchase

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024 (UNAUDITED)

NOTE 4 — RELATED PARTY TRANSACTIONS (cont.)

one share of Class A common stock at a price of $11.50 per share, subject to the same adjustments applicable to the Private Placement Warrants sold concurrently with the Company’s IPO. In May 2023, the Company issued an amended and restated unsecured promissory note, dated as of January 12, 2023, to Trident Point 2, LLC removing the warrant conversion feature from the promissory note.

On February 8, 2024, the Company issued an additional unsecured promissory note to Trident Point 2, LLC (“Trident”), pursuant to which the Company is entitled to borrow up to an aggregate principal amount of $750,000 from Trident in order to fund costs reasonably related to an initial Business Combination for the Company, including without limitation both the daily operations of the Company prior to an initial Business Combination and potential monthly extensions to the time period for the Company to enter into and complete an initial Business Combination. No interest shall accrue on the unpaid principal balance of the promissory note. All unpaid principal under the promissory Note will be due and payable in full on the earlier of (i) November 15, 2024 or (ii) the date on which the Company consummates an initial Business Combination. On January 10, 2025, the Company amended and restated the Promissory Note to amend the Maturity Date (as defined in the Promissory Note) to the earlier of (i) May 15, 2025 or (ii) the date on which the Company consummates an initial Business Combination. At September 30, 2024 and December 31, 2023, the Company reported $1,040,710 and $600,000, respectively, as Note Payable — Related Party on the consolidated condensed balance sheets for the promissory notes to Trident.

On April 13, 2023, the Company issued an unsecure promissory note to the Sponsor (“Note Payable — Sponsor”), pursuant to which the Company is entitled to borrow up to an aggregate principal amount of $4,153,244. All unpaid principal under the Note Payable — Sponsor will be due and payable in full on the date on which the Company consummates an initial Business Combination. On August 14, 2023, the Company amended the original promissory note and increased the borrowing limit up to $8,400,000 from the Sponsor to fund costs related to the extension of the date by which the Company must consummate an initial Business Combination pursuant to the Amended and Restated Certificate of Incorporation. As of September 30, 2024 and December 31, 2023, the Company has borrowed and owes $5,393,225 and $4,853,225 under the Note Payable — Sponsor.

On September 14, 2023, the Company issued an unsecured promissory note to the Sponsor (“Working Capital Loan — Related Party”), pursuant to which the Company is entitled to borrow up to an aggregate principal amount of $17,935 from the Lender in order to fund costs reasonably related to an initial Business Combination for the Company. No interest shall accrue on the unpaid principal balance of this Promissory Note. All unpaid principal under the Promissory Note will be due and payable in full the date on which the Company consummates an initial Business Combination. At September 30, 2024 and December 31, 2023, the Company reported $17,935 as Working Capital Loan — Related Party on the consolidated condensed balance sheets.

A related party of the Company has paid operating expenses on behalf of the Company. These amounts were reflected on the consolidated condensed balance sheets as Advances from Related Parties. The advances are non-interest bearing and are payable on demand. As of September 30, 2024 and December 31, 2023, the Company had an outstanding balance under advances from related parties of $100,770.

On October 11, 2024, the Company issued the October 2024 Convertible Note to BH Inc., pursuant to which the Company is entitled to borrow up to an aggregate principal amount of $1,500,000. All unpaid principal under the October 2024 Convertible Note is due and payable in full on the date on which the Company consummates its proposed Business Combination with TSH Company. Pursuant to the terms of the October 2024 Convertible Note, this Note shall convert into 355,000 shares of UIGC’s common stock (as defined and amended in the Merger Agreement), provided that, should the Business Combination fail to close for any reason, the Company shall use reasonable efforts to satisfy its obligations under this October 2024 Convertible Note by cash payment in an amount equal to $3,900,000. Any balance under this Note may be prepaid at any time. Additionally, if a Business Combination is not consummated, the October 2024 Convertible Note will be repaid solely to the extent that the Company has funds available to it outside of its Trust Account.

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024 (UNAUDITED)

NOTE 4 — RELATED PARTY TRANSACTIONS (cont.)

Administrative Services Agreement

The Company entered into an agreement commencing on the date that the Company’s securities were first listed on the New York Stock Exchange through the earlier of consummation of an initial Business Combination or the liquidation, which provides that the Company will pay the Sponsor $10,000 per month for office space, secretarial and administrative services provided to the Company. In addition, the Sponsor, officers and directors, or their respective affiliates will be reimbursed for any out-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on possible Business Combination targets. The Company’s audit committee reviews on a quarterly basis all payments made by the Company to the Sponsor, executive officers or directors, or their affiliates. Any such payments prior to an initial Business Combination will be made using funds held outside the Trust Account. For the three and nine months ended September 30, 2024 and 2023, the Company recognized $30,000 and $90,000, respectively, related to the administrative services agreement included in operating expenses on the statement of operations. At September 30, 2024 and December 31, 2023, the Company owed $90,000 and $0 as reported in accrued expenses on the consolidated condensed balance sheets.

NOTE 5 — COMMITMENTS & CONTINGENCIES

Registration and Stockholder Rights

The holders of the Founder Shares (including the Class B common stock converted to Class A common stock), Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) will be entitled to registration rights pursuant to a registration and stockholder rights agreement signed in relation to the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of an initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company paid an underwriting discount of $0.20 per unit, or $4.6 million in the aggregate in relation to the Initial Public Officer, with an additional fee of $0.35 per unit, or approximately $8.05 million in the aggregate, payable to the underwriters for deferred underwriting commissions in relation to the Initial Public Offering. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

The Company accounted for the 20,900,000 warrants issued in connection with the Initial Public Offering (the 11,500,000 Public Warrants and the 9,400,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company classified each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statements of operations.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination; provided that the Company has an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024 (UNAUDITED)

NOTE 5 — COMMITMENTS & CONTINGENCIES (cont.)

from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permit holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of an initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement.

If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th day after the closing of an initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Investment Banking Advisory Agreement

The Company has entered into an investment banking advisory services agreement pursuant to which fees will be paid upon the closing of an acquisition during the term of the agreement through 24 months after the termination of the agreement. Fees will be charged at the greater of $4,250,000 or up to 0.65% of the acquisition value if the acquisition value exceeds $900 million. The investment banking advisory fees are contingent on both the consummation and the specific terms of an initial Business Combination, neither of which can be reasonably predicted at this time. Accordingly, no accrual has been made for these arrangements in the financial statements.

NOTE 6 — WARRANT LIABILITIES

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity- linked securities for capital raising purposes in connection with the closing of an initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024 (UNAUDITED)

NOTE 6 — WARRANT LIABILITIES (cont.)

of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Stockholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Redemption of Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $18.00: Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•        the last sales price of the common stock reported has been at least $18.00 per share on each of twenty trading days within the thirty trading-day period ending on the third trading day prior to the date on which notice of the redemption for the Public Warrants is given.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable, the Company may not exercise its redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification. The Company will use its commercially reasonable best efforts to register or qualify such shares of common stock under the blue sky laws to the extent an exemption is not available.

If the Company calls the warrants for redemption as described above, management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” management will consider, among other factors, the Company’s cash position, the number of warrants that are outstanding and the dilutive effect on its stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of the warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

None of the Private Placement Warrants will be redeemable by the Company so long as they are held by the Sponsor, the affiliates of the Sponsor, or its permitted transferees.

NOTE 7 — STOCKHOLDERS’ DEFICIT

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. At September 30, 2024 and December 31, 2023, there was no preferred stock issued or outstanding.

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024 (UNAUDITED)

NOTE 7 — STOCKHOLDERS’ DEFICIT (cont.)

Class A common stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. At September 30, 2024 and December 31, 2023, there were 1,915,386 and 6,489,246 shares of Class A common stock issued and outstanding, including 1,915,386 and 6,489,246 subject to possible redemption, respectively.

Class B common stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. On September 30, 2024 and December 31, 2023, there were 5,750,000 shares of Class B common stock issued and outstanding.

Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Except as described below, holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of the stockholders except as required by law.

The Class B common stock will automatically convert into Class A common stock, which such shares of Class A common stock delivered upon conversion will not have any redemption rights or be entitled to liquidating distributions if the Company does not consummate an initial Business Combination, at the time of the initial Business Combination or earlier at the option of the holders thereof at a ratio such that the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of common stock issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of shares of Class A common stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of an initial Business Combination, excluding any shares of Class A common stock or equity-linked securities exercisable for or convertible into shares of Class A common stock issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the management team upon conversion of Working Capital Loans. In no event will the shares of Class B common stock convert into Class A common stock at a rate of less than one-to-one.

On November 13, 2024, the holders of the Company’s Class B common stock converted all issued and outstanding shares of Class B common stock (5,750,000 shares), on a one-for-one basis, into shares of Class A common stock. The newly issued shares of Class A common stock continue to be referred to as Founder Shares (discussed in Note 4). As such, the newly issued shares of Class A common stock are not redeemable and continue to carry restrictions regarding their assignment, transference and selling of the shares.

NOTE 8 — FAIR VALUE MEASUREMENTS

The following tables presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of September 30, 2024 and December 31, 2023, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

September 30, 2024

	Fair Value
Description	Level 1	Level 2	Level 3
Assets
Investments held in Trust Account	$23,755,380	$—	$—
Liabilities
Warrant Liability – Public Warrants	$—	$—	$460,000
Warrant Liability – Private Placement Warrants	$—	$—	$376,000

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024 (UNAUDITED)

NOTE 8 — FAIR VALUE MEASUREMENTS (cont.)

December 31, 2023

	Fair Value
Description	Level 1	Level 2	Level 3
Assets
Investments held in Trust Account	$72,731,536	$—	$—
Liabilities
Warrant Liability – Public Warrants	$1,150,000	$—	$—
Warrant Liability – Private Placement Warrants	$—	$—	$940,000

As of September 30, 2024 and December 31, 2023, the Company’s Public Warrants were traded on a market exchange. At December 31, 2023, the Company utilized quoted active market exchange trade pricing to value the Public Warrants (Level 1 inputs). At March 31, 2024, the Company utilized quoted market exchange trade pricing to value the Public Warrants. However, due to insufficient trading activity, these valuations could not be classified as Level 1 and were thus reclassified as (Level 2). As of September 30, 2024, there was still insufficient trading activity for the Company to utilize the market exchange to determine the fair value of the Public Warrants. Consequently, the Company utilized an independent third party to value the Public Warrants using a binomial options pricing model, which involves Level 3 inputs.

At September 30, 2024 and December 31, 2023, the Company utilized an independent third party to value the Private Placement Warrants with a binomial options pricing model (Level 3 inputs).

Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate, dividend yield and probability of consummating a Business Combination. The Company estimates the volatility of its common stock based on historical volatility that matches the expected remaining life of the Public and Private Placement Warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

The Private Placement Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities in the Company’s balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statements of operations.

The following table provides significant inputs to the independent third party’s pricing model for the fair value of the Public Warrants and Private Placement Warrants:

At September 30, 2024
Share Price	$11.02
Exercise Price	$11.50
Years to Expiration	5.13
Volatility	12.2%
Risk-Free Rate	3.52%
Dividend Yield	0.00%

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024 (UNAUDITED)

NOTE 8 — FAIR VALUE MEASUREMENTS (cont.)

The following table provides significant inputs to the independent third party’s pricing model for the fair value of the Private Placement Warrants:

At December 31, 2023
Share Price	$10.99
Exercise Price	$11.50
Years to Expiration	5.13
Volatility	2.6%
Risk-Free Rate	3.77%
Dividend Yield	0.00%

The following table provides a summary of the changes in the fair value of the Company’s Level 3 financial instruments that are measured at fair value on a recurring basis at September 30, 2024 and 2023:

Warrant Liabilities
Fair Value at January 1, 2024 – Private Placement Warrants	$940,000
Change in Fair Value – Private Placement Warrants	(921,200)
Fair Value at March 31, 2024 – Private Placement Warrants	$18,800
Change in Fair Value – Private Placement Warrants	451,200
Reclassification of Public Warrants to Level 3	575,000
Fair Value at June 30, 2024 – Public Warrants and Private Placement Warrants	$1,045,000
Reclassification of Public Warrants to Level 3	(209,000)
Fair Value at September 30, 2024 – Public Warrants and Private Placement Warrants	$836,000
Warrant Liabilities
Fair Value at January 1, 2023 – Private Placement Warrants	$1,316,000
Change in Fair Value – Private Placement Warrants	1,504,000
Fair Value at March 31, 2023 – Private Placement Warrants	$2,820,000
Change in Fair Value – Private Placement Warrants	846,000
Fair Value at June 30, 2023 – Private Placement Warrants	$3,666,000
Change in Fair Value – Private Placement Warrants	(1,316,000)
Fair Value at September 30, 2023 – Private Placement Warrants	$2,350,000
Change in Fair Value – Private Placement Warrants	(1,410,000)
Fair Value at December 31, 2023 – Private Placement Warrants	$940,000

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting periods.

Investments Held in Trust Account

At September 30, 2024, the Company’s Trust Account held investments in Money Market Funds which are invested primarily in U.S. Treasury Securities. The assets held in the Trust Account at September 30, 2024 and December 31, 2023 within the balance sheets represent a Level 1 fair value measurement based upon the observable valuation nature of the respective investments.

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024 (UNAUDITED)

NOTE 9 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review the Company did not identify any subsequent events, other than disclosed in the Notes to the Consolidated Condensed Financial Statements, that would have required adjustment or disclosure in the financial statements.

Report of Independent Registered Public Accounting Firm

To the Shareholder of Uinta Infrastructure Group Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Uinta Infrastructure Group Corp. (the Company) as of November 6, 2024, and the related notes to the financial statement (collectively, the financial statement). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company as of November 6, 2024, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statement, the Company has not received funding and has a working capital deficit. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 1. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

The financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatements, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

/s/ Ham, Langston & Brezina, L.L.P.

We have served as the Company’s auditor since 2024.

Houston, Texas
November 20, 2024

UINTA INFRASTRUCTURE GROUP CORP.
BALANCE SHEET

November 6, 2024
ASSETS
Total current assets	$—
TOTAL ASSETS	$—

LIABILITIES AND STOCKHOLDER’S DEFICIT
Accounts payable	$1,382
Total current liabilities	1,382
TOTAL LIABILITIES	$1,382

STOCKHOLDER’S DEFICIT
Common stock, par value $0.0001; 1,000 shares authorized; 1 share issued and outstanding	—
Additional paid-in capital	—
Accumulated deficit	(1,382)
Total stockholder’s deficit	(1,382)
TOTAL LIABILITIES AND STOCKHOLDER’S DEFICIT	$—

See accompanying notes to the balance sheet

UINTA INFRASTRUCTURE GROUP CORP.
NOTES TO BALANCE SHEET

Note 1. Organization

Description of Business

Uinta Infrastructure Group Corp. (“Holdings”) was incorporated in Delaware on November 6, 2024, and Holdings’ registered office is at 800 Capital Street, Suite 2400, Houston, TX 77002-2925. Holdings was formed as a wholly-owned subsidiary of Integrated Rail and Resources Acquisition Corp., a Delaware corporation (“Integrated Rail”).

The Company has selected December 31 as its fiscal year end.

Proposed Business Combination

On August 12, 2024, Integrated Rail entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among (i) Integrated Rail, (ii) Uinta Integrated Infrastructure Inc., a Delaware corporation (“ Former Holdings”), (iii) Uinta Integrated Infrastructure Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Former Holdings (“Former Lower Holdings”), (iv) RR Integration Merger Co., a Delaware corporation and wholly owned subsidiary of Former Holdings (“Former SPAC Merger Sub”), (v) RRG Merger LLC, a Delaware limited liability company and wholly owned subsidiary of Former Lower Holdings (“Former Company Merger Sub,” and together with Former SPAC Merger Sub, the “Former Merger Subs”; the Former Merger Subs, Integrated Rail, Former Lower Holdings and Former Holdings are collectively referred to herein as the “Former SPAC Parties”), (vi) Tar Sands Holdings II, LLC, a Utah limited liability company (the “Tar Sands”), and (vii) Endeavor Capital Group, LLC (the “Company Member Representative”) (each entity named in (i) through (vii) above, a “Former Party,” and collectively, the “ Former Parties”).

On November 8, 2024, the parties to the Merger Agreement entered into an Amendment to and Waiver of Agreement and Plan of Merger (the “Amendment”) pursuant to which the parties agreed, among other things, to amend the Merger Agreement to replace the Former SPAC Parties as follows: (i) Former Holdings will be replaced by Uinta Infrastructure Group Corp., a Delaware corporation (“Holdings”); (ii) Former Lower Holdings will be replaced by Uinta Lower Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Holdings; (iii) Former SPAC Merger Sub will be replaced by Uinta Merger Co., a Delaware corporation and wholly owned subsidiary of Holdings; and (iv) Former Company Merger Sub will be replaced by Uinta Merger LLC, a Delaware limited liability company and wholly owned subsidiary of Lower Holdings.

Liquidity, Capital Resources and Going Concern

As of November 6, 2024, Holdings had no cash, a working capital deficit of $1,382 and no sources of funding other than funds that may be obtained from Integrated Rail.

These conditions raise substantial doubt about Holdings’ ability to continue as a going concern one year from the date this balance sheet was issued. This balance sheet does not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should Holdings be unable to continue as a going concern.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The balance sheet is presented in U.S. dollars and has been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting rules and regulations of the SEC.

UINTA INFRASTRUCTURE GROUP CORP.
NOTES TO BALANCE SHEET

Note 2. Summary of Significant Accounting Policies (cont.)

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company recognizes and measures a tax benefit from uncertain tax positions when it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company recognizes a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. The Company adjusts these liabilities when its judgment changes as a result of the evaluation of new information not previously available. Due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the current estimate or future recognition of an unrecognized benefit. At November 6, 2024, management has not identified any uncertain tax positions.

The Company is subject to both federal and state income taxes.

Accounts Payable

The carrying amounts of accounts payable approximate their fair values due to the short maturity of these items.

Recently Issued Accounting Pronouncements

Holdings has reviewed recently issued accounting pronouncements and plans to adopt those that are applicable to it. Holdings does not expect the adoption of any recently issued pronouncements to have a material impact on its results of operations or financial position.

Note 3. Stockholder’s Deficit

Common stock

Holdings is authorized to issue 1,000 shares of common stock with par value of $0.0001 each. As of November 6, 2024 there was 1 share of common stock issued and outstanding. Each share of common stock entitles the holder to one vote.

Note 4. Subsequent events

Holdings evaluated subsequent events and transactions that occurred after the balance sheet date up to the date the balance sheet was issued (November 20, 2024). Holdings did not identify any subsequent events, other than discussed below, that would have required adjustment or disclosure in the balance sheet.

On November 7, 2024, Uinta Lower Holdings, Inc., a Delaware corporation and Uinta Merger Co., a Delaware corporation were formed as wholly owned subsidiaries of Holdings and Uinta Merger LLC, a Delaware limited liability company was formed as a wholly owned subsidiary of Uinta Lower Holdings, Inc. See Note 1 for the purpose of these entities.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

Integrated Rail and Resources Acquisition Corp.,

UINTA INTEGRATED INFRASTRUCTURE HOLDINGS INC.,

UINTA INTEGRATED INFRASTRUCTURE INC.,

RR INTEGRATION MERGER CO,

RRG MERGER LLC,

AND

TAR SANDS HOLDINGS II, LLC

Dated as of August 12, 2024

Annex A Page Nos
ARTICLE I CERTAIN DEFINITIONS		A-2
1.01	Definitions	A-2
1.02	Construction	A-11
1.03	Knowledge	A-12
1.04	Equitable Adjustments	A-12
ARTICLE II THE MERGERS		A-12
2.01	The SPAC Merger	A-12
2.02	The Company Merger	A-13
2.03	Effective Time	A-13
2.04	Effect of the Mergers	A-13
2.05	Governing Documents	A-13
2.06	Directors and Officers of Holdings, SPAC and Merger Subs	A-13
2.07	Effect of Company Merger on Issued and Outstanding Company Membership Interests and Limited Liability Company Interests of Company Merger	A-14
2.08	Effect of SPAC Merger on Issued and Outstanding Securities of SPAC and SPAC Merger Sub	A-14
2.09	Effect of Mergers on Issued and Outstanding Securities of Holdings	A-15
2.10	Exchange Procedures	A-15
2.11	Taking of Necessary Action; Further Action	A-15
2.12	Closing	A-15
2.13	Withholding	A-16
2.14	Payment of Expenses	A-16
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-16
3.01	Corporate Organization of the Company	A-16
3.02	Subsidiaries	A-17
3.03	Due Authorization	A-17
3.04	No Conflict	A-17
3.05	Governmental Authorities; Consents	A-18
3.06	Capitalization	A-18
3.07	Financial Statements	A-19
3.08	Undisclosed Liabilities	A-19
3.09	Litigation and Proceedings	A-19
3.10	Compliance with Laws	A-19
3.11	Intellectual Property	A-20
3.12	Contracts; No Defaults	A-20
3.13	Employee Matters and Company Benefit Plans	A-21
3.14	Independent Contractor Matters	A-22
3.15	Taxes	A-22
3.16	Brokers	A-23
3.17	Insurance	A-23
3.18	Real Property; Easements	A-23
3.19	Environmental Matters	A-24
3.20	Absence of Changes	A-24
3.21	Affiliate Agreements	A-24
3.22	Permits	A-24
3.23	Bank Accounts; Powers of Attorney	A-25
3.24	Privacy; Data Security	A-25

Annex A-i

Annex A Page Nos
3.25	Exchange Act	A-25
3.26	NO OTHER REPRESENTATIONS OR WARRANTIES	A-25
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SPAC, HOLDINGS AND MERGER SUBS		A-26
4.01	Corporate Organization	A-26
4.02	Due Authorization	A-26
4.03	No Conflict	A-26
4.04	Litigation and Proceedings	A-27
4.05	Governmental Authorities; Consents	A-27
4.06	Trust Account	A-27
4.07	Brokers	A-27
4.08	SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities	A-27
4.09	Business Activities	A-28
4.10	Taxes	A-29
4.11	Capitalization	A-30
4.12	Listing	A-32
4.13	Fairness Opinion	A-32
4.14	Board Approval	A-32
4.15	Investment Company; Emerging Growth Company	A-33
4.16	No Outside Reliance	A-33
ARTICLE V COVENANTS OF THE COMPANY		A-33
5.01	Conduct of Business	A-33
5.02	Inspection	A-35
5.03	No SPAC Common Stock Transactions	A-36
5.04	No Claim Against the Trust Account	A-36
5.05	Proxy Solicitation; Other Actions	A-36
ARTICLE VI COVENANTS OF SPAC, HOLDINGS AND MERGER SUBS		A-37
6.01	Indemnification and Insurance	A-37
6.02	Conduct of SPAC and Holdings During the Interim Period	A-38
6.03	Trust Account	A-39
6.04	Inspection	A-39
6.05	SPAC and Holdings National Exchange Listing	A-39
6.06	SPAC Public Filings	A-39
6.07	Amended & Restated Certificate of Incorporation and Amended & Restated Holdings Bylaws	A-39
6.08	Company Member Redemption	A-40
ARTICLE VII JOINT COVENANTS		A-40
7.01	Support of Transaction	A-40
7.02	Preparation of Form S-4 & Proxy Statement; Special Meeting	A-40
7.03	Change in Recommendation	A-41
7.04	Exclusivity	A-42
7.05	Tax Matters	A-42
7.06	Publicity	A-44
7.07	Post-Closing Cooperation; Further Assurances	A-44
7.08	Public Announcements	A-44
7.09	Stock Incentive Plan	A-44
7.10	Financing	A-45
7.11	HSR Act and Regulatory Approvals	A-45

Annex A-ii

Annex A Page Nos
ARTICLE VIII CONDITIONS TO OBLIGATIONS		A-46
8.01	Conditions to Obligations of All Parties	A-46
8.02	Additional Conditions to Obligations of the SPAC	A-47
8.03	Additional Conditions to the Obligations of the Company	A-47
ARTICLE IX TERMINATION/EFFECTIVENESS		A-48
9.01	Termination	A-48
9.02	Effect of Termination	A-49
ARTICLE X MISCELLANEOUS		A-49
10.01	Waiver	A-49
10.02	Notices	A-49
10.03	Assignment	A-50
10.04	Rights of Third Parties	A-50
10.05	Expenses	A-50
10.06	Governing Law	A-50
10.07	Captions; Counterparts	A-51
10.08	Schedules and Exhibits	A-51
10.09	Entire Agreement	A-51
10.10	Amendments	A-51
10.11	Severability	A-52
10.12	WAIVER OF TRIAL BY JURY	A-52
10.13	Enforcement	A-52
10.14	Non-Recourse	A-52
10.15	Non-survival of Representations, Warranties and Covenants	A-52
10.16	Acknowledgements	A-53

Annex A-iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of August 12, 2024, is entered into by and among (i) Integrated Rail and Resources Acquisition Corp., a Delaware corporation (“SPAC”), (ii) Uinta Integrated Infrastructure Inc., a Delaware corporation (“Holdings”), (iii) Unita Integrated Infrastructure Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings (“Lower Holdings”), (iv) RR Integration Merger Co., a Delaware corporation and a wholly-owned subsidiary of Holdings (“SPAC Merger Sub”), (v) RRG Merger LLC, a Delaware limited liability company and a wholly-owned subsidiary of Lower Holdings (“Company Merger Sub”; Company Merger Sub and SPAC Merger Sub are together referred to herein as the “Merger Subs”; the Merger Subs, SPAC, Lower Holdings and Holdings are collectively referred to herein as the “SPAC Parties”), (vi) Tar Sands Holdings II, LLC, a Utah limited liability company (the “Company”), and (vii) Endeavor Capital Group, LLC (the “Company Member Representative”). Each of SPAC, Lower Holdings, Holdings, SPAC Merger Sub, Company Merger Sub, the Company and the Company Member Representative, is sometimes referred to herein individually as a “Party,” and they are collectively referred to herein as the “Parties”. Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, SPAC is a special purpose acquisition company incorporated to acquire one or more operating businesses through a Business Combination (as defined below);

WHEREAS, Holdings is a newly incorporated Delaware corporation and has been formed for the sole purpose of effecting the Business Combination;

WHEREAS, Lower Holdings is a newly incorporated Delaware corporation that is owned 100% by Holdings, and has been formed for the sole purpose of effectuating the Business Combination;

WHEREAS, SPAC Merger Sub is a newly incorporated Delaware corporation that is owned 100% by Holdings, and has been formed for the sole purpose of effecting the SPAC Merger (as defined below);

WHEREAS, Company Merger Sub is a newly formed Delaware limited liability company that is owned 100% by Lower Holdings, and has been formed for the sole purpose of effecting the Company Merger (as defined below);

WHEREAS, immediately prior to the Closing and pursuant to the Rollover Agreement, the Company Members will contribute the Rollover Interests to Holdings in exchange for the Company Common Stock Consideration or, as applicable, the Company Member Redemption Consideration (the “Rollover”);

WHEREAS, upon the terms and subject to the conditions set forth herein, the Parties desire and intend to effect a Business Combination pursuant to which (i) SPAC Merger Sub will merge with and into SPAC, with SPAC continuing as the surviving entity (the “SPAC Merger”), and with the security holders of SPAC receiving substantially equivalent securities of Holdings, and (ii) Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Company Merger”; the Company Merger and the SPAC Merger are together referred to herein as the “Mergers”), and with the members of the Company receiving cash;

WHEREAS, in connection with the Company Merger, the Company Operating Agreement shall be amended and restated in entirety in accordance with an Amended and Restated Company Operating Agreement, in form reasonably satisfactory to the Parties (the “Amended & Restated Company Operating Agreement”);

WHEREAS, as a result of the SPAC Merger, SPAC will become a wholly-owned subsidiary of Holdings, and subject to Closing and satisfaction of listing requirements, Holdings will become a publicly traded company listed on a National Exchange;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor has entered into that certain Sponsor Support Agreement, pursuant to which, among other things the Sponsor has agreed to be bound by its respective obligations under this Agreement (the “Sponsor Support Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, certain Company Members (as defined herein) have entered into that certain Company Support Agreement, pursuant to which, among other things, such holders have agreed to be bound by their respective obligations under this Agreement (the “Company Support Agreement”);

Annex A-1

WHEREAS, in connection with the SPAC Merger, Holdings, SPAC, and the Warrant Agent will enter into an amendment to the SPAC Warrant Agreement, in form reasonably satisfactory to the Parties (the “Warrant Amendment”), which will govern the terms and conditions of the Holdings Warrants;

WHEREAS, in connection with the Closing, Holdings, Sponsor and certain equityholders of the Company will enter into a registration rights agreement in form reasonably satisfactory to the Parties (the “Registration Rights Agreement”);

WHEREAS, the respective boards of directors, executive committees or similar governing bodies of each of the Parties have approved and declared advisable, and have deemed to be in the best interests of each Party and its respective security holders, the Transactions, upon the terms and subject to the conditions of this Agreement, and in accordance with, as applicable, the Delaware General Corporation Law (the “DGCL”), the Utah Revised Uniform Limited Liability Company Act (the “ULLCA”), and the Delaware Limited Liability Company Act (the “DLLCA”);

WHEREAS, on the date hereof, all of the holders of Company Membership Interests have approved this Agreement and the Transactions (including the Company Merger);

WHEREAS, in furtherance of the Transactions, and in conjunction with, inter alia, obtaining the approval of the SPAC Stockholders for the Mergers, SPAC shall provide an opportunity to its stockholders to have their SPAC Common Stock redeemed for consideration pursuant to the terms and subject to the conditions and limitations set forth in this Agreement, the SPAC Organizational Documents, the Trust Agreement, and the Proxy Statement/Prospectus (the “Offer”);

WHEREAS, prior to the Closing, SPAC (or one of its Affiliates) and Shell Trading US Company shall have entered into the feedstock and offtake agreement and any other agreements necessary or desirable to effectuate the transactions contemplated thereby (collectively, the “Shell Commitment Agreement”); and

WHEREAS, each of the Parties intends that, for U.S. federal income Tax purposes, (a) if the Company Member Redemption does not occur, (i) the SPAC Merger and the Rollover, together, qualify as an integrated transaction described in Section 351 of the Code, with the Company Members recognizing no gain or loss with respect to their receipt of the Company Common Stock Consideration from Holdings pursuant to Section 351(a) of the Code and (ii) the Company Merger be a sale by the Company Members of partnership interests in the Company to Lower Holdings in exchange for the cash consideration under this Agreement in a separate transaction governed by Sections 741 and 751 of the Code, and (b) if the Company Member Redemption does occur, (i) the SPAC Merger qualify as a transaction described in Section 351 of the Code and (ii) the Company Merger be a sale by the Company Members of partnership interests in the Company to Lower Holdings in exchange for the Company Merger Cash Consideration, and the Company Member Redemption be a sale by the Company Members of partnership interests in the Company to Holdings in exchange for the Company Member Redemption Consideration, in transactions governed by Sections 741 and 751 of the Code (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated into this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.01            Definitions. As used herein, the following terms shall have the following meanings:

“Acquisition Transaction” has the meaning specified in Section 7.04(a).

“Action” means any claim, action, suit, assessment, charge, complaint, inquiry, investigation, examination, hearing, petition, suit, mediation, arbitration or proceeding, in each case that is by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Agreement” has the meaning specified in the preamble hereto.

Annex A-2

“Amended & Restated Company Operating Agreement” has the meaning specified in the Recitals hereto.

“Amended & Restated Holdings Bylaws” has the meaning specified in Section 2.05(b).

“Amended & Restated Holdings Certificate of Incorporation” has the meaning specified in Section 2.05(b).

“Ancillary Agreements” means the Company Support Agreement, the Registration Rights Agreement, the Sponsor Support Agreement and all other agreements, certificates and instruments executed and delivered by SPAC, Holdings, SPAC Merger Sub, Company Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Available Closing Date Cash” means, as of immediately prior to the Closing, an aggregate amount equal to the result of (without duplication) (i) the cash to be released from the Trust Account net of any redemptions of SPAC Common Stock by any Redeeming SPAC Stockholders (the “Trust Cash”), plus (ii) the net proceeds raised by Company, SPAC and/or Holdings in any Financing, including, for the avoidance of doubt, any Financing obtained on or prior to the Closing Date, plus (iii) an amount of cash sufficient to operate the Surviving Company for twelve (12) months post-Closing.

“Business Combination” has the meaning ascribed to such term in the SPAC Certificate of Incorporation.

“Business Combination Proposal” has the meaning specified in Section 7.04(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized or required by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748), any current federal, state or local Laws or guidance relating to the COVID-19 pandemic and any similar or successor legislation, including any presidential memoranda or executive orders, relating to the COVID-19 pandemic, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability, and Schools Act and including the Memorandum for the Secretary of the Treasury signed on August 8, 2020, Notice 2020-65, Notice 2021-11 and the Consolidated Appropriations Act, 2021.

“Claim” has the meaning specified in Section 5.04.

“Closing” has the meaning specified in Section 2.12.

“Closing Company Indebtedness” means, as of the Reference Time, the aggregate amount of all Indebtedness of the Group Companies.

“Closing Date” has the meaning specified in Section 2.12.

“Closing Press Release” has the meaning specified in Section 7.08.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the preamble hereto.

“Company Certificate of Merger” has the meaning specified in Section 2.03.

“Company Common Stock Consideration” means 800,000 shares of Holdings Class A Common Stock at a value of $10 per share issued to the Company Members pursuant to the Rollover Agreement.

“Company Common Stock Consideration Amount” means $8,000,000.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company in connection with this Agreement.

“Company Manager” means Kevin S. Baugh.

Annex A-3

“Company Material Adverse Effect” means any event, condition, occurrence, change or effect (collectively, “Effect”) that in the aggregate, and taken together with all other Effects, has had a material adverse effect upon the Group Companies, taken as a whole or actually prevents the ability of Company to consummate the Transactions, and in each case, only if such Effect would reasonably be expected to have long-term effects on the Group Companies; provided, however, solely with respect to the foregoing clause, none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (a) any changes in applicable Law or GAAP; (b) any Effect generally affecting the industries or markets in which the Group Companies operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, tariffs or trade wars, prices of any security or market index or commodity or any disruption of such markets) and stoppage or shutdown of any U.S. governmental activity (including any COVID-19 Measures) or any defaults by the U.S. government or delays or failure to act by any Governmental Authority; (d) any geopolitical conditions, outbreak of hostilities, acts of war (whether or not declared), sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural or man-made disasters, weather conditions, epidemics, pandemics (including with respect to COVID-19) and other force majeure events (including any escalation or general worsening thereof); (e) any actions taken or not taken by the Group Companies as required by this Agreement or any Ancillary Agreement or which SPAC has approved, consented to or requested (or any action not taken as a result of SPAC’s failure to consent to any action requiring SPAC’s consent hereunder); (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of this Agreement or the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Group Companies with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees or other third parties related thereto; (g) any event or circumstance of which SPAC had knowledge as of the date hereof; (h) any event or circumstance that, as of a given time of determination, no longer exists or the Company has cured; (i) any failure by the Group Companies to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position for any period, or any changes in credit rating of or with respect to the Group Companies, as applicable, or any of their Indebtedness or securities (provided that this clause (i) shall not prevent a determination that any Effect underlying such failure (other than an Effect listed in clauses (a) through (k)) has resulted in a Company Material Adverse Effect); (j) matters to the extent disclosed in the Company Disclosure Schedule; and (k) the effect of any COVID-19 Measure.

“Company Member” means a holder of Company Membership Interests.

“Company Member Redemption” has the meaning specified in Section 6.08.

“Company Member Redemption Consideration” means an amount of cash equal to the aggregate of the Company Common Stock Consideration Amount.

“Company Member Representative” means Endeavor Capital Group, LLC.

“Company Membership Interests” means the limited liability company interests of the Company represented by percentage interests as set forth in the Company Operating Agreement.

“Company Merger” has the meaning specified in the Recitals hereto.

“Company Merger Cash Consideration” means an amount of cash equal to (a) the Enterprise Value, minus the Company Common Stock Consideration Amount, minus (b) Closing Company Indebtedness.

“Company Merger Consideration” means the Company Merger Cash Consideration.

“Company Merger Sub” has the meaning specified in the preamble hereto.

“Company Operating Agreement” means the Amended and Restated Operating Agreement of Tar Sands Holdings II, LLC, dated November 15, 2021, as may be further amended from time to time.

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article III of this Agreement, as qualified by the Company Disclosure Schedule.

“Company Subsidiary” has the meaning specified in Section 3.06(c).

“Company Support Agreement” has the meaning specified in the Recitals hereto.

“Contracts” means any written legally binding contracts, agreements, subcontracts, leases, and purchase orders, including any contract with any Governmental Authority.

Annex A-4

“Conversion Spreadsheet” has the meaning specified in Section 2.07(a).

“COVID-19 Measures” means (a) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, lock down, closure, sequester, safety or similar applicable Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and the Families First Act, or any other reasonable response to COVID-19, and (b) the reversal or discontinuation of any of the foregoing.

“DGCL” has the meaning specified in the Recitals hereto.

“DLLCA” has the meaning specified in the Recitals hereto.

“D&O Indemnifiable Claim” has the meaning specified in Section 6.01(a).

“Easement” means any easement, servitude, right-of-way, surface use agreement or other similar non-possessory interest.

“Effective Date” means the effective date of the Form S-4.

“Effective Time” has the meaning specified in Section 2.03.

“Enforceability Exceptions” has the meaning specified in Section 3.03.

“Enterprise Value” means $20,000,000.

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources) or the use, handling, treatment, storage, emission, discharge, disposal or release of, or exposure to, Hazardous Materials, each as in effect on the date hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 2.10(a).

“Financial Statements” has the meaning specified in Section 3.07.

“Financing” has the meaning specified in Section 7.10.

“Form S-4” means the registration statement on Form S-4 of Holdings with respect to registration of the offer and sale of the shares of Holdings Common Stock and Holdings Public Warrants to be issued in connection with the Transactions.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, non-governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws as in effect as of the date hereof, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, perfluorooctanoic acid, perfluorooctanesulfonic acid, polychlorinated biphenyls, flammable or explosive substances, or pesticides.

“Holdings” has the meaning specified in the preamble hereto.

“Holdings Class A Common Stock” means Holdings’ Class A Common Stock, par value $0.0001 per share, as described in the Amended & Restated Holdings Certificate of Incorporation.

Annex A-5

“Holdings Common Stock” means collectively, Holdings Class A Common Stock.

“Holdings Organizational Documents” means collectively, the Amended & Restated Holdings Certificate of Incorporation and the Amended & Restated Holdings Bylaws.

“Holdings Private Warrant” means a whole warrant entitling the holder to purchase one (1) share of Holdings Class A Common Stock for $11.50 per share, and having, and being subject to, substantially the same terms and conditions as the SPAC Private Placement Warrants set forth in the SPAC Warrant Agreement and the SPAC Private Placement Warrants Purchase Agreement (except that they shall represent the right to acquire shares of Holdings Class A Common Stock in lieu of shares of SPAC Class A Common Stock).

“Holdings Public Warrant” means a whole warrant entitling the holder to purchase one (1) share of Holdings Class A Common Stock for $11.50 per share, and having, and being subject to, substantially the same terms and conditions as the SPAC Public Warrants set forth in the SPAC Warrant Agreement (except that they shall represent the right to acquire shares of Holdings Class A Common Stock in lieu of shares of SPAC Class A Common Stock).

“Holdings Warrants” means the Holdings Public Warrants and the Holdings Private Warrants.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person or group of Persons at any given time, without duplication, all liabilities and obligations (whether or not contingent) including in respect of the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, (a) borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) with respect to the Group Companies, accounts payable to trade creditors and accrued expenses as specified on Schedule 1.01(a), (c) amounts owing as deferred purchase price for property or services, including “earnout” payments valued at the maximum amount thereof, (d) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (e) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (f) hedging arrangements, interest rate, currency or other swaps, derivative instruments or similar Contracts, in each case, assuming such Contracts were terminated as of immediately prior to such time, (g) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed or refinanced, (h) obligations under leases required to be recorded as capitalized leases in accordance with GAAP, (i) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (i) above, and (j) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that, with respect to any Group Company, Indebtedness shall not include any Indebtedness of the SPAC or any Taxes.

“Intellectual Property” means all intellectual property rights, wherever created or arising, or protected under applicable Law, including all: (i) patents and patent applications (including continuations, divisionals, continuations-in-part or reissues of patent applications and patents issuing thereon), (ii) trademarks, service marks, Internet domain names, corporate names and trade names, and other similar identifiers of source or goodwill (together with the goodwill associated with any of the foregoing), and registrations and applications therefor, (iii) rights in works of authorship, including all copyrights (including copyrights in Software), and registrations and applications therefor, and moral rights, design rights and database rights therein and thereto, (iv) confidential or proprietary information, including Trade Secrets and know-how (collectively, “Trade Secrets”), and (v) claims and rights to recover for past, present and future infringement, misappropriation, violation or breach of any of the foregoing.

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Period” has the meaning specified in Section 5.01.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the U.S. Internal Revenue Service.

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“Law” means any federal, state, or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, Governmental Order, or other requirement issued, enforced, entered or promulgated by, in each case, of any Governmental Authority, including the SEC, and applicable to or legally binding on the Parties, as applicable.

“Letter of Transmittal” means the letter of transmittal as mutually agreed to by each of the Exchange Agent, SPAC and the Company (which shall specify that the issuance of the applicable portion of the Exchange Fund shall be effected, and risk of loss and title shall pass, only upon proper delivery of such letter of transmittal and the SPAC Certificates (or a Lost Certificate Affidavit), if applicable, to the Exchange Agent).

“Liability” means any debt, liability, obligation, guaranty, loss, damage, claim, demand, action, cause of action, cost, deficiency, penalty or expense, in each case, whether based in contract, tort, equity or otherwise, and whether direct or indirect, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, charge, easement, equitable interest, option, right of first offer or refusal, adverse claim or other restriction on the use, voting, transfer, receipt of income or other exercise, possession, transfer, or any other attribution of ownership, or other lien of any kind.

“Lower Holdings” has the meaning specified in the preamble hereto.

“Lower Holdings Organizational Documents” means collectively, the Lower Holdings Certificate of Incorporation and the Lower Holdings Bylaws.

“Material Permits” has the meaning specified in Section 3.22.

“Merger Subs” has the meaning specified in the preamble hereto.

“Mergers” has the meaning specified in the Recitals hereto.

“NASDAQ” means the National Association of Securities Dealers Automated Quotations.

“National Exchange” means NYSE, NASDAQ, or NYSE American.

“NYSE” means the New York Stock Exchange.

“Offer” has the meaning specified in the Recitals hereto.

“Order” means any decree, ruling, order, judgment, writ, award, injunction, stipulation, or consent of or by, or settlement agreement with, a Governmental Authority.

“OTC” means the Over-The-Counter marketplace where broker/dealers trade registers securities.

“OTCQX” means the top tier of the three OTC marketplaces for the trading of securities.

“Outstanding Company Expenses” has the meaning specified in Section 2.14.

“Outstanding SPAC Expenses” has the meaning specified in Section 2.14.

“Outstanding Transaction Expenses” has the meaning specified in Section 2.14.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by, or under obligation of assignment to, the Company or any of its Subsidiaries.

“Party” has the meaning specified in the preamble hereto.

“PCAOB Financials” has the meaning specified in Section 5.05(a).

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents or approvals issued by or obtained from a Governmental Authority.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary and usual course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales Contracts, equipment leases, or trade payables with third parties

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entered into in the ordinary and usual course of business, (iii) Liens for Taxes (A) not yet delinquent or (B) which are being contested in good faith through appropriate Actions and for which appropriate reserves have been established in accordance with GAAP, (iv) Liens, encumbrances and restrictions on real property (including Easements, covenants, rights of way and similar restrictions of record) that (A) (x) are matters of record or (y) would be disclosed by a current, accurate survey or physical inspection of such real property, and (B) do not interfere with the present uses or occupancy of or access to, or otherwise diminish the value of, such real property, (v) Liens that (A) were not incurred in connection with Indebtedness or (B) are not material to the Group Companies, taken individually or as a whole, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary and usual course of business, and (vii) Liens in connection with Closing Company Indebtedness.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means all information regarding or capable of being associated with an identifiable individual Person, including (a) information that identifies, could be used to identify or is otherwise identifiable with an individual or a device, including name, physical address, telephone number, email address, financial information, financial account number or government-issued identifier (including Social Security number, driver’s license number, passport number), medical, health, or insurance information, gender, date of birth, educational or employment information, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data), (b) information or data bearing on an individual Person’s credit standing (c) any data regarding an individual’s activities online or on a mobile device or other application (e.g., searches conducted, web pages or content visited or viewed), and (d) Internet Protocol addresses, device identifiers or other persistent identifiers.

“Privacy Laws” means all applicable Laws governing the receipt, collection, compilation, use, analysis, retention, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information or User Data, including, without limitation, the EU General Data Protection Regulation (GDPR), the Federal Trade Commission Act, the Privacy Act of 1974, the FCRA and its state law equivalents, each as amended from time to time, and all applicable Laws governing data breach notification.

“Proposals” has the meaning specified in Section 7.02(e).

“Proxy Statement/Prospectus” means the proxy statement/prospectus included in the Form S-4, including the proxy statement relating to the Transactions contemplated by this Agreement, which shall constitute a proxy statement of SPAC to be used for the Special Meeting (and which shall also provide the SPAC Stockholders with the opportunity to redeem their shares of SPAC Common Stock in conjunction with a stockholder vote on the Transactions), and a prospectus of Holdings relating to the registration of the offer and sale of the shares of Holdings Common Stock and Holdings Public Warrants to be issued in connection with the Transactions, in all cases in accordance with and as required by the SPAC Organizational Documents, applicable Law, and the rules and regulations of the applicable National Exchange.

“Redeeming SPAC Stockholder” means a SPAC Stockholder who demands that SPAC convert its SPAC Common Stock into cash in connection with the Transactions contemplated hereby and in accordance with the SPAC Organizational Documents.

“Redemption Rights” means the redemption rights provided for in Section 9.2 of the SPAC Certificate of Incorporation.

“Reference Time” means 7:00 p.m. Eastern Time on the date, which is three (3) Business Days prior to the Closing Date.

“Registered” means registrations, recordations, filings, renewals, and applications for any of the foregoing with, granted by or pending before, a Governmental Authority or Internet domain name registrar.

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Regulation S-X” means Regulation S-X, promulgated under the Exchange Act.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

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“Rollover Agreement” means that certain contribution and exchange agreement to be entered into by and between the Company Members and Holdings on or prior to the Closing, in form and substance reasonably satisfactory to the Parties.

“Rollover Interests” means Company Membership Interests with a value equal to the Company Common Stock Consideration Amount.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning specified in Section 4.08(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“SPAC” has the meaning specified in the preamble hereto.

“SPAC Board” means the board of directors of SPAC.

“SPAC Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of SPAC dated November 11, 2021, as amended by that First Amendment to the Amended and Restated Certificate of Incorporation of SPAC dated February 9, 2023, and that Second Amendment to the Amended and Restated Certificate of Incorporation of SPAC dated August 8, 2023, as further amended, supplemented or otherwise modified from time to time.

“SPAC Certificate of Merger” has the meaning specified in Section 2.03.

“SPAC Certificates” has the meaning specified in Section 2.10(a).

“SPAC Class A Common Stock” means SPAC’s Class A Common Stock, par value $0.0001 per share, as described in the SPAC Certificate of Incorporation.

“SPAC Class B Common Stock” means SPAC’s Class B Common Stock, par value $0.0001 per share, as described in the SPAC Certificate of Incorporation.

“SPAC Common Stock” means the SPAC Class A Common Stock and SPAC Class B Common Stock of the SPAC.

“SPAC Disclosure Schedule” means the disclosure schedule delivered by SPAC in connection with this Agreement.

“SPAC Material Adverse Effect” means any Effect that, individually or in the aggregate, and taken together with all other Effects, has had or would reasonably be expected to have a material adverse effect upon the businesses, assets, financial condition or results of operations of SPAC; provided, however, solely with respect to the foregoing clause, none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be an SPAC Material Adverse Effect: (a) any changes in applicable Law or GAAP (after the date hereof); (b) any Effect generally affecting the industries or markets in which SPAC operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, tariffs or trade wars, prices of any security or market index or commodity or any disruption of such markets) and stoppage or shutdown of any U.S. governmental activity (including any COVID-19 Measures) or any defaults by the U.S. government or delays or failure to act by any Governmental Authority; (d) any geopolitical conditions, outbreak of hostilities, acts of war (whether or not declared), sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural or man-made disasters, weather conditions, epidemics, pandemics (including with respect to COVID-19) and other force majeure events (including any escalation or general worsening thereof); (e) any actions taken or not taken by SPAC as required by this Agreement or any Transaction Document or which the Company has approved, consented to or requested (or any action not taken as a result of the Company’s failure

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to consent to any action requiring the Company’s consent hereunder); (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of this Agreement or the Transactions; (g) any failure by SPAC to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, or any changes in credit rating of or with respect to SPAC or any of its Indebtedness or securities (provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in an SPAC Material Adverse Effect) and (h) the effect of any COVID-19 Measure; provided, however, that, in case of foregoing clauses (a) through (d) to the extent that SPAC is materially and disproportionately affected by such Effect as compared with other “SPACs” participants in the industries in which SPAC operates, the extent (and only the extent) of such adverse Effect, relative to such other participants, on SPAC may be taken into account in determining whether there has been an SPAC Material Adverse Effect or whether an SPAC Material Adverse Effect is reasonably likely to occur.

“SPAC Merger” has the meaning specified in the Recitals hereto.

“SPAC Merger Sub” has the meaning specified in the preamble hereto.

“SPAC Organizational Documents” means the SPAC Certificate of Incorporation and SPAC’s bylaws.

“SPAC Parties” has the meaning specified in the preamble hereto.

“SPAC Private Placement Warrant” means a whole warrant entitling the holder to purchase one (1) share of SPAC Class A Common Stock for $11.50 per share on the terms and subject to the conditions set forth in the SPAC Warrant Agreement and the SPAC Private Placement Warrants Purchase Agreement.

“SPAC Private Placement Warrants Purchase Agreement” means that certain Private Placement Warrants Purchase Agreement, dated as of November 11, 2021, between SPAC, Sponsor, and the other parties thereto.

“SPAC Public Warrant” means a whole warrant entitling the holder to purchase one share of SPAC Class A Common Stock for $11.50 per share on the terms and subject to the conditions set forth in the SPAC Warrant Agreement.

“SPAC Representations” means the representations and warranties of SPAC expressly and specifically set forth in Article IV of this Agreement, as qualified by the SPAC Disclosure Schedules.

“SPAC Stockholder” means a holder of SPAC Common Stock.

“SPAC Stockholder Approval” has the meaning specified in Section 4.02(b).

“SPAC Surviving Subsidiary” has the meaning specified in Section 2.01.

“SPAC Unit” means a unit consisting of one share of SPAC Common Stock and one-half of one SPAC Public Warrant.

“SPAC Warrant Agreement” means that certain warrant agreement dated November 11, 2021 by and between SPAC and American Stock Transfer & Trust Company, LLC.

“SPAC Warrants” means, collectively, the SPAC Public Warrants and the SPAC Private Placement Warrants.

“Special Meeting” means a meeting of the holders of SPAC Common Stock to be held for the purpose of approving the Proposals.

“Sponsor” means DHIP Natural Resources Investments, LLC, a Delaware limited liability company.

“Sponsor Support Agreement” has the meaning specified in the Recitals.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors, executive committee or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

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“Surviving Company” has the meaning specified in Section 2.02.

“Surviving Company Units” means the limited liability company interests of the Surviving Company represented by Units (as defined and as set forth in the Amended and Restated Company Operating Agreement).

“Surviving Provisions” has the meaning specified in Section 9.02.

“Tax” means any federal, state, provincial, territorial, local, non-U.S. or other taxes, withholdings, fees, levies, imposts, duties or other charges of any kind whatsoever imposed by any Governmental Authority, including any net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment related (including employee withholding or employer payroll), ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs, duties or, sales or use taxes, and any Liability or obligations under unclaimed property, escheat, or similar Laws, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, whether disputed or not.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return or statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Company Breach” has the meaning specified in Section 9.01(e).

“Terminating SPAC Breach” has the meaning specified in Section 9.01(f).

“Termination Date” has the meaning specified in Section 9.01(b).

“Trade Secrets” has the meaning specified in the definition of Intellectual Property.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the SPAC Disclosure Schedules, the Ancillary Agreements, the Rollover Agreement and all other agreements, certificates and instruments executed and delivered by SPAC, Holdings, Lower Holdings, SPAC Merger Sub, Company Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents, including the Mergers and the Rollover.

“Transfer Taxes” means any transfer, documentary, sales, use, stamp, recordation, registration, value added, or other similar Taxes incurred by any of the Parties in connection with the Transactions.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 4.06.

“Trust Agreement” has the meaning specified in Section 4.06.

“Trust Cash” has the meaning specified in the definition of Available Closing Date Cash.

“Trustee” has the meaning specified in Section 4.06.

“User Data” means any Personal Information or other data or information collected by or on behalf of the Company or its Subsidiaries from users of the Company’s or its Subsidiaries’ websites, any mobile app, or any Software, devices, or products of the Company or its Subsidiaries.

“Warrant Agent” means American Stock Transfer & Trust Company, LLC, a New York limited liability company.

“Warrant Amendment” has the meaning set forth in the Recitals hereto.

1.02            Construction.

(a)Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire

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Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)         Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)         Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)         The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(e)         Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f)          References to the “ordinary course of business” or words of similar import shall, in each case, be deemed to mean the ordinary course of business consistent with past practice.

(g)         All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h)         For the purposes of this Agreement, references to the term “delivered by the Company,” “delivered to SPAC,” “furnished to SPAC,” “made available to SPAC” or similar expressions shall mean that the Company has (or has caused to be): (i) posted such materials to the virtual data room, in a manner that enables viewing of such materials by SPAC and its Representatives and not removed prior to the date hereof (ii) set forth a copy of such materials in the Company Disclosure Schedule, or (iii) otherwise delivered such materials in writing (email being sufficient).

1.03            Knowledge. As used herein, the phrase “to the knowledge” shall mean: (a) the actual knowledge, and such knowledge as they would have obtained after reasonable inquiry, of, (i) in the case of the Company, Kevin Baugh, each executive officer of the Company and their respective direct reports, and (ii) in the case of SPAC, Mark A. Michel or Timothy J. Fisher.

1.04            Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding Company Membership Interests or shares of SPAC Common Stock shall have been changed into a different percentage of interests or shares or a different class or series, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of percentage of interests or shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein that is based upon the aggregate percentage of Company Membership Interests or the number of shares of SPAC Common Stock, will be appropriately adjusted to provide to the holders of Company Membership Interests and the holders of SPAC Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit SPAC or the Company to take any action with respect to their respective securities if such action is prohibited by the terms and conditions of this Agreement or any other Transaction Document.

ARTICLE II
THE MERGERS

2.01            The SPAC Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the DGCL, SPAC Merger Sub and SPAC shall consummate the SPAC Merger, pursuant to which SPAC Merger Sub shall be merged with and into SPAC, following which (a) the separate corporate existence of SPAC Merger Sub shall cease, (b) SPAC shall continue as the surviving corporation in the SPAC Merger, and (c) SPAC shall become a wholly-owned subsidiary of Holdings. SPAC as the surviving corporation after the SPAC Merger is hereinafter sometimes referred to as “SPAC Surviving Subsidiary” (and references to SPAC for periods after the Effective Time shall include SPAC Surviving Subsidiary).

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2.02           The Company Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the DLLCA and the ULLCA, Company Merger Sub and the Company shall consummate the Company Merger, pursuant to which Company Merger Sub shall be merged with and into the Company, following which (a) the separate corporate existence of Company Merger Sub shall cease and (b) the Company shall continue as the surviving entity in the Company Merger. The Company as the surviving entity after the Company Merger is hereinafter sometimes referred to as “Surviving Company” (and references to the Company for periods after the Effective Time shall include Surviving Company). Notwithstanding the Company Merger, the Company will not be included within the meaning of the term SPAC Parties for purposes of this Agreement.

2.03            Effective Time. Subject to the terms and conditions of this Agreement, the Parties shall (i) cause the SPAC Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Company and SPAC (the “SPAC Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL, and (ii) cause the Company Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Company and SPAC (the “Company Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DLLCA, with each of the Mergers to be consummated and effective on the date and time at which the SPAC Certificate of Merger and the Company Certificate of Merger are accepted for filing by the Secretary of State of the State of Delaware or at such other date or time as may be agreed in writing by the Company and SPAC and specified in each of the SPAC Certificate of Merger and the Company Certificate of Merger (the “Effective Time”) prior to Closing.

2.04            Effect of the Mergers. At the Effective Time, the effect of the Mergers shall be as provided in this Agreement and the applicable provisions of the DGCL, the ULLCA, the DLLCA and other applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (a) all the property, rights, agreements, privileges, powers and franchises of SPAC Merger Sub and Company Merger Sub shall vest in SPAC Surviving Subsidiary and Surviving Company, respectively, and (b) all debts, liabilities and duties of SPAC Merger Sub and Company Merger Sub shall become the debt, liabilities and duties of SPAC Surviving Subsidiary and Surviving Company, respectively, including in each case the rights and obligations of each such Party under this Agreement and the related Ancillary Agreements from and after the Effective Time. SPAC Surviving Subsidiary shall become a wholly owned subsidiary of Holdings.

2.05            Governing Documents.

(a)         At the Effective Time, (i) the certificate of incorporation and bylaws of SPAC shall be amended and restated to be in the forms of certificate of incorporation and bylaws of SPAC Merger Sub, which shall become the certificate of incorporation and bylaws of SPAC Surviving Subsidiary, and (ii) the certificate of formation of the Company and the Company Operating Agreement shall be amended and restated to be in the forms of the certificate of formation of Company Merger Sub and of the Amended and Restated Company Operating Agreement, respectively, which shall become the certificate of formation and the limited liability company agreement of Surviving Company.

(b)         At the Effective Time, (i) the certificate of incorporation of Holdings shall be amended and restated substantially in form reasonably satisfactory to the Parties (the “Amended & Restated Holdings Certificate of Incorporation”), to provide for, among other things, the name of Holdings to be “Integrated Rail & Resources Inc.” and for the authorized capital stock of Holdings to consist of a sufficient number of shares of Holdings Common Stock in order to effect and consummate the Transactions and (ii) the bylaws of Holdings shall be amended and restated in form reasonably satisfactory to the Parties (the “Amended & Restated Holdings Bylaws”), in each case, with such changes as may be agreed in writing by Holdings and the Company, and such shall be the certificate of incorporation and bylaws of Holdings until thereafter amended in accordance with their respective terms and as provided by applicable Law.

2.06            Directors and Officers of Holdings, SPAC and Merger Subs.

(a)At the Effective Time, the directors and officers of Holdings shall be the directors and officers of the SPAC as of immediately prior to the Effective Time; provided, however, that in all events the board of directors of Holdings shall comply with applicable composition requirements that may be established from time to time by a National Exchange or the SEC and that are applicable to Holdings (i.e., audit committee financial expertise, etc.).

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(b)         At the Effective Time, (i) the directors and officers of SPAC Surviving Subsidiary shall be the directors and officers of SPAC Merger Sub as of immediately prior to the Effective Time unless otherwise agreed to by the Parties, and (ii) Lower Holdings shall become the sole member of the Surviving Company.

2.07            Effect of Company Merger on Issued and Outstanding Company Membership Interests and Limited Liability Company Interests of Company Merger. At the Effective Time, by virtue of the Company Merger, and without any action on the part of any Party or any action on the part of the holders of securities of any Party:

(a)         Company Membership Interests. Each issued and outstanding Company Membership Interest (other than the Rollover Interests) shall be converted automatically into, and thereafter represent, the right to receive, and the holder of such Company Membership Interest shall be entitled to receive the Company Merger Consideration, as shall be set forth on a schedule to be delivered to SPAC by the Company at least five (5) days prior to the Closing Date (the “Conversion Spreadsheet”).

(b)         Company Merger Sub Limited Liability Company Interests. All of the limited liability company interests of Company Merger Sub that are issued and outstanding immediately prior to the Effective Time shall thereupon be converted into and become one Surviving Company Unit.

2.08            Effect of SPAC Merger on Issued and Outstanding Securities of SPAC and SPAC Merger Sub. By virtue of the SPAC Merger and without any action on the part of any Party or any action on the part of the holders of securities of any Party:

(a)         SPAC Units. Immediately prior to the Effective Time, every issued and outstanding SPAC Unit shall be automatically separated and the holder thereof shall be deemed to hold one share of SPAC Class A Common Stock and one-half of one SPAC Public Warrant in accordance with the terms of the applicable SPAC Unit, and such underlying SPAC securities shall be converted in accordance with the applicable terms of this Section 2.08.

(b)         SPAC Common Stock. Each share of SPAC Common Stock (including those described in Section 2.07(a)) issued and outstanding as of the Effective Time shall, at the Effective Time, be converted automatically into and thereafter represent the right to receive one share of Holdings Class A Common Stock, following which all shares of SPAC Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of shares of SPAC Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing shares of SPAC Common Stock (including those described in Section 2.07(a)), to the extent any such certificates are issued, shall be exchanged for a certificate representing the same number of shares of Holdings Class A Common Stock upon the surrender of such certificate in accordance with Section 2.10. Each certificate formerly representing shares of SPAC Common Stock owned by each Redeeming SPAC Stockholder, to the extent any such certificates are issued, shall thereafter represent only the right to receive from Holdings, in cash, an amount per share calculated in accordance with such stockholder’s Redemption Rights.

(c)         SPAC Public Warrants. At the Effective Time, and pursuant to the SPAC Warrant Agreement, as amended by the Warrant Amendment, each issued and outstanding SPAC Public Warrant shall be converted into one Holdings Public Warrant of like tenor. The SPAC Public Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Holdings Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the SPAC Warrant Agreement, except as set forth in the Warrant Amendment, including, without limitation, that the Holdings Public Warrants shall represent the right to acquire shares of Holdings Class A Common Stock in lieu of shares of SPAC Class A Common Stock. At or prior to the Effective Time, the Parties shall take all corporate action necessary to reserve for future issuance and shall maintain such reservation for so long as any of the Holdings Public Warrants remain outstanding, a sufficient number of shares of Holdings Class A Common Stock for delivery upon the exercise of such Holdings Public Warrants.

(d)         Treasury Stock. At the Effective Time, if there are any shares of capital stock of SPAC that are owned by SPAC as treasury shares, such shares shall be canceled and extinguished without any conversion thereof or consideration therefor.

(e)         SPAC Merger Sub Stock. At the Effective Time, each share of common stock of SPAC Merger Sub outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of SPAC Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted, and such shares shall constitute the only outstanding shares of capital stock of SPAC Surviving Subsidiary.

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2.09            Effect of Mergers on Issued and Outstanding Securities of Holdings. At the Effective Time, by virtue of the Mergers and without any action on the part of any Party or any action on the part of the holders of securities of any Party, all of the shares of Holdings issued and outstanding immediately prior to the Effective Time (other than the Company Common Stock Consideration) shall be canceled and extinguished without any conversion thereof or consideration therefor.

2.10            Exchange Procedures.

(a)         At or after the Effective Time, as soon as reasonably practicable after the holder thereof surrenders to Lower Holdings the certificates evidencing such Company Membership Interest to the extent certificated (collectively, for purposes of this Section 2.10, the “Certificates”) for cancellation, together with a completed and executed Letter of Transmittal substantially in the form agreed to between Lower Holdings and the Company (the “Letter of Transmittal”): (i) Lower Holdings shall cause to be paid to such holder the Company Merger Consideration such holder has the right to receive in connection with the transactions contemplated hereby and (ii) such holder’s Certificate, if any, so surrendered shall forthwith be cancelled. If a transfer of ownership of a Certificate that is not registered in the transfer records of the Company is stated to have occurred, then payment of the relevant portion of the Company Merger Consideration may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate representing such equity is properly endorsed or otherwise is in proper form for transfer. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the holder claiming such Certificate to be lost, stolen or destroyed as provided in the Letter of Transmittal, Lower Holdings will issue in consideration of the Company Membership Interest represented by such lost, stolen or destroyed Certificate the Company Merger Consideration to which the holder thereof is entitled pursuant to the express terms of this Agreement. Until surrendered as contemplated by this Section 2.10(a), each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender (or at such other applicable time) such portion of the Company Merger Consideration to which the holder of such Certificate is entitled pursuant and subject to this Agreement.

(b)         No dissenting stockholder who has validly exercised his, her or its appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive any Company Merger Consideration with respect to the dissenting shares owned by such dissenting stockholder unless and until such dissenting stockholder shall have effectively withdrawn or lost their dissenters’ rights under the DGCL. Each dissenting stockholder shall be entitled to receive only the payment resulting from the procedure set forth in the DGCL with respect to the dissenting shares owned by such dissenting stockholder. The Company shall give the SPAC Parties (i) prompt notice of any notices of objection, notices of dissent, written demands for appraisal, demands for fair value, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to any Dissenting Stockholder’s rights of dissent under DGCL, and (ii) the opportunity to direct all negotiations and Actions with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Lower Holdings (which consent shall not be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

2.11            Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is reasonably necessary to carry out the purposes of this Agreement or to vest SPAC Surviving Subsidiary and Surviving Company with full right, title and possession to all assets, property, rights, agreements, privileges, powers and franchises of SPAC Merger Sub and Company Merger Sub, respectively, the then current officers and directors of SPAC Surviving Subsidiary, Surviving Company, Lower Holdings and Holdings shall take all such reasonably necessary action, so long as such action is not inconsistent with this Agreement.

2.12            Closing. Subject to the terms and conditions of this Agreement, the closing of the Mergers (the “Closing”) shall take place electronically through the exchange of documents via e-mail (or other electronic medium) on the date which is three (3) Business Days after the date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as SPAC and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article VIII, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, SPAC, the Company, SPAC Merger Sub,

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Company Merger Sub, Lower Holdings and Holdings, as applicable, shall cause the SPAC Certificate of Merger and the Company Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL and the DLLCA.

2.13            Withholding. Each of the Parties, the Exchange Agent and their respective Affiliates shall be entitled to deduct and withhold (or cause to be deducted or withheld) from any consideration or other amounts payable under this Agreement, and from any other consideration or other amounts otherwise paid or delivered in connection with the Transactions, such amounts that any such Person is required to deduct and withhold under any applicable Tax Law; provided, however, each of the Parties shall (and shall cause their respective Affiliates to) reasonably cooperate to eliminate or reduce any such withholding or deduction. To the extent that amounts are so deducted and withheld and remitted to the applicable Governmental Authority, such deducted and withheld amounts shall be treated as having been paid to the Person in respect of which such deduction and withholding was made. Before making any deduction or withholding pursuant to this Section 2.13, the withholding Party shall give the withheld upon Party reasonable advance notice of any anticipated deduction or withholding and provide the withheld upon Party with reasonable opportunity to provide any forms or other documentation or take such other steps in order to avoid or mitigate such deduction or withholding.

2.14           Payment of Expenses. Except as otherwise set forth in this Agreement, each Party shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions contemplated hereby, including all fees of its advisors, legal counsel, accountants, consultants, experts and financial advisers. If the Closing shall occur, Lower Holdings and Holdings shall use a portion of the Available Closing Date Cash to (a) pay or cause to be paid or reimbursed, all current and pre-existing transaction expenses of the Company, including the fees and expenses of legal counsel, financial advisers and accountants employed by the Company in connection with the Transaction (collectively, the “Outstanding Company Expenses”), (b) pay or cause to be paid (i) all current and pre-existing transaction expenses of the Sponsor, including the fees and expenses of advisors, legal counsel, accountants, consultants, experts and financial advisers employed by the Sponsor in connection with the Transaction or any other potential transactions considered by the Sponsor and (ii) all current and pre-existing transaction expenses of the SPAC, including the fees and expenses of any advisors, legal counsel, accountants, consultants, experts and financial advisers employed by the SPAC in connection with the Transaction or any other potential transactions considered by SPAC and all premium costs for directors’ and officers’ liability insurance (including for any “tail” policy required under Section 6.01(b)) (collectively, the “Outstanding SPAC Expenses” and, collectively with Outstanding Company Expenses, the “Outstanding Transaction Expenses”).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule delivered by the Company in connection with this Agreement, the Company represents and warrants to the SPAC Parties as follows:

3.01            Corporate Organization of the Company.

(a)         The Company has been duly formed or organized and is validly existing as a private limited liability company under the Laws of the State of Utah and has the requisite company power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The copies of the certificate of formation of the Company and the Company Operating Agreement, as amended to the date of this Agreement and as previously made available by the Company to SPAC are correct and complete in all material respects and are in effect as of the date of this Agreement, and the Company Operating Agreement is the sole and exclusive operating agreement governing the Company.

(b)         The Company is duly licensed or qualified and in good standing as a foreign company in each jurisdiction in which the ownership, leasing, use or operation of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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3.02            Subsidiaries.

(a)         The Subsidiaries of the Company as of the date hereof are set forth on Schedule 3.02, including, as of such date, a description of the capitalization of each such Subsidiary and the names of the beneficial owners of all securities and other equity interests in each Subsidiary. Each Subsidiary has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the organizational power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. Each Subsidiary is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership, leasing, use or operation of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of any of the Group Companies.

(b)         As of the date hereof, except for the Company’s or any of its Subsidiaries’ ownership interest in such Subsidiaries, neither the Company nor its Subsidiaries own any capital stock or any other equity interests in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

3.03            Due Authorization. The Company has all requisite company power and authority to execute and deliver this Agreement and each Ancillary Agreement to which the Company is a party and to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby, in each case, subject to the consents, approvals, authorizations and other requirements described in Section 3.05. Subject only to the approval and adoption of, and the affirmative vote or consent to, this Agreement and the Transactions by the holders of at least 90% of the issued and outstanding Company Membership Interests (the “Requisite Members”), on the date hereof, the execution, delivery and performance of this Agreement and such Ancillary Agreements to which the Company is or, at the Closing will become a party and the consummation of the Transactions contemplated hereby and thereby have been duly and validly authorized and approved by the managers of the Company, and the Company has provided SPAC correct and complete copies all such authorizations and approvals by such managers of the Company, and no other Company proceeding is necessary to authorize this Agreement or, subject to the consents set forth in Schedule 3.05, such Ancillary Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such Ancillary Agreement to which the Company is or, at the Closing will become a party will be, duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether considered in a proceeding at law or equity (the “Enforceability Exceptions”).

3.04            No Conflict. Subject to the receipt of the approval by the Requisite Members and the consents, approvals, authorizations and other requirements set forth in Section 3.05 or on Schedule 3.05, the Company’s execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Company is, or will be, a party and the Company’s consummation of the Transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the certificate of formation, Company Operating Agreement or other organizational documents of the Company or its Subsidiaries, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company or its Subsidiaries, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract of the type described in Section 3.12(a), whether or not set forth on Schedule 3.12(a), to which the Company or its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound or affected, (d) result in the creation of any Lien, other than Permitted Liens, upon any of the properties, equity

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interests or assets of the Company or its Subsidiaries, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

3.05            Governmental Authorities; Consents. Except as otherwise provided herein, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement or the consummation of the Transactions, except for (a) applicable requirements of the HSR Act, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.06            Capitalization.

(a)Set forth on Schedule 3.06(a) is a true, correct and complete list of each holder of Company Membership Interests or other equity interests of the Company and the percentage of the Company Membership Interests or other equity interests held by each such holder as of the date hereof. Except as set forth on Schedule 3.06(a), as of the date hereof there are no other Company Membership Interests or other equity interests of the Company authorized, reserved, issued or outstanding.

(b)         Except as set forth on Schedule 3.06(b), there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Company Membership Interests or other equity interests of the Company, nor any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any Company Membership Interests or other equity interests in or debt securities of the Company and (ii) no equity equivalents, membership interest appreciation rights, phantom membership interest ownership interests or similar rights in the Company. As of the date hereof, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Company Membership Interests or other equity interests of the Company. Except as set forth on Schedule 3.06(b), there are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Members may vote. Other than the Company Operating Agreement, the Company is not party to any shareholders agreement, voting agreement or registration rights agreement relating to its equity interests, other than the Ancillary Agreements entered into in connection with this Agreement or the Transactions.

(c)         The outstanding membership interests or other equity interests of the Company’s Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance with applicable Law and the applicable governing documents of such Subsidiary of the Company (the “Company Subsidiary”), and (iii) were not issued in breach or violation of any preemptive rights or Contract. Except as set forth on Schedule 3.06(c), there are (A) no subscriptions, calls, rights or other securities convertible into or exchangeable or exercisable for the equity interests of the Company’s Subsidiaries (including any convertible preferred equity certificates), nor any other Contracts to which any Company Subsidiary is a party or by which any Company Subsidiary is bound obligating such Subsidiary to issue or sell any membership interests of, other equity interests in or debt securities of, such Subsidiary, and (B) no equity equivalents, membership interest appreciation rights, phantom membership interest ownership interests or similar rights existing in any of the Company’s Subsidiaries. Except as set forth on Schedule 3.06(c), there are no outstanding contractual obligations of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of the Company’s Subsidiaries. Except as set forth on Schedule 3.06(c), there are no outstanding bonds, debentures, notes or other Indebtedness of the Company’s Subsidiaries having the right to vote (or be convertible into or be exchangeable for securities having the right to vote) on any matter for which the equity holders of the Company’s Subsidiaries may vote. The Company’s Subsidiaries are not party to any equity holders agreement, voting agreement or registration rights agreement relating to the equity interests of the Company’s Subsidiaries.

(d)         Except as set forth on Schedule 3.06(d), the Company is the direct or indirect owner of, and has good and marketable direct or indirect title to, all the issued and outstanding membership interests or other equity interests of the Company’s Subsidiaries free and clear of any Liens other than Permitted Liens. There are no options or warrants convertible into or exchangeable or exercisable for the equity interests of the Company’s Subsidiaries.

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3.07            Financial Statements. Attached as Schedule 3.07 are (i) the unaudited consolidated balance sheet of the Group Companies as of December 31, 2022 and December 31, 2023 and the related unaudited consolidated statement of income, consolidated statements of changes in members’ equity, and consolidated statement of cash flows of the Group Companies for the years then-ended, and (ii) the unaudited consolidated balance sheet as of May 31, 2024 (the “Balance Sheet Date”) and the related unaudited consolidated statement of income, consolidated statements of changes in members’ equity and consolidated statement of cash flows for the five month period then ended (clauses (i) and (ii), together, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, loss, changes in equity and cash flows of the Group Companies as of the dates and for the periods indicated in such Financial Statements and were derived from, and accurately reflect in all material respects, the books and records of the Group Companies.

3.08            Undisclosed Liabilities.

(a)         Set forth on Schedule 3.08(a) is a true, correct and complete list of all Indebtedness of the Group Companies, along with the principal, interest, maturity date, current amount due and applicable loan documents for all such Indebtedness. Except as provided in Schedule 3.08(a), none of the Indebtedness of the Group Companies is now in material default, and no Person has asserted a material default or a claim that an event of default has occurred on any of the Indebtedness of the Group Companies.

(b)         Except as set forth on Schedule 3.08(b), there is no Liability, debt or obligation against the Company or its Subsidiaries that would be required to be set forth or reserved for on a balance sheet of the Group Companies (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities and obligations (i) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (ii) that have arisen since the Balance Sheet Date in the ordinary course of business, (iii) arising under this Agreement or the Transactions and/or the performance by the Company of its obligations hereunder, or (iv) that would not reasonably be expected to have a Company Material Adverse Effect.

3.09            Litigation and Proceedings. Except as set forth on Schedule 3.09, there are no pending or, to the knowledge of the Company, threatened Actions against the Company or its Subsidiaries, or otherwise affecting the Company or its Subsidiaries or their assets, including any condemnation or similar proceedings, that, individually or in the aggregate, would be material to the Group Companies, taken as a whole. Neither the Company nor its Subsidiaries or any property, asset or business of the Company or its Subsidiaries is subject to any Governmental Order, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority, in each case that, individually or in the aggregate, would be material to the Group Companies, taken as a whole. There is no unsatisfied judgment or any open injunction binding upon the Company or its Subsidiaries.

3.10            Compliance with Laws.

(a)         Except (i) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 3.19), (ii) compliance with Tax Laws (as to which certain representations and warranties are made pursuant to Section 3.13 and Section 3.15), and (iii) where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, the Group Companies are, and since July 1, 2021 have been, in compliance in all material respects with all applicable Laws. Neither the Company nor its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law by the Company or its Subsidiaries at any time since July 1, 2021, which violation would be material to the Group Companies, taken as a whole.

(b)         Since July 1, 2021, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, (i) there has been no action taken by any Group Company or, to the knowledge of the Company, any officer, director, manager, employee, agent, Representative or sales intermediary of the Group Companies, in each case, acting on behalf of the Group Companies, in violation of any applicable Anti-Corruption Law, (ii) neither the Company nor its Subsidiaries have been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither the Company nor its Subsidiaries have conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither the Company nor its Subsidiaries have received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

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(c)         Each of the Group Companies has timely filed all material reports, registrations and other material documents, together with any material amendments required to be made with respect thereto, that were required to be filed by such Group Company with any Governmental Authority since July 1, 2021 and such Group Company has paid all material fees and assessments due and payable in connection therewith.

3.11            Intellectual Property.

(a)         Schedule 3.11(a) sets forth all Owned Intellectual Property of the Group Companies. Except as set forth in Schedule 3.11(a) or as provided in any Contract set forth in Schedule 3.12(a), a Group Company is the sole and exclusive owner of all Owned Intellectual Property, free and clear of all Liens, other than Permitted Liens.

(b)         Except as set forth in Schedule 3.11(b), no Actions are pending or, to the knowledge of the Company, threatened against any Group Company by any third party (i) claiming infringement, misappropriation or other violation of Intellectual Property owned by such third party, or (ii) challenging the use, ownership, registrability, patentability, validity or enforceability of the Owned Intellectual Property. Except as set forth in Schedule 3.11(b), neither the Company nor any Subsidiary of the Company is a party to any pending or, to the knowledge of the Company, threatened, Action, as of the date of this Agreement, claiming infringement, misappropriation or other violation by any third party of the Owned Intellectual Property. Except as set forth in Schedule 3.11(b), the conduct of the business as presently conducted and the use of the Owned Intellectual Property in connection therewith, to the knowledge of the Company is not infringing, misappropriating or otherwise violating, and has not in the two (2) years preceding the date of this Agreement, infringed, misappropriated or otherwise violated, the Intellectual Property of any third party. To the knowledge of the Company, no third party is infringing, misappropriating or otherwise violating, and has not in the two (2) years proceeding the date of this Agreement infringed, misappropriated or otherwise violated, any Intellectual Property of either the Company or any Subsidiary of the Company.

(c)         The Group Companies either exclusively own, have a valid license to use or otherwise have the lawful right to use, all of the Intellectual Property and Software used in or necessary to the conduct of the business of the Group Companies as currently conducted.

(d)         To the knowledge of the Company, the Group Companies have taken reasonable steps, to protect the confidentiality and value of the Trade Secrets in the possession or control of the Group Companies.

3.12            Contracts; No Defaults.

(a)         Schedule 3.12(a) contains a listing of all Contracts described in clauses (i) through (xii) below to which, as of the date of this Agreement, or one or more of the Group Companies is a party or by which any of their respective assets are bound.

(i)          any Contract with an employee of the Group Companies who resides primarily in the United States which, upon the consummation of the Transactions, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from any Group Company;

(ii)         each employment, severance, retention, change in control or other Contract (excluding customary form offer letters entered into in the ordinary and usual course of business) with any employee or other individual service provider of the Group Companies;

(iii)        each employee collective bargaining Contract;

(iv)        any Contract pursuant to which (A) any Group Company licenses, receives authorization to use or acquires from a third party any Intellectual Property that is material to the businesses of the Group Companies, other than (x) click-wrap, shrink-wrap and off-the-shelf Software licenses, and (y) any other unmodified Software licenses that are commercially available on standard, nondiscriminatory terms to the general public or (B) any Group Company licenses, Permits or agrees to license or Permit any other Person to use any Intellectual Property that is material to the businesses of the Group Companies;

(v)         any Contract that restricts in any material respect or contains any material limitations on the ability of any Group Company to compete in any line of business or in any geographic territory;

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(vi)        any Contract under which a Group Company has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, (B) granted a Lien, other than a Permitted Lien, on their assets, whether tangible or intangible, to secure any Indebtedness, or (C) extended credit to any Person (other than (1) intercompany loans and advances and (2) customer payment terms in the ordinary course of business);

(vii)       the principal transaction Contract entered into in connection with a completed acquisition or disposition by any Group Company since January 1, 2021, of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner);

(viii)      any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder other than sales or purchases in the ordinary course of business consistent with past practices and sales of obsolete equipment;

(ix)any Contract expected to result in revenue or require expenditures in an amount in excess of $100,000 by a Group Company;

(x)other than any employment agreement set forth on Schedule 3.12(a), any Contract between a Group Company on the one hand, and any of the Company Members (or any Affiliate of such Company Member), on the other hand, that will not be terminated at or prior to the Closing without any cost or other Liability to a Group Company;

(xi)        any Contract establishing any joint venture, partnership, or strategic alliance that is material to the business of the Group Companies, taken as a whole; and

(xii)       any Contract (A) with a duration of more than one year, (B) involving the payment to or by a Group Company and (C) not terminable on sixty (60) days’ (or less) notice.

(b)Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, and except as would not reasonably be expected to have a Company Material Adverse Effect, with respect to any Contract of the type described in Section 3.12(a) (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Group Company party thereto and represent the legal, valid and binding obligations of the other parties thereto, and are enforceable by the Group Company party thereto in accordance with their terms, subject in all respects to the Enforceability Exceptions, (ii) neither the Company nor its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in breach of or default (or would be in breach, violation or default but for the existence of a cure period) under any such Contract, (iii) since July 1, 2021, neither the Company nor its Subsidiaries has received any written claim or notice of breach of or default under any such Contract, (iv) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by a Group Company or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both), and (v) since July 1, 2021 through the date hereof, neither the Company nor any of its Subsidiaries has received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

3.13            Employee Matters and Company Benefit Plans.

(a)         The Group Companies do not have, nor have ever had, any employees. The Group Companies do not have, nor have ever had, any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“Benefit Plans”), and any other written plan, policy, program, arrangement or agreement providing compensation or benefits to any current or former director, manager, officer, independent contractor or other service provider, in each case that is maintained, sponsored or contributed to by a Group Company or under which a Group Company has any obligation or Liability, contingent or otherwise, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements. There are no Benefit Plans maintained outside of the United States.

(b)         Except as set forth in Schedule 3.13(b), neither the execution and delivery of this Agreement by the Company nor the consummation of the Transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in the acceleration, vesting or creation of any rights of any current

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or former director, manager, officer, independent contractor or service provider of the Group Companies to payments or benefits or increases in any existing payments or benefits or any loan forgiveness, in each case, from any Group Company or otherwise (ii) result in the payment to any current or former director, manager, officer, independent contractor or service provider of a Group Company of any severance pay or money or other property.

3.14            Independent Contractor Matters. The Group Companies do not have, nor have ever had, any independent contractors. As of the date hereof, all compensation payable to all independent contractors or consultants of the Group Companies for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Financial Statements).

3.15            Taxes.

(a)         Each Group Company has timely filed (taking into account any applicable extensions) all income and other material Tax Returns required to have been filed by it; all such Tax Returns are true, correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws; and each Group Company has timely paid (taking into account any applicable extensions) all income and other material Taxes required to have been paid by it (whether or not shown on any Tax Return).

(b)         Each Group Company has timely withheld or collected and timely paid (taking into account any applicable extensions) to the appropriate Governmental Authority all material amounts of Taxes required to have been withheld or collected and paid in connection with amounts paid or owing to any employee, independent contractor, other service providers, equity interest holder or other Person, and has complied, in all material respects, with all applicable reporting requirements and Laws relating to such withholding or collection and payment of Taxes.

(c)         No assessments, deficiencies or adjustments for any material unpaid Taxes of any of the Group Companies have been claimed, proposed, asserted or threatened in writing by any Governmental Authority that remain unpaid or have not been resolved. No Group Company is currently the subject of an audit, examination or Action by any Governmental Authority with respect to any material Taxes. No Group Company has been informed in writing of the commencement or anticipated commencement of any audit, examination or Action by any Governmental Authority with respect to material Taxes that has not been resolved or completed.

(d)         No Group Company is party to any agreement (or has otherwise agreed) to extend or waive the time in which any material Tax may be assessed or collected by any Governmental Authority, other than any such extensions or waivers that are no longer in effect. No Group Company is currently the beneficiary of any extension of time within which to file any Tax Return, other than automatic extensions of time to file Tax Returns not requiring the consent of any Governmental Authority.

(e)         No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Governmental Authority with respect to a Group Company with respect to Taxes which agreement or ruling would be effective after the Closing Date.

(f)          No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(g)         There are no Liens for Taxes on any assets of the Group Companies other than Permitted Liens.

(h)No Group Company (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was a Group Company) or any affiliated, combined, consolidated, aggregate, unity, or other group under applicable Tax law (other than a group the common parent of which was a Group Company) or (ii) has any material Liability for the Taxes of any other Person (other than a Group Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Tax Law), as a transferee or successor, by Contract or otherwise (other than in each case any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

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(i)          No written claims have been made by any Governmental Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction.

(j)          No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity Contract or similar Contract with respect to Taxes (other than in each case any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(k)         No Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date initiated prior to the Closing; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law) entered into prior to the Closing; or (iv) an election under Section 965 of the Code.

(l)          Each Group Company is an income Tax resident only in the country in which it is organized.

(m)        No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n)         The Company is, and at all times since its formation has been, classified as a partnership for the U.S. federal income Tax purposes (and state and local Tax purposes, where applicable), and no election has been filed or made to change such classification for U.S. federal income Tax purposes (and state and local Tax purposes, where applicable). Schedule 3.15(n) sets forth the entity classification of each Group Company (other than the Company) for U.S. federal income Tax purposes.

(o)         No Group Company has taken or agreed to take any action not contemplated by this Agreement and/or any other Transaction Document that could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of the Company, there is no fact or circumstance that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

3.16            Brokers. Except as set forth on Schedule 3.16, no broker, finder, investment banker, consultant or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions, based upon arrangements made by the Group Companies, for which a Group Company has any obligation.

3.17            Insurance. Schedule 3.17 contains a list of all material policies of property, fire and casualty, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Group Companies as of the date of this Agreement. With respect to each such insurance policy required to be listed on Schedule 3.17, except as would not, individually or in the aggregate, be material to the Group Companies, taken as a whole: (i) all premiums due have been paid, (ii) to the knowledge of Company, the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (iii) neither the Company nor its Subsidiaries is in material breach or default, and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such Action has been threatened, (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

3.18            Real Property; Easements.

(a)         Schedule 3.18(a) sets forth a true, correct and complete list of all real property owned or leased by the Group Companies.

(b)         Schedule 3.18(b) sets forth a true, correct and complete list of all Easements held by the Group Companies. Each Easement is in full force and effect and is valid and binding on the applicable Group Company in accordance with its terms. The Group Companies have not received any notice in writing of termination or intention to terminate any Easement. The Group Companies have not delivered any notice in writing of termination or intention to terminate any Easement. To the knowledge of the Company, no event has occurred that, and no condition exists

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which, with notice or lapse of time or both, would constitute a monetary or material non-monetary default under any Easement by a Group Company. No Group Company has sub-granted, assigned or otherwise granted any interest in any Easement to any other Person.

(c)         The Group Companies have legal and valid title to the personal property assets and other tangible property and assets reflected on the books of the Group Companies, free and clear of all Liens other than Permitted Liens.

3.19            Environmental Matters.

(a)         Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i)          the Group Companies are and, during the last two (2) years, have been in compliance with all Environmental Laws;

(ii)         no Group Company is subject to any current Governmental Order relating to any non-compliance with Environmental Laws by a Group Company or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials; and

(iii)        no Action under Environmental Laws is pending or, to the knowledge of the Company, threatened and, to the knowledge of the Company, no investigation required by Governmental Order is pending or threatened against a Group Company with respect to compliance with or Liability under Environmental Laws.

(b)         To the knowledge of the Company, there are no environmental conditions or circumstances with respect to any real property existing as of the date hereof that would give rise to any material claim or other material liabilities, losses or expenditures under Environmental Laws.

3.20            Absence of Changes. Except as set forth on Schedule 3.20, since the Balance Sheet Date, (a) each Group Company has conducted is business in all material respects in the ordinary course of business and in a manner consistent with past practice, except with respect to the Transactions contemplated by this Agreement and the Ancillary Agreements, (b) no Company Material Adverse Effect has occurred, and (c) no Group Company has taken any action, that if taken after the date of this Agreement, would constitute a breach of the covenants set forth in Section 5.01(a), Section 5.01(b), Section 5.01(c), Section 5.01(j), or Section 5.01(k).

3.21            Affiliate Agreements. Except as provided in Schedule 3.21, neither any Affiliate of the Company nor any Company Member is indebted to any Group Company, and neither any Affiliate of the Company nor any Company Member owns any asset used in, or necessary or material to, the businesses of the Group Companies. Except as provided in Schedule 3.21, to the knowledge of the Company, no Group Company, nor any officer, director or Affiliate of any Group Company (nor any parent, sibling, child, grandchild, or spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an economic interest), has, directly or indirectly: (a) a material interest in any Person that furnished or sold (or furnishes or sells), services or products that a Group Company furnishes or sells (or proposes to furnish or sell); (b) a material interest in any Person that purchases from, or sells or furnishes to, a Group Company any goods or services; (c) a beneficial interest in or is a party to any Contract or material transaction with a Group Company or involving the businesses of the Group Companies; or (d) any cause of Action or other Claim whatsoever against, or owes any amount to, a Group Company in respect of the business of such Group Company, except for claims for accrued salary, vacation and sick pay and accrued benefits under the Benefit Plans in the ordinary course of business.

3.22            Permits. Except as set forth in Schedule 3.22, the Group Companies have all Permits that are required to own, lease or operate their respective properties and assets and to conduct their businesses as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (the “Material Permits”). Except as would not, individually or in the aggregate, be expected to be material and adverse to the Group Companies, taken as a whole, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation,

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cancellation or termination of any Material Permit has been received by the Company or its Subsidiaries, (c) except as set forth on Schedule 3.22, to the knowledge of the Company, there are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit, and (d) except as set forth in Schedule 3.22, each Group Company is in compliance in all material respects with all Material Permits applicable to the Group Companies.

3.23            Bank Accounts; Powers of Attorney. Schedule 3.23 sets forth a true, correct and complete list of the names and addresses of all banks in which the Group Companies have depository bank accounts, safe deposit boxes or trusts, the account names and the account numbers of such accounts and the names of Persons authorized to draw thereon or otherwise have access thereto. No Person holds a power of attorney to act on behalf of any Group Company.

3.24            Privacy; Data Security. The Company has not received written notice of any pending Action, nor has there been any material Action against any Group Company initiated by any Person (including (i) the United States Federal Trade Commission, any state attorney general or similar state official, or (ii) any other Governmental Authority) alleging that any collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium) of Personal Information by or on behalf of a Group Company is in violation of any applicable Privacy Laws.

3.25            Exchange Act. The Company is not currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

3.26            NO OTHER REPRESENTATIONS OR WARRANTIES.

(a)         NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE III, THE COMPANY DOES NOT MAKE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY, COMPANY SUBSIDIARIES OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SPAC OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE III, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE COMPANY.

(b)         WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF THE COMPANY NOR ITS AFFILIATES, NOR ANY OF ITS REPRESENTATIVES, HAS MADE, AND NONE OF THEM SHALL BE DEEMED TO HAVE MADE, ANY REPRESENTATIONS OR WARRANTIES IN THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OF THE COMPANY OR SUBSIDIARIES THAT HAVE BEEN MADE AVAILABLE TO SPAC, INCLUDING DUE DILIGENCE MATERIALS AND MATERIALS INCLUDED IN THE VIRTUAL DATA ROOM TO WHICH SPAC AND ITS REPRESENTATIVES WERE PROVIDED ACCESS, OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY SPAC IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS. IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR PRESENTATIONS, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE SPAC PARTIES (OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES) IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
SPAC, HOLDINGS LOWER HOLDINGS AND MERGER SUBS

Except as set forth in the SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such an SEC Report will deemed to modify or qualify the representations and warranties set forth in Section 4.01 (Corporate Organization), Section 4.02 (Due Authorization) and Section 4.11 (Capitalization)), the SPAC Parties hereby represent and warrant to the Company as follows:

4.01            Corporate Organization. SPAC is duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the SPAC Organizational Documents previously delivered by SPAC to the Company are true, correct and complete and are in effect as of the date of this Agreement. SPAC is in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in the SPAC Organizational Documents. SPAC is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified.

4.02            Due Authorization.

(a)         SPAC has all requisite corporate or entity power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and, upon receipt of the SPAC Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions contemplated hereby and thereby have been duly, validly and authorized and approved by the SPAC Board and, except for the SPAC Stockholder Approval, no other corporate or equivalent proceeding on the part of SPAC is necessary to authorize this Agreement, the Ancillary Agreements or SPAC’s performance hereunder or thereunder. This Agreement has been, and each Ancillary Agreement will be, duly and validly executed and delivered by SPAC and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each Ancillary Agreement will constitute, a legal, valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to the Enforceability Exceptions.

(b)         The affirmative vote of holders of a majority of the outstanding shares of SPAC Common Stock entitled to vote at the Special Meeting, assuming a quorum is present, to approve the Proposals are the only votes of any of SPAC’s capital stock necessary in connection with the consummation of the Transactions, including the Closing (the “SPAC Stockholder Approval”).

4.03            No Conflict. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which SPAC is a party by SPAC and, upon receipt of the SPAC Stockholder Approval, the consummation of the Transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of the SPAC Organizational Documents, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to SPAC or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which SPAC is a party or by which any of SPAC’s assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of SPAC, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults that, individually or in the aggregate, would not (i) be material to the SPAC, taken as a whole, or (ii) materially adversely affect the ability of the SPAC to perform or comply with on a timely basis any material obligation under this Agreement or any Ancillary Agreement to which the SPAC is a party or to consummate the Transactions contemplated hereby or thereby.

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4.04            Litigation and Proceedings. There are no pending or, to the knowledge of SPAC, threatened, Actions and, to the knowledge of SPAC, there are no pending or threatened investigations, in each case, against SPAC, or otherwise affecting SPAC or its assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon SPAC that could, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

4.05            Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the SPAC Parties with respect to SPAC’s execution or delivery of this Agreement or the consummation of the Transactions, except for applicable requirements of the HSR Act, Securities Laws and the applicable National Exchange.

4.06            Trust Account.

(a)As of the date of this Agreement, there is approximately $23,725,227.50 invested in a trust account at Wells Fargo Bank, N.A. (the “Trust Account”), maintained by American Stock Transfer & Trust Company, LLC, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated November 11, 2021, by and between SPAC and Trustee (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released or invested except in accordance with the Trust Agreement, the SPAC Organizational Documents and SPAC’s final prospectus dated November 12, 2021. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or, to SPAC’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account other than (i) in respect of deferred underwriting commissions, (ii) any SPAC Stockholder that is a Redeeming SPAC Stockholder, or (iii) in accordance with this Agreement if SPAC files to complete a business combination within the allotted period set forth in the SPAC Organizational Documents and liquidates the Trust Account, in each case, subject to the terms of the Trust Agreement. SPAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. As of the Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Organizational Documents shall terminate, and as of the Effective Time, SPAC shall have no obligation whatsoever pursuant to the SPAC Organizational Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions contemplated hereby. To the knowledge of SPAC, as of the date hereof, following the Effective Time, no SPAC Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Stockholder is a Redeeming SPAC Stockholder.

(b)         As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained in this Agreement and the compliance by the Company with its respective obligations in this Agreement, SPAC has no reason to believe that any of the conditions to the use of the funds in the Trust Account will not be satisfied or funds available in the Trust Account (less distributions in connection with the redemption of any SPAC Common Stock in connection with the Offer) will not be available to SPAC on the Closing Date.

4.07            Brokers. Except for Stifel, Nicolaus & Company, Incorporated and Raymond James Financial, Inc., no other broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by SPAC or any of its Affiliates, including the Sponsor.

4.08            SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a)SPAC has duly filed all required registration statements, reports, schedules, forms, statements and other documents, including any exhibits thereto, required to be filed by it with the SEC since its incorporation (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). SPAC has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. As of their respective dates, the SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended, as the case may be, and the rules and regulations promulgated thereunder. None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the

Annex A-27

circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of SPAC as of the respective dates thereof and the results of SPAC’s operations and cash flows for the respective periods then ended.

(b)         Except as permitted by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and SPAC’s principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To the knowledge of SPAC, such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports under the Exchange Act.

(c)         Except as disclosed in the SEC Reports, SPAC has established and maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; and (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference. To the knowledge of SPAC, such internal controls are sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP.

(d)         Since its incorporation, SPAC has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of SPAC, (ii) a “material weakness” in the internal controls over financial reporting of SPAC, or (iii) fraud, whether or not material, that involves management or other employees of SPAC who have a significant role in the internal controls over financial reporting of SPAC.

(e)         Except as disclosed in the SEC Reports, there are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f)          To the knowledge of SPAC, as of the date hereof, there are no outstanding comments from the SEC with respect to the SEC Reports. To the knowledge of SPAC, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(g)         Notwithstanding anything in this Section 4.08 or otherwise in this Agreement to the contrary, no representation or warranty is made by SPAC as to the accounting treatment of the SPAC Warrants or other changes in accounting arising in connection with any required restatement of SPAC’s historical financial statements, or as to any deficiencies in disclosure (including with respect to financial statement presentation or accounting and disclosure controls) arising from the treatment of such SPAC Warrants as equity rather than Liabilities or other required changes in the SEC Reports.

4.09            Business Activities.

(a)         Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon SPAC or to which SPAC is a party that has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

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(b)         SPAC does not own or have a contractual right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, SPAC has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)         Except for any fees or expenses payable by SPAC, Lower Holdings or Holdings as a result or in connection with the Transaction, there is no Liability, debt or obligation against SPAC, except for liabilities and obligations (i) reflected or reserved for in the SPAC’s most recent audited financial statements and interim financial statements, or disclosed in the notes thereto, included in the SEC Reports (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to SPAC, taken as a whole), (ii) that have arisen since March 31, 2023 in the ordinary and usual course of the operation of business of the SPAC (other than any such liabilities as are not and would not be, in the aggregate, material to SPAC, taken as a whole), (iii) that would not be required to be set forth on a consolidated balance sheet of SPAC prepared in accordance with GAAP or (iv) incurred in connection with or contemplated by this Agreement or the Transactions.

(d)         Each of Holdings, Lower Holdings, SPAC Merger Sub and Company Merger Sub was organized solely for the purpose of entering into this Agreement, the Ancillary Agreements, the performance of its covenants and agreements in this Agreement and the Ancillary Agreements and consummating the Transactions and thereby and has not engaged in any activities or business, other than those incident or related to, or incurred in connection with, its organization, incorporation or formation, as applicable, its continuing corporate (or similar) existence or the negotiation, preparation or execution of this Agreement or any Ancillary Agreement, the performance of its covenants or agreements in this Agreement or any Ancillary Agreement or the consummation of the Transactions contemplated hereby or thereby.

4.10            Taxes.

(a)         SPAC has timely filed (taking into account any applicable extensions) all income and other material Tax Returns required to have been filed by it; all such Tax Returns are true, correct, and complete in all material respects and were prepared in substantial compliance with all applicable Laws; and SPAC has timely paid (taking into account any applicable extensions) all income and other material Taxes required to have been paid by it (whether or not shown on any Tax Return).

(b)         SPAC has timely withheld or collected and timely paid (taking into account any applicable extensions) to the appropriate Governmental Authority all material amounts of Taxes required to have been withheld or collected and paid in connection with amounts paid or owing to any employee, independent contractor, other service providers, equity interest holder or other Person, and has complied, in all material respects, with all applicable reporting requirements and Laws relating to such withholding or collection and payment of Taxes.

(c)         No assessments, deficiencies or adjustments for any material unpaid Taxes of SPAC have been claimed, proposed, asserted or threatened in writing by any Governmental Authority that remain unpaid or have not been resolved. SPAC is not currently the subject of an audit, examination or Action by any Governmental Authority with respect to any material Taxes. SPAC has not been informed in writing of the commencement or anticipated commencement of any audit, examination or Action by any Governmental Authority with respect to material Taxes that has not been resolved or completed.

(d)         SPAC is not party to any agreement (or has otherwise agreed) to extend or waive the time in which any material Tax may be assessed or collected by any Governmental Authority, other than any such extensions or waivers that are no longer in effect. SPAC is not currently the beneficiary of any extension of time within which to file any Tax Return, other than automatic extensions of time to file Tax Returns not requiring the consent of any Governmental Authority.

(e)         No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Governmental Authority with respect to SPAC with respect to Taxes which agreement or ruling would be effective after the Closing Date.

(f)          SPAC is not and has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

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(g)         There are no Liens for Taxes on any assets of SPAC other than Permitted Liens.

(h)         SPAC (i) has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was SPAC) or any affiliated, combined, consolidated, aggregate, unity or other group under applicable Tax law (other than a group the common parent of which was SPAC) or (ii) does not have any material Liability for the Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Tax Law), as a transferee or successor, by Contract or otherwise (other than in each case any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(i)          No written claims have been made by any Governmental Authority in a jurisdiction where SPAC does not file Tax Returns that SPAC is or may be subject to taxation by that jurisdiction.

(j)          SPAC is not a party to any Tax allocation, Tax sharing or Tax indemnity Contract or similar Contract with respect to Taxes (other than in each case any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(k)         SPAC will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date initiated prior to the Closing; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law) entered into prior to the Closing; or (iv) an election under Section 965 of the Code.

(l)          SPAC is an income Tax resident only in the country in which it is organized.

(m)        SPAC does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized.

(n)         SPAC is, and at all times since its formation has been, a domestic corporation taxable as a C corporation for U.S. federal income Tax purposes (and state and local Tax purposes, where applicable), and no election has been filed or made to change such classification for U.S. federal income Tax purposes (and state and local Tax purposes, where applicable).

(o)         Company Merger Sub is, and at all times since its formation has been, disregarded as an entity separate from Holdings for U.S. federal income Tax purposes (and state and local Tax purposes, where applicable), and no election has been filed or made to change such classification for U.S. federal income Tax purposes (and state and local Tax purposes, where applicable).

(p)         Each of Lower Holdings and Holdings is, and at all times since its formation has been, a domestic corporation taxable as a C corporation for U.S. federal income Tax purposes (and state and local Tax purposes, where applicable), and no election has been filed or made to change such classification for U.S. federal income Tax purposes (and state and local Tax purposes, where applicable).

(q)         SPAC has not taken or agreed to take any action not contemplated by this Agreement and/or any other Transaction Document that could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of SPAC, there is no fact or circumstance that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

4.11            Capitalization.

(a)         The authorized capital stock of SPAC consists of (i) 1,000,000 shares of preferred stock, par value $0.0001 per share, of which no shares of preferred stock are issued and outstanding as of the date of this Agreement, (ii) 100,000,000 shares of SPAC Class A Common Stock, of which 6,489,246 shares of SPAC Class A Common Stock of SPAC are issued and outstanding as of the date of this Agreement and (iii) 10,000,000 of SPAC Class B Common Stock, of which 5,750,000 shares of SPAC Class B Common Stock are issued and outstanding as of the date of this Agreement. 11,500,000 SPAC Public Warrants and 9,400,000 SPAC Private Placement Warrants are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of SPAC Common

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Stock and SPAC Warrants (x) have been duly authorized and validly issued and are fully paid and nonassessable, (y) were issued in compliance in all material respects with applicable Law and (z) were not issued in breach or violation of any preemptive rights or Contract.

(b)         Except for the shares of SPAC Class B Common Stock and SPAC Warrants, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of SPAC Common Stock or other equity interests of SPAC, or any other Contracts to which SPAC is a party or by which SPAC is bound obligating SPAC to issue or sell any shares of capital stock of, other equity interests in or debt securities of, SPAC, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in SPAC. Except as disclosed in the SEC Reports or as set forth in the SPAC Organizational Documents, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any securities or equity interests of SPAC. There are no outstanding bonds, debentures, notes or other Indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which SPAC Stockholders may vote. Except as disclosed in the SEC Reports, SPAC is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to SPAC Common Stock or any other equity interests of SPAC. SPAC does not own any capital stock or any other equity interests in any other Person (except for Holdings) and, except as set forth in the SPAC Organizational Documents, SPAC does not have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(c)         Subject to such changes as may be reasonably required to effect and consummate the Transactions, the authorized capital stock of Holdings consists of 1,000 shares of Holdings Common Stock, of which zero (0) shares of Holdings Common Stock are issued and outstanding as of the date of this Agreement. As of the Effective Time, all of the issued and outstanding shares of Holdings Common Stock and Holdings Warrants (i) will have been duly authorized and will be validly issued, fully paid and nonassessable, (ii) will have been issued in compliance in all material respects with applicable Law and (iii) will not have been issued in breach or violation of any preemptive rights or Contract.

(d)         As of the date hereof, the authorized capital stock of SPAC Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share (the “SPAC Merger Sub Common Stock”), of which 1,000 shares of SPAC Merger Sub Common Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of SPAC Merger Sub Common Stock (i) have been duly authorized and will be validly issued, fully paid and nonassessable, (ii) have been issued in compliance in all material respects with applicable Law and (iii) have not been issued in breach or violation of any preemptive rights or Contract.

(e)         As of the date hereof, the authorized capital stock of Company Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share (the “Company Merger Sub Common Stock”), of which 1,000 shares of Company Merger Sub Common Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Company Merger Sub Common Stock (i) have been duly authorized and will be validly issued, fully paid and nonassessable, (ii) have been issued in compliance in all material respects with applicable Law and (iii) have not been issued in breach or violation of any preemptive rights or Contract.

(f)          Subject to such changes as may be reasonably required to effect and consummate the Transactions, the authorized capital stock of Lower Holdings of 1,000 shares of common stock, par value $0.0001 per share. As of the Effective Time, all of the issued and outstanding shares of common stock of Lower (i) will have been duly authorized and will be validly issued, fully paid and nonassessable, (ii) will have been issued in compliance in all material respects with applicable Law and (iii) will not have been issued in breach or violation of any preemptive rights or Contract.

(g)         As of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Holdings Common Stock or other equity interests of Holdings, or any other Contracts (other than this Agreement) to which Holdings is a party or by which Holdings is bound obligating Holdings to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Holdings, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Holdings. There are no outstanding bonds, debentures, notes or other Indebtedness of Holdings

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having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Holdings’ stockholders may vote. Holdings is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Holdings Common Stock or any other equity interests of Holdings, other than the Ancillary Agreements or those relating to the Transactions. Prior to the Closing, Holdings does not own any capital stock or any other equity interests in any other Person, other than SPAC Merger Sub and Company Merger Sub, and Holdings does not have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

4.12            Listing. The issued and outstanding SPAC Units are Registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the OTCQX under the symbol “IRRXU.” The issued and outstanding shares of SPAC Class A Common Stock are Registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the OTCQX under the symbol “IRRX”. The SPAC Warrants are Registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on OTCQX under the symbol “IRRXW”. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, SPAC Class A Common Stock or SPAC Warrants under the Exchange Act except as contemplated by this Agreement. As of the date of this Agreement, SPAC intends to list on the NASDAQ on or before the Closing and there is no material Action pending, or to SPAC’s knowledge, threatened against SPAC by OTCQX, NYSE, NASDAQ or the SEC with respect to any intention by such entity to deregister SPAC Class A Common Stock or prohibit or terminate the listing of SPAC Class A Common Stock on OTCQX or any future listing on NASDAQ.

4.13            Fairness Opinion. Prior to execution of this Agreement, the SPAC Board shall receive the opinion of Northland Securities, Inc., or another registered and reputable financial advisory firm to the effect that, as of the date of such opinion, the aggregate consideration to be paid to the Company Members for the Group Companies in connection with the Transactions, is fair, from a financial point of view to SPAC.

4.14            Board Approval.

(a)         The SPAC Board, by resolutions duly adopted by unanimous written consent, has duly (i) determined that this Agreement and the Transactions, including the Mergers, are advisable and in the best interests of SPAC and are fair to the SPAC Stockholders, and (ii) recommended that the SPAC Board recommend that the SPAC Stockholders approve and adopt this Agreement and the Transactions.

(b)         The SPAC Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i)  upon recommendation of the special committee of the SPAC Board, determined that this Agreement and the Transactions, including the Mergers, are in the best interests of SPAC and are fair to the SPAC Stockholders; (ii) upon recommendation of the special committee of the SPAC Board, recommended that the SPAC Stockholders approve and adopt this Agreement and the Transactions and (iii) been submitted for consideration by the SPAC Stockholders at the stockholders meeting.

(c)         The board of directors of Holdings, by resolutions duly adopted by unanimous written consent, has duly (i) determined that this Agreement and the Transactions, including the Mergers, are advisable and in the best interests of Holdings and its sole stockholder; (ii) approved this Agreement and the Transactions.

(d)         The sole member of Company Merger Sub, by resolutions duly adopted by written consent, has duly (i) determined that this Agreement and the Transactions, including the Mergers, are advisable and in the best interests of Company Merger Sub and (ii) approved and adopted this Agreement and the Transactions (including the Mergers).

(e)         The sole member of SPAC Merger Sub, by resolutions duly adopted by written consent, has duly (i) determined that this Agreement and the Transactions, including the Mergers, are advisable and in the best interests of SPAC Merger Sub and (ii) approved and adopted this Agreement and the Transactions (including the Mergers).

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4.15            Investment Company; Emerging Growth Company. SPAC is not, and after giving effect to the Transactions will not be, an “investment company” within the meaning of the Investment Company Act of 1940 and SPAC constitutes an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act.

4.16            No Outside Reliance. Notwithstanding anything contained in this ARTICLE IV or any other provision hereof, SPAC, Lower Holdings, Holdings and their respective Affiliates and any of their respective directors, officers, employees, stockholders, partners, members or representatives, acknowledge and agree that SPAC has made its own investigation of the Company and that neither the Company nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members, agents or representatives, is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in ARTICLE III, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by SPAC or its representatives) or reviewed by SPAC) or management presentations that have been or shall hereafter be provided to SPAC or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in ARTICLE III of this Agreement. SPAC understands and agrees that any assets, properties and business of the Group Companies are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in ARTICLE III or any certificate delivered in accordance with Section 8.02(c), with all faults and without any other representation or warranty of any nature whatsoever.

4.17            No Additional Representations and Warranties. Except as provided in this Article IV, none of the SPAC Parties, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, is authorized to make, or is making, any representation or warranty whatsoever to the Group Companies or their respective Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Group Companies or their respective Affiliates, including in this Agreement or in any Exhibit or Ancillary Agreement.

ARTICLE V
COVENANTS OF THE COMPANY

5.01            Conduct of Business. Except as set forth on Schedule 5.01, otherwise required by this Agreement, contemplated by this Agreement in connection with the Transactions or as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld or delayed), from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), (x) the Group Companies shall operate and conduct their respective businesses in the ordinary course of business, and (y) the Company shall not, and shall cause its Subsidiaries not to:

(a)         offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Company or Subsidiary of Company or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests;

(b)         change, modify or amend organizational documents of any Group Company;

(c)         (i) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in a Group Company; (ii) split, combine or reclassify any capital stock of, or other equity interests in a Group Company; (iii) issue, deliver, sell, transfer, pledge or dispose of, or place any Lien (other than a Permitted Lien), on any capital stock of, or other equity interests in, any Group Company; or (iv) other than in connection with organizational documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, a Group Company;

(d)         except in the ordinary course of filing Tax Returns or as otherwise required by applicable Law, (i) make or change any material Tax election; (ii) change any material Tax accounting method;(iii) file any amendment to a material Tax Return; (iv) enter into any agreement with a Governmental Authority with respect to material Taxes; (v) settle or compromise any claim or assessment by a Governmental Authority in respect of

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material Taxes; (vi) consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of material Taxes; or (vii) enter into any Tax sharing Contract or similar Contract relating to Taxes (excluding in each case for purpose of this (vii) any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes);

(e)         except as required under the terms of any Benefit Plan applicable Law, (A) grant or announce any increase in salaries, bonuses, severance, termination, retention or change-in-control pay, or other compensation and benefits payable or to become payable by the Company or any of its Subsidiaries to any current or former employee, except for increases in salary or (B) adopt, establish or enter into any plan, policy or arrangement that would constitute a Benefit Plan if it were in existence on the date hereof, other than in the case of the renewal of group health or welfare plans;

(f)          enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Company;

(g)         waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any Liability;

(h)         incur, assume, guarantee, endorse or otherwise become liable or responsible for (whether directly, contingently or otherwise) any Indebtedness or modify the terms of an Indebtedness, except in either case, Indebtedness incurred among the Group Companies;

(i)          adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of a Group Company (other than the Transactions);

(j)          sell, assign, transfer, convey, lease, exclusively license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including material Owned Intellectual Property) of a Group Company, other than (i) the expiration of Owned Intellectual Property in accordance with the applicable statutory term or abandonment of Owned Intellectual Property registrations or applications in the ordinary course of business, (ii) non-exclusive licenses of Owned Intellectual Property granted in the ordinary course consistent with past practices, (iii) the sale or provision of any Group Company products to customers in the ordinary course of business, or the sale, permission to lapse, abandonment, or other disposition of tangible assets or equipment deemed by a Group Company in its reasonable business judgment to be obsolete or not worth the costs of maintaining or registering the item, or (iv) transactions among the Group Companies;

(k)         enter into, modify, amend, waive any right under, or terminate, any Contract of a type required to be listed on Schedule 3.12(a) or any lease to which any Group Company is a party or by which its assets are bound, but in each case excluding (i) entries, modifications, amendments, waivers, terminations or non-renewals of Contracts in the ordinary course of business, (ii) non-renewals or expirations of Contracts in accordance with their terms and (iii) terminations of any Contracts set forth on Schedule 5.01;

(l)          disclose to any Person any Trade Secrets or any source code constituting Owned Intellectual Property (in each case, other than to the SPAC or its Affiliates, or pursuant to a written confidentiality agreement entered into in the ordinary course of business, or in connection with the Transactions);

(m)        negotiate, modify, extend, or enter into any collective bargaining agreement or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining Representative for any employee of any Group Company;

(n)         waive or release any noncompetition, non-solicitation, nondisclosure, noninterference, non-disparagement, or other restrictive covenant obligation of any individual;

(o)         directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof in each case, that would be material to the Group Company, taken as a whole, and other than in the ordinary course of business;

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(p)make any loans or advance any money or other property to any Person, except for (i) advances in the ordinary course of business to employees, officers or independent contractors of the Group Companies, (ii) prepayments and deposits paid to suppliers of the Group Companies in the ordinary course of business, (iii) trade credit extended to customers of the Group Companies in the ordinary course of business, and (iv) loans or advances among the Group Companies;

(q)         make any material change in accounting principles or methods of accounting, other than as may be required by GAAP;

(r)          fail to maintain in full force and effect material insurance policies covering the Group Companies and their respective properties, assets, and businesses in a form and amount consistent with past practices in a manner detrimental to any of the Group Companies;

(s)          enter into any Contract or amend in any material respect any existing Contract with any Company Member or any Affiliate of any Company Member (excluding any ordinary course payments of compensation, provision of benefits or reimbursement of expenses in respect of Company Members who are officers, directors, employees or other service providers of any of the Group Companies in their capacity as an officer, director, employee or other service provider);

(t)          enter into any Contract, or otherwise become obligated, to do any action prohibited under Section 5.01(a) through Section 5.01(s).

5.02            Inspection.

(a)         The Company shall, and shall cause its Subsidiaries to, afford to SPAC and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Group Companies, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Group Companies, and shall furnish such SPAC and its Representatives with all financial and operating data and other information concerning the affairs of the Group Companies to the extent such information is in the possession of the Group Companies, as SPAC or its Representatives may reasonably request. None of the Group Companies shall be required to provide SPAC or any of its any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, including any Privacy Law, (B) result in the disclosure of any Trade Secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply; provided to the extent that the Group Companies denies SPAC and its Representatives access to such information, the Group Companies shall provide written notice to SPAC explaining in reasonable detail the category or categories set forth under clauses (A) through (D) that such information qualifies for and the reason for such qualification. All information obtained by SPAC and its Representatives hereunder shall be kept strictly confidential by them, except to the extent (i) otherwise required by Law or (ii) furnished to SPAC or authorized for inclusion, by or on behalf of the Group Companies or their respective Representatives, in the Form S-4 or the Proxy Statement/Prospectus.

(b)         All information obtained by pursuant to this Section 5.02 shall be kept confidential in accordance with the Non-Disclosure and Confidentiality Agreement (the “Confidentiality Agreement”), between SPAC and the Company, as the same may be further amended or supplemented, the terms of which are incorporated herein by reference.

(c)         Notwithstanding anything in this Agreement or the Confidentiality Agreement to the contrary, the Company (and its Representatives) may consult any Tax advisor as is reasonable necessary regarding the structure and Intended Tax Treatment of the Transactions and may disclose to such advisor, as is reasonably necessary, the structure and Intended Tax Treatment of the Transactions and all materials (including opinions or other Tax analyses) that are provided relating to such structure or treatment.

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5.03            No SPAC Common Stock Transactions. From and after the date of this Agreement until the Effective Time, except as otherwise contemplated by this Agreement, none of the Group Companies or their respective controlling Affiliates, directly or indirectly, shall engage in any transactions involving the securities of SPAC without the prior consent of SPAC. The Company shall use reasonable best efforts to require each of its Subsidiaries and controlling Affiliates to comply with the foregoing sentence.

5.04            No Claim Against the Trust Account. The Company, on behalf or itself, its Subsidiaries, and their respective Affiliates, represents and warrants that it has read SPAC’s final prospectus, dated November 12, 2021 (File No. 333-256381) and other SEC Reports, the SPAC Organizational Documents, and the Trust Agreement and understands that SPAC has established the Trust Account described therein for the benefit of SPAC’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company, on behalf of itself, its Subsidiaries and their respective Affiliates further acknowledges and agrees that, if the Transactions, or, in the event of termination of this Agreement, another Business Combination, are not consummated by November 15, 2024 or such later date as approved by the SPAC Board upon written request from Sponsor, to complete a Business Combination, SPAC will be obligated to return to the SPAC Stockholders the amounts being held in the Trust Account. The Company on behalf of itself, its Subsidiaries and their respective Affiliates further acknowledges and agrees that, notwithstanding any other provision contained in this Agreement, no Group Company or its Affiliate has and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between or among the Group Companies or their respective Affiliates, on the one hand, and SPAC Parties on the other hand, this Agreement, the Ancillary Agreements, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 5.04 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company, on behalf of itself, its Subsidiaries, and their respective Affiliates hereby (a) irrevocably waives any Claim such parties may have, now or in the future and will not seek recourse against the Trust Account for any reason whatsoever in respect of any Claim, (b) agrees and acknowledges that such irrevocable waiver is material to this Agreement and the Transactions and specifically relied on by SPAC to induce SPAC to enter into this Agreement, and (c) intends and understands such waiver to be valid, binding and enforceable against the Group Companies and their respective Affiliates under applicable Law. However, that the foregoing waiver will not limit or prohibit the Group Companies or their respective Affiliates from (x) pursuing a claim against SPAC pursuant to this Agreement for specific performance or other equitable relief in connection with the Transactions or (y) pursuing any Claims that the Group Companies or their respective Affiliates may have against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). In the event that a Group Company or its Affiliates commences any Action against or involving the Trust Account in violation of the foregoing, as determined by a court of competent jurisdiction in a final non-appealable judgment or order, SPAC shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such Action, in the event SPAC prevails in such Action. This Section 5.04 shall survive the termination of this Agreement for any reason.

5.05            Proxy Solicitation; Other Actions.

(a)         The Company agrees to use reasonable best efforts to provide SPAC, as soon as reasonably practicable following the date of this Agreement, audited financial statements with an unqualified audit opinion, including consolidated balance sheets, statements of income, statements of cash flows, and statements of stockholders equity of the Group Companies as of and for the years ended December 31, 2022 and December 31, 2023, audited in accordance with the standards of the Public Company Accounting Oversight Board, and unaudited interim statements for the most recent quarter preceding the date of the filing of the Proxy Statement/Prospectus, in each case, prepared in accordance with GAAP and Regulation S-X (the “PCAOB Financials”). The Group Companies shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, SPAC and its Representatives in connection with (i) the drafting of the Proxy Statement/Prospectus and (ii) responding in a timely manner to comments on the Proxy Statement/Prospectus from the SEC. Without limiting the generality of the foregoing, the Group Companies shall reasonably cooperate with SPAC in connection with the preparation for inclusion in the Proxy Statement/Prospectus of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

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(b)         From and after the date on which the Proxy Statement/Prospectus is mailed to the SPAC Stockholders, the Company will give SPAC prompt written notice of any action taken or not taken by any Group Company or of any development regarding the any Group Company, in any such case that is known by the Company, that would cause the Proxy Statement/Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, SPAC and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement/Prospectus or, to the extent required by Securities Laws, a post-effective amendment to the Form S-4, such that the Form S-4 and the Proxy Statement/Prospectus no longer contain an untrue statement of a material fact or omit to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by SPAC pursuant to this Section 5.05 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Company Disclosure Schedule.

ARTICLE VI
COVENANTS OF SPAC, HOLDINGS, Lower Holdings AND MERGER SUBS

6.01            Indemnification and Insurance.

(a)         Subject to Section 6.01(b), from and after the Effective Time, Holdings and Lower Holdings agree that they will, and will cause the SPAC Surviving Subsidiary and Surviving Company, to indemnify and hold harmless each present and former director and officer of the Group Companies and SPAC against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action against such Person in their capacity as an officer or director, whether civil, criminal, administrative, regulatory or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time a (“D&O Indemnifiable Claim”), to the fullest extent that the Group Companies, Holdings, Lower Holdings or SPAC, as the case may be, may under applicable Law and their respective certificates of incorporation, certificate of formation, bylaws, limited liability company agreements, or other organizational documents in effect on the date of this Agreement indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, but subject to Section 6.01(b), Holdings and Lower Holdings shall, and shall cause SPAC Surviving Subsidiary and Surviving Company, to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in their respective certificates of incorporation (if applicable), bylaws and other organizational documents concerning the indemnification and exculpation (including provisions relating to expense advancement) of officers and directors for D&O Indemnifiable Claims that are no less favorable to those Persons than the provisions of such certificates of incorporation (if applicable), bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b)         For a period of six (6) years from the Effective Time, Holdings and Lower Holdings shall, and shall cause the SPAC Surviving Subsidiary and Surviving Company, to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the SPAC’s or the Group Companies’ directors’ and officers’ liability insurance policies (true, correct and complete copies of the Group Companies’ directors’ and officers’ liability insurance policies have been heretofore made available to SPAC or its agents or Representatives) for liability prior to the date hereof, on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Holdings or Lower Holdings be required to pay an annual premium for such insurance in excess of 300 % of the aggregate annual premium payable by the Group Companies for such insurance policy for the year ended December 31, 2023; provided, however, that (i) Holdings and Lower Holdings shall cause coverage to be extended under the current directors’ and officers’ liability insurance policies by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to D&O Indemnifiable Claims existing or occurring at or prior to the Effective Time, and the premiums and all other cost of such “tail” policy shall be paid for at the Closing in accordance with Section 2.14, and (ii) if any claim or Action is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 6.01 shall be continued in respect of such claim until the final disposition thereof. Notwithstanding anything to the contrary, in the event there is a D&O Indemnifiable Claim against a Person that (x) would have been covered by the SPAC or the Group Companies’ directors’ and officers’ liability insurance policies, and (y) such D&O Indemnifiable Claim relates

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to or arises from events prior to or at the Effective Date, including in connection with the Transactions, then the “tail” policy shall be the first source of recourse for each Person subject to claim or Action (on a primary non-contributory basis) and such Person must exhaust recourse against the “tail” policy before seeking indemnification (including advancement of expenses) or exculpation against Holdings, Lower Holdings, the SPAC Surviving Subsidiary or the Surviving Company for a D&O Indemnifiable Claim.

(c)         Notwithstanding anything contained in this Agreement to the contrary, this Section 6.01 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on Holdings, Lower Holdings, SPAC Surviving Subsidiary and Surviving Company and their respective successors and assigns. In the event that Holdings, Lower Holdings, SPAC Surviving Subsidiary, Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Holdings or Lower Holdings, as the case may be, shall ensure that proper provision shall be made so that the successors and assigns of Holdings, Lower Holdings, SPAC Surviving Subsidiary or Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 6.01.

6.02            Conduct of SPAC and Holdings During the Interim Period.

(a)         During the Interim Period, except as set forth on Schedule 6.01(b) or as contemplated by this Agreement (including any changes relating to the capitalization of Lower Holdings or Holdings as may reasonably be required to effect and consummate the Transactions) or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, or delayed), SPAC, Lower Holdings and Holdings shall not:

(i)          change, modify or amend the Trust Agreement or the SPAC Organizational Documents, the Lower Holdings Organizational Documents or the Holdings Organizational Documents;

(ii)         (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, SPAC, Lower Holdings or Holdings; (B) split, combine or reclassify any capital stock of, or other equity interests in, SPAC, Lower Holdings or Holdings; or (C) other than in connection with the Offer or as otherwise required by the SPAC Organizational Documents, Lower Holdings Organizational Documents or the Holdings Organizational Documents to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, SPAC, Lower Holdings or Holdings;

(iii)        except in the ordinary course of filing Tax Returns or as otherwise required by applicable Law, (A) make or change any material Tax election; (B) change any material Tax accounting method; (C) file any amendment to a material Tax Return; (D) enter into any agreement with a Governmental Authority with respect to material Taxes; (E) settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes; (F) consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of material Taxes; or (G) enter into any Tax sharing Contract or similar Contract relating to Taxes (excluding in each case for purposes of this (G) any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes);

(iv)        enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of SPAC, Lower Holdings or Holdings (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(v)         waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any Liability;

(vi)        incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(vii)       (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, SPAC, Lower Holdings or Holdings or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than in connection with the exercise of any SPAC Warrants outstanding on the date hereof or as otherwise

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contemplated by Section 6.05 or Section 6.06, or (B) amend, modify or waive any of the terms or rights set forth in, any SPAC Warrant or the SPAC Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

(b)         During the Interim Period, SPAC, Lower Holdings and Holdings shall comply with, and continue performing under, as applicable, the SPAC Organizational Documents, the Lower Holdings Organizational Documents, Holdings Organizational Documents, the Trust Agreement and all other agreements or Contracts to which SPAC, Lower Holdings or Holdings may be a party.

6.03            Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article VIII), SPAC shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) the redemption of any shares of SPAC Common Stock by Redeeming SPAC Stockholders; (b) the payment of the Outstanding Transaction Expenses pursuant to Section 2.14, and subject to the limitations set forth therein; and (c) the balance, if any, of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) and (b), to be disbursed to SPAC.

6.04            Inspection.

(a)         Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to SPAC by third parties, which information may be in SPAC’s possession from time to time, and except for any information that in the opinion of SPAC’s legal counsel would result in the loss of attorney-client privilege or other privilege from disclosure, SPAC, Lower Holdings and Holdings shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of SPAC, and shall furnish to the Company, its Affiliates, and their respective Representatives with all financial and operating data and other information concerning the affairs of SPAC, to the extent that such information is in the possession of SPAC, as such Representatives may reasonably request. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates, and their Representatives hereunder shall be kept strictly confidential by them except to the extent otherwise required by law.

(b)         All information obtained by the SPAC pursuant to this Section 6.04 shall be kept confidential in accordance with the Confidentiality Agreement.

(c)         Notwithstanding anything in this Agreement or the Confidentiality Agreement to the contrary, the SPAC (and its Representatives) may consult any Tax advisor as is reasonable necessary regarding the structure and Tax treatment of the Transactions and may disclose to such advisor, as is reasonably necessary, the structure and Tax treatment of the Transactions and all materials (including opinions or other Tax analyses) that are provided relating to such structure or treatment.

6.05            SPAC and Holdings National Exchange Listing. From the date hereof through the Closing, SPAC, Lower Holdings and Holdings shall use reasonable best efforts to cause Holdings Class A Common Stock to be issued in the Transactions to be approved for listing on a National Exchange, subject to official notice of issuance, prior to or concurrently at the Closing.

6.06            SPAC Public Filings. FROM THE DATE HEREOF THROUGH THE CLOSING, SPAC WILL USE COMMERCIALLY REASONABLE EFFORTS TO KEEP CURRENT AND TIMELY FILE ALL REPORTS REQUIRED TO BE FILED OR FURNISHED WITH THE SEC AND OTHERWISE COMPLY IN ALL MATERIAL RESPECTS WITH ITS REPORTING OBLIGATIONS UNDER APPLICABLE SECURITIES LAWS.

6.07            Amended & Restated Certificate of Incorporation and Amended & Restated Holdings Bylaws. Prior to Closing, the board of directors of Holdings, by resolutions duly adopted by unanimous written consent, will duly approve the Amended & Restated Holdings Certificate of Incorporation and the Amended & Restated Holdings Bylaws and will recommend to the SPAC Stockholders that the SPAC Stockholders approve such Amended & Restated Holdings Certificate of Incorporation and the Amended & Restated Holdings Bylaws.

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6.08            Company Member Redemption. If any Available Closing Date Cash remains at Closing consistent with Section 7.10, then at the Closing, the SPAC Parties shall cause Holdings to pay to the Company Members the Company Member Redemption Consideration in lieu of issuing the applicable Company Common Stock Consideration pursuant to the terms and conditions of the Rollover Agreement (the “Company Member Redemption”).

ARTICLE VII
JOINT COVENANTS

7.01            Support of Transaction. Without limiting any covenant contained in ARTICLE V or ARTICLE VI, including the obligations of the Company and SPAC with respect to the notifications, filings, reaffirmations and applications described in Section 7.11, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 7.01, SPAC and the Company shall each, and the Company shall cause its Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of SPAC, the Group Companies, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to material Contracts with the Group Companies, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article VIII or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall SPAC, or a Group Company be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which a Group Company is a party or otherwise in connection with the consummation of the Transactions.

7.02            Preparation of Form S-4 & Proxy Statement; Special Meeting.

(a)         As promptly as practicable following the execution and delivery of this Agreement, the Parties shall use reasonable best efforts to prepare and mutually agree upon (such agreement not to be unreasonably withheld or delayed) the Form S-4 (it being understood that the Form S-4 shall include the Proxy Statement/Prospectus that will be included therein as a prospectus and that will be used as a proxy statement for the Special Meeting). Promptly following the Company’s production of financial statements pursuant to Section 5.05(a), Holdings shall file the Form S-4 with the SEC.

(b)None of the information relating to the Group Companies supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Proxy Statement/Prospectus will, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the SPAC Stockholders, at the time of the Special Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representations or warranties as to the information contained or incorporated by reference in or omitted from the Form S-4 or Proxy Statement/Prospectus in reliance upon and in conformity with information furnished in writing to the Company or its Affiliates by or on behalf of SPAC specifically for inclusion in the Form S-4 or Proxy Statement/Prospectus.

(c)         SPAC shall ensure that: on the Effective Date, the Form S-4, and when first filed in accordance with Rule 424(b), the Proxy Statement/Prospectus (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act; on the Effective Date, the Form S-4 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and on the date of any filing pursuant to Rule 424(b), the date the Proxy Statement/Prospectus is first mailed to SPAC Stockholders, and at the time of the Special Meeting, the Proxy Statement/Prospectus (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that SPAC makes no representations or warranties as to the information contained in the Form S-4 or the Proxy Statement/Prospectus in reliance upon and in conformity with information furnished in writing to SPAC by or authorized on behalf of the Company specifically for inclusion in the Form S-4 or the Proxy Statement/Prospectus.

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(d)         Each of the Parties shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Form S-4 or Proxy Statement/Prospectus and any amendment to the Form S-4 or Proxy Statement/Prospectus filed in response thereto. If any Party becomes aware that any information contained in the Form S-4 or Proxy Statement/Prospectus shall have become false or misleading in any material respect or that the Form S-4 or Proxy Statement/Prospectus is required to be amended in order to comply with applicable Law, then (i) such Party shall promptly inform the other Parties and (ii) SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Form S-4 and Proxy Statement/Prospectus. The Parties shall use reasonable best efforts to cause the Form S-4 or Proxy Statement/Prospectus as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of SPAC Common Stock pursuant to applicable Law and subject to the terms and conditions of this Agreement and the SPAC Organizational Documents. Each of the Company and SPAC shall provide the other Parties with copies of any written comments, and shall inform such other Parties of any oral comments, that any Party receives from the SEC or its staff with respect to the Form S-4 or Proxy Statement/Prospectus promptly after the receipt of such comments and shall give the other Parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff. The Parties shall use reasonable best efforts to cause the Form S-4 to be declared effective as promptly as practicable after it is filed with the SEC and to keep the Form S-4 effective through the Closing in order to permit the consummation of the Transactions.

(e)         The SPAC Parties shall file the Proxy Statement/Prospectus in accordance with the rules and regulations of the Exchange Act. SPAC agrees to include provisions in the Proxy Statement/Prospectus and to take reasonable action related thereto, with respect to (i) the adoption and approval of this Agreement, (ii) the approval of the Mergers and (iii) approval of any other proposals reasonably agreed by SPAC and the Company to be necessary or appropriate in connection with the Transactions contemplated hereby (collectively, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) that SPAC shall propose to be acted on by SPAC Stockholders at the Special Meeting.

(f)          The Parties shall use best efforts to, as promptly as practicable (and in any event, within seven (7) Business Days after the SEC Clearance Date), (i) cause the Proxy Statement/Prospectus to be disseminated to SPAC Stockholders in compliance with applicable Law, (ii) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL for a date no later than thirty (30) days following the SEC Clearance Date and (iii) solicit proxies from the holders of SPAC Common Stock to vote in favor of each of the Proposals. SPAC shall, through the SPAC Board, recommend to the SPAC Stockholders that they approve the Proposals and shall include such recommendation in the Proxy Statement/Prospectus. Notwithstanding the foregoing provisions of this Section 7.02(d), if on a date for which the Special Meeting is scheduled, SPAC has not received proxies representing a sufficient number of shares of SPAC Common Stock to obtain the SPAC Stockholder Approval, whether or not a quorum is present, SPAC shall have the right to make one or more successive postponements or adjournments of the Special Meeting for the purpose of soliciting additional proxies.

7.03            Change in Recommendation.

(a)         Except as would reasonably be expected to be a breach of the SPAC Board’s fiduciary duties under applicable Law (i) the recommendation of the SPAC Board in favor of each of the Proposals (the “SPAC Board Recommendation”) shall be included in the Proxy Statement/Prospectus and (ii) the SPAC Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SPAC Board Recommendation for any reason (a “SPAC Change in Recommendation”); provided, that prior to making a SPAC Change in Recommendation, the SPAC Board will comply with the provisions of Section 7.04(b). SPAC agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the Proposals shall not be affected by any intervening event or circumstance, and SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of the Proposals by the SPAC Stockholders, in each case in accordance with this Agreement, regardless of any intervening event or circumstance.

(b)         Except as would reasonably be expected to be a breach of the Company Operating Agreement or the fiduciary duties owed by any Company Member, including the Company Manager under applicable Law and subject to the receipt of the approval by the Requisite Members, no Company Member shall change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the recommendation of the

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Company Manager in favor of approval and adoption of this Agreement and the Mergers and the other Transactions contemplated by this Agreement for any reason (a “Company Change in Recommendation”); provided, that prior to making a Company Change in Recommendation, each Company Member, including the Company Manager, will comply with the provisions of Section 7.04(a). Company agrees that its obligation to deliver the Written Consent shall not be affected by any intervening event or circumstance, and Company agrees to take all action necessary to obtain and deliver the Written Consent, regardless of any intervening event or circumstance.

7.04            Exclusivity.

(a)         During the Interim Period, except as permitted by this Agreement, the Group Companies shall not take, nor shall they permit any of their respective Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than the SPAC Parties and their Affiliates or Representatives) concerning any purchase of any of the Company Membership Interests or other equity securities of the Company or the issuance and sale of any securities of, or membership interests in, the Group Companies or any merger or sale of substantial assets involving the Company or its Subsidiaries, other than immaterial assets or assets sold in the ordinary and usual course of business (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”). Notwithstanding the foregoing, the Company may respond to any unsolicited proposal regarding an Acquisition Transaction by indicating only that the Company is subject to an exclusivity agreement and is unable to provide any information related to the Group Companies, the Transactions, or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Transaction for as long as that exclusivity agreement remains in effect and, in such event, the Company shall notify SPAC of such facts and circumstances. The Group Companies shall, and shall cause their respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b)         During the Interim Period, the SPAC Parties shall not take, nor shall it permit any of their Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Group Companies, the Company Members, or any of their respective Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”), other than with the Group Companies, the Company Members and their respective Affiliates and Representatives. The SPAC Parties shall, and shall cause their respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal. Notwithstanding the foregoing and in addition thereto, the SPAC may respond to any unsolicited proposal regarding a Business Combination Proposal by indicating only that SPAC is subject to an exclusivity agreement and is unable to provide any information related to SPAC, the Transactions or entertain any proposals or offers or engage in any negotiations or discussions concerning a Business Combination Proposal for as long as that exclusivity agreement remains in effect and, in such event, SPAC shall notify Company of such facts and circumstances.

7.05            Tax Matters.

(a)         Transfer Taxes. Notwithstanding anything to the contrary contained herein, Holdings shall be responsible for and shall pay (or cause to be paid) any and all Transfer Taxes to the applicable Governmental Authority. Holdings shall file or cause to be filed all necessary Tax Returns and other documentation with respect to Transfer Taxes.

(b)         Intended Tax Treatment. The Parties intend that the Transactions qualify for the Intended Tax Treatment. The Parties shall file all Tax Returns consistent with, and shall not take any position for Tax purposes inconsistent with, the Intended Tax Treatment, unless otherwise required pursuant to a “determination” within the meaning of Section 1313 of the Code (or any similar provision of state, local or non-U.S. Tax Law). Each Party shall not, and shall not permit or cause any Affiliate to, take (or fail to take) any action or cause any action to be taken (or to fail to be taken) (in each case other than any action contemplated by or prohibited by this Agreement and/or any other Transaction Document) that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. Each Party shall use reasonable best efforts to notify the other Parties in writing if, before the Closing Date, such Party knows or has reason to believe that the Transactions may not qualify for the Intended Tax Treatment.

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(c)         Tax Returns. The Company Member Representative shall, at the expense of the Company Members, prepare or cause to be prepared and deliver to the Company for timely filing with the appropriate Governmental Authority all income Tax Returns required to be filed by the Company for all Tax periods ending on or prior to the Closing Date (including for the taxable period that ends as a result of the Closing) that are required to be filed after the Closing Date.

(d)         Tax Controversies. In the case of any audit, examination or other Action with respect to any income Tax or income Tax Return of the Company for a Tax period ending on or before the Closing Date (“Tax Controversy”), Holdings shall promptly notify the Company Member Representative of such Tax Controversy after written notice of such Tax Controversy is received by the SPAC Parties or any of their Affiliates. Upon written notice to Holdings, the Company Member Representative shall exclusively control the conduct and settlement of any such Tax Controversy.

(e)         Post-Closing Tax Actions. The SPAC Parties shall not, and shall not permit or cause any of their Affiliates (including the Company) to, (i) amend or file any income Tax Returns of the Company for any Tax period ending on or before the Closing Date, except as required pursuant to Section 7.05(c), (ii) make or change any Tax election of or relating to the Company with respect to income Taxes that has retroactive effect to any Tax period ending on or before the Closing Date or (iii) initiate any voluntary disclosure or similar process with respect to income Tax Returns of the Company for any Tax period ending on or before the Closing Date, in each case without the prior written approval of the Company Member Representative.

(f)          Form S-4 and Proxy Statement/Prospectus Tax Cooperation. Each of the Parties shall use its reasonable best efforts to cooperate with one another and their respective Tax advisors or counsel in connection with any disclosure relating to the Tax consequences of the Transactions, including using commercially reasonable efforts to deliver to the relevant Tax advisors or counsel certificates (dated as of the necessary date and signed by an officer of each such Party) containing such customary representations as are reasonably necessary or appropriate for such Tax advisors or counsel to prepare such disclosure. If in connection with the filing of the S-4 and/or the Proxy Statement/Prospectus, the SEC requires that disclosure be provided in respect of the Tax consequences of or related to the Transactions: (i) to the extent such disclosure is with respect to the SPAC Parties or the SPAC equityholders, the SPAC Parties shall use their commercially reasonable efforts to cause Tax advisors or counsel to provide any such disclosure, subject to customary assumptions and limitations, and (ii) to the extent such disclosure is with respect to the Company or the Company Members, the Company shall use its commercially reasonable efforts to cause its Tax advisors or counsel to provide any such disclosure, subject to customary assumptions and limitations.

(g)         Cooperation. Each of the Parties shall use its reasonable best efforts to cooperate with one another and their respective Tax advisors or counsel in connection with the filing of Tax Returns and any audit, examination or other Action with respect to Taxes, in each case relating to any Group Company. The Parties shall retain all books and records with respect to Tax matters pertinent to any Group Company relating to any Tax period ending on or before the Closing Date until the expiration of the statute of limitations of the respective Tax periods.

(h)         SPAC FIRPTA Matters. At or prior to the Closing, SPAC shall deliver to Holdings a certificate and notice in compliance with Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h)(2), certifying that SPAC is not, and has not at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, duly executed by SPAC and dated as of the Closing Date, in form and substance reasonably acceptable to the Company and Holdings.

(i)          Company Member Withholding Certifications. At or prior to the Closing, the Company shall cause each Company Member as of immediately prior to the Effective Time to deliver an IRS Form W-9 of such Company Member, duly completed and executed and dated as of the Closing Date.

(j)          Purchase Price Allocation. The Parties shall allocate the Company Merger Consideration (and any other amounts treated as consideration for U.S. federal income tax purposes) among the assets of the Company in accordance with the purchase price allocation schedule to be agreed to by the Parties prior to the Closing for all Tax purposes unless otherwise required pursuant to a “determination” within the meaning of Section 1313 of the Code (or any similar provision of state, local or non-U.S. Tax Law).

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7.06            Publicity. Except as provided in Section 7.08 below, none of the Parties or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or SPAC, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Laws or the rules of any National Exchange), in which case SPAC or the Company, as applicable, shall use its commercially reasonable efforts to coordinate such announcement or communication with the other Parties, prior to announcement or issuance; provided, however, that, subject to this Section 7.06, each Party hereto and its respective Affiliates may make announcements regarding this Agreement and the Transactions contemplated hereby to their respective directors, officers, employees, direct and indirect limited partners and investors without the consent of any other Party hereto; and provided, further, that subject to Section 5.02 and this Section 7.06, the foregoing shall not prohibit any Party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third-party consent.

7.07            Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions contemplated hereby.

7.08            Public Announcements. The initial press release relating to this Agreement and the Transactions shall be a joint press release, the text of which has been agreed to by each of SPAC and the Company prior to the execution of this Agreement, and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement. Promptly after the execution of this Agreement, SPAC shall file a current report on Form 8-K with the SEC (the “Signing Filing”), which will include a copy of with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the applicable Securities Laws. The Company shall have the opportunity to review and comment upon the Signing Filing prior to filing and SPAC shall consider the Company’s comments in good faith. The Company, on the one hand, and the SPAC, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any Party) a press release announcing the consummation of the Transactions (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), the SPAC Parties shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by the applicable Securities Laws. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing. During the Interim Period, unless otherwise prohibited by applicable Law or the requirements of the applicable National Exchange, the Parties shall each use their reasonable best efforts to consult with each other before issuing, and provide each other reasonable opportunity to review and comment upon, any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement or any of the Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other Parties (not to be unreasonably withheld, conditioned or delayed) except to the extent required by applicable Law or rules of an applicable National Exchange, in which case the disclosing Party shall, to the fullest extent permitted by applicable Law, first allow the other Parties to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; provided that the foregoing shall not restrict or prohibit the Company from making any announcement to its employees, customers, suppliers and other business relations to the extent the Company reasonably determines in good faith that such announcement is necessary or advisable. Furthermore, nothing contained in this Section 7.08 shall prevent the SPAC, the Company, or their respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their direct or indirect current or prospective investors that is substantively consistent with public statements previously consented to by the other Party in accordance with this Section 7.08.

7.09            Stock Incentive Plan. Holdings shall, prior to the Effective Time, approve and adopt a new equity incentive plan (the “Stock Incentive Plan”) to be effective in connection with the Closing, which shall be in such form as the Company and SPAC shall mutually determine, in their reasonable discretion.

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7.10            Financing. Each of the Company, SPAC and Holdings agree that each shall use their commercially reasonable best efforts to enter into and consummate subscription agreements with investors relating to a private placement of shares (including, for the avoidance of doubt, preferred equity) in the Company, the SPAC, or Holdings, the issuance of convertible or non-convertible debt, or the entry into backstop arrangements with potential investors in a minimum amount equal to Available Closing Date Cash, provided always that the terms of any such private placement or backstop arrangement must be mutually agreeable to, and approved in advance in writing by, each of the Company, SPAC and Holdings (a “Financing”). Each of the Company, SPAC and Holdings shall use, and shall cause their respective Representatives to use, their respective commercially reasonable best efforts to cause such Financing to occur and have the senior management of the Company, SPAC or Holdings participate in any investor meetings and roadshows with respect to a Financing as reasonably requested; provided, that, any such Financing must not adversely impact the Intended Tax Treatment. Any Available Closing Date Cash shall be used to fund the Company Merger Cash Consideration, fund cap ex of the Surviving Company, repayment of approximately $5.6 million of Indebtedness of Holdings, pay Outstanding Transaction Expenses and, to the extent any Available Closing Date Cash remains thereafter, the perform the Company Member Redemption.

7.11            HSR Act and Regulatory Approvals.

(a)         To the extent required under any Laws that are designed to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), or (ii) ensure compliance with corporate governance and listing requirements of an exchange applicable to a party (“Listing Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws and Listing Laws, as applicable, and no later than ten (10) Business Days after the date of this Agreement, the Company and its equity holders and SPAC each (if applicable) shall file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report Form as required by the HSR Act; provided SPAC will pay all filing fees in connection with the HSR Act when due and such fees shall be deemed 50% Outstanding Company Expenses (the Company shall reimburse such amount to SPAC promptly after the Closing) and 50% Outstanding SPAC Expenses. The Parties agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period (to the extent that early termination is available under the HSR Act at such time); provided for under the HSR Act. For the avoidance of doubt, SPAC agrees to take (and cause its Affiliates to take) as promptly as practicable any and all steps or actions and make any and all commitments that may be necessary to avoid or eliminate each and every impediment and obtain all consents under any Antitrust Laws that may be required by any Governmental Authority, in each case, with competent jurisdiction, so as to enable the Parties to consummate the Transactions as promptly as practicable following the date of this Agreement (and in any event, prior to the Termination Date such that the Parties hereto have sufficient time to consummate the Closing in advance of the Termination Date), including committing to or effecting, by consent decree, hold separate Orders, trust or otherwise, the sale or disposition of such assets or businesses as are required to be divested, terminating, modifying or assigning existing relationships, Contracts or obligations of SPAC or any of its Affiliates and, from and after the Closing, the Group Companies, changing or modifying any course of conduct regarding future operations of SPAC or any of its Affiliates and, from and after the Closing, the Group Companies, or entering into such other arrangements as are necessary or advisable, in order to avoid the entry of, or to effect the dissolution of or vacate or lift, any Order that would otherwise have the effect of preventing or materially delaying the consummation of the Transactions contemplated hereby as promptly as practicable.

(b)         SPAC and the Company each shall use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other reasonably informed of any communication received by such Party from, or given by such Party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications; (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person,

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video or telephonic meetings or conferences, the other shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 7.11(b) may be restricted to outside counsel and may be redacted (A) to remove references concerning the valuation of the Company, and (B) as necessary to comply with contractual arrangements.

(c)         No Party shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other Order, decree or ruling or statute, rule, regulation or executive Order that would adversely affect the ability of the Parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 1.02             Endeavor Obligation. Prior to the Closing, the Company Member Representative agrees that it shall use its good faith, best efforts to negotiate the reimbursement by the Company Member Representative of certain transaction expenses incurred by Sponsor, in an amount and on terms and conditions to be mutually agreed between the Company Member Representative and Sponsor.

ARTICLE VIII
CONDITIONS TO OBLIGATIONS

8.01            Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a)         Regulatory Approval. All required filings or notifications required: (i) under any application for authorization or regulatory process; (ii) under the HSR Act, shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act, and (iii) under any Listing Laws, shall have expired, been terminated (to the extent that early termination is available under the HSR Act at such time) or otherwise been completed to the satisfaction of the applicable Governmental Authority.

(b)         No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award that is then in effect and has the effect of making the Transactions, including the Mergers, illegal or otherwise prohibiting consummation of the Transactions, including the Mergers.

(c)         Offer Completion. The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement/Prospectus.

(d)         Form S-4. The SEC shall have declared the Form S-4 effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC that remains in effect with respect to the Form S-4, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC that remains pending.

(e)         Stockholder Approval. The SPAC Stockholder Approval shall have been obtained.

(f)          Shell Commitment Agreements. The Shell Commitment Agreements shall have been executed by the parties thereto and shall remain in full force and effect.

(g)         Available Closing Date Cash. The Available Closing Date Cash shall not be less than $44,000,000.

(h)         Intended Tax Treatment. It is reasonably expected by the Company and its counsel that the Transactions will qualify for the Intended Tax Treatment.

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8.02            Additional Conditions to Obligations of the SPAC Parties. The obligations of the SPAC Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the SPAC Parties:

(a)         Representations and Warranties. The representations and warranties of the Company contained in Section 3.01 (Corporate Organization of the Company), Section 3.02 (Subsidiaries), Section 3.03 (Due Authorization), Section 3.16 (Brokers) and Section 3.20 (Absence of Changes) shall each be true and correct in all material respects as of the date hereof and the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). The representations and warranties of the Company contained in Section 3.06 (Capitalization), shall each be true and correct in all material respects (other than de minimis inaccuracies) as of the date hereof and the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). All other representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the date hereof and the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)         Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)         Officer’s Certificate. The Company shall have delivered to SPAC a certificate signed by an officer of the Company, dated the Closing Date, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(e).

(d)         Company and Company Member Approval. The Company shall have delivered to SPAC irrevocable written consents, in form and substance reasonably acceptable to SPAC, of both the Company Manager and the Requisite Members, in favor of the approval and adoption of this Agreement and the Mergers and the other Transactions contemplated by this Agreement (collectively, the “Written Consent”).

(e)         No Company Material Adverse Effect. No event shall have occurred between the execution of this Agreement and the Closing Date that has had a Company Material Adverse Effect.

(f)          Ancillary Agreements. The Company shall have delivered, or caused to be delivered, the Ancillary Agreements to which the Company is a party thereto duly executed by all such parties thereto (excluding the SPAC Parties and the Sponsor).

(g)         Conversion Spreadsheet. The Company shall have delivered the Conversion Spreadsheet in accordance with Section 2.07(a).

(h)         Due Diligence. The SPAC shall have completed its due diligence investigation into the Company (including, without limitation, its tangible and intangible assets, operations, financial statements and corporate records), to its satisfaction, in its sole discretion.

8.03            Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)         Representations and Warranties. The representations and warranties of the SPAC Parties contained in Section 4.01 (Corporation Organization), Section 4.02 (Due Authorization), Section 4.07 (Brokers) and Section 4.09 (Business Activities) shall each be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). The representations and warranties of the SPAC Parties contained in Section 4.11 (Capitalization), shall each be true and correct in all respects (other than de minimis inaccuracies) as of the Closing Date as though

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made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). All other representations and warranties of the SPAC Parties contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, individuals or in the aggregate, would not reasonably be expected to have a SPAC Material Adverse Effect.

(b)         Agreements and Covenants. The SPAC Parties shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)         Officer’s Certificate. SPAC shall have delivered to the Company a certificate signed by an officer of SPAC, dated the Closing Date, certifying as to the satisfaction of the conditions specified in specified in Section 8.03(a) and Section 8.03(b).

(d)         No SPAC Material Adverse Effect. No event shall have occurred between the execution of this Agreement and the Closing Date that has had a SPAC Material Adverse Effect.

(e)         Ancillary Agreements. SPAC shall have delivered, or caused to be delivered, the Ancillary Agreements duly executed by all such parties thereto (excluding the Group Companies).

(f)          Listing. Shares of Holdings Class A Common Stock and Holdings Public Warrants shall have been approved for listing on a National Exchange.

(g)         Resignations. The officers and directors of SPAC shall have resigned or otherwise been removed effective as of, or prior to, the Closing.

ARTICLE IX
TERMINATION/EFFECTIVENESS

9.01            Termination. This Agreement may be terminated and the Transactions contemplated hereby abandoned at any time prior to the Closing:

(a)         by mutual written consent of the Company and SPAC;

(b)         by either SPAC or the Company if the Effective Time shall not have occurred prior to December 31, 2024 (the “Termination Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any Party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Termination Date;

(c)         by either SPAC or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, Order, decree or ruling (whether temporary, preliminary or permanent) that has become final and non-appealable and has the effect of making consummation of the Transactions, including the Mergers, illegal or otherwise preventing or prohibiting consummation of the Transactions;(d) by SPAC if the Company shall have failed to deliver the PCAOB Financials to SPAC with sixty (60) days after the date of this Agreement.

(e)         by SPAC upon a breach of any representation, warranty, covenant or agreement on the part of the Group Companies set forth in this Agreement, or if any representation or warranty of the Group Companies shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that SPAC has not waived such Terminating Company Breach and the SPAC Parties are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating Company Breach is curable by the Group Companies, SPAC may not terminate this Agreement under this Section 9.01(e) for so long as the Group Companies continue to exercise their reasonable best efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by SPAC to the Company; or

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(f)          by the Company upon a breach of any representation, warranty, covenant or agreement on the part of the SPAC Parties set forth in this Agreement, or if any representation or warranty of the SPAC Parties shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating SPAC Breach”); provided that the Company has not waived such Terminating SPAC Breach and the Group Companies are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating SPAC Breach is curable by the SPAC Parties, the Company may not terminate this Agreement under this Section 9.01(f) for so long as the SPAC Parties continue to exercise their reasonable best efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to SPAC;

(g)         by written notice from either the Company or SPAC to the other if the Written Consent is not obtained; or

(h)         by written notice from either the Company or SPAC to the other if the SPAC Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment or recess of the Special Meeting).

9.02            Effect of Termination. Except as otherwise set forth in this Section 9.02 or Section 10.14, in the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void and have no effect, without any Liability on the part of any Party hereto or its respective Affiliates, officers, directors, managers, employees or equity holders, other than Liability of any Party hereto for any intentional and willful breach of this Agreement by such Party occurring prior to such termination. The provisions of Sections 5.04, 7.06, 9.02, 10.02, 10.03, 10.04, 10.05, 10.06, 10.07, 10.08, 10.09, 10.12, 10.14 and 10.16 (collectively, the “Surviving Provisions”), and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE X
MISCELLANEOUS

10.01          Waiver. At any time prior to the Effective Time, (i) SPAC may to the extent legally allowed except as otherwise set forth herein (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (c) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (ii) the Company may (a) extend the time for the performance of any obligation or other act of the SPAC Parties, (b) waive any inaccuracy in the representations and warranties of the SPAC Parties contained herein or in any document delivered by the SPAC Parties pursuant hereto and (c) waive compliance with any agreement of the SPAC Parties or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

10.02          Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)         If to SPAC, Lower Holdings, Holdings or either Merger Sub, to:

Integrated Rail and Resources Acquisition Corp.
400 W. Morse Boulevard, Suite 220
Winter Park, Florida 32789
Attention: Mark Michel, Chief Executive Officer
Email: mmichel@dhipgroup.com

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP
800 Capitol St., Suite 2400
Houston, TX 77002
Attention: Michael J. Blankenship
Email: mblankenship@winston.com

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(b)         If to the Company, to:

Tar Sands Holdings II, LLC
6440 S Wasatch Boulevard, Suite 105
Salt Lake City, UT 84121
Attention: Kevin Baugh, Manager
Email:

with a copy (which shall not constitute notice) to:

Holland & Hart LLP
222 South Main Street, Suite 2200
Salt Lake City, UT 84101
Attention: Brent Andrewsen
Email: baandrewsen@hollandhart.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

10.03          Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party may assign, delegate or otherwise transfer any of its rights or obligations pursuant to this Agreement without the prior written consent of the other Parties. Any attempted assignment in violation of the terms of this Section 10.03 shall be null and void, ab initio.

10.04          Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and SPAC (and their successors, heirs and Representatives) are intended third-party beneficiaries of, and may enforce, Section 6.01 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and Representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Sections 10.14, 10.15 and 10.16.

10.05          Expenses. Except as otherwise provided herein (including Section 2.14, Section 6.01, Section 7.05(a) and Section 9.02), each Party hereto shall bear its own expenses incurred in connection with this Agreement and the Transactions contemplated hereby if such Transactions are not consummated, including all fees of its legal counsel, financial advisers and accountants.

10.06          Governing Law; Consent to Jurisdiction.

(a)         This Agreement, and any and all claims arising directly or indirectly out of or otherwise concerning this Agreement (whether based in contract, tort or otherwise) shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware (without regard to any choice or conflicts of laws principles, whether of the State of Delaware or any other jurisdiction, that might direct the application of another substantive Law to govern this Agreement).

(b)         With respect to any and all Actions arising directly or indirectly out of or otherwise relating to this Agreement or the Transactions, each of the Parties: (i) irrevocably and unconditionally submits and consents to the exclusive jurisdiction of: (A) the Court of Chancery of the State of Delaware or, if such Court of Chancery lacks subject matter jurisdiction, the Complex Commercial Division of the Superior Court of the State of Delaware or (B) in the event that an Action involves claims exclusively within the jurisdiction of the federal courts, in the United States District Court for the District of Delaware (all such courts, collectively, the “Chosen Courts”), for itself and with respect to its property; (ii) agrees that all claims in respect of such Action shall be heard and determined only in any Chosen Court (and the appropriate respective appellate courts therefrom); (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that, except in connection with any Action brought against a party in another jurisdiction by an independent third person,
Annex A-50

it shall not bring any Action directly or indirectly relating to this Agreement or any of the Transactions contemplated hereby in any forum other than a Chosen Court, except for the purpose of enforcing any award or judgment; and (v) agrees that it shall not assert and waives any objection it may have based on inconvenient forum to the maintenance of any Action so brought. Each Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.02. Nothing in this Section 10.06, however, shall affect the right of any person to serve legal process in any other manner permitted by Law.

10.07          Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. The exchange of copies of this Agreement, including executed signature pages, by electronic transmission (including .pdf, scanned copies or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) will constitute effective execution and delivery of this Agreement for all purposes and the Parties agree that it shall have the same force of evidence as an inked original and that electronic signature shall bind the Parties as if they had proceeded with handwritten signatures.

10.08          Schedules and Exhibits. The Company Disclosure Schedule, the SPAC Disclosure Schedule and the Exhibits and Schedules attached hereto and thereto are a part of this Agreement as if fully set forth herein. Each capitalized term used in any Exhibit, Schedule, the Company Disclosure Schedule or SPAC Disclosure Schedules, but not otherwise defined therein shall be defined as set forth in this Agreement. The Company Disclosure Schedule and the SPAC Disclosure Schedule have been arranged in numbered and lettered sections and subsections corresponding to the applicable numbered and lettered sections and subsections contained in this Agreement. Each item disclosed in the Company Disclosure Schedule and the SPAC Disclosure Schedule shall constitute an exception to, or as applicable, disclosure for the purposes of, the representations and warranties (or covenants, as applicable) to which it makes reference and shall also be deemed to be constructively disclosed or set forth in any other section in such Company Disclosure Schedule or SPAC Disclosure Schedule, as applicable, relating to other sections of this Agreement to the extent a cross-reference is expressly made to such other section in such Company Disclosure Schedule or SPAC Disclosure Schedules, as applicable, or to the extent that the relevance of such item as an exception to, or as applicable, disclosure for the purposes of, another section of this Agreement is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to, or is disclosed for the purposes of, such other section of this Agreement. The fact that any item of information is disclosed in any Company Disclosure Schedule or SPAC Disclosure Schedule shall not be construed to mean that such information is required to be disclosed hereby. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material,” “Company Material Adverse Effect” or “SPAC Material Adverse Effect” or other similar terms in this Agreement. The inclusion of any item in the Company Disclosure Schedule or the SPAC Disclosure Schedule shall not constitute an admission by the Company or the SPAC Parties, as applicable, that such item is or is not material. No disclosure in any Company Disclosure Schedule or SPAC Disclosure Schedule relating to any possible breach or violation of any contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The Company Disclosure Schedule and SPAC Disclosure Schedule and the information contained therein are intended only to qualify or provide disclosure for the purposes of the applicable representations, warranties and covenants contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties or covenants.

10.09          Entire Agreement. This Agreement (together with the Transaction Documents) constitute the entire agreement among the Parties relating to the Transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties hereto or any of their respective Affiliates relating to the Transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement or any related ancillary documents.

10.10          Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing by the Parties executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the members or stockholders of any of the Parties shall not restrict the ability of the board of directors, the executive committee, the manager, or other such body performing similar functions of any of the Parties to terminate this Agreement in accordance with Section 9.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 10.10.

Annex A-51

10.11          Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

10.12          WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO (A) ANY ACTION, BASED UPON OR ARISING UNDER THIS AGREEMENT OR UNDER ANY TRANSACTION DOCUMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

10.13          Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 9.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.13 shall not be required to provide any bond or other security in connection with any such injunction.

10.14          Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Except for the named Parties to this Agreement (and then only to the extent of the specific obligations undertaken by each named Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any named Party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any of the foregoing shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any Party under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions contemplated hereby.

10.15          Non-survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 9.02, or (y) in the case of claim against a Person in respect of such Person’s actual fraud as defined under Delaware common law, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions,

Annex A-52

shall survive the Closing, and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no Liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X.

10.16          Acknowledgements. Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Affiliates) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions contemplated hereby; (iii) the SPAC Representations constitute the sole and exclusive representations and warranties of SPAC in connection with the Transactions contemplated hereby; (iv) except for the Company Representations by the Company, and the SPAC Representations by SPAC, none of the Parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party hereto (or any Party’s Affiliates) or the Transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including those (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party hereto (or any Party’s Affiliates), and (y) relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party hereto (or its Affiliates), or the quality, quantity or condition of any Party’s or its Affiliates’ assets) are specifically and expressly disclaimed by all Parties hereto and their respective Affiliates and all other Persons (including the Representatives and Affiliates of any Party hereto or its Subsidiaries); and (v) each Party hereto and its Affiliates are not relying on any representations and warranties in connection with the Transactions. Nothing in this Section 10.16 shall relieve any Party of Liability in the case of fraud as defined under Delaware common law or willful misconduct committed by such Party.

[Signature pages follow]

Annex A-53

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SPAC:
Integrated Rail and Resources ACQUISITION CORP.

By:	/s/ Mark A. Michel
Name:	Mark A. Michel
Title:	Chief Executive Officer

HOLDINGS:
UINTA INTEGRATED INFRASTRUCTURE INC.

By:	/s/ Mark A. Michel
Name:	Mark A. Michel
Title:	Director

SPAC MERGER SUB:
RR INTEGRATION MERGER CO.

By:	/s/ Mark A. Michel
Name:	Mark A. Michel
Title:	Chairman, President and Secretary

COMPANY MERGER SUB:
RRG MERGER LLC

By:	/s/ Mark A. Michel
Name:	Mark A. Michel
Title:	President, Secretary and Treasurer

LOWER HOLDINGS:
UINTA INTEGRATED INFRASTRUCTURE HOLDINGS INC.

By:	/s/ Mark A. Michel
Name:	Mark A. Michel
Title:	President and Secretary

(Signature Page to Agreement and Plan of Merger)

Annex A-54

COMPANY:
TAR SANDS HOLDINGS II, LLC

By:	/s/ Kevin J. Baugh
Name:	Kevin J. Baugh
Title:	Manager

(Signature Page to Agreement and Plan of Merger)

Annex A-55

Annex A-1

AMENDMENT TO AND WAIVER OF AGREEMENT AND PLAN OF MERGER

This AMENDMENT TO AND WAIVER OF AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of November 8, 2024, by and among INTEGRATED RAIL AND RESOURCES ACQUISITION CORP., a Delaware corporation (“SPAC”), UINTA INTEGRATED INFRASTRUCTURE INC., a Delaware corporation (“Holdings”), UINTA INTEGRATED INFRASTRUCTURE HOLDINGS, INC., a Delaware corporation (“Lower Holdings”), RR INTEGRATION MERGER CO., a Delaware corporation (“SPAC Merger Sub”), RRG MERGER LLC, a Delaware limited liability company (“Company Merger Sub”), TAR SANDS HOLDINGS II, LLC, a Utah limited liability company (the “Company”), and ENDEAVOUR CAPITAL GROUP, LLC, a Utah limited liability company (“Company Member Representative” and, collectively with SPAC, Holdings, Lower Holdings, SPAC Merger Sub, Company Meger Sub, and the Company, the “Parties” and each a “Party”). Unless otherwise specifically defined herein, all capitalized terms used but not defined herein shall have the meanings ascribed to them under the Merger Agreement.

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of August 12, 2024 (as amended and modified from time to time, the “Merger Agreement”), and desire to amend the Merger Agreement as set forth below;

WHEREAS, the Parties intend to replace Holdings, Lower Holdings, SPAC Merger Sub and Company Merger Sub as follows: (i) Holdings will be replaced by Uinta Infrastructure Group Corp., a Delaware corporation (“UIGC”); (ii) Lower Holdings will be replaced by Uinta Lower Holdings, Inc., a Delaware corporation and wholly owned subsidiary of UIGC; (iii) SPAC Merger Sub will be replaced by Uinta Merger Co., a Delaware corporation and wholly owned subsidiary of Lower Holdings; and (iv) Company Merger Sub will be replaced by Uinta Merger LLC, a Delaware limited liability company and wholly owned subsidiary of Lower Holdings;

WHEREAS, SPAC desires to convert each share of SPAC Class B Common Stock into one share of SPAC Class A Common Stock (the “Conversion”);

WHEREAS, pursuant to Section 10.10 of the Merger Agreement, the Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing by the Parties executed in the same manner as the Agreement and which makes reference to the Agreement; and

WHEREAS, in connection with the foregoing, the Parties desire to amend the Merger Agreement and waive certain restrictions and other obligations in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1.           Amendment to and Waiver of Merger Agreement Terms.

1.1         Conduct of Business of the SPAC Parties; Waiver. Each of the Company and the Company Member Representative hereby, in each case solely with respect to the replacement of the SPAC Parties and the Conversion as set forth herein, (a) grants its prior consent to the execution and delivery of this Amendment and the transactions contemplated hereby, to the extent such actions require consent pursuant to Article VI of the Merger Agreement, including, without limitation, Section 6.02 thereof and (b) waives any breaches of any of the representations and warranties contained in Articles III and IV to the extent such breaches arise out of the transactions contemplated hereby, including, without limitation, Sections 3.06 and 4.11 thereof.

1.2         Definitions. Each of the Parties hereby agrees that the following definitions shall be replaced mutatis mutandis throughout the Merger Agreement:

(a)         “Holdings” means Uinta Infrastructure Group Corp., a Delaware corporation;

(b)         “Lower Holdings” means Uinta Lower Holdings Inc., a Delaware corporation;

(c)         “SPAC Merger Sub” means Uinta Integration Merger Co., a Delaware corporation; and

(d)         “Company Merger Sub” means Uinta Merger LLC, a Delaware limited liability company.

Annex A-1-1

2.           Miscellaneous.

2.1         No Further Amendment. Except as expressly waived, modified, and superseded by this Amendment, the terms, representations, warranties, covenants and other provisions of the Merger Agreement are and shall continue to be in full force and effect in accordance with their respective terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Merger Agreement or any of the documents referred to therein. This Amendment shall form an integral and inseparable part of the Merger Agreement, and the Merger Agreement and this Amendment shall be read and construed together as one agreement and supersedes all prior agreements, arrangements, contracts, discussions, negotiations, undertakings and understanding, whether written or oral, among the Parties with respect to the matters specified herein. From and after the date of this Amendment, each reference in the Merger Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the Merger Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided) will be deemed to mean the Merger Agreement, as amended by this Amendment, whether or not this Amendment is expressly referenced (it being understood that all references to “the date hereof” or “the date of this Agreement” shall continue to refer to August 12, 2024).

2.2         Other Terms. The provisions of Article X of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

[Signature Pages Follow]

Annex A-1-2

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

INTEGRATED RAIL AND RESOURCES ACQUISTION CORP.
By:	/s/ Mark A. Michel
Name: Mark A. Michel
Title: Chief Executive Officer
UINTA INTEGRATED INFRASTRUCTURE INC.
By:	/s/ Mark A. Michel
Name: Mark A. Michel
Title: Director
UINTA INTEGRATED INFRASTRUCTURE HOLDINGS INC.
By:	/s/ Mark A. Michel
Uinta Integrated Infrastructure Inc.
Name: Mark A. Michel
Title: President, Secretary and Treasurer
RR INTEGRATION MERGER CO.
By:	/s/ Mark A. Michel
Name: Mark A. Michel
Title: Chairman, President and Secretary
RR MERGER LLC
By:	/s/ Mark A. Michel
Uinta Integrated Infrastructure Inc.
Name: Mark A. Michel
Title: President, Secretary and Treasurer

[Signature Page to Amendment to and Waiver of Agreement and Plan of Merger]

Annex A-1-3

TAR SANDS HOLDINGS II, LLC
By:	/s/ Kevin J. Baugh
Name: Kevin J. Baugh
Title: Manager
ENDEAVOR CAPITAL GROUP, LLC
By:	/s/ Kevin J. Baugh
Name: Kevin J. Baugh
Title: Manager

[Signature Page to Amendment to and Waiver of Agreement and Plan of Merger]

Annex A-1-4

ACKNOWLEDGED AND AGREED:
UINTA INFRASTRUCTURE GROUP CORP.
By:	/s/ Mark A. Michel
Name: Mark A. Michel
Title: Chief Executive Officer
UINTA LOWER HOLDINGS, INC.
By:	/s/ Mark A. Michel
Uinta Infrastructure Group Corp.
Name: Mark A. Michel
Title: President, Secretary and Treasurer
UINTA MERGER CO.
By:	/s/ Mark A. Michel
Name: Mark A. Michel
Title: Chairman, President and Secretary
UINTA MERGER LLC
By:	/s/ Mark A. Michel
Uinta Infrastructure Group Corp.
Name: Mark A. Michel
Title: President, Secretary and Treasurer

[Signature Page to Amendment to and Waiver of Agreement and Plan of Merger]

Annex A-1-5

Annex A-2

SECOND AMENDMENT TO MERGER AGREEMENT

Annex A-2-1

Annex B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
Uinta Infrastructure GROUP CORP.

Uinta Infrastructure Group Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. The name of the Corporation is Uinta Infrastructure Group Corp. The Corporation was incorporated under the name Uinta Infrastructure Group Corp. by the filing of its Certificate of Incorporation with the Secretary of State of the State of Delaware on November 6, 2024 (the “Existing Certificate”).

2. This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), which amends and restates the Existing Certificate in its entirety, has been approved by the Board of Directors of the Corporation in accordance with Sections 242 and 245 of the DGCL and has been adopted by the stockholders of the Corporation at a meeting of the stockholders of the Corporation in accordance with the provisions of Section 211 of the DGCL.

3. The text of the Existing Certificate is hereby amended and restated by this Amended and Restated Certificate to read in its entirety as set forth in EXHIBIT A attached hereto.

4. This Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of the State of Delaware.

Annex B-1

IN WITNESS WHEREOF, Uinta Integrated Infrastructure Inc. has caused this Amended and Restated Certificate to be signed by a duly authorized officer of the Corporation, on ___________, 2024.

UINTA INFRASTRUCTURE GROUP CORP.
By:
Name:
Title:

Annex B-2

Exhibit A

ARTICLE I
NAME

The name of the corporation is Integrated Rail & Resources Inc. (the “Corporation”).

ARTICLE II
REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 108 Lakeland Ave., Dover, County of Kent, DE 19901, and the name of its registered agent at such address is Capitol Services, Inc.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV
CAPITALIZATION

Section 4.1          Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 210,000,000 shares, consisting of (a) 200,000,000 shares of common stock (the “Common Stock”), and (b) 10,000,000 shares of preferred stock (the “Preferred Stock”).

Section 4.2          Preferred Stock. Subject to Article V of this Amended and Restated Certificate, the Board of Directors of the Corporation (the “Board”)is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3          Common Stock.

(a)         Voting.

(i)          Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii)         Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the Common Stock are entitled to vote.

(b)         Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IV hereof, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c)         Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IV hereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision

Annex B-3

for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4          Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1          Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2          Number, Term and Election.

(a)         Number. Subject to the rights of holders of any series of Preferred Stock to elect persons to the Board, the number of directors of the Corporation shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board; provided, that the Board shall have no less than one member.

(b)         Term. Subject to the rights of holders of any series of Preferred Stock to elect persons to the Board, directors shall be elected at each annual meeting of the stockholders; provided, that the term of each director shall continue until the election and qualification of such director’s successor and be subject to such director’s earlier death, resignation or removal.

(c)         Election. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

Section 5.3          Removal. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2∕3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

Section 5.4          Newly Created Directorships and Vacancies. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

Section 5.5          Preferred Stock — Directors. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article V, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 5.2(b), and the total number of directors constituting the whole Board shall be

Annex B-4

automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, amend or repeal the Amended and Restated Bylaws of the Corporation (as amended and/or restated from time to time). In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Amended and Restated Certificate (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws, the adoption, amendment or repeal of the Bylaws by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds (66 and 2∕3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors. No Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII
STOCKHOLDERS

(a)         Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

(b)         Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board, the Chairperson of the Board, the Chief Executive Officer or the President, and shall not be called by any other person or persons.

(c)         Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1          Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

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Section 8.2          Indemnification and Advancement of Expenses.

(a)         To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)         The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)         Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)         This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX
CORPORATE OPPORTUNITY

(a)         To the fullest extent permitted by Section 122(17) of the DGCL, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Amended and Restated Certificate or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is expressly offered to such person in writing solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

(b)         Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate (including any Certificate of Designation) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified

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or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article IX shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Amended and Restated Certificate, the Bylaws or applicable law.

ARTICLE X
AMENDMENTS

(a)         Notwithstanding anything contained in this Amended and Restated Certificate to the contrary, in addition to any vote required by applicable law, the following provisions in this Amended and Restated Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds (66 and 2∕3%) of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Part (b) of Article IV, Article V, Article VI, Article VII, Article VIII, Article IX and this Article X.

(b)         If any provision or provisions of this Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Amended and Restated Certificate (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XI
DGCL SECTION 203

The Corporation hereby expressly elects not be governed by Section 203 of the DGCL.

ARTICLE XII
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS; CONSENT TO JURISDICTION

Section 12.1        Forum. Subject to the last sentence in this Section 12.1, and unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the provisions of this Section 12.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

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Section 12.2        Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 12.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 12.3        Severability. If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

Section 12.4        Deemed Notice. Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XII.

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Annex C

AMENDED AND RESTATED BYLAWS

OF

Integrated Rail & Resources Inc.

(as adopted on [___], 2024)

Article I - CORPORATE OFFICES

1.1         REGISTERED OFFICE

The registered office of Integrated Rail & Resources Inc. (the “Corporation”) shall be fixed in the Corporation’s Amended and Restated Certificate of Incorporation, as the same may be amended from time to time (the “certificate of incorporation”).

1.2         OTHER OFFICES

The Corporation may at any time establish other offices.

Article II - MEETINGS OF STOCKHOLDERS

2.1         PLACE OF MEETINGS

Meetings of stockholders shall be held at a place, if any, within or outside the State of Delaware, determined by the board of directors of the Corporation (the “Board of Directors”). The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2         ANNUAL MEETING

The Board of Directors shall designate the date and time of the annual meeting of stockholders. At the annual meeting, directors shall be elected and any other proper business, brought in accordance with Section 2.4 of these bylaws, may be transacted. The Board of Directors may cancel, postpone or reschedule any previously scheduled annual meeting at any time, before or after the notice for such meeting has been sent to the stockholders.

2.3         SPECIAL MEETING

(a)         A special meeting of the stockholders may be called at any time only by (i) the Board of Directors, (ii) the chairperson of the Board of Directors, (iii) the chief executive officer or (iv) the president, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. The Board of Directors may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.

(b)         The notice of a special meeting shall include the purpose for which the meeting is called. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the Board of Directors, the chairperson of the Board of Directors, the chief executive officer or the president. Nothing contained in this Section 2.3(b) shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

2.4         ADVANCE NOTICE PROCEDURES

(a)         Annual Meetings of Stockholders.

(i)     Nominations of persons for election to the Board of Directors or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto); (B) by or at the direction of the Board of Directors; (C) as may be provided in the certificate of designation for any class or series of preferred stock; or

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(D) by any stockholder of the Corporation who (1) is a stockholder of record at the time of giving of the notice contemplated by Section 2.4(a)(ii); (2) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the annual meeting; (3) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the annual meeting; (4) is a stockholder of record at the time of the annual meeting; and (5) complies with the procedures set forth in this Section 2.4(a).

(ii)         For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (D) of Section 2.4(a)(i), the stockholder must have given timely notice in writing to the secretary and any such proposed business (other than a nomination) must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of the Corporation no earlier than 8:00 a.m., local time, on the 150th day and no later than 5:00 p.m., local time, on the 120th day prior to the first anniversary of the date of the proxy statement (as defined in this Section 2.4(a)(ii)) for the preceding year’s annual meeting of stockholders (which anniversary date shall, for purposes of the Corporation’s first annual meeting after its shares of stock are first publicly traded, be deemed to be [•]). However, if no annual meeting of stockholders was held in the preceding year, or if the date of the applicable annual meeting is more than 30 days before or more than 60 days after the first anniversary of the preceding year’s annual meeting, then to be timely such notice must be received by the secretary at the principal executive offices of the Corporation no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the annual meeting and no later than the later of (A) 5:00 p.m., local time, on the 90th day before the meeting or (B) 5:00 p.m., local time, on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation. In no event will the adjournment, rescheduling or postponement of any annual meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting. Notwithstanding anything in the second sentence of this Section 2.4(a)(ii) to the contrary, if the number of directors to be elected to the Board of Directors at the annual meeting is increased after the time period for which nominations would otherwise be due under this Section 2.4(a)(ii) and there is no public announcement naming the nominees for the additional directorships at least 10 days before the last day that a stockholder may deliver a notice of nomination pursuant to the foregoing provisions, then a stockholder’s notice required by this Section 2.4(a)(ii) will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the secretary at the principal executive offices of the Corporation no later than 5:00 p.m., local time, on the 10th day following the day on which such public announcement is first made. “Public announcement” means disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934 (as amended and inclusive of rules and regulations thereunder, the “1934 Act”). “The date of the proxy statement” means “the date of the company’s proxy statement released to shareholders” as used in Rule 14a-8(e) promulgated under the 1934 Act, as interpreted by the Securities and Exchange Commission from time to time.

(iii)        A stockholder’s notice to the secretary must set forth:

(A)        as to each person whom the stockholder proposes to nominate for election as a director:

(1)         such person’s name, age, business address, residence address and principal occupation or employment; the class, series and number of shares of stock of the Corporation that are held of record or are beneficially owned by such person and a description of any Derivative Instruments (defined below) held or beneficially owned thereby or of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of such person; and all information relating to such person that is required to be disclosed in solicitations of proxies for the contested election of directors, or is otherwise required, in each case pursuant to Section 14 of the 1934 Act;

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(2)         such person’s written consent to being named in the proxy statement and related materials of the Corporation and the proxy statement and related materials of such stockholder as a nominee of the stockholder and to serving as a director of the Corporation if elected;

(3)         a reasonably detailed description of any direct or indirect compensatory, payment, indemnification or other financial agreement, arrangement or understanding that such person has, or has had within the past three years, with any person or entity other than the Corporation (including the amount of any payment or payments received or receivable thereunder), in each case in connection with candidacy or service as a director of the Corporation (a “Third-Party Compensation Arrangement”); and

(4)         a description of any other material relationships between such person and such person’s respective affiliates and associates, or others acting in concert with them, on the one hand, and such stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, and their respective affiliates and associates, or others acting in concert with them, on the other hand;

(B)         as to any other business that the stockholder proposes to bring before the annual meeting:

(1)         a brief description of the business desired to be brought before the annual meeting;

(2)         the text of the proposal or business (including the text of any resolutions proposed for consideration and, if applicable, the text of any proposed amendment to these bylaws or the Corporation’s certificate of incorporation);

(3)         the reasons for conducting such business at the annual meeting;

(4)         any material interest in such business of such stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates and associates, or others acting in concert with them; and

(5)         a description of all agreements, arrangements and understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates or associates or others acting in concert with them, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; and

(C)         as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

(1)         the name and address of such stockholder (as they appear on the Corporation’s books), of such beneficial owner and of their respective affiliates or associates or others acting in concert with them;

(2)         for each class or series, the number of shares of stock of the Corporation that are, directly or indirectly, held of record or are beneficially owned by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;

(3)         a description of any agreement, arrangement or understanding between such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, and any other person or persons (including, in each case, their names) in connection with the proposal of such nomination or other business;

(4)         a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or

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similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, with respect to the Corporation’s securities (any of the foregoing, a “Derivative Instrument”), or any other agreement, arrangement or understanding that has been made the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for or increase or decrease the voting power of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, with respect to the Corporation’s securities;

(5)         any rights to dividends on the Corporation’s securities owned beneficially by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, that are separated or separable from the underlying security;

(6)         any proportionate interest in the Corporation’s securities or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;

(7)         any performance-related fees (other than an asset-based fee) that such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with, them is entitled to based on any increase or decrease in the value of the Corporation’s securities or Derivative Instruments, including, without limitation, any such interests held by members of the immediate family of such persons sharing the same household;

(8)         any significant equity interests or any Derivative Instruments in any principal competitor of the Corporation that are held by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;

(9)         any direct or indirect interest of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (in each case, including any employment agreement, collective bargaining agreement or consulting agreement);

(10)       a representation and undertaking that the stockholder is a holder of record of stock of the Corporation as of the date of submission of the stockholder’s notice and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;

(11)       a representation and undertaking that such stockholder or any such beneficial owner intends, or is part of a group that intends, to (x) deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of the Corporation’s then-outstanding stock required to approve or adopt the proposal or to elect each such nominee; or (y) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination;

(12)       any other information relating to such stockholder, such beneficial owner, or their respective affiliates or associates or others acting in concert with them, or director nominee or proposed business that, in each case, would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee (in a contested election of directors) or proposal pursuant to Section 14 of the 1934 Act; and

(13)       such other information relating to any proposed item of business as the Corporation may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.

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(iv)        In addition to the requirements of this Section 2.4, to be timely, a stockholder’s notice (and any additional information submitted to the Corporation in connection therewith) must further be updated and supplemented (A) if necessary, so that the information provided or required to be provided in such notice is true and correct as of the record date(s) for determining the stockholders entitled to notice of, and to vote at, the meeting and as of the date that is 10 business days prior to the meeting or any adjournment, or postponement thereof and (B) to provide any additional information that the Corporation may reasonably request. Such update and supplement or additional information, if applicable, must be received by the secretary at the principal executive offices of the Corporation, in the case of a request for additional information, promptly following a request therefor, which response must be delivered not later than such reasonable time as is specified in any such request from the Corporation or, in the case of any other update or supplement of any information, not later than five business days after the record date(s) for the meeting (in the case of any update and supplement required to be made as of the record date(s)), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). The failure to timely provide such update, supplement or additional information shall result in the nomination or proposal no longer being eligible for consideration at the meeting.

(b)         Special Meetings of Stockholders. Special meetings of stockholders may be called only in accordance with the certificate of incorporation and Section 2.3(a) of these bylaws. Only such business will be conducted at a special meeting of stockholders as has been brought before the special meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board of Directors or any committee thereof or (2) provided that the Board of Directors has determined that directors shall be elected at such meeting by any stockholder who (i) is a stockholder of record at the time of giving of the notice contemplated by this Section 2.4(b); (ii) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the special meeting; (iii) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the special meeting; (iv) is a stockholder of record at the time of the special meeting; and (v) complies with the procedures set forth in this Section 2.4(b). The number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. For nominations to be properly brought by a stockholder before a special meeting pursuant to this Section 2.4(b), the stockholder’s notice must be received by the secretary at the principal executive offices of the Corporation no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the special meeting and no later than 5:00 p.m., local time, on the later of the 90th day prior to the day of the special meeting or the 10th day following the day on which public announcement of the date of the special meeting at which directors are to be elected was first made by the Corporation. In no event will any adjournment, rescheduling or postponement of a special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice. A stockholder’s notice to the secretary must comply with the applicable notice requirements of Section 2.4(a)(iii).

(c)         Other Requirements.

(i)          To be eligible to be a nominee by any stockholder for election as a director of the Corporation, the proposed nominee must provide to the secretary, in accordance with the applicable time periods prescribed for delivery of notice under Section 2.4(a)(ii) or Section 2.4(b), as applicable:

(A)        a signed and completed written questionnaire (in the form provided by the secretary at the written request of the nominating stockholder, which form will be provided by the secretary within 10 days of receiving such request);

(B)         a written representation and undertaking that, such nominee is not, and will not become, a party to any voting agreement, arrangement, commitment, assurance or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue (a “Voting Commitment”) that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law;

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(C)         a written representation and undertaking that, unless previously disclosed to the Corporation, such nominee is not, and will not become, a party to any Third-Party Compensation Arrangement;

(D)        a written representation and undertaking that, if elected as a director, such nominee would be in compliance, and will continue to comply, with the Corporation’s corporate governance guidelines as disclosed on the Corporation’s website, as amended from time to time; and

(E)         a written representation and undertaking that such nominee, if elected, intends to serve a full term on the Board of Directors.

(ii)         At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director must furnish to the secretary the information that is required to be set forth in a stockholder’s notice of nomination that pertains to such nominee.

(iii)        No person will be eligible to be nominated by a stockholder for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.4. No business proposed by a stockholder will be conducted at a stockholder meeting except in accordance with this Section 2.4.

(iv)        The chairperson of the applicable meeting of stockholders will, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these bylaws or that business was not properly brought before the meeting. If the chairperson of the meeting should so determine, then the chairperson of the meeting will so declare to the meeting and the defective nomination will be disregarded or such business will not be transacted, as the case may be.

(v)         Notwithstanding anything to the contrary in this Section 2.4, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear in person at the meeting to present a nomination or other proposed business, such nomination will be disregarded or such proposed business will not be transacted, as the case may be, notwithstanding that proxies in respect of such nomination or business may have been received by the Corporation and counted for purposes of determining a quorum. For purposes of this Section 2.4, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, director, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting.

(vi)        Without limiting this Section 2.4, a stockholder must also comply with all applicable requirements of the 1934 Act with respect to the matters set forth in this Section 2.4, it being understood that (A) any references in these bylaws to the 1934 Act are not intended to, and will not, limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.4; and (B) compliance with clause (D) of Section 2.4(a)(i) and with Section 2.4(b) are the exclusive means for a stockholder to make nominations or submit other business (other than as provided in Section 2.4(c)(vii)).

(vii)       Notwithstanding anything to the contrary in this Section 2.4, the notice requirements set forth in these bylaws with respect to the proposal of any business pursuant to this Section 2.4 will be deemed to be satisfied by a stockholder if (A) such stockholder has submitted a proposal to the Corporation in compliance with Rule 14a-8 under the 1934 Act; and (B) such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for the meeting of stockholders. Subject to Rule 14a-8 and other applicable rules and regulations under the 1934 Act, nothing in these bylaws will be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Corporation’s proxy statement any nomination of a director or any other business proposal.

2.5         NOTICE OF STOCKHOLDERS’ MEETINGS

Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record

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date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the certificate of incorporation or these bylaws, the notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

2.6         QUORUM

The holders of a majority of the voting power of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. Where a separate vote by a class or series or classes or series is required, the holders of a majority of the voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise provided by law, the certificate of incorporation or these bylaws.

If, however, such quorum is not present or represented at any meeting of the stockholders, then either (a) the chairperson of the meeting, or (b) the stockholders so present (by the affirmative vote of the holders of a majority in voting power of the capital stock of the Corporation which are present in person or represented by proxy and entitled to vote thereon) shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting in accordance with Section 2.7, until a quorum is present or represented.

2.7         ADJOURNED MEETING; NOTICE

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the DGCL and Section 2.11 of these bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

2.8         ORGANIZATION; CONDUCT OF BUSINESS

The chairperson of any meeting of stockholders shall be designated by the Board of Directors; in the absence of such designation, the chairperson of the Board of Directors, if any, or the chief executive officer (in the absence of the chairperson of the Board of Directors) or the president (in the absence of the chairperson of the Board of Directors and the chief executive officer), or in their absence any other executive officer of the Corporation, shall serve as chairperson of the stockholder meeting. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairperson of the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairperson of the meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The chairperson at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such chairperson

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should so determine, such chairperson shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.9         VOTING

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

Except as may be otherwise provided in the certificate of incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder as of the applicable record date.

Unless a different or minimum vote is required by applicable law, the certificate of incorporation, these bylaws, the rules or regulations of the stock exchange on which the Corporation’s securities are listed, or any law or regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise required by law, the certificate of incorporation or these bylaws, directors shall be elected by a plurality of the votes cast. Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of such class or series or classes or series present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of such class or series or classes or series, unless a different or minimum vote is required by applicable law, the certificate of incorporation, these bylaws, the rules or regulations of the stock exchange on which the Corporation’s securities are listed, or any law or regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter.

2.10       STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Subject to the rights of holders of preferred stock of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent by such stockholders.

2.11       RECORD DATES

In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.

If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of Section 213 of the DGCL and this Section 2.11 at the adjourned meeting.

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In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

2.12       PROXIES

Each stockholder entitled to vote at a meeting of stockholders, or to take corporate action by consent without a meeting, may authorize another person or persons to act for such stockholder by proxy in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The authorization of a person to act as a proxy may be documented, signed and delivered in accordance with Section 116 of the DGCL; provided that such authorization shall set forth, or be delivered with information enabling the Corporation to determine, the identity of the stockholder granting such authorization. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL.

2.13       LIST OF STOCKHOLDERS ENTITLED TO VOTE

The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the Corporation’s principal place of business. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

2.14       INSPECTORS OF ELECTION

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act.

Such inspectors shall:

(a)         ascertain the number of shares outstanding and the voting power of each;

(b)         determine the shares represented at the meeting and the validity of proxies and ballots;

(c)         count all votes and ballots;

(d)         determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and

(e)         certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots.

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Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. If there are multiple inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

Article III - DIRECTORS

3.1         POWERS

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided in the DGCL or the certificate of incorporation.

3.2         NUMBER OF DIRECTORS

The Board of Directors shall consist of one or more members, each of whom shall be a natural person. The size of the Board of Directors will be fixed in the manner set forth in the certificate of incorporation. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3         ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS

Except as provided in Section 3.4 of these bylaws, each director, including a director elected to fill a vacancy or a newly created directorship, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The certificate of incorporation or these bylaws may prescribe other qualifications for directors.

The terms of directors shall be as set forth in the certificate of incorporation.

3.4         RESIGNATION AND VACANCIES

Any director may resign at any time upon notice given in writing or by electronic transmission to the chairperson of the Board of Directors, chief executive officer, president or secretary of the Corporation. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise provided in the certificate of incorporation or these bylaws, when one or more directors resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

Any vacancies or newly created directorship on the Board of Directors shall be filled in accordance with the certificate of incorporation.

3.5         PLACE OF MEETINGS; MEETINGS BY TELEPHONE

The Board of Directors may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.6         REGULAR MEETINGS

Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.

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3.7         SPECIAL MEETINGS; NOTICE

Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the chairperson of the Board of Directors, the chief executive officer, the president, the secretary or a majority of the directors then in office; provided that the person(s) authorized to call special meetings of the Board of Directors may authorize another person or persons to send notice of such meeting.

Notice of the time and place of special meetings shall be:

(a)         delivered personally by hand, by courier or by telephone;

(b)         sent by United States first-class mail, postage prepaid;

(c)         sent by facsimile;

(d)         sent by electronic mail; or

(e)         otherwise given by electronic transmission (as defined in Section 232 of the DGCL),

(f)          directed to each director at that director’s address, telephone number, facsimile number, electronic mail address or other contact for notice by electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile, (iii) sent by electronic mail or (iv) otherwise given by electronic transmission, it shall be delivered, sent or otherwise directed to each director, as applicable, at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice may be communicated to the director. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting, unless required by statute.

3.8         QUORUM; VOTING

Unless otherwise provided in the certificate of incorporation, at all meetings of the Board of Directors, a majority of the total number of directors shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board of Directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

The affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, the certificate of incorporation or these bylaws.

3.9         BOARD ACTION BY CONSENT WITHOUT A MEETING

Unless otherwise restricted by the certificate of incorporation or these bylaws, (a) any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission; and (b) a consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given for purposes of this Section 3.9 at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board of Directors, or the committee or subcommittee thereof, in the same paper or electronic form as the minutes are maintained.

3.10       FEES AND COMPENSATION OF DIRECTORS

Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board of Directors shall have the authority to fix the compensation of directors.

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3.11       REMOVAL OF DIRECTORS

Any director or the entire Board of Directors may be removed from office by stockholders of the Corporation in the manner specified in the certificate of incorporation and applicable law. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

3.12       BOARD MINUTES

The Board of Directors shall keep (or direct the secretary or assistant secretary of the Corporation or another person to keep) regular minutes of its meetings.

Article IV - COMMITTEES

4.1         COMMITTEES OF DIRECTORS

The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors or in these bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (a) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (b) adopt, amend or repeal any bylaw of the Corporation.

4.2         SUBCOMMITTEES

Unless otherwise provided in the certificate of incorporation, these bylaws or the resolutions of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

4.3         COMMITTEE MINUTES

Each committee and subcommittee shall keep (or direct the secretary or assistant secretary of the Corporation or another person to keep) regular minutes of its meetings.

4.4         MEETINGS AND ACTION OF COMMITTEES

Meetings and actions of committees and subcommittees shall be governed by, and held and taken in accordance with, the provisions of:

(a)         Section 3.5 (Place of meetings; Meetings by telephone);

(b)         Section 3.6 (Regular meetings);

(c)         Section 3.7 (Special meetings; Notice);

(d)         Section 3.8 (Quorum; Voting);

(e)         Section 3.9 (Board action by consent without a meeting); and

(f)          Section 7.4 (Waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee or subcommittee and its members for the Board of Directors and its members; provided, however, (i) the time and place of regular meetings of committees or subcommittees may be determined either by resolution of the Board of Directors or by resolution of the committee or subcommittee; (ii) special meetings of committees or subcommittees may also be called by resolution of the Board of Directors or the committee or the subcommittee; and (iii) notice of special meetings of committees

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and subcommittees shall also be given to all alternate members who shall have the right to attend all meetings of the committee or subcommittee. The Board of Directors, or in the absence of any such action by the Board of Directors, the applicable committee or subcommittee, may adopt rules for the government of any committee or subcommittee not inconsistent with the provisions of these bylaws.

Article V - OFFICERS

5.1         OFFICERS

The officers of the Corporation shall include a president, a treasurer and a secretary. The Corporation may also have, at the discretion of the Board of Directors, a chairperson of the Board of Directors, a vice chairperson of the Board of Directors, a chief executive officer, a chief financial officer or treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person.

5.2         APPOINTMENT OF OFFICERS

The Board of Directors shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws, subject to the rights, if any, of an officer under any contract of employment.

5.3         SUBORDINATE OFFICERS

The Board of Directors may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president, to appoint, such other officers as the business of the Corporation may require. Each of such officers shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board of Directors may from time to time determine.

5.4         REMOVAL AND RESIGNATION OF OFFICERS

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board of Directors or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of removal.

Any officer may resign at any time by giving notice, in writing or by electronic transmission, to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5         VACANCIES IN OFFICES

Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors or as provided in Section 5.3.

5.6         REPRESENTATION OF SECURITIES OF OTHER ENTITIES

The chairperson of the Board of Directors, the chief executive officer, the president, any vice president, the treasurer, the secretary or assistant secretary of the Corporation or any other person authorized by the Board of Directors or the chief executive officer, the president or a vice president, is authorized to vote, represent and exercise on behalf of the Corporation all rights incident to any and all shares or other securities of any other entity or entities, and all rights incident to any management authority conferred on the Corporation in accordance with the governing documents of any entity or entities, standing in the name of the Corporation, including the right to act by written consent. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7         AUTHORITY AND DUTIES OF OFFICERS

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be designated from time to time by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.

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Article VI - STOCK

6.1         STOCK CERTIFICATES; PARTLY PAID SHARES

The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Unless otherwise provided by resolution of the Board of Directors, every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Corporation by any two officers of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Corporation shall not have power to issue a certificate in bearer form.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly-paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly-paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

6.2         SPECIAL DESIGNATION ON CERTIFICATES

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to this Section 6.2 or Sections 156, 202(a), 218(a) or 364 of the DGCL or with respect to this Section 6.2 a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

6.3         LOST CERTIFICATES

Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

6.4         DIVIDENDS

The Board of Directors, subject to any restrictions contained in the certificate of incorporation or applicable law, may declare and pay dividends upon the shares of the Corporation’s capital stock. Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock, subject to the provisions of the certificate of incorporation. The Board of Directors may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

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6.5         TRANSFER OF STOCK

Transfers of record of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by an attorney duly authorized, and, if such stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer.

6.6         STOCK TRANSFER AGREEMENTS

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

6.7         CERTAIN RESTRICTIONS ON TRANSFER

If the Corporation issues any shares that are not registered under the Securities Act of 1933, as amended (the “Securities Act”), and registered or qualified under the applicable state securities laws, such shares may not be transferred without the consent of the Corporation and the certificates evidencing such shares or the notice required by Delaware law, as the case may be, shall contain substantially the following legend (or such other legend adopted by resolution or resolutions of the Board of Directors):

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY SET FORTH IN THE CORPORATION’S BYLAWS (AS THE SAME MAY BE AMENDED OR AMENDED AND RESTATED) AND MAY NOT BE TRANSFERRED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM, WITHOUT THE CONSENT OF THE CORPORATION.

6.8         REGISTERED STOCKHOLDERS

The Corporation:

(a)         shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and notices and to vote as such owner; and

(b)         shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

Article VII - MANNER OF GIVING NOTICE AND WAIVER

7.1         NOTICE OF STOCKHOLDERS’ MEETINGS

Notice of any meeting of stockholders shall be given in the manner set forth in the DGCL and these bylaws.

7.2         NOTICE TO STOCKHOLDERS SHARING AN ADDRESS

Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under the provisions of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any stockholder who fails to object in writing to the Corporation, within 60 days of having been given written notice by the Corporation of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice. This Section 7.2 shall not apply to Sections 164, 296, 311, 312 or 324 of the DGCL.

7.3         NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL

Whenever notice is required to be given, under the DGCL, the certificate of incorporation or these bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom

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communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

7.4         WAIVER OF NOTICE

Whenever notice is required to be given under any provision of the DGCL, the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

Article VIII - INDEMNIFICATION

8.1         INDEMNIFICATION OF DIRECTORS AND OFFICERS IN THIRD PARTY PROCEEDINGS

Subject to the other provisions of this Article VIII, the Corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

8.2         INDEMNIFICATION OF DIRECTORS AND OFFICERS IN ACTIONS BY OR IN THE RIGHT OF THE CORPORATION

Subject to the other provisions of this Article VIII, the Corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

8.3         SUCCESSFUL DEFENSE

To the extent that a present or former director or officer (for purposes of this Section 8.3 only, as such term is defined in Section 145(c)(1) of the DGCL) of the Corporation has been successful on the merits or otherwise in defense of any Proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein,

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such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The Corporation may indemnify any other person who is not a present or former director or officer (as such term is defined in Section 145(c)(1) of the DGCL) of the Corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent he or she has been successful on the merits or otherwise in defense of any Proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein.

8.4         INDEMNIFICATION OF OTHERS

Subject to the other provisions of this Article VIII, the Corporation shall have power to indemnify its employees and agents, or any other persons, to the extent not prohibited by the DGCL or other applicable law. The Board of Directors shall have the power to delegate to any person or persons identified in subsections (1) through (4) of Section 145(d) of the DGCL the determination of whether employees or agents shall be indemnified.

8.5         ADVANCED PAYMENT OF EXPENSES

Expenses (including attorneys’ fees) actually and reasonably incurred by an officer or director of the Corporation in defending any Proceeding shall, to the fullest extent permitted by law, be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article VIII or the DGCL. Such expenses (including attorneys’ fees) actually and reasonably incurred by current or former directors and officers or other current or former employees and agents of the Corporation or by persons currently or formerly serving at the request of the Corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate. The right to advancement of expenses shall not apply to any Proceeding (or any part of any Proceeding) for which indemnity is excluded pursuant to these bylaws, but shall apply to any Proceeding (or any part of any Proceeding) referenced in Section 8.6(b) or 8.6(c) prior to a determination that the person is not entitled to be indemnified by the Corporation.

8.6         LIMITATION ON INDEMNIFICATION

Subject to the requirements in Section 8.3 and the DGCL, the Corporation shall not be obligated to indemnify any person pursuant to this Article VIII in connection with any Proceeding (or any part of any Proceeding):

(a)         for which payment has actually been received by or on behalf of such person under any statute, insurance policy, contract, agreement or other indemnity or advancement provision, vote or otherwise, except with respect to any excess beyond the amount actually received under any statute, insurance policy, contract, agreement, other indemnity or advancement provision, vote or otherwise;

(b)         for an accounting or disgorgement of profits pursuant to Section 16(b) of the 1934 Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(c)         for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Corporation, as required in each case under the 1934 Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(d)         initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the Corporation or its directors, officers, employees, agents or other indemnitees, unless (i) the Board of Directors authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, (iii) otherwise required to be made under Section 8.7 or (iv) otherwise required by applicable law; or

(e)         if prohibited by applicable law.

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8.7         DETERMINATION; CLAIM

If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 30 days after receipt by the Corporation of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. The Corporation shall indemnify such person against any and all expenses that are actually and reasonably incurred by such person in connection with any action brought in accordance with this Section 8.7 for indemnification or advancement of expenses from the Corporation under this Article VIII to the extent such person is successful in such action, and to the extent not prohibited by law. In any such suit, the Corporation shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.

8.8         NON-EXCLUSIVITY OF RIGHTS

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.

8.9         INSURANCE

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.

8.10       SURVIVAL

The rights to indemnification and advancement of expenses conferred by this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

8.11       EFFECT OF REPEAL OR MODIFICATION

A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to or repeal or elimination of the certificate of incorporation or these bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

8.12       CERTAIN DEFINITIONS

For purposes of this Article VIII, references to the “Corporation” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving company as such person would have with respect to such constituent company if its separate existence had continued. For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes

Annex C-18

duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.

Article IX - GENERAL MATTERS

9.1         EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS

Except as otherwise provided by law, the certificate of incorporation or these bylaws, the Board of Directors may authorize any officer or officers, or agent or agents, to enter into any contract or execute any document or instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

9.2         FISCAL YEAR

The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.

9.3         SEAL

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board of Directors. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

9.4         CONSTRUCTION; DEFINITIONS

Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes a corporation, partnership, limited liability company, joint venture, trust or other enterprise, and a natural person. Any reference in these bylaws to a section of the DGCL shall be deemed to refer to such section as amended from time to time and any successor provisions thereto.

Article X - AMENDMENTS

These bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the affirmative vote of the holders of at least two-thirds of the total voting power of outstanding voting securities, voting together as a single class, shall be required for the stockholders of the Corporation to alter, amend or repeal, or adopt any bylaw inconsistent with, the following provisions of these bylaws: Article II, Section 3.1, Section 3.2, Section 3.4, Section 3.11, Article VIII or this Article X (including, without limitation, any such Article or Section as renumbered as a result of any amendment, alteration, change, repeal, or adoption of any other bylaw). The Board of Directors shall also have the power to adopt, amend or repeal bylaws.

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Annex D

HOLDINGS 2024 INCENTIVE PLAN

Annex D-1

Annex E

ASSUMPTION OF WARRANT AGREEMENT

THIS ASSUMPTION OF WARRANT AGREEMENT (this “Agreement”), dated as of [•], 2024, is by and among Integrated Rail and Resources Acquisition Corp., a Delaware corporation (the “Company”), Uinta Infrastructure Group Corp., a Delaware corporation (“Holdings”), and Equiniti Trust Company, LLC, a New York limited liability trust company (formerly known as American Stock Transfer & Trust Company, LLC), as warrant agent (the “Warrant Agent”). Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Warrant Agreement (as defined below).

WHEREAS, the Company and the Warrant Agent previously entered into that certain Warrant Agreement, dated November 11, 2021 (the “Warrant Agreement”), pursuant to which the Warrant Agent agreed to act on behalf of the Company in connection with the issuance, registration, transfer, exchange, redemption and exercise of up to 11,500,000 warrants (assuming the exercise in full Over-allotment Option) (the “Public Warrants”) underlying units issued in the Company’s initial public offering (the “IPO”), up to 9,400,000 warrants (assuming the exercise in full Over-allotment Option) (the “Private Placement Warrants”) issued in a private placement consummated simultaneously with the IPO (the “Private Placement”), up to 1,500,000 Working Capital Warrants and any additional Post IPO Warrants;

WHEREAS, the IPO and the Private Placement were consummated on November 16, 2021;

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated August 12, 2024 (as amended by that certain Amendment to and Waiver of Agreement and Plan of Merger, dated November 8, 2024, and as may be further amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), which provides for a Business Combination between the Company and Tar Sands Holdings II, LLC, a Utah limited liability company (“TSII”);

WHEREAS, pursuant to the Merger Agreement, (i) Uinta Merger Co., a Delaware corporation and wholly owned subsidiary of Holdings (“SPAC Merger Sub”), will merge with and into the Company (the “SPAC Merger”), with the Company surviving the SPAC Merger as a direct wholly owned subsidiary of Holdings, and (ii) Uinta Merger LLC (“Company Merger Sub”), a Delaware limited liability company and wholly owned subsidiary of Uinta Lower Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Holdings (“Lower Holdings”), will merge with and into TSII (the “TSII Merger” and, together with the SPAC Merger, the “Mergers”), with the TSII surviving the TSII Merger as a direct wholly owned subsidiary of Lower Holdings; and as a result of the Business Combination, holders of shares of Class A common stock of the Company and membership interests of TSII will become holders of shares of Class A common stock, par value $0.0001 per share, of Holdings (the “Holdings Common Stock”);

WHEREAS, upon consummation of the Business Combination, as provided in Section 4.4 of the Warrant Agreement, the Warrants will no longer be exercisable for Common Stock of the Company but instead will be exercisable for Holdings Common Stock; and

WHEREAS, in connection with the Business Combination, Holdings wishes to confirm the assumption of the Company’s rights, duties, covenants and other obligations (the “Obligations”) under the Warrant Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.           Assumption of the Obligations. As of and with effect on and from the Closing (as defined in the Merger Agreement), the Company hereby assigns to Holdings all of the Company’s rights, titles, interests and obligations in and under the Warrant Agreement; and Holdings hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Warrant Agreement arising on, from and after the Closing.

2.           Consent. The Warrant Agent hereby consents to (i) the assignment of the Warrant Agreement by the Company to Holdings and the assumption of the Warrant Agreement by Holdings from the Company, in each case effective as of the Closing, and (ii) the continuation of the Warrant Agreement, in full force and effect from and after the Closing.

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3.           No Amendments. Except for the assumption of the Obligations by Holdings hereunder, the Warrant Agreement shall remain unchanged and in full force and effect.

4.           Miscellaneous.

(a)         The Company and Holdings agree to execute such reasonable further instruments or perform such reasonable acts which are or may become reasonably necessary to carry out the intent of this Agreement.

(b)         This Agreement shall be governed by and construed under the laws of the State of New York without regard to its conflict of laws principles.

(c)         This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[The balance of this page is intentionally left blank.]

Annex E-2

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.
By:
	Name:	Mark A. Michel
	Title:	Chief Executive Officer
UINTA INFRASTRUCTURE GROUP CORP.
By:
	Name:	Mark A. Michel
	Title:	Chief Executive Officer
EQUINITI TRUST COMPANY, LLC, as Warrant Agent
By:
Name:
Title:

Annex E-3

Annex F

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of August 12, 2024, by and among Integrated Rail and Resources Acquisition Corp., a Delaware corporation (“SPAC”), Unita Integrated Infrastructure Inc., a Delaware corporation, (“Holdings”) and DHIP Natural Resources Investments, LLC, a Delaware limited liability company (the “Sponsor”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, the SPAC, Holdings, Unita Integrated Infrastructure Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings (“Lower Holdings”), RR Integration Merger Co., a Delaware corporation and a wholly-owned subsidiary of Holdings, RRG Merger LLC, a Delaware limited liability company and a wholly-owned subsidiary of Lower Holdings, Tar Sands Holdings II, LLC, a Utah limited liability company (the “Company”), and the Endeavor Capital Group, LLC (the “Company Member Representative”), are concurrently herewith entering into an Agreement and Plan of Merger (as the same may be amended, restated or supplemented, the “Merger Agreement”) pursuant to which, among other things, Merger Sub will be merged with and into SPAC, with the SPAC being the surviving entity and becoming a wholly owned subsidiary of Holdings;

WHEREAS, the Sponsor is, as of the date of this Agreement, the sole legal owner of that number set forth on Schedule A hereto of (i) outstanding shares of SPAC Common Stock (“SPAC Shares”) and (ii) outstanding SPAC Units, each consisting of one share of SPAC Common Stock and one right to receive one-tenth of one share of SPAC Common Stock upon completion of the Merger or any other securities convertible into or exercisable or exchangeable for any shares of SPAC capital stock (such SPAC Shares and SPAC Units owned by the Sponsor, together with any additional shares of SPAC Common Stock or other capital stock (including any securities convertible into or exercisable for capital stock), whether by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon the exercise or conversion of any securities, acquired by the Sponsor after the date hereof and prior to the Termination Date being collectively referred to herein as the “Subject Shares”); and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, the Company and the SPAC have requested that Sponsor enter into this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement and the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Representations and Warranties of Sponsor

Sponsor hereby represents and warrants to the SPAC as follows:

1.1              Organization and Standing; Authorization. Sponsor has been duly organized and is validly existing and in good standing under the Laws of the State of Delaware, (i) has all requisite limited liability company power and authority, as applicable, to own, lease and operate its properties and to carry on its business as now being conducted, (ii) has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other proceedings on the part of Sponsor are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby.

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1.2              Binding Agreement. This Agreement has been duly and validly executed and delivered by Sponsor and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditor’s rights generally and to general principles of equity (collectively, the “Enforceability Exceptions”).

1.3              Governmental Approvals. No notice, consent, approval, consent waiver or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of Sponsor is required to be obtained or made in connection with the execution, delivery or performance by Sponsor of this Agreement or the consummation by Sponsor of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Sponsor to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

1.4              Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by Sponsor will not (a) conflict with or violate any provision of the certificate of incorporation or formation, bylaws, limited liability company agreement or similar organizational documents of Sponsor, if and as applicable, (b) conflict with or violate any Law, Governmental Order or required consent or approval applicable to Sponsor or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Sponsor under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of Sponsor under, (viii) give rise to any obligation to obtain any third party consent or approval from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of Sponsor, except for any deviations from any of the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Sponsor to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

1.5              Subject Shares. As of the date of this Agreement, Sponsor has record and beneficial ownership of the Subject Shares, and all such Subject Shares are owned by Sponsor free and clear of all Liens, other than liens or encumbrances pursuant to this Agreement, the governing documents of SPAC or applicable federal or state securities laws. Other than the Subject Shares, Sponsor does not legally or beneficially own any SPAC Common Stock, SPAC Units or any other SPAC capital stock or securities that are convertible into or exercisable for SPAC Common Stock or other capital stock. Sponsor has the sole right to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by this Agreement or the governing documents of the SPAC.

1.6              Merger Agreement. Sponsor understands and acknowledges that the Company and the SPAC are entering into the Merger Agreement in reliance upon Sponsor’s execution and delivery of this Agreement. Sponsor has received a copy of the Merger Agreement and is familiar with the provisions of the Merger Agreement.

ARTICLE II

Representations and Warranties of SPAC

SPAC hereby represents and warrants to Sponsor as follows:

2.1              Organization and Standing. SPAC is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. SPAC has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

Annex F-2

2.2              Authorization; Binding Agreement. SPAC has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of SPAC and no other corporate proceedings on the part of SPAC are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes, or when delivered shall constitute, the valid and binding obligation of SPAC, subject to the Enforceability Exceptions.

2.3              Governmental Approvals. No notice, consent, approval, consent waiver or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of SPAC is required to be obtained or made in connection with the execution, delivery or performance of this Agreement or the consummation by SPAC of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of SPAC to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

2.4              Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by SPAC will not (a) conflict with or violate any provision of governing documents of SPAC, (b) conflict with or violate any Law, Governmental Order or required consent or approval applicable to SPAC or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by SPAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of SPAC under, (viii) give rise to any obligation to obtain any third party consent or approval from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of SPAC, except for any deviations from any of the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of SPAC to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

ARTICLE III

Representations and Warranties of the Company

The Company hereby represents and warrants to Sponsor and SPAC as follows:

3.1              Organization and Standing. The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Utah. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

3.2              Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

Annex F-3

3.3              Governmental Approvals. No notice, consent, approval, consent waiver or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

3.4              Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by the Company will not (a) conflict with or violate any provision of the Organizational Documents of the Company, (b) conflict with or violate any Law, Order or required consent or approval applicable to the Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company under, (viii) give rise to any obligation to obtain any third party consent or approval from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of the Company, except for any deviations from any of the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

ARTICLE IV

Agreement to Vote; Certain Other Covenants of Sponsor

Sponsor covenants and agrees with the SPAC during the term of this Agreement as follows:

4.1              Agreement to Vote.

(a)         In Favor of Merger. At any meeting of the stockholders of SPAC called to seek the SPAC Stockholder Approval, or at any adjournment thereof, or in connection with any written consent of the stockholders of SPAC or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement, any other Ancillary Agreements, the Merger, or any other Transactions is sought, Sponsor shall (i), if a meeting is held, appear at such meeting or otherwise cause the Subject Shares to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote or cause to be voted (including by class vote and/or written consent, if applicable) the Subject Shares in favor of granting the SPAC Stockholder Approval or, if there are insufficient votes in favor of granting the SPAC Stockholder Approval, in favor of the adjournment such meeting of the stockholders of SPAC to a later date but not past November 15, 2024.

(b)         Against Other Transactions. At any meeting of stockholders of SPAC or at any adjournment thereof, or in connection with any written consent of the stockholders of SPAC or in any other circumstances upon which Sponsor’s vote, consent or other approval is sought, Sponsor shall vote (or cause to be voted) the Subject Shares (including by withholding class vote and/or written consent, if applicable) against (i) any business combination agreement, merger agreement or merger (other than the Merger Agreement and the Merger), scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC or any public offering of any shares of SPAC, any of its material Subsidiaries, or, in case of a public offering only, a newly-formed holding SPAC or such material Subsidiaries, other than in connection with the Transactions, (ii) any Acquisition Transaction relating to SPAC, and (iii) other than any amendment to Organizational Documents of SPAC expressly permitted under the terms of the Merger Agreement, any amendment of governing documents of SPAC or other proposal or transaction involving SPAC or any of its Subsidiaries.

Annex F-4

(c)         Revoke Other Proxies. Sponsor represents and warrants that any proxies heretofore given in respect of the Subject Shares that may still be in effect are not irrevocable, and such proxies have been or are hereby revoked, other than the voting and other arrangements under the governing documents of SPAC.

4.2              No Transfer. Other than (x) pursuant to this Agreement, (y) upon the consent of the SPAC or (z) to an Affiliate of Sponsor (provided that such Affiliate shall enter into a written agreement, in form and substance reasonably satisfactory to SPAC, agreeing to be bound by this Agreement to the same extent as Sponsor was with respect to such transferred Subject Shares), from the date of this Agreement until the date of termination of this Agreement, Sponsor shall not, directly or indirectly, (i) (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer, forfeit or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, any Subject Share, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (the actions specified in clauses (a)-(c), collectively, “Transfer”), other than pursuant to the Merger, (ii) grant any proxies or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Subject Shares), or enter into any other agreement, with respect to any Subject Shares, in each case, other than as set forth in this Agreement or the voting and other arrangements under the governing documents of SPAC, (iii) take any action that would make any representation or warranty of Sponsor herein untrue or incorrect, or have the effect of preventing or disabling Sponsor from performing its obligations hereunder, (iv) commit or agree to take any of the foregoing actions or (v) take any other action or enter into any Contract that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or would have the effect of preventing or delaying Sponsor from performing any of its obligations hereunder. Any action attempted to be taken in violation of the preceding sentence will be null and void. Sponsor agrees with, and covenants to, SPAC that Sponsor shall not request that SPAC register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Subject Shares.

4.3              No Solicitation. Prior to the Termination Date, Sponsor agrees not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal, or offer which constitutes, or could reasonably be expected to lead to, an Acquisition Transaction, (ii) participate in any discussions or negotiations regarding, or furnish or receive to or from any Person (other than the SPAC, Merger Sub, the SPAC’s Affiliates and their respective Representatives) any nonpublic information relating to the SPAC or its Subsidiaries, in connection with any Acquisition Transaction, (iii) approve or recommend, or make any public statement approving or recommending an Acquisition Transaction, (iv) enter into any letter of intent, merger agreement or similar agreement providing for an Acquisition Transaction, (v) make, or in any manner participate in a “solicitation” (as such term is used in the rules of the SEC) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to voting of SPAC capital stock intending to facilitate any Acquisition Transaction or cause any holder of shares of SPAC capital stock not to vote to adopt the Merger Agreement and approve the Merger and the other Transactions, (vi) become a member of a “group” (as such term is defined in Section 13(d) of the Exchange Act) with respect to any voting securities of SPAC that takes any action in support of an Acquisition Transaction or (vii) otherwise resolve or agree to do any of the foregoing. Sponsor shall promptly (and in any event within 48 hours) notify the SPAC after receipt by Sponsor of any Acquisition Transaction, any inquiry or proposal that would reasonably be expected to lead to an Acquisition Transaction or any inquiry or request for nonpublic information relating to SPAC or its Subsidiaries by any Person who has made or would reasonably be expected to make an Acquisition Transaction. Thereafter, Sponsor shall keep the SPAC reasonably informed, on a prompt basis (and in any event within 48 hours), regarding any material changes in the status and material terms of any such proposal or offer. Sponsor agrees that, following the date hereof, it and its Representatives shall cease and cause to be terminated any existing activities, solicitations, discussions or negotiations by Sponsor or its Representatives with any parties conducted prior to the date hereof with respect to any Acquisition Transaction. Notwithstanding anything contained herein to the contrary, (i) Sponsor shall not be responsible for the actions of SPAC or its board of directors (or any committee thereof), any Subsidiary of SPAC, or any officers, directors (in their capacities as such), employees, professional advisors of any of the foregoing (the “SPAC Related Parties”), including with respect to any of the matters contemplated by this Section 4.3, (ii) Sponsor does not make any representations or warranties with respect to the action of any of the SPAC Related Parties and (iii) any breach by SPAC of its obligations under the Merger Agreement shall not be considered a breach of this Section 4.3 (for the avoidance of doubt, it being understood the Sponsor shall remain responsible for any breach by it or its Representatives (other than any such Representative that is an SPAC Related Party) of this Section 4.3.

Annex F-5

4.4              Support of Merger. Prior to the Termination Date, Sponsor shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to consummate the Merger and the other Transactions on the terms and subject to the conditions applicable thereto and shall not take any action that would reasonably be expected to materially delay or prevent the satisfaction of any of the conditions to the Merger and the Transactions set forth under the Merger Agreement. Sponsor shall timely make the payment to extend the Termination Date as contemplated by and in accordance with the procedures established in Article 6, paragraph F of the Certificate of Incorporation.

4.5              Waiver of Appraisal and Dissenters’ Rights. Sponsor hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ or appraisal rights under Section 262 of the DGCL and any other similar statute in connection with the Merger and the Merger Agreement.

4.6              No Redemption. Sponsor irrevocably and unconditionally agrees that, from the date hereof and until the termination of this Agreement, Sponsor shall not elect to cause SPAC to redeem any Subject Shares now or at any time legally or beneficially owned by Sponsor or submit or surrender any of its Subject Shares for redemption, in connection with the transactions contemplated by the Merger Agreement or otherwise.

4.7              New Shares. In the event that prior to the Closing (i) any shares of SPAC capital stock or other securities of SPAC are issued or otherwise distributed to Sponsor pursuant to any stock dividend or distribution, or any change in any of the SPAC shares of capital stock by reason of any stock split-up, recapitalization, combination, exchange of shares or the like, (ii) Sponsor acquires legal or beneficial ownership of any SPAC Shares after the date of this Agreement, including upon exercise of options or settlement of restricted share units or (iii) Sponsor acquires the right to vote or share in the voting of any SPAC shares of capital stock after the date of this Agreement (collectively, the “New Securities”), for the avoidance of doubt, the terms “Subject Shares” shall be deemed to refer to and include such New Securities (including all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged into).

ARTICLE V

Additional Agreements of the Parties

5.1              Sponsor Release. Sponsor, on its own behalf and on behalf of each of its Affiliates (other than SPAC or any of SPAC’s Subsidiaries), and each of its successors, assigns and executors (each, a “Sponsor Releasor”), effective as at the Effective Time, shall be deemed to have, and hereby does, irrevocably, unconditionally, knowingly and voluntarily release, waive, relinquish and forever discharge the SPAC, its Subsidiaries and its successors, assigns, heirs, executors, officers, directors, partners, managers and employees (in each case in their capacity as such) (each, a “Sponsor Releasee”), from (i) any and all obligations or duties the SPAC or its Subsidiaries has prior to or as of the Effective Time to such Sponsor Releasor or (ii) all claims, demands, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Sponsor Releasor has prior to or as of the Effective Time, against any Sponsor Releasee arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Effective Time (except in the event of Fraud on the part of a Sponsor Releasee); provided, however, that nothing contained in this Section 5.1 shall release, waive, relinquish, discharge or otherwise affect the rights or obligations of any party (i) arising under this Agreement, the Merger Agreement, the Ancillary Agreements, or SPAC’s governing documents, (ii) for indemnification or contribution, in any Sponsor Releasor’s capacity as an officer or director of SPAC, (iii) arising under any then-existing insurance policy of SPAC, (iv) pursuant to a contract and/or SPAC policy, to reimbursements for reasonable and necessary business expenses incurred and documented prior to the Effective Time, or (v) for any claim for fraud.

5.2              Termination. This Agreement shall terminate upon the earliest of (i) the Effective Time (provided, however, that upon such termination, Section 4.5, Section 5.1, Section 5.2 and Article VI of this Agreement shall survive indefinitely) and (ii) the termination of the Merger Agreement in accordance with its terms, and upon such termination, no party shall have any liability hereunder other than for its willful and material breach (Willful Breach”) of this Agreement prior to such termination; provided, however, that no party to this Agreement shall be relieved from any liability to the other party hereto resulting from a Willful Breach of this Agreement.

Annex F-6

5.3              Further Assurances. Sponsor shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as SPAC may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the Merger Agreement and the other Ancillary Agreements and (ii) refrain from exercising any veto right, consent right or similar right (whether under the governing documents of SPAC or the DGCL) which would impede, disrupt, prevent or otherwise adversely affect the consummation of the Merger or any other Transaction.

ARTICLE VI

General Provisions

6.1              Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the SPAC in accordance with Section 10.02 of the Merger Agreement and to Sponsor at its address set forth set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

6.2              Disclosure. Sponsor hereby authorizes SPAC to publish and disclose in any announcement or disclosure required by the SEC, the Sponsor’s identity and ownership of the Subject Shares and the nature of the Sponsor’s obligations under this Agreement; provided, that prior to any such publication or disclosure SPAC has provided the Sponsor with an opportunity to review and comment on such announcement or disclosure, which comments the SPAC will consider in good faith.

6.3              Governing Law. This Agreement and all Actions (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by the Laws of the State of Delaware (without giving effect to choice of law principles thereof).

6.4              Miscellaneous. The provisions of Article X of the Merger Agreement are incorporated herein by reference, mutatis mutandis, as if set forth in full herein.

[Signature pages follow]

Annex F-7

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.

Signature:	/s/ Mark A. Michel
Name:	Mark A. Michel
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

Annex F-8

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

TAR SANDS HOLDINGS II, LLCP

Signature:	/s/ Kevin J. Baugh
Name:	Kevin J. Baugh
Title:	Manager

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

DHIP NATURAL RESOURCES INVESTMENTS, LLC

Signature:	/s/ Mark A. Michel
Name:	Mark A. Michel
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

Annex F-9

Annex F-1

AMENDMENT TO SPONSOR SUPPORT AGREEMENT

This AMENDMENT TO SPONSOR SUPPORT AGREEMENT (this “Amendment”) is made and entered into as of November 8, 2024, by and among INTEGRATED RAIL AND RESOURCES ACQUISITION CORP., a Delaware corporation (“SPAC”), UINTA INTEGRATED INFRASTRUCTURE INC., a Delaware corporation (“Holdings”), and DHIP NATURAL RESOURCES INVESTMENTS, LLC, a Delaware limited liability company (“Sponsor” and, collectively with SPAC and Holdings, the “Parties” and each a “Party”). Unless otherwise specifically defined herein, all capitalized terms used but not defined herein shall have the meanings ascribed to them under the Sponsor Support Agreement (as hereinafter defined).

WHEREAS, the Parties entered into that certain Sponsor Support Agreement, dated as of August 12, 2024 (as amended and modified from time to time, the “Sponsor Support Agreement”), and desire to amend the Sponsor Support Agreement as set forth below; and

WHEREAS, the Parties intend to replace Holdings with Uinta Infrastructure Group Corp., a Delaware corporation.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1.      Amendment to and Waiver of Sponsor Support Agreement Terms.

1.1        Definitions. Each of the Parties hereby agrees that the definition of “Holdings” shall be replaced mutatis mutandis throughout the Sponsor Support Agreement with “Uinta Infrastructure Group Corp., a Delaware corporation”.

2.      Miscellaneous.

2.1        No Further Amendment. Except as expressly waived, modified, and superseded by this Amendment, the terms, representations, warranties, covenants and other provisions of the Sponsor Support Agreement are and shall continue to be in full force and effect in accordance with their respective terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Sponsor Support Agreement or any of the documents referred to therein. This Amendment shall form an integral and inseparable part of the Sponsor Support Agreement, and the Sponsor Support Agreement and this Amendment shall be read and construed together as one agreement and supersedes all prior agreements, arrangements, contracts, discussions, negotiations, undertakings and understanding, whether written or oral, among the Parties with respect to the matters specified herein. From and after the date of this Amendment, each reference in the Sponsor Support Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the Sponsor Support Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided) will be deemed to mean the Sponsor Support Agreement, as amended by this Amendment, whether or not this Amendment is expressly referenced (it being understood that all references to “the date hereof” or “the date of this Agreement” shall continue to refer to August 12, 2024).

2.2        Other Terms. The provisions of Sections 6.3 and 6.4 of the Sponsor Support Agreement shall apply mutatis mutandis to this Amendment, and to the Sponsor Support Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

[Signature Pages Follow]

Annex F-1-1

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

INTEGRATED RAIL AND RESOURCES ACQUISTION CORP.
By:	/s/ Mark A. Michel
	Name:	Mark A. Michel
	Title:	Chief Executive Officer
UINTA INTEGRATED INFRASTRUCTURE INC.
By:	/s/ Mark A. Michel
	Name:	Mark A. Michel
	Title:	Director
DHIP NATURAL RESOURCES INVESTMENTS, LLC
By:	/s/ Mark A. Michel
	Name:	Mark A. Michel
	Title:	Chief Executive Officer

[Signature Page to Amendment to Sponsor Support Agreement]

Annex F-1-2

ACKNOWLEDGED AND AGREED:
UINTA INFRASTRUCTURE GROUP CORP.
By:	/s/ Mark A. Michel
	Name:	Mark A. Michel
	Title:	Chief Executive Officer

[Signature Page to Amendment Sponsor Support Agreement]

Annex F-1-3

Annex G

COMPANY SUPPORT AGREEMENT

This COMPANY SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of August 12, 2024, by and among Integrated Rail and Resources Acquisition Corp., a Delaware corporation (“SPAC”), Tar Sands Holdings II, LLC, a Utah limited liability company (the “Company”), and the undersigned members of the Company who hold Subject Interests (as defined below) (each a “Member” and collectively, the “Members”).

WHEREAS, SPAC, the Company, and the other parties thereto, are concurrently herewith entering into an Agreement and Plan of Merger (as the same may be amended, restated or supplemented, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement) pursuant to which, among other things, Company Merger Sub will be merged with and into Company, with the Company being the surviving entity and becoming a wholly owned subsidiary of Holdings; and

WHEREAS, each Member is, as of the date of this Agreement, the sole legal owner of the number of the membership interests in the Company set forth opposite such Member’s name on Schedule A hereto, and such Member does not own any other outstanding equity interests of the Company or other securities convertible into or exercisable or exchangeable for any equity interests of the Company, (such Company membership interests owned by the Member, together with any additional equity interests in the Company or other Company equity interests (including any securities convertible into or exercisable or for any membership interests or other equity interests in the Company), whether by purchase, as a result of a dividend, split, recapitalization, combination, reclassification, exchange or change of such interests, or upon the exercise or conversion of any securities, acquired by such Member after the date hereof and prior to the Termination Date being collectively referred to herein as the “Subject Interest”); and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, SPAC and the Company have requested that each Member enter into this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement and the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Representations and Warranties of Each Member

Each Member hereby represents and warrants as of the date hereof, severally and not jointly, to the Company and SPAC as follows:

1.1              Organization and Standing; Authorization. Such Member, (a) if a natural person, is of legal age to execute this Agreement and is legally competent to do so, and (b) if the Member is not a natural person, (i) has been duly organized and is validly existing and in good standing under the Laws of the state of its formation, (ii) has all requisite corporate or limited liability company power and authority, as applicable, to own, lease and operate its properties and to carry on its business as now being conducted, (iii) has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and (iv) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. If the Member is not a natural person, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other corporate or limited liability company proceedings on the part of such Member are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby.

1.2              Binding Agreement. This Agreement has been or shall be when delivered, duly and validly executed and delivered by such Member and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Member, enforceable against such Member in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditor’s rights generally and to general principles of equity (collectively, the “Enforceability Exceptions”).

Annex G-1

1.3              Governmental Approvals. No consent of or with any Governmental Authority on the part of such Member is required to be obtained or made in connection with the execution, delivery or performance by such Member of this Agreement or the consummation by such Member of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Member to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

1.4              Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by such Member will not (a) conflict with or violate any provision of the certificate of organization, limited liability company agreement or similar organizational documents of such Member, if in existence and as applicable (collectively, the “Organizational Documents”), (b) conflict with or violate any Law, Order or require consent or approval, in each case applicable to such Member or any of its properties or assets, or (c) (i) violate, conflict with or result in a material breach of, (ii) constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Member under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of such Member under, (viii) give rise to any obligation to obtain any third party consent or approval from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Member, except for any deviations from any of the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Member to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

1.5              Subject Interests. As of the date of this Agreement, such Member has beneficial ownership of the Subject Interests set forth opposite such Member’s name on Schedule A hereto, and all such Subject Interests are owned by such Member free and clear of all Liens, other than Liens or encumbrances pursuant to this Agreement, the organizational documents of the Company or applicable federal or state securities laws. Other than the Subject Interests, such Member does not legally own any other outstanding equity interests of the Company or other securities convertible into or exercisable or exchangeable for any equity interests of the Company. Such Member has the sole right to vote the Subject Interests, and none of the Subject Interests is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Interests, except as contemplated by this Agreement or the organizational documents of the Company.

1.6              Merger Agreement. Such Member understands and acknowledges that SPAC and the Company are entering into the Merger Agreement in reliance upon such Member’s execution and delivery of this Agreement. Such Member has received a copy of the Merger Agreement and is familiar with the provisions of the Merger Agreement.

ARTICLE II

Representations and Warranties of SPAC

SPAC hereby represents and warrants to the Members and the Company as follows:

2.1              Organization and Standing. SPAC is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. SPAC has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

2.2              Authorization; Binding Agreement. SPAC has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of SPAC and no other corporate proceedings on the part of SPAC are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions

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contemplated hereby. This Agreement has been or shall be when delivered, duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes, or when delivered shall constitute, the valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to the Enforceability Exceptions.

2.3              Governmental Approvals. No consent of or with any Governmental Authority on the part of SPAC is required to be obtained or made in connection with the execution, delivery or performance of this Agreement or the consummation by SPAC of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of SPAC to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

2.4              Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by SPAC will not (a) conflict with or violate any provision of the SPAC Organizational Documents, (b) conflict with or violate any Law, Order or required consent or approval applicable to SPAC or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by SPAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of SPAC under, (viii) give rise to any obligation to obtain any third party consent or approval from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of SPAC, except for any deviations from any of the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of SPAC to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

ARTICLE III

Representations and Warranties of the Company

The Company hereby represents and warrants to the Members and SPAC as follows:

3.1              Organization and Standing. The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Utah. The Company has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

3.2              Authorization; Binding Agreement. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company Manager and the Members of the Company and no other limited liability company proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been or shall be when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

3.3              Governmental Approvals. No consent of or with any Governmental Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such consents or to make

Annex G-3

such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

3.4              Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by the Company will not (a) conflict with or violate any provision of the organizational documents of the Company, (b) conflict with or violate any Law, Order or required consent or approval applicable to the Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a material breach of, (ii) constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company under, (viii) give rise to any obligation to obtain any third party consent or approval from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of the Company, except for any deviations from any of the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

ARTICLE IV

Agreement to Vote; Certain Other Covenants of the Members

Each Member covenants and agrees with the Company and the SPAC during the term of this Agreement as follows:

4.1              Agreement to Vote.

(a)         In Favor of Mergers. At any meeting of the Members of the Company called to seek the approval of the Requisite Members, or at any adjournment thereof, or in connection with any written consent of the Members of the Company or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement, any other Ancillary Agreements, the Mergers, or any other Transactions sought; provided, that the conditions in Section 8.3 of the Merger Agreement are fully satisfied, in the sole discretion of the Company, each Member shall (i), if a meeting is held, appear at such meeting or otherwise cause the Subject Interests to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote or cause to be voted (including by class vote and/or written consent, if applicable) the Subject Interests in favor of granting the approval of the Requisite Members or, if there are insufficient votes in favor from the Requisite Members, in favor of the adjournment such meeting of the Members of Company to a later date but not past November 15, 2024.

(b)         Against Other Transactions. Prior to the Termination Date, at any meeting of the Members of the Company or at any adjournment thereof, or in connection with any written consent of the Members of the Company or in any other circumstances upon which such Member’s vote, consent or other approval is sought, such Member shall vote (or cause to be voted) the Subject Interests (including by withholding class vote and/or written consent, if applicable) against (i) any business combination agreement, merger agreement or merger (other than the Merger Agreement and the Merger), scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Company or any public offering of any equity interests of the Company, any of its material Subsidiaries, or, in case of a public offering only, a newly-formed holding company of the Company or such material Subsidiaries, other than in connection with the Transactions, (ii) any Acquisition Transaction relating to the Company, and (iii) other than any amendment to organizational documents of the Company expressly permitted under the terms of the Merger Agreement, any amendment of organizational documents of the Company or other proposal or transaction involving the Company or any of its Subsidiaries, which, in each of cases (i) and (iii) of this sentence, would be reasonably likely to in any material respect impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by the Company of, prevent or nullify any provision of the Merger Agreement or any other Ancillary Agreement, the Mergers, or any other Transactions or change in any manner the voting rights of any class of the Company’s equity capital.

Annex G-4

(c)         Revoke Other Proxies. Such Member represents and warrants that any proxies heretofore given in respect of the Subject Interests that may still be in effect are not irrevocable, and such proxies have been or are hereby revoked, other than the voting and other arrangements under the organizational documents of the Company.

4.2              No Transfer. Other than (1) pursuant to this Agreement, (2) upon the consent of SPAC or (3) to an Affiliate of such Member (provided that such Affiliate shall enter into a written agreement, in form and substance reasonably satisfactory to the Company and SPAC agreeing to be bound by this Agreement to the same extent as such Member was with respect to such transferred Subject Interests), from the date of this Agreement until the date of termination of this Agreement, such Member shall not, directly or indirectly, (i) (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any Subject Interest, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Interests, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (the actions specified in clauses (a)-(c), collectively, “Transfer”), other than pursuant to the Mergers, (ii) grant any proxies or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Subject Interests), or enter into any other agreement, with respect to any Subject Interests, in each case, other than as set forth in this Agreement or the voting and other arrangements under the organizational documents of the Company, (iii) take any action that would make any representation or warranty of such Member herein untrue or incorrect, or have the effect of preventing or disabling such Member from performing its obligations hereunder, or (iv) commit or agree to take any of the foregoing actions or take any other action or enter into any Contract that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or would have the effect of preventing or delaying such Member from performing any of its obligations hereunder. Any action attempted to be taken in violation of the preceding sentence will be null and void. Such Member agrees with, and covenants to, SPAC and the Company that such Member shall not request that the Company register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Subject Interests.

4.3              No Solicitation. Prior to the Termination Date, each Member agrees not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal, or offer which constitutes, or could reasonably be expected to lead to, an Acquisition Transaction in their capacity as such, (ii) participate in any discussions or negotiations regarding, or furnish or receive to or from any Person (other than the SPAC, the Company, Merger Sub, the Company’s and SPAC’s Affiliates and their respective Representatives) any nonpublic information relating to the Company or its Subsidiaries, in connection with any Acquisition Transaction, (iii) approve or recommend, or make any public statement approving or recommending an Acquisition Transaction, (iv) enter into any letter of intent, merger agreement or similar agreement providing for an Acquisition Transaction, (v) make, or in any manner participate in a “solicitation” (as such term is used in the rules of the SEC) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to voting of the Subject Interests intending to facilitate any Acquisition Transaction or cause any other Member not to vote to adopt the Merger Agreement and approve the Mergers and the other Transactions, (vi) become a member of a “group” (as such term is defined in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company that takes any action in support of an Acquisition Transaction or (vii) otherwise resolve or agree to do any of the foregoing. Each Member shall promptly (and in any event within 48 hours) notify SPAC after receipt by such Member of any Acquisition Transaction, any inquiry or proposal that would reasonably be expected to lead to an Acquisition Transaction or any inquiry or request for nonpublic information relating to the Company or its Subsidiaries by any Person who has made or would reasonably be expected to make an Acquisition Transaction. Thereafter, such Member shall keep the SPAC reasonably informed, on a prompt basis (and in any event within 48 hours), regarding any material changes in the status and material terms of any such proposal or offer. Each Member agrees that, following the date hereof, it and its Representatives shall cease and cause to be terminated any existing activities, solicitations, discussions or negotiations by such Member or its Representatives with any parties conducted prior to the date hereof with respect to any Acquisition Transaction. Notwithstanding anything contained herein to the contrary, (i) no Member shall be responsible for the actions of the Company or the Company Manager, any Subsidiary of the Company, or any officers, directors (in their capacities as such), employees, professional advisors of any of the foregoing (the “Company Related Parties”), including with respect to any of the matters contemplated by this Section 4.3, (ii) no Member makes any representations or warranties

Annex G-5

with respect to the action of any of the Company Related Parties and (iii) any breach by the Company of its obligations under the Merger Agreement shall not be considered a breach of this Section 4.3 (for the avoidance of doubt, it being understood the each Member shall remain responsible for any breach by it or its Representatives (other than any such Representative that is a Company Related Party) of this Section 4.3.

4.4              Support of Merger. Prior to the Termination Date, such Member shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonable necessary to consummate the Mergers and the other Transactions on the terms and subject to the conditions applicable thereto and shall not take any action that would reasonably be expected to materially delay or prevent the satisfaction of any of the conditions to the Mergers and the Transactions set forth under the Merger Agreement.

4.5              Waiver of Appraisal and Dissenters’ Rights. Such Member hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ or appraisal rights as provided under the Utah Revised Uniform Limited Liability Company Act (the “Utah LLC Act”) and any other similar statute in connection with the Mergers and the Merger Agreement.

4.6              New Shares. In the event that prior to the Closing (i) any equity interests or other securities of the Company are issued or otherwise distributed to such Member pursuant to any dividend or distribution, or any change in any of the Subject Interests by reason of any recapitalization, combination, exchange of equity or the like, (ii) such Member acquires legal or beneficial ownership of any equity interests in addition to the Subject Interests after the date of this Agreement, including upon exercise of options or settlement of restricted units or (iii) such Member acquires the right to vote or share in the voting of any equity interests in addition to the Subject Interest after the date of this Agreement (collectively, the “New Securities”), for the avoidance of doubt, the terms “Subject Interests” shall be deemed to refer to and include such New Securities (including all such dividends and distributions and any securities into which or for which any or all of the Subject Interests may be changed or exchanged into).

ARTICLE V

Additional Agreements of the Parties

5.1              Member Release. Each Member on its own behalf, and each of its and their successors, assigns and executors (each, a “Member Releasor”), effective as at the Effective Date, shall be deemed to have, and hereby does, irrevocably, unconditionally, knowingly and voluntarily release, waive, relinquish and forever discharge the Company, SPAC, their respective Subsidiaries and each of their respective successors, assigns, heirs, executors, officers, directors, partners, manager, employees and other representatives (in each case in their capacity as such) (each, a “Company Releasee”), from (i) any and all obligations or duties the Company, SPAC or any of their respective Subsidiaries has prior to or as of the Effective Date to such Member Releasor or (ii) all claims, demands, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Member Releasor has prior to or as of the Effective Date, against any Company Releasee arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Effective Date (except in the event of fraud on the part of a Company Releasee); provided, however, that nothing contained in this Section 5.1 shall release, waive, relinquish, discharge or otherwise affect the rights or obligations of any party (i) arising under this Agreement, the Merger Agreement, the Ancillary Agreements, or the Company’s organizational documents, (ii) for indemnification or contribution, in any Member Releasor’s capacity as a Manager or officer of the Company or any of its Subsidiaries, (iii) arising under any then-existing insurance policy of the Company or any of its Subsidiaries, (iv) pursuant to a contract and/or Company or any of its Subsidiaries policy, to reimbursements for reasonable and necessary business expenses incurred and documented prior to the Effective Date, or (v) for any claim for fraud.

5.2              Termination. This Agreement shall terminate upon the earliest of (i) the Effective Time (provided, however, that upon such termination, Section 5.1, Section 5.2, and Article VI of this Agreement shall survive indefinitely) and (ii) the termination of the Merger Agreement in accordance with its terms, and upon such termination, no party shall have any liability hereunder other than for its willful and material breach (“Willful Breach”) of this Agreement prior to such termination; provided, however, that no party to this Agreement shall be relieved from any liability to the other party hereto resulting from a Willful Breach of this Agreement.

Annex G-6

5.3              Further Assurances. Each Member shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as SPAC or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the Merger Agreement and the other Ancillary Agreements and (ii) refrain from exercising any veto right, consent right or similar right (whether under the organizational documents of the Company or the Utah LLC Act) which would impede, disrupt, prevent or otherwise adversely affect the consummation of the Mergers or any other Transactions.

ARTICLE VI

General Provisions

6.1              Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the Company and SPAC in accordance with Section 10.02 of the Merger Agreement and to such Member at its address set forth set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

6.2              Disclosure. Each of the Members authorizes SPAC and the Company to publish and disclose in any announcement or disclosure required by the SEC, the Member’s identity and ownership of the Subject Interests and the nature of the Member’s obligations under this Agreement; provided, that prior to any such publication or disclosure SPAC and the Company shall provide the Member with an opportunity to review and comment on such announcement or disclosure, which comments SPAC and the Company will consider in good faith.

6.3              Governing Law. This Agreement and all Actions (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by the Laws of the State of Delaware (without giving effect to choice of law principles thereof).

6.4              Miscellaneous. The provisions of Article X of the Merger Agreement are incorporated herein by reference, mutatis mutandis, as if set forth in full herein.

[Signature pages follow]

Annex G-7

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

INTEGRATED RAIL AND RESOURCES ACQUISITON CORP.
Signature:	/s/ Mark A. Michel
Name:	Mark A. Michel
Title:	Chief Executive Officer

[Signature Page to Company Support Agreement]

Annex G-8

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

COMPANY:
TAR SANDS HOLDINGS II, LLC
Signature:	/s/ Kevin J. Baugh
Name:	Kevin J. Baugh
Title:	Manager

[Signature Page to Company Support Agreement]

Annex G-9

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

MEMBERS:
ENDEAVOR CAPITAL GROUP, LLC
Signature:	/s/ Kevin J. Baugh
Name:	Kevin J. Baugh
Title:	Manager
GREENFIELD ENERGY, LLC
Signature:
Name:
Title:

[Signature Page to Company Support Agreement]

Annex G-10

Annex H

FORM OF REGISTRATION RIGHTS AGREEMENT

Annex H-1

Annex I

FORM OF PROXY CARD

[  ]

Annex I-1

Annex J

February 2, 2025

Board of Directors of
Integrated Rail and Resources Acquisition Corp.
c/o Mr. Mark A. Michel
Chairman & Chief Executive Officer
400 W. Morse Boulevard, Suite 220
Winter Park, FL 32789

Dear Members of the Board of Directors:

We understand that Integrated Rail and Resources Acquisition Corp. (the “SPAC”) has entered into the Agreement and Plan of Merger, dated August 12, 2024 and amended on November 8, 2024 and December 31, 2024 (as so amended, the “Agreement”), among the SPAC, Uinta Infrastructure Group Corp. (“Holdings”), Uinta Lower Holdings, Inc., a wholly owned subsidiary of Holdings (“Lower Holdings”), Uinta Integration Merger Co., a wholly owned subsidiary of Holdings (“SPAC Merger Sub”), Uinta Merger LLC, a wholly owned subsidiary of Lower Holdings (“Company Merger Sub”), Tar Sands Holdings II, LLC, (the “Company”) and Endeavour Capital Group, LLC, pursuant to which, among other things, (i) SPAC Merger Sub will merge with the SPAC (the “SPAC Merger”), (ii) the SPAC will survive the SPAC Merger as a wholly owned subsidiary of Holdings, (iii) the security holders of the SPAC will receive securities of Holdings which you have advised us and directed us to assume will be substantially equivalent to the securities of the SPAC outstanding immediately prior to the SPAC Merger, (iv) Company Merger Sub will merge with the Company (the “Company Merger” and, together with the SPAC Merger, the “Mergers”), (v) the Company will survive the Company Merger as a wholly owned subsidiary of Lower Holdings, and (vi) all of the membership interests of the Company (the “Company Membership Interests”) (other than the Company Membership Interests (the “Rollover Interests”) to be contributed to Holdings pursuant to the Rollover Agreement to be entered into in connection with the Transaction) will be converted in the Company Merger into the right to receive an aggregate amount in cash (the “Company Merger Consideration”) equal to $20 million, subject to adjustment as provided by the Agreement (as to which adjustment we express no view or opinion), and less the Company Common Stock Consideration Amount (as defined below). We in addition understand that immediately prior to the Merger, the members of the Company will contribute (the “Rollover” and, together with the Mergers, the “Transaction”) to Holdings the Rollover Interests in exchange for aggregate consideration (the “Company Common Stock Consideration” and, together with the Company Merger Consideration, the “Aggregate Consideration”) of (i) 800,000 shares of common stock of Holdings having an ascribed value of $10.00 per share or, as applicable, (ii) cash in the amount of $8,000,000 (such amount, the “Company Common Stock Consideration Amount”).

The Board of Directors of the SPAC (the “Board”) has requested that Stout Risius Ross, LLC (“Stout”) render an opinion (the “Opinion”) to the Board with respect to the fairness, from a financial point of view, to the SPAC of the Aggregate Consideration to be issued and paid by Holdings in the Company Merger and the Rollover pursuant to the Agreement. With your consent, we have evaluated the foregoing as though the Aggregate Consideration was being issued and paid, and the Company was being acquired, by the SPAC in the Transaction. In addition, with your consent, we have not conducted any financial analyses to evaluate the SPAC, the SPAC common stock or the Holdings common stock, for purposes of evaluating the Transaction or otherwise, and have assumed that each share of SPAC common stock and Holdings common stock has a value equal to $10.00 per share.

Our Opinion is intended to be utilized by the Board as only one input to consider in its process of analyzing the Transaction. No opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. We have not been requested to opine as to, and our Opinion does not in any manner address the following: (i) the underlying business decision of the SPAC, its security holders, the

Annex J-1

Board of Directors
Integrated Rail and Resources Acquisition Corp.
February 2, 2025

Board, or any other party to proceed with or effect the Transaction; (ii) the merits of the Transaction relative to any alternative business strategies that may exist for the SPAC or any other party or the effect of any other transactions in which the SPAC or any other party might have engaged; (iii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Transaction or otherwise (except as expressly addressed in this Opinion), including, without limitation, the fairness of the shares of Holdings common stock to be received by the holders of SPAC common stock in the SPAC Merger; (iv) the potential dilutive or other effects of the Transaction, warrants to purchase shares of SPAC common stock, any securities issued to investors in any private placement or other financing, or any other aspect of the Transaction; (v) the appropriate capital structure of Holdings, or whether Holdings should be issuing debt or equity securities or a combination of both in the Transaction, or the form, structure or any aspect or terms of any debt or equity financing for the Transaction (including, without limitation, any financing that may be consummated in connection with the Transaction) or the likelihood of obtaining such financing; (vi) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the SPAC, the Company, or to any other party, not specifically addressed in this Opinion; (vii) the solvency, creditworthiness or fair value of the SPAC, Holdings, the Company, or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency or similar matters; or (viii) how the Board, the SPAC’s security holders or any other person should act or vote with respect to the Transaction, including without limitation, whether any stockholder of the SPAC should elect to redeem their shares in the SPAC.

Stout was not engaged to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction, the assets, businesses or operations of the SPAC or the Company or any other party, or any alternatives to the Transaction, or (b) negotiate the terms of the Transaction or the financing for the Transaction. In connection with our analysis, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances.

The principal sources of information used in performing our analysis included, but were not limited to:

1.      the Agreement;

2.      the non-binding letter of intent for a crude supply and offtake agreement between the SPAC and Shell Trading (US) Company, dated November 6, 2024;

3.      certain business and financial information relating to the SPAC and the Company that we deemed to be relevant;

4.      certain information relating to the historical, current and future operations, financial condition and prospects of the SPAC and the Company made available to us by the SPAC, including:

a.      certain information from the First Amendment to the Registration Statement of Holdings on Form S-4/A as filed with the Securities and Exchange Commission on November 21, 2024;

b.      certain information from the SPAC’s audited financial statements for the fiscal years ended December 31, 2022 and 2023, and internally prepared financial statements for the year-to-date periods ended June 30, 2023 and 2024;

c.      certain information from the Company’s audited financial statements for the fiscal years ended December 31, 2022 and 2023, and internally prepared financial statements for the year-to-date periods ended June 30, 2023 and 2024; and

d.      financial projections relating to the Company as prepared by SPAC management for the fiscal years ending December 31, 2025 through 2029 (the “Projections”);

Annex J-2

Board of Directors
Integrated Rail and Resources Acquisition Corp.
February 2, 2025

5.      discussions with the SPAC’s management and certain of its representatives concerning the business, industry, history, and prospects of the Company, the Transaction and related matters;

6.      a certificate from senior management of the SPAC containing, among other things, representations regarding the accuracy of the information, data, and other material (financial or otherwise) provided to Stout by or on behalf of the SPAC; and

7.      an analysis of other facts and data as we deemed appropriate.

Our Opinion is premised on the assumption that the assets, liabilities, financial condition, and prospects of the Company as of the date of this letter have not changed materially since June 30, 2024, the date of the most recent financial statements made available to us. In rendering our Opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information that was publicly available, furnished by the SPAC, or otherwise reviewed by or discussed with us without independent verification of such information and we have assumed and relied upon the representations and warranties contained in the Agreement. Management of the SPAC has advised us, and at your direction we have relied upon and assumed, without independent verification, that the Projections have been prepared in good faith and reflect the best currently available estimates of the management of the SPAC as to the future financial results of the Company. At your direction, we have relied upon the Projections in arriving at our Opinion. We have not been engaged to assess the reasonableness or achievability of the Projections or the assumptions upon which they were based, and we express no view as to the Projections or such assumptions.

We have not conducted a physical inspection of the Company’s facilities or assets. We have assumed, with your consent, that the conditions to the Transaction as set forth in the Agreement will be satisfied, and that the Transaction will be consummated on a timely basis in the manner contemplated by the Agreement. Further, we conducted our analysis under the assumption that the Transaction will qualify for its intended tax treatment as contemplated by the Agreement. Our Opinion is necessarily based on business, economic, market, and other conditions as they exist and can be evaluated by us at the date of this letter. It should be noted that although subsequent developments may affect this Opinion, we do not have any obligation to update, revise, or reaffirm our Opinion. We reserve the right, however, to withdraw, revise, or modify our Opinion based upon additional information that may be provided to or obtained by us after the issuance of our Opinion that suggests, in our judgment, a material change in the assumptions upon which our Opinion is based. Stout conducted its analyses at the request of the Board to provide a particular perspective of the Transaction. In so doing, Stout did not form a conclusion as to whether any individual analysis, when considered independently of the other analyses conducted by Stout, supported or failed to support our conclusion set forth in this Opinion. Stout does not specifically rely or place any specific weight on any individual analysis. Rather, Stout deems that the analyses, taken as a whole, support our conclusion and Opinion. Accordingly, Stout believes that the analyses must be considered in their entirety, and that selecting portions of the analyses or the factors we considered, without considering all analyses and factors together, could create an imperfect view of the processes underlying the analyses performed by Stout in connection with the preparation of this Opinion.

Our Opinion is furnished for the use and benefit of the Board in connection with its evaluation of the Transaction and may not be used for any other purpose. We will receive a fee for our services, a portion of which became payable to us upon our engagement by the SPAC, a portion of which became payable upon the rendering of our Opinion to the Board and the remainder of which is contingent upon the consummation of the proposed Transaction. In addition, the SPAC has agreed to indemnify us for certain liabilities arising out of our engagement.

We have not been requested to opine to, and this Opinion does not address, the fairness of the amount or nature of the compensation to any of the SPAC’s, Holdings’ or the Company’s officers, directors or employees, or class of such persons, relative to the Aggregate Consideration to be issued and paid in the Company Merger and the Rollover or otherwise. The issuance of this Opinion has been approved by a committee of Stout authorized to approve opinions of this nature.

Annex J-3

Board of Directors
Integrated Rail and Resources Acquisition Corp.
February 2, 2025

It is understood that this Opinion was prepared at the request of the Board for its confidential use and may not be reproduced, disseminated, quoted, or referred to at any time in any manner or for any purpose without our prior written consent, except as required by applicable securities laws. Notwithstanding anything to the contrary, the SPAC may reproduce this letter in its entirety in any filing with the Securities and Exchange Commission required to be made by the SPAC or Holdings in respect of the Transaction pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration to be issued and paid by Holdings in the Company Merger and the Rollover pursuant to the Agreement is fair, from a financial point of view, to the SPAC.

Yours very truly,

STOUT RISIUS ROSS, LLC

Annex J-4

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

The SPAC Charter provides that all of our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the DGCL. Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)         A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)         A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)(1)     To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. For indemnification with respect to any act or omission occurring after December 31, 2020, references to “officer” for purposes of paragraphs (c)(1) and (2) of this section shall mean only a person who at the time of such act or omission is deemed to have consented to service by the delivery of process to the registered agent of the corporation pursuant to § 3114(b) of Title 10 (for purposes of this sentence only, treating residents of this State as if they were nonresidents to apply § 3114(b) of Title 10 to this sentence). (2) The corporation may indemnify any other person who is not a present or former director or officer of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent he or she has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein.

(d)         Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)         Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)          The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to or repeal or elimination of the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)         A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section. For purposes of this subsection, insurance shall include any insurance provided directly or indirectly (including pursuant to any fronting or reinsurance arrangement) by or through a captive insurance company organized and licensed in compliance with the laws of any jurisdiction, including any captive insurance company licensed under Chapter 69 of Title 18, provided that the terms of any such captive insurance shall: (1) Exclude from coverage thereunder, and provide that the insurer shall not make any payment for, loss in connection with any claim made against any person arising out of, based upon or attributable to any (i) personal profit or other financial advantage to which such person was not legally entitled or (ii) deliberate criminal or deliberate fraudulent act of such person, or a knowing violation of law by such person, if (in the case of the foregoing paragraph (g)(1)(i) or (ii) of this section) established by a final, nonappealable adjudication in the underlying proceeding in respect of such claim (which shall not include an action or proceeding initiated by the insurer or the insured to determine coverage under the policy), unless and only to the extent such person is entitled to be indemnified therefor under this section; (2) Require that any determination to make a payment under such insurance in respect of a claim against a current director or officer (as defined in paragraph (c)(1) of this section) of the corporation shall be made by an independent claims administrator or in accordance with the provisions of paragraphs (d)(1) through (4) of this section; and (3) Require that, prior to any payment under such insurance in connection with any dismissal or compromise of any action, suit or proceeding brought by or in the right of a corporation as to which notice is required to be given to stockholders, such corporation shall include in such notice that a payment is proposed to be made under such insurance in connection with such dismissal or compromise.

For purposes of paragraph (g)(1) of this section, the conduct of an insured person shall not be imputed to any other insured person. A corporation that establishes or maintains a captive insurance company that provides insurance pursuant to this section shall not, solely by virtue thereof, be subject to the provisions of Title 18.

(h)         For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)          For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)          The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)         The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with Section 102(b)(7) of the DGCL, the SPAC Charter provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of the SPAC Charter is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with the SPAC Charter, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of the SPAC Charter limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, shall not adversely affect any right or protection of our director in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

The SPAC Charter also provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former officers and directors, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding.

Notwithstanding the foregoing, a person eligible for indemnification pursuant to the SPAC Charter will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification and advancement of expenses.

The right to indemnification which will be conferred by the SPAC Charter is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under the SPAC Charter or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by the SPAC Charter may have or hereafter acquire under law, the SPAC Charter, our bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of the SPAC Charter affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. The SPAC Charter also permits us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by the SPAC Charter.

Our current bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those which are set forth in the SPAC Charter. Our bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

We have entered into indemnity agreements with each of our officers and directors on the form that was filed as Exhibit 10.7 of our Registration Statement on Form S-1, filed with the SEC on May 21, 2021. The indemnity agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 21. Exhibits and Financial Statement Schedules

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibit	Filing Date
2.1†	Agreement and Plan of Merger Agreement, dated as of August 12, 2024, by and among Integrated Rail and Resources Acquisition Corp., Uinta Integrated Infrastructure Inc., Uinta Integrated Infrastructure Holdings, Inc., RR Integration Merger Co., RR Merger LLC, Tar Sands Holdings II, LLC, and Endeavor Capital Group, LLC (included as Annex A to this proxy statement/prospectus).	Form 8-K	001-41048	2.1	August 16, 2024
2.2	Amendment to and Waiver of Agreement and Plan of Merger, dated as of November 8, 2024 (included as Annex A-1 to this proxy statement prospectus)	Form 8-K	001-41048	2.1	November 12, 2024
2.3	Second Amendment to Agreement and Plan of Merger Agreement, dated as of December 31, 2024, by and among Integrated Rail and Resources Acquisition Corp., Uinta Integrated Infrastructure Inc., Uinta Integrated Infrastructure Holdings, Inc., RR Integration Merger Co., RR Merger LLC, Tar Sands Holdings II, LLC, and Endeavor Capital Group, LLC (included as Annex A-2 to this proxy statement/prospectus).	Form 8-K	001-41048	2.1	December 31, 2024
3.1	Amended and Restated Certificate of Incorporation of Integrated Rail and Resources Acquisition Corp.	Form 8-K	001-41048	3.1	November 16, 2021
3.2	First Amendment to the Amended and Restated Certificate of Incorporation of Integrated Rail and Resources Acquisition Corp.	Form 8-K	001-41048	3.1	February 10, 2023
3.3	Second Amendment to the Amended and Restated Certificate of Incorporation of Integrated Rail and Resources Acquisition Corp.	Form 8-K	001-41048	3.1	August 11, 2023
3.4	Third Amendment to the Amended and Restated Certificate of Incorporation of Integrated Rail and Resources Acquisition Corp.	Form 8-K	001-41048	3.1	February 14, 2024
3.5	Bylaws of Integrated Rail and Resources Acquisition Corp.	Form S-1	333-256381	3.3	May 21, 2021
3.6**

Proposed Amended and Restated Certificate of Incorporation of Uinta Infrastructure Group Corp. (to be renamed Integrated Rail & Resources Inc.) (included as Annex B to the proxy statement/prospectus, which is a part of this Registration Statement)

3.7**

Proposed Amended and Restated Bylaws of Uinta Infrastructure Group Corp. (to be renamed Integrated Rail & Resources Inc.) (included as Annex C to the proxy statement/prospectus, which is a part of this Registration Statements)

3.8	Fourth Amendment to the Amended and Restated Certificate of Incorporation of Integrated Rail and Resources Acquisition Corp.	Form 8-K	001-41048	3.1	November 19, 2024
3.9	Fifth Amendment to the Amended and Restated Certificate of Incorporation of Integrated Rail and Resources Acquisition Corp.	Form 8-K	001-41048	3.2	November 19, 2024

Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibit	Filing Date
4.1	Specimen Unit Certificate of SPAC.	Form S-1/A	333-256381	4.1	October 26, 2021
4.2	Specimen Class A Common Stock Certificate of SPAC.	Form S-1/A	333-256381	4.2	October 26, 2021
4.3	Specimen Warrant Certificate of SPAC.	Form S-1/A	333-256381	4.3	October 26, 2021
4.4	Warrant Agreement, dated November 11, 2021, by and between SPAC and Equiniti Trust Company, LLC.	Form 8-K	001-41048	4.1	November 16, 2021
4.5**

Proposed Assumption of Warrant Agreement, by and among SPAC, Holdings, and Equiniti Trust Company, LLC (included as Annex E to the proxy statement/prospectus, which is a part of this Registration Statement).

4.5*	Specimen Common Stock Certificate of Holdings.
4.6*	Specimen Warrant Certificate of Holdings.
5.1*	Opinion of Winston & Strawn LLP.
10.1*

Form of Registration Rights Agreement by and among Integrated Rail and Resources Acquisition Corp. and certain stockholders of Integrated Rail and Resources Acquisition Corp. (included as Annex H to the proxy statement/prospectus, which is a part of this Registration Statement).

10.2	Sponsor Support Agreement, dated August 12, 2024, by and among SPAC, Holdings, and Sponsor (included as Annex F to the proxy statement/prospectus, which is a part of this Registration Statement).	Form 8-K	001-41048	10.1	August 16, 2024
10.3**

Amendment to Sponsor Support Agreement, dated August 12, 2024, by and among SPAC, Holdings, and Sponsor (included as Annex F to the proxy statement/prospectus, which is a part of this Registration Statement).

10.4	Company Support Agreement, dated August 12, 2024, by and among SPAC, TSII, and members of TSII (included as Annex G to the proxy statement/prospectus, which is a part of this Registration Statement).	Form 8-K	001-41048	10.2	August 16, 2024
10.5*	Uinta Infrastructure Group Corp. 2024 Incentive Plan (included as Annex D to the proxy statement/prospectus, which is a part of this Registration Statement).
10.6*	Form of Indemnity Agreement
10.7	Administrative Services Agreement
23.1*	Consent of Winston & Strawn LLP (included in Exhibit 5.1).
23.2	Consent of Marcum LLP.
23.3	Consent of Ham, Langston & Brezina L.L.P.
23.4	Consent of Ham, Langston & Brezina L.L.P.
24.1	Powers of Attorney (included as part of signature pages hereto).
99.1**	Consent of Brian M. Feldott to serve as Director Nominee.

Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibit	Filing Date
99.2**	Consent of Jason C. Reeves to serve as Director Nominee.
99.3**	Consent of Mark A. Michel to serve as Director Nominee.
99.4**	Consent of Ronald C. Copley to serve as Director Nominee.
99.5**	Consent of Timothy J. Fisher to serve as Director Nominee.
99.6*	Consent of George W. Fairchild to serve as Director Nominee.
99.7*	Consent of Scott Humphrey to serve as Director Nominee.
99.8*	Consent of Lee Boothby to serve as Director Nominee.
99.9	Consent of Stout Risius Ross, LLC
99.10*	Form of Preliminary Proxy Card.
107**	Filing Fee Table.

____________

*        To be filed by amendment.

**      Previously filed.

†        Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

A.     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.     That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.      That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.      That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

G.     That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

I.       To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

J.       To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Winter Park, Florida on February 7, 2025.

UINTA INFRASTRUCTURE GROUP CORP.
By:	/s/ Mark A. Michel
Name:	Mark A. Michel
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Mark A. Michel	Chief Executive Officer	February 7, 2025
Mark A. Michel	(Principal Executive Officer and Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, the co-registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah on February 7, 2025.

TAR SANDS HOLDINGS II, LLC
By:	/s/ Kevin Baugh
Name:	Kevin Baugh
Title:	Manager

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints Kevin Baugh his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-4 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the co-registrant and in the capacities and on the dates indicated.

Name	Position	Date
/s/ Kevin Baugh	Manager	February 7, 2025
Kevin Baugh